FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-207132-17

PROSPECTUS

$949,142,000 (Approximate)

BENCHMARK 2018-B3 COMMERCIAL MORTGAGE TRUST
(Central Index Key number 0001734103)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)

Depositor

German American Capital Corporation

(Central Index Key number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2018-B3

The Benchmark 2018-B3 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B3, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will be a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial and multifamily properties. The mortgage loans will generally be the sole source of payment on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 6th day of each month (or if the 6th is not a business day, the next business day), commencing in May 2018. The rated final distribution date for the offered certificates is April 2051.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$25,000,000		2.851%	Fixed
Class A-2	$162,100,000		3.848%	Fixed
Class A-3	$66,600,000		3.746%	Fixed
Class A-4	$150,000,000		3.761%	Fixed
Class A-5	$315,076,000		4.025%	Fixed
Class A-AB	$46,000,000		3.965%	Fixed
Class X-A	$849,448,000	(5)	0.655%	Variable IO(6)
Class X-B	$49,164,000	(5)	0.262%	Variable IO(6)
Class A-S	$84,672,000		4.195%	WAC Cap(7)
Class B	$49,164,000		4.295%	WAC Cap(7)
Class C	$50,530,000		4.557%	WAC(8)

(Footnotes to table begin on page 3)

You should carefully consider the risk factors beginning on page 59 of this prospectus.

     Neither the Series 2018-B3 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2018-B3 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 21.8% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 42.8% of each class of offered certificates, and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 35.3% of each class of offered certificates. Drexel Hamilton, LLC is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about April 10, 2018. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 106.67 % of the aggregate principal balance of the offered certificates, plus accrued interest from April 1, 2018, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act“), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$949,142,000	100%	$949,142,000	$118,168.18

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	J.P. Morgan	Deutsche Bank Securities

Co-Lead Managers and Joint Bookrunners

Drexel Hamilton Co-Manager

March 23, 2018

BENCHMARK 2018-B3 COMMERCIAL MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2018-B3

Minnesota
5 properties
$44,477,345
4.0% of total
Illinois
6 properties
$69,340,833
6.3% of total
Indiana
3 properties
$14,640,191
1.3% of total
Michigan
2 properties
$69,144,961
6.3% of total
Pennsylvania
1 property
$28,500,000
2.6% of total
New York
3 properties
$90,000,000
8.2% of total
Utah
1 property
$7,200,000
0.6% of total
Ohio
2 properties
$34,975,070
3.2% of total
Massachusetts
2 properties
$75,000,000
6.8% of total
New Jersey
3 properties
$63,000,000
5.7% of total
Nevada
1 property
$3,400,000
0.3% of total
Maryland
1 property
$11,000,000
1.0% of total
California
31 properties
$258,522,432
23.7% of total
Virginia
1 property
$60,000,000
5.4% of total
North Carolina
2 properties
$66,100,000
6.0% of total
Arizona
1 property
$45,000,000
4.1% of total
Georgia
1 property
$17,280,248
1.6% of total
Oklahoma
1 property
$3,641,041
0.3% of total
Texas
1 property
$25,550,000
2.3% of total
Mississippi
1 property
$4,315,591
0.4% of total
Alabama
1 property
$14,750,000
1.3% of total
Florida
5 properties
$86,700,000
7.9% of total

Mortgaged Properties by Property Type

Self Storage 1.1%
Mixed Use 4.2%
Land 0.9%
Industrial 6.2%
Office 35.7%
Multifamily 12.6%
Retail 19.2%
Hospitality 20.1%

% of Initial Pool Balance
>10.0%
>5.0 – 10.0%
>1.0 – 5.0%
0.3 – 1.0%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2018-B3 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$25,000,000		30.000%	2.851%	Fixed	2.42	5/18 - 6/22
Class A-2	$162,100,000		30.000%	3.848%	Fixed	4.73	6/22 - 4/23
Class A-3	$66,600,000		30.000%	3.746%	Fixed	6.68	12/24 - 2/25
Class A-4	$150,000,000		30.000%	3.761%	Fixed	9.67	11/27 - 1/28
Class A-5	$315,076,000		30.000%	4.025%	Fixed	9.79	1/28 - 2/28
Class A-AB	$46,000,000		30.000%	3.965%	Fixed	7.37	4/23 - 11/27
Class X-A	$849,448,000	(5)	N/A	0.655%	Variable IO(6)	N/A	N/A
Class X-B	$49,164,000	(5)	N/A	0.262%	Variable IO(6)	N/A	N/A
Class A-S	$84,672,000		22.250%	4.195%	WAC Cap(7)	9.90	2/28 - 3/28
Class B	$49,164,000		17.750%	4.295%	WAC Cap(7)	9.92	3/28 - 3/28
Class C	$50,530,000		13.125%	4.557%	WAC(8)	9.92	3/28 - 3/28
Non-Offered Certificates
Class X-D	$36,800,000	(5)	N/A	1.500%	Fixed IO(6)	N/A	N/A
Class D	$36,800,000		9.757%	3.057%	WAC – 1.500%(9)	9.92	3/28 - 3/28
Class E-RR(10)	$21,924,000		7.750%	4.557%	WAC(8)	9.92	3/28 - 3/28
Class F-RR(10)	$12,291,000		6.625%	4.557%	WAC(8)	9.92	3/28 - 3/28
Class G-RR(10)	$12,291,000		5.500%	4.557%	WAC(8)	9.92	3/28 - 3/28
Class H-RR(10)	$15,022,000		4.125%	4.557%	WAC(8)	9.92	3/28 - 3/28
Class NR-RR(10)	$45,067,711		0.000%	4.557%	WAC(8)	9.96	3/28 - 4/28
Class S(11)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A

_____________________

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates are represented in the aggregate.

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	The Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	Class B
Class X-D	Class D

(6)	The pass-through rate for each class of Class X certificates (other than the Class X-D certificates) will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus. The pass-through rate for the Class X-D certificates will be a fixed per annum rate equal to 1.500%.

(7)	The pass-through rate for the Class A-S and Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for the applicable class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(8)	The pass-through rate for the Class C, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

(9)	The pass-through rate on for Class D certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, minus 1.500%, as described in this prospectus.

(10)	In satisfaction of the risk retention obligations of Citi Real Estate Funding Inc. (as retaining sponsor (as such term is defined in Regulation RR)) with respect to this transaction, all of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates (collectively, the “RR Certificates”), with an aggregate fair value expected to represent at least 5.0% of the fair value, as of the closing date for this transaction, of all ABS interests (as such term is defined in Regulation RR) issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” (as such term is defined in Regulation RR) that is to be purchased and retained by KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership (through its “majority-owned affiliate” (as such term is defined in Regulation RR)) in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”.

(11)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class NR-RR, Class S and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	10
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	10
Summary of Terms	17
Risk Factors	59
The Offered Certificates May Not Be a Suitable Investment for You	59
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	59
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	59
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	60
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	60
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates	64
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	65
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	65
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates	65
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	66
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	66
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	66
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	70
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	70
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	71
Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	73
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	74
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	75
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us	75
Historical Information Regarding the Mortgage Loans May Be Limited	76
Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited	76
Static Pool Data Would Not Be Indicative of the Performance of This Pool	76
Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	76
A Tenant Concentration May Result in Increased Losses	77
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	77
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	77
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	78
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	78
Early Lease Termination Options May Reduce Cash Flow	79
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	79
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your

Offered Certificates May Be Unenforceable	79
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	79
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	80
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	81
The Types of Properties That Secure the Mortgage Loans Present Special Risks	87
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	103
Changes in Pool Composition Will Change the Nature of Your Investment	105
Tenancies-in-Common May Hinder Recovery	105
Risks Relating to Enforceability of Cross-Collateralization Arrangements	106
Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates	106
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	107
Risks of Anticipated Repayment Date Loans	107
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	107
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	109
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	111
Appraisals May Not Reflect Current or Future Market Value of Each Property	111
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	112
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	113
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	113
Risks Relating to Tax Credits	113
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	114
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	114
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	114
Shared Interest Structures	115
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	115
Leased Fee Properties Have Special Risks	117
Risks Related to Zoning Non-Compliance and Use Restrictions	117
Risks Relating to Inspections of Properties	118
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	118
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	118
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	119
Terrorism Insurance May Not Be Available for All Mortgaged Properties	120
Risks Associated with Blanket Insurance Policies or Self-Insurance	121
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	121
The Borrower’s Form of Entity May Cause Special Risks	122
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	124
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	125
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the

Purpose for Which They Were Established	126
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	126
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	127
Risks Relating to Shari’ah Compliant Loans	127
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	128
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	129
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	130
Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	132
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	132
Potential Conflicts of Interest of the Operating Advisor	133
Potential Conflicts of Interest of the Asset Representations Reviewer	133
Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder	134
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	136
Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination	136
Other Potential Conflicts of Interest May Affect Your Investment	137
Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	137
The Servicing of the 315 West 36th Street Loan Combination Will Shift to Other Servicers	138
The Controlling Pari Passu Companion Loan for Each of Certain of the Loan Combinations Is Expected to Be Contributed to an Outside
Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized	138
Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment	139
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	139
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	140
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	141
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	141
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	142
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	142
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	142
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	144
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	144
State, Local and Other Tax Considerations	145
Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates	146
Description of the Mortgage Pool	147
General	147
Certain Calculations and Definitions	149
Statistical Characteristics of the Mortgage Loans	157
Delinquency Information	171
Environmental Considerations	171
Litigation and Other Legal Considerations	173
Redevelopment, Expansion and Renovation	174
Default History, Bankruptcy Issues and Other Proceedings	176

Tenant Issues	178
Insurance Considerations	189
Zoning and Use Restrictions	190
Non-Recourse Carveout Limitations	190
Real Estate and Other Tax Considerations	192
Certain Terms of the Mortgage Loans	194
Additional Indebtedness	204
The Loan Combinations	208
Additional Mortgage Loan Information	222
Transaction Parties	223
The Sponsors and the Mortgage Loan Sellers	223
Compensation of the Sponsors	235
The Originators	235
The Depositor	248
The Issuing Entity	249
The Trustee	250
The Certificate Administrator	251
Servicers	253
The Operating Advisor and the Asset Representations Reviewer	263
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	264
Credit Risk Retention	267
General	267
Qualifying CRE Loans; Required Credit Risk Retention Percentage	267
RR Certificates	267
Hedging, Transfer and Financing Restrictions	268
Representations and Warranties	269
Description of the Certificates	271
General	271
Distributions	273
Allocation of Yield Maintenance Charges and Prepayment Premiums	285
Assumed Final Distribution Date; Rated Final Distribution Date	286
Prepayment Interest Shortfalls	287
Subordination; Allocation of Realized Losses	288
Reports to Certificateholders; Certain Available Information	289
Voting Rights	298
Delivery, Form, Transfer and Denomination	299
Certificateholder Communication	302
The Mortgage Loan Purchase Agreements	304
Sale of Mortgage Loans; Mortgage File Delivery	304
Representations and Warranties	308
Cures, Repurchases and Substitutions	309
Dispute Resolution Provisions	312
Asset Review Obligations	312
The Pooling and Servicing Agreement	313
General	313
Certain Considerations Regarding the Outside Serviced Loan Combinations	316
Assignment of the Mortgage Loans	317
Servicing of the Mortgage Loans	318
Subservicing	323
Advances	324
Accounts	328
Withdrawals from the Collection Account	330
Application of Loss of Value Payments	331
Servicing and Other Compensation and Payment of Expenses	332
Application of Penalty Charges and Modification Fees	347
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	347
Appraisal Reduction Amounts	349
Inspections	353
Evidence as to Compliance	354
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	355
Limitation on Liability; Indemnification	355
Servicer Termination Events	359
Rights Upon Servicer Termination Event	360
Waivers of Servicer Termination Events	362
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	362
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	365
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	366
Amendment	367
Realization Upon Mortgage Loans	369
Directing Holder	376
Operating Advisor	383
Asset Status Reports	389
The Asset Representations Reviewer	391
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	398
Dispute Resolution Provisions	399
Rating Agency Confirmations	402
Termination; Retirement of Certificates	404
Optional Termination; Optional Mortgage Loan Purchase	404
Servicing of the Outside Serviced Mortgage Loans	405
Use of Proceeds	411
Yield, Prepayment and Maturity Considerations	411
Yield	411
Yield on the Class X-A and Class X-B Certificates	414

Weighted Average Life of the Offered Certificates	415
Price/Yield Tables	419
Material Federal Income Tax Consequences	423
General	423
Qualification as a REMIC	424
Status of Offered Certificates	425
Taxation of the Regular Interests	426
Taxes That May Be Imposed on a REMIC	431
Bipartisan Budget Act of 2015	432
Taxation of Certain Foreign Investors	432
FATCA	433
Backup Withholding	433
Information Reporting	434
3.8% Medicare Tax on “Net Investment Income”	434
Reporting Requirements	434
Tax Return Disclosure and Investor List Requirements	434
Certain State, Local and Other Tax Considerations	435
ERISA Considerations	435
General	435
Plan Asset Regulations	436
Prohibited Transaction Exemptions	438
Underwriter Exemption	438
Exempt Plans	441
Insurance Company General Accounts	441
Ineligible Purchasers	442
Further Warnings	443
Consultation with Counsel	443
Tax Exempt Investors	443
Legal Investment	444
Certain Legal Aspects of the Mortgage Loans	444
General	445
Types of Mortgage Instruments	446
Installment Contracts	446
Leases and Rents	447
Personalty	447
Foreclosure	448
Bankruptcy Issues	452
Environmental Considerations	459
Due-On-Sale and Due-On-Encumbrance Provisions	462
Junior Liens; Rights of Holders of Senior Liens	462

Subordinate Financing	463
Default Interest and Limitations on Prepayments	463
Applicability of Usury Laws	463
Americans with Disabilities Act	464
Servicemembers Civil Relief Act	464
Anti-Money Laundering, Economic Sanctions and Bribery	464
Potential Forfeiture of Assets	465
Ratings	465
Plan of Distribution (Underwriter Conflicts of Interest)	468
Incorporation of Certain Information by Reference	469
Where You Can Find More Information	470
Financial Information	470
Legal Matters	470
Index of Certain Defined Terms	471

ANNEX A – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS	A-1
ANNEX B – SIGNIFICANT LOAN SUMMARIES	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1A-1
ANNEX E-1B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-2A-1
ANNEX E-2B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-2B-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1
ANNEX G – TWELVE OAKS MALL MORTGAGE LOAN AMORTIZATION SCHEDULE	G-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■	This prospectus begins with two introductory sections describing the certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary“, which sets forth important statistical information relating to the certificates; and

●	the “Summary of Terms“, which gives a brief introduction to the key features of the certificates and a description of the underlying mortgage loans.

Additionally, “Risk Factors“ describes the material risks that apply to the certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

■	In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

UNITED KINGDOM

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)       IN THE UNITED KINGDOM, IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (THE “FSMA“)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(B)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

NOTICE TO UNITED KINGDOM INVESTORS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH

ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC. ”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)          A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”);

(B)          A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE) AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)          NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (THE PROSPECTUS DIRECTIVE) AS AMENDED; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE CERTIFICATES.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC“) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, OR WILL ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT“ AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS“ AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) AND ANY RULES OR REGULATIONS MADE UNDER THAT ORDINANCE, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS“ AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS“) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA“). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. THE PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA (“INSTITUTIONAL INVESTOR“)) UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA (“RELEVANT PERSON“)) PURSUANT TO SECTION 275(2) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; (III) TO ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA; OR (IV) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

UNLESS ANY OFFER OF SUCH OFFERED CERTIFICATES WAS PREVIOUSLY MADE IN OR ACCOMPANIED BY A PROSPECTUS AND WHICH ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF A CORPORATION LISTED FOR QUOTATION ON A SECURITIES EXCHANGE, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE IN RELIANCE ON AN EXEMPTION UNDER SECTION 274 OF THE SFA OR SECTION 275 OF THE SFA MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 276 OF THE SFA, FOR THE INITIAL SIX MONTH PERIOD AFTER SUCH ACQUISITION, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS OR TO ACCREDITED INVESTORS (AS DEFINED IN SECTION 4A OF THE SFA (“ACCREDITED INVESTOR“)) OR RELEVANT PERSONS OR TO SUCH PERSONS PURSUANT TO AN OFFER REFERRED TO UNDER SECTION 275(1A) OF THE SFA. ANY TRANSFER AFTER SUCH INITIAL SIX MONTH PERIOD IN SINGAPORE SHALL BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 257 OF THE SFA, IN RELIANCE ON ANY APPLICABLE EXEMPTION UNDER SUBDIVISION (4) OF DIVISION 1 OF PART XIII OF THE SFA (OTHER THAN SECTION 280 OF THE SFA).

IN ADDITION TO THE ABOVE, WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS:

(A)	A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR

(B)	A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR,

SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR SIX MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT:

(1)	TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON, OR TO ANY PERSON ARISING FROM AN OFFER REFERRED TO IN SECTION 275(1A) OR SECTION 276(4)(i)(B) OF THE SFA;

(2)	WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; OR

(3)	WHERE THE TRANSFER IS BY OPERATION OF LAW.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL“). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA“), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL“), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2018-B3 Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B3.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 390 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor.”

Issuing Entity	Benchmark 2018-B3 Commercial Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of April 1, 2018, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation (17 mortgage loans (42.8%));

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America (12 mortgage loans (35.3%)); and

●	Citi Real Estate Funding Inc., a New York corporation (16 mortgage loans (21.8%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association(1)	JPMorgan Chase Bank, National Association	12	$386,127,961	35.3%
Deutsche Bank AG, acting through its New York Branch	German American Capital Corporation	14	360,919,741	33.0
Citi Real Estate Funding Inc.(2)	Citi Real Estate Funding Inc.	16	238,514,940	21.8
Goldman Sachs Mortgage Company(3)	German American Capital Corporation	1	45,000,000	4.1
Cantor Commercial Real Estate Lending, L.P.(4)	German American Capital Corporation	1	45,000,000	4.1
Hunt Finance Company, LLC(5)	German American Capital Corporation	1	16,975,070	1.6
	Total	45	$1,092,537,712	100.0%

(1)	The Twelve Oaks Mall mortgage loan (4.6%), which will be sold to the depositor by JPMorgan Chase Bank, National Association, is part of a loan combination that was co-originated by JPMorgan Chase Bank, National Association, Goldman Sachs Mortgage Company and Wells Fargo Bank, National Association.

(2)	The SoCal Portfolio mortgage loan (4.6%), which will be sold to the depositor by Citi Real Estate Funding Inc., is part of a loan combination that was co-originated by Citi Real Estate Funding Inc. and Barclays Bank PLC.

(3)	The Marina Heights State Farm mortgage loan (4.1%), which will be sold to the depositor by German American Capital Corporation, was originated by Goldman Sachs Mortgage Company and was purchased by Deutsche Bank AG, acting through its New York Branch from Goldman Sachs Mortgage Company.

(4)	The CrossPoint mortgage loan (4.1%), which will be sold to the depositor by German American Capital Corporation, was originated by Cantor Commercial Real Estate Lending, L.P. and was purchased by Deutsche Bank AG, acting through its New York Branch from Cantor Commercial Real Estate Lending, L.P.

(5)	The One Mill Run mortgage loan (1.6%), which will be sold to the depositor by German American Capital Corporation, was originated by Hunt Finance Company, LLC and was purchased by Deutsche Bank AG, acting through its New York Branch from Hunt Finance Company, LLC.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” and “—The Originators.”

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

The mortgage loan secured by the mortgaged property identified on Annex A to this prospectus as 315 West 36th Street is part of a separate loan combination that will initially be serviced pursuant to the pooling and servicing agreement for this securitization transaction. However, upon the inclusion of the related controlling pari passu companion loan in a future securitization transaction, the servicing of such loan combination will shift to the servicing agreement (which will then become an outside servicing agreement) governing that future securitization transaction. Accordingly, the 315 West 36th Street mortgage loan, the related companion loan(s) and the related loan combination will be: (i) a serviced mortgage loan, serviced companion loan(s) and a serviced loan combination, respectively, prior to any such shift in servicing; and (ii) an outside serviced mortgage loan, outside serviced companion loan(s) and an outside serviced loan combination, respectively, after such shift in servicing occurs. The 315 West 36th Street, the related companion loan(s) and the related loan combination are sometimes referred to herein as a “servicing shift mortgage loan”, “servicing shift companion loan(s)” and a “servicing shift loan combination”, respectively.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal special servicing offices of the special servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer”, and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder / Controlling Class Representative” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The controlling class representative (prior to the occurrence and continuance of a control termination event (as described under “—Directing Holder / Controlling Class Representative” below)) will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such special servicer, an “excluded mortgage loan special servicer”) unless such excluded special servicer mortgage loan is also an excluded mortgage loan (as defined under “—Directing Holder / Controlling Class Representative” below), in which case the largest controlling class certificateholder (by certificate balance) that is not an excluded controlling class holder with respect to that mortgage loan will be entitled to appoint the excluded mortgage loan special servicer. A controlling class certificateholder that is a borrower party with respect to any mortgage loan will be an “excluded controlling class holder” with respect to that mortgage loan. See “—Directing Holder / Controlling Class Representative” below. Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If neither the controlling class representative nor any controlling class certificateholder is entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan, an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Midland Loan Services, a Division of PNC Bank, National Association, was selected to be the initial special servicer by KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate), which is expected to become the initial controlling class representative and the initial directing holder with respect to the serviced loans other than any serviced outside controlled loan combination and any excluded mortgage loan. See “—Directing Holder / Controlling Class Representative” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Benchmark 2018-B3. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans; except that, with respect to each servicing shift loan combination, the trustee will not become the mortgagee of record unless the related servicing shift does not occur within 180 days after the closing date or the loan combination becomes specially serviced prior to the related servicing shift. Upon the occurrence of the related servicing shift with respect to any servicing shift loan combination, the trustee of the securitization of the related controlling pari passu companion loan will become the mortgagee of record. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2018-B3, and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders (as a collective whole); and

●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

An “operating advisor consultation trigger event” will occur when the aggregate outstanding certificate balance of the RR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the RR certificates) is 25% or less of the initial aggregate certificate balance of the RR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be (or, in the case of a servicing shift loan combination, following the inclusion of the applicable companion loan in a future commercial mortgage securitization transaction, will be) serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)

EOS 21	JPMCB	Benchmark 2018-B2 PSA (2/1/18)	5.5%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

The SoCal Portfolio	CREFI	CGCMT 2018-B2 PSA (3/1/18)	4.6%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC

Twelve Oaks Mall	JPMCB	GSMS 2018-GS9 PSA (3/1/18)(4)	4.6%	Wells Fargo Bank, National Association(4)	Rialto Capital Advisors, LLC(4)	Wilmington Trust, National Association(4)	Wilmington Trust, National Association(4)	Pentalpha Surveillance LLC(4)	RREF III-D AIV RR, LLC(4)(5)

InterContinental San Francisco	GACC	Benchmark 2018-B2 PSA (2/1/18)	4.6%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

Marina Heights State Farm	GACC	GSMS 2017-FARM TSA (12/29/17)	4.1%	KeyBank National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Prima Capital Advisors LLC

Rochester Hotel Portfolio	GACC	Benchmark 2018-B2 PSA (2/1/18)	3.7%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

599 Broadway	JPMCB	Benchmark 2018-B2 PSA (2/1/18)	3.2%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
315 West 36th Street(6)	GACC	(6)	2.7%	(6)	(6)	(6)	(6)	(6)	(6)

90 Hudson	JPMCB	Benchmark 2018-B1 PSA (1/1/18)	2.7%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.

Towers at University Town Center	JPMCB	Benchmark 2018-B2 PSA (2/1/18)	1.0%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

(1)	Includes servicing shift mortgage loans which, in each case, will become outside serviced mortgage loans after the related shift in servicing occurs. However, until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.

(3)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). The initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder / Controlling Class Representative” below.

(4)	The Twelve Oaks Mall co-lender agreement provides that the related loan combination is to be serviced pursuant to the servicing agreement governing the securitization of the note A-1 pari passu companion loan. Note A-1 is currently held by Goldman Sachs Mortgage Company, or an affiliate, but is expected to be contributed to the GSMS 2018-GS9 securitization prior to the closing date for this securitization transaction. Accordingly, the Twelve Oaks Mall loan combination is expected to be (and information presented in the foregoing table is based on the assumption that such loan combination will be) serviced and administered pursuant to the GSMS 2018-GS9 pooling and servicing agreement.

(5)	With respect to the Twelve Oaks Mall mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder(s) of the subordinate companion loans (currently held by Teachers Insurance and Annuity Association of America) so long as no AB control appraisal period is in effect. If an AB control appraisal period under the related co-lender agreement is in effect, then note A-1 will be the controlling note. Note A-1 is expected to be included in the GSMS 2018-GS9 securitization, and therefore, the controlling class representative (or equivalent party) under the GSMS 2018-GS9 securitization is expected to be the outside controlling class representative with respect to the Twelve Oaks Mall mortgage loan. However, unless and until an AB control appraisal period is in effect, such outside controlling class representative will not be entitled to exercise control rights or the right to replace the applicable special servicer for the Twelve Oaks Mall mortgage loan.

(6)	The 315 West 36th Street mortgage loan is a servicing shift mortgage loan that (i) will initially be serviced and administered by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this securitization transaction, and (ii) upon the inclusion of the related controlling pari passu companion loan in a future commercial mortgage securitization transaction, will be an outside serviced mortgage loan, and will be serviced and administered by an outside servicer and an outside special servicer pursuant to an outside servicing agreement governing that future commercial mortgage securitization transaction. The parties to the related outside servicing agreement for the securitization of the related controlling pari passu companion loan giving rise to a servicing shift have not been definitively identified.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no serviced AB loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “serviced AB loan combinations” or any related terms should be disregarded.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder / Controlling Class

Representative	The “directing holder” with respect to any serviced mortgage loan or serviced loan combination will be:

●	except in the case of an excluded mortgage loan or a serviced loan combination as to which the controlling note is held outside the issuing entity, the controlling class representative; and

●	with respect to any serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), the holder of the related controlling note (sometimes referred to as an “outside controlling note holder”).

The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class E-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class NR-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced loan combinations:

●	the related directing holder will have certain consent and/or consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the related directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans or, if applicable, loan combinations;

provided, that if the controlling class representative is the related directing holder, it will only have the foregoing rights if a control termination event (or, solely with respect to consultation rights, a consultation termination event) does not exist, and it will not have the foregoing rights with respect to an excluded mortgage loan.

If and to the extent that the holder of a mortgage loan included in any serviced outside controlled loan combination has consultation rights, then prior to certain trigger events the controlling class representative may consult with respect to certain major decisions and other matters with respect to such loan combination.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a control termination event will be deemed to exist.

A “consultation termination event” will either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans, a consultation termination event will be deemed to exist.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E-RR certificates are the controlling class certificates, the holder of more than 50% of the controlling class certificates (by outstanding certificate balance) may waive its right to act as or appoint a controlling class representative and to exercise any of the rights of the controlling class representative or cause the exercise of any of the rights of the controlling class representative set forth in the pooling and servicing agreement (in general, as to such certificateholder and not as to any successor certificateholder), by following the specific procedures set forth in the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Directing Holder”.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. is expected, on the closing date, (i) to cause its “majority-owned affiliate” (as such term is defined in Regulation RR), to purchase the RR Certificates and also receive the Class S certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative (and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans, other than (x) any serviced outside controlled loan combination, and (y) any excluded mortgage loan).

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described in the prior paragraph with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder may not lose such rights under the related co-lender agreement.

For so long as it is serviced pursuant to the pooling and servicing agreement for this securitization, each servicing shift loan combination will be a serviced outside controlled loan combination and, after the related shift in servicing occurs, such loan combination will be an outside serviced loan combination.

Any serviced loan combination with a subordinate companion loan will initially be a serviced outside controlled loan combination. However, during such time as the holder of the applicable subordinate companion loan is no longer permitted to exercise control or consultation rights under the related co-lender agreement, except in the case of a servicing shift loan combination, the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The controlling class representative, any outside controlling class representative or any other related directing holder may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The controlling class representative, any outside controlling class representative or any other related directing holder may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, the controlling class representative, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction) (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Interim Servicing Arrangements”);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction (see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Other Arrangements”).

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the due date in April 2018 for that mortgage loan (or, in the case of any mortgage loan that has its first due date subsequent to April 2018, the date that would have been its due date in April 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month).

Closing Date	On or about April 10, 2018.

Distribution Date	The 4th business day following the related determination date of each month, beginning in May 2018.

Determination Date	The 6th day of each calendar month or, if the 6th day is not a business day, then the business day following such 6th day, beginning in May 2018.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in May 2018, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	June 2022
	Class A-2	April 2023
	Class A-3	February 2025
	Class A-4	January 2028
	Class A-5	February 2028
	Class A-AB	November 2027
	Class X-A	March 2028
	Class X-B	March 2028
	Class A-S	March 2028
	Class B	March 2028
	Class C	March 2028

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A and Class X-B certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in April 2051.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2018-B3:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-AB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2018-B3 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class NR-RR, Class S and Class R certificates.

B. Certificate Balances

or Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A and Class X-B certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5% and further subject to (i) any variation in the certificate balances of the Class A-4 certificates and the Class A-5 certificates in connection with pricing, and (ii) any variation in the certificate balances of the Class D certificates and the Class E-RR certificates following calculation of the actual fair value of all of the “ABS interests” (as such term is defined in Regulation RR) issued by the issuing entity, in each case as described in the footnotes to “Certificate Summary”.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates will be fixed at the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to the Class A-S and Class B certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate with respect to the Class C certificates will generally be a per annum rate equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, as described in this prospectus.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

The pass-through rate with respect to the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate of the Class B certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00375% to 0.10250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans and (after the related shift in servicing occurs) the servicing shift mortgage loan set forth in the table below, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below (or, in the case of a servicing shift mortgage loan, set forth in the related outside servicing agreement). In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. With respect to the servicing shift mortgage loan, any related outside special servicing fees, outside workout fees and outside liquidation fees (or limitations thereon), if and to the extent set forth in the table below, are generally based on provisions contained in the related co-lender agreement, given that the applicable outside servicing agreement has not yet been entered into. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses”

(including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(2)	Outside Special Servicer Fee Rate (expressed as a % per annum)(3)	Outside Workout Fee Rate(3)	Outside Liquidation Fee Rate(3)
EOS 21	Outside Serviced	0.00750%	0.25000%	1.00%	1.00%

The SoCal Portfolio	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%

Twelve Oaks Mall	Outside Serviced	0.00250%(4)	0.25000%(4)	1.00%(4)	1.00%(4)

InterContinental San Francisco	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%

Marina Heights State Farm	Outside Serviced	0.00125%	0.25000%	0.50%	0.50%

Rochester Hotel Portfolio	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%

599 Broadway	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%

315 West 36th Street	Servicing Shift	(5)	(5)	(5)	(5)

90 Hudson	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%

Towers at University Town Center	Outside Serviced	0.00250%	0.25000%	1.00%	1.00%

(1)	Includes the servicing shift mortgage loan which will become an outside serviced mortgage loan after the related shift in servicing occurs. Until the securitization of the related controlling pari passu companion loan, the related loan combination will be serviced and administered pursuant to the pooling and servicing agreement for this securitization transaction by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

(4)	The fees specified in the table above are based on a publicly available preliminary prospectus for the GSMS 2018-GS9 securitization and/or the related co-lender agreement.

(5)	It is expected that the servicing of the 315 West 36th Street mortgage loan will shift from the pooling and servicing agreement for this transaction to a future outside servicing agreement upon the securitization of the related controlling pari passu companion loan, after which the outside special servicer fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the future outside servicing agreement governing the commercial mortgage securitization transaction to which the related controlling pari passu companion loan is contributed. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the pooling and servicing agreement for this securitization.

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of (i) 0.00132% per annum with respect to each such mortgage loan other than the CrossPoint mortgage loan, the Marriott Charlotte City Center mortgage loan, the Atrium Center mortgage loan and the Oak Portfolio mortgage loan, (ii) 0.00243% per annum with respect to the CrossPoint mortgage loan, (iii) 0.00248% per annum with respect to the Marriott Charlotte City Center mortgage loan, (iv) 0.00299% per annum with respect to the Atrium Center mortgage loan, and (v) 0.00332% per annum with respect to the Oak Portfolio mortgage loan. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00023%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00550% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A.	Amount and Order of Distributions	The aggregate amount available for distribution to holders of the certificates on each distribution date will be the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC. On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to the extent of available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;

(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and

(G)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates: in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

B.	Interest and Principal Entitlements

A description of the interest entitlement of each class of interest-bearing certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”, “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of certificates entitled to principal on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

C.	Yield Maintenance Charges and Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the holders of the respective classes of certificates (other than the Class S and Class R certificates) as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

D.	Subordination, Allocation of Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates.

On any distribution date, principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) will be allocated to the specified classes of certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates), as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, mortgage loan losses will be allocated to the specified classes of certificates in ascending order (beginning with certain Series 2018-B3 certificates that are not being offered by this prospectus), as set forth in the chart below.

*	Interest only certificates. No principal payments or realized loan losses in respect of principal will be allocated to the Class X-A, Class X-B and Class X-D certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B and Class X-D certificates, in each case, to the extent such losses reduce the certificate balance of a related class of principal balance certificates.

**	Other than the Class X-D, Class S and Class R certificates.

Principal losses on the mortgage loans allocated to a class of certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to the Class X-A, Class X-B, Class X-D, Class S or Class R certificates, although loan losses will reduce the notional amount of the Class X-A certificates (to the extent such losses are allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates), the Class X-B certificates (to the extent such losses are allocated to the Class B certificates) and the Class X-D certificates (to the extent such losses are allocated to the Class D certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Mortgage loan losses and principal payments, if any, on the mortgage loans that are allocated to a class of certificates having a certificate balance will reduce that certificate balance.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and/or the allocation of losses to the certificates.

E.	Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the respective classes of certificates (other than the Class S and Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

F.	Excess Interest	On each distribution date, any excess interest resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A.	Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan (including any REO mortgage loan) in the issuing entity (including the outside serviced mortgage loans), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B.	Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C.	Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 45 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $1,092,537,712. The mortgage loans are secured by first liens on various types of commercial and multifamily properties, located in 22 states. See “Risk Factors—Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Seventy (70) mortgaged properties (95.2%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Four (4) mortgaged properties (4.5%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

One (1) mortgaged property (0.3%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Fourteen (14) mortgage loans (49.8%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s)

comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties.

A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Controlling Note Included in Issuing Entity (Y/N)
EOS 21	JPMCB	$60,000,000	5.5%	$90,000,000	—	$150,000,000	Outside Serviced	N
The SoCal Portfolio	CREFI	$50,000,000	4.6%	$179,300,000	—	$229,300,000	Outside Serviced	N
Twelve Oaks Mall	JPMCB	$49,944,961	4.6%	$149,834,882	$99,889,922	$299,669,765	Outside Serviced	N
InterContinental San Francisco	GACC	$49,788,676	4.6%	$59,746,411	—	$109,535,088	Outside Serviced	N
Marina Heights State Farm	GACC	$45,000,000	4.1%	$515,000,000	—	$560,000,000	Outside Serviced	N
CrossPoint	GACC	$45,000,000	4.1%	$105,000,000	—	$150,000,000	Serviced	Y
Marriott Charlotte City Center	JPMCB	$43,000,000	3.9%	$60,000,000	—	$103,000,000	Serviced	Y
Rochester Hotel Portfolio	GACC	$40,000,000	3.7%	$100,000,000	—	$140,000,000	Outside Serviced	N
599 Broadway	JPMCB	$35,000,000	3.2%	$40,000,000	—	$75,000,000	Outside Serviced	N
315 West 36th Street	GACC	$30,000,000	2.7%	$47,000,000	—	$77,000,000	Servicing Shift	N
90 Hudson	JPMCB	$30,000,000	2.7%	$100,000,000	—	$130,000,000	Outside Serviced	N
Atrium Center	JPMCB	$30,000,000	2.7%	$85,000,000	—	$115,000,000	Serviced	Y
Oak Portfolio	CREFI	$24,972,167	2.3%	$15,651,306	—	$40,623,473	Serviced	Y
Towers at University Town Center	JPMCB	$11,000,000	1.0%	$35,000,000	—	$46,000,000	Outside Serviced	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	For a discussion of the terms “serviced,” “outside serviced” and “servicing shift” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

The identity of, and certain other items of information regarding, the mortgage loans that will be (or, with respect to the servicing shift mortgage loans, are expected to become) outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder”, “—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no serviced AB loan combinations related to this securitization transaction and, therefore, all references in this prospectus to “serviced AB loan combinations” or any related terms should be disregarded.

Additional Characteristics of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$1,092,537,712
Number of Mortgage Loans	45
Number of Mortgaged Properties	75
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,667,365 to $62,000,000
Average Cut-off Date Balance	$24,278,616
Range of Mortgage Rates	3.55950% to 5.78750%
Weighted Average Mortgage Rate	4.576073%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	109 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	50 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	107 months
Range of original amortization terms(3)	180 months to 360 months
Weighted average original amortization term(3)	352 months
Range of remaining amortization terms(3)	176 months to 360 months
Weighted average remaining amortization term(3)	351 months
Range of Cut-off Date LTV Ratios(4)(5)	36.1% to 73.3%
Weighted average Cut-off Date LTV Ratio(4)(5)	60.0%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	15.5% to 67.7%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	55.6%
Range of UW NCF DSCR(4)(6)(7)	1.21x to 3.12x
Weighted average UW NCF DSCR(4)(6)(7)	1.91x
Range of Debt Yield on Underwritten NOI(4)(8)	6.8% to 16.1%
Weighted average Debt Yield on Underwritten NOI(4)(8)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	41.6%
Amortizing Balloon	24.6%
Interest Only, then Amortizing Balloon	29.7%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	12.1%
Mortgage Loans with mezzanine debt	17.1%
Mortgage Loans with subordinate debt	4.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)

The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged properties as a whole rather than as the sum of individually valued mortgaged properties or (b) such loan-to-value ratios may be calculated based on (i) “as-

stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, (ii) the “as-is” appraised value for a mortgaged property plus a property improvement reserve, which has been established at origination of the related mortgage loan, or (iii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 60.8% and 56.4%, respectively.

(6)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(7)	With respect to the Twelve Oaks Mall mortgage loan (4.6%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the UW NCF DSCR of such mortgage loan is calculated based on the aggregate debt service during the 12-month period commencing May 2018.

(8)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	unless otherwise indicated (including in the prior bullet), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus;

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and

Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Mortgage Loans
As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:

●	The Towers at University Town Center mortgaged property (1.0%) previously secured a loan to a prior owner of the mortgaged property that was originated in 2007 by KeyBank National Association and securitized in the MLCFC 2007-8 securitization. The appraisal obtained at origination of the prior loan provided a value of $79,000,000. In 2012, the special servicer for the MLCFC 2007-8 securitization foreclosed on the mortgaged property with a credit bid of $39,150,000. The borrower sponsor purchased the mortgaged property from the MLCFC 2007-8 securitization trust in December 2017 with the proceeds of the Towers University Town Center mortgage loan for $69,500,000. At the time of the sale to the borrower sponsor, the prior debt had an outstanding principal balance of approximately $47.5 million. There was ultimately no loss to the trust on the previous mortgage loan in connection with the foregoing.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on Projections of Future Income

Five (5) of the mortgaged properties (one (1) of which is part of a portfolio of mortgaged properties) (10.7%) were constructed or materially renovated 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Two (2) of the mortgaged properties (one (1) of which is part of a portfolio of mortgaged properties) (1.4%) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

One (1) of the mortgaged properties (0.3%), which is subject to a triple-net lease with the related sole tenant, has no or limited prior operating history and/or lacks historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from Underwriting Guidelines

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

One (1) mortgage loan (4.6%) was originated with one or more exceptions to the related sponsor’s or affiliated originator’s underwriting guidelines. See “Transaction Parties—The Originators—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria”.

Certain Mortgage Loans with Material Lease Termination Options
Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing those mortgage loans identified with control numbers 1 through 15 on Annex A to this prospectus. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans from the Mortgage Pool
Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and Settlement
Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the

Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq) promulgated under Section 15G (“Regulation RR”), as an “eligible horizontal residual interest” in the form of the RR Certificates. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR and is expected, on the closing date, to satisfy its risk retention requirements through the purchase by a third party purchaser of the RR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor, see “Credit Risk Retention” in this prospectus.

Information Available to Certificateholders
On each distribution date, the certificate administrator will prepare and make available to each certificateholder, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (but excluding the Class S and Class R certificates) for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment
Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage Loans and REO Properties
Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders and any related affected companion loan holder(s) (as a collective whole as if such certificateholders and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) as a single whole loan, subject in certain cases to the rights of the holders of any subordinate companion loans under the related co-lender agreement to purchase a loan combination that constitutes a defaulted loan under the related outside servicing agreement. Pursuant to the co-lender agreement with respect to any AB loan combination, the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income Tax Consequences
Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are as follows:

●	The lower-tier REMIC will hold the mortgage loans (excluding any post-anticipated repayment date excess interest) and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to an upper-tier REMIC.

●	The upper-tier REMIC will hold the lower-tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B,

Class C, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A and Class X-B certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may affect significantly the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund”

for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

(this page intentionally left blank)

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a Class X-A or Class X-B certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your certificates is disproportionately large as compared to the amount of principal payable on your certificates, or if your certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” below.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the

Class X-A and Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans). See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class NR-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (including, if applicable, any prepayment in connection with a release of a mortgaged property) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by the subordinate companion loan(s). See “Description of the Mortgage Pool—The Loan Combinations—The Twelve Oaks Mall Pari Passu-AB Loan Combination”.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the certificates,

●	the order in which the principal balances of the respective classes of the certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A and Class X-B Certificates

The Class X-A and Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates. The yield to maturity of the Class X-B certificates will be especially sensitive to the rate and timing of reductions made to the certificate balance of the Class B certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A and/or Class X-B certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A and/or Class X-B certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A and Class X-B Certificates”.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Part Five (Articles 404-410) of EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms (and their consolidated affiliates) (each, a “CRR Investor”) investing in securitizations (as defined in the CRR) (a) a requirement that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, shall not be less than 5% in the transaction in the manner contemplated in the CRR, and (b) a requirement that the CRR Investor has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis (together, the “CRR Retention Requirements”). National regulators in EEA member states impose penal risk weights for credit risk capital requirements on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the CRR Investor. The CRR provisions are supplemented by regulatory technical standards, in the form of a Commission Delegated Regulation 625/2014 of March 13, 2014, specifying certain aspects of the CRR Retention Requirements, and by implementing technical standards, contained in Commission Implementing Regulation (EU) No 602/2014 of June 4, 2014, specifying calculation of the penalty risk weights.

●	Requirements similar to the CRR Retention Requirements (together with the CRR Retention Requirements, the “Existing EU Retention Requirements”) (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU on Alternative Investment Fund Managers, pursuant to Chapter III, Section 5 of Commission Delegated Regulation (EU) No. 231/2013 of December 19, 2012 (together with any related technical standards and guidance in effect from time to time, the “AIFM Regulation”) and (ii) apply to investments in securitizations by insurance and reinsurance undertakings subject to Directive 2009/138/EC, as amended (known as the Solvency II Directive), pursuant to Articles 254-257 of Commission Delegated Regulation (EU) No. 2015/35 of October 10, 2014 (together with any related technical standards and guidance in effect from time to time, the “Solvency II Regulation”). The retention requirements set out in the AIFM Regulation and the Solvency II Regulation for different types of regulated investors are not identical to the CRR Retention Requirements, and in particular, additional due diligence requirements apply to investors subject to the AIFM Regulation and the Solvency II Regulation. Similar requirements are expected to apply in the future to the same types and additional types of EEA-regulated institutional investors pursuant to the Securitization Regulation referred to below (“EU Retention Requirements”).

●	Prospective investors should also be aware that EU Retention Requirements will apply, in place of the Existing EU Retention Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019. The principal EU Regulation to implement the new EU Retention Requirements and establish a general framework for securitization (the “Securitization Regulation”) was adopted by the European Parliament and the Council of the European Union as Regulation (EU) 2017/2042 of December 12, 2017. On and after January 1, 2019 the EU Retention Requirements in the Securitization Regulation will apply to the types of affected investors covered by the Existing EU Retention Requirements and also to (a) certain investment companies authorized in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive, and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorized entities appointed by such institutions. There will be material differences between those new EU Retention Requirements and the Existing EU Retention Requirements, and certain aspects of the new EU Retention Requirements are to be specified in new regulatory technical standards which are subject to public consultation and have not yet been adopted or published in final form. With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019, affected investors that are subject to the Existing EU Retention Requirements will continue to be subject to the risk retention and due diligence requirements of the Existing EU Retention Requirements, including on and after that date. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Retention Requirements and their regulatory capital requirements.

●	Prospective investors should be aware that none of the originators, the sponsors, the depositor or the issuing entity will retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with any Existing EU Retention Requirements or EU Retention Requirements or to take any other action which may be required by prospective investors for the purposes of their compliance with any Existing EU Retention Requirements or EU Retention Requirements. Consequently, the certificates may not be a suitable investment for investors that are now or may in the future be subject to any Existing EU Retention Requirements or EU Retention Requirements. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer certificates or the price you may receive upon your sale of certificates.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, new capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 11 Civ. 5459, 914 F.Supp.2d 422 (WHP) (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, et.al, 12 Civ. 2865, 907 F.Supp.2d 536 (KBF) (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. December 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). In addition, on December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. On April 24, 2015, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. If the American Fidelity Assurance Company case is affirmed on appeal, there would be a split in the United States circuit courts regarding this issue. While the implication of a determination that the TIA does apply to the Pooling and Servicing Agreement is unclear, such a determination may have an adverse effect on the issuing entity and/or your certificates.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining party to be in compliance with the credit risk retention rules at any time will have on the certificateholders or the market value or liquidity of the certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

The offered certificates may have limited or no liquidity.

As described above under “—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your certificates. Lack of liquidity could result in a substantial decrease in the market value of your certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, the master servicer or the special servicer, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the certificates, you should monitor whether an unsolicited rating of the certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Commercial and Multifamily Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial and multifamily properties. The repayment of a commercial and multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial or multifamily property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial or multifamily mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. No representation is made that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that may not have yet actually executed leases (or letters of intent) or that have signed leases but have not yet taken occupancy and/or are not paying full contractual rent or tenants that are seeking or may in the future seek to sublet all or a portion of their respective spaces, or tenants that are “dark” tenants but paying rent, or space that has been master leased to an affiliate of a borrower. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios presented in this prospectus.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Originators—Citi Real Estate Funding Inc.”, “—The Originators—Deutsche Bank AG, acting through its New York Branch” and “—The Originators—JPMorgan Chase Bank, National Association”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—The Sponsors and the Mortgage Loan Sellers—German American Capital Corporation —Review of GACC Mortgage Loans” and “—The Sponsors and the Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to certificateholders. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, hospitality, retail, multifamily and industrial. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in California, New York, Florida, Massachusetts, Illinois, Michigan, North Carolina, New Jersey and Virginia. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;

●	resort hotels with many amenities;

●	limited service hotels;

●	hotels and motels associated with national or regional franchise chains;

●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and

●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;

●	the seasonal nature of business at the property;

●	the level of room rates relative to those charged by competitors;

●	quality and perception of the franchise affiliation;

●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;

●	the existence or construction of competing hospitality properties;

●	nature and quality of the services and facilities;

●	financial strength and capabilities of the owner and operator;

●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;

●	increases in operating costs, which may not be offset by increased room rates;

●	the property’s dependence on business and commercial travelers and tourism;

●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and

●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;

●	the public perception of the franchise service mark; and

●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●	in the case of student housing facilities, the reliance on the financial well-being of the college or university to which it relates, competition from on-campus housing units, and the relatively higher turnover rate compared to other types of multifamily tenants;

●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.       availability of labor services,

2.       proximity to supply sources and customers, and

3.       accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.       ceiling heights,

2.       column spacing,

3.       number and depth of loading bays,

4.       divisibility,

5.       floor loading capacities,

6.       truck turning radius,

7.       overall functionality, and

8.       adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Private Schools and Other Cultural and Educational Institutions”. See Annex A for the 5 largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.     adversely affect the nature of the business, or

2.     require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Churches and Other Religious Facilities

Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your certificates.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although there is already existing mezzanine debt, and mezzanine debt is permitted in the future, in the case of certain mortgage loans. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

Risks of Anticipated Repayment Date Loans

One (1) mortgage loan, secured by the Marina Heights State Farm mortgaged property (4.1%) provides that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for each such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay each such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on each such mortgage loan after its related anticipated repayment date, payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until (and such deferred excess interest will accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your certificates will likely extend the weighted average life of your certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements.

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges.

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses.

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases.

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance.

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—General—One Action and Security First Rules” and “—Foreclosure—General—Anti-Deficiency Legislation”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years.

The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, R&D facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the closing of the offered certificates.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Thirty-Three (33) of the mortgaged properties (24.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no mortgaged property has a seismic expected loss of greater than 19%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (“NFIP”) is scheduled to expire July 31, 2018. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus and Sponsor representation and warranty no. (18) (Insurance) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the certificates would be reduced or delayed. Even if the challenge were not successful, payments on the certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the Federal Deposit Insurance Corporation (the “FDIC”) can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the certificates would be delayed while the court resolved the issue.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to certificateholders if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” above, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee and will have no authority to advise the master servicer, the special servicer, the certificate administrator, the operating advisor or the trustee or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator and the retaining sponsor, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related outside serviced loan combination. However, neither the outside servicer nor the outside special servicer will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the outside servicer or the outside special servicer to violate applicable law, the related mortgage loan documents, the outside servicing agreement (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of the certificateholders or any group of certificateholders. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related

Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of certificates or any certificateholder. It is not intended that the operating advisor act as a surrogate for the certificateholders. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Additional Compensation to the Master Servicer and the Special Servicer and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders (as a collective whole) and will have no fiduciary duty to any party. In addition, pursuant to Regulation RR, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services’ duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services performs its duties under the pooling and servicing agreement.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, a limited liability company organized under the laws of New York has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, a directing holder, a companion loan holder, the controlling class representative or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Park Bridge Lender Services’ duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Park Bridge Lender Services performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, or the account of affiliates or third parties, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services.

Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder

It is expected that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations (other than (x) any excluded mortgage loan and (y) any serviced outside controlled loan combination). Further, Teachers Insurance and Annuity Association of America is the initial holder of the Twelve Oaks Mall subordinate companion loans and, as such, will be the initial directing holder with respect to the Twelve Oaks Mall loan combination. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer for any outside serviced loan combination) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent and/or consultation rights with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus; provided, however, that a directing holder may lose any such rights upon the occurrence of certain events. See “The Pooling and Servicing Agreement—Directing Holder”.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will have no duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any certificateholder. See “The Pooling and Servicing Agreement—Directing Holder”. Any directing holder may have interests in conflict with those of some or all of the certificateholders. As a result, it is possible that such directing holder (for so long as it is permitted to do so (e.g., in the case of the controlling class representative, for so long as a control termination event does not exist)) may direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. Accordingly, the special servicer may, based on such direction, take actions with respect to the applicable specially serviced loan(s) for which the special servicer is responsible that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the controlling class representative or other directing holder, as applicable (and, in the case of the controlling class representative, for so long as a control termination event does not exist, and other than with respect to any serviced outside controlled loan combination or any excluded mortgage loan). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and (so long as a consultation termination event does not exist) the controlling class representative for this securitization transaction will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any or all of the controlling class representative for this securitization transaction, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), and the outside controlling note holder of a serviced outside controlled loan combination may have interests that are in conflict with those of any or all of the certificateholders, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights may affect the servicing of the related mortgage loan. The special servicer, at the direction of or upon consultation with, as applicable, a serviced companion loan holder (or its representative), may take actions with respect to the related serviced loan combination that could adversely affect the holders of some or all of the classes of the certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No serviced companion loan holder (or its representative) will have any duty to the holders of any class of certificates and may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (or its representative) may advise (or, if it is the outside controlling note holder of a serviced outside controlled loan combination, may direct) the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates.

No certificateholder may take any action against the controlling class representative for this securitization transaction, any outside controlling class representative (or, in the case of an outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or any serviced companion loan holder (or its representative) for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that such excluded controlling class holders will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the RR Certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (or an affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to the serviced mortgage loans and serviced companion loans other than any serviced outside controlled loan combination and any excluded mortgage loan. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder, any Outside Controlling Class Representative and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Controlling Class Representative, an Outside Controlling Class Representative or a Controlling Note Holder to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled loan combination, as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the controlling class representative, an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) or the outside controlling note holder of a serviced outside controlled companion loan, as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other certificateholders would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer (but not any outside special servicer) may be removed with or without cause: (a) with respect to a serviced outside controlled loan combination, by the related outside controlling note holder; and (b) with respect to the other serviced mortgage loans and serviced companion loans (but excluding any excluded mortgage loan), by the controlling class representative (so long as no control termination event exists. In addition, the special servicer (but not any outside special servicer or any special servicer for any loan combination that is then a serviced outside controlled loan combination) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) after the occurrence and during the continuance of a consultation termination event, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

The Servicing of the 315 West 36th Street Loan Combination Will Shift to Other Servicers

The servicing of the 315 West 36th Street loan combination is currently governed by the Benchmark 2018-B3 pooling and servicing agreement but is expected to be governed by such pooling and servicing agreement only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At that time, the servicing and administration of the 315 West 36th Street loan combination will shift to the outside servicer and outside special servicer under that other future securitization and will be governed exclusively by the servicing agreement entered into in connection with that securitization and the related co-lender agreement. Neither the closing date of any such future securitization nor the identity of the outside servicer or outside special servicer for any such future securitization has been definitively determined. In addition, the provisions of the related outside servicing agreement that will be in effect upon securitization of the related controlling pari passu companion loan have not yet been definitively determined, although such agreement will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations”. Prospective investors should be aware that they will not have any control over the identity of any outside servicer or outside special servicer, nor will they have any assurance as to the particular terms of any such outside servicing agreement except to the extent of compliance with the requirements of the related co-lender agreement.

The Controlling Pari Passu Companion Loan for Each of Certain of the Loan Combinations Is Expected to Be Contributed to an Outside Securitization That Has Not Yet Closed, and the Provisions of the Related Outside Servicing Agreement Expected to Govern Such Loan Combination Have Yet to Be Finalized

It is expected that the Twelve Oaks Malls loan combination will be serviced and administered pursuant to the pooling and servicing agreement for the commercial mortgage securitization transaction to which the Twelve Oaks Mall pari passu companion loan evidenced by note A-1 is to be contributed, which is expected to be the GSMS 2018-GS9 securitization. However, the GSMS 2018-GS9 securitization has not closed, and the provisions of the GSMS 2018-GS9 pooling and servicing agreement have not yet been finalized, although such provisions will be required to satisfy the requirements of the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Prospective investors should be aware that they will not have any control over, nor any assurance as to, whether the closing of the GSMS 2018-GS9 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the GSMS 2018-GS9 pooling and servicing agreement, except to the extent of compliance with the requirements of the related co-lender agreement.

Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement (and, in the case of the controlling class representative, for so long as a control termination event does not exist and the related mortgage loan is not an excluded mortgage loan), the special servicer generally will be required to obtain the consent of the related directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with (i) after the occurrence and during the continuance of a control termination event, the controlling class representative (until the occurrence and during the continuance of a consultation termination event unless an excluded mortgage loan is involved), and (ii) after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor; provided that such consultation will occur with respect to a serviced outside controlled loan combination if and to the extent that the holder of the related split mortgage loan is granted consultation rights under the related co-lender agreement. See “The Pooling and Servicing Agreement—Directing Holder”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” for a list of actions and decisions requiring consultation with the operating advisor (following the occurrence of an operating advisor consultation trigger event) and/or the controlling class representative (following the occurrence of a control termination event). As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder: (i) may have special relationships and interests that conflict with those of holders of one or more classes of certificates; (ii) may act solely in its own interests (or, in the case of the controlling class representative, in the interests of the holders of the controlling class); (iii) does not have any duties to the holders of any class of certificates (other than, in the case of the controlling class representative, the holder of the controlling class); (iv) may take actions that favor its own interests (or, in the case of the controlling class representative, the interests of the holders of the controlling class) over the interests of the holders of one or more classes of certificates; and (v) will have no liability whatsoever (other than, in the case of the controlling class representative, to the related controlling class certificateholder(s)) for having so acted as set forth in (i) – (iv) above, and that no certificateholder may take any action whatsoever against any directing holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder for having so acted.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced pari passu loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced pari passu loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced pari passu loan combination, then the net proceeds realized by the certificateholders in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, for so long as a consultation termination event does not exist, unless an excluded mortgage loan is involved (or unless the controlling note is a subordinate companion loan in an AB loan combination), the controlling class representative will have non-binding consultation rights with respect to certain servicing decisions involving any serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder or its representative (if it is not otherwise exercising the rights of directing holder) will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Notwithstanding the foregoing, any such consultation with the serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) the right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to our securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a Control Termination Event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

No Gross Up in Respect of the Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to certificateholders in respect of such taxes and such withholding tax would therefore result in a shortfall to affected certificateholders. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA.”

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the depositor, the sponsors, the related borrower, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer or the special servicer will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test“). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates will be Benchmark 2018-B3 Commercial Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 45 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of their respective due dates in April 2018 (or, in the case of any Mortgage Loan that has its first due date subsequent to April 2018, the date that would have been its due date in April 2018 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month) (collectively, the “Cut-off Date”), after deducting payments of principal due on such respective dates, of approximately $1,092,537,712 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in an office, hospitality, retail, multifamily, industrial, mixed use, self storage or land property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Fourteen (14) of the Mortgage Loans (collectively, 49.8%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, the discussion in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation (“GACC”)	17 (the “GACC Mortgage Loans”)	$467,894,811	42.8%
JPMorgan Chase Bank, National Association (“JPMCB”)	12 (the “JPMCB Mortgage Loans”)	386,127,961	35.3
Citi Real Estate Funding Inc. (“CREFI”)	16 (the “CREFI Mortgage Loans”)	238,514,940	21.8
Total	45	$1,092,537,712	100.0%

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association(1)	JPMorgan Chase Bank, National Association	12	$386,127,961	35.3%
Deutsche Bank AG, acting through its New York Branch	German American Capital Corporation	14	360,919,741	33.0
Citi Real Estate Funding Inc.(2)	Citi Real Estate Funding Inc.	16	238,514,940	21.8
Goldman Sachs Mortgage Company(3)	German American Capital Corporation	1	45,000,000	4.1
Cantor Commercial Real Estate Lending, L.P.(4)	German American Capital Corporation	1	45,000,000	4.1
Hunt Finance Company, LLC(5)	German American Capital Corporation	1	16,975,070	1.6
	Total	45	$1,092,537,712	100.0%

(1)	The Twelve Oaks Mall Mortgage Loan (4.6%), which will be sold to the Depositor by JPMorgan Chase Bank, National Association, is part of a Loan Combination that was co-originated by JPMorgan Chase Bank, National Association, Goldman Sachs Mortgage Company and Wells Fargo Bank, National Association.

(2)	The SoCal Portfolio Mortgage Loan (4.6%), which will be sold to the Depositor by Citi Real Estate Funding Inc., is part of a Loan Combination that was co-originated by Citi Real Estate Funding Inc. and Barclays Bank PLC.

(3)	The Marina Heights State Farm Mortgage Loan (4.1%), which will be sold to the Depositor by German American Capital Corporation, was originated by Goldman Sachs Mortgage Company and was purchased by Deutsche Bank AG, acting through its New York Branch from Goldman Sachs Mortgage Company.

(4)	The CrossPoint Mortgage Loan (4.1%), which will be sold to the Depositor by German American Capital Corporation, was originated by Cantor Commercial Real Estate Lending, L.P. and was purchased by Deutsche Bank AG, acting through its New York Branch from Cantor Commercial Real Estate Lending, L.P.

(5)	The One Mill Run Mortgage Loan (1.6%), which will be sold to the Depositor by German American Capital Corporation, was originated by Hunt Finance Company, LLC and was purchased by Deutsche Bank AG, acting through its New York Branch from Hunt Finance Company, LLC.

CREFI, Deutsche Bank AG, acting through its New York Branch, JPMCB, Goldman Sachs Mortgage Company, Cantor Commercial Real Estate Lending, L.P. and Hunt Finance Company, LLC are referred to in this prospectus as the originators.

GACC has acquired or will acquire the GACC Mortgage Loans that were originated by Deutsche Bank AG, acting through its New York Branch, Goldman Sachs Mortgage Company, Cantor Commercial Real Estate Lending, L.P. and Hunt Finance Company, LLC on or prior to the Closing Date.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, GACC and JPMCB (collectively, the “Sponsors”) on or about April 10, 2018 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the EOS 21 Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the EOS 21 Mortgage Loan or the EOS 21 Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, an EOS 21 Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, EOS 21) is combined with any Loan Combination-related defined term (for example, EOS 21 Companion Loan Holder), reference is being made to such combined term (for example, “EOS 21 Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of April 2018 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to April 2018, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of April 2018); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period. Additionally, with respect to the Twelve Oaks Mall Mortgage Loan (4.6%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the Annual Debt Service is calculated based on the aggregate debt service during the 12-month period commencing May 2018.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than seven (7) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, or reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties, which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties:

●	With respect to The SoCal Portfolio Mortgage Loan (4.6%), the Appraised Value of the Ming Office Park Mortgaged Property reflects an assumption that Stantec Consulting Svcs, Inc. (“Stantec”) renews its lease expiring on March 31, 2018 of 52,041 square feet at the Mortgaged Property on substantially similar terms as the existing lease. Stantec has executed a renewal of its lease through March 31, 2023 for 25,203 square feet at the related Mortgaged Property.

●	With respect to the Chicago Infill Industrial Portfolio Mortgage Loan (2.8%), the Appraised Value is based on the “hypothetical market value as-is” of $45,630,000, which assumes that $1,250,000 in outstanding tenant improvement costs and leasing commissions have been paid out as of the date of value. At origination, the borrower was required to reserve $294,840 for outstanding tenant improvements and leasing commissions, $73,870 for outstanding free or abated rent and $1,250,000 for future tenant improvements/leasing commissions. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $44,380,000.

●	With respect to the Atrium Center Mortgage Loan (2.7%), the Appraised Value is based on the “hypothetical market value as-is” of $215,000,000, which assumes that the largest tenant, Dana Farber Cancer Institute, is in occupancy and paying full rent. At origination, the borrower was required to reserve $21,161,047 for outstanding tenant improvements and leasing commissions and $2,397,211.84 for outstanding free or abated rent. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $185,000,000.

●	With respect to the Village on the Park Southgate Mortgage Loan (1.8%), the Appraised Value is based on the “prospective value upon stabilization” of $27,900,000, which assumes completion of certain planned renovations and capital expenditures at the Mortgaged Property. The borrower reserved $1,829,600 at origination of the Mortgage Loan in respect of such renovations. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $24,000,000.

●	With respect to the Residence Inn Sacramento Airport Natomas Mortgage Loan (1.6%), the Appraised Value is based on the “prospective market value upon completion” value of $27,000,000, which assumes completion of a PIP that will include upgrades and renovations to, among other things, exterior portions of the building, guestrooms, fitness center, bathrooms and signage, by December 31, 2019. In connection with the PIP, the borrower reserved $1,000,000 at origination of the Mortgage Loan. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $24,000,000.

●	With respect to the Courtyard Marriott Indianapolis Northwest Mortgage Loan (0.6%), the Appraised Value is based on the “when complete” value of $13,000,000, which assumes completion of a PIP that will include upgrades and renovations to, among other things, exterior portions of the building, guestrooms, fitness center, and fixtures, furniture and equipment, by February 14, 2019 following the origination of the Mortgage Loan. The borrower reserved $4,022,000 at origination of the Mortgage Loan, which represents 110% of the outstanding costs of the PIP. The “as-is” appraised value of the Mortgaged Property (without taking into account such assumption) is $8,600,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related

Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value) (1)	Unadjusted “as-is” appraised value(1)
Chicago Infill Industrial Portfolio	2.8%	67.7%	$45,630,000	69.6%	$44,380,000
Atrium Center	2.7%	53.5%	$215,000,000	62.2%	$185,000,000
Village on the Park Southgate	1.8%	68.8%	$27,900,000	80.0%	$24,000,000
Residence Inn Sacramento Airport Natomas	1.6%	62.9%	$27,000,000	70.8%	$24,000,000
Courtyard Marriott Indianapolis Northwest	0.6%	54.0%	$13,000,000	81.6%	$8,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Village Park Storage Depot	0.4%	71.3%	$250,000	67.4%

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Village Park Storage Depot	0.4%	8.1%	$250,000	8.6%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Village Park Storage Depot	0.4%	8.2%	$250,000	8.7%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise; and

●	with respect to the Twelve Oaks Mall Mortgage Loan (4.6%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the Annual Debt Service is calculated based on the aggregate debt service during the 12-month period commencing May 2018.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager. With respect to the Twelve Oaks Mall Mortgage Loan (4.6%), the Mortgage Loan documents require a lockbox that otherwise meets the definition of “Hard Lockbox” above, except that the borrower is permitted to maintain a bank account (which will not be under the control of lender) into which rents from operators of carts, kiosks or similar facilities or persons who are parties to a license agreement for a term of less than one year or miscellaneous amounts received by the borrower that are not paid under any lease may be deposited, and to utilize such funds for operating the Mortgaged Property (the “Kiosk Account”). The Mortgage Loan documents also require that, on each business day, any funds in excess of $150,000 on deposit in the Kiosk Account are required to be remitted to a borrower controlled account. Upon the occurrence of certain cash sweep periods under the Mortgage Loan, funds in the Kiosk Account in excess of $50,000 are required to be transferred by the borrower into the cash management account and disbursed in accordance with the Mortgage Loan documents. With respect to the Rochester Hotel Portfolio Mortgage Loan (3.7%), the Mortgage Loan documents permit the borrower or the unaffiliated property manager to receive rent checks from tenants whose annual rent payments are less than $10,000, so long as such checks are deposited into the lockbox account within one business day of receipt.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance at maturity of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (“Appraised Value”)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
Chicago Infill Industrial Portfolio	2.8%	67.7%	$45,630,000	69.6%	$44,380,000
Atrium Center	2.7%	53.5%	$215,000,000	62.2%	$185,000,000
Village on the Park Southgate	1.8%	61.3%	$27,900,000	71.3%	$24,000,000
Residence Inn Sacramento Airport Natomas	1.6%	52.2%	$27,000,000	58.7%	$24,000,000
Courtyard Marriott Indianapolis Northwest	0.6%	48.0%	$13,000,000	72.6%	$8,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or storage space), industrial and self storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use and multifamily properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the

Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. In the case of the Marina Heights State Farm Mortgage Loan (4.1%), the CrossPoint Mortgage Loan (4.1%), Atrium Center Mortgage Loan (2.7%) and the Bay Tech North Mortgage Loan (1.2%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. In the case of the Marina Heights State Farm Mortgage Loan (4.1%), the CrossPoint Mortgage Loan (4.1%), Atrium Center Mortgage Loan (2.7%) and the Bay Tech North Mortgage Loan (1.2%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 20 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged

Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental and self storage properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units,” “Rooms,” or “Beds” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a student housing property, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans

Initial Pool Balance(1)	$1,092,537,712
Number of Mortgage Loans	45
Number of Mortgaged Properties	75
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,667,365 to $62,000,000
Average Cut-off Date Balance	$24,656,394
Range of Mortgage Rates	3.55950% to 5.78750%
Weighted Average Mortgage Rate	4.57498%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	109 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	50 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	107 months
Range of original amortization terms(3)	180 months to 360 months
Weighted average original amortization term(3)	352 months
Range of remaining amortization terms(3)	176 months to 360 months
Weighted average remaining amortization term(3)	351 months
Range of Cut-off Date LTV Ratios(4)(5)	36.1% to 73.3%
Weighted average Cut-off Date LTV Ratio(4)(5)	60.0%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)	15.5% to 67.7%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)	55.7%
Range of UW NCF DSCR(4)(6)(7)	1.21x to 3.12x
Weighted average UW NCF DSCR(4)(6)(7)	1.90x
Range of Debt Yield on Underwritten NOI(4)(8)	6.8% to 16.1%
Weighted average Debt Yield on Underwritten NOI(4)(8)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	42.5%
Amortizing Balloon	24.2%
Interest Only, then Amortizing Balloon	29.3%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	10.2%
Mortgage Loans with mezzanine debt	16.8%
Mortgage Loans with subordinate debt	4.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, Mortgage Loans with Anticipated Repayment Dates are presented as if they were to mature on the related Anticipated Repayment Date.

(3)	Does not include any Mortgage Loan that pays interest-only until its maturity date or Anticipated Repayment Date.

(4)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a Loan Combination, based on both that Mortgage Loan and any related Pari Passu Companion Loan(s) but, unless otherwise specifically indicated, without regard to any related Subordinate Companion Loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.

(5)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of the related Mortgaged Properties, provided that (a) the “as-is” Appraised Value for a portfolio of Mortgaged Properties may include a premium relating to the valuation of the portfolio of Mortgaged Properties as a whole rather than as the sum of individually valued Mortgaged Properties or (b) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a Mortgaged Property in certain cases where the completion of certain hypothetical conditions or other events at the Mortgaged Property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, (ii) the “as-is” Appraised Value for a Mortgaged Property plus a property improvement reserve, which has been established at origination of the related Mortgage Loan, or (iii) the Cut-off Date Balance or Balloon Balance, as applicable, net of a related earnout or holdback reserve, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”. In addition, the “as-is” Appraised Values (as set forth on Annex A to this prospectus) of certain Mortgaged Properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the Mortgage Pool using only unadjusted “as-is” Appraised Values and the Cut-off Date Balance or Balloon Balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “—Certain Calculations and Definitions”, are 60.8% and 56.4%, respectively.

(6)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties by the Annual Debt Service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the Annual Debt Service that would be in effect for such Mortgage Loan assuming that the related Cut-off Date Balance is net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “—Certain Calculations and Definitions”.

(7)	With respect to the Twelve Oaks Mall Mortgage Loan (4.6%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the UW NCF DSCR of such Mortgage Loan is calculated based on the aggregate debt service during the 12-month period commencing May 2018.

(8)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the Underwritten NOI for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the Underwritten NCF for the related Mortgaged Property or Mortgaged Properties divided by the related Cut-off Date Balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related Cut-off Date Balance net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes 14 Mortgage Loans (45.7%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, 17 Mortgage Loans (29.7%) that pay interest-only for a portion of their respective terms, and 14 Mortgage Loans (24.6%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	23	$390,566,138	35.7%
Suburban	17	203,066,138	18.6
CBD	4	150,500,000	13.8
Medical	2	37,000,000	3.4

Hospitality	10	$220,113,907	20.1%
Full Service	5	138,431,533	12.7
Extended Stay	3	68,590,945	6.3
Limited Service	1	7,020,000	0.6
Select Service	1	6,071,429	0.6

Retail	21	$209,433,365	19.2%
Unanchored	11	88,445,039	8.1
Anchored	6	59,310,010	5.4
Super Regional Mall	1	49,944,961	4.6
Shadow Anchored	2	8,092,313	0.7
Single Tenant Retail	1	3,641,041	0.3

Multifamily	6	$138,065,591	12.6%
Garden	4	67,065,591	6.1
Mid-Rise	1	60,000,000	5.5
Student Housing	1	11,000,000	1.0

Industrial	6	$67,699,939	6.2%
Warehouse/Distribution	3	47,051,154	4.3
Flex	3	20,648,785	1.9

Mixed Use	5	$45,352,914	4.2%
Office/Retail	3	37,332,176	3.4
Retail/Signage	1	4,477,345	0.4
Retail/Education	1	3,543,393	0.3

Self Storage	2	$11,750,000	1.1%

Land	2	$9,555,857	0.9%

Total	75	$1,092,537,712	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

Office Properties

Twenty-three (23) office properties (35.7%) secure, in whole or in part, twelve (12) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property. For example, with respect to the 6420 Wilshire Mortgage Loan (5.7%) and the 90 Hudson Mortgage Loan (2.7%), the related borrower sponsor (or affiliates thereof) currently owns another office property within a five-mile radius which is expected to be directly competitive with the related Mortgaged Property.

With respect to the CrossPoint Mortgage Loan (4.1%), the Mortgaged Property benefits from a reciprocal easement agreement (the “CrossPoint REA”) that grants the Mortgaged Property a perpetual easement to use approximately 2,590 parking spaces (the “CrossPoint Parking Easement”) on an adjacent property (the “National Property”) owned by NAI Entertainment Holdings, Inc. (“National Inc.”); there are currently 2,745 parking spaces available on the National Property. The CrossPoint REA requires that the Mortgaged Property be primarily used for office and/or research and development and related ancillary purposes. Other uses require the prior written consent of National Inc., which may not be unreasonably withheld so long as the proposed use would not result in a material increase in use of the parking area during evening, nighttime and holiday hours. In 2016, National Inc. notified the borrower that it was aware of a tenant, Tavern in the Square that was operating a restaurant in violation of the CrossPoint REA. National Inc. did not object to the existence of the tenant, but expressly reserved its right to insist on strict compliance with the use restrictions in the CrossPoint REA in the future. National Inc. did not allege any default by the borrower in the estoppel delivered in connection with closing of the Mortgage Loan. The CrossPoint REA also requires that if 950,000 square feet or more at the Mortgaged Property is leased or occupied, then the borrower is required to provide at least 1,279 spaces for use by tenants, which spaces are required to be located on the Mortgaged Property, other available easement areas or an off-site parking garage leased by the borrower for such purpose. The boundary line between the City of Lowell and the Town of Chelmsford passes through the Mortgaged Property, which is predominantly located in the City of Lowell. 85 parking spaces (the “Chelmsford Spaces”) are located within the Town of Chelmsford, and are considered a legally non-conforming use; however, the Town of Chelmsford zoning code allows for the continued use of the Chelmsford Spaces unless the borrower abandons the use of the Chelmsford Spaces as parking spaces for at least two years. In the event the borrower discontinues the use of the Chelmsford Spaces and the Town of Chelmsford exercises its right to prohibit parking, the borrower would no longer have sufficient parking spaces to satisfy the requirement of the CrossPoint REA; however, failure to comply with this restriction does not affect the borrower’s rights with respect to the CrossPoint Parking Easement.

Hospitality Properties

Ten (10) hospitality properties (20.1%) secure, in whole or in part, seven (7) of the Mortgage Loans. Eight (8) of the hospitality properties (18.3%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
InterContinental San Francisco	$49,788,676	4.6%	2/29/2028	1/6/2028
Residence Inn Pasadena	$47,322,293	4.3%	7/1/2046	1/6/2028
Marriott Charlotte City Center	$43,000,000	3.9%	12/31/2042	6/1/2022
Residence Inn Sacramento Airport Natomas	$16,982,938	1.6%	10/24/2032	3/6/2028
Holiday Inn Miami West Airport Area	$16,000,000	1.5%	12/29/2025	4/1/2023
Rochester Marriott	$15,214,286	1.4%	11/6/2030	11/6/2027
Courtyard Marriott Indianapolis Northwest	$7,020,000	0.6%	2/14/2033	3/6/2028
Residence Inn Rochester	$4,285,714	0.4%	10/26/2024	11/6/2027

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.

Securing a new franchise license may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements. See “—Redevelopment, Expansion and Renovation” below.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality properties may be particularly affected by seasonality. The Rochester Hotel Portfolio Mortgage Loan (3.7%) and the Holiday Inn Miami West Airport Area Mortgage Loan (1.5%) require a seasonality reserve that was established in connection with the origination of each such Mortgage Loan and/or that is required on an ongoing basis.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent. With respect to the following Mortgaged Properties, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Food and Beverage Revenue as % of Underwritten Revenues
InterContinental San Francisco	4.6%	27.1%(1)
Marriott Charlotte City Center	3.9%	25.7%
Kahler Grand	1.3%	21.1%

(1)	Includes food and beverage revenue and banquet revenue.

See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

With respect to the InterContinental San Francisco Mortgaged Property (4.6%), the Mortgaged Property is adjacent to the Moscone Convention Center, which is currently under a renovation and expansion project that is expected to continue until the fall of 2018. Based on information provided by the borrower sponsor, as of October 13, 2017, the number of room nights and revenue from the property’s forward guestrooms bookings for 2017 decreased by 7.6% and 6.9%, respectively, from the prior year. We cannot assure you that the revenue at the Mortgaged Property will not continue to decline or that the renovations will be completed when expected or that the revenue will recover with the completion of the renovations. See the description of such Mortgage Loan under “Significant Loan Summaries” in Annex B.

With respect to the InterContinental San Francisco Mortgaged Property (4.6%), pursuant to the management agreement between the borrower and IGH Management (Maryland) LLC, an affiliate of the borrower, the borrower is required to satisfy certain conditions in obtaining any mortgage loan secured by the Mortgaged Property: (i) the terms of such mortgage loan are reasonable and customary in similar transactions, (ii) the lien for such mortgage loan is not cross-collateralized with any other obligations of the borrower, (iii) such mortgage loan does not require a ratio of net cash available to debt service in excess of 1.20x (as determined by the mortgagee) and (iv) the LTV of such mortgage loan (as determined by the mortgagee) does not exceed 85%. Such requirements would apply to any mortgage loan that refinanced the Mortgage Loan and may have an adverse effect on the borrower’s ability to refinance the Mortgage Loan.

With respect to the Rochester Hotel Portfolio Mortgaged Properties (3.7%), certain employees at the Mortgaged Property are union employees covered under a collective bargaining agreement who participate in a pension plan. The property manager of the Mortgaged Properties (which is not an affiliate of the borrowers) is the sponsor of the pension plan (the “Plan Sponsor”) and the borrowers are obligated to pay contributions to the plan, plus related administrative expenses. In the event that the property manager were to terminate the pension plan, the borrowers could be subject to liability under ERISA for, among other things, any unfunded or underfunded pension liability, which is currently estimated to be approximately $2.1 million but could be substantially more, and may increase over time. If the pension plan were terminated and the plan was not fully funded, an ERISA lien could be placed on the Mortgaged Property, to which any owner of the Mortgaged Property (including the issuing entity if it took title to the Mortgaged Property) would be subject. The borrowers have covenanted not to effect a termination action that would result in liability. However, if (i) the termination of the pension plan is approved by the related union in connection with the establishment of a defined contribution plan (such as a 401(k) plan and (ii) the pension plan is fully funded and can be terminated under Section 4041 of ERISA, the borrowers may cause the termination of the pension plan upon the lender’s reasonable consent. Liability for any underfunded pension obligations is joint and several and could be asserted against the borrowers and the Plan Sponsor. In addition, with respect to the pension plan relating to employees working at a textile and laundry services plant (not part of the Mortgaged Property), the original pension plan was spun off into a separate plan, when the hotel business ownership was separated from the textile/laundry services business and related employees were separated into separate union collective bargaining units. In the event such spin off is determined to be invalid, the Plan Sponsor and the borrowers could have liability for unfunded liabilities in connection with any termination of the spun-off plan occurring within five years after the spin-off. The borrowers represented in the Mortgage Loan documents that such spin-off was effective in accordance with applicable legal requirements. However, we cannot assure you that the spin-off would not be determined to be invalid.

With respect to the Rochester Hotel Portfolio Mortgage Loan (3.7%), the Kahler Grand Mortgaged Property and the Kahler Inn & Suites Mortgaged Property are not operated pursuant to an agreement with a national franchisor, but are operated under the “Kahler” brand, which is a trademark owned by the borrower that owns the Kahler Grand Mortgaged Property.

Retail Properties

Twenty-one (21) retail properties (19.2%) secure, in whole or in part, twelve (12) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Multifamily Properties

Six (6) multifamily properties (12.6%) secure, in whole or in part, six (6) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of multifamily properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to the EOS 21 Mortgage Loan (5.5%), the related borrower sponsor or its affiliates currently own properties within a 5-mile radius which compete with the related Mortgaged Property.

With respect to the Towers at University Town Center Mortgage Loan (1.0%), 100% of the tenants are students.

With respect to the Village on the Park Southgate Mortgage Loan (1.8%), 20 units in the 358-unit complex are rented under month-to-month leases.

With respect to the Pecan Ridge Mortgage Loan (0.4%), 18 units in the 132-unit complex are rented under month-to-month leases.

Industrial Properties

Six (6) industrial properties (6.2%) secure, in whole or in part, three (3) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties”.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

Mixed Use Properties

Five (5) mixed use properties (4.2%) secure, in whole or in part, three (3) of the Mortgage Loans.

Each of the mixed use properties has one or more office, retail, educational components and/or signage. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Private Schools and Other Cultural and Educational Institutions”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, R&D facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

Two (2) self storage properties (1.1%) secure, in whole or in part, two (2) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Land (Leased Fee) Properties

Two (2) Mortgage Loans (0.9%) are secured by the fee simple interest, but not the improvements (subject to the provisions of the related ground lease) in two (2) Mortgaged Properties. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Leased Fee Properties Have Special Risks”.

With respect to the Sherman Plaza Fee Mortgage Loan (0.6%), the Mortgaged Property is subject to a ground lease with Wells Fargo as the current ground lessee. The original ground lessee was Berkshire-West 87th Street, LLC, a developer, who obtained a construction loan from Wachovia (as predecessor in interest to Wells Fargo) in 2006. Upon maturity of the construction loan, the developer transferred the leasehold interest via deed in lieu of foreclosure to Wells Fargo, who is holding the REO interest and performing under the ground lease.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of the 5 largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 17 largest Mortgage Loans (considering and Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(1)	16	15.5%
Gym, fitness center, spa, salon, pool or health club(2)	6	9.9%
Restaurant(3)	8	8.2%
School, educational facility and/or beauty and cosmetology school(4)	4	2.4%
Bank branch(5)	2	0.4%
Laundromat(6)	1	0.1%
Religious center(7)	1	0.0%

(1)	Includes the following Mortgaged Properties: Marina Heights State Farm, Atrium Center, HIP Brooklyn, 907 Market Street, Greystone Park, Transpark Commerce, Wimbledon, Palmdale Place, The Abbey Center, Upland Commerce Center, Atlantic Plaza, Ming Office Park, Garden Grove Town Center, 30th Street Commerce Center, 25th Street Commerce Center and Fresno Airport.

(2)	Includes the following Mortgaged Properties: Marina Heights State Farm, 315 West 36th Street, Atrium Center, Upland Commerce Center, Diamond Bar and 25th Street Commerce Center

(3)	Includes the following Mortgaged Properties: Marina Heights State Farm, 315 West 36th Street, Aliso Viejo Commerce Center, The Stimson Building, Diamond Bar, 10th Street Commerce Center, Garden Grove Town Center and 25th Street Commerce Center.

(4)	Includes the following Mortgaged Properties: Greystone Park, Palmdale Place, Upland Commerce Center and Diamond Bar.

(5)	Includes the following Mortgaged Properties: Commerce Corporate Center and 10th Street Commerce Center.

(6)	Includes the Atlantic Plaza Mortgaged Property.

(7)	Includes the Mt. Vernon Commerce Center Mortgaged Property.

Restaurants are subject to certain unique risks including that the restaurant space is not easily convertible to other types of retail or office space and that the restaurant receipts are not only affected by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Restaurants and Taverns”.

The cash flows generated from private schools are generally dependent on student enrollment and the ability of enrolled students to pay tuition, which in some cases is dependent on the ability to obtain financial aid or loans. Enrollment at a private school may decrease due to, among other factors: (i) changing local demographics; (ii) competition from other schools; (iii) increases in tuition and/or reductions in availability of student loans, government grants or scholarships; (iv) reductions in education spending as a result of changes in economic conditions in the area of the school; (v) poor performance by teachers, administrative staff or students; (vi) mismanagement at the private school; and (vii) loss of accreditation leading to ineligibility for federal student loans. See “Risk Factors—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Private Schools and Other Cultural and Educational Institutions”.

Bank branches are specialty-use properties that are outfitted with vaults, teller counters and other customary installations and equipment that require significant capital expenditures. The ability to lease these properties to entities other than financial institutions may be difficult due to the added cost and time of refitting the properties.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Lakeridge Pointe Mortgage Loan (0.3%), the related Mortgaged Property has a gas station on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$62,000,000	5.8%
Five (5) Largest Mortgage Loans	$271,733,637	25.6%
Ten (10) Largest Mortgage Loans	$492,055,929	46.3%
Largest Related-Borrower Concentration(1)	$6,308,407	0.6%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans, each of the other Mortgage Loans represents no more than approximately 3.8% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the Mortgage Loans identified with control numbers 1 through 15 on Annex A to this prospectus.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgaged Property / Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
The SoCal Portfolio	$50,000,000	4.6%
Rochester Hotel Portfolio	40,000,000	3.7
Greystone Park and The Meridian at Deerwood Park	40,000,000	3.7
NJ Distribution Portfolio	33,000,000	3.0
Oak Portfolio	24,972,167	2.3
Grand Total	$187,972,167	17.2%

(1)	The Chicago Infill Industrial Portfolio Mortgage Loan (2.8%), is not being presented on Annex A as a multi-property mortgage loan. The related Mortgaged Property, however, consists of 15 industrial warehouse/distribution properties.

One (1) group of Mortgage Loans (0.6%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 0.6% of the Initial Pool Balance. See “Risk Factors—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
CVS Lawton	$3,641,041	0.3%
PNC Chicago Fee	2,667,365	0.2
Total for Group 1:	$6,308,407	0.6%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
California	31	$258,522,432	23.7%
New York	3	$90,000,000	8.2%
Florida	5	$86,700,000	7.9%
Massachusetts	2	$75,000,000	6.9%
Illinois	6	$69,340,833	6.3%
Michigan	2	$69,144,961	6.3%
North Carolina	2	$66,100,000	6.1%
New Jersey	3	$63,000,000	5.8%
Virginia	1	$60,000,000	5.5%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Florida, Texas and Georgia, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, California, New York, Florida, North Carolina, Illinois, Michigan, New Jersey, Virginia, Ohio, Pennsylvania, Texas, Georgia, Indiana, Maryland, Massachusetts and Michigan among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States and particularly the northern and central parts of Mississippi, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Thirty-Three (33) Mortgaged Properties (24.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Five (5) of the Mortgaged Properties (10.7%), namely, Marina Heights State Farm, Atrium Center, 1735 Jersey Avenue, Patchwork Farms Shopping Center and 1101-1109 West Randolph Street and were constructed or materially renovated 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Two (2) of the Mortgaged Properties (1.4%), namely, 152 Ridge Road and PNC Chicago Fee, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

One (1) of the Mortgaged Properties (0.3%), namely, CVS Lawton, which is subject to a triple-net lease with the related sole tenant, has no or limited prior operating history and/or lacks historical financial figures and information.

Tenancies-in-Common

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of the 6420 Wilshire Mortgage Loan (5.7%), the 599 Broadway Mortgage Loan (3.2%), the 907 Market Street Mortgage Loan (2.6%), Dellagio Town Center Mortgage Loan (2.6%), the Asheville Marketplace Mortgage Loan (2.1%), the Village on the Park Southgate Mortgage Loan (1.8%), the Cross Creek Apartments Mortgage Loan (1.6%) and the Wade Green Crossing Mortgage Loan (1.6%), the related borrowers own the related Mortgaged Property as tenants-in-common. However, with respect to such Mortgage Loans, the related tenants-in-common have waived their respective right to partition.

See “Risk Factors—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Shari’ah Compliant Loans

The Chicago Infill Industrial Portfolio Mortgage Loan (2.8%) is structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah. Although there are many requirements under Shari’ah that affect lending, the rule most affecting the standard loan structure is that Shari’ah prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan, which option to purchase is subordinate to the related Mortgage Loan).

Condominium Interests and Other Shared Interests

Six (6) Mortgage Loans (18.2%), namely, the EOS 21 Mortgage Loan (5.5%), the Marina Heights State Farm Mortgage Loan (4.1%), the 599 Broadway Mortgage Loan (3.2%), the 907 Market Street Mortgage Loan (2.6%), the Dellagio Town Center Mortgage Loan (2.6%) and the Centro Retail Condo Mortgage Loan (0.2%), are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium or other shared interest arrangement. With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below:

●	With respect to the 599 Broadway Mortgage Loan (3.2%), the Mortgage Loan is secured by five units in a 14 unit condominium. The borrowers collectively own 27.406% of the common elements. The remaining units are owned by various entities such that no one party controls the entire condominium. The board of managers for the condominium association is composed of seven members, which are determined by the vote of a plurality of the unit owners. Actions by the board generally require the affirmative vote of a majority of the members of the board. The declaration provides that the approval of the unit owners holding 80% of the common elements is required in order to terminate the condominium structure, and amendments to the declaration generally require the approval of the unit owners holding 66 2/3% of the common elements (provided, however, any amendment regarding easements, use, common elements, alterations or improvements will require approval of the unit holders holding at least 80% of the common elements) as well as representatives of institutional lenders holding a mortgage secured by a unit (which may not be unreasonably withheld, conditioned or delayed).

●	With respect to the 907 Market Street Mortgage Loan (2.6%), the Mortgaged Property is subject to a condominium regime comprised of one office unit and one retail unit. The borrower owns the office unit, which has a 46.09% interest in the common elements of the condominium. The owner of the non-collateral retail unit controls the condominium board. The condominium declaration provides that general assessments will be pro rata (based on each owner’s common element interest) and that if a special assessment against solely the borrower’s unit exceeds $250,000, such special assessment will require the borrower’s consent. Any special assessment is required to be commercially reasonable and made in good faith. The condominium declaration grants the lender notice and cure rights.

●	With respect to the Centro Retail Condo Mortgage Loan (0.2%), the Mortgaged Property is subject to a 359-unit condominium regime, and the borrower owns one unit, and voting is per-unit. Voting is by majority and as such the related borrower does not have the power to control the related condominium, but does maintain the power to block certain decisions. In order to change the layout of the condominium or percentage shares of common expenses, the affirmative vote of the impacted unit owner (and its mortgagee) is required. Consent of a first mortgagee on a unit is also required with respect to any amendment adversely affecting such mortgagee’s rights. Certain other actions, including increases in assessments by more than 25%, reductions in maintenance reserves, reallocation of common elements, redefinition of unit boundaries, expansion or contraction of the condominium, imposition of transfer restrictions, and termination of the condominium following a casualty or condemnation requires the affirmative vote of a majority of first mortgagees. The Mortgage Loan documents are recourse to the related borrower and guarantor for the Mortgage Loan in the event that the condominium declaration is amended, modified, supplemented, or terminated without the lender’s consent, and in the event that, following a casualty or condemnation, the Mortgaged Property is not fully restored. See also “Insurance Considerations”.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Rochester Hotel Portfolio Mortgage Loan, the Rochester Marriott Mortgaged Property, one of the four Mortgaged Properties in the portfolio (3.7%) by allocated loan amount, is structured as a vertical subdivision. A subterranean portion of the property (located at the subway level) (the “Rochester Marriott Foundation Parcel”) was conveyed to the Mayo Foundation, pursuant to a declaration (the “Rochester Marriott Declaration”) and related documents. The related borrower owns the land below the Rochester Marriott Foundation Parcel and the building and airspace above the Rochester Marriott Foundation Parcel. Each parcel owner is responsible for the real estate taxes on its parcel; however, if real estate taxes are not separately levied and assessed, the Mayo Foundation is responsible for 5% of the real estate taxes. The Rochester Marriott Foundation Parcel does not constitute a separate tax parcel; however, a tax parcel endorsement was obtained from the related title company. The Rochester Marriott Declaration also provides for various cross easements, maintenance obligations and access rights. The related borrower is responsible for insuring the entire property (subject to reimbursement of 5% of the cost by the Rochester Marriott Foundation Parcel owner) unless the Rochester Marriott Foundation Parcel owner has elected to separately insure or elects to self-insure. Upon a condemnation, each of the borrower and the owner of the Rochester Marriott Foundation Parcel may make its own claims with respect to its parcel and is required to restore its own portion to a complete architectural unit, except as follows: Within 120 days following any significant casualty or condemnation, the related borrower is required to determine whether restoration of the entire building (including the improvements on the Rochester Marriott Foundation Parcel) at the Mortgaged Property is economically feasible and if it determines it is not, the entire building must be demolished. In the case of casualty, the Rochester Marriott Foundation Parcel owner is required to make any net insurance proceeds it receives available for restoration, and to deposit any shortfall needed to fully restore the Rochester Marriott Foundation Parcel. In addition, the borrower has, with respect to the Rochester Marriott Foundation Parcel (i) an option to purchase on December 31, 2023 at a to-be-negotiated price or, if no agreement is reached, at a price determined in accordance with a fair market valuation process, (ii) if the owner of the Rochester Marriott Foundation Parcel desires to sell all or a portion of it, or receives a bona fide third party offer that it is willing to accept, (a) a right of first refusal or (b) a purchase option (with price determined as set forth above) and (iii) an option to purchase (with price determined as set forth above) if the owner of the Mortgaged Property intends to demolish the Marriott hotel thereon.

With respect to the 315 West 36th Street Mortgage Loan (2.7%), the building in which the Mortgaged Property is located is subdivided into two separate tax lots. The Mortgaged Property consists of the office component of the building, which is comprised of the sub-basement, basement and floors 1 through 10. The other tax lot contains the remaining portion of the building and is comprised of residential units above the 10th floor (the “Residential Component”), which is not collateral for the Mortgage Loan. The borrower and the owner of the Residential Component entered into a Reciprocal Easement and Operating Agreement, granting one another a non-exclusive easement over the building for egress, ingress and access to other common components of the building such as stairs, pipes and HVAC. The costs of façade work, violations and other costs are the responsibility of each respective owner. The borrower is responsible for all costs in connection with the façade and/or exterior wall of the building that is part of the Mortgaged Property. Costs for items that affect the entire building are split proportionally, with the borrower responsible for 74.62% of the costs and the owner of the Residential Unit responsible for 25.38% of the costs.

See “Risk Factors—Shared Interest Structures”.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

One (1) Mortgaged Property (0.3%), namely, Palmdale Place, is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

Four (4) Mortgaged Properties (4.5%), namely, Marina Heights State Farm (4.1%), Airport One Office Park (0.2%), Cityview Plaza (0.1%), and Anaheim Stadium Industrial (0.03%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to The SoCal Portfolio Mortgage Loan (4.6%), (i) the ground lease with respect to the Anaheim Stadium Industrial Mortgaged Property expires on April 30, 2034 (which is six years beyond the related maturity date) without an extension option, and (ii) the ground lease with respect to the Cityview Plaza Mortgaged Property expires on September 30, 2035 (which is seven years beyond the related maturity date) without an extension option.

With respect to the Marina Heights State Farm Mortgage Loan (4.1%), the related ground lease requires the consent of the ground lessor (the Arizona Board of Regents on behalf of Arizona State University), to any transfer by the ground lessee of its ground leasehold interest, which consent may not be unreasonably withheld, delayed or conditioned. Such consent is not required in connection with a lender’s enforcement of its lien. Such lender may acquire title to the ground leasehold estate without consent of the ground lessor, and upon foreclosure of its lien or acquisition of the ground leasehold estate by deed in lieu of foreclosure, such lender may, upon notice to the ground lessor, but without its consent, sell and assign the ground leasehold estate. However, the obligation to obtain the ground lessor’s consent to any transfer would continue to apply to any subsequent transfer thereafter, which could impede the marketability of the ground leasehold estate.

See “Risk Factors—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1A to this prospectus and Sponsor representations and warranties no. (36) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 18 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the 1735 Jersey Avenue Mortgage Loan (1.8%), the ESA identifies as a REC for the Mortgaged Property impacts to groundwater associated with off-site activities of unrelated parties. Impacts to groundwater at the Mortgaged Property were identified during a May 2001 Preliminary Assessment (“PA”) investigation completed under the New Jersey Industrial Site Recovery Act (“NJ ISRA”). The consultant conducting the PA did not identify any on-site operations that were considered likely to be the source of the groundwater impacts given the particular constituents of concern identified. Based on a hydrogeological assessment of the Mortgaged Property, two off-site sources were identified as likely to be the source of on-site impacted groundwater. Given the groundwater impacts were found to have migrated from off-site sources and that the Mortgaged Property is supplied drinking water from the public utility and not from the on-site groundwater, the consultant conducting the PA recommended no further action in relation to the NJ ISRA investigation, and the New Jersey Department of Environmental Protection (“NJDEP”) accordingly issued a Site Wide No Further Action (“NFA”) letter to the Mortgaged Property on November 26, 2001. The NJDEP issued a second NFA letter in March 2009 to address another NJISRA investigation of the Mortgaged Property completed in June 2008. This NFA included a Covenant Not To Sue (“Covenant”) in which NJDEP covenants that it will not bring any civil action against owners, lessees, and operators at the Mortgaged Property for the purposes of requiring remediation to address contamination that existed prior to the issuance of the affidavit dated February 20, 2009. Given the regulatory status of the May 2001 ISRA filing for the Mortgaged Property, and that the Covenant was issued by the NJDEP for the Mortgaged Property in March 2009, the current ESA consultant concluded that no further investigation was necessary in relation to this matter.

With respect to the Storage Elevated Mortgage Loan (0.7%), the Mortgaged Property is located within the boundaries of a Voluntary Cleanup Program site identified as the Park City Business Center Subdivision (the “PCBC Site”), due to possible mine tailings within the PCBC Site. In December 2013, following the analysis of a sampling of soil, sediment, groundwater and surface water, the Utah Department of Environmental Quality issued a Certificate of Completion (the “Certificate of Completion”), which requires that the Mortgaged Property only be developed for commercial and industrial purposes, and further prohibits the use of the Mortgaged Property as a managed care facility, hospital, day care, or any type of business that would require a caretaker to reside on the site. The Certificate of Completion further prohibits the access of ground water via wells, pits or sumps for drinking water, bathing or irrigation. The PCBC Site is also being investigated by the Environmental Protection Agency (the “EPA”), and the Certificate of Completion does not protect the borrower from remedial actions taken by the EPA.

With respect to the 30th Street Commerce Center Mortgaged Property (0.04%), the related ESA identifies as a REC impacts associated with a dry cleaner that has operated in Unit 17 of the Mortgaged Property from approximately 1987 to the present. The dry cleaner previously utilized PCE as a cleaning solvent until sometime after 2015 (when the former PCE dry cleaning machine was replaced with the existing hydrocarbon machine). Prior investigations in 2015 identified a plume of (volatile organic compound) (VOC) soil vapor contamination beneath the dry cleaner tenant space. A sub-slab depressurization system (“SSDS”) was installed to address vapor intrusion and has operated with monthly monitoring since January 2016. While it appears the SSDS has reduced PCE concentrations in sub-slab vapor beneath the Mortgaged Property since beginning operation, the concentrations in soil vapor continue to exceed applicable screening levels for commercial/industrial soil gas. The continued presence of PCE in soil vapor above applicable screening levels and the ongoing operation of the SSDS is identified as a REC, and the ESA consultant recommends that the SSDS should continue to operate at the Mortgaged Property.

With respect to the Lakeridge Pointe Mortgage Loan (0.3%), the Phase I identified a CREC in connection with two 10,000-gallon underground storage tanks utilized by the gas station tenant for the sale of gasoline. An “A-K Closure” was issued in connection with the release, which is a type of risk-based closure that allows soil contamination to remain in place. The closure letter stated that the residual contamination is not considered to be toxic or damaging to humans or the environment. A Phase II was not recommended. In addition, the Phase I noted the presence of a dry cleaner tenant’s use of the solvent tetrachloroethylene (“PCE”) in their dry-cleaning process. A violation was issued in April 2016 in connection with a sewer sample showing a PCE amount in excess of the daily limit. No further violations have been issued and a Phase II was not recommended. The borrower obtained an environmental insurance policy covering the CREC and the usage of PCE in favor of the lender. The environmental policy was issued by Great American E&S Insurance Company, with individual and aggregate limits of $1,000,000, a deductible of $25,000 and a term that commenced on February 7, 2018 and expires on February 7, 2030. The premium was paid in full at origination.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the Rochester Hotel Portfolio Mortgage Loan (3.7%), the borrowers, through their hotel management company (the “Agent”), employ members of UNITE HERE Local 21, AFL-CIO (the “Union”). The borrowers currently face pending unfair labor practice charges filed by the Union, two of which have resulted in complaints and hearings before administrative law judges of the National Labor Relations Board (“NLRB”). These charges relate to the Agent’s conduct, on behalf of the borrowers, in negotiations with the Union for a new collective bargaining agreement (“CBA”) and the subsequent unilateral implementation in May 2016 of the borrowers’ contract proposals upon impasse (the “Impasse CBA”). The Impasse CBA has resulted in savings to the borrowers estimated by borrowers to total approximately $575,000 from implementation through August 2017, related primarily to lower overtime payments, banquet service charges, vacation payouts, and base wage freezes. Accordingly, if the Impasse CBA were to be rescinded, it is anticipated that payments from the Agent (on behalf of the borrowers) to the union members would increase and cash flow available to pay the Mortgage Loan could be reduced by increased payments that would be due under a CBA that is similar to the original CBA, rather than the Impasse CBA plus, in some cases, back wages that should have been paid. The administrative law judges in the NLRB cases each determined that the Agent, on behalf of the borrowers, had violated the National Labor Relations Act by bargaining in bad faith. The administrative law judge in the second case further held that the Agent on behalf of the borrowers had improperly implemented the Impasse CBA before impasse had been reached, and the judge ordered the parties to resume negotiations and directed the Agent on behalf of the borrowers to rescind the unilateral changes they had implemented and to make the employees whole for any lost wages or benefits. The two cases are pending on appeal before the NLRB. A number of further appeals are available in the event that the NLRB rules in favor of the Union; therefore the timing of the final determination of these cases is uncertain. The rescission of the Impasse CBA and the reinstatement of the prior CBA, which included higher wages and benefits, and/or the requirement to make employees whole for lost wages or benefits (which would include interest thereon and any additional expenses they have incurred as a result of the unilateral changes), may result in substantial costs to the borrowers. The Mortgage Loan is recourse to the guarantor up to a cap of $6,351,381 plus enforcement costs in the event the borrowers or the Agent are required to rescind or are no longer entitled to utilize the Impasse CBA or if a new CBA is entered into pursuant to which the costs, benefits and other amounts payable or incurred or due from the borrowers or the Agent exceed the amounts required to be paid under the Impasse CBA. There can be no assurance that the guarantor would be able to, or would, pay any amount due under the above-referenced guaranty.

●	With respect to the Towers at University Town Center Mortgage Loan (1.0%), the related non-recourse carveout guarantor and an indirect owner of the borrower are defendants in a litigation in which the plaintiff, a pool vendor, is making a claim for, among other claims, breach of contract, breach of fiduciary duty and slander/libel in connection with termination of a third party property manager. In addition, the guarantor is a defendant in a litigation in which the plaintiff is claiming unspecified compensatory and punitive damages for, among other claims, negligent misrepresentation, fraud and breach of contract in connection with a sale of the guarantor’s security interests in a residential apartment complex. The case is currently under review by the insurance companies and is expected to be sent to arbitration. Based on discussions with the borrower and its counsel at the time of origination, the estimated potential aggregate liability under the pending proceedings is approximately $5.5 million.

●	With respect to the Sherman Plaza Fee Mortgage Loan (0.6%), the recourse guarantor (and minority interestholder in the related borrower) Louis Silver is currently a defendant in a suit filed in May 2017 by Nathan Silver, a minority interestholder in the related borrower, individually and on behalf of Logan Square Aluminum Supply, Inc. (an indirect parent of the related borrower) and Silver Real Estate Management and Development Corp. (the “Plaintiff Companies”), in each of which Louis Silver and Nathan Silver hold minority interests. The suit seeks monetary and injunctive relief relating to the Plaintiff Companies.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties, are subject to property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and certain of such Mortgaged Properties that are subject to PIPs.

With respect to the 6420 Wilshire Mortgage Loan (5.7%), the Mortgage Loan documents require the borrower to complete and pay for certain modernization work on nine elevators at the Mortgaged Property within 30 months of origination. The elevator work is budgeted to cost $1,631,000. The Mortgage Loan is recourse to the borrower sponsor for costs related to the required elevator renovation. No funds were reserved at origination for the elevator work. There can be no assurance that the borrower would be able to, or would, pay any required renovation costs.

With respect to the InterContinental San Francisco Mortgage Loan (4.6%), soon after the related Mortgaged Property opened in 2008, an issue was noted on some of the insulated glass units (“IGU”) comprising the glass exterior or “curtainwall” of the Mortgaged Property, relating to a run down within the air space of the primary polyisobutylene (“PIB”) gray seal that occurs between the outer and inner pane of glass along the spacer. In connection with the origination of the Mortgage Loan, a consulting firm was engaged to review and make recommendations as it relates to the glass curtainwall issues at the Mortgaged Property. Following a limited review of the glass installed on the building, the consultant determined that there was no reasonable risk of any glass plate falling from the building. The borrower is required to replace all glass on floors one through six, on or prior to August 22, 2019, which the consultant estimated would cost approximately $6.9 million. At loan origination, the borrower reserved $10,000,000 in a lender-controlled account (which represents over 140% of the consultant’s estimate). The consultant also recommended that the borrower monitor the remaining glass at the Mortgaged Property. On or about each of December 6, 2019, June 6, 2022, December 6, 2024 and June 6, 2027, the Mortgage Loan documents require the borrower to engage a consulting firm selected by the lender in its reasonable discretion to complete an inspection and issue a report. The borrower will be required to replace any glass identified in the report as needing to be replaced within 120 days after notice of the same from the lender, which may be extended by the lender, in the lender’s reasonable discretion. Failure to complete the glass replacement within the time frame outlined in the loan documents (beyond applicable notice and cure periods), will be an event of default under the Mortgage Loan documents. We cannot assure you that all issues related to the glass curtainwall were identified, or that additional issues will not arise in the future. According to the consultant’s report, the PIB seal is essential to the IGU; any break in the seal can lead to condensation, fogging and other degradation of the IGUs. The consultant’s report recommended that if any IGU is found have failed (i.e. fogged) then each pane of glass demonstrating this type of failure be replaced. If it were determined that all glass above level six requires replacement, the consultant’s report estimated the total cost at $25,000,000. Such cost has not been escrowed. The borrower settled a lawsuit with the contractor that installed the windows for an undisclosed amount for the future repair and replacement of the windows if necessary; the funds received in settlement (or any amounts the borrower may receive in the future) relating to the window defects are neither collateral nor security for the Mortgage Loan.

With respect to the Rochester Hotel Portfolio Mortgage Loan (3.7%),the borrowers plan to complete certain renovation work that is anticipated to include eight distinct components, consisting of the (i) Kahler Grand towers rooms renovation, (ii) the Kahler Grand regular rooms renovation, (iii) Kahler Grand bathroom renovation, (iv) Kahler Grand exterior work and lobby upgrades, (v) the Kahler Grand extended stay room conversions (converting approximately 140 rooms into approximately 66 extended stay rooms), (vi) the Kahler Grand ADA room conversions (converting approximately 44 rooms into approximately 18 ADA-compliant rooms), (vii) the Kahler Inn & Suites room renovations and (viii) the Kahler Grand and Kahler Inn & Suites public space renovation. The foregoing items (i)-(iv) are required to be completed within 36 months of the loan origination date and the remaining restoration work is required to be completed within 54 months of the loan origination date. In connection with the origination of the Rochester Hotel Portfolio Mortgage Loan and the aforementioned planned renovation work, the borrowers are required to deposit into a renovation reserve account held by the lender on each monthly payment date for the first 30 monthly payment dates, an amount equal to (a) $500,000 plus (b) the amount that would have been required to be deposited into the furniture, fixtures and equipment reserve for the Kahler Grand Mortgaged Property and the Kahler Inn & Suites Mortgaged Property on such date (which is generally equal to 5.0% of the projected rents for the prior month (excluding revenue from the retail leases) as set forth in the most recent approved annual budget). The proposed renovations described above and as set forth in the loan agreement disclose the general nature of the planned renovations, and has a preliminary proposed budget of approximately $18.6 million. Because the final scope of renovation work has not been identified or escrowed for at loan closing, we cannot assure you of what the final scope of work will consist of, what the final budget will be, whether the reserve will be funded as required, or whether the required monthly payments or any excess cash flow sweep will be sufficient to fund the renovation work. However, the Mortgage Loan documents require, except with respect to the room conversion projects (identified in (v) and (vi) above), that prior to commencing renovation work, the escrow contains at least 110% of the budgeted amount for such component and with respect to the room conversion projects, 115% of the related budgeted amount.

With respect to the 90 Hudson Mortgage Loan (2.7%), the borrower has the right, under the related Mortgage Loan documents, to perform certain improvements and alterations to the lobby of the building without the lender’s consent. At the time of origination, the borrower had not developed specific plans or a budget for the improvements. To the extent the cost of performing such work exceeds $2,000,000, the Mortgage Loan documents require the borrower to deposit an amount equal to the cost of performing such work as reasonably estimated by the borrower (and confirmed by the lender, such confirmation not to be unreasonably withheld). The potential lobby renovations potentially include new flooring throughout the main lobby and elevator corridor, turnstile addition before the elevator corridor, new and updated furnishings throughout the lobby, wall treatments and/or removal of wood paneling and painting the ceiling. The borrower has the right to deliver one or more letters of credit from time to time in lieu of the deposits required into the lobby work reserve.

With respect to the Mesquite Terraces Mortgage Loan (2.3%), the borrower is required to complete an elective capital improvement plan, which includes upgrades to, among other things, the building exteriors, fitness center, clubhouse, outdoor kitchen and unit furnishings. The Mortgage Loan documents require the borrower complete the capital improvement plan by no later than August 1, 2019. In connection with such renovations, the borrower reserved $1,003,000 on the origination date, which represents the full estimated cost of the capital improvement plan according to the budget provided by the borrower.

With respect to the Village on the Park Southgate Mortgage Loan (1.8%), the borrower has commenced renovations and in-unit upgrades at the Mortgaged Property, including renovations to kitchens, bathrooms, and common areas. The borrower reserved $1,829,600 at origination of the Mortgage Loan in respect of such renovations, which represents 100% of the estimated costs of such renovations.

With respect to the Residence Inn Sacramento Airport Natomas Mortgage Loan (1.6%), the borrower is required to complete a PIP, which includes upgrades and renovations to, among other things, exterior portions of the building, guestrooms, fitness center, bathrooms and signage, by December 31, 2019. In connection with the PIP, the borrower reserved $1,000,000 at origination of the Mortgage Loan. The estimated aggregate cost of the PIP is $1,000,000.

With respect to the Towers at University Town Center Mortgage Loan (1.0%), the borrower is required to complete an elective capital improvement plan, which includes upgrades to, among other things, furniture, clubhouse and amenities and appliances, within 24 months following the origination of the Mortgage Loan. In connection with such renovations, the borrower reserved $5,083,948 on the origination date.

With respect to the Courtyard Marriott Indianapolis Northwest Mortgage Loan (0.6%), the borrower is required to complete a PIP, which includes upgrades and renovations to, among other things, exterior portions of the building, guestrooms, fitness center, and fixtures, furniture and equipment, by February 14, 2019 following the origination of the Mortgage Loan. The borrower reserved $4,022,000 at origination of the Mortgage Loan, which represents 110% of the outstanding costs of the PIP.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the Mortgage Loans identified with control numbers 1 through 15 on Annex A to this prospectus.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency.

One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●	The Towers at University Town Center Mortgaged Property (1.0%) previously secured a loan to a prior owner of the Mortgaged Property that was originated in 2007 by KeyBank National Association and securitized in the MLCFC 2007-8 securitization. The appraisal obtained at origination of the prior loan provided a value of $79,000,000. In 2012, the special servicer for the MLCFC 2007-8 securitization foreclosed on the Mortgaged Property with a credit bid of $39,150,000. The borrower sponsor purchased the Mortgaged Property from the MLCFC 2007-8 securitization trust in December 2017 with the proceeds of the Towers University Town Center Mortgage Loan for $69,500,000. At the time of the sale to the borrower sponsor, the prior debt had an outstanding principal balance of approximately $47.5 million. There was ultimately no loss to the trust on the previous mortgage loan in connection with the foregoing.

Borrowers, Principals or Affiliated Entities Were Parties to Defaults, Bankruptcy Proceedings, Criminal Proceedings, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been parties to loan defaults, bankruptcy proceedings, criminal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship as a single Mortgage Loan) taking into account any such material defaults, proceedings, transactions and/or mortgage loan workouts that have occurred within the last 15 years and of which we are aware:

●	With respect to The SoCal Portfolio Mortgage Loan (4.6%), the sponsor of The SoCal Portfolio Mortgage Loan held an unrelated loan secured by an unrelated portfolio of office, retail, and industrial properties. The unrelated loan went into default in 2009 and the related sponsor subsequently transferred the portfolio to the lender by deed-in-lieu of foreclosure. In connection with a separate loan secured by an airport industrial property, the related sponsor was unable to upsize the loan to meet the revised design plans of a large tenant, and the borrower under such loan subsequently filed bankruptcy in order to have a receiver appointed and obtain a debtor-in-possession refinancing. Upon closing of the refinancing the original lender suffered no loss.

●	With respect to the Greystone Park and The Meridian at Deerwood Park Mortgage Loan (3.7%), the Mortgaged Properties were acquired by the sponsor as part of a four-property portfolio in 2006 in part using an approximately $56.0 million balance sheet loan. The sponsor was unable to stabilize the portfolio after acquisition, and ultimately negotiated a discounted payoff of approximately $49.3 million in 2011. In June 2015, JPMCB provided the sponsor with a floating rate interest loan that was secured by three of the properties in the original portfolio (including the two Mortgaged Properties). Proceeds from the Mortgage Loan were used to refinance the floating rate loan in full. In addition, the sponsor has disclosed the following:

o	The sponsor acquired a property in 2005 intended for conversion into office units for attorneys in anticipation of construction of a new county courthouse, which became indefinitely suspended, causing the sponsor to ultimately default on a related long term parking agreement. The sponsor ultimately settled on the parking agreement default and recapitalized the project in 2013.

o	Affiliates of the sponsor also defaulted on an approximately $8 million loan secured by a student housing project that ultimately resulted in a foreclosure.

o	One of the sponsors established a $15,000,000 credit line with Anglo Irish Bank in 2007. The credit line matured in January 2011, and Anglo Irish Bank ultimately sold the loan to a third party lender. In October 2012, the sponsor received a slight reduction from the third party lender and paid off the credit line through a new credit line with another lender.

●	With respect to the Chicago Infill Industrial Portfolio Mortgage Loan (2.8%), Investcorp US Real Estate, LLC, one of the sponsors, is a defendant in a lawsuit for a foreclosure related to certain property located at 234 West 48th Street, New York, New York. The lender has commenced foreclosure proceedings. The sponsor is also being sued by another lender, which filed suit on January 23, 2018 in Wisconsin state court. The complaint alleges waste and neglect of the Crown Plaza Madison hotel. The hotel was collateral for an approximately $12.3 million loan that was guaranteed by the sponsor. In addition, the Mortgaged Property was previously a portion of the collateral for a portfolio loan that was securitized. The loan ultimately was transferred to special servicing and restructured and extended in 2012. The prior financing was ultimately paid off in full.

●	With respect to the Atrium Center Mortgage Loan (2.7%), an affiliate of the sponsor, that is under common control with the borrower for the Mortgage Loan, was involved in a loan workout due to the occurrence of a default at another property owned by the sponsor. The lender was subsequently paid off and the lien was ultimately released.

There are likely other material defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan, and considering any related Mortgage Loans under common borrower sponsorship), or (iii) otherwise occurred at any time (including with respect to the 17 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, industrial, mixed use and self storage Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Eight (8) of the Mortgaged Properties, securing, in whole or in part, eight (8) Mortgage Loans (12.1%), are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 3.2% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the

5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, retail, mixed use and industrial Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
90 Hudson	2.7%	Lord Abbett	60.5%	12/31/2024	11/1/2027
The Meridian at Deerwood Park	1.8%	DB USA Core Corporation	100.0%	12/31/2019(2)	4/1/2023
152 Ridge Road	1.2%	Five Stars Warehousing and Distribution NJ LLC	100.0%	11/30/2025	3/6/2028
1735 Jersey Avenue	1.8%	Top Logistics Services, LLC	98.1%	1/31/2027	3/6/2028
The Stimson Building	0.4%	Seven Steakhouse	100.0%	12/31/2026	12/6/2027
Airport One Office Park	0.2%	The Capital Group Companies	100.0%	4/30/2025	2/6/2028
Anaheim Stadium Industrial	0.03%	Labeltronix, LLC	51.8%	1/31/2019	2/6/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

(2)	DB USA Core Corporation, an affiliate of Deutsche Bank, has eight leases covering five buildings at the Mortgaged Property, with expiration dates of 12/31/2019, 10/31/2020 or 12/31/2020.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
Fresno Industrial Center	0.3%	51.8%	2020	2/6/2028

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii)	if the borrower fails to provide a designated number of parking spaces,

(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi)	if a tenant’s use is not permitted by zoning or applicable law,

(vii)	if the tenant is unable to exercise an expansion right,

(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii)	if the borrower defaults on any other obligations under the lease, or

(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after, the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the 6420 Wilshire Mortgage Loan (5.7%), the second largest tenant, Ranker, Inc., representing 6.3% of the net rentable square footage, has the right to terminate its lease on March 31, 2018, with 12 months’ notice and payment of a termination fee.

●	With respect to the CrossPoint Mortgage Loan (4.6%), the second largest tenant, Verizon New England, representing approximately 23.9% of the net rentable area, is permitted to terminate up to approximately 69.7% of its space effective December 31, 2020, and to terminate the remaining approximately 29.3% of its space effective May 31, 2021, by giving notice not later than December 31, 2019 and paying a termination fee equal to the unamortized balance of tenant improvements, brokerage commissions, free rent and other costs incurred by the landlord for the space.

●	With respect to the 907 Market Street Mortgage Loan (2.6%), the sole tenant, Health Partners Plans, has the right to terminate its lease effective December 1, 2027 upon written notice prior to December 1, 2026, and payment of a termination fee.

●	With respect to the Oak Portfolio Mortgage Loan (2.3%), the Oakmont Center Property (0.5%), the largest tenant, JP Morgan Chase Bank, NA, representing 34.3% of the net rentable square footage, has the right to terminate the lease, effective April 30, 2021, by providing advance notice to the landlord by April 30, 2020 and a termination fee. In addition, the second largest tenant, Gamma Technologies, LLC, representing a collective 23.1% of the net rentable square footage, pursuant its two leases at the Mortgaged Property, has the one-time right to terminate its leases, effective May 31, 2020, by providing advance notice to the landlord by May 31, 2019 and a termination fee.

●	With respect to the Centro Retail Condo Loan (0.2%), both John Smith Subs and Bella Mia Mia, representing 27.6% of the net rentable square footage, and 23.0% of the net rentable square footage, respectively, have a one-time right to terminate their respective leases after the fourth year of the initial lease term.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Twelve Oaks Mall Mortgage Loan (4.6%), the second largest tenant, H&M, occupying approximately 3.4% of the net rentable square footage at the Mortgaged Property, has the right to terminate its lease effective as of the last day of the fifth lease year (ending December 2023) if gross sales during the fourth lease year do not exceed $6,500,000.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the Mortgage Loans identified with control numbers 1 through 15 on Annex A to this prospectus.

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Patchwork Farms Shopping Center Mortgage Loan (1.4%), Publix, the largest tenant at the Mortgaged Property, occupies approximately 55.9% of the net rentable square footage at the Mortgaged Property. Under its lease, the tenant is not required to continuously occupy or operate its leased premises. In the event the tenant ceases operations for a period of six consecutive months (other than cessations for cause under the lease), the borrower has the right to terminate the lease.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
CrossPoint	4.1%	GSA – IRS(1)	2.8%	6.1%
Bay Tech North	1.2%	State of California - Dept of Health(2)	15.3%	27.1%
Bay Tech North	1.2%	State of California – DMV(3)	8.9%	26.9%
Sierra Gateway	0.3%	GSA (United States of America)(4)	10.4%	21.7%
Anaheim Stadium Industrial	0.03%	Department of Food and Agriculture(5)	15.6%	20.1%

(1)	The related tenant may terminate the lease at any time after June 1, 2021 upon 180 days’ notice.

(2)	The related tenant may terminate the lease at any time upon 30 days’ notice.

(3)	The related tenant may terminate the lease at any time upon 30 days’ notice.

(4)	The related tenant may terminate the 8,892 square foot lease at any time upon 180 days’ prior notice and may terminate the 4,996 square foot lease at any time after May 16, 2020, upon 90 days’ written notice.

(5)	The related tenant may terminate the lease upon 180 days’ written notice.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the 599 Broadway Mortgage Loan (3.2%), 599 Broadway JS, LLC (Jeff Sutton) is the sole tenant and leases 100% of the net rentable square footage at the Mortgaged Property. Its lease expires on February 28, 2057, which is after the maturity date of February 1, 2028. The tenant subleases its entire space to two sub-tenants, American Eagle Outfitters, Inc. (the sub-floor and first two floors of the building) and The Wella Corporation (the third floor of the building). The sublease for American Eagle Outfitters, Inc. expires April 30, 2025, and the sublease for The Wella Corporation expires July 30, 2029. Underwritten Revenues was based on the rent in the prime lease.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the 6420 Wilshire Mortgage Loan (5.7%), the fifth largest tenant, Taban, occupying approximately 5.2% of the net rentable square footage at the Mortgaged Property, has executed a lease but has not yet taken occupancy or commenced paying rent under its lease and is not required under the lease to occupy the leased premises. The rent commencement date is April 1, 2018. At origination, the borrower was required to reserve $499,291 for outstanding free or abated rent. See “—Affiliated Leases and Master Leases”.

●	With respect to the Twelve Oaks Mall Mortgage Loan (4.6%), the second largest tenant, H&M, occupying approximately 3.4% of the net rentable square footage at the Mortgaged Property, has signed a lease to relet its space within the Mortgaged Property but is not in occupancy of such new space or paying rent for such space. The tenant has a rent abatement period until November 2018. If such space is not delivered by March 2019, the tenant has the right to terminate its lease.

●	With respect to the CrossPoint Mortgage Loan (4.1%), the largest tenant, Kronos Incorporated, representing approximately 38.3% of the net rentable square footage, executed a lease in May 2016. The tenant currently occupies 468,110 square feet at the Mortgaged Property but is currently building out the remainder of its 505,664 square foot leased space and is in a free rent period through February 2019. At origination, the borrower reserved $6,500,000 in connection with Kronos Incorporated’s free rent.

●	With respect to the Atrium Center Mortgage Loan (2.7%), Dana Farber Cancer Institute, which is the largest tenant at the Mortgaged Property and leases approximately 49.0% of total net rentable square footage, has executed a lease and taken occupancy but has not yet commenced paying rent under its lease. The rent commencement date is May 1, 2018. At origination, the borrower was required to reserve $21,161,047 for outstanding tenant improvements and leasing commissions at the Mortgaged Property and approximately $2,397,212 for outstanding free or abated rent (including for Dana Farber Cancer Institute).

●	With respect to the 1735 Jersey Avenue Mortgage Loan (1.8%), Top Logistics Services, LLC, which is the largest tenant at the Mortgaged Property and currently leases approximately 54.5% of total net rentable square footage, has agreed to lease an additional 160,000 square feet, effective February 1, 2019. Upon the commencement date of such expansion, Top Logistics Services, LLC will occupy 98.1% of the total net rentable square footage at the Mortgaged Property. The underwriting for this Mortgaged Property assumes that Top Logistics Services, LLC is in possession of the additional 160,000 square feet.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties:

●	With respect to The SoCal Portfolio Mortgaged Properties (4.6%), the County of Los Angeles, which is the second largest tenant at The SoCal Portfolio Mortgaged Properties, leases approximately 58,755 square feet, of which 9,255 square feet is used by the Department of Mental Health at the leased premises located at the Palmdale Place Mortgaged Property on a month-to-month basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Tenants in Financial Distress or Affiliated with a Parent or Related to a Chain That Is in Financial Distress or Closing Retail Locations

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties securing the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or certain significant anchor tenants at those Mortgaged Properties:

●	On January 4, 2018, Macy’s, Inc. announced the closing of 11 Macy’s stores. These store closures are part of the approximately 100 closings announced in August 2016. Macy’s, Inc. also announced its intention to close 19 additional stores over the next few years. With respect to the Twelve Oaks Mall Mortgage Loan (4.6%), Macy’s is an anchor tenant at the shopping mall, a portion of which constitutes the Mortgaged Property. We cannot assure you that the Macy’s store will not be closed as a result of Macy’s store closure announcement or otherwise or that the closing of any Macy’s store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On November 10, 2017, JC Penney Company, Inc. (“JC Penney”) announced that it closed 139 stores through the end of the third quarter of 2017. These closings are part of the approximately 130-140 store closings and the closing of two distribution facilities announced in February 2017 over the following months. In the case of the Twelve Oaks Mall Mortgage Loan (4.6%), JC Penney is an anchor tenant at the shopping mall, a portion of which constitutes the Mortgaged Property. We cannot assure you that the JC Penney store adjacent to the Twelve Oaks Mall Mortgaged Property will not be closed as a result of JC Penney’s store closure announcement or otherwise. We further cannot assure you that the closing of any other JC Penney store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	On August 24, 2017, Sears Holdings Corp. (“Sears”) announced that it closed 180 stores in fiscal year 2017 and its plan to close 150 stores by the end of the third quarter of 2017. These closings are part of the store closings previously announced in January 2017. In the case of the Twelve Oaks Mall Mortgage Loan (4.6%), Sears is an anchor tenant at the related shopping mall, a portion of which constitutes the Mortgaged Property. We cannot assure you that such Sears store will remain open for business. We further cannot assure you that the closing of any other Sears store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 17 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the 907 Market Street Mortgage Loan (2.6%), the largest tenant, Health Partners Plans, which represents 100.0% of the net rentable square footage, is a not-for-profit organization.

●	With respect to the HIP Brooklyn Mortgage Loan (2.3%), the largest tenant, Health Insurance Plan of Greater NY, which represents 100.0% of the net rentable square footage, is a not-for-profit organization.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the Mortgage Loans identified with control numbers 1 through 15 on Annex A to this prospectus.

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties:

●	With respect to the InterContinental San Francisco Mortgage Loan (4.6%), pursuant to the management agreement between the borrower and its affiliated hotel manager, IHG Management (Maryland) LLC, the hotel manager has a right of first refusal with respect to any bona fide third party offer to purchase the Mortgaged Property received by the borrower. Such right of first refusal does not apply to a foreclosure or other exercise of remedies by the lender, but would apply to a subsequent transfer.

●	With respect to the Residence Inn Pasadena Mortgage Loan (4.3%), the property manager, Residence Inn by Marriott, LLC, has a right of first offer to purchase the Mortgaged Property. If the borrower desires to sell the Mortgaged Property to a third party, the borrower is required to notify the property manager and give the property manager 45 days to attempt to negotiate the terms to purchase the Mortgaged Property. If, after the expiration of such 45 day period, the borrower and the property manager cannot agree on mutually acceptable terms, the borrower may sell the Mortgaged Property to a third party on terms not materially more favorable to such third party as were offered to the property manager and subject to the following conditions: (i) the borrower is required to notify the property manager, in writing, of the proposed sale and provide the property manager with any information it requests and (ii) within 20 days after receipt of the borrower’s notice, the property manager is required to either consent or not consent to such sale. If the property manager consents, the closing is required to occur within 180 days following delivery of borrower’s notice, or else the right of first offer will reset. The property manager will have the right to require the purchaser to enter into a new management agreement on the same terms as the current management agreement. The right of first offer right does not apply to a transfer, a sale or assignment to a lender, or a foreclosure sale.

●	With respect to the CrossPoint Mortgage Loan (4.1%), the largest tenant, Kronos Incorporated, has a right of first offer to purchase the Mortgaged Property so long as (i) Kronos Incorporated (or any permitted transferee) is still a tenant at the Mortgaged Property, (ii) Kronos Incorporated has not (a) sublet more than 25% of its premises or (b) assigned its lease to a party with a lower net worth than Kronos Incorporated and (iii) there is no material default under the lease. The lender will be required to deliver to Kronos Incorporated a Purchase and Sale Agreement detailing the terms of the proposed sale, and Kronos Incorporated will have 60 days to provide notice of its acceptance along with a deposit of $7,500,000. If Kronos Incorporated fails to deliver notice within 60 days, it will lose the right of first offer. Kronos Incorporated entered into a subordination, non-disturbance and attornment agreement with the lender, under which Kronos Incorporated agreed that its right of first offer does not apply to a sale pursuant to an exercise of a power of sale, foreclosure, delivery of a deed in lieu of foreclosure or any subsequent sale of the Mortgaged Property.

●	With respect to the Marriott Charlotte City Center Mortgage Loan (3.9%), if the borrower or any party directly or indirectly controlling the borrower decides to enter into a transfer (excluding (a) a transfer to an affiliate of the direct or indirect ownership interests in the borrower, (b) any initial public offering of the direct or indirect ownership interests in the borrower, and (c) a change in ownership resulting from foreclosure under a mortgage, deed of trust or similar instrument), the hotel manager, Marriott Hotel Services, Inc. (“Marriott Manager”) may offer to buy the hotel on the terms set forth in the notice within 30 days from the date of notification. At origination, the lender, borrower and Marriott Manager entered into a subordination, non-disturbance and attornment agreement which provides that the right will not be triggered for any transfer, sale or assignment to a designee of an institutional lender (or a designee of a trustee for such lender) at a foreclosure, deed-in-lieu of foreclosure or similar conveyance, provided that such transfer, sale or assignment is not to a competitor of Marriott Manager (as defined in the related management agreement). However, the right will apply to subsequent transactions to the extent the management agreement remains effective following a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Rochester Hotel Portfolio Mortgage Loan (3.7%), as to each of the Rochester Marriott (1.4% by allocated loan amount) and Residence Inn Rochester Mortgaged Properties (0.4% by allocated loan amount), the franchisor, Marriott International, Inc., in the case of a transfer to a competitor of the franchisor of (i) the related Mortgaged Property, (ii) the borrower’s interest in the franchise agreement or (iii) an ownership interest in the borrower or its control affiliate, may do any of the following: (1) acquire the related Mortgaged Property for cash at the same price or rent and upon the same terms (if the proposed transfer is a sale or lease for cash); (2) if the proposed transfer is a purchase or lease of all or a portion of the ownership interests in the related Mortgaged Property, of the borrower or its control affiliate, or a merger with or into the borrower or its control affiliate, or the acquisition of the borrower’s ownership interest in the Mortgaged Property, or any sale or lease of the Mortgaged Property involving non-cash consideration, or other form of transfer, purchase or lease the related Mortgaged Property at the purchase or lease price under terms consistent with such offer as agreed to by the parties; (3) place the borrower in default and give notice of its intent to terminate the franchise agreement; or (4) consent to such transfer, on such terms as it may require, in its sole discretion. Such rights will apply to a foreclosure sale, or deed-in-lieu of foreclosure of the related Mortgaged Property and/or a subsequent sale by the issuing entity, to the extent they result in the transfer of such Mortgaged Property to a competitor of the franchisor.

●	With respect to the 599 Broadway Mortgage Loan (3.2%), any owner of a condominium unit at Soho International Arts Condominium (including the borrowers) who receives a bona fide offer to either purchase or lease its unit is required under the condominium association bylaws to give notice to the board of managers with specific terms of the offer. The board then will have a right of first offer to purchase or lease the applicable unit. The board may not exercise any option to purchase or lease any unit without the prior approval of a majority of the owners, and the bylaws provide that the right is not applicable to any foreclosure sale or deed-in-lieu of foreclosure by a permitted mortgagee in a bona fide transaction. However, the right will apply to subsequent transactions by the owner of a unit. In addition, if the borrowers intend to the sell the Mortgaged Property, the borrowers are required to notify the sole tenant at the Mortgaged Property, 599 Broadway JS LLC, prior to offering to sell to a third party. The tenant has a right of first offer to purchase the Mortgaged Property on the same terms and conditions. This right does not apply to any transfers between the borrowers and other entities under the control of the borrowers or transfers to (whether by deed-in-lieu of foreclosure or otherwise) any fee mortgagee or its designee, but the right will apply to subsequent transfers.

●	With respect to the Chicago Infill Industrial Portfolio Mortgage Loan (2.8%), KDM Enterprises, L.L.C., has a right of first refusal to purchase the 820 E. Commerce building in connection with a sale of the related property. The borrower has a post-closing obligation to use commercially reasonable efforts to amend the tenant’s lease to provide that the right will be subordinate to any mortgage on the property and will not apply in the event of a foreclosure or deed-in-lieu of foreclosure or the first subsequent sale following such foreclosure or deed-in-lieu. The Mortgage Loan documents provide that the borrower’s failure to deliver the executed amendment will not constitute a default or event of default provided that the borrower is continuing to use commercially reasonable efforts to obtain the amendment. In addition, another tenant, Novomatic Americas Sales LLC, has a right of first offer to purchase the 1050 E. Business Center building. The lease provides that the right will be extinguished upon any foreclosure of the Mortgaged Property.

●	With respect to the HIP Brooklyn Mortgage Loan (2.3%), the sole tenant, Health Insurance Plan of Greater NY, has a right of first refusal in connection with borrower’s offer to sell, transfer or otherwise dispose of the Mortgaged Property to a third party. The tenant has 30 days to accept an offer. The right of first refusal does not apply in the event of foreclosure.

●	With respect to the Residence Inn Sacramento Airport Natomas Mortgage Loan (1.6%), the related franchisor at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal does not apply to a foreclosure, deed-in-lieu of foreclosure, or any other exercise of the lender’s rights as a secured lender.

●	With respect to the Patchwork Farms Shopping Center Mortgage Loan (1.4%), Publix, the largest tenant at the Mortgaged Property, has a right of first refusal upon the landlord’s receipt of an acceptable, bona fide, arms-length offer from, or making of such an offer to, a third party for all or a portion of the shopping center. Under the related lease, the sale, transfer, conveyance or assignment of all or a portion of the equity interests in the landlord (except for publicly traded stock on a nationally recognized stock exchange) is deemed to be a sale of all or a portion of the shopping center. Under the related lease, such right expressly does not apply to any form of financing, foreclosure sale, deed-in-lieu of foreclosure or otherwise but will apply to subsequent transfers.

●	With respect to the Courtyard Marriott Indianapolis Northwest Mortgage Loan (0.6%), the related franchisor at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the borrower or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal does not apply to a foreclosure, deed-in-lieu of foreclosure, or any other exercise of the lender’s rights as a secured lender.

●	With respect to the Oakmont Center Mortgage Loan (0.5%), the largest tenant, J.P. Morgan Chase Bank, N.A., representing 34.3% of the net rentable square footage at the Mortgaged Property, has the right of first offer to purchase the building, subject to any pre-existing rights other tenants.

●	With respect to the CVS Lawton Mortgage Loan (0.3%), the single tenant has a right of first refusal to purchase the Mortgaged Property in the event the related borrower desires to sell the premises during any extension period of the lease (occurring after 2041). The right of first refusal to purchase the Mortgaged Property does not apply to a sale or conveyance of the Mortgaged Property in foreclosure or pursuant to a deed in lieu of foreclosure.

●	With respect to the Centro Retail Condo Mortgage Loan (0.2%), the largest tenant, Ocean Bank, which represents 49.4% of the net rentable square footage at the Mortgaged Property, has the right of first offer to purchase the Mortgaged Property in the event that the borrower elects to sell the Mortgaged Property. The right of first offer does not apply to a foreclosure, deed-in-lieu of foreclosure, or any other right asserted by the lender pursuant to the related mortgage.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the 6420 Wilshire Mortgage Loan (5.7%), approximately 5.2% of the net rentable square footage is leased to Taban, an affiliate of the borrower. The lease has a 10 year term, and Taban is required to begin paying rent on April 1, 2018 (upon lease expiration of the previous tenant leasing that space), but is not required to occupy the leased premises. The lease is guaranteed by the owners of Jade Enterprises, LLC, one of which is the borrower sponsor, and the lender is a third party beneficiary of such lease guaranty. The lease is fully subordinate to the Mortgage Loan and the lender has the right to terminate the lease upon an event of default under the Mortgage Loan. See “—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs”.

●	With respect to the Chicago Infill Industrial Portfolio Mortgage Loan (2.8%), an affiliate of the borrower master leases the entire Mortgaged Property to provide a transaction structure that complies with Shari’ah. Please see “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Shari’ah Compliant Loans” for additional information.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

Other Tenant Issues

●	With respect to the CrossPoint Mortgage Loan (4.1%), the fifth largest tenant, the GSA - IRS, representing approximately 2.8% of the net rentable area, leases its space under a GSA lease that is subject to novation. The lease is currently in the name of the previous owner, which has assigned its rights as landlord to the borrower. A novation has been submitted for GSA approval.

●	With respect to the San Juan Village Mortgage Loan (0.7%), the second largest tenant, Round Table Pizza, representing approximately 7.8% of the net rentable square footage, exceeds the 3,200 square foot size restriction for restaurants that is set out in the Covenants, Conditions and Restrictions (“CC&Rs”) affecting the Mortgaged Property. The parties to the CC&Rs are the borrower sponsor and the owners of the non-collateral FoodMaxx and Arby’s located in the shopping center. Round Table Pizza has been out of compliance with the agreement since it expanded its space to 4,300 square feet in 1995; however the tenant is not deemed to be in default under the agreement until it receives notice of such violation and 30 days has passed. Upon receiving notice of the violation, the tenant would have to vacate or reduce its square footage to comply with the CC&R’s. To mitigate this risk, the Mortgage Loan is recourse to the borrower sponsor for any loss that occurs as a result of a violation or default of the applicable portion of the CC&Rs. None of Round Table Pizza, the borrower sponsor nor the borrower has received notice of a violation of the CC&Rs. There can be no assurance that the borrower sponsor would be able to, or would, pay any amount due under the above-referenced guaranty.

Insurance Considerations

In the case of 61 Mortgaged Properties, which secure, in whole or in part, 32 Mortgage Loans (85.3%), the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Marina Heights State Farm Mortgage Loan (4.1%), the largest tenant, State Farm, representing approximately 97.1% of the net rentable square footage, may be the insurance provider, so long as it meets the requirements regarding insurance providers and policies set forth in the loan documents.

●	With respect to the CVS Lawton Mortgage Loan (0.3%), provided the lease to the single tenant at the Mortgaged Property is in full force and effect, no default exists under the single tenant’s lease, the single tenant or any lease guarantor under the single tenant’s lease remains fully liable for the obligations and liabilities under the single tenant’s lease and maintains an S&P rating of at least “BBB” and maintains, through a program of self-insurance or otherwise, the insurance required to be maintained under the single tenant’s lease, the borrower’s obligation to maintain the insurance required under the Mortgage Loan documents is provisionally suspended.

●	With respect to the PNC Chicago Fee Mortgage Loan (0.2%), provided the lease to the single tenant at the Mortgaged Property is in full force and effect, no default exists under the single tenant’s lease, the terms of the single tenant’s lease and subordination, non-disturbance and attornment agreement remain unchanged, and the single tenant remains fully liable for the obligations under the lease and maintains an S&P rating of at least “BBB”, the borrower’s obligation to maintain the insurance required under the Mortgage Loan documents is provisionally suspended. At origination, the single tenant insured the Mortgaged Property by self-insurance. The single tenant’s lease governs the disbursement of proceeds following a casualty at the Mortgaged Property.

●	With respect to the Centro Retail Condo Mortgage Loan (0.2%), the Mortgaged Property is subject to a 359 unit condominium regime, and the borrower owns one unit. The condominium regime maintains insurance with respect to the common elements of the Mortgaged Property, and the borrower is required to cause the condominium association to maintain all insurance required under the condominium documents and to cause the condominium association to maintain any additional coverage required to satisfy the Mortgage Loan documents. The Mortgage Loan documents permit insurance to be provided with respect to the Mortgaged Property by Tower Hill Prime Insurance Company, which is rated A-:VII by A.M. Best, provided that such rating is not downgraded and that upon the expiration of the current insurance policy, the borrower obtains a policy covering the Mortgaged Property with a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A-” (or its equivalent) or better by S&P. Under the condominium documents, any proceeds with respect to the Mortgaged Property following a casualty are held by the condominium board or an insurance trustee the condominium board selects.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the 599 Broadway Mortgage Loan (3.2%), the related Mortgaged Property is located in the SoHo Cast Iron Historic District in New York City. The SoHo Cast Iron Historic District was designated by the New York City Landmarks Preservation Commission in 1978, and the Mortgaged Property is also listed on the National Register of Historic Places and was declared a National Historic Landmark. Permits for certain types of alterations, reconstructions, demolitions or new construction affecting the Mortgaged Property require the approval of the NYC Landmarks Preservation Commission.

●	With respect to the Storage Elevated Loan (0.7%), the Mortgaged Property is subject to a use restriction related to environmental conditions, which prohibits the use of the Mortgaged Property as a managed care facility, hospital, day care, or any type of business that would require a caretaker to reside on the site. See “—Environmental Considerations”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representation and warranty no. (24) (Local Law Compliance) on Annex E-1A to this prospectus and representation and warranty no. (26) (Local Law Compliance) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B or Annex E-2B to this prospectus. See “Risk Factors—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to The SoCal Portfolio Mortgage Loan (4.6%), the Mortgage Loan documents provide that the Mortgage Loan is recourse to the related borrower and guarantor for losses associated with any misrepresentation or inaccuracy in any representation or warranty or breach or failure to perform any covenants or other obligations pursuant to the Mortgage Loan documents related to environmental matters. However, the Mortgage Loan documents permit the indemnitor under the environmental indemnity to elect to provide environmental insurance policies covering the Mortgaged Properties. In the event that the Mortgagor or another indemnitor under the indemnity presents a claim arising under the environmental insurance policy, the related lender agrees that it will withhold pursuing its rights under the environmental indemnity until the earlier to occur of (i) denial of the claim or (ii) 90 days following the date which the claim was presented. Claims under the environmental indemnity are reduced to the extent the related lender actually receives funds in respect of a claim under the environmental indemnity policy.

●	With respect to the InterContinental San Francisco Mortgage Loan (4.6%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the provisions in the loan documents and the sole party to the environmental indemnity.

●	With respect to the CrossPoint Mortgage Loan (4.1%), there is no recourse to a separate guarantor for (1) the borrower’s misappropriation of security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default), (2) the borrower’s commission of intentional material physical waste at the Mortgaged Property. In addition, the Mortgage Loan documents do not provide for recourse to the related guarantor for breaches of the environmental covenants or (3) the removal or disposal of a portion of the Mortgaged Property after an event of default under the related loan agreement. In lieu of an environmental indemnity signed by a guarantor, the borrower obtained a $5,000,000 environmental insurance policy, naming the lender as additional insured. Such environmental insurance policy has a $50,000 deductible and a term of 10 years, with a 3-year extended reporting period. The environmental insurance policy was obtained from Beazley, which is rated A by A.M. Best and A+ by S&P. (iii) Additionally, the loan agreement and related documents do not provide for recourse to the related guarantor for breaches of the environmental covenants.

●	With respect to the Marina Heights State Farm Mortgage Loan (4.1%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents and the sole party to the environmental indemnity.

●	With respect to Greystone Park and The Meridian at Deerwood Park Mortgage Loan (3.7%), the environmental indemnity provides that the lender will look to an environmental insurance policy as the primary source of recovery, provided however, that the borrower and guarantors will remain primarily liable for any deductible under such policy and for losses (including any remediation costs) not covered by, or in excess of the coverage of, such policy. While the ESA did not identify the presence of any REC or provide recommendations regarding material environmental issues, the related the borrower has obtained an environmental insurance policy from Great American E & S Insurance Company with individual and aggregate limits of $15,000,000, a deductible of $50,000 and a term that commenced on October 30, 2017 and expires on October 30, 2020.

●	With respect to the Atrium Center Mortgage Loan (2.7%), there is no separate nonrecourse carve-out guarantor, and the borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the loan documents or the environmental indemnity. In lieu of having the non-recourse carveout guarantor be a party to the indemnity, the borrowers were required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, with individual and aggregate claim limits of $5.0 million and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of December 15, 2030.

●	With respect to the HIP Brooklyn Mortgage Loan (2.3%), there is no recourse to a separate guarantor for breach of the environmental indemnity. In lieu of the indemnity, the borrower sponsor obtained an environmental insurance policy from Steadfast Insurance Company (Zurich) with individual and aggregate limits of $5,000,000, a deductible of $25,000 and a term that commenced on January 30, 2018 and expires on January 30, 2031. The premium was paid in full at origination. The related ESA did not reveal any material environmental issues.

●	With respect to the Lakeridge Pointe Mortgage Loan (0.3%), the Mortgage Loan is recourse to the borrower and the guarantor for losses associated with obligations under the Mortgage Loan documents related to environmental matters. The borrower obtained an environmental insurance policy at origination in addition to providing an environmental indemnity executed by the guarantor. The lender agreed that in the event of any environmental claim, it will withhold pursuing its rights under the environmental indemnity until the earlier of (i) 180 days after the guarantor and the borrower request the lender seek coverage under the policy, if the lender has not received payment of the full claim from the insurer or the insurer has not accepted full defense of the claim and (ii) receipt of written notice from the insurer of their intent to pay less than the full amount of the claim, denying the claim, or placing conditions on payment of the claim unacceptable to the lender.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

●	With respect to the CrossPoint Mortgage Loan (4.1%), the largest tenant, Kronos Incorporated, representing approximately 38.3% of net rentable area, entered into a tax incentive financing agreement (“TIF”) with the City of Lowell in connection with Kronos Incorporated’s relocation of its corporate headquarters to the Mortgaged Property. The 12-year agreement provides Kronos Incorporated with a tax exemption and in return Kronos Incorporated is required to, among other things, (i) create 400 new jobs at the Mortgaged Property, (ii) work with UMass Lowell & other local colleges to hire Lowell residents and (iii) invest $18.5 million of capital improvements into Kronos Incorporated’s space. If Kronos Incorporated fails to comply with the conditions of the TIF, the City of Lowell may be able to retroactively recapture Kronos Incorporated’s benefits under the TIF. Pursuant to the Kronos Incorporated lease, the tax exemptions from the TIF are passed through to Kronos Incorporated. The TIF is personal to Kronos Incorporated, and the borrower will not have any obligation or liability resulting from any default by Kronos Incorporated.

●	With respect to the Marina Heights State Farm Mortgage Loan (4.1%), the Mortgaged Property is exempt from real estate taxes because the ground lessor, the Arizona Board of Regents for and on behalf of Arizona State University, is a tax exempt government entity. The ground lease provides that the ground lessor may not transfer the Mortgaged Property to an entity that is not a tax exempt entity.

●	With respect to the Chicago Infill Industrial Portfolio Mortgage Loan (2.8%), four of the individual properties comprising the Mortgaged Property are subject to (or, in the case of one property, the borrower has filed an application for) a 6B tax abatement program provided by Cook County, Illinois, in order to encourage industrial development for the development, rehabilitation or re-utilization of industrial buildings. Properties receiving the designation are assessed at 10% of market value for the first 10 years of the term of the abatement, 15% in the 11th year and 20% in the 12th year. Industrial real estate in the county is normally assessed at 25% of its market value. The buildings and land located at 1050 Business Center Drive, 1000 Business Center Drive and 1500 Bishop Court are currently subject to the tax abatement program. The abatement program commenced at the 1500 Bishop Court property in the 2014 tax year and the assessment for the land and improvements for the 2017 tax year was $257,451. The abatement program commenced at the 1050 Business Center Drive property in the 2015 tax year and the assessment for the land and improvements for the 2017 tax year was $213,229. The abatement program commenced at the 1000 Business Center Drive property in the 2012 tax year and the assessment for the land and improvements for the 2017 tax year was $277,033. An application has been submitted to Cook County to subject the land and improvements located at 1855 Greeleaf Avenue to the tax abatement.

●	With respect to the 90 Hudson Mortgage Loan (2.7%), the related Mortgaged Property is subject to a payment in lieu of taxes (“PILOT”) program with Jersey City that expires in February 2020. The PILOT tax liability estimate is based on 2.0% of the total project cost as set forth in the PILOT agreement. The PILOT payments for the years 2015 through 2020 are required to be the greater of (i) $1,000,000 and (ii) 80% of the conventional real estate taxes (which was approximately $3,386,025 for the 2017 tax year, which excludes an annual administrative fee of 2.0% assessed on the appraised value of the Mortgaged Property by Jersey City). Real estate taxes without the PILOT abatement for the current tax year would be $4,232,531. The lender underwrote real estate taxes based on the abated tax payments provided by the PILOT.

●	With respect to the 907 Market Street Mortgage Loan (2.6%), the Mortgaged Property is located in a geographic area designated under the Pennsylvania Tax Increment Financing Act as a “TIF District”, which has enabled the borrower and other property owners in the TIF District to obtain financing in connection with the development of the Mortgaged Property and other properties in the TIF District. The financing will be repaid in part by taxes assessed against all properties in the TIF District (the “TIF Financing”). The City of Philadelphia may impose certain assessments (“NID Assessments”) upon the Mortgaged Property to secure the repayment of TIF bonds to the extent that tax revenue does not cover debt service payments. In the purchase and sale agreement between the borrower and the prior owner of the Mortgaged Property, PR 907 Market LP (the “907 Market Street Seller”), the 907 Market Street Seller agreed to pay any and all NID Assessments that may be assessed against the Mortgaged Property. The 907 Market Street Seller is the owner of the retail unit in the condominium regime in which the Mortgaged Property is a unit (which retail unit is also one of the other properties in the TIF District subject to the TIF Financing). See “—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

●	With respect to the HIP Brooklyn Mortgage Loan (2.3%), the Mortgaged Property is subject to a 25 year Industrial and Commercial Incentive Program tax abatement (the “ICIP Abatement”) in connection with the development of the Mortgaged Property. Pursuant to the ICIP Abatement, 100% of taxes are abated until the ICIP Abatement through 2024, when the abatement amount begins to be reduced by 10% per year. The sole tenant at the Mortgaged Property is responsible for paying taxes under its lease and will be responsible for paying any taxes that become due.

●	With respect to the Asheville Marketplace Mortgage Loan (2.1%), a .2 acre portion of the Mortgaged Property is a leasehold interest (the “Leasehold Parcel”). The Leasehold Parcel is a part of the related ground lessor’s larger tax parcel. The borrower is not responsible for payment of property taxes under the related ground lease with respect to the Leasehold Parcel. The ground lessor has historically paid taxes on the tax parcel that includes the Leasehold Parcel. We cannot assure you that the related ground lessor will continue to make all required tax payments with respect to the Leasehold Parcel when due. The Mortgage Loan documents require the borrower to pay all taxes with respect to the Mortgaged Property.

●	With respect to the One Mill Run Mortgage Loan (1.6%), the Mortgaged Property is subject to a tax increment financing arrangement (the “One Mill Run TIF”) in connection with prior infrastructure improvements undertaken by the local municipality. The One Mill Run TIF provides that 100% of the increases in the Mortgaged Property’s assessed value subsequent to July 23, 2014 is declared to be exempt from taxation. Under the One Mill Run TIF, the borrower’s sole obligation is to make service payments in lieu of real property taxes in an amount equal to the applicable real property taxes that would have been charged against the Mortgaged Property if it were not exempt from taxation pursuant to the One Mill Run TIF, which are payable as an assessment in the same manner as real property taxes. The One Mill Run TIF will terminate upon the earlier of (i) 30 years from the commencement of the 2015 tax year or (ii) the date on which the City can no longer require service payments in lieu of real property taxes in accordance with the applicable Ohio law.

See “Risk Factors—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	5	2	7.8%
1	0	10	25.3
4	2	1	4.1
6	0	32	62.8
Total		45	100.0%

(1)	Includes the EOS 21 Mortgage Loan (5.5%), which has a five business-day grace period for any monthly payment of interest due, provided that the five business-day grace period may only be used twice during any twelve month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Thirteen (13) of the Mortgage Loans (41.6%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 31 Mortgage Loans (54.3%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 31 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Fourteen (14) of these 31 Mortgage Loans (24.6%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining 17 of these 31 Mortgage Loans (29.7%) provide for monthly payments of interest-only for a period of 12 months to 60 months following the related origination date and then provide for amortizing debt service payments for the remainder of their loan term. Included in such 31 Mortgage Loans is the Twelve Oaks Mall Mortgage Loan (4.6%) that provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

One (1) Mortgage Loan, secured by the Marina Heights State Farm Mortgaged Property (4.1%), is an ARD Loan.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, all escrows and other amounts then due and payable under the related Mortgage Loan documents (other than Excess Interest) and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any certificates evidencing an interest in such Excess Interest (if applicable).

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods.

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	35	74.1%
L, YM1%, O	9	23.1
L, D or YM1%, O	1	2.7
Total	45	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lockout period is currently in effect:

●	the maximum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 25 months;

●	the minimum remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 8 months; and

●	the weighted average remaining prepayment lock-out or prepayment lock-out/defeasance period as of the Cut-off Date is 23 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	14	25.7%
4	19	38.3
5	6	15.7
6	3	11.0
7	3	9.3
Total	45	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments.

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

With respect to the Marriott Charlotte City Center Mortgage Loan (3.9%), the Mortgage Loan documents permit the related borrower to prepay (with the payment of a yield maintenance premium if the prepayment occurs prior to the related lockout expiration date) or defease a portion of the related Loan Combination in order to prevent or cure a cash sweep event triggered by a low debt yield or debt service coverage ratio.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the Mortgage Loans identified with control numbers 1 through 15 on Annex A to this prospectus.

Defeasance; Collateral Substitution

The terms of 35 of the Mortgage Loans (74.1%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (or, in the case of a Loan Combination, the earlier of (a) the second anniversary of the securitization of the last pari passu note included in such Loan Combination and (b) a specified date no earlier than three years from the date of origination of such Loan Combination) (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of either Trust REMIC as a REMIC or result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Defeasance

●	With respect to The SoCal Portfolio Mortgage Loan (4.6%), at any time after the earlier of the third anniversary of origination and the second anniversary of the closing date of the securitization including the last related Companion Loan to be securitized, provided no event of default is continuing under the related Mortgage Loan documents, the related borrower has the right to defease a portion of the Mortgage Loan and obtain a release as to any one individual Mortgaged Property by providing the lender with defeasance collateral and upon the satisfaction of certain conditions, including (i) delivery of a REMIC opinion and rating agency confirmation, (ii) as of the date of notice of the partial defeasance and as of the date of its consummation, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties being equal to or greater than the greater of (x) the debt yield of all individual Mortgaged Properties immediately prior to either such date, and (y) the debt yield at origination of the Mortgage Loan, and (iii) as of the date of notice of the partial defeasance and as of the date of its consummation, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties being no greater than the lesser of (x) the loan-to-value ratio of all individual Mortgaged Properties immediately prior to either such date, and (y) 59.5%.

●	With respect to the CrossPoint Mortgage Loan (4.1%), after the expiration of a lockout period, measured as of the earlier of (a) two years from securitization and (b) the third anniversary of the first payment date under the Mortgage Loan, the related borrower is permitted to release an approximately 1-acre portion of the Mortgaged Property, consisting in part of a vacant, approximately 13,700 square foot building, upon the satisfaction of certain conditions including, but not limited to: (a)

the borrower partially defeases the loan in an amount of $1,440,000 and (b) the borrower procures a legal opinion opining, among other things, that the defeasance event will not affect the REMIC status of the securitization trust.

●	With respect to the Oak Portfolio Mortgage Loan (2.3%), at any time after the earlier of the third anniversary of origination and the second anniversary of the closing date for the last securitization of any portion of the Mortgage Loan, provided no event of default is continuing under the related Mortgage Loan documents (or, in the event that an event of default has occurred and remains uncured, upon lender’s prior written approval not to be unreasonably withheld, conditioned or delayed), the related borrower has the right (A) if prior to October 6, 2027, to defease a portion of the Mortgage Loan and obtain a release as to any one or more individual Mortgaged Properties (“Oak Portfolio Partial Defeasance”), or (B) if on or after October 6, 2027, to obtain a release as to any individual Mortgaged Property upon (x) partial prepayment the Mortgage Loan in an amount equal to the greater of (I) 120% of the allocated loan amount with respect to such released Mortgaged Property, and (II) 95% of the net sales proceeds applicable to such released Mortgaged Property, and (y) payment of any applicable interest shortfall (“Oak Portfolio Partial Release”). In order to effectuate either an Oak Portfolio Partial Defeasance or an Oak Portfolio Partial Release, the related borrower must satisfy certain conditions, including (i) delivery of a REMIC opinion and rating agency confirmation, (ii) as of the date of consummation of the partial defeasance or partial release, as applicable, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties being equal to or greater than the greater of (x) the debt yield of all individual Mortgaged Properties immediately prior to such date, and (y) 11.04%, (iii) as of the date of consummation of the partial defeasance or partial release, as applicable, after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties being equal to or greater than the greater of (x) the debt service coverage ratio of all individual Mortgaged Properties immediately prior to such date, and (y) 1.75x, and (iv) as of the date of consummation of the partial defeasance or partial release, as applicable, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties being equal to or less than the lesser of (x) the loan-to-value ratio of all individual Mortgaged Properties immediately prior to such date, and (y) 70.3%.

Property Releases; Free Releases

Certain of the Mortgage Loans, including the Twelve Oaks Mall Mortgage Loan (4.6%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the applicable special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition of real property for, or the construction of improvements on, the related Mortgaged Property:

●	With respect to the Twelve Oaks Mall Mortgage Loan (4.6%), provided no event of default is continuing, the borrower has the right to purchase one or more of the anchor pads (other than the Nordstrom anchor pad) subject to the satisfaction of certain terms and conditions, including, without limitation: (i) the borrower delivers to the lender a mortgage on the applicable anchor pad in substantially the same form of the mortgage recorded at origination of the Mortgage Loan (or an amendment to such mortgage expanding the lien to cover the applicable anchor pad) and causes the same to be recorded in the real property records; (ii) the lender receives a qualified title insurance policy and ALTA survey in respect of the anchor pad; (iii) the lender receives state law opinions with respect to the mortgage (or amendment) in substantially the same form delivered at origination of the loan and a REMIC opinion; (iv) the lender receives reasonably satisfactory third party reports and UCC, tax lien and judgment searches as the lender may request and certificates of insurance in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Mortgage Loan documents; and (v) the lender receives a zoning report confirming that the anchor pad is in compliance in all material respects with applicable zoning requirements or that it will be in compliance as a result of the contemplated redevelopment, as well as all material permits for the use and operation of the property and certificates of occupancy (if required and attainable).

Escrows

Twenty-Nine (29) Mortgage Loans (53.0%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-Two (32) Mortgage Loans (60.8%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Eighteen (18) Mortgage Loans (27.4%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Nineteen (19) Mortgage Loans (64.8%) secured by office, retail, mixed use and industrial properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, mixed use and industrial properties only.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the Mortgage Loans identified with control numbers 1 through 15 on Annex A to this prospectus.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer, on behalf of the Trustee, will be required to determine, in a manner consistent with the Servicing Standard, subject in each case to any consent rights of the Special Servicer (in the case of the Master Servicer) and the Controlling Class Representative provided for in the Pooling and Servicing Agreement, whether to exercise any right the mortgagee may have under any such clause to accelerate payment of the related Serviced Loan upon, or to withhold its consent to, any transfer of interests in the borrower or the Mortgaged Property or further encumbrances of the related Mortgaged Property, subject to any approval rights of the applicable Directing Holder or its representative to any waiver of any such clause. See “Risk Factors—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Due-on-Sale and Debt Acceleration Clauses” and “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”. The Depositor makes no representation as to the enforceability of any due-on-sale or due-on-encumbrance provision in any Mortgage Loan.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose and may consent to subordination of the related Mortgage Loan to such easement, right of way or similar agreement.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	23	$684,323,722	62.6%
Springing	18	246,891,697	22.6
Soft	4	161,322,293	14.8
Total:	45	$1,092,537,712	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries—Loan #2: EOS 21”, “—Loan #3: The SoCal Portfolio”, “—Loan #4: Twelve Oaks Mall”, “—Loan #5:

InterContinental San Francisco”, “—Loan #7: Marina Heights State Farm”, “—Loan #8: CrossPoint”, “—Loan #9: Marriott Charlotte City Center” and “—Loan #10: Rochester Hotel Portfolio” in Annex B to this prospectus.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Aggregate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV(1)	Cut-off Date Mortgage Loan NCF DSCR(2)	Cut-off Date Total Debt NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
6420 Wilshire(3)	$62,000,000	$8,000,000	N/A	$70,000,000	4.69000%	64.6%	72.9%	1.98x	1.60x	9.2%	8.2%
Residence Inn Pasadena(3)	$47,322,293	$4,500,000	N/A	$51,822,293	5.29000%	66.0%	72.3%	1.77x	1.54x	12.1%	11.1%
NJ Distribution Portfolio(3)	$33,000,000	$6,000,000	N/A	$39,000,000	5.60000%	54.0%	63.8%	1.73x	1.28x	9.1%	7.7%
Dellagio Town Center(3)	$28,000,000	$5,000,000	N/A	$33,000,000	5.93000%	69.8%	82.3%	1.87x	1.12x	10.1%	8.5%
Holiday Inn Miami West Airport Area(4)	$16,000,000	$3,000,000	N/A	$19,000,000	6.35000%	57.1%	67.9%	1.97x	1.57x	13.8%	11.7%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.

(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

(3)	The related mezzanine loan is currently held by a third party that is not affiliated with the related Sponsor.

(4)	The related mezzanine loan is currently held by a third party that is not affiliated with the related Sponsor.

The mezzanine loans related to the 6420 Wilshire Mortgage Loan (5.7%), the Residence Inn Pasadena Mortgage Loan (4.3%), the NJ Distribution Portfolio Mortgage Loan (3.0%), the Dellagio Town Center Mortgage Loan (2.6%) and the Holiday Inn Miami West Airport Area Mortgage Loan (1.5%) identified in the table above, are each subject to an intercreditor agreement between the holder of the related mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each related intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the related Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related Mortgage Loan lender does not hold a corresponding claim or right, or in certain circumstances, even if the related Mortgage Loan lender holds a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash (or, in certain cases, from proceeds of a casualty or condemnation that are applied pari passu to the Mortgage Loan and the mezzanine loan)) and, subject to certain other limitations, the Mortgage Loan borrower, the senior Mortgage Loan guarantor and/or other collateral for the Mortgage Loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related

Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Property or proposes to accept a discounted payoff from the Mortgage Loan borrower, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums, and (g) an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
EOS 21	$60,000,000	65.0%	1.89x	N/A	Y
Intercontinental San Francisco(1)	$49,788,676	55.0%	1.50x	10.5%	Y
599 Broadway	$35,000,000	50.0%	1.72x	7.2%	Y
Mesquite Terraces(2)	$25,550,000	66.9%	1.58x	N/A	Y
Courtyard Marriott Indianapolis Northwest	$7,020,000	80.0%	1.94x	12.8%	Y
Village Park Storage Depot	$4,550,000	80.0%	1.25x	8.25%	Y

(1)	Future mezzanine debt is not permitted to exceed $75,000,000.

(2)	Future mezzanine debt is permitted in connection with the transfer of the Mortgaged Property to a third party transferee and assumption of the Mortgage Loan.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

●	With respect to the InterContinental San Francisco Mortgage Loan (4.6%), the hotel manager agreed, over a 2-year period, to purchase up to $2,500,000 (the “InterContinental San Francisco Aggregate Amount”) of certain qualifying personal property/furniture fixtures and equipment (“FF&E”) to be used for the hotel, which personal property is to be owned by the hotel manager, but kept at the Mortgaged Property, with a revocable license to the borrower. If the management agreement between the borrower and the hotel manager is terminated, the borrower is required to pay the hotel manager the InterContinental San Francisco Aggregate Amount, as reduced by $250,000 on each anniversary of the date the hotel manager first incurs any such expense. At the end of the 2-year period, the hotel manager may fund any unused amount into a FF&E reserve held by the hotel manager. Pursuant to a subordination, nondisturbance and attornment agreement between the hotel manager and the lender, if the lender forecloses on the Mortgaged Property and there is a termination event under the management agreement, the lender may, but is not obligated to, purchase such personal property from the hotel manager for an amount equal to the amount the hotel manager spent on such personal property, as reduced on each anniversary of the first purchase as described above. If the lender chooses not to purchase such personal property, hotel manager is free to remove such property from the Mortgaged Property.

●	With respect to the Residence Inn Pasadena Mortgage Loan (4.3%), the borrower received $2,000,000 (the “Key Money”) from Residence Inn by Marriott, LLC (the “Manager”), in connection with the borrower’s execution of the management agreement with the Manager. If the management agreement is terminated prior to its stated expiration date, the borrower is required to repay the Key Money, which amount is reduced by $66,666.66 for each full fiscal year the related management agreement is effective. This obligation is not applicable (or due by the subsequent owner) following a foreclosure. If the management agreement is in effect through its stated expiration date, the borrower has no obligation to repay the Key Money.

●	With respect to the One Mill Run Loan (1.6%), the Mortgage Loan documents permit the borrower to enter into a Property-Assessed Clean Energy (“PACE Loan”) loan with Greenworks Lending LLC in an original principal amount not to exceed $2,295,904 and a maximum term of 21 years, among other conditions. The Mortgage Loan documents require that, in connection with such PACE Loan, the local taxing authority executes a “Special Assessment Agreement” (or similar agreement) to secure repayment of the PACE Loan. Pursuant to the Special Assessment Agreement (and other PACE documents), the borrower will be obligated to make payments under the PACE Loan as a special assessment included with the real estate taxes assessed against the Mortgaged Property.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the following Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Loan Combination LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Loan Combination Underwritten NCF DSCR(2)	Mortgage Loan Debt Yield on Underwritten NCF(1)	Loan Combination Debt Yield on Underwritten NCF(2)	Controlling Note Included in Issuing Entity (Y/N)
EOS 21	JPMCB	$60,000,000	5.5%	$90,000,000	—	$150,000,000	64.8%	64.8%	1.87x	1.87x	7.5%	7.5%	N
The SoCal Portfolio	CREFI	$50,000,000	4.6%	$179,300,000	—	$229,300,000	59.4%	59.4%	1.48x	1.48x	15.3%	10.2%	N
Twelve Oaks Mall	JPMCB	$49,944,961	4.6%	$149,834,882	$99,889,922	$299,669,765	36.1%	54.2%	2.55x	1.58x	10.2%	10.2%	N(3)
InterContinental San Francisco	GACC	$49,788,676	4.6%	$59,746,411	—	$109,535,088	41.8%	41.8%	2.29x	2.29x	16.1%	16.1%	N
Marina Heights State Farm	GACC	$45,000,000	4.1%	$515,000,000	—	$560,000,000	58.3%	58.3%	3.12x	3.12x	11.3%	11.3%	N
CrossPoint	GACC	$45,000,000	4.1%	$105,000,000	—	$150,000,000	60.0%	60.0%	2.24x	2.24x	11.8%	11.8%	Y
Marriott Charlotte City Center	JPMCB	$43,000,000	3.9%	$60,000,000	—	$103,000,000	60.6%	60.6%	2.76x	2.76x	12.7%	12.7%	Y
Rochester Hotel Portfolio	GACC	$40,000,000	3.7%	$100,000,000	—	$140,000,000	66.7%	66.7%	1.50x	1.50x	12.2%	12.2%	N
599 Broadway	JPMCB	$35,000,000	3.2%	$40,000,000	—	$75,000,000	50.0%	50.0%	1.75x	1.75x	7.3%	7.3%	N
315 West 36th Street	GACC	$30,000,000	2.7%	$47,000,000	—	$77,000,000	60.6%	60.6%	1.39x	1.39x	6.8%	6.8%	N
90 Hudson	JPMCB	$30,000,000	2.7%	$100,000,000	—	$130,000,000	60.2%	60.2%	2.04x	2.04x	9.1%	9.1%	N
Atrium Center	JPMCB	$30,000,000	2.7%	$85,000,000	—	$115,000,000	53.5%	53.5%	2.05x	2.05x	8.2%	8.2%	Y
Oak Portfolio	CREFI	$24,972,167	2.3%	$15,651,306	—	$40,623,473	70.2%	70.2%	1.75x	1.75x	13.3%	13.3%	Y
Towers at University Town Center	JPMCB	$11,000,000	1.0%	$35,000,000	—	$46,000,000	63.4%	63.4%	1.55x	1.55x	10.0%	10.0%	N

(1)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(2)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

(3)	If the holder of the related Subordinate Companion Loan is a Borrower Party or is otherwise entitled to exercise the rights of the Controlling Note Holder or an A/B control appraisal event exists, in either case with respect to the Twelve Oaks Mall Loan Combination, then promissory note A-1 evidencing the Twelve Oaks Mall Pari Passu Companion Loan will become the Controlling Note.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (ii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name / Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
EOS 21
Note A-1	Yes	—	Benchmark 2018-B2	$60,000,000
Note A-2	No	—	Benchmark 2018-B3	$60,000,000
Note A-3	No	JPMorgan Chase Bank, National Association	Not Identified	$30,000,000
The SoCal Portfolio
Note A-1-1	Yes	—	CGCMT 2018-B2	$50,000,000
Note A-1-2	No	—	Benchmark 2018-B3	$35,000,000
Note A-1-3	No	—	Benchmark 2018-B3	$15,000,000
Note A-1-4	No	Cantor Commercial Real Estate Lending, L.P.	UBS 2018-C9(3)	$37,580,000
Note A-2-1	No	Barclays Bank PLC	WFCM 2018-C43(4)	$45,000,000
Note A-2-2	No	Barclays Bank PLC	CSAIL 2018-CX11(5)	$46,720,000
Twelve Oaks Mall
Note A-1	(6)	Goldman Sachs Mortgage Company	GSMS 2018-GS9(7)	$66,593,282
Note A-2	No	Wells Fargo Bank, National Association	Not Identified	$66,593,280
Note A-3-1	No	—	Benchmark 2018-B3	$49,944,961
Note A-3-2	No	JPMorgan Chase Bank, National Association	Not Identified	$16,648,320
Note B-1	Yes	Teachers Insurance and Annuity Association of America	Not Applicable	$33,296,640
Note B-2	Yes	Teachers Insurance and Annuity Association of America	Not Applicable	$33,296,641
Note B-3	Yes	Teachers Insurance and Annuity Association of America	Not Applicable	$33,296,640
InterContinental San Francisco
Note A-1	Yes	—	Benchmark 2018-B2	$39,830,941
Note A-2	No	—	Benchmark 2018-B3	$29,873,206
Note A-3	No	—	Benchmark 2018-B2	$19,915,470
Note A-4	No	—	Benchmark 2018-B3	$9,957,735
Note A-5	No	—	Benchmark 2018-B3	$9,957,735
Marina Heights State Farm
Note A-1-S	Yes	—	GSMS 2017-FARM	$264,000,000
Note A-1-C1	No	Goldman Sachs Mortgage Company	GSMS 2018-GS9(7)	$72,500,000
Note A-1-C2	No	Goldman Sachs Mortgage Company	Not Identified	$27,500,000
Note A-2-C1	No	—	Benchmark 2018-B3	$45,000,000
Note A-2-C2	No	Deutsche Bank AG, acting through its New York Branch	Not Identified	$60,000,000
Note A-2-C3	No	Deutsche Bank AG, acting through its New York Branch	Not Identified	$50,000,000
Note A-2-C4	No	—	Benchmark 2018-B2	$20,000,000
Note A-2-C5	No	—	Benchmark 2018-B2	$21,000,000
CrossPoint
Note A-1	Yes	—	Benchmark 2018-B3	$30,000,000
Note A-2	No	—	UBS 2018-C8	$25,000,000
Note A-3	No	—	UBS 2018-C8	$20,000,000
Note A-4	No	Cantor Commercial Real Estate Lending, L.P.	UBS 2018-C9(3)	$20,000,000
Note A-5	No	—	CGCMT 2018-B2	$15,000,000
Note A-6	No	—	CGCMT 2018-B2	$10,000,000
Note A-7	No	—	Benchmark 2018-B3	$10,000,000
Note A-8	No	Cantor Commercial Real Estate Lending, L.P	UBS 2018-C9(3)	$10,000,000
Note A-9	No	—	UBS 2018-C8	$5,000,000
Note A-10	No	—	Benchmark 2018-B3	$5,000,000
Marriott Charlotte City Center
Note A-1	No	—	Benchmark 2018-B1	$30,000,000
Note A-2	No	—	Benchmark 2018-B2	$30,000,000
Note A-3	Yes	—	Benchmark 2018-B3	$43,000,000
Rochester Hotel Portfolio
Note A-1	Yes	—	Benchmark 2018-B2	$60,000,000
Note A-2	No	—	Benchmark 2018-B1	$30,000,000
Note A-3	No	—	Benchmark 2018-B3	$30,000,000
Note A-4-A	No	—	Benchmark 2018-B1	$10,000,000
Note A-4-B	No	—	Benchmark 2018-B3	$10,000,000
599 Broadway
Note A-1	Yes	—	Benchmark 2018-B2	$40,000,000
Note A-2	No	—	Benchmark 2018-B3	$35,000,000

Mortgaged Property Name / Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
315 West 36th Street
Note A-1	Yes	Deutsche Bank AG, acting througn its New York Branch	Not Identified	$42,000,000
Note A-2	No	—	Benchmark 2018-B3	$30,000,000
Note A-3	No	Deutsche Bank AG, acting through its New York Branch	Not Identified	$5,000,000
90 Hudson
Note A-1	Yes	—	Benchmark 2018-B1	$70,000,000
Note A-2-A	No	—	Benchmark 2018-B2	$30,000,000
Note A-2-B	No	—	Benchmark 2018-B3	$30,000,000
Atrium Center
Note A-1	No	—	Benchmark 2018-B1	$50,000,000
Note A-2	No	—	Benchmark 2018-B2	$35,000,000
Note A-3	Yes	—	Benchmark 2018-B3	$30,000,000
Oak Portfolio
Note A-1	Yes	—	Benchmark 2018-B3	$24,972,167
Note A-2	No	Citi Real Estate Funding Inc.	Not Identified	$15,651,306
Towers at University Town Center
Note A-1-A	Yes	—	Benchmark 2018-B2	$15,000,000
Note A-1-B	No	—	Benchmark 2018-B3	$11,000,000
Note A-2	No	—	Benchmark 2018-B1	$20,000,000

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified or combined Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization that has closed or as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	The UBS 2018-C9 securitization transaction is scheduled to close on or about March 28, 2018.

(4)	The WFCM 2018-C43 securitization transaction is scheduled to close on or about March 27, 2018.

(5)	The CSAIL 2018-CX11 securitization transaction is scheduled to close on or about April 18, 2018.

(6)	Pursuant to the related Co-Lender Agreement, (i) the Controlling Notes (except if a Twelve Oaks Mall Control Appraisal Event is in effect or the related noteholder is a Borrower Party or is otherwise entitled to exercise the rights of the Controlling Note Holder) are notes B-1, B-2 and B-3, and (ii) if a Twelve Oaks Mall Control Appraisal Event is in effect or any holder of note B-1, note B-2 and note B-3 is a Borrower Party or is otherwise entitled to exercise the rights of the Controlling Note Holder, then note A-1 will be the Controlling Note.

(7)	The GSMS 2018-GS9 securitization transaction is scheduled to close on or about March 29, 2018.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations and Servicing Shift Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Servicing Shift Loan Combinations. With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the Controlling Class

Representative will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder.”

Control Rights with respect to Servicing Shift Loan Combinations. With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

The Special Servicer will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Controlling Class Representative with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Representative due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan. If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Control Rights. With respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General.” The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that (x) with respect to each Outside Serviced Loan Combination other than a Servicing Shift Loan Combination (after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and (y) with respect to a Servicing Shift Loan Combination (after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder. With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement; and provided further, that with respect to the Towers at University Town Center Loan Combination, the 599 Broadway Loan Combination, the EOS 21 Loan Combination, and the 90 Hudson Loan Combination, the non-controlling note holder representative may not be a related borrower or affiliate thereof. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”, will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File. The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan. If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Twelve Oaks Mall Pari Passu-AB Loan Combination

Servicing

The Twelve Oaks Mall Loan Combination and any related REO Property will be serviced and administered by Wells Fargo Bank, National Association, the master servicer for the GSMS 2018-GS9 securitization (the “Twelve Oaks Mall Master Servicer”) and, if necessary, Rialto Capital Advisors, LLC, the special servicer for the GSMS 2018-GS9 securitization (the Twelve Oaks Mall Special Servicer”), pursuant to the pooling and servicing agreement entered into in connection with the GSMS 2018-GS9 securitization (the “GSMS 2018-GS9 Pooling and Servicing Agreement”), but subject to the terms of the Twelve Oaks Mall Co-Lender Agreement. In servicing the Twelve Oaks Mall Loan Combination, the Twelve Oaks Mall Master Servicer and the Twelve Oaks Mall Special Servicer are required to service the Twelve Oaks Mall Loan Combination in accordance with the servicing standard set forth in the GSMS 2018-GS9 Pooling and Servicing Agreement to take into account the interests of the Certificateholders and the holders of the Twelve Oaks Mall Companion Loans as a collective whole.

The Twelve Oaks Mall Mortgage Loan and together with the Twelve Oaks Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Twelve Oaks Mall Senior Loans”. The related Subordinate Companion Loans (the “Twelve Oaks Mall Subordinate Companion Loans”) are currently held by Teachers Insurance and Annuity Association of America (the “Twelve Oaks Mall Subordinate Companion Loan Holders”). The Twelve Oaks Mall Subordinate Companion Loans and the Twelve Oaks Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Twelve Oaks Mall Companion Loans”. The Twelve Oaks Mall Mortgage Loan, together with the Twelve Oaks Mall Companion Loans, are referred to in this prospectus as the “Twelve Oaks Mall Loan Combination”.

The holder of the Twelve Oaks Mall Mortgage Loan, the Twelve Oaks Mall Subordinate Companion Loan Holders and the rights of the holders of the Twelve Oaks Mall Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Twelve Oaks Mall Co-Lender Agreement”).

Amounts payable to the Issuing Entity as holder of the Twelve Oaks Mall Mortgage Loan pursuant to the Twelve Oaks Mall Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Twelve Oaks Mall Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Twelve Oaks Mall Pari Passu Companion Loans as set forth in the Twelve Oaks Mall Co-Lender Agreement.

Custody of the Mortgage File

Wilmington Bank, National Association, is expected to be the custodian of the mortgage file related to the Twelve Oaks Mall Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Application of Payments

The Twelve Oaks Mall Co-Lender Agreement sets forth the respective rights of the holder of the Twelve Oaks Mall Mortgage Loan and the holders of the Twelve Oaks Mall Companion Loans with respect to distributions of funds received in respect of the Twelve Oaks Mall Loan Combination, and provides, in general, that, (i) the Twelve Oaks Mall Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Twelve Oaks Mall Senior Loans, and the right of the Twelve Oaks Mall Subordinate Companion Loan Holders to receive payments with respect to the Twelve Oaks Mall Loan Combination is, at all times, junior, subject and subordinate to the rights of the holders of the Twelve Oaks Mall Senior Loans to receive payments with respect to the Twelve Oaks Mall Loan Combination; (ii) the Twelve Oaks Mall Mortgage Loan and the Twelve Oaks Mall Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor; (iii) all expenses and losses relating to the Twelve Oaks Mall Loan Combination will, to the extent not paid by the related borrower, be allocated first to the Twelve Oaks Mall Subordinate Companion Loans and second to the Issuing Entity, as holder of the Twelve Oaks Mall

Mortgage Loan, and the holders of the Twelve Oaks Mall Pari Passu Companion Loans on a pro rata and pari passu basis, provided that (a) with respect to the Twelve Oaks Mall Senior Loans, P&I Advances with respect to any note are reimbursable solely out of collections allocable to such note in accordance with the Twelve Oaks Mall Co-Lender Agreement and will not be reimbursed or paid, as the case may be, out of collections allocable to any other loan, and (b) if any cost or expense is paid out of amounts otherwise payable to the Issuing Entity, as holder of the Twelve Oaks Mall Mortgage Loan, or the holders of the Twelve Oaks Mall Pari Passu Companion Loans, because of insufficient collection on a Twelve Oaks Mall Subordinate Companion Loans from which such cost or expense would have been paid had it remained outstanding, then the Issuing Entity and holders of the Twelve Oaks Mall Pari Passu Companion Loans, as applicable, will be entitled to reimbursement of such cost or expense pursuant to the Twelve Oaks Mall Co-Lender Agreement; and (iv) expenses and losses allocated to a particular note will be applied, first, to reduce principal distributions otherwise payable thereon, second, to reduce interest distributions otherwise payable thereon and, third, to reduce any other distributions otherwise payable thereon.

If no Twelve Oaks Mall Sequential Pay Event (as defined below) has occurred and is continuing with respect to the Twelve Oaks Mall Loan Combination, all amounts tendered by the related borrower or otherwise available for payment on the Twelve Oaks Mall Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(a)       first, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the Twelve Oaks Mall Senior Loans at the applicable note interest rate;

(b)       second, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in an amount equal to the percentage interest of the Twelve Oaks Mall Senior Loans, of principal payments received, if any, with respect to such Due Date with respect to the Twelve Oaks Mall Loan Combination, until the balance of the Twelve Oaks Mall Senior Loans have been reduced to zero;

(c)       third, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, up to the amount of any unreimbursed costs and expenses paid by the holders of the Twelve Oaks Mall Senior Loans including any recovered costs not previously reimbursed to the Issuing Entity, as the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, (or paid or advanced by any master servicer or special servicer on its behalf and not previously paid or reimbursed) with respect to the Twelve Oaks Mall Loan Combination pursuant to the Twelve Oaks Mall Co-Lender Agreement or the GSMS 2018-GS9 Pooling and Servicing Agreement;

(d)       fourth, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in an amount equal to the product of (i) their respective percentage interest based on the outstanding principal balance of the applicable note, multiplied by (ii) the ratio of the interest rate on the Twelve Oaks Mall Senior Loans to the interest rate of the Twelve Oaks Mall Loan Combination, and (iii) any prepayment premium to the extent paid by the related borrower;

(e)       fifth, if the proceeds of any foreclosure sale or any liquidation of the Twelve Oaks Mall Loan Combination or the Twelve Oaks Mall Mortgaged Property exceed the amounts required to be applied in accordance with clauses (a) – (d) above, and as a result of a workout, the principal balance of the Twelve Oaks Mall Senior Loans has been reduced, such excess amount shall be paid to the holders of the Twelve Oaks Mall Senior Loans, pro rata, in an amount up to the reduction, if any, of the principal balance of the Twelve Oaks Mall Senior Loans as a result of such workout, plus interest on such amount at the related interest rate;

(f)        sixth, to the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata, in an amount equal to the accrued and unpaid interest on the principal balance of the Twelve Oaks Mall Subordinate Companion Loans at the applicable interest rate;

(g)       seventh, to the Twelve Oaks Mall Subordinate Companion Loan Holders, on a pro rata and pari passu basis, in an amount equal to the percentage interest of the Twelve Oaks Mall Subordinate Companion Loans based on their outstanding principal balances, of principal payments received, if any, with respect to such due date with respect to the Twelve Oaks Mall Loan Combination, until the principal balances of the Twelve Oaks Mall Subordinate Companion Loans have been reduced to zero; provided, that with respect to any net insurance proceeds or condemnation awards allocated as principal on the Twelve Oaks Mall Mortgage Loan and payable to the Twelve Oaks Mall Loan Combination noteholders pursuant to the Twelve Oaks Mall Co-Lender Agreement, the portion of such insurance proceeds and condemnation awards remaining after distribution to the holders of the Twelve Oaks Mall Senior Loans pursuant to the Twelve Oaks Mall Co-Lender Agreement will be distributed to the Twelve Oaks Mall Subordinate Companion Loan Holders until the principal balance of the Twelve Oaks Mall Subordinate Companion Loans has been reduced to zero;

(h)        eighth, to the Twelve Oaks Mall Subordinate Companion Loan Holders, in an amount equal to the product of (i) the percentage interest of the Twelve Oaks Mall Subordinate Companion Loans based on their outstanding principal balances, multiplied by (ii) the ratio of the interest rate for the Twelve Oaks Mall Subordinate Companion Loans to the interest rate of the Twelve Oaks Mall Loan Combination, and (iii) any prepayment premium to the extent paid by the related borrower;

(i)         ninth, to the extent the Twelve Oaks Mall Subordinate Companion Loan Holders have made any payments or advances to cure defaults pursuant to the Twelve Oaks Mall Co-Lender Agreement, to reimburse the Twelve Oaks Mall Subordinate Companion Loan Holders for all such cure payments;

(j)         tenth, if the proceeds of any foreclosure sale or any liquidation of the Twelve Oaks Mall Loan Combination or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a workout the principal balances of the Twelve Oaks Mall Subordinate Companion Loans have been reduced, such excess amount is required to be paid to the Twelve Oaks Mall Subordinate Companion Loan Holders in an amount up to the reduction, if any, of the principal balance of the Twelve Oaks Mall Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

(k)        eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the GSMS 2018-GS9 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or the special servicer, as applicable, (in each case provided that such reimbursements or payments relate to the Twelve Oaks Mall Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the holders of the Twelve Oaks Mall Senior Loans, pro rata, and the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata, based on their respective percentage interests; and

(l)         twelfth, if any excess amount is available to be distributed in respect of the Twelve Oaks Mall Loan Combination, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount is required to be paid pro rata to the holders of the Twelve Oaks Mall Senior Loans, and the Twelve Oaks Mall Subordinate Companion Loan Holders, in accordance with their respective initial percentage interests.

Upon the occurrence and continuance of (i) a monetary event of default with respect to the Twelve Oaks Mall Loan Combination or (ii) a non-monetary event of default as to which the Twelve Oaks Mall Loan Combination becomes a specially serviced loan, in each case provided the Twelve Oaks Mall Subordinate Companion Loan Holders (or the Twelve Oaks Mall Directing Holder (as defined below) acting on their behalf) has not exercised its cure rights in accordance with the Twelve Oaks Mall Co-lender Agreement and the related default has not otherwise been cured (a “Twelve Oaks Mall Sequential Pay Event”), amounts tendered by the related borrower or otherwise available for payment on the Twelve Oaks Mall Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(a)        first, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in an amount equal to the accrued and unpaid interest on the balance of the Twelve Oaks Mall Senior Loans at the applicable note interest rate;

(b)        second, to the holders of the Twelve Oaks Mall Senior Loans in an amount equal to all amounts allocated as principal on the Twelve Oaks Mall Loan Combination, pro rata and pari passu, in an amount equal to the balance of the Twelve Oaks Mall Senior Loans, until the principal balance of the Twelve Oaks Mall Senior Loans has been reduced to zero; provided, that with respect to any net insurance proceeds or condemnation awards allocated as principal on the Twelve Oaks Mall Mortgage Loan and payable to the Twelve Oaks Mall Loan Combination noteholders pursuant to the Twelve Oaks Mall Co-Lender Agreement,

100% of such insurance proceeds and condemnation awards are required to be distributed to the holders of the Twelve Oaks Mall Senior Loans on a pro rata and pari passu basis until the principal balance of the Twelve Oaks Mall Senior Loans has been reduced to zero;

(c)        third, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, up to the amount of any unreimbursed costs and expenses paid by the holders of the Twelve Oaks Mall Senior Loans, including any recovered costs not previously reimbursed to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu (or paid or advanced by any master servicer or any special servicer, as applicable, on their behalf and not previously paid or reimbursed) with respect to the Twelve Oaks Mall Loan Combination pursuant to the Twelve Oaks Mall Co-Lender Agreement or the GSMS 2018-GS9 Pooling and Servicing Agreement;

(d)        fourth, to the holders of the Twelve Oaks Mall Senior Loans, pro rata and pari passu, in an amount equal to the product of (i) the percentage interests of the Twelve Oaks Mall Senior Loans based on the outstanding principal balances, multiplied by (ii) the ratio of the interest rate of the Twelve Oaks Mall Senior Loan to the interest rate of the Twelve Oaks Mall Loan Combination, and (iii) any prepayment premium to the extent paid by the related borrower;

(e)        fifth, if the proceeds of any foreclosure sale or any liquidation of the Twelve Oaks Mall Loan Combination or the related Mortgaged Property exceed the amounts required to be applied in accordance with clauses (a) – (d) above, and as a result of a workout, the principal balance of the (f) sixth, to the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata, in an amount equal to the accrued and unpaid interest on the principal balance of the Twelve Oaks Mall Subordinate Companion Loans at the applicable interest rate;

(f)         sixth, to the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata, in an amount equal to the accrued and unpaid interest on the principal balance of the Twelve Oaks Mall Subordinate Companion Loans at the applicable interest rate;

(g)        seventh, to the Twelve Oaks Mall Subordinate Companion Loan Holders in an amount equal to all amounts allocated as principal on the Twelve Oaks Mall Loan Combination, pro rata, with respect to such due date, until the principal balance of the Twelve Oaks Mall Subordinate Companion Loans has been reduced to zero; provided, that with respect to any net insurance proceeds or condemnation awards allocated as principal on the Twelve Oaks Mall Mortgage Loan and payable to the holders of the Twelve Oaks Mall Senior Loans and the Twelve Oaks Mall Subordinate Companion Loan Holders pursuant to the Twelve Oaks Mall Co-Lender Agreement, the portion of such insurance proceeds and condemnation awards remaining after distribution to the holders of the Twelve Oaks Mall Senior Loans pursuant to the Twelve Oaks Mall Co-Lender Agreement will be distributed to the Twelve Oaks Mall Subordinate Companion Loan Holders until the principal balance of the Twelve Oaks Mall Subordinate Companion Loans has been reduced to zero;

(h)        eighth, to the Twelve Oaks Mall Subordinate Companion Loan Holders on a pro rata and pari passu, in an amount equal to the product of (i) the applicable percentage interest of the Twelve Oaks Mall Subordinate Companion Loans based on the outstanding principal balances, multiplied by (ii) the ratio of the interest rate for the Twelve Oaks Mall Subordinate Companion Loans to the interest rate of the Twelve Oaks Mall Loan Combination, and (iii) any prepayment premium to the extent paid by the related borrower;

(i)         ninth, to the extent the holder of the Twelve Oaks Mall Subordinate Companion Loans has made any payments or advances to cure defaults pursuant to the Twelve Oaks Mall Co-Lender Agreement, to reimburse the Twelve Oaks Mall Subordinate Companion Loan Holders for all such cure payments;

(j)         tenth, if the proceeds of any foreclosure sale or any liquidation of the Twelve Oaks Mall Loan Combination or related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (a)-(i) and, as a result of a workout the principal balance of the Twelve Oaks Mall Subordinate Companion Loans has been reduced, such excess amount is required to be paid to the Twelve Oaks Mall Subordinate Companion Loan Holders in an amount up to the reduction, if any, of the principal balance of the Twelve Oaks Mall Subordinate Companion Loans as a result of such workout, plus interest on such amount at the related interest rate;

(k)        eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the GSMS 2018-GS9 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a master servicer or a special servicer, as applicable, (in each case provided that such reimbursements or payments relate to the Twelve Oaks Mall Loan Combination), any such assumption or transfer fees, to the extent actually paid by the related borrower, are required to be paid to the Issuing Entity, as the holder of the Twelve Oaks Mall Mortgage Loan, and the holders of the Twelve Oaks Mall Senior Pari Passu Companion Loans, pro rata and pari passu, and the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata and pari passu, based on their respective percentage interests; and

(l)       twelfth, if any excess amount is available to be distributed in respect of the Twelve Oaks Mall Loan Combination, and not otherwise applied in accordance with the foregoing clauses (a)-(j), any remaining amount is required to be paid pro rata to the Issuing Entity, as the holder of the Twelve Oaks Mall Mortgage Loan, and the holders of the Twelve Oaks Mall Pari Passu Companion Loans, pro rata and pari passu, and the Twelve Oaks Mall Subordinate Companion Loan Holders, pro rata and pari passu, in accordance with their respective initial percentage interests.

Consultation and Control

Pursuant to the Twelve Oaks Mall Co-Lender Agreement, the directing holder with respect to the Twelve Oaks Mall Loan Combination (the “Twelve Oaks Mall Directing Holder”), as of any date of determination, will be (i) the holders of the Twelve Oaks Mall Subordinate Companion Loans, unless a Twelve Oaks Mall Control Appraisal Period (as defined below) has occurred and is continuing, or (ii) for so long as a Twelve Oaks Mall Control Appraisal Period has occurred and is continuing, the controlling class representative (or an equivalent entity) for the GSMS 2018-GS9 securitization. The Twelve Oaks Mall Directing Holder is not permitted to exercise the rights of the Twelve Oaks Mall Directing Holder if it is the related borrower or an affiliate of the borrower. The Twelve Oaks Mall Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the Twelve Oaks Mall Co-Lender Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the Twelve Oaks Mall Loan Combination will require the approval of the Twelve Oaks Mall Directing Holder.

A “Twelve Oaks Mall Control Appraisal Period” will exist with respect to the Twelve Oaks Mall Loan Combination, if and for so long as: (a)(1) the initial principal balance of the Twelve Oaks Mall Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Twelve Oaks Mall Subordinate Companion Loans after the date of creation of the Twelve Oaks Mall Subordinate Companion Loans, (y) any appraisal reduction amount for the Twelve Oaks Mall Loan Combination that is allocated to the Twelve Oaks Mall Subordinate Companion Loans and (z) any losses realized with respect to the related Mortgaged Property or the Twelve Oaks Mall Loan Combination that are allocated to the Twelve Oaks Mall Subordinate Companion Loans, is less than (b) 25% of the remainder of the (i) initial principal balance of the Twelve Oaks Mall Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Twelve Oaks Mall Subordinate Companion Loan Holders on the Twelve Oaks Mall Subordinate Companion Loans after the date of creation of the Twelve Oaks Mall Subordinate Companion Loans.

Pursuant to the terms of the Twelve Oaks Mall Co-Lender Agreement, the Issuing Entity, as the holder of the Twelve Oaks Mall Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports that the master servicer or the special servicer, as applicable, is required to provide to the Twelve Oaks Mall Directing Holder pursuant to the GSMS 2018-GS9 Pooling and Servicing Agreement (within the same time frame such notices, information and reports are or would have been required to be provided to the Twelve Oaks Mall Directing Holder under the GSMS 2018-GS9 Pooling and Servicing Agreement without regard to the occurrence of a control termination event or consultation termination event under the GSMS 2018-GS9 Pooling and Servicing Agreement) with respect to any major decisions to be taken with respect to Twelve Oaks Mall Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Twelve Oaks Mall Loan Combination and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the Twelve Oaks Mall Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the Twelve Oaks Mall Loan Combination. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the Twelve Oaks Mall Master Servicer (or the Twelve Oaks Mall Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the Twelve Oaks Mall Master Servicer or the Twelve Oaks Mall Special Servicer, as applicable, is permitted to take any material action or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Twelve Oaks Mall Loan Combination (as a collective whole). Neither the Twelve Oaks Mall Master Servicer nor the Twelve Oaks Mall Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the Twelve Oaks Mall Master Servicer nor the Twelve Oaks Mall Special Servicer may follow any advice, direction or objection by the Twelve Oaks Mall Directing Holder that would (i) require or cause the Twelve Oaks Mall Master Servicer or the Twelve Oaks Mall Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), be inconsistent with the related servicing standard set forth in the Twelve Oaks Mall Co-Lender Agreement, require or cause the holder of the Twelve Oaks Mall Pari Passu Companion Loan evidenced by Note A-1 (or the Twelve Oaks Mall Master Servicer or Twelve Oaks Mall Special Servicer acting on its behalf) to violate provisions of the Twelve Oaks Mall Co-Lender Agreement, the GSMS 2018-GS9 Pooling and Servicing Agreement or the Twelve Oaks Mall Loan Combination or to materially expand its (or any master servicer or special servicer acting on its behalf) responsibilities under the Twelve Oaks Mall Co-Lender Agreement or the GSMS 2018-GS9 Pooling and Servicing Agreement.

In addition to the control and consultation rights described above, pursuant to the terms of the Twelve Oaks Mall Co-Lender Agreement, the Issuing Entity, as the holder of the Twelve Oaks Mall Mortgage Loan, will have the right to annual meetings (which may be held telephonically) with the Twelve Oaks Mall Master Servicer or the Twelve Oaks Mall Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Twelve Oaks Mall Master Servicer or the Twelve Oaks Mall Special Servicer, as applicable, in which servicing issues related to the Twelve Oaks Mall Loan Combination are discussed.

Sale of Defaulted Loan Combination

After the occurrence and delivery of an event of default under the Twelve Oaks Mall Loan Combination, the holder of the Twelve Oaks Mall Subordinate Companion Loans will have the right, by written notice to the Issuing Entity, as holder of the Twelve Oaks Mall Mortgage Loan and the holders of the Twelve Oaks Mall Pari Passu Companion Loans (a “Twelve Oaks Mall Purchase Notice”), to purchase in immediately available funds, the Twelve Oaks Mall Senior Loans in whole but not in part at the applicable defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the Twelve Oaks Mall Purchase Notice to the holders of the Twelve Oaks Mall Senior Loans, the holders of the Twelve Oaks Mall Senior Loans will be required to sell (and the holder of the Twelve Oaks Mall Subordinate Companion Loans will be required to purchase) the Twelve Oaks Mall Senior Loans at the applicable defaulted mortgage loan purchase price, on a date (the “Defaulted Twelve Oaks Mall Purchase Date”) not more than 60 days after the date of the Twelve Oaks Mall Purchase Notice. The failure of the holder of the Twelve Oaks Mall Subordinate Companion Loans to purchase the Twelve Oaks Mall Senior Loans on the Defaulted Twelve Oaks Mall Purchase Date will result in the termination of such right. The holder of the Twelve Oaks Mall Subordinate Companion Loans has agreed that the sale of the Twelve Oaks Mall Senior Loans will comply with all requirements of the GSMS 2018-GS9 Pooling and Servicing Agreement and that all costs and expenses related thereto will be paid by the holder of the Twelve Oaks Mall Subordinate Companion Loans. The right of the holder of the Twelve Oaks Mall Subordinate Companion Loans to purchase the Twelve Oaks Mall Senior Loans will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the Mortgaged Property. Notwithstanding the foregoing sentence, the Twelve Oaks Mall Special Servicer is required to give the holder of the Twelve Oaks Mall Subordinate Companion Loans (or the Twelve Oaks Mall Directing Holder acting on their behalf) five, or with respect to deed in lieu of foreclosure 10, business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the Twelve Oaks Mall Special Servicer intends to accept a deed in lieu of foreclosure, it is required to deliver a Notice of Foreclosure/DIL stating its intent to the holder of the Twelve Oaks Mall Subordinate Companion Loans who will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver written notice to the special servicer of its intent to purchase the Twelve Oaks Mall Senior Loans and to consummate the purchase option on a date to occur no later than 15 days from the day they received the Notice of Foreclosure/DIL.

Special Servicer Appointment Rights

Pursuant to the Twelve Oaks Mall Co-Lender Agreement, the Twelve Oaks Mall Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the special servicer then acting with respect to the Twelve Oaks Mall Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Twelve Oaks Mall Mortgage Loan or the other Twelve Oaks Mall Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Servicer Termination Events” and “Rights Upon a Servicer Termination Event” in this prospectus.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the Mortgage Loans identified with control numbers 1 through 15 on Annex A to this prospectus, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., German American Capital Corporation and JPMorgan Chase Bank, National Association are the Sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters), and Citibank, N.A. (the Certificate Administrator, Custodian, certificate registrar and paying agent). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in commercial mortgage-backed securities (“CMBS”) transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions.”

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are the same or substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of the CREFI Mortgage Loans

General

In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database

First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation

CREFI (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review

CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of any mortgage loans that are interest-only for their entire term or a portion of their term;

●	a list of mortgage loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	a list of mortgage loans that are cross-collateralized or secured by multiple properties, or that have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and the Certificateholders and the Trustee will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described above under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates

Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries

Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions

Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—The Originators—Citi Real Estate Funding Inc.—Exceptions to Underwriting Criteria” in this prospectus. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Repurchase Requests

Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. CREFI’s Central Index Key is 0001701238. As of December 31, 2017, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CREFI will purchase the Class R Certificates. However, CREFI and/or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a Sponsor and a Mortgage Loan Seller. Except with respect to (i) the Marina Heights State Farm Loan Combination, which was originated by Goldman Sachs Mortgage Company (“GSMC”), (ii) the CrossPoint Loan Combination, which was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and (iii) the One Mill Run Mortgage Loan, which was originated by Hunt Finance Company, LLC (“Hunt Finance”), Deutsche Bank AG, acting through its New York Branch (an affiliate of GACC) (“DBNY”) originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. In addition, DBNY is the current holder of (i) the 315 W 36th Street Pari Passu Companion Loans designated as note A-1 and note A-3 and (ii) the Marina Heights State Farm Pari Passu Companion Loans designated as note A-2-C2 and note A-2-C3.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The Marina Heights State Farm Mortgage Loan (the “GSMC Loan”) is part of a loan combination that was originated by GSMC, and acquired by DBNY. The CrossPoint Mortgage Loan (the “CCRE Loan”) is part of a loan combination that was originated by CCRE, and acquired by DBNY. The One Mill Run Mortgage Loan (the “Hunt Finance Loan”) was originated by Hunt Finance, and acquired by DBNY. GACC has reunderwritten such mortgage loans in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. .. . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between Midland, the Master Servicer, and GACC, a Sponsor and an originator, and/or certain of its affiliates, acts as interim servicer with respect to seven (7) of the Mortgage Loans (9.3%) (with an aggregate Cut-off Date Balance of approximately $101,528,525) to be contributed to this securitization transaction by GACC.

GACC’s Securitization Program

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “DBJPM” and “JPMDB” programs in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp., (iv) the “Benchmark” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities and J.P. Morgan Chase Commercial Mortgage Securities Corp. and (v) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through and including March 16, 2018 is approximately $64.03 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the Depositor and will covenant to provide certain documents regarding the GACC Mortgage Loans and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the Issuing Entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the Certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview

GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape

To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation

GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review

GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each

GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures

With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch”, as well as to identify any material deviations from those origination and underwriting criteria. See “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch—Exceptions” below.

Findings and Conclusions

Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the Exchange Act on February 13, 2018. GACC’s Central Index Key number is 0001541294. With respect to the period from and including January 1, 2015 to and including December 31, 2017, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date. However, GACC and/or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2016 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2017, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $134.1 billion. Of that amount, approximately $115.0 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2017, JPMCB originated approximately $18.5 billion of commercial mortgage loans, of which approximately $10.0 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

General

JPMCB, in its capacity as the Sponsor of the Mortgage Loans originated, co-originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database

To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation

JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review

JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2B to this prospectus.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures

On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated, co-originated or acquired in compliance with the origination and underwriting criteria described below under “—Transaction Parties—The Originators—JPMorgan Chase Bank, National Association”, as well as to identify any material deviations from those origination and underwriting criteria. See “Transaction Parties—The Originators—JPMorgan Chase Bank, National Association—Exceptions” below.

Findings and Conclusions

Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated, co-originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described below under “Transaction Parties—The Originators—JPMorgan Chase Bank, National Association--Exceptions”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution

JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 14, 2018. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 14, 2018. The Central Index Key (or CIK) number of JPMCCMSC is 0001013611 and the CIK number of JPMCB is set forth on the cover of this prospectus. With respect to the period from and including January 1, 2015 to and including December 31, 2017, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization

Neither JPMCB nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. JPMCB or its affiliates may own in the future certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Originators

Citi Real Estate Funding Inc., Deutsche Bank AG, acting through its New York Branch, JPMorgan Chase Bank, National Association, Goldman Sachs Mortgage Company, Cantor Commercial Real Estate Lending, L.P. and Hunt Finance Company, LLC are referred to in this prospectus as the originators.

The information set forth in this prospectus concerning the identity of the originators and, as set forth below, the underwriting standards of the Sponsors or, if applicable, their affiliated originator(s), has in each case been provided by the related Sponsor.

Citi Real Estate Funding Inc.

Overview

CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process

The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval

All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage and LTV Requirements

CREFI’s underwriting standards generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements

While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements

CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy

The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance

CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports

In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the Sponsor representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Criteria

Except as disclosed in the following paragraph, none of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

With respect to The SoCal Portfolio Mortgage Loan (4.6%), the related Loan Combination was co-originated by CREFI with an exception to CREFI’s underwriting guidelines and/or typical underwriting procedures. Two of the Mortgaged Properties in the portfolio, the Anaheim Stadium Industrial Mortgaged Property and the Cityview Plaza Mortgaged Property, have ground leases that expire on April 30, 2034 and September 30, 2035, respectively, with no extension options. Under CREFI’s guidelines and/or typical underwriting procedures, ground leases are generally required to have terms (inclusive of any extension options) that extend not less than 20 years beyond the stated maturity of the related Mortgage Loan. The decision of CREFI to include the Mortgage Loan in the transaction was based on the fact that (i) the Mortgaged Properties account for a combined allocated loan amount of 2.8% and (ii) the Mortgage Loan is structured with a $1,000,000 ground lease extension reserve to be used to extend the terms of both ground leases. If the borrowers do not extend the terms of either ground lease on or prior to February 6, 2020 pursuant to terms reasonably acceptable to the lender, the borrowers are required to commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the related Mortgaged Property or Properties. Certain characteristics of the Mortgage Loan can be found in Annex A to this prospectus. Based on the foregoing, CREFI approved inclusion of the Mortgage Loan into this transaction.

Deutsche Bank AG, acting through its New York Branch

General

Deutsche Bank AG, acting through its New York Branch (“DBNY”), is an originator and is affiliated with GACC, one of the Sponsors, and Deutsche Bank Securities Inc., one of the underwriters. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. The GSMC Loan, while originated by GSMC, the CCRE Loan, while originated by CCRE, and the Hunt Finance Loan, while originated by Hunt Finance, were reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis

In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis

DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio

The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex B to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio

For each mortgaged property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the mortgaged property as of the date of value in its then-current condition, and in accordance with the mortgaged property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the mortgaged property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular mortgaged property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower

DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment

Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a mortgaged property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the mortgaged property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report

Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each mortgaged property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy

The borrower is required to provide, and DBNY reviews, a title insurance policy for each mortgaged property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the mortgaged property is located; and (e) the legal description of the mortgaged property in the title policy must conform to that shown on the survey of the mortgaged property, where a survey has been required.

Property Insurance

The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the mortgaged property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the mortgaged property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the mortgaged property.

Seismic Report

A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance

In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements

DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the mortgaged property which is leased to a tenant that pays taxes for its portion of the mortgaged property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that maintains property insurance for its portion of the mortgaged property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the mortgaged property (or may waive the escrow for a portion of the mortgaged property which is leased to a tenant that repairs and maintains its portion of the mortgaged property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the mortgaged property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the mortgaged property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the mortgaged property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the mortgaged property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch”, one or more of the GACC Mortgage Loans may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the GACC Mortgage Loans, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

None of the GACC Mortgage Loans have exceptions to the underwriting standards set forth above.

JPMorgan Chase Bank, National Association

General

JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the Mortgage Loans sold to the Issuing Entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The Mortgage Loans to be included in the Issuing Entity were originated, co-originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see below under “Transaction Parties—The Originators—JPMorgan Chase Bank, National Association—Exceptions”.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see below under “Transaction Parties—The Originators—JPMorgan Chase Bank, National Association—Exceptions”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis

JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related mortgaged properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis

JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Loan Approval

All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio

The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Mortgage Loan Information” and Annex A and Annex B to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio

For each mortgaged property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as-complete”, “hypothetical as-is market value”, “as-is – PIP complete” or “hypothetical as-stabilized” and “as-is” values. The “as-complete”, “hypothetical as-is market value”, “as-is – PIP complete” or “hypothetical as-stabilized” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower

JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment

Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report

Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy

The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance

The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report

A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance

In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements

JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—Transaction Parties—The Originators—JPMorgan Chase Bank, National Association”, one or more of the Mortgage Loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the Mortgage Loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

We have disclosed generally our underwriting guidelines with respect to the JPMCB Mortgage Loans. However, one or more of the JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular JPMCB Mortgage Loan did not comply with all aspects of the disclosed criteria.

None of the JPMCB Mortgage Loans have exceptions to the underwriting standards set forth above.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 390 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., an affiliate of (i) CREFI, a Sponsor, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates.

The Issuing Entity

The Issuing Entity, Benchmark 2018-B3 Commercial Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates, making distributions, providing reports to certificateholders and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, including any discretionary activities performed by each of them, is set forth under “—The Trustee,” “—The Certificate Administrator,” “—Servicers—The Master Servicer and the Special Servicer,” “—Servicers—The Outside Servicers and the Outside Special Servicers,” “—The Operating Advisor and the Asset Representations Reviewer,” “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee (the “Trustee”) on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2017, WTNA served as trustee on over 1,600 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $270 billion, of which approximately 330 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $215 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2018-B3 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the fourth quarter of 2017, Citibank’s Agency and Trust group managed in excess of $5.1 trillion in fixed income and equity investments on behalf of approximately 2,500 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the fourth quarter of 2017, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 118 transactions backed by commercial mortgages with an aggregate principal balance of approximately $126.9 billion. The Depositor, the underwriters, the initial purchasers, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Citibank is acting as Certificate Administrator of this CMBS transaction. In the ordinary course of business, Citibank is involved in a number of legal proceedings, including in connection with its role as trustee of certain RMBS transactions. On June 18, 2014, a civil action was filed against Citibank in the Supreme Court of the State of New York by a group of investors in 48 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, asserting claims for purported violations of the U.S. Trust Indenture Act of 1939, as amended, breach of contract, breach of fiduciary duty and negligence based on Citibank’s alleged failure to perform its duties as trustee for the 48 RMBS trusts. On November 24, 2014, plaintiffs sought leave to withdraw this action. On the same day, a smaller subset of similar plaintiff investors in 27 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee, filed a new civil action against Citibank in the United States District Court for the Southern District of New York asserting similar claims as the prior action filed in state court. In January 2015, the court closed plaintiffs’ original state court action. On September 8, 2015, the federal court dismissed all claims as to 24 of the 27 trusts and allowed certain of the claims to proceed as to the other three trusts. Subsequently, plaintiffs voluntarily dismissed all claims with respect to two of the three trusts. On April 7, 2017, Citibank filed a motion for summary judgment. Plaintiffs filed its consolidated opposition brief and cross motion for partial summary judgment on May 22, 2017. Briefing on those motions was completed on August 4, 2017.

On November 24, 2015, the same investors that brought the federal case brought a new civil action in the Supreme Court of the State of New York related to 25 private-label RMBS trusts for which Citibank allegedly serves or did serve as trustee. This case includes the 24 trusts previously dismissed in the federal action, and one additional trust. The investors assert claims for breach of contract, breach of fiduciary duty, breach of duty to avoid conflicts of interest, and violation of New York’s Streit Act. Following oral argument on Citibank’s motion to dismiss, plaintiffs filed an amended complaint on August 5, 2016. On June 27, 2017, the state court issued a decision, dismissing the event of default claims, mortgage-file-related claims, the fiduciary duty claims, and the conflict of interest claims. The decision sustained certain breach of contract claims including the claim alleging discovery of breaches of representations and warranties, a claim related to robo-signing, and the implied covenant of good faith claim. Citibank appealed the lower court’s decision and on January 16, 2018, the Appellate Division, First Department dismissed the claims related to robo-signing and the implied covenant of good faith, but allowed plaintiffs’ claim alleging discovery of breaches of representations and warranties to proceed.

On August 19, 2015, the FDIC as receiver for a failed financial institution filed a civil action against Citibank in the Southern District of New York. This action relates to one private-label RMBS trust for which Citibank formerly served as trustee. The FDIC asserts claims for breach of contract, violation of the New York’s Streit Act, and violation of the U.S. Trust Indenture Act of 1939, as amended. Citibank jointly briefed a motion to dismiss with The Bank of New York Mellon and U.S. Bank, N.A. entities that have also been sued by the FDIC in their capacity as trustee, and these cases have all been consolidated in front of Judge Carter. On September 30, 2016, the court granted Citibank’s motion to dismiss the complaint without prejudice for lack of subject matter jurisdiction. On October 14, 2016, FDIC filed a motion for reargument or relief from judgment from the court’s dismissal order. On July 11, 2017, Judge Carter ruled on the motion for reconsideration regarding his dismissal of the action. He denied reconsideration of his decision on standing, but granted leave to amend the complaint by October 9, 2017.

The FDIC subsequently requested an extension of time to file its amended complaint, which was granted. The FDIC filed its amended complaint on December 8, 2017.

There can be no assurances as to the outcome of litigation or the possible impact of litigation on the trustee or the RMBS trusts. However, Citibank denies liability and continues to vigorously defend against these litigations. Furthermore, neither the above-disclosed litigations nor any other pending legal proceeding involving Citibank will materially affect Citibank’s ability to perform its duties as Certificate Administrator under the Pooling and Servicing Agreement for this CMBS transaction.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates will purchase the Class R Certificates on the Closing Date. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), will be the master servicer (in such capacity, the “Master Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Loan Combinations under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable Mortgage Loan Seller. Midland will also be appointed as the special servicer (in such capacity, the “Special Servicer”), and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans and REO Properties (other than in respect of Outside Serviced Mortgage Loans), and for reviewing, evaluating, processing and/or providing or withholding consent to Major Decisions and Special Servicer Decisions and taking certain enforcement actions in respect of Mortgage Loans (other than any Outside Serviced Mortgage Loans) and related Serviced Companion Loans, in each case pursuant to the Pooling and Servicing Agreement. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”), Morningstar Credit Ratings, LLC (“Morningstar”), DBRS, Inc. (“DBRS”) and Kroll Bond Rating Agency, Inc. (“KBRA”). Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar, and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” as a master servicer, “1” as a primary servicer, and “2+” as a special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of December 31, 2017, Midland was master and primary servicing approximately 31,321 commercial and multifamily mortgage loans with a principal balance of approximately $440 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 8,888 of such loans, with a total principal balance of approximately $162 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties. As of December 31, 2017, Midland was named the special servicer in approximately 296 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $145 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 92 assets with an outstanding principal balance of approximately $727 million.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2015 to 2017.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)

	2015	2016	2017
CMBS	$139	$149	$162
Other	$255	$295	$323
Total	$404	$444	$486

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2015 to 2017.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)

	2015	2016	2017
Total	$110	$121	$145

Midland may enter into one or more arrangements with any Directing Holder, any Controlling Class Representative, a Controlling Class Certificateholder, any directing certificateholder, any Outside Controlling Note Holder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the Special Servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the Special Servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as Special Servicer under the Pooling and Servicing Agreement and any related Co-Lender Agreement and limitations on the right of such person to remove the Special Servicer.

Under the CGCMT 2018-B2 Pooling and Servicing Agreement, Midland is the Outside Servicer of the SoCal Portfolio Loan Combination.

Under the Benchmark 2018-B1 Pooling and Servicing Agreement, Midland is the Outside Special Servicer with respect to the 90 Hudson Loan Combination.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Issuing Entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Issuing Entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including Certificates issued in this offering, in the secondary market.

Midland will acquire the right to act as Master Servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the Issuing Entity by the Mortgage Loan Sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00250%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

Midland is a division of PNC Bank, National Association, which is the tenant under a ground lease with the owner of the fee interest that constitutes the Mortgaged Property for the PNC Chicago Fee Mortgage Loan.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the Issuing Entity. KKR Real Estate Credit Opportunity Partners

Aggregator I L.P. or one of its affiliates has engaged Midland as an independent contractor to conduct certain due diligence with respect to certain Mortgage Loans prior to the Closing Date.

The foregoing information regarding Midland above under this “—Servicers—The Master Servicer and the Special Servicer” heading has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (other than any Serviced Outside Controlled Loan Combination), without cause by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Controlling Class Representative (if a Control Termination Event does not exist). The Special Servicer may be removed and replaced with respect to a Serviced Outside Controlled Loan Combination, with or without cause at any time, at the direction of the related Outside Controlling Note Holder.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

Each of the EOS 21 Loan Combination, the InterContinental San Francisco Loan Combination, the Rochester Hotel Portfolio Loan Combination, the 599 Broadway Loan Combination and the Towers at University Town Center Loan Combination is being serviced and administered pursuant to the Benchmark 2018-B2 Pooling and Servicing Agreement by KeyBank National Association, as master servicer, and CWCapital Asset Management LLC, as special servicer.

The 90 Hudson Loan Combination is being serviced and administered pursuant to the Benchmark 2018-B1 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Midland Loan Services, a Division of PNC Bank, National Association, as special servicer.

The SoCal Portfolio Loan Combination is being serviced and administered pursuant to the CGCMT 2018-B2 Pooling and Servicing Agreement by Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, and LNR Partners, LLC, as special servicer.

It is expected that the Twelve Oaks Mall Loan Combination will be serviced and administered pursuant to the GSMS 2018-GS9 Pooling and Servicing Agreement by Wells Fargo Bank, National Association, as master servicer, and Rialto Capital Advisors, LLC, as special servicer.

The Marina Heights State Farm Loan Combination is being serviced and administered pursuant to the GSMS 2017-FARM Trust and Servicing Agreement by KeyBank National Association, as master servicer, and AEGON USA Realty Advisors, LLC, as special servicer.

For further information on each of the foregoing Outside Servicing Agreements, see “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, generally similar to those of the Master Servicer of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The role and responsibilities of the related Outside Special Servicer with respect to each Outside Serviced Loan Combination are, or are expected to be, similar to those of the Special Servicer of the Mortgage Loans (other than Outside Serviced Mortgage Loans) under the Pooling and Servicing Agreement, and are further summarized in this prospectus under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

The Benchmark 2018-B2 and GSMS 2017-FARM Servicer

KeyBank National Association (“KeyBank” ) is the master servicer under the Benchmark 2018-B2 Pooling and Servicing Agreement with respect to the EOS 21 Loan Combination, InterContinental San Francisco Loan Combination, Rochester Hotel Portfolio Loan Combination, 599 Broadway Loan Combination, and Towers at University Town Center Loan Combination and the GS 2017-FARM Trust and Servicing Agreement with respect to the Marina Heights State Farm Loan Combination (collectively, the “KeyBank Outside Serviced Loans”).

KeyBank is also expected to enter into a subservicing agreement with Hunt Mortgage Partners, LLC (which is an affiliate of Hunt Finance Company, LLC and is expected to enter into a subservicing agreement with Midland) with respect to the One Mill Run Mortgage Loan.

KeyBank is a wholly-owned subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the Issuing Entity, the Depositor, any Sponsor, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, or the Trustee.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/15	12/31/16	12/31/17
By Approximate Number	16,876	17,866	16,654
By Approximate Aggregate Principal Balance (in billions)	$185.2	$189.3	$197.6

Within this servicing portfolio are, as of December 31, 2017, approximately 8,846 loans with a total principal balance of approximately $149.6 billion that are included in approximately 555 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2017, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, Standard & Poor’s Ratings Services (“S&P”), Fitch, and Morningstar Credit Ratings, LLC (“Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS2+” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s long-term debt obligations, short-term debt obligations, long-term deposits and short-term deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations Long-Term Deposits	A-2 N/A	F1 A	P-2 Aa3
Short-Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the Benchmark 2018-B2 Pooling and Servicing Agreement or GS 2017-FARM Trust and Servicing Agreement and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loans or the performance of the Certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the Benchmark 2018-B2 Pooling and Servicing Agreement and GS 2017-FARM Trust and Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the Outside Servicer with respect to the KeyBank Outside Serviced Loans, generally responsible for the master servicing and primary servicing functions with respect to the KeyBank Outside Serviced Loans. KeyBank, as the Outside Servicer with respect to the KeyBank Outside Serviced Loans, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the Benchmark 2018-B2 Pooling and Servicing Agreement and GS 2017-FARM Trust and Servicing Agreement pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the Benchmark 2018-B2 Pooling and Servicing Agreement and GS 2017-FARM Trust and Servicing Agreement through one or more third-party vendors that provide servicing functions such as appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the Benchmark 2018-B2 Pooling and Servicing Agreement and GS 2017-FARM Trust and Servicing Agreement as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loans are to be maintained is described in the Benchmark 2018-B2 Pooling and Servicing Agreement and GS 2017-FARM Trust and Servicing Agreement. Generally, all amounts received by KeyBank on the KeyBank Outside Serviced Loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the Benchmark 2018-B2 Pooling and Servicing Agreement and GS 2017-FARM Trust and Servicing Agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the KeyBank Outside Serviced Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the KeyBank Outside Serviced Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the Benchmark 2018-B2 Pooling and Servicing Agreement and GS 2017-FARM Trust and Servicing Agreement, as applicable.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer, primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. One such action was brought by a certificateholder of a CMBS trust in the Supreme Court of New York, County of New York, in connection with KeyBank’s determination of the fair value of a loan secured by the Bryant Park Hotel in New York City. KeyBank denies liability in such action, and KeyBank does not believe that such action or any other lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the KeyBank Outside Serviced Loans pursuant to the Benchmark 2018-B2 Pooling and Servicing Agreement and GS 2017-FARM Trust and Servicing Agreement.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain Classes of Certificates in the future. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information regarding KeyBank under the heading “—Servicers—The Outside Servicers and the Outside Special Servicers—The Benchmark 2018-B2 and GSMS 2017-FARM Special Servicer” has been provided by KeyBank.

The Benchmark 2018-B2 Special Servicer

CWCapital Asset Management LLC, a Delaware limited liability company (“CWCAM”), is currently the special servicer under the Benchmark 2018-B2 Pooling and Servicing Agreement. CWCAM is owned by an affiliate of Fortress Investment Group LLC (“Fortress”). CWCAM maintains a servicing office at 7501 Wisconsin Avenue, Suite 500 West, Bethesda, Maryland 20814.

CWCAM and its affiliates are involved in the management, investment management and disposition of commercial real estate assets, which may include:

●	special servicing of commercial and multifamily real estate loans;

●	commercial real estate property management and risk management and insurance services;

●	commercial mortgage and commercial real estate brokerage services;

●	commercial mortgage note and commercial real estate sale and disposition services; and

●	investing in, surveilling and managing as special servicer, commercial real estate assets including unrated and non-investment grade rated securities issued pursuant to CRE, CDO and CMBS transactions.

CWCAM was organized in June 2005. CWCAM is a wholly-owned subsidiary of CW Financial Services LLC. CWCAM and its affiliates own, manage and sell assets similar in type to the assets of the Issuing Entity. Accordingly, the assets of CWCAM and its affiliates may, depending upon the particular circumstances including the nature and location of such assets, compete with the Mortgaged Properties for tenants, purchasers, financing and so forth. On September 1, 2010, affiliates of certain Fortress managed funds purchased all of the membership interest of CW Financial Services LLC, the sole member of CWCAM.

On February 14, 2017, Fortress and SoftBank Group Corp., a corporation organized under the laws of Japan (“SoftBank”), issued a joint press release announcing that they had entered into definitive agreements pursuant to which SoftBank will acquire Fortress. On December 27, 2017, SoftBank completed its acquisition of Fortress and announced that Fortress will operate within SoftBank as an independent business headquartered in New York.

As of December 31, 2015, CWCAM acted as special servicer with respect to 134 domestic CMBS pools containing approximately 7,000 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $99 billion. As of December 31, 2016, CWCAM acted as special servicer with respect to 137 domestic CMBS pools containing approximately 5,700 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $79 billion. Those loans include commercial mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loans. As of December 31, 2017, CWCAM acted as special servicer with respect to 133 domestic CMBS pools containing approximately 4,900 loans secured by properties throughout the United States with a then current unpaid principal balance in excess of $74 billion.

CWCAM has one primary office (Bethesda, Maryland) and provides special servicing activities for investments in various markets throughout the United States. As of December 31, 2017, CWCAM had 70 employees responsible for the special servicing of commercial real estate assets. As of December 31, 2017, within the CMBS pools described in the preceding paragraph, 173 assets were actually in special servicing. The assets owned, serviced or managed by CWCAM and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the Mortgaged Properties securing the Mortgage Loans for tenants, purchasers, financing and so forth. CWCAM does not service or manage any assets other than commercial and multifamily real estate assets.

CWCAM has policies and procedures in place that govern its special servicing activities. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls. CWCAM reviews, updates and/or creates its policies and procedures throughout the year as needed to reflect any changing business practices, regulatory demands or general business practice refinements and incorporates such changes into its manual. Refinements within the prior three years include but are not limited to the improvement of controls and procedures implemented for property cash flow, wiring instructions and the expansion of unannounced property and employee audits.

CWCAM occasionally engages consultants to perform property inspections and to provide close surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction. CWCAM has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by CWCAM in securitization transactions.

CWCAM will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, CWCAM may have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that CWCAM has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

From time to time CWCAM is a party to lawsuits and other legal proceedings as part of its duties as a special servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Other than as set forth in the following paragraphs, there are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against CWCAM or of which any of its property is the subject, that are material to the Certificateholders.

On December 17, 2015, U.S. Bank National Association, the trustee under five pooling and servicing agreements for (i) Wachovia Bank Commercial Mortgage Trust 2007-C30, (ii) COBALT CMBS Commercial Trust 2007-C2, (iii) Wachovia Bank Commercial Mortgage Trust 2007-C31, (iv) ML-CFC Commercial Mortgage Trust 2007-5 and (v) ML-CFC Commercial Mortgage Trust 2007-6 commenced a proceeding with the Second Judicial District Court of Ramsey County, Minnesota (the “State Court”) for a declaratory judgment as to the proper allocation of certain proceeds in the alleged amount of $560 million (“Disputed Proceeds”) received by CWCAM in connection with the sale of the Peter Cooper Village and Stuyvesant Town property in New York, New York (the “Stuyvesant Town Property”) securing loans held by those trusts. CWCAM was the special servicer of the Stuyvesant Town Property. The petition requests the State Court to instruct the trustee, the trust beneficiaries, and any other interested parties as to the amount of the Disputed Proceeds, if any, that constitute penalty interest and/or the amount of the Disputed Proceeds, if any, that constitute gain-on-sale proceeds, with respect to each trust. On February 24, 2016, CWCAM made a limited appearance with the State Court to file a motion to dismiss this proceeding based on lack of jurisdiction, mootness, standing and forum non conveniens. On July 19, 2016, the State Court denied CWCAM’s motion to dismiss. On July 22, 2016, the action was removed to federal court in Minnesota (the “Federal Court”). On October 21, 2016, the Federal Court held a hearing on the motion to transfer the action to the United States District Court for the Southern District of New York (the “SDNY Court”), a motion to remand to state court and a motion to hear CWCAM’s request for reconsideration of the motion to dismiss. On

March 14, 2017, the Federal Court reserved the determination on the motion to hear CWCAM’s request for reconsideration of the motion to dismiss, denied the motion to remand the matter to state court and granted the motion to transfer the proceeding to the SDNY Court. There can be no assurances as to the possible impact on CWCAM of these rulings and the transfer to the SDNY Court. Cross motions for judgement on the pleadings were filed by the parties. On March 9, 2018, the Court denied the cross motions for judgment on the pleadings and the matter is proceeding to discovery. However, CWCAM believes that it has performed its obligations under the related pooling and servicing agreements in good faith, and that the Disputed Proceeds were properly allocated to CWCAM as penalty interest, and it intends to vigorously contest any claim that such Disputed Proceeds were improperly allocated as penalty interest.

On March 31, 2016, RAIT Preferred Funding II LTD. (“RAIT Preferred Funding”) commenced a complaint (“RAIT Complaint”) with the Supreme Court of the State of New York, County of New York (the “RAIT Court”), claiming it owns $18,500,000 of a mortgage loan secured by the development of the One Congress Street property in Boston, Massachusetts (the “One Congress Street Loan”) and seeking (a) a declaratory judgment stating that RAIT Preferred Funding is the directing lender under a co-lender agreement dated March 28, 2007 and a pooling and servicing agreement dated March 1, 2007 (collectively, the “Operative Agreements”) and was the directing lender at the time of the improper modification of the One Congress Street Loan, (b) a declaratory judgment stating that RAIT Preferred Funding has the right to terminate the special servicer, (c) monetary damages for the value of the bonds and fees paid to CWCAM as the special servicer of the One Congress Street Loan and (d) other things. On May 17, 2016, CWCAM filed a motion to dismiss the RAIT Complaint (“Motion to Dismiss”) stating that the RAIT Complaint did not state a claim and the essential facts of the RAIT Complaint are negated by affidavits and evidentiary materials submitted with the RAIT Complaint. On June 14, 2016, RAIT Preferred Funding filed a memorandum of law in opposition to the OCS Motion to Dismiss (the “Opposition”) stating that the claims in the RAIT Complaint were properly stated. On June 30, 2016, CWCAM filed a reply in support of the Motion to Dismiss and in response to the Opposition, stating that each of CWCAM’s arguments is supported by the express language of the agreements between the parties, the documentary evidence and New York case law. On September 30, 2016, RAIT Preferred Funding and CWCAM entered into a confidential settlement agreement (the “2016 Settlement”), which provides for a stay of the RAIT Preferred Funding litigation (the “Litigation Stay”) through August 25, 2017. Pursuant to the terms of the 2016 Settlement, upon satisfaction of a term of the 2016 Settlement by August 25, 2017 (or such later date agreed to by the parties), the RAIT Preferred Funding litigation will be dismissed, with prejudice. On May 19, 2017 the borrower repaid the One Congress Street Loan in accordance with the terms of the notes and satisfied the condition to dismissal with prejudice. RAIT refused to dismiss the case and is claiming the B note should be paid in full. CWCAM believes that it has performed its obligations under the Operative Agreements in good faith, and that the action should be dismissed with prejudice. On August 29, 2017, the RAIT Court granted leave to RAIT Preferred Funding to amend its complaint. On September 20, 2017, RAIT Preferred Funding filed an amended complaint (the “RAIT Amended Complaint”), which omits its original claims, adds Wells Fargo Bank, National Association (“Wells Fargo”) as a defendant, and seeks (a) specific performance requiring repayment of the $18,500,000 principal amount of the B note or, in the alternative, monetary damages, including the $18,500,000 principal amount of the B note, in an amount to be determined at trial, (b) monetary damages on any fees paid to CWCAM as special servicer or Wells Fargo as master servicer in connection with the borrower’s repayment of the One Congress Street Loan, (c) a declaratory judgment that RAIT Preferred Funding is entitled to recover the full $18,500,000 principal amount of the B note, (d) punitive damages against CWCAM, and (e) other things. On October 11, 2017, CWCAM filed a motion to dismiss the RAIT Amended Complaint (“CWCAM Motion to Dismiss Amended Complaint”) stating that the RAIT Amended Complaint did not state a claim and the essential facts of the RAIT Amended Complaint are negated by the Operative Agreements and other admissible evidentiary materials. On November 13, 2017, Wells Fargo filed a motion to dismiss the RAIT Amended Complaint (the “Wells Fargo Motion to Dismiss Amended Complaint”) and joined the CWCAM Motion to Dismiss Amended Complaint. A hearing on the motion to dismiss was held on January 22, 2018 and the court took the matter under advisement.

On December 1, 2017, a complaint against CWCAM and others was filed in the United States District Court for the Southern District of New York styled as CWCapital Cobalt Vr Ltd. v. CWCapital Investments LLC, et al., No. 17-cv-9463. The gravamen of the complaint alleges breaches of a contract and fiduciary duties by CWCAM’s affiliate, CWCapital Investments LLC in its capacity as collateral manager for the collateralized debt obligation transaction involving CWCapital Cobalt Vr, Ltd. In total, there are fourteen (14) counts pled in the complaint. Of those 14, five (5) claims are asserted against CWCAM for aiding and abetting breach of fiduciary duty, conversion and unjust enrichment. CWCAM denies the claims and intends to vigorously defend itself against these claims.

CWCAM may enter into one or more arrangements with the Controlling Class Representative, any Controlling Class Certificateholder, any person with the right to appoint or remove and replace CWCAM as the Outside Special Servicer, or any other person (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of CWCAM as Outside Special Servicer under the Benchmark 2018-B2 Pooling and Servicing Agreement and limitations on the right of such person to replace CWCAM as the Outside Special Servicer.

No securitization transaction involving commercial or multifamily mortgage loans in which CWCAM was acting as special servicer has experienced an event of default as a result of any action or inaction performed by CWCAM as special servicer.

From time to time, CWCAM and/or its affiliates may purchase or sell securities, including CMBS certificates. Neither CWCAM nor any of its affiliates will purchase any Certificates in this offering at the time of the initial offering of such Certificates. However, CWCAM and/or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions.

The foregoing information regarding CWCAM under the heading “—Servicers—The Outside Servicers and the Outside Special Servicers—The Benchmark 2018-B2 Special Servicer” has been provided by CWCAM.

The Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Park Bridge Lender Services will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of December 31, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $146.2 billion issued in 161 transactions.

As of December 31, 2017, Park Bridge Lender Services was acting as asset representations reviewer for CMBS transactions or other similar transactions with an approximate aggregate initial principal balance of $56.5 billion issued in 65 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (d) is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative or a depositor, trustee, certificate administrator, master servicer, or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the Special Servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the Pooling and Servicing Agreement or (y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor special servicer to become the Special Servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Park Bridge Lender Services, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Park Bridge Lender Services believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Park Bridge Lender Services has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator and the Retaining Sponsor, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, the Certificate Administrator, Custodian, certificate registrar and paying agent.

GACC, a Sponsor, is an affiliate of DBNY, an originator, and Deutsche Bank Securities Inc., one of the underwriters.

JPMCB, a Sponsor and an originator, is an affiliate of J.P. Morgan Securities LLC, one of the underwriters.

Midland, the Master Servicer and Special Servicer, is also (a) the Outside Servicer under the Outside Servicing Agreement that governs the servicing of The SoCal Portfolio Loan Combination, and (b) the Outside Special Servicer under the Outside Servicing Agreement that governs the servicing of the 90 Hudson Loan Combination.

WTNA, the Trustee, is also: (i) the Outside Trustee under the respective Outside Servicing Agreements that govern the servicing of The SoCal Portfolio Loan Combination and the 90 Hudson Loan Combination; and (ii) expected to be the Outside Trustee under the Outside Servicing Agreement that is expected to govern the Twelve Oaks Mall Loan Combination. In its capacity as Outside Trustee, or anticipated Outside Trustee, under each such Outside Servicing Agreement, WTNA serves, or is expected to serve, as applicable, as mortgagee of record with respect to the subject Loan Combination.

Citibank, N.A., the Certificate Administrator and Custodian, is also the Outside Certificate Administrator and Outside Custodian under the Outside Servicing Agreement that governs the servicing of The SoCal Portfolio Loan Combination.

Park Bridge Lender Services, the Operating Advisor and the Asset Representations Reviewer, is also the Outside Operating Advisor and the asset representations reviewer under the respective Outside Servicing Agreements that govern the servicing of The SoCal Portfolio Loan Combination and the 90 Hudson Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between Midland, the Master Servicer, and GACC, a Sponsor and an originator, and/or certain of its affiliates, Midland acts as interim servicer with respect to seven (7) of the Mortgage Loans (9.3%) (with an aggregate Cut-off Date Balance of approximately $101,528,525) to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between KeyBank, an Outside Servicer, and GACC, a Sponsor and an originator, and/or certain of its affiliates, KeyBank acts as interim servicer with respect to one (1) of the Mortgage Loans (5.7%) (with a Cut-off Date Balance of approximately $62,000,000) to be contributed to this securitization transaction by GACC.

Loan Combinations and Mezzanine Loan Arrangements

DBNY, an originator and an affiliate of GACC, a Sponsor, is the current holder of one or more of the Marina Heights State Farm Pari Passu Companion Loans and one or more of the 315 West 36th Street Pari Passu Companion Loans, but is expected to transfer such Companion Loans to one or more future commercial mortgage securitization transactions.

JPMCB, an originator and a Sponsor, is the current holder of one or more of the EOS 21 Pari Passu Companion Loans and one or more of the Twelve Oaks Mall Pari Passu Companion Loans, which are expected to be securitized in one or more future securitizations.

In addition, JPMCB (or an affiliate) is the current holder of a mezzanine loan in the principal amount (measured as of the Cut-off Date) of $3,000,000 related to the Holiday Inn Miami West Airport Area Mortgage Loan Mortgage Loan (1.5%). Being the holder of such mezzanine debt may create a conflict of interest. See “Description of the Mortgage Pool—Additional Indebtedness”. In exercising its rights, the mezzanine lender has no obligation to consider the interests of, or the impact of the exercise of such rights upon, the Issuing Entity or the Certificateholders.

CREFI, an originator and a Sponsor, is the current holder of the Oak Portfolio Pari Passu Companion Loan, but is expected to transfer the related Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Midland is a division of PNC Bank, National Association, which is the tenant under a ground lease with the owner of the fee interest that constitutes the Mortgaged Property for the PNC Chicago Fee Mortgage Loan.

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or one of its affiliates has engaged Midland as an independent contractor to conduct certain due diligence with respect to certain Mortgage Loans prior to the Closing Date.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this transaction is expected to be retained pursuant to Regulation RR (17 CFR § 246.1 et seq.) (“Regulation RR”) which implements the Credit Risk Retention Rules.

CREFI has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”). The Retaining Sponsor is expected to satisfy its risk retention requirements under the Credit Risk Retention Rules by a retaining third party purchaser (the “Retaining Third Party Purchaser”), which will be KKR Real Estate Credit Opportunity Partners Aggregator I L.P., a Delaware limited partnership, through its “majority-owned affiliate” (as defined in Regulation RR), KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P. (the “Retaining TPP MOA”, also a Delaware limited partnership, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class E-RR Certificates, Class F-RR Certificates, Class G-RR Certificates, Class H-RR Certificates and Class NR-RR Certificates (collectively, the “RR Certificates”), with an aggregate initial Certificate Balance of approximately $106,595,711, and having a fair value equal to at least 5.0% of the fair value, as of the Closing Date, of all “ABS interests” (as such term is defined in Regulation RR) in the Issuing Entity as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—RR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser and the Retaining TPP MOA.

The Retaining Sponsor, the Retaining Third Party Purchaser and the Retaining TPP MOA are collectively referred to herein as the “Retaining Parties”.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser, the Retaining TPP MOA and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser, the Retaining TPP MOA or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “—The Originators”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Parties have determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

RR Certificates

The Retaining Third Party Purchaser

KKR Real Estate Credit Opportunity Partners Aggregator I L.P. (“KKR Aggregator”), a Delaware limited partnership, is expected, on the Closing Date, to (i) act as the Third Party Purchaser and (ii) retain the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates through its “majority-owned affiliate” (as defined in Regulation RR), KKR Real Estate Credit Opportunity Partners (AIV) Aggregator I L.P. (“AIV” and, together with KKR Aggregator, “KKR Opportunity Partners”), a Delaware limited partnership.

KKR Opportunity Partners was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of December 31, 2017, KKR Opportunity Partners has purchased twelve offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Opportunity Partners is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 21 years of CMBS experience as of December 31, 2017. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of December 31, 2017, funds advised by KKR own 33 separate real estate credit investments. As of December 31, 2017, KKR is responsible for approximately $168 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders of such noncompliance.

Material Terms of the RR Certificates

The Retaining Third Party Purchaser (through the Retaining TPP MOA) is expected to purchase the RR Certificates for cash on the Closing Date. The aggregate fair value, as of the Closing Date, of the RR Certificates will be equal to approximately $55,125,851.72, representing approximately 5.002% of the aggregate fair value, as of the Closing Date, of all Certificates (other than the Class R Certificates) issued by the Issuing Entity. The aggregate fair value, as of the Closing Date, of all the Certificates (other than the Class R Certificates) will be approximately $1,102,140,730.98. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for each Class of Certificates (other than the Class R Certificates).

The aggregate fair value, as of the Closing Date, of the RR Certificates that the sponsor would be required to retain in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction is approximately $55,107,036.55, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) issued by the Issuing Entity.

On any Distribution Date, the aggregate amount available for distributions from the Mortgage Loans, including principal and interest (other than any excess interest that accrues on an ARD Mortgage Loan), net of specified servicing and administrative costs and expenses, will be allocated to the Classes of Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated to the Classes of Certificates in ascending order (beginning with the Class NR-RR, Class H-RR, Class G-RR, Class F-RR, Class E-RR and Class D Certificates, in that order, in each case until the Certificate Balance of that Class has been reduced to zero, as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of payment and other material terms of the Classes of RR Certificates, see “Description of the Certificates” in this prospectus.

Hedging, Transfer and Financing Restrictions

The RR Certificates will be required to be subject to certain hedging, transfer and financing restrictions and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the RR Certificates as and to the extent provided in the Pooling and Servicing Agreement.

The Retaining Third Party Purchaser and the Retaining TPP MOA will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR) for so long as compliance with the Credit Risk Retention Rules is required.

These restrictions will include an agreement by the Retaining Third Party Purchaser not to transfer the RR Certificates, except to a “majority-owned affiliate” or to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Third Party Purchaser and the Retaining TPP MOA will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Certificates unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Third Party Purchaser and the Retaining TPP MOA will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the earliest of (A) the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (iii) two years after the Closing Date, and (B) the date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR.

Representations and Warranties

Each of the Retaining Sponsor and GACC will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. JPMCB will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B.

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each related exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based their decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the applicable GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable JPMCB Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2018-B3 (the “Certificates”) will be issued on or about April 10, 2018 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of the following classes (each, a “Class”): (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B and Class C Certificates (collectively, the “Offered Certificates”), which are offered by this prospectus; and (ii) the Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class NR-RR, Class S and Class R Certificates (collectively, the “Non-Offered Certificates”), which are not offered by this prospectus. The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class X-A, Class X-B and Class X-D Certificates are referred to collectively in this prospectus as the “Interest-Only Certificates” or “Class X Certificates”. The Class R Certificates are sometimes also referred to in this prospectus as the “Residual Certificates”. The Certificates (other than the Class S and Class R Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Regular Certificates (other than the Class X Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”.

Upon initial issuance, the respective Classes of the Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approximate Initial Certificate Balance or Notional Amount
Class A-1	$25,000,000
Class A-2	$162,100,000
Class A-3	$66,600,000
Class A-4	$150,000,000
Class A-5	$315,076,000
Class A-AB	$46,000,000
Class X-A	$849,448,000
Class X-B	$49,164,000
Class A-S	$84,672,000
Class B	$49,164,000
Class C	$50,530,000
Class X-D	$36,800,000
Class D	$36,800,000
Class E-RR	$21,924,000
Class F-RR	$12,291,000
Class G-RR	$12,291,000
Class H-RR	$15,022,000
Class NR-RR	$45,067,711

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a Class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates outstanding from time to time. The Notional Amount of the Class X-B Certificates will equal the Certificate Balance of the Class B Certificates outstanding from time to time. The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time. Accordingly, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-A Certificates, the Class B Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-B Certificates, and the Class D Certificates are the “Corresponding Principal Balance Certificates” with respect to the Class X-D Certificates.

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in May 2018. The “Determination Date” will be the sixth (6th) day of each calendar month (or, if the sixth (6th) calendar day of that month is not a business day, then the next business day), commencing in May 2018.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The aggregate amount available for distributions of interest, principal and reimbursements of Realized Losses to holders of the Certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the borrowers of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums (which are separately distributed to holders of the Regular Certificates);

(vi)	Excess Interest on the ARD Loans (which is separately distributed to holders of the Class S Certificates);

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)          if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)          all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans with respect to the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)          with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2019, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in April 2018, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(vi)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vii)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E-RR Certificates have been reduced to zero, to the holders of the Class F-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR and Class F-RR Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR and Class G-RR Certificates have been reduced to zero, to the holders of the Class H-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Eighth, to the holders of the Class NR-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Ninth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR Certificates have been reduced to zero, to the holders of the Class NR-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Thirtieth, to the holders of the Class NR-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (without regard to the distribution of the Principal Distribution Amount on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates have been reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB Certificates for any Distribution Date will be fixed at the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to the Class A-S and Class B Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate with respect to the Class C, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date.

The Pass-Through Rate with respect to the Class D Certificates for any Distribution Date will be a per annum rate equal to the WAC Rate for such Distribution Date, minus 1.500%.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the Class X Strip Rate for the Class B Certificates for such Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will be a fixed per annum rate equal to 1.500%.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year subsequent to 2018 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; or (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year subsequent to 2018, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date;

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date; and

(3)	the Principal Shortfall, if any, for the prior Distribution Date;

provided, that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)          Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)          Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date; and

 provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to Certificateholders on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent of the Issuing Entity’s interest therein, any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for such Distribution Date exceeds (2) the aggregate amount actually distributed on such Distribution Date in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Loan Combination is paid in full, or if the Mortgage Loan or Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Certificates, as well as for purposes of calculating the Servicing Fee, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the Holders of the Class S Certificates any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO

Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Available Funds for such Distribution Date) is required to be distributed to Certificateholders (excluding holders of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class NR-RR, Class S and Class R Certificates) as follows: (a) first such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group B”) of the Class X-B and Class B Certificates, (iii) the group (the “YM Group C”) of solely the Class C Certificates, and (iv) the group (the “YM Group D” and, collectively with the YM Group A, the YM Group B and the YM Group C, the “YM Groups”) of the Class X-D and Class D Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Regular Certificates in such YM Group, in the following manner: (i) each Class of Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group (or, in the case of YM Group C, to the Class C Certificates). If there is more than one Class of Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	June 2022
Class A-2	April 2023
Class A-3	February 2025
Class A-4	January 2028
Class A-5	February 2028
Class A-AB	November 2027
Class X-A	March 2028
Class X-B	March 2028
Class A-S	March 2028
Class B	March 2028
Class C	March 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in April 2051. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than an Outside Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)   the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)  the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the Master Servicer’s Compensating Interest Payment for the related Distribution Date or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage

Loan to the extent received from the related Outside Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among the respective Classes of the Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E-RR Certificates, the Class F-RR Certificates, the Class G-RR Certificates, the Class H-RR Certificates and the Class NR-RR Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class NR-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The Certificate Administrator will be required to allocate any Realized Losses among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class NR-RR Certificates;

second, to the Class H-RR Certificates;

third, to the Class G-RR Certificates;

fourth, to the Class F-RR Certificates;

fifth, to the Class E-RR Certificates;

sixth, to the Class D Certificates;

seventh, to the Class C Certificates;

eighth, to the Class B Certificates; and

ninth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X-A, Class X-B and Class X-D Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Interest-Only Certificates. However, the Notional Amount of a Class of Interest-Only Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any), and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)          the Distribution Date statement;

(2)          a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)          a CREFC® historical loan modification and corrected loan report;

(4)          a CREFC® advance recovery report;

(5)          a CREFC® total loan report;

(6)          a CREFC® operating statement analysis report;

(7)          a CREFC® comparative financial status report;

(8)          a CREFC® net operating income adjustment worksheet;

(9)          a CREFC® real estate owned status report;

(10)        a CREFC® servicer watch list;

(11)        a CREFC® loan level reserve and letter of credit report;

(12)        a CREFC® property file;

(13)        a CREFC® financial file;

(14)        a CREFC® loan setup file; and

(15)        a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)          Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending June 30, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)          Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the initial purchasers, the underwriters, the Sponsors, the Master Servicer, the Special Servicer, the Excluded Mortgage Loan Special Servicer, the Trustee,

the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, the Directing Holder (but, in the case of the Controlling Class Representative, only for so long as a Consultation Termination Event does not exist), the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to an Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

The Controlling Class Representative, each Controlling Class Certificateholder and the Special Servicer will be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Controlling Class Representative or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification“ means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is neither the Controlling Class Representative nor a Controlling Class Certificateholder, such person is or is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder“ is the person in whose name a Certificate is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than, with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner“ is the beneficial owner of a certificate held in book-entry form.

“Non-Reduced Certificates“ means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited and RealINSIGHT, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the Pooling and Servicing Agreement. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer; and

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or an Operating Advisor Consultation Trigger Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Controlling Class Representative or Controlling Class Certificateholder via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information“ means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information“ means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing

Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the

Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder and any Certificate Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders and Certificate Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or Certificate Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at “https://sf.citidirect.com”. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, the Directing Holder (but, in the case of the Controlling Class Representative, only if a Consultation Termination Event does not exist) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1) 1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2) in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

The RR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the beneficial owners of the RR Certificates for so long as the RR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder“), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention: Global Transaction Services – Benchmark 2018-B3

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting

Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement“), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”):

(i)          (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)         the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)        the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)        an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)         an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)        the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)       originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)      the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)        an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)         an original or copy of the related loan agreement, if any;

(xi)        an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)       an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)      an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)      an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)       if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)      in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)    an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)       the original or copy of any related environmental insurance policy;

(xx)        a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)       copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document

Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect“ is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)     a copy of each of the following documents:

(i)          (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)         the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)        any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)        final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)         the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)        the related ground lease, if any, and any ground lessor estoppel;

(vii)       the related loan agreement, if any;

(viii)      the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)       the related lockbox agreement or cash management agreement, if any;

(x)        the environmental indemnity from the related borrower, if any;

(xi)       the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)       in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)       any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)      any mezzanine loan intercreditor agreement;

(xv)       any related environmental insurance policy;

(xvi)      any related letter of credit and any related assignment thereof; and

(xvii)     any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

(b)      a copy of any engineering reports or property condition reports;

(c)      other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)      for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)      a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)      a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)      for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)      a copy of all zoning reports;

(l)       a copy of financial statements of the related mortgagor;

(m)     a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)      a copy of all UCC searches;

(o)      a copy of all litigation searches;

(p)      a copy of all bankruptcy searches;

(q)      a copy of the origination settlement statement;

(r)       a copy of any insurance summary report;

(s)      a copy of the organizational documents of the related mortgagor and any guarantor;

(t)       a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)      the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make, with respect to each Mortgage Loan sold by it that we include in the Issuing Entity, representations and warranties generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI and GACC) and Annex E-2A (in the case of JPMCB), subject to the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach“ is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect“ means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing, substituting or curing a Material Defect, to the extent that the Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative so long as no Control Termination Event has occurred and is continuing and other than with respect to an Excluded Mortgage Loan) are able to agree upon a cash payment payable by the Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment“), the Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. If the Enforcing Servicer is the Special Servicer, in connection with the Special Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Special Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Special Servicer as set forth in the Pooling and Servicing Agreement upon the Special Servicer’s request. Upon its making such payment, the Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

A “Qualified Substitute Mortgage Loan“ is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior

Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator and the Trustee and, prior to the occurrence and continuance of a Consultation Termination Event, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan“), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of April 1, 2018 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following summaries describe the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement. Each of (i) the CrossPoint Loan Combination, (ii) the Marriott Charlotte City Center Loan Combination, (iii) the Atrium Center Loan Combination, (iv) the Oak Portfolio Loan Combination and (v) prior to the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination, is a Serviced Pari Passu Loan Combination.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement. For the avoidance of doubt, there are no Serviced AB Loan Combinations related to the Issuing Entity.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). Each of (i) the CrossPoint Pari Passu Companion Loans, (ii) the Marriott Charlotte City Center Pari Passu Companion Loans, (iii) the Atrium Center Pari Passu Companion Loans, (iv) the Oak Portfolio Pari Passu Companion Loan and (v) prior to the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan, is a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement). For the avoidance of doubt, there are no Serviced Subordinate Companion Loans related to the Issuing Entity.

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not included in this securitization transaction (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. Each of (i) the EOS 21 Pari Passu Companion Loans, (ii) The SoCal Portfolio Pari Passu Companion Loans, (iii) the Twelve Oaks Mall Pari Passu Companion Loans and the Twelve Oaks Mall Subordinate Companion Loans, (iv) the InterContinental San Francisco Pari Passu Companion Loans, (v) the Marina Heights State Farm Pari Passu Companion Loans, (vi) the Rochester Hotel Portfolio Pari Passu Companion Loans, (vii) the 599 Broadway Pari Passu Companion Loan, (viii) the 90 Hudson Pari Passu Companion Loans, (ix) the Towers at University Town Center Pari Passu Companion Loans and (x) following the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan, is an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. Each of (i) the EOS 21 Loan Combination, (ii) The SoCal Portfolio Loan Combination, (iii) the Twelve Oaks Mall Loan Combination, (iv) the InterContinental San Francisco Loan Combination, (v) Marina Heights State Farm Loan Combination, (vi) the Rochester Hotel Portfolio Loan Combination, (vii) the 599 Broadway Loan Combination, (viii) the 90 Hudson Loan Combination, (ix) the Towers at University Town Center Loan Combination and (ix) following the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination, is an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. Each of the Outside Serviced Loan Combinations (other than the Twelve Oaks Mall Loan Combination) and, following the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination is an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. Each Outside Serviced Companion Loan (other than the Twelve Oaks Mall Subordinate Companion Loans) and, following the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan, is an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. Each of the Twelve Oaks Mall Subordinate Companion Loans is an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans. The Twelve Oaks Mall Loan Combination is an Outside Serviced Pari Passu-AB Loan Combination.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination. Each of (i) the EOS 21 Mortgage Loan, (ii) The SoCal Portfolio Mortgage Loan, (iii) the Twelve Oaks Mall Mortgage Loan, (iv) the InterContinental San Francisco Mortgage Loan, (v) the Marina Heights State Farm Mortgage Loan, (vi) the Rochester Hotel Portfolio Mortgage Loan, (vii) the 599 Broadway Mortgage Loan, (viii) the 90 Hudson Mortgage Loan, (ix) the Towers at University Town Center Mortgage Loan, and (x) following the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan, is an Outside Serviced Mortgage Loan.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement and each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination. The 315 West 36th Street Pari Passu Companion Loan is a Servicing Shift Companion Loan.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the Outside Servicing Agreement) governing that future securitization transaction. The 315 West 36th Street Loan Combination is a Servicing Shift Loan Combination.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination. The 315 West 36th Street Mortgage Loan is a Servicing Shift Mortgage Loan.

●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—The Loan Combinations”.

There are no Serviced AB Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to “Serviced AB Loan Combinations” or any related terms should be disregarded.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the holders of Certificates.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer or the Special Servicer, as applicable. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the related Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the related Mortgage Loan. This substitution or repurchase obligation (and, if applicable, such guaranty obligations) or the making of a Loss of Value Payment will constitute the sole remedy available to the

Certificateholders or the Issuing Entity for a Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the Pooling and Servicing Agreement, the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other, the Operating Advisor and the Controlling Class Representative (so long as no Consultation Termination Event has occurred and is continuing)), on or before the 60th day after the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment or purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)       the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing)) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) (other than with respect to any Mortgage Loan that is an Excluded Mortgage Loan)), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the related Directing Holder will be required to respond to the Special Servicer’s request for such consent (or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the related Directing Holder, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the Mortgage Loan to be characterized as a “Specially Serviced Loan.”

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination or (ii) in the case of a Special Servicer Decision described in clause (b) , clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of the Directing Holder and will be required to consult with the Operating Advisor in connection with any Major Decisions, to the extent described under “—The Directing Holder” and “—The Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision):

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable area at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)       in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (i) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, (ii) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, and (iii) any Mortgage Loans specifically identified in the Pooling and Servicing Agreement (for the avoidance of doubt with respect to sub-clauses (i) and (ii) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the Master Servicer and the Special Servicer, will not constitute a Special Servicer Decision);

(h)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(i)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(j)       any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(k)       any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property.

With respect to non-Specially Serviced Loans, if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision or in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to such Special Servicer Decision or Major Decision , will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from the Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing) and the Operating Advisor regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer may delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. The Special Servicer will not be permitted to appoint sub-servicers with respect to any of its servicing obligations and duties.

Each sub-servicing agreement between the Master Servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer, or by any successor Master Servicer without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date

(which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the Master Servicer.

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans and REO Mortgage Loans, but not including any Companion Loan) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties, the Controlling Class Representative (prior to the occurrence and continuance of a Control Termination Event) and, in the case of a Property Advance with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan by the borrower and any other collections on the Mortgage Loan, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account.

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder) (as a collective whole as if such Certificateholders and/or the related Serviced Companion Loan Holder constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the Controlling Class Representative (or, in the case of a Property Advance with respect to a Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder) (unless, if the Controlling Class Representative is the consenting party, a Control Termination Event has occurred and is continuing, in which case the Controlling Class Representative must be consulted with unless a Consultation Termination Event has occurred and is continuing). In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes of Certificateholders will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to a related Companion Loan Holder or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following two accounts, which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account” (together with the Lower-Tier REMIC Distribution Account, the “Distribution Account”).

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent on deposit in the Collection Account, the Available Funds for such Distribution Date and any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account, as applicable, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Class R Certificates (other than in respect of the residual interest in the Lower-Tier REMIC) first, from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account for distribution on the Certificates. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2019) (unless, in either case, the related Distribution Date is the final Distribution Date), the

Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance, as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2019), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account and applied to all amounts due and payable on the Regular Certificates and all Realized Losses allocable to such Certificates after application of the Available Funds for such Distribution Date. However, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related Mortgage Loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals): (i) to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any,(D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts,” (ii) to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”), (iii) to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period), (iv) to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee, (v) to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity), (vi) to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined, (vii) to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement, (viii) to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on either Trust REMIC,

(ix) to pay the CREFC® Intellectual Property Royalty License Fee, (x) to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below, (xi) to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account, and (xii) to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity. However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then the Special Servicer will be required (with respect to clause (v) below, subject to any notice required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement) to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account for the following purposes:

(i)       to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)       to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer with respect to such Mortgage Loan or any related REO Property;

(iii)       to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Mortgage Loan;

(iv)       following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i) to (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), and (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are

(i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans and the Serviced Companion Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the Mortgage Loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees) and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including without limitation Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing

Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) such rate as would result in a Liquidation Fee of $1,000,000 and (b) 1.0%.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and

Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any non-Specially Serviced Loan as to which the borrower request relates to a Major Decision or a Special Servicer Decision, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00550% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” with respect to each Mortgage Loan for any Interest Accrual Period is a rate equal (i) 0.00132% per annum with respect to each such Mortgage Loan other than the CrossPoint Mortgage Loan, the Marriott Charlotte City Center Mortgage Loan, the Atrium Center Mortgage Loan and the Oak Portfolio Mortgage Loan, (ii) 0.00243% per annum with respect to the CrossPoint Mortgage Loan, (iii) 0.00248% per annum with respect to the Marriott Charlotte City Center Mortgage Loan, (iv) 0.00299% per annum with respect to the Atrium Center Mortgage Loan, and (v) 0.00332% per annum with respect to the Oak Portfolio Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00023% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to each Delinquent Loan, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to the sum of: (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)		Frequency	Source of Funds

Servicing Fee(2)(3) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)		monthly	interest collections

Additional Servicing Compensation(3)(4) / Master Servicer	–	a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 0% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income

	–	100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time

	–	100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time

	–	100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time

	–	all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly

Type/Recipient	Amount(1)	Frequency	Source of Funds

Special Servicing Fee(3) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan that would be less than $3,500 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Mortgage Loan) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections

Workout Fee(3) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date); and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest

Liquidation Fee(3)/ Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments

Type/Recipient	Amount(1)		Frequency	Source of Funds

Additional Special Servicing Compensation(3)(4) / Special Servicer	–	a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans, and will be 100% for Specially Serviced Loans) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans(5)	from time to time	the related fee/ investment income

	–	100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time

	–	100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time

	–	100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time

	–	all investment income received on funds in any REO account	from time to time

Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00550% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)		monthly	general collections

Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to (i) 0.00132% other than the CrossPoint Mortgage Loan, the Marriott Charlotte City Center Mortgage Loan, the Atrium Center Mortgage Loan and the Oak Portfolio Mortgage Loan, (ii) 0.00243% with respect to the CrossPoint Mortgage Loan, (iii) 0.00248% with respect to the Marriott Charlotte City Center Mortgage Loan, (iv) 0.00299% with respect to the Atrium Center Mortgage Loan, and (v) 0.00332% with respect to the Oak Portfolio Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)		monthly	general collections

Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable)		from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period

Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00023% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)		monthly	general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds

Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers

Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	(i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review (for purposes of this paragraph, the “Subject Loans”), plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections

Property Advances (3)(6) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Interest on Property Advances (3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections

Type/Recipient	Amount(1)	Frequency	Source of Funds

Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan, then from general collections

Indemnification Expenses (3)(6) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to each Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination

(4)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer and/or Outside Special Servicer, as applicable, will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for such parties will be governed by the applicable Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(5)	Allocable between the Master Servicer and the Special Servicer as provided in the Pooling and Servicing Agreement and as described in “—Withdrawals from the Collection Account” above. The allocations between each Outside Servicer and each Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees(1)

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate

EOS 21	0.00750% per annum	0.25000% per annum	the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	1.00%, subject to a cap of $1,000,000 in the aggregate, provided however, that if the workout fee collected over the course of the workout at such rate is less than $25,000, then the related Outside Special Servicer will be entitled to an amount from the final payment on the related Loan Combination that would result in the total workout fee being $25,000

The SoCal Portfolio	0.00250% per annum

the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month (or, with respect to any specially serviced loan or REO loan with respect to which the risk retention consultation party consulted with the special servicer during the occurrence and continuance of a consultation termination event, $5,000 for the month in which such consultation occurred)

			the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	the lesser of 1.00% and such percentage as would result in a liquidation fee of $1,000,000, provided that no liquidation fee will be less than $25,000

Twelve Oaks Mall	0.00250% per annum(3)	the greater of 0.25% per annum or such rate as would result in a special servicing fee of $3,500 (or if the related risk retention consultation party is entitled to consult with the Outside Special Servicer, $5,000) for the related month(3)	the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000(3)	the lesser of 1.00% and such percentage as would result in a liquidation fee of $1,000,000, provided that no liquidation fee will be less than $25,000(3)

InterContinental San Francisco	0.00250% per annum	0.25000% per annum	the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	1.00%, subject to a cap of $1,000,000 in the aggregate, provided however, that if the workout fee collected over the course of the workout at such rate is less than $25,000, then the related Outside Special Servicer will be entitled to an amount from the final payment on the related Loan Combination that would result in the total workout fee being $25,000

Marina Heights State Farm	0.00125% per annum	0.25000% per annum	0.50%, provided that, it shall be reduced by any Modification Fees but only to the extent those fees have not been previously deducted from a Workout Fee or Liquidation Fee	0.50%

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(2)	Outside Special Servicer Fee Rate	Outside Workout Fee Rate	Outside Liquidation Fee Rate

Rochester Hotel Portfolio	0.00250% per annum	0.25000% per annum	the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	1.00%, subject to a cap of $1,000,000 in the aggregate, provided however, that if the workout fee collected over the course of the workout at such rate is less than $25,000, then the related Outside Special Servicer will be entitled to an amount from the final payment on the related Loan Combination that would result in the total workout fee being $25,000

599 Broadway	0.00250% per annum	0.25000% per annum	the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	1.00%, subject to a cap of $1,000,000 in the aggregate, provided however, that if the workout fee collected over the course of the workout at such rate is less than $25,000, then the related Outside Special Servicer will be entitled to an amount from the final payment on the related Loan Combination that would result in the total workout fee being $25,000

315 West 36th Street	(4)	(4)(5)	(4)(5)	(4)(5)

90 Hudson	0.00250% per annum	0.25000% per annum	the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	the lesser of 1.00% and such percentage as would result in a liquidation fee of $1,000,000, provided that no liquidation fee will be less than $25,000

Towers at University Town Center	0.00250% per annum	0.25000% per annum	the lesser of 1.00% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000	1.00%, subject to a cap of $1,000,000 in the aggregate, provided however, that if the workout fee collected over the course of the workout at such rate is less than $25,000, then the related Outside Special Servicer will be entitled to an amount from the final payment on the related Loan Combination that would result in the total workout fee being $25,000

(1)	Includes the Servicing Shift Mortgage Loan which will become an Outside Serviced Mortgage Loan after the related shift in servicing occurs. Until the securitization of the related Controlling Pari Passu Companion Loan, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement for this securitization transaction by the parties thereto.

(2)	Includes any applicable sub-servicing fee rate.

(3)	The fees specified in the table above are based on a publicly available preliminary prospectus for the GSMS 2018-GS9 securitization and/or the related Co-Lender Agreement.

(4)	It is expected that the servicing of the 315 West 36th Street Mortgage Loan will shift from the Pooling and Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, after which the outside special servicer fee rate, workout fee rate and liquidation fee rate will be such rates as are specified in the Future Outside Servicing Agreement governing the commercial mortgage securitization transaction to which the related Controlling Pari Passu Companion Loan is contributed. However, prior to the occurrence of the related shift in servicing, special servicing fees, workout fees and liquidation fees are as set forth in the Pooling and Servicing Agreement for this securitization.

(5)	The stated fees may be subject to any market minimum special servicing compensation, caps and offsets, as and to the extent set forth in the related Future Outside Servicing Agreement and the related Co-Lender Agreement.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (exclusive of Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35 million or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $20 million or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	such Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if such Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 60 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 60 days after maturity, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s). If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates) has been reduced to zero.

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date occurring on or after the receipt of the appraisal, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of (a) the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over (b) the excess of (i) the sum of (A) 90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by the appraisal, minus such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and (B) all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over (ii) the sum as of the Due Date occurring in the month of the date of determination of (A) to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate), (B) all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and (C) all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed). The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan (up to the outstanding principal balance thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of the Twelve Oaks Mall Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loans) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts, the amount of any required P&I Advance will be reduced, which will generally have the effect of reducing the amount of interest available to the most subordinate Class of Regular Certificates then outstanding (i.e., first to the Class NR-RR Certificates, then to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the Class E-RR Certificates, then, to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B and Class X-D Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance. Based upon the appraisal, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer with respect to such Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Master Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Master Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Master Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Master Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Master Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Master Servicer will be required to notify the Special Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Special Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Master Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Master Servicer thereof. Neither the Trustee nor the Certificate Administrator will calculate or verify any Collateral Deficiency Amount. For the avoidance of doubt, the Master Servicer will only calculate Collateral Deficiency Amounts with respect to Outside Serviced Mortgage Loans.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer (except if such Cumulative Appraisal Reduction Amount consists solely of Collateral Deficiency Amounts calculated with respect to one or more Outside Serviced Mortgage Loans), the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount. The Special Servicer will be entitled to conclusively rely on the Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer (in the case of calculations made by the Special Servicer), the Special Servicer (in the case of calculations made by the Master Servicer) and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Master Servicer’s or the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates and the Controlling Class, as well as the occurrence of a Control Termination Event, Appraisal Reduction Amounts will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the NR-RR Certificates, then to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, then to the

Class E-RR Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the NR-RR Certificates, then to the Class H-RR Certificates, then to the Class G-RR Certificates, then to the Class F-RR Certificates, and then to the Class E-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determination the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Master Servicer and the Special Servicer (in each case, to the extent any such amount is required to be calculated by it) will each be required to promptly notify the other such party and the Certificate Administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class shall be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of, holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the

Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2019; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (in the case of the Special Servicer only) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser and the Retaining TPP MOA are prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser or the Retaining TPP MOA (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, the Retaining TPP MOA, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, the Retaining TPP MOA or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser or the Retaining TPP MOA acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 17 C.F.R. 246.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense incurred in connection with, or relating to, the Pooling and Servicing Agreement or the Certificates, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense: (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage)

or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement or the Certificates, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates issued to it or of the proceeds of the sale of such Certificates, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders, unless those Certificateholders have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such Indemnified Party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such

Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)       the Master Servicer or the Special Servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)       Kroll Bond Rating Agency, Inc. (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)       the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the aggregate Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the related Outside Controlling Note Holder will have the right to approve a successor Special Servicer with respect to any Serviced Outside Controlled Loan Combination, and prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative will have the right to approve a successor Special Servicer with respect to the other Serviced Loans. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, for so long as no Consultation Termination Event has occurred and is continuing, the Trustee will be required to consult with the Controlling Class Representative (and, if a Serviced Outside Controlled Loan Combination is affected, the Trustee will be required to consult with the related Outside Controlling Note Holder) prior to the appointment of a successor Master Servicer or Special Servicer at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) of (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by the related Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (h) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may also be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, as follows:

(a)       if a Control Termination Event has not occurred (or has occurred, but is no longer continuing), with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan), with or without cause, at the direction of the Controlling Class Representative upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)       if a Control Termination Event has occurred and is continuing, with respect to the Serviced Loans (excluding any Serviced Outside Controlled Loan Combination), with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates;

(c)       at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”; and

(d)       solely with respect to a Serviced Outside Controlled Loan Combination, at the direction of the related Outside Controlling Note Holder, with or without cause, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including delivery of a Rating Agency Confirmation) and the related Co-Lender Agreement.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Certificates (other than the Class S and Class R Certificates), on an aggregate basis, and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, is a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. Prior to the occurrence and continuance of a Control Termination Event, if the Excluded Special Servicer Mortgage Loan is not also an Excluded Mortgage Loan, the Controlling Class Representative will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If a Consultation Termination Event has occurred and is continuing, or if neither the Controlling Class Representative nor any Controlling Class Certificateholder is entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan (or if, despite being so entitled to appoint a replacement special servicer for an Excluded Special Servicer Mortgage Loan, neither the Controlling Class Representative nor any Controlling Class Certificateholder has appointed a replacement special servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer or with respect to the identity of the applicable Excluded Mortgage Loan Special Servicer (so long as, on the date of appointment, such appointment meets the criteria of the Pooling and Servicing Agreement).

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the special servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (other than the Class S and Class R Certificates) requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates (other than the Class S and Class R Certificates) evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If any Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement and the Controlling Class Representative; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and following the second anniversary of the Closing Date, there are no

Classes of Certificates outstanding other than the Control Eligible Certificates, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “BBB+” by S&P, (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) if rated by KBRA, a rating on its unsecured long term-debt of at least “A-” by KBRA; provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its unsecured long-term debt of at least “BBB” from S&P and a short term debt rating of at least “A-2” from S&P, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt rating of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A” by S&P and a rating on its short-term debt of at least “A-1” from S&P and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by S&P (or “BBB” by S&P if the Certificate Administrator’s unsecured short term debt is rated at least “A-2” by S&P), (B) “BBB+” by Fitch and (C) if rated by KBRA, “A-” by KBRA (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation).

Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the aggregate Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various Certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder, as evidenced by an opinion of counsel;

(f)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class without the consent of the holder of that Certificate, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special

Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian) and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Custodian (if the Certificate Administrator is then acting as Custodian), the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”). However, the Special Servicer will not be required to obtain an Updated Appraisal of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine months old, unless the Special Servicer determines that such previously obtained Appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, any related Outside

Controlling Note Holder, the Operating Advisor and (prior to the occurrence and continuance of a Consultation Termination Event) the Controlling Class Representative.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of holders of Certificates and, if applicable, the related Serviced Companion Loan Holder. Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of

Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC, at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of Certificates. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders or Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder (as a collective whole as if such Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder, constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), any related Outside Controlling Note Holder and the Operating Advisor of any offers received regarding the sale of any Defaulted Mortgage Loan.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Pari Passu Loan Combination (other than any such Loan Combination that is a Serviced Outside Controlled Loan Combination), pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder and/or the holder of any related Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced Pari Passu Loan Combination that is a Serviced Outside Controlled Loan Combination, pursuant to the terms of the related Co-Lender Agreement, if such Serviced Pari Passu Loan Combination becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related

Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell the related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the related Directing Holder, the Controlling Class Representative and/or the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell any such Serviced Pari Passu Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of the Controlling Class Representative (unless a Consultation Termination Event exists), the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Pari Passu Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Pari Passu Loan Combination, and any documents in the servicing file reasonably requested by the Controlling Class Representative and the related Outside Controlling Note Holder that are material to the price of the subject Serviced Pari Passu Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that the Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan may each waive as to itself any of the delivery or timing requirements set forth in this sentence. The Controlling Class Representative, the related Outside Controlling Note Holder and the holder of each related non-controlling Serviced Pari Passu Companion Loan will be permitted to submit an offer at any sale of the subject Serviced Pari Passu Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination, pursuant to the terms of the Pooling and Servicing Agreement, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell the related Serviced Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with the Controlling Class Representative (unless a Consultation Termination Event exists or a Serviced Outside Controlled Loan Combination is involved or an Excluded Mortgage Loan is involved), the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists) and any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a

Serviced Pari Passu Loan Combination, the related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Pari Passu Loan Combination, any related Serviced Pari Passu Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with the related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Consultation Termination Event exists or an Excluded Mortgage Loan is involved) and the Operating Advisor (if an Operating Advisor Consultation Trigger Event exists)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the Asset Representations Reviewer, the Controlling Class Representative, any Sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Mortgage Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to the consultation rights of the Operating Advisor (to the extent the Operating Advisor has consultation rights as described under “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section), the consent and/or consultation rights of the related Directing Holder with respect to Major Decisions and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon either Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the related Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the related Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the related Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the related Directing Holder (to the extent set forth in the related Co-Lender Agreement if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s) are involved and a Control Termination Event does not exist and the subject Serviced Loan is not an Excluded Mortgage Loan), as applicable, which consent will be deemed given if such related Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Mortgage Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event), the Operating Advisor and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any related Outside Controlling Note Holder, the Controlling Class Representative (prior to the occurrence and continuance of a Consultation Termination Event) and the Operating Advisor, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Master Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Special Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Master Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Special Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The related Directing Holder (unless, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event has occurred and is continuing or the subject Mortgage Loan is an Excluded Mortgage Loan) will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted (if the Controlling Class Representative is the related Directing Holder, for so long as no Control Termination Event exists) to take or to consent to the Master Servicer’s taking, any of the following actions as to which the related Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that (i) if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, the related Directing Holder will be deemed to have approved such action and (ii) the consent of the Controlling Class Representative will not be required in connection with a Major Decision with respect to an Excluded Mortgage Loan) (each of the following, a “Major Decision”):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Pari Passu Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)       any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $2,500,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       releases of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves, other than those required pursuant to the specific terms of the related Serviced Loan and for which there is no lender discretion;

(I)        any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(J)       any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(K)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(L)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement, in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(M)      any determination of an Acceptable Insurance Default; and

(N)       to the extent not already set forth above, solely for purposes of compliance with Regulation RR and solely with respect to the Operating Advisor’s non-binding consultation rights, (i) any material modification of, or waiver with respect to, any provision of a loan agreement (including a Mortgage), (ii) foreclosure upon or comparable conversion of the ownership of a Mortgaged Property; and (iii) any acquisition of a Mortgaged Property (provided, however, that for so long as a Control Termination Event has occurred and is continuing but a Consultation Termination Event has not occurred and is continuing, the Controlling Class Representative will, to the extent not already set forth above, have consultation rights with respect to the matters specified in this clause (N));

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, and (2) the proposed course of action recommended, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement.

Notwithstanding the foregoing, if the Controlling Class Representative is the related Directing Holder, the Special Servicer is not required to obtain the consent of the Controlling Class Representative for any Major Decision following the occurrence and during the continuance of a Control Termination Event; provided, however, that the Special Servicer will be required to consult with (i) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event and only until the occurrence and continuance of a Consultation Termination Event), and (ii) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event) in connection with any Major Decision (as described under “—The Operating Advisor—Consultation Rights” below), and to consider alternative actions recommended by the Controlling Class Representative and the Operating Advisor, but, in the case of the Controlling Class Representative, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer. Notwithstanding the foregoing, the Controlling Class Representative will have no consent or consultation rights with respect to Major Decisions with respect to any Excluded Mortgage Loan under the Pooling and Servicing Agreement.

Furthermore, each of (x) the Controlling Class Representative (with respect to each Serviced Loan other than (i) a Serviced Outside Controlled Loan Combination and (ii) an Excluded Mortgage Loan), provided that a Control Termination Event does not exist, and (y) the related Outside Controlling Note Holder (with respect to a Serviced Outside Controlled Loan Combination) may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” will be: (a) with respect to all of the Serviced Loans other than a Serviced Outside Controlled Loan Combination and any Excluded Mortgage Loan, the Controlling Class Representative; and (b) with respect to any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or

(iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be KKR Real Estate Credit Opportunity Partners Aggregator I L.P. or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class E-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class NR-RR Certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the applicable Serviced Loan(s); provided, however, that the Controlling Class Representative will not be permitted to consult with respect to any Serviced AB Loan Combination while any related Subordinate Companion Loan Holder is the related Outside Controlling Note Holder.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from a Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related Mortgage Loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The Controlling Class Representative or an Outside Controlling Note Holder, as applicable, has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on such the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class E-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class E-RR Certificates until such time as either (x) the Class E-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class E-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class E-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class E-RR Certificates that it transferred. Following any such transfer, and assuming that the Class E-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class E-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class E-RR Certificates (by Certificate Balance), if the Class E-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “—The Loan Combinations—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

The Directing Holder will not be liable to the Issuing Entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)       does not have any liability or duties to the holders of any Class of Certificates (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)       may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates; and

(e)       will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of a Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Potential Conflicts of Interest of the Operating Advisor.”

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

Notwithstanding anything to the contrary in this “—Operating Advisor” section, the Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole), and not any particular Class of those Certificateholders (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to Specially Serviced Loans, prior to the occurrence and continuance of a Control Termination Event and an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to all Serviced Loans, following the occurrence and continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the related Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the related Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to the Operating Advisor or the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and the related Directing Holder and/or any related Serviced Companion Loan Holder (or its representative), on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or, prior to the occurrence and continuance of a Control Termination Event, the Controlling Class Representative (if any other Serviced Loan(s) (other than any Excluded Mortgage Loan) are involved), as applicable, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between the related Directing Holder (and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder or its representative), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder under the Pooling and Servicing Agreement and/or the consent or consultation rights of any related Serviced Companion Loan Holder

(or its representative) under the related Co-Lender Agreement, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuation of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the RR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the RR Certificates) is 25% or less of the initial aggregate Certificate Balance of the RR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations with respect to a Specially Serviced Loan to the Operating Advisor and the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of those calculations and, in the event the Operating Advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the related Directing Holder or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the related Directing Holder or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the Controlling Class Representative (if a Serviced Loan other than a Serviced Outside Controlled Loan Combination is addressed and a Consultation Termination Event does not exist); and (c) the related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is addressed). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the

Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement, and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)       any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause,” the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Depositor, any related Outside Controlling Note Holder and, if a Consultation Termination Event does not exist, the Controlling Class Representative. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an institution (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar Credit Ratings, LLC (“Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS and/or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with (including Risk Retention Affiliated with)) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, the Controlling Class Representative, the Third Party Purchaser or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only prior to the occurrence and continuance of a Consultation Termination Event and only if it does not relate to an Excluded Mortgage Loan) and, in the case of any Serviced Loan Combinations, the Serviced Companion Loan Holder, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) or the Controlling Class Representative (if any other Serviced Loan(s), except for Excluded Mortgage Loans, are involved and a Control Termination Event does not exist), as applicable, does not disapprove of a related asset status report within 10 business days of receipt, the related Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the related Directing Holder may object to any asset status report within 10 business days of receipt (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist); provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the

10 business day period would materially and adversely affect the interest of the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the related Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the related Directing Holder disapproves such asset status report within 10 business days of receipt (and, if the Controlling Class Representative is the related Directing Holder, a Control Termination Event does not exist) and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until the related Directing Holder fails to disapprove such revised asset status report as described above (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist) or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the related Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by the related Directing Holder (but, if the Controlling Class Representative is the related Directing Holder, only if a Control Termination Event does not exist), provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard).

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Controlling Class Representative, and after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor, will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by (a) the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event), or (b) the Controlling Class Representative (after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event). With respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative), will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report; provided that, in the case of a Serviced Outside Controlled Loan Combination, a related Serviced Pari Passu Companion Loan Holder (or its representative) may be the related Outside Controlling Note Holder. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor (during the continuance of an Operating Advisor Consultation Trigger Event) and, with respect to a Serviced Loan Combination, if and when so provided in the related Co-Lender Agreement, any related Serviced Pari Passu Companion Loan Holder (or its representative) (and, during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Controlling Class Representative).

The asset status report is not intended to replace or satisfy any specific consent or approval right which the related Directing Holder may have.

Notwithstanding the foregoing, the Controlling Class Representative will not have any approval or consultation rights with respect to an asset status report that relates to an Excluded Mortgage Loan. Also, notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by the Operating Advisor or the related Directing Holder or, with respect to the Serviced Loan Combinations, the Serviced Companion Loan Holder (or its representative), that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Mortgage Loan or Serviced Loan Combination, expose any Certificateholder or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer and all Certificateholders by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer. An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. We believe it would not be appropriate for the delinquency of three (3) large Mortgage Loans to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if a specified number of Mortgage Loans (15) are Delinquent Loans so long as those Mortgage Loans represent at least 20.0% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 72 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and no later than December 31, 2017, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and January 31, 2018 was 28.06%; however, the average of the highest delinquency percentages for those 72 reviewed transactions (taking into account all reporting periods between January 1, 2010 and January 31, 2018 for each such transaction) based on the aggregate outstanding principal balance of delinquent mortgage loans in the identified reporting periods was 3.23%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the aggregate Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the Directing Holder and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Mortgage Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents is in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such the Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate

Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P, DBRS or Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not Risk Retention Affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Holder, the Third Party Purchaser or any of their respective Risk Retention Affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, or the Directing Holder, or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the Certificates entitled to at least 75% of a Certificateholder Quorum elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

“Enforcing Servicer” means (a) with respect to a Specially Serviced Loan, the Special Servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, the Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the Special Servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the Master Servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the Special Servicer.

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply. In connection with a Repurchase Request, the “Enforcing Party” will be (i) in the event one or more Requesting Certificateholders or Consultation Requesting Certificateholders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Requesting Certificateholder(s) and/or Consultation Requesting Certificateholder(s), or (ii) in all other cases, the Enforcing Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder and such Consultation Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder or a Consultation Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder or Certificate Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Holder.

If a Requesting Certificateholder or Consultation Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder or Consultation Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Requesting Certificateholder or Consultation Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders and/or Consultation Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders and/or Consultation Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder or Consultation Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Requesting Certificateholder or Consultation Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, the Depositor, the Mortgage Loan Sellers and any of their respective affiliates will not be entitled to be a Requesting Certificateholder or Consultation Requesting Certificateholder.

The Requesting Certificateholders or Consultation Requesting Certificateholders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Requesting Certificateholder or Consultation Requesting Certificateholder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder or Certificate Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder or Consultation Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder or Consultation Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Holder (provided that if the Controlling Class Representative is the Directing Holder, no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a

Requesting Certificateholder or Consultation Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder or Consultation Requesting Certificateholder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder or Consultation Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)        with respect to any condition in any Serviced Mortgage Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the related Directing Holder, unless, in the case of the Controlling Class Representative, a Control Termination Event has occurred and is continuing (but in each case only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if the related Directing Holder does not respond within seven Business Days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Mortgage Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master

Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Mortgage Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Mortgage Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)        with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)        with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Certificates (other than the Class S and Class R Certificates) as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of such Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the following table:

Outside Serviced Mortgage Loans Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(2) (Date Thereof)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(3)
EOS 21	JPMCB	Benchmark 2018-B2 PSA (2/1/18)(4)	5.5%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
The SoCal Portfolio	CREFI	CGCMT 2018-B2 PSA (3/1/18)(5)	4.6%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Citibank, N.A.	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC
Twelve Oaks Mall	JPMCB	GSMS 2018-GS9 PSA (3/1/18)(6)(7)	4.6%	Wells Fargo Bank, National Association(7)	Rialto Capital Advisors, LLC(7)	Wilmington Trust, National Association(7)	Wilmington Trust, National Association(7)	Pentalpha Surveillance LLC(7)	RREF III-D AIV RR, LLC(7)(8)
InterContinental San Francisco	GACC	Benchmark 2018-B2 PSA (2/1/18)(4)	4.6%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
Marina Heights State Farm	GACC	GSMS 2017-FARM TSA (12/29/17)(9)	4.1%	KeyBank National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Prima Capital Advisors LLC
Rochester Hotel Portfolio	GACC	Benchmark 2018-B2 PSA (2/1/18)(4)	3.7%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
599 Broadway	JPMCB	Benchmark 2018-B2 PSA (2/1/18)(4)	3.2%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC
315 West 36th Street(11)	GACC	(10)	2.7%	(10)	(10)	(10)	(10)	(10)	(10)(11)
90 Hudson	JPMCB	Benchmark 2018-B1 PSA (1/1/18)(12)	2.7%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Eightfold Real Estate Capital, L.P.
Towers at University Town Center	JPMCB	Benchmark 2018-B2 PSA (2/1/18)(4)	1.0%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	Barings LLC

(1)	Includes Servicing Shift Mortgage Loans which, in each case, will become Outside Serviced Mortgage Loans after the related shift in servicing occurs. However, until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date, the related Loan Combination will be serviced and administered pursuant to the Pooling and Servicing Agreement by the parties thereto.

(2)	“PSA” means Pooling and Servicing Agreement and “TSA” means Trust and Servicing Agreement.

(3)	The initial Outside Controlling Class Representative may instead be an affiliate of the entity listed.

(4)	The Benchmark 2018-B2 PSA is referred to herein as the “Benchmark 2018-B2 Pooling and Servicing Agreement”.

(5)	The CGCMT 2018-B2 PSA is referred to herein as the “CGCMT 2018-B2 Pooling and Servicing Agreement”.

(6)	The GSMS 2018-GS9 PSA is referred to herein as the “GSMS 2018-GS9 Pooling and Servicing Agreement”.

(7)	The Twelve Oaks Mall Co-Lender Agreement provides that the related Loan Combination is to be serviced pursuant to the servicing agreement governing the securitization of the note A-1 Pari Passu Companion Loan. Note A-1 is currently held by Goldman Sachs Mortgage Company, or an affiliate, but is expected to be contributed to the GSMS 2018-GS9 securitization prior to the Closing Date for this securitization transaction. Accordingly, the Twelve Oaks Mall Loan Combination is expected to be (and information presented in the foregoing table is based on the assumption that such loan combination will be) serviced and administered pursuant to the GSMS 2018-GS9 Pooling and Servicing Agreement.

(8)	With respect to the Twelve Oaks Mall Mortgage Loan, the control rights and the right to replace the applicable special servicer are held by the holder(s) of the Subordinate Companion Loans (currently held by Teachers Insurance and Annuity Association of America) so long as no Twelve Oaks Mall Control Appraisal Period is in effect. If a Twelve Oaks Mall Control Appraisal Period under the related Co-Lender Agreement is in effect, then note A-1 will be the Controlling Note. Note A-1 is expected to be included in the GSMS 2018-GS9 securitization, and therefore, the controlling class representative (or equivalent party) under the GSMS 2018-GS9 securitization is expected to be the Outside Controlling Class Representative with respect to the Twelve Oaks Mall Mortgage Loan. However, unless and until a Twelve Oaks Mall Control Appraisal Period is in effect, such Outside Controlling Class Representative will not be entitled to exercise control rights or the right to replace the applicable special servicer for the Twelve Oaks Mall Mortgage Loan.

(9)	The GSMS 2017-FARM TSA is referred to herein as the “GSMS 2017-FARM Trust and Servicing Agreement”.

(10)	The 315 West 36th Street Mortgage Loan is a Servicing Shift Mortgage Loan that (i) will initially be serviced and administered by the Master Servicer and the Special Servicer pursuant to the Pooling and Servicing Agreement for this securitization transaction, and (ii) upon the inclusion of the related Controlling Pari Passu Companion Loan in a future commercial mortgage securitization transaction, will be an Outside Serviced Mortgage Loan, and will be serviced and administered by an Outside Servicer and an Outside Special Servicer pursuant to an Outside Servicing Agreement governing that future commercial mortgage securitization transaction. The parties to the related Outside Servicing Agreement for the securitization of the related Controlling Pari Passu Companion Loan giving rise to a servicing shift have not been definitively identified.

(11)	With respect to the 315 West 36th Street Mortgage Loan, there will be no initial Outside Controlling Class Representative until the occurrence of the related Controlling Pari Passu Companion Loan Securitization Date. See the “Loan Combination Controlling Notes and Non-Controlling Notes” chart under “Description of the Mortgage Pool—The Loan Combinations—General” for the identity of the related Controlling Note Holder for each related Loan Combination.

(12)	The Benchmark 2018-B1 PSA is referred to herein as the “Benchmark 2018-B1 Pooling and Servicing Agreement”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below, the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s).

Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that, the Benchmark 2018-B2 Pooling and Servicing Agreement (with respect to the EOS 21 Loan Combination, the InterContinental San Francisco Loan Combination, the Rochester Hotel Portfolio Loan Combination, the 599 Broadway Loan Combination and the Towers at University Town Center Loan Combination) does not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the Marina Heights State Farm Loan Combination, there are no mortgage loans other than the related Outside Serviced Loan Combination serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of the Twelve Oaks Mall Loan Combination, such termination right will belong to the holder of the Subordinate Companion Loans so long as no Twelve Oaks Mall Control Appraisal Period is in effect.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of each of the EOS 21 Loan Combination, the Twelve Oaks Mall Loan Combination (provided a Twelve Oaks Mall Control Appraisal Period has occurred and is in effect), the InterContinental San Francisco Loan Combination, the Marina Heights State Farm Loan Combination, the Rochester Hotel Portfolio Loan Combination, the 599 Broadway Loan Combination, the 90 Hudson Loan Combination and the Towers at University Town Center Loan Combination, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time.

●	With respect to The SoCal Portfolio Loan Combination, the operating advisor under the related Outside Servicing Agreement will be entitled to consult with the related Outside Special Servicer under different circumstances than those under which the Operating Advisor is entitled to consult with the Special Servicer. In particular, such operating advisor will be entitled to consult on major decisions upon the occurrence of the equivalent of a Control Termination Event and will be entitled to recommend the termination of the related Outside Special Servicer only after the occurrence of the equivalent of a Consultation Termination Event.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of the Twelve Oaks Mall Loan Combination, such approval right will belong to the holder of the Twelve Oaks Mall Subordinate Companion Loans so long as no Twelve Oaks Mall Control Appraisal Period is in effect.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Mortgaged Property with a stated principal balance of $2,000,000 or more and (b) at least once every other calendar year with respect to any Mortgaged Property with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	With respect to the Marina Heights State Farm Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. See “Description of the Mortgage Pool—The Loan Combinations”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Special Servicer subject to the limitation that it will only be required to deliver any such request to the Master Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Master Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor, and the Controlling Class Representative or the Master Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Master Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided, further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Master Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if a Certificateholder or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event Exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 106.67% of the aggregate principal balance of the Offered Certificates, plus accrued interest from April 1, 2018, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the

Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the Principal Balance Certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Principal Balance Certificates as a result of the application of Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A and Class X-B Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A and Class X-B Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. The yield to maturity of the Class X-B Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balance of the Class B Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Class of Principal Balance Certificates and other factors described above. Investors in the Class X-A and Class X-B Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A and/or Class X-B Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A and/or Class X-B Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A or Class X-B Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)        each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)       there are no delinquencies or defaults;

(iii)      scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)      no prepayment premiums or yield maintenance charges are collected;

(v)       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)      no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)     the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)    there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)      distributions on the Certificates are made on the 10th day (each assumed to be a business day) of each month, commencing in May 2018;

(x)       the Certificates will be issued on April 10, 2018;

(xi)      the Pass-Through Rate with respect to each Class of Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)     the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)    all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)    with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)     the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary”;

(xvi)    there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)   with respect to the Twelve Oaks Mall Mortgage Loan, which is part of a Loan Combination that includes Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to any Subordinate Companion Loans.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A and Class X-B Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	83%	83%	83%	83%	83%
April 10, 2020	64%	64%	64%	64%	64%
April 10, 2021	37%	37%	37%	37%	37%
April 10, 2022	3%	0%	0%	0%	0%
April 10, 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.42	2.39	2.38	2.38	2.38
First Principal Payment Date	May 2018	May 2018	May 2018	May 2018	May 2018
Last Principal Payment Date	June 2022	February 2022	January 2022	December 2021	December 2021

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	100%	100%	100%	100%	100%
April 10, 2020	100%	100%	100%	100%	100%
April 10, 2021	100%	100%	100%	100%	100%
April 10, 2022	100%	98%	94%	89%	74%
April 10, 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.73	4.72	4.70	4.67	4.48
First Principal Payment Date	June 2022	February 2022	January 2022	December 2021	December 2021
Last Principal Payment Date	April 2023	April 2023	April 2023	April 2023	April 2023

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	100%	100%	100%	100%	100%
April 10, 2020	100%	100%	100%	100%	100%
April 10, 2021	100%	100%	100%	100%	100%
April 10, 2022	100%	100%	100%	100%	100%
April 10, 2023	100%	100%	100%	100%	100%
April 10, 2024	100%	100%	100%	100%	100%
April 10, 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.68	6.68	6.67	6.65	6.51
First Principal Payment Date	December 2024	October 2024	October 2024	October 2024	October 2024
Last Principal Payment Date	February 2025	February 2025	February 2025	February 2025	November 2024

Percentages of the Initial Certificate Balance of
the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	100%	100%	100%	100%	100%
April 10, 2020	100%	100%	100%	100%	100%
April 10, 2021	100%	100%	100%	100%	100%
April 10, 2022	100%	100%	100%	100%	100%
April 10, 2023	100%	100%	100%	100%	100%
April 10, 2024	100%	100%	100%	100%	100%
April 10, 2025	100%	100%	100%	100%	100%
April 10, 2026	100%	100%	100%	100%	100%
April 10, 2027	100%	100%	100%	100%	100%
April 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.67	9.62	9.55	9.49	9.32
First Principal Payment Date	November 2027	July 2027	July 2027	July 2027	November 2024
Last Principal Payment Date	January 2028	January 2028	December 2027	November 2027	September 2027

Percentages of the Initial Certificate Balance of
the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	100%	100%	100%	100%	100%
April 10, 2020	100%	100%	100%	100%	100%
April 10, 2021	100%	100%	100%	100%	100%
April 10, 2022	100%	100%	100%	100%	100%
April 10, 2023	100%	100%	100%	100%	100%
April 10, 2024	100%	100%	100%	100%	100%
April 10, 2025	100%	100%	100%	100%	100%
April 10, 2026	100%	100%	100%	100%	100%
April 10, 2027	100%	100%	100%	100%	100%
April 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.79	9.78	9.77	9.73	9.47
First Principal Payment Date	January 2028	January 2028	December 2027	November 2027	September 2027
Last Principal Payment Date	February 2028	February 2028	February 2028	February 2028	November 2027

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	100%	100%	100%	100%	100%
April 10, 2020	100%	100%	100%	100%	100%
April 10, 2021	100%	100%	100%	100%	100%
April 10, 2022	100%	100%	100%	100%	100%
April 10, 2023	100%	100%	100%	100%	100%
April 10, 2024	80%	80%	80%	80%	80%
April 10, 2025	58%	58%	58%	58%	58%
April 10, 2026	36%	36%	36%	36%	36%
April 10, 2027	12%	12%	12%	12%	12%
April 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.37	7.37	7.37	7.37	7.37
First Principal Payment Date	April 2023	April 2023	April 2023	April 2023	April 2023
Last Principal Payment Date	November 2027	November 2027	November 2027	November 2027	November 2027

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	100%	100%	100%	100%	100%
April 10, 2020	100%	100%	100%	100%	100%
April 10, 2021	100%	100%	100%	100%	100%
April 10, 2022	100%	100%	100%	100%	100%
April 10, 2023	100%	100%	100%	100%	100%
April 10, 2024	100%	100%	100%	100%	100%
April 10, 2025	100%	100%	100%	100%	100%
April 10, 2026	100%	100%	100%	100%	100%
April 10, 2027	100%	100%	100%	100%	100%
April 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.90	9.88	9.85	9.83	9.66
First Principal Payment Date	February 2028	February 2028	February 2028	February 2028	November 2027
Last Principal Payment Date	March 2028	March 2028	March 2028	February 2028	December 2027

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	100%	100%	100%	100%	100%
April 10, 2020	100%	100%	100%	100%	100%
April 10, 2021	100%	100%	100%	100%	100%
April 10, 2022	100%	100%	100%	100%	100%
April 10, 2023	100%	100%	100%	100%	100%
April 10, 2024	100%	100%	100%	100%	100%
April 10, 2025	100%	100%	100%	100%	100%
April 10, 2026	100%	100%	100%	100%	100%
April 10, 2027	100%	100%	100%	100%	100%
April 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.92	9.92	9.92	9.88	9.67
First Principal Payment Date	March 2028	March 2028	March 2028	February 2028	December 2027
Last Principal Payment Date	March 2028	March 2028	March 2028	March 2028	December 2027

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
April 10, 2019	100%	100%	100%	100%	100%
April 10, 2020	100%	100%	100%	100%	100%
April 10, 2021	100%	100%	100%	100%	100%
April 10, 2022	100%	100%	100%	100%	100%
April 10, 2023	100%	100%	100%	100%	100%
April 10, 2024	100%	100%	100%	100%	100%
April 10, 2025	100%	100%	100%	100%	100%
April 10, 2026	100%	100%	100%	100%	100%
April 10, 2027	100%	100%	100%	100%	100%
April 10, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.92	9.92	9.92	9.92	9.67
First Principal Payment Date	March 2028	March 2028	March 2028	March 2028	December 2027
Last Principal Payment Date	March 2028	March 2028	March 2028	March 2028	December 2027

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.106%	5.129%	5.136%	5.140%	5.140%
96.00000	4.638%	4.656%	4.662%	4.665%	4.665%
97.00000	4.178%	4.191%	4.195%	4.198%	4.198%
98.00000	3.724%	3.733%	3.736%	3.737%	3.737%
99.00000	3.277%	3.281%	3.283%	3.283%	3.283%
100.00000	2.837%	2.837%	2.836%	2.836%	2.836%
101.00000	2.403%	2.398%	2.397%	2.396%	2.396%
102.00000	1.976%	1.966%	1.963%	1.962%	1.962%
103.00000	1.554%	1.540%	1.536%	1.534%	1.534%
104.00000	1.139%	1.120%	1.115%	1.112%	1.112%
105.00000	0.729%	0.707%	0.699%	0.695%	0.695%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	5.068%	5.070%	5.075%	5.081%	5.131%
96.00000	4.819%	4.821%	4.825%	4.830%	4.869%
97.00000	4.574%	4.576%	4.578%	4.582%	4.611%
98.00000	4.332%	4.333%	4.335%	4.337%	4.356%
99.00000	4.093%	4.093%	4.094%	4.095%	4.104%
100.00000	3.856%	3.856%	3.856%	3.856%	3.855%
101.00000	3.623%	3.622%	3.621%	3.620%	3.609%
102.00000	3.392%	3.391%	3.389%	3.386%	3.366%
103.00000	3.163%	3.162%	3.159%	3.155%	3.126%
104.00000	2.938%	2.936%	2.932%	2.927%	2.888%
105.00000	2.715%	2.712%	2.708%	2.701%	2.653%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	4.644%	4.645%	4.646%	4.648%	4.665%
96.00000	4.463%	4.464%	4.465%	4.466%	4.479%
97.00000	4.284%	4.284%	4.285%	4.286%	4.296%
98.00000	4.107%	4.107%	4.108%	4.108%	4.115%
99.00000	3.932%	3.932%	3.932%	3.933%	3.936%
100.00000	3.759%	3.759%	3.759%	3.759%	3.759%
101.00000	3.588%	3.588%	3.588%	3.588%	3.584%
102.00000	3.420%	3.419%	3.419%	3.418%	3.411%
103.00000	3.253%	3.252%	3.251%	3.251%	3.240%
104.00000	3.087%	3.087%	3.086%	3.085%	3.071%
105.00000	2.924%	2.923%	2.922%	2.921%	2.904%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	4.424%	4.428%	4.431%	4.435%	4.445%
96.00000	4.292%	4.295%	4.298%	4.300%	4.308%
97.00000	4.161%	4.163%	4.166%	4.167%	4.173%
98.00000	4.032%	4.034%	4.035%	4.036%	4.040%
99.00000	3.905%	3.905%	3.906%	3.907%	3.908%
100.00000	3.779%	3.779%	3.779%	3.779%	3.778%
101.00000	3.654%	3.654%	3.653%	3.652%	3.650%
102.00000	3.531%	3.530%	3.528%	3.527%	3.523%
103.00000	3.409%	3.408%	3.405%	3.403%	3.397%
104.00000	3.289%	3.287%	3.284%	3.281%	3.273%
105.00000	3.170%	3.167%	3.163%	3.160%	3.150%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	4.694%	4.695%	4.695%	4.697%	4.712%
96.00000	4.561%	4.562%	4.562%	4.564%	4.575%
97.00000	4.430%	4.430%	4.431%	4.432%	4.441%
98.00000	4.301%	4.301%	4.301%	4.302%	4.307%
99.00000	4.173%	4.173%	4.173%	4.173%	4.176%
100.00000	4.046%	4.046%	4.046%	4.046%	4.046%
101.00000	3.921%	3.921%	3.921%	3.921%	3.917%
102.00000	3.798%	3.798%	3.797%	3.796%	3.791%
103.00000	3.676%	3.676%	3.675%	3.674%	3.665%
104.00000	3.555%	3.555%	3.554%	3.552%	3.541%
105.00000	3.436%	3.435%	3.435%	3.433%	3.418%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	4.806%	4.806%	4.806%	4.806%	4.806%
96.00000	4.637%	4.637%	4.637%	4.637%	4.637%
97.00000	4.470%	4.470%	4.470%	4.470%	4.470%
98.00000	4.305%	4.305%	4.305%	4.305%	4.305%
99.00000	4.143%	4.143%	4.143%	4.143%	4.143%
100.00000	3.982%	3.982%	3.982%	3.982%	3.982%
101.00000	3.823%	3.823%	3.823%	3.823%	3.823%
102.00000	3.666%	3.666%	3.666%	3.666%	3.666%
103.00000	3.511%	3.511%	3.511%	3.511%	3.511%
104.00000	3.358%	3.358%	3.358%	3.358%	3.358%
105.00000	3.206%	3.206%	3.206%	3.206%	3.207%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

3.87500	9.039%	8.987%	8.925%	8.843%	8.370%
4.00000	8.153%	8.100%	8.037%	7.953%	7.474%
4.12500	7.311%	7.257%	7.193%	7.108%	6.621%
4.25000	6.509%	6.454%	6.389%	6.302%	5.809%
4.37500	5.743%	5.688%	5.622%	5.534%	5.034%
4.50000	5.012%	4.956%	4.889%	4.800%	4.293%
4.62500	4.312%	4.256%	4.187%	4.097%	3.584%
4.75000	3.641%	3.584%	3.515%	3.423%	2.904%
4.87500	2.998%	2.940%	2.869%	2.776%	2.252%
5.00000	2.379%	2.321%	2.249%	2.155%	1.625%
5.12500	1.784%	1.725%	1.652%	1.557%	1.021%

Pre-Tax Yield to Maturity (CBE) for the Class X-B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

1.87500	12.026%	12.039%	12.057%	11.986%	11.718%
2.00000	10.368%	10.382%	10.401%	10.325%	10.043%
2.12500	8.866%	8.880%	8.900%	8.821%	8.525%
2.25000	7.495%	7.511%	7.531%	7.449%	7.140%
2.37500	6.238%	6.253%	6.275%	6.189%	5.867%
2.50000	5.077%	5.093%	5.115%	5.026%	4.693%
2.62500	4.000%	4.017%	4.039%	3.947%	3.603%
2.75000	2.997%	3.014%	3.038%	2.943%	2.588%
2.87500	2.060%	2.077%	2.101%	2.004%	1.639%
3.00000	1.180%	1.198%	1.222%	1.122%	0.749%
3.12500	0.352%	0.370%	0.395%	0.293%	-0.090%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	4.866%	4.868%	4.869%	4.870%	4.879%
96.00000	4.734%	4.735%	4.736%	4.736%	4.744%
97.00000	4.603%	4.603%	4.604%	4.604%	4.610%
98.00000	4.473%	4.473%	4.474%	4.474%	4.478%
99.00000	4.345%	4.345%	4.345%	4.346%	4.347%
100.00000	4.219%	4.219%	4.219%	4.219%	4.218%
101.00000	4.094%	4.094%	4.093%	4.093%	4.091%
102.00000	3.970%	3.970%	3.969%	3.969%	3.965%
103.00000	3.848%	3.848%	3.847%	3.846%	3.841%
104.00000	3.728%	3.727%	3.726%	3.725%	3.718%
105.00000	3.608%	3.607%	3.606%	3.605%	3.596%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

95.00000	4.970%	4.970%	4.970%	4.972%	4.983%
96.00000	4.837%	4.837%	4.837%	4.838%	4.847%
97.00000	4.705%	4.705%	4.705%	4.706%	4.713%
98.00000	4.575%	4.575%	4.575%	4.576%	4.580%
99.00000	4.447%	4.447%	4.447%	4.447%	4.449%
100.00000	4.320%	4.320%	4.320%	4.320%	4.320%
101.00000	4.195%	4.195%	4.195%	4.194%	4.192%
102.00000	4.071%	4.071%	4.071%	4.070%	4.065%
103.00000	3.948%	3.948%	3.948%	3.947%	3.940%
104.00000	3.827%	3.827%	3.827%	3.826%	3.817%
105.00000	3.708%	3.708%	3.708%	3.706%	3.695%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	5.307%	5.308%	5.308%	5.308%	5.321%
96.00000	5.172%	5.172%	5.172%	5.173%	5.183%
97.00000	5.038%	5.038%	5.039%	5.039%	5.047%
98.00000	4.906%	4.906%	4.906%	4.907%	4.912%
99.00000	4.775%	4.776%	4.776%	4.776%	4.779%
100.00000	4.646%	4.647%	4.647%	4.648%	4.647%
101.00000	4.519%	4.519%	4.520%	4.520%	4.517%
102.00000	4.393%	4.393%	4.394%	4.394%	4.389%
103.00000	4.269%	4.269%	4.269%	4.270%	4.262%
104.00000	4.146%	4.146%	4.147%	4.147%	4.136%
105.00000	4.024%	4.025%	4.025%	4.026%	4.012%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class A-S, Class B, Class C, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class NR-RR Certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust

REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portion of the Issuing Entity consisting of collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account), will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) the Class S Certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not greater than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Issuing Entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered

Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Under recently enacted legislation, taxpayers that use an accrual method of accounting for tax purposes generally would be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule thus may require the accrual of income earlier than would be the case under the general tax rules described under this section. This rule generally would be effective for tax years beginning after December 31, 2017 or, for Regular Interests issued with original issue discount, for tax years beginning after December 31, 2018. Prospective investors are urged to consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a certificate. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures. These new audit rules are effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under current rules.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. The new rules are complex and likely will be clarified and possibly revised before going into effect. Residual interest holders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds, including the return of principal, from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS

PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Certificates. No assurance can be given that holders of Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans”

include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some Certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through Certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool Certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

With respect to the EOS 21 Mortgage Loan (5.5%), the Arizona State Retirement System (“ASRS”), which is a governmental plan, owns 95% of the indirect equity interests in the borrower. Investors who have an ongoing relationship with ASRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold the Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E, and J.P. Morgan Securities LLC, PTE 2002-19 (March 28, 2002), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through Certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	Must be recognized by the SEC as a NRSRO,

2.	Must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	Must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	Certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	Certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

Under the Underwriter Exemption, the loan-to-value ratio of any underlying Mortgage Loan held in the trust may not exceed 100% at the date of initial issuance of the Offered Certificates, based on the outstanding principal balance of the Mortgage Loan and the fair market value of the mortgaged property as of the Closing Date. It is possible that, if the fair market value of any of the Mortgage Loans has declined since origination, this requirement may not be satisfied. This possibility is greater for the seasoned loans than it is for the other Mortgage Loans.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

We cannot assure you that all of the conditions for this additional exemption will be met. In particular, during periods of adverse conditions in the market for CMBS, there is an increased likelihood that (i) 50% or more of one or more Classes of Offered Certificates will be sold in the initial issuance to members of the Restricted Group and (ii) 50% or more of the aggregate interest in the Issuing Entity will be acquired by members of the Restricted Group. Plans with respect to which a borrower or an affiliate of a borrower has investment discretion are advised to consult with counsel before acquiring any Offered Certificates.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

In addition, each beneficial owner of any Offered Certificates or any interest therein that is a Plan, including any fiduciary purchasing any such Certificates on behalf of a Plan (each, a “Plan Fiduciary”), will be deemed to have represented by its acquisition of such Offered Certificates that:

(1)             none of the Depositor, the Trustee, the Certificate Administrator, any underwriter, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided or will provide advice with respect to the acquisition of Offered Certificates by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered an as investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Securities Exchange Act of 1934, as amended; or (e) has total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) will not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of an investing individual retirement account or (ii) a participant or beneficiary of the Plan investing in such Certificates in such capacity);

(2)             the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition by the Plan of the Offered Certificates;

(3)             the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificates;

(4)             none of the Transaction Parties has exercised any authority to cause the Plan to invest in the Offered Certificates or to negotiate the terms of the Plan’s investment in such Certificates or receives a fee or other compensation from the Plan or Plan Fiduciary for the provision of investment advice in connection with the acquisition by the Plan of the Offered Certificates; and

(5)             the Plan Fiduciary has been informed by the Transaction Parties: (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of the Offered Certificates; and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of such Certificates, as described in this prospectus.

The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations will be deemed to be no longer in effect.

None of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Offered Certificates by any Plan.

Ineligible Purchasers

Even if an exemption is otherwise available, Certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section

512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013, with conformance required by July 21, 2015 (or by July 21, 2017 in respect of investments in and relationships with covered funds that were in place prior to December 31, 2013). Although prior to the deadlines for conformance, banking entities were or are required to make good-faith efforts to conform their activities and investments to the Volcker Rule, the general effects of the Volcker Rule remain uncertain. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

California. Thirty-one (31) of the Mortgaged Properties (23.7%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate.  Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure.

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions.

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale.

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale.

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and

(2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption.

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules.

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation.

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations.

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares. Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay.

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant.

Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights.

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents.

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant.

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor.

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens.

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit.

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements.

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships.

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General.

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments.

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws.

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws.

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations.

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—General—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

The Pooling and Servicing Agreement provides that if any Mortgage Loan contains a provision in the nature of a “due on sale” clause, which by its terms provides that: (i) the Mortgage Loan will (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related mortgaged property; or (ii) the Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any sale or other transfer, then, for so long as the Mortgage Loan is included in the Issuing Entity, the Master Servicer or Special Servicer, on behalf of the Trustee, will be required to take actions as it deems to be in the best interest of the certificateholders in accordance with the servicing standard set forth in the Pooling and Servicing Agreement, and may waive or enforce any due on sale clause contained in the related Mortgage Loan, in each case subject to any consent rights of the Special Servicer (in the case of an action by the Master Servicer) and the controlling class representative.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Certificates, and would not be covered by advances or any form of credit support provided in connection with the Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related mortgaged property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through Certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the Certificates in question on each distribution date and, except in the case of interest-only Certificates, the ultimate payment in full of the certificate balance of each Class of Certificates in question on a date that is not later than the rated final distribution date with respect to such Class of Certificates. A rating takes into consideration, among other things, the credit quality of the Mortgage Pool, structural and legal aspects associated with the Certificates in question, and the extent to which the payment stream from the Mortgage Pool is adequate to make payments required under the Certificates in question. A securities rating on mortgage pass-through Certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those Certificates is fair;

●	whether those Certificates are a suitable investment for any particular investor;

●	the tax attributes of those Certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those Certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying Mortgage Loans;

●	the degree to which the amount or frequency of prepayments on the underlying Mortgage Loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those Certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying Mortgage Loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those Certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those Certificates.

See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through Certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only Certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such Certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such Certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and/or Class A-S Certificates. The Notional Amount of the Class X-B Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class B Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amounts, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A and Class X-B Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to six NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Drexel Hamilton, LLC and the Depositor have entered into an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement“), pursuant to which the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below. In connection with the offering contemplated by this prospectus, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, are acting as co-lead managers and joint bookrunners with respect to approximately 21.8%, 42.8% and 35.3%, respectively, of the total principal balance of the Offered Certificates, and Drexel Hamilton, LLC is acting as co-manager.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC	Drexel Hamilton, LLC
Class A-1	$5,457,819.38	$10,706,605.50	$8,835,575.12	$0
Class A-2	$35,388,500.90	$69,421,630.04	$57,289,869.06	$0
Class A-3	$14,539,630.85	$28,522,397.04	$23,537,972.11	$0
Class A-4	$32,746,916.32	$64,239,632.98	$53,013,450.70	$0
Class A-5	$68,785,116.03	$134,935,777.35	$111,355,106.62	$0
Class A-AB	$10,042,387.68	$19,700,154.11	$16,257,458.21	$0
Class X-A	$185,445,350.48	$363,788,185.05	$300,214,464.47	$0
Class X-B	$10,733,129.29	$21,055,182.11	$17,375,688.60	$0
Class A-S	$18,484,979.32	$36,261,988.03	$29,925,032.65	$0
Class B	$10,733,129.29	$21,055,182.11	$17,375,688.60	$0
Class C	$11,031,344.54	$21,640,191.03	$17,858,464.43	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $4,600,000.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 106.67% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from April 1, 2018, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered

Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank (the Certificate Administrator and Custodian), and (iii) CREFI (a Sponsor, an originator, the Retaining Sponsor and the current holder (or an affiliate of the current holder) of the Oak Portfolio Pari Passu Companion Loan. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of Deutsche Bank AG, acting through its New York Branch (an originator, the current holder (or an affiliate of the current holder) of one or more of the Marina Heights State Farm Pari Passu Companion Loans and one or more of the 315 West 36th Street Pari Passu Companion Loans), and GACC (a Sponsor). J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB (a Sponsor, an originator and the current holder (or an affiliate of the current holder) of one or more of the EOS 21 Pari Passu Companion Loans and one or more of the Twelve Oaks Mall Pari Passu Companion Loans). See “Risk Factors—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, Deutsche Bank Securities Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering and J.P. Morgan Securities LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans, and (iii) the payment by the Depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a Sponsor, of the purchase price for the JPMCB Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests.”

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 390 Greenwich Street, 7th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-207132) (the “Registration Statement“) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.E., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR“) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

Index of Certain Defined Terms

17g-5 Information Provider	298
1986 Act	425
2015 Budget Act	432
30/360 Basis	279
AB Loan Combination	147
AB Modified Loan	352
Accelerated Mezzanine Loan	380
Acceptable Insurance Default	320
Accredited Investor	14
Actual/360 Basis	194
Administrative Fee Rate	339
ADR	150
Advance Rate	325
Advances	324
Advisers Act	442
Affiliate	E-1A-13
Affirmative Asset Review Vote	392
AIFM Regulation	67
AIV	267
Allocated Cut-off Date Loan Amount	150
Ancillary Fees	334
Annual Debt Service	150
Anticipated Repayment Date	195
Appraisal Reduction Amount	350
Appraisal Reduction Event	349
Appraised Value	150
Appraised-Out Class	353
Appraiser	351
ARD	151
ARD Loan	195
Assessment of Compliance	354
Asset Representations Reviewer	263
Asset Representations Reviewer Asset Review Fee	339
Asset Representations Reviewer Ongoing Fee	339
Asset Representations Reviewer Ongoing Fee Rate	339
Asset Representations Reviewer Termination Event	396
Asset Representations Reviewer Upfront Fee	339
Asset Review	393
Asset Review Notice	392
Asset Review Quorum	392
Asset Review Report	394
Asset Review Report Summary	394
Asset Review Standard	393
Asset Review Trigger	391
Asset Review Vote Election	392
Assumed Final Distribution Date	286
Assumption Fees	334
Attestation Report	355
Available Funds	273
Balloon Balance	151
Balloon Mortgage Loans	194
Bankruptcy Code	70
Base Interest Fraction	285
BCBS	68
Beds	157
Benchmark 2018-B1 Pooling and Servicing Agreement	406
Benchmark 2018-B2 Pooling and Servicing Agreement	405
Borrower Delayed Reimbursements	333
Borrower Party	380
B-Piece Buyer	136
BSCMI	232
CBE	419
CDI 202.01	69
Certificate Administrator	251
Certificate Balance	272
Certificate Owner	293
Certificate Summary	10
Certificateholder	292
Certificateholder Quorum	363
Certificateholder Repurchase Request	398
Certificates	271
Certifying Certificateholder	302
CGCMT 2018-B2 Pooling and Servicing Agreement	406
Citibank	251
Class	271
Class A-AB Scheduled Principal Balance	275
Class X Certificates	3, 271
Class X Strip Rate	279
Clearstream	299
Clearstream Participants	301
Closing Date	149, 271
CMBS	66, 223, 228, 253
CMBS B-Piece Securities	268
Code	423
Co-Lender Agreement	210
Collateral Deficiency Amount	352
Collection Account	328
Collection Period	274
Collective Investment Scheme	11
Communication Request	302
Companion Loan	147
Companion Loan Holder	313
Companion Loan Rating Agency	360
Companion Note	208
Compensating Interest Payment	287
Consent Fees	333
Consultation Election Notice	399
Consultation Requesting Certificateholder	400
Consultation Termination Event	379
Control Eligible Certificates	379
Control Termination Event	379
Controlling Class	379
Controlling Class Certificateholder	379
Controlling Class Representative	378
Controlling Companion Loan	316
Controlling Note	208

Controlling Note Holder	208
Controlling Pari Passu Companion Loan	316
Controlling Pari Passu Companion Loan Securitization Date	316
Corrected Loan	320
Corresponding Principal Balance Certificates	3, 272
CPR	415
Credit Risk Retention Rules	267
CREFC®	290
CREFC® Intellectual Property Royalty License Fee	339
CREFC® Intellectual Property Royalty License Fee Rate	339
CREFC® Reports	290
CREFI	148, 223
CREFI Data File	224
CREFI Mortgage Loans	148
CREFI Securitization Database	224
Crossed Group	151
Crossed Mortgage Loan	E-1A-3
Cross-Over Date	278
CRR	66
CRR Investor	66
CRR Retention Requirements	67
Cumulative Appraisal Reduction Amount	352
Cure/Contest Period	394
Custodian	251, 375
Cut-off Date	147
Cut-off Date Balance	147
Cut-off Date DSCR	153
Cut-off Date Loan-to-Value Ratio	151
Cut-off Date LTV Ratio	151
DBNY	228, 239
DBRS	253
Debt Service Coverage Ratio	153
Debt Yield on Underwritten NCF	152
Debt Yield on Underwritten Net Cash Flow	152
Debt Yield on Underwritten Net Operating Income	152
Debt Yield on Underwritten NOI	152
Defaulted Mortgage Loan	336
Defeasance	E-1A-10
Defeasance Deposit	199
Defeasance Loans	199
Defeasance Lock Out Period	199
Defeasance Option	199
Defective Mortgage Loan	311
Definitive Certificate	299
Delinquent Loan	391
Depositaries	299
Depositor	149, 248
Determination Date	273
Deutsche Bank	228
Diligence File	306
Directing Holder	378
Disclosable Special Servicer Fees	337
Dispute Resolution Consultation	400
Dispute Resolution Cut-off Date	399
Distribution Account	328
Distribution Date	273
DMARC	229
Document Defect	305
Dodd-Frank Act	68
DOJ	228
DSCR	153
DTC	299
DTC Participants	300
DTC Rules	300
Due Date	194, 275
Due Diligence Questionnaire	225
Due Period	275
EDGAR	470
EEA	12, 66
Eligible Asset Representations Reviewer	395
Eligible Operating Advisor	388
Enforcing Party	398
Enforcing Servicer	398
Environmental Condition	459, E-1A-13
ERISA	435
ESA	171, 241, 246, E-1A-13
Escrow/Reserve Mitigating Circumstances	243, 248
EU Retention Requirements	67
Euroclear	299
Euroclear Operator	301
Euroclear Participants	301
Excess Interest	195
Excess Interest Distribution Account	329
Excess Liquidation Proceeds Reserve Account	329
Excess Modification Fees	333
Excess Penalty Charges	334
Excess Prepayment Interest Shortfall	288
Exchange Act	222
Excluded Controlling Class Holder	135, 296
Excluded Controlling Class Mortgage Loan	135, 380
Excluded Information	135, 296
Excluded Mortgage Loan	380
Excluded Mortgage Loan Special Servicer	363
Excluded Special Servicer Information	296
Excluded Special Servicer Mortgage Loan	363
Exemption Rating Agency	438
Existing EU Retention Requirements	67
FATCA	433
FDIC	122
FETL	15
FIEL	15
Final Asset Status Report	384
Final Dispute Resolution Election Notice	400
Financial Promotion Order	11
FIRREA	241, 245
Fitch	253, 360
Form 8-K	222
FPO Persons	11
FSCMA	15
FSMA	11
Future Outside Servicing Agreement	316
GAAP	267

GACC	148, 228
GACC Data Tape	230
GACC Deal Team	230
GACC Mortgage Loans	148
Grantor Trust	424
Ground Lease	E-1A-10
GSMS 2017-FARM Trust and Servicing Agreement	406
GSMS 2018-GS9 Pooling and Servicing Agreement	216, 406
Hard Lockbox	153
High Net Worth Companies, Unincorporated Associations, Etc.	11, 12
Impermissible Risk Retention Affiliate	355
Impermissible TPP Affiliate	355
Indirect Participants	300
Initial Pool Balance	147
Initial Rate	195
Initial Requesting Certificateholder	398
In-Place Cash Management	153
Institutional Investor	14
Insurance Rating Requirements	E-1A-4
Interest Accrual Amount	280
Interest Accrual Period	280
Interest Distribution Amount	280
Interest Only Mortgage Loans	194
Interest Reserve Account	328
Interest Shortfall	280
Interested Person	374
Interest-Only Certificates	271
Investment Company Act	1
Investor Certification	292
IRS	424
Issuing Entity	147
JC Penney	185
JCMCB Mortgage Loans	148
JPMCB	148, 232
JPMCB Data Tape	233
JPMCB Deal Team	233
JPMCB Mortgage Loans	233
JPMCB’s Qualification Criteria	234
KBRA	253, 360
KeyBank	257
KeyBank Outside Serviced Loans	257
KKR	268
KKR Aggregator	267
KKR Opportunity Partners	267
Largest Tenant	153
Largest Tenant Lease Expiration	154
Lender Liability Act	460
Liquidation Fee	335
Liquidation Fee Rate	336
Liquidation Proceeds	336
Loan Combination	147
Loan Combination Custodial Account	328
Loan Per Unit	154
Loss of Value Payment	310
Loss of Value Reserve Fund	329
Lower-Tier Regular Interests	423
Lower-Tier REMIC	423
Lower-Tier REMIC Distribution Account	328
LTV Ratio at Maturity/ARD	154
LUST	172
MAI	350, E-1A-13
Major Decision	376
Major Decision Reporting Package	378
MAS	14
Master Servicer	253
Master Servicer Remittance Date	324
Material Breach	309
Material Defect	309
Material Document Defect	306
Maturity Date/ARD Loan-to-Value Ratio	154
Maturity Date/ARD LTV Ratio	154
Midland	253
MIFID II	12
Modeling Assumptions	415
Modification Fees	333
Monthly Payment	274
Moody’s	253
Morningstar	253, 258, 388
Mortgage	147
Mortgage File	304
Mortgage Loan Purchase Agreement	304
Mortgage Loan Schedule	317
Mortgage Loan Sellers	148
Mortgage Loans	147
Mortgage Note	147
Mortgage Pool	147
Mortgage Rate	280
Mortgaged Property	147
Most Recent NOI	154
Net Cash Flow	156
Net Mortgage Pass-Through Rate	279
Net Mortgage Rate	279
NFIP	119
Non-Controlling Note	208
Non-Controlling Note Holders	208
Non-Offered Certificates	271
Nonrecoverable Advance	326
Non-Reduced Certificates	293
Non-U.S. Tax Person	433
Notional Amount	272
NRSRO	292, 444
NRSRO Certification	293
Occupancy	154
Occupancy Date	155
Offered Certificates	271
OID Regulations	426
OLA	122
Operating Advisor	263
Operating Advisor Annual Report	386
Operating Advisor Consultation Trigger Event	385
Operating Advisor Consulting Fee	338
Operating Advisor Fee	338
Operating Advisor Fee Rate	338
Operating Advisor Standard	383

Operating Advisor Termination Event	387
Original Balance	155
Other Crossed Loans	311
Outside Certificate Administrator	315
Outside Controlling Class Representative	315
Outside Controlling Note Holder	314
Outside Custodian	315
Outside Depositor	315
Outside Operating Advisor	315
Outside Securitization	315
Outside Serviced Companion Loan	314
Outside Serviced Loan Combination	314
Outside Serviced Mortgage Loan	315
Outside Serviced Pari Passu Companion Loan	315
Outside Serviced Pari Passu Loan Combination	315
Outside Serviced Pari Passu-AB Loan Combination	315
Outside Serviced Subordinate Companion Loan	315
Outside Servicer	315
Outside Servicer Fee Rate	344
Outside Servicing Agreement	315
Outside Special Servicer	315
Outside Trustee	315
P&I Advance	324
PAR	242, 246
Pari Passu Companion Loan	147
Pari Passu Indemnified Items	358
Pari Passu Indemnified Parties	358
Pari Passu Loan Combination	147
Park Bridge Financial	263
Park Bridge Lender Services	263
Participants	299
Party in Interest	435
Pass-Through Rate	278
PCIS Persons	12
PCO	190
PCR	239
Penalty Charges	334
Percentage Interest	273
Permitted Encumbrances	E-1A-3
Permitted Investments	273
Permitted Special Servicer/Affiliate Fees	338
PILOT	193
PIPs	112, 174
Plan Asset Regulations	436
Plan Fiduciary	442
PML	E-1A-5
Pooling and Servicing Agreement	313
Pooling and Servicing Agreement Party Repurchase Request	398
PRC	13
Preliminary Asset Review Report	394
Preliminary Dispute Resolution Election Notice	399
Prepayment Assumption	427
Prepayment Interest Excess	287
Prepayment Interest Shortfall	287
Prepayment Penalty Description	155
Prepayment Provision	155
PRIIPS Regulation	12
Prime Rate	325
Principal Balance Certificates	271
Principal Distribution Amount	280
Principal Shortfall	281
Privileged Information	384
Privileged Information Exception	385
Privileged Person	291
Professional Investors	13, 14
Prohibited Prepayment	287
Promotion of Collective Investment Schemes Exemptions Order	12
Property Advances	324
Proposed Course of Action Notice	399
Prospectus	14
Prospectus Directive	12
PTE	438
Qualified Investors	12
Qualified Mortgage	306
Qualified Substitute Mortgage Loan	310
Qualifying CRE Loan Percentage	267
Rated Final Distribution Date	286
Rating Agencies	465
Rating Agency	465
Rating Agency Confirmation	403
Rating Agency Declination	403
RCRA	460
Realized Loss	289
REC	171
Recognized Collective Investment Scheme	11
Record Date	273
Registration Statement	470
Regular Certificates	271
Regular Interestholder	426
Regular Interests	423
Regulation AB	259, 355
Regulation RR	267
Related Group	155
Release Date	199
Relevant Member State	12
Relevant Person	14
Relevant Persons	12
REMIC	423
REMIC LTV Test	146
REMIC Regulations	423
REO Account	329
REO Companion Loan	282
REO Loan	282
REO Mortgage Loan	282
REO Property	271
Repurchase Price	309
Repurchase Request	398
Requesting Certificateholder	400
Requesting Holders	353
Requesting Investor	302
Requesting Party	402

Required Credit Risk Retention Percentage	267
Requirements	464
Residual Certificates	271
Resolution Failure	399
Resolved	399
Restricted Group	439
Restricted Party	385
Retaining Parties	267
Retaining Sponsor	267
Retaining Third Party Purchaser	267
Retaining TPP MOA	267
Review Materials	392
Revised Rate	195
RevPAR	155
Risk Factors	10
Risk Retention Affiliate	355
Risk Retention Affiliated	355
Rooms	157
RR Certificates	267
Rule 15Ga-1	235
Rule 17g-5	293, 368
S&P	253, 258
Scheduled Principal Distribution Amount	281
Sears	185
SEC	222
Securities Act	355
Securitization Accounts	271
SEL	E-1A-5
Senior Certificates	271
Serviced AB Loan Combination	313
Serviced Companion Loan	313
Serviced Companion Loan Holder	313
Serviced Companion Loan Securities	131, 360
Serviced Loan Combination	313
Serviced Loans	314
Serviced Mortgage Loans	314
Serviced Outside Controlled Companion Loan	314
Serviced Outside Controlled Loan Combination	314
Serviced Outside Controlled Mortgage Loan	314
Serviced Pari Passu Companion Loan	313
Serviced Pari Passu Companion Loan Holder	313
Serviced Pari Passu Loan Combination	313
Serviced Subordinate Companion Loan	313
Serviced Subordinate Companion Loan Holder	313
Servicer Termination Events	359
Servicing Fee	332
Servicing Fee Rate	332
Servicing Function Participant	355
Servicing Shift Companion Loan	315
Servicing Shift Loan Combination	315
Servicing Shift Mortgage Loan	316
Servicing Standard	318
Servicing Transfer Event	319
SFA	14
Similar Law	441
Single-Purpose Entity	E-1A-10
SMMEA	444
Soft Lockbox	155
Soft Springing Lockbox	155
Solvency II Regulation	67
Special Servicer	253
Special Servicer Decision	321
Special Servicing Fee	334
Special Servicing Fee Rate	334
Specially Serviced Loan	319
Split Mortgage Loan	147
Sponsors	149, 223
Springing Cash Management	155
Springing Lockbox	155
Standard Qualifications	E-1A-1
Stantec	150
Startup Day	424
Stated Principal Balance	281
Structured Product	14
Subject Loans	339, 343
Subordinate Certificates	271
Subordinate Companion Loan	147
Sub-Servicing Agreement	323
Summary of Terms	10
TCO	190
Termination Purchase Amount	404
Terms and Conditions	301
Tests	393
Third Party Report	150
TIA	69
Title Exception	E-1A-2
Title Policy	E-1A-2
Title V	463
Trailing 12 NOI	154
Transaction Parties	442
TRIA	E-1A-9
TRIPRA	120
Trust REMICs	423
Trustee	250
Trustee/Certificate Administrator Fee	338
Trustee/Certificate Administrator Fee Rate	338
TSA	405
Twelve Oaks Mall Co-Lender Agreement	216
Twelve Oaks Mall Companion Loans	216
Twelve Oaks Mall Loan Combination	216
Twelve Oaks Mall Master Servicer	216
Twelve Oaks Mall Senior Loans	216
Twelve Oaks Mall Special Servicer	216
Twelve Oaks Mall Subordinate Companion Loan Holders	216
Twelve Oaks Mall Subordinate Companion Loans	216
U.S. Tax Person	433
UCC	E-1A-2
Underwriter Entities	128
Underwriter Exemption	438
Underwriting Agreement	468
Underwritten EGI	156

Underwritten Expenses	155
Underwritten NCF	156
Underwritten NCF DSCR	153
Underwritten Net Cash Flow	156
Underwritten Net Operating Income	156
Underwritten NOI	156
Underwritten Revenues	156
Units	157
Unscheduled Principal Distribution Amount	281
Unsolicited Information	393
Updated Appraisal	369
Upper-Tier REMIC	423
Upper-Tier REMIC Distribution Account	328
UST	172
UW NCF DSCR	153
Volcker Rule	68
Voting Rights	298
WAC Rate	279
Weighted Average Mortgage Rate	157
Withheld Amounts	329
Workout Fee	335
Workout Fee Rate	335
Workout-Delayed Reimbursement Amount	327
WTNA	250
YM Group A	285
YM Group B	285
YM Group C	285
YM Group D	285
YM Groups	285
Zoning Regulations	E-1A-7

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Related Group	Crossed Group	Address	City
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	NAP	NAP	6420 Wilshire Boulevard	Los Angeles
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	NAP	NAP	140 South Van Dorn Street	Alexandria
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	NAP	NAP
3.01	Property				Aliso Viejo Commerce Center			27782-27832 Aliso Creek Road	Aliso Viejo
3.02	Property				Transpark Commerce			2910-2990 Inland Empire Boulevard	Ontario
3.03	Property				Wimbledon			12276-12550 Hesperia Road	Victorville
3.04	Property				Palmdale Place			2211-2361 & 2301 East Palmdale Boulevard	Palmdale
3.05	Property				Sierra Gateway			39959 & 40015 Sierra Highway	Palmdale
3.06	Property				Fresno Industrial Center			720 East North Avenue & 2904-2998 South Angus Avenue	Fresno
3.07	Property				Upland Freeway			1348-1438 West 7th Street	Upland
3.08	Property				Commerce Corporate Center			5800 South Eastern Avenue	Commerce
3.09	Property				Moreno Valley			23880-23962 Alessandro Boulevard	Moreno Valley
3.10	Property				Airport One Office Park			4403 East Donald Douglas Drive	Long Beach
3.11	Property				Colton Courtyard			1200-1230, 1260-1300 and 1320-1350 East Washington Street	Colton
3.12	Property				The Abbey Center			340, 400 & 490 Farrell Drive	Palm Springs
3.13	Property				Upland Commerce Center			1379 and 1383-1399 East Foothill Boulevard	Upland
3.14	Property				Diamond Bar			23525-23555 Palomino Drive	Diamond Bar
3.15	Property				Atlantic Plaza			5166-5190 Atlantic Avenue	Long Beach
3.16	Property				Ming Office Park			5500 Ming Avenue	Bakersfield
3.17	Property				10th Street Commerce Center			44204-44276 10th Street West	Lancaster
3.18	Property				Cityview Plaza			12361-12465 Lewis Street	Garden Grove
3.19	Property				Garden Grove Town Center			9918 West Katella Avenue and 11021 Brookhurst Street	Garden Grove
3.20	Property				30th Street Commerce Center			3005 East Palmdale Boulevard	Palmdale
3.21	Property				Mt. Vernon Commerce Center			851 South Mount Vernon Avenue	Colton
3.22	Property				Anaheim Stadium Industrial			2419 & 2423 East Winston Road and 1321 & 1341 Sunkist Street	Anaheim
3.23	Property				25th Street Commerce Center			2501-2505 East Palmdale Boulevard	Palmdale
3.24	Property				Fresno Airport			1901-1991 North Gateway Boulevard	Fresno
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	NAP	NAP	27500 Novi Road	Novi
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	NAP	NAP	888 Howard Street	San Francisco
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	NAP	NAP	21 West Walnut Street	Pasadena
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	NAP	NAP	300-600 East Rio Salado Parkway	Tempe
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	NAP	NAP	900 Chelmsford Street	Lowell
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	NAP	NAP	100 West Trade Street	Charlotte
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	NAP	NAP
10.01	Property				Rochester Marriott			101 1st Avenue Southwest	Rochester
10.02	Property				Kahler Grand			20 2nd Avenue Southwest	Rochester
10.03	Property				Kahler Inn & Suites			9 3rd Avenue Northwest	Rochester
10.04	Property				Residence Inn Rochester			441 West Center Street	Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	NAP	NAP
11.01	Property				Greystone Park			10550 Deerwood Park Boulevard	Jacksonville
11.02	Property				The Meridian at Deerwood Park			5022 Gate Parkway	Jacksonville
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	NAP	NAP	599 Broadway	New York
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	NAP	NAP
13.01	Property				1735 Jersey Avenue			1735 Jersey Avenue	North Brunswick
13.02	Property				152 Ridge Road			152 Ridge Road	Dayton
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	NAP	NAP	Various	Various
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	NAP	NAP	315 West 36th Street	New York
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	NAP	NAP	90 Hudson Street	Jersey City
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	NAP	NAP	300 Boylston Street	Chestnut Hill
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	NAP	NAP	907 Market Street	Philadelphia
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	NAP	NAP	7924-8075 Via Dellagio Way	Orlando
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	NAP	NAP	501 South Loop 250 West	Midland
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	NAP	NAP	447 Atlantic Avenue	New York
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	NAP	NAP
22.01	Property				Oak Creek Center			500 & 580 Waters Edge, 700, 948, 1900 and 2000 Springer Drive, 801, 999 and 1000 Oak Creek Drive and 1700 & 2050 Finley Road	Lombard
22.02	Property				Oakmont Center			601 Oakmont Lane	Westmont
22.03	Property				Park Fletcher I & II			2601 Fortune Circle & 5420 West Southern Avenue	Indianapolis
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	NAP	NAP	4 South Tunnel Road	Asheville
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	NAP	NAP	13210 Village Park Drive	Southgate
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	NAP	NAP	1300 Cross Creek Drive	Brunswick
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	NAP	NAP	4200 Wade Green Road Northwest	Kennesaw
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	NAP	NAP	2410 West El Camino Real Avenue	Sacramento
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	NAP	NAP	3455 Mill Run Road	Hilliard
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	NAP	NAP	7707 Northwest 103rd Street	Hialeah
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	NAP	NAP	3040 Healthy Way	Birmingham
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	NAP	NAP	150 North Hill Drive	Brisbane
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	NAP	NAP	2999 Regent Street	Berkeley
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	NAP	NAP	6515 Belcrest Road	Hyattsville
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	NAP	NAP	3171-3291 Truxel Road	Sacramento
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	NAP	NAP	4006 North Forestdale Drive	Park City
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	NAP	NAP	7226 Woodland Drive	Indianapolis
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	NAP	NAP	1101-1109 West Randolph Street	Chicago
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	NAP	NAP	201 West 87th Street	Chicago
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	NAP	NAP	2484 East 147th Street	Carmel
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	NAP	NAP	700 Hennepin Avenue	Minneapolis
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	NAP	NAP	2501 Culkin Road	Vicksburg
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	Group 1	NAP	2107 Northwest Cache Road	Lawton
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	NAP	NAP	6135 & 6174 Lakeside Drive	Reno
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	NAP	NAP	151 Southeast 1st Street Unit CU-1	Miami
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	Group 1	NAP	8700 South Cottage Grove Avenue	Chicago

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Units, Pads, Rooms, SF	Unit Description
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	California	90048	Office	CBD	1972	2010	204,035	SF
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	Virginia	22304	Multifamily	Mid-Rise	1963, 1967	2012	1,180	Units
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio			Various	Various			2,194,425	SF
3.01	Property				Aliso Viejo Commerce Center	California	92656	Retail	Unanchored	1989	NAP	65,107	SF
3.02	Property				Transpark Commerce	California	91764	Office	Suburban	1984-1985	NAP	204,099	SF
3.03	Property				Wimbledon	California	92395	Mixed Use	Office/Retail	1987-1990	NAP	123,948	SF
3.04	Property				Palmdale Place	California	93550	Mixed Use	Retail/Education	1985	NAP	129,294	SF
3.05	Property				Sierra Gateway	California	93550	Office	Suburban	1991-1992	NAP	133,851	SF
3.06	Property				Fresno Industrial Center	California	93725	Industrial	Warehouse/Distribution	1989-1990	NAP	265,898	SF
3.07	Property				Upland Freeway	California	91786	Retail	Unanchored	1987	NAP	116,061	SF
3.08	Property				Commerce Corporate Center	California	90040	Office	Suburban	1974	1997, 2017	68,513	SF
3.09	Property				Moreno Valley	California	92553	Mixed Use	Office/Retail	1986	NAP	111,060	SF
3.10	Property				Airport One Office Park	California	90808	Office	Suburban	1988	2006	88,284	SF
3.11	Property				Colton Courtyard	California	92324	Retail	Anchored	1989	NAP	122,082	SF
3.12	Property				The Abbey Center	California	92262	Office	Suburban	1982	NAP	67,335	SF
3.13	Property				Upland Commerce Center	California	91786	Retail	Anchored	1986, 1988	2006	47,677	SF
3.14	Property				Diamond Bar	California	91765	Retail	Unanchored	1980	NAP	20,528	SF
3.15	Property				Atlantic Plaza	California	90805	Retail	Unanchored	1968	2006, 2017	32,728	SF
3.16	Property				Ming Office Park	California	93309	Office	Suburban	1981, 1982	NAP	117,924	SF
3.17	Property				10th Street Commerce Center	California	93534	Retail	Anchored	1980	NAP	96,589	SF
3.18	Property				Cityview Plaza	California	92840	Office	Suburban	1984	NAP	148,271	SF
3.19	Property				Garden Grove Town Center	California	92840	Retail	Shadow Anchored	1987	NAP	12,610	SF
3.20	Property				30th Street Commerce Center	California	93550	Retail	Unanchored	1987	NAP	33,020	SF
3.21	Property				Mt. Vernon Commerce Center	California	92324	Industrial	Flex	1989	NAP	29,600	SF
3.22	Property				Anaheim Stadium Industrial	California	92806	Industrial	Flex	1981	NAP	89,931	SF
3.23	Property				25th Street Commerce Center	California	93550	Retail	Unanchored	1989	NAP	17,488	SF
3.24	Property				Fresno Airport	California	93727	Office	Suburban	1980	2015	52,527	SF
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	Michigan	48377	Retail	Super Regional Mall	1977	2007	716,771	SF
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	California	94103	Hospitality	Full Service	2008	2017-2018	550	Rooms
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	California	91103	Hospitality	Extended Stay	2016	NAP	144	Rooms
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	Arizona	85281	Office	Suburban	2015-2017	NAP	2,031,293	SF
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	Massachusetts	01851	Office	Suburban	1979	2015-2017	1,320,254	SF
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	North Carolina	28202	Hospitality	Full Service	1984	2016	446	Rooms
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio			Hospitality	Various			1,222	Rooms
10.01	Property				Rochester Marriott	Minnesota	55902	Hospitality	Full Service	1989	2016	202	Rooms
10.02	Property				Kahler Grand	Minnesota	55902	Hospitality	Full Service	1926-1968	2010	660	Rooms
10.03	Property				Kahler Inn & Suites	Minnesota	55901	Hospitality	Select Service	1971, 1979, 1988	2010	271	Rooms
10.04	Property				Residence Inn Rochester	Minnesota	55902	Hospitality	Extended Stay	2004	2013	89	Rooms
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park			Office	Suburban			412,568	SF
11.01	Property				Greystone Park	Florida	32256	Office	Suburban	1998-1999	NAP	212,240	SF
11.02	Property				The Meridian at Deerwood Park	Florida	32256	Office	Suburban	2000-2003	NAP	200,328	SF
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	New York	10012	Retail	Unanchored	1917	2010	42,000	SF
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio			Industrial	Various			578,450	SF
13.01	Property				1735 Jersey Avenue	New Jersey	08902	Industrial	Flex	1961	2017	367,000	SF
13.02	Property				152 Ridge Road	New Jersey	08810	Industrial	Warehouse/Distribution	1988	NAP	211,450	SF
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	Illinois	Various	Industrial	Warehouse/Distribution	Various	2004	876,955	SF
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	New York	10018	Office	CBD	1926	2015	143,479	SF
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	New Jersey	07302	Office	CBD	1999	NAP	431,658	SF
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	Massachusetts	02467	Mixed Use	Office/Retail	1986	2017	293,120	SF
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	Pennsylvania	19107	Office	CBD	1975	2004	214,024	SF
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	Florida	32819	Retail	Unanchored	2009	NAP	109,890	SF
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	Texas	79703	Multifamily	Garden	2014-2015	NAP	288	Units
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	New York	11217	Office	Medical	2007	2014	47,265	SF
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio			Office	Suburban			708,252	SF
22.01	Property				Oak Creek Center	Illinois	60148	Office	Suburban	1982, 1984, 1985, 1998, 2001, 2008	2007	427,449	SF
22.02	Property				Oakmont Center	Illinois	60559	Office	Suburban	1990	NAP	117,882	SF
22.03	Property				Park Fletcher I & II	Indiana	46241	Office	Suburban	1981, 1986	NAP	162,921	SF
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	North Carolina	28805	Retail	Anchored	1975	2014	129,851	SF
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	Michigan	48195	Multifamily	Garden	1976, 1979	NAP	358	Units
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	Ohio	44212	Multifamily	Garden	1991-1994	2013-2017	312	Units
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	Georgia	30144	Retail	Anchored	1986	2010	178,654	SF
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	California	95833	Hospitality	Extended Stay	1992	2012	126	Rooms
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	Ohio	43026	Office	Suburban	1989	2017	174,323	SF
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	Florida	33016	Hospitality	Full Service	2015	2015-2016	263	Rooms
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	Alabama	35243	Retail	Anchored	2016-2017	NAP	81,600	SF
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	California	94005	Office	Suburban	1983	NAP	71,404	SF
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	California	94705	Office	Medical	1974	2008-2017	49,429	SF
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	Maryland	20782	Multifamily	Student Housing	2006	NAP	910	Beds
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	California	95821	Retail	Shadow Anchored	1987	NAP	55,658	SF
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	Utah	84098	Self Storage	Self Storage	2015	NAP	69,667	SF
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	Indiana	46278	Hospitality	Limited Service	1997	2009	90	Rooms
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	Illinois	60607	Retail	Unanchored	2017	NAP	18,630	SF
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	Illinois	60620	Land	Retail	NAP	NAP	307,916	SF
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	Indiana	46033	Self Storage	Self Storage	2001	NAP	52,743	SF
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	Minnesota	55403	Mixed Use	Retail/Signage	1916	2007	30,977	SF
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	Mississippi	39183	Multifamily	Garden	1979	NAP	132	Units
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	Oklahoma	73505	Retail	Single Tenant Retail	2014	NAP	13,275	SF
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	Nevada	89511	Retail	Unanchored	1998	NAP	34,464	SF
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	Florida	33131	Retail	Unanchored	2016	NAP	4,350	SF
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	Illinois	60619	Land	Retail	NAP	NAP	26,000	SF

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Loan Per Unit ($)	Ownership Interest	Original Balance ($)	Cut-off Date Balance ($)	Allocated Cut-off Date Loan Amount ($)	% of Initial Pool Balance	Balloon Balance ($)	Mortgage Loan Rate (%)	Administrative Fee Rate (%) (1)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	303.87	Fee Simple	62,000,000	62,000,000	62,000,000	5.7%	62,000,000	4.27581%	0.01255%
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	127,118.64	Fee Simple	60,000,000	60,000,000	60,000,000	5.5%	60,000,000	3.88000%	0.01755%
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	104.49	Various	50,000,000	50,000,000	50,000,000	4.6%	46,032,027	4.89000%	0.01255%
3.01	Property				Aliso Viejo Commerce Center		Fee Simple			6,053,596	0.6%
3.02	Property				Transpark Commerce		Fee Simple			5,482,607	0.5%
3.03	Property				Wimbledon		Fee Simple			4,847,414	0.4%
3.04	Property				Palmdale Place		Fee Simple/Leasehold			3,543,393	0.3%
3.05	Property				Sierra Gateway		Fee Simple			3,227,213	0.3%
3.06	Property				Fresno Industrial Center		Fee Simple			3,052,769	0.3%
3.07	Property				Upland Freeway		Fee Simple			2,841,894	0.3%
3.08	Property				Commerce Corporate Center		Fee Simple			2,834,714	0.3%
3.09	Property				Moreno Valley		Fee Simple			2,484,762	0.2%
3.10	Property				Airport One Office Park		Leasehold			2,484,680	0.2%
3.11	Property				Colton Courtyard		Fee Simple			1,608,370	0.1%
3.12	Property				The Abbey Center		Fee Simple			1,579,615	0.1%
3.13	Property				Upland Commerce Center		Fee Simple			1,500,060	0.1%
3.14	Property				Diamond Bar		Fee Simple			1,450,065	0.1%
3.15	Property				Atlantic Plaza		Fee Simple			1,308,330	0.1%
3.16	Property				Ming Office Park		Fee Simple			1,210,769	0.1%
3.17	Property				10th Street Commerce Center		Fee Simple			1,071,332	0.1%
3.18	Property				Cityview Plaza		Leasehold			981,247	0.1%
3.19	Property				Garden Grove Town Center		Fee Simple			763,788	0.1%
3.20	Property				30th Street Commerce Center		Fee Simple			409,049	0.0%
3.21	Property				Mt. Vernon Commerce Center		Fee Simple			382,574	0.0%
3.22	Property				Anaheim Stadium Industrial		Leasehold			381,596	0.0%
3.23	Property				25th Street Commerce Center		Fee Simple			282,106	0.0%
3.24	Property				Fresno Airport		Fee Simple			218,055	0.0%
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	278.72	Fee Simple	50,000,000	49,944,961	49,944,961	4.6%	40,912,456	4.39850%	0.01255%
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	199,154.70	Fee Simple	50,000,000	49,788,676	49,788,676	4.6%	39,919,615	4.14500%	0.01255%
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	328,627.03	Fee Simple	47,500,000	47,322,293	47,322,293	4.3%	38,814,654	4.82011%	0.02255%
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	275.69	Leasehold	45,000,000	45,000,000	45,000,000	4.1%	45,000,000	3.55950%	0.01130%
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	113.61	Fee Simple	45,000,000	45,000,000	45,000,000	4.1%	45,000,000	4.73400%	0.01366%
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	230,941.70	Fee Simple	43,000,000	43,000,000	43,000,000	3.9%	43,000,000	4.53000%	0.01371%
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	114,566.28	Fee Simple	40,000,000	40,000,000	40,000,000	3.7%	33,268,125	4.74100%	0.01255%
10.01	Property				Rochester Marriott		Fee Simple			15,214,286	1.4%
10.02	Property				Kahler Grand		Fee Simple			14,428,571	1.3%
10.03	Property				Kahler Inn & Suites		Fee Simple			6,071,429	0.6%
10.04	Property				Residence Inn Rochester		Fee Simple			4,285,714	0.4%
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	96.95	Fee Simple	40,000,000	40,000,000	40,000,000	3.7%	38,178,369	4.86000%	0.03005%
11.01	Property				Greystone Park		Fee Simple			20,000,000	1.8%
11.02	Property				The Meridian at Deerwood Park		Fee Simple			20,000,000	1.8%
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	1,785.71	Fee Simple	35,000,000	35,000,000	35,000,000	3.2%	35,000,000	4.11800%	0.01255%
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	57.05	Fee Simple	33,000,000	33,000,000	33,000,000	3.0%	33,000,000	4.89091%	0.01255%
13.01	Property				1735 Jersey Avenue		Fee Simple			19,884,615	1.8%
13.02	Property				152 Ridge Road		Fee Simple			13,115,385	1.2%
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	35.22	Fee Simple	30,883,000	30,883,000	30,883,000	2.8%	30,883,000	4.59000%	0.03255%
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	536.66	Fee Simple	30,000,000	30,000,000	30,000,000	2.7%	30,000,000	4.50500%	0.01255%
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	301.16	Fee Simple	30,000,000	30,000,000	30,000,000	2.7%	30,000,000	4.14000%	0.01255%
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	392.33	Fee Simple	30,000,000	30,000,000	30,000,000	2.7%	30,000,000	3.90000%	0.02422%
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	133.16	Fee Simple	28,500,000	28,500,000	28,500,000	2.6%	28,500,000	4.55200%	0.01255%
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	254.80	Fee Simple	28,000,000	28,000,000	28,000,000	2.6%	24,215,269	4.98000%	0.01255%
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	88,715.28	Fee Simple	25,550,000	25,550,000	25,550,000	2.3%	24,382,984	4.83200%	0.03005%
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	528.93	Fee Simple	25,000,000	25,000,000	25,000,000	2.3%	22,245,000	5.25100%	0.01255%
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	57.36	Fee Simple	25,000,000	24,972,167	24,972,167	2.3%	20,422,848	4.80000%	0.01455%
22.01	Property				Oak Creek Center		Fee Simple			16,068,613	1.5%
22.02	Property				Oakmont Center		Fee Simple			5,833,363	0.5%
22.03	Property				Park Fletcher I & II		Fee Simple			3,070,191	0.3%
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	177.90	Fee Simple	23,100,000	23,100,000	23,100,000	2.1%	21,282,233	4.92000%	0.04005%
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	53,631.28	Fee Simple	19,200,000	19,200,000	19,200,000	1.8%	17,104,589	5.29000%	0.04005%
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	57,692.31	Fee Simple	18,000,000	18,000,000	18,000,000	1.6%	16,563,403	4.84100%	0.03005%
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	96.72	Fee Simple	17,300,000	17,280,248	17,280,248	1.6%	14,080,475	4.69000%	0.03255%
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	134,785.23	Fee Simple	17,000,000	16,982,938	16,982,938	1.6%	14,088,628	5.24000%	0.01255%
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	97.38	Fee Simple	17,000,000	16,975,070	16,975,070	1.6%	12,838,145	5.26900%	0.06005%
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	60,836.50	Fee Simple	16,000,000	16,000,000	16,000,000	1.5%	14,924,681	5.78750%	0.01255%
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	180.76	Fee Simple	14,750,000	14,750,000	14,750,000	1.4%	14,750,000	4.51600%	0.01255%
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	183.46	Fee Simple	13,100,000	13,100,000	13,100,000	1.2%	11,895,506	4.03500%	0.04255%
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	242.77	Fee Simple	12,000,000	12,000,000	12,000,000	1.1%	12,000,000	4.69800%	0.01255%
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	50,549.45	Fee Simple	11,000,000	11,000,000	11,000,000	1.0%	9,687,520	4.77500%	0.01255%
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	131.67	Fee Simple	7,350,000	7,328,525	7,328,525	0.7%	5,870,963	4.16000%	0.01255%
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	103.35	Fee Simple	7,200,000	7,200,000	7,200,000	0.7%	6,099,454	5.12500%	0.01255%
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	78,000.00	Fee Simple	7,020,000	7,020,000	7,020,000	0.6%	6,243,250	5.21000%	0.01255%
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	375.74	Fee Simple	7,000,000	7,000,000	7,000,000	0.6%	6,595,612	5.26000%	0.01255%
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	22.37	Fee Simple	7,000,000	6,888,492	6,888,492	0.6%	2,877,897	4.22000%	0.11005%
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	86.27	Fee Simple	4,550,000	4,550,000	4,550,000	0.4%	4,040,488	5.14000%	0.01255%
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	144.54	Fee Simple	4,500,000	4,477,345	4,477,345	0.4%	3,655,291	4.64000%	0.01255%
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	32,693.87	Fee Simple	4,320,000	4,315,591	4,315,591	0.4%	3,572,144	5.17000%	0.01255%
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	274.28	Fee Simple	3,650,000	3,641,041	3,641,041	0.3%	3,022,385	5.23000%	0.01255%
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	98.65	Fee Simple	3,400,000	3,400,000	3,400,000	0.3%	2,995,829	4.78500%	0.05255%
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	620.69	Fee Simple	2,700,000	2,700,000	2,700,000	0.2%	2,629,989	5.53000%	0.06255%
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	102.59	Fee Simple	2,670,000	2,667,365	2,667,365	0.2%	2,217,678	5.31000%	0.01255%

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Net Mortgage Loan Rate (%)	Monthly Debt Service ($) (2)	Annual Debt Service ($)	Pari Companion Loan Monthly Debt Service ($)	Pari Companion Loan Annual Debt Service ($)	Amortization Type	Interest Accrual Method
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	4.26326%	223,985.14	2,687,821.68			Interest Only	Actual/360
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	3.86245%	196,694.44	2,360,333.28	295,041.67	3,540,500.04	Interest Only	Actual/360
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	4.87745%	265,059.54	3,180,714.48	950,503.49	11,406,041.88	Interest Only, Then Amortizing	Actual/360
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	4.38595%	244,929.15	2,939,149.74	734,787.44	8,817,449.22	Amortizing	Actual/360
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	4.13245%	242,906.21	2,914,874.52	291,487.46	3,497,849.52	Amortizing	Actual/360
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	4.79756%	249,793.75	2,997,525.00			Amortizing	Actual/360
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	3.54820%	135,335.16	1,624,021.92	1,548,835.67	18,586,028.04	Interest Only - ARD	Actual/360
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	4.72034%	179,990.63	2,159,887.56	419,978.12	5,039,737.44	Interest Only	Actual/360
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	4.51629%	164,579.51	1,974,954.12	229,645.84	2,755,750.08	Interest Only	Actual/360
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	4.72845%	227,839.93	2,734,079.16	569,599.83	6,835,197.96	Interest Only, Then Amortizing	Actual/360
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	4.82995%	211,319.25	2,535,831.00			Interest Only, Then Amortizing	Actual/360
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	4.10545%	121,776.50	1,461,318.00	139,173.15	1,670,077.80	Interest Only	Actual/360
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	4.87836%	136,368.06	1,636,416.72			Interest Only	Actual/360
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	4.55745%	119,768.13	1,437,217.56			Interest Only	Actual/360
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	4.49245%	114,189.24	1,370,270.88	178,896.47	2,146,757.64	Interest Only	Actual/360
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	4.12745%	104,937.50	1,259,250.00	349,791.67	4,197,500.04	Interest Only	Actual/360
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	3.87578%	98,854.17	1,186,250.04	280,086.80	3,361,041.60	Interest Only	Actual/360
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	4.53945%	109,611.53	1,315,338.36			Interest Only	Actual/360
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	4.96745%	149,967.99	1,799,615.88			Interest Only, Then Amortizing	Actual/360
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	4.80195%	134,546.64	1,614,559.68			Interest Only, Then Amortizing	Actual/360
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	5.23845%	138,066.41	1,656,796.92			Interest Only, Then Amortizing	Actual/360
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	4.78545%	131,166.34	1,573,996.08	82,208.50	986,502.00	Amortizing	Actual/360
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	4.87995%	122,878.84	1,474,546.08			Interest Only, Then Amortizing	Actual/360
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	5.24995%	106,499.29	1,277,991.48			Interest Only, Then Amortizing	Actual/360
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	4.81095%	94,886.36	1,138,636.32			Interest Only, Then Amortizing	Actual/360
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	4.65745%	89,620.39	1,075,444.68			Amortizing	Actual/360
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	5.22745%	93,769.36	1,125,232.32			Amortizing	Actual/360
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	5.20895%	102,062.76	1,224,753.12			Amortizing	Actual/360
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	5.77495%	93,753.16	1,125,037.92			Amortizing	Actual/360
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	4.50345%	56,280.13	675,361.56			Interest Only	Actual/360
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	3.99245%	62,806.02	753,672.24			Interest Only, Then Amortizing	Actual/360
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	4.68545%	47,632.50	571,590.00			Interest Only	Actual/360
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	4.76245%	57,547.08	690,564.96	183,104.35	2,197,252.20	Interest Only, Then Amortizing	Actual/360
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	4.14745%	35,771.38	429,256.56			Amortizing	Actual/360
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	5.11245%	39,203.06	470,436.72			Interest Only, Then Amortizing	Actual/360
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	5.19745%	38,590.96	463,091.52			Interest Only, Then Amortizing	Actual/360
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	5.24745%	38,697.63	464,371.56			Interest Only, Then Amortizing	Actual/360
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	4.10995%	52,553.27	630,639.24			Amortizing	Actual/360
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	5.12745%	24,816.17	297,794.04			Interest Only, Then Amortizing	Actual/360
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	4.62745%	23,176.69	278,120.28			Amortizing	Actual/360
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	5.15745%	23,641.59	283,699.08			Amortizing	Actual/360
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	5.21745%	20,110.24	241,322.88			Amortizing	Actual/360
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	4.73245%	17,807.81	213,693.72			Interest Only, Then Amortizing	Actual/360
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	5.46745%	15,381.16	184,573.92			Interest Only, Then Amortizing	Actual/360
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	5.29745%	14,843.22	178,118.64			Amortizing	Actual/360

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Seasoning (Mos.)	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Due Date
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	3	120	117	120	117	0	0	12/20/2017	6
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	4	84	80	84	80	0	0	11/30/2017	1
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	2	60	58	120	118	360	360	2/6/2018	6
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	1	0	0	120	119	360	359	2/28/2018	6
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	3	0	0	120	117	360	357	12/22/2017	6
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	3	0	0	120	117	360	357	12/21/2017	6
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	3	120	117	120	117	0	0	12/7/2017	6
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	2	120	118	120	118	0	0	1/16/2018	4
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	10	60	50	60	50	0	0	6/1/2017	1
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	5	36	31	120	115	300	300	11/6/2017	6
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	0	24	24	60	60	360	360	3/7/2018	1
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	2	120	118	120	118	0	0	1/19/2018	1
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	1	120	119	120	119	0	0	2/7/2018	6
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	0	60	60	60	60	0	0	3/2/2018	1
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	1	120	119	120	119	0	0	2/9/2018	6
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	5	120	115	120	115	0	0	10/17/2017	1
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	3	120	117	120	117	0	0	12/15/2017	1
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	1	120	119	120	119	0	0	2/16/2018	6
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	0	24	24	120	120	360	360	3/7/2018	6
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	2	24	22	60	58	360	360	1/31/2018	1
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	2	36	34	120	118	360	360	1/30/2018	1
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	1	0	0	120	119	360	359	2/12/2018	6
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	1	60	59	120	119	360	360	2/21/2018	6
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	1	36	35	120	119	360	360	2/28/2018	6
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	1	60	59	120	119	360	360	2/13/2018	6
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	1	0	0	120	119	360	359	3/2/2018	6
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	1	0	0	120	119	360	359	2/9/2018	6
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	1	0	0	120	119	300	299	3/1/2018	6
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	0	0	0	60	60	360	360	3/9/2018	1
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	1	120	119	120	119	0	0	2/20/2018	1
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	3	60	57	120	117	360	360	1/5/2018	6
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	2	120	118	120	118	0	0	1/30/2018	6
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	3	36	33	120	117	360	360	12/18/2017	1
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	2	0	0	120	118	360	358	1/17/2018	6
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	2	12	10	120	118	360	360	1/19/2018	6
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	1	36	35	120	119	360	360	2/14/2018	6
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	2	36	34	84	82	360	360	1/29/2018	6
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	4	0	0	120	116	180	176	12/1/2017	6
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	1	36	35	120	119	360	360	2/13/2018	6
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	4	0	0	120	116	360	356	11/28/2017	6
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	1	0	0	120	119	360	359	2/13/2018	6
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	2	0	0	120	118	360	358	2/2/2018	6
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	1	36	35	120	119	360	360	2/7/2018	6
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	1	36	35	60	59	360	360	2/23/2018	6
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	1	0	0	120	119	360	359	2/9/2018	6

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	First Due Date	Last IO Due Date	First P&I Due Date	Maturity Date / ARD	ARD (Yes / No)	Final Maturity Date	Grace Period- Late Fee	Grace Period- Default
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	2/6/2018	1/6/2028		1/6/2028	No		0	0
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	1/1/2018	12/1/2024		12/1/2024	No		0	5 (Twice per year)
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	3/6/2018	2/6/2023	3/6/2023	2/6/2028	No		0	0
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	4/6/2018		4/6/2018	3/6/2028	No		0	0
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	2/6/2018		2/6/2018	1/6/2028	No		0	0
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	2/6/2018		2/6/2018	1/6/2028	No		0	0
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	2/6/2018	1/6/2028		1/6/2028	Yes	1/6/2033	0	0
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	3/4/2018	2/4/2028		2/6/2028	No		2	2
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	7/1/2017	6/1/2022		6/1/2022	No		0	0
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	12/6/2017	11/6/2020	12/6/2020	11/6/2027	No		0	0
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	5/1/2018	4/1/2020	5/1/2020	4/1/2023	No		0	0
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	3/1/2018	2/1/2028		2/1/2028	No		0	0
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	4/6/2018	3/6/2028		3/6/2028	No		5	0
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	5/1/2018	4/1/2023		4/1/2023	No		0	0
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	4/6/2018	3/6/2028		3/6/2028	No		0	0
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	12/1/2017	11/1/2027		11/1/2027	No		0	0
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	2/1/2018	1/1/2028		1/1/2028	No		0	0
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	4/6/2018	3/6/2028		3/6/2028	No		0	0
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	5/6/2018	4/6/2020	5/6/2020	4/6/2028	No		0	0
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	3/1/2018	2/1/2020	3/1/2020	2/1/2023	No		0	0
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	3/1/2018	2/1/2021	3/1/2021	2/1/2028	No		5	5
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	4/6/2018		4/6/2018	3/6/2028	No		0	0
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	4/6/2018	3/6/2023	4/6/2023	3/6/2028	No		0	0
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	4/6/2018	3/6/2021	4/6/2021	3/6/2028	No		0	0
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	4/6/2018	3/6/2023	4/6/2023	3/6/2028	No		0	0
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	4/6/2018		4/6/2018	3/6/2028	No		0	0
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	4/6/2018		4/6/2018	3/6/2028	No		0	0
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	4/6/2018		4/6/2018	3/6/2028	No		0	0
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	5/1/2018		5/1/2018	4/1/2023	No		0	0
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	4/1/2018	3/1/2028		3/1/2028	No		0	0
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	2/6/2018	1/6/2023	2/6/2023	1/6/2028	No		0	0
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	3/6/2018	2/6/2028		2/6/2028	No		0	0
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	2/1/2018	1/1/2021	2/1/2021	1/1/2028	No		0	0
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	3/6/2018		3/6/2018	2/6/2028	No		0	0
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	3/6/2018	2/6/2019	3/6/2019	2/6/2028	No		0	0
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	4/6/2018	3/6/2021	4/6/2021	3/6/2028	No		0	0
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	3/6/2018	2/6/2021	3/6/2021	2/6/2025	No		0	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	1/6/2018		1/6/2018	12/6/2027	No		0	0
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	4/6/2018	3/6/2021	4/6/2021	3/6/2028	No		0	0
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	1/6/2018		1/6/2018	12/6/2027	No		0	0
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	4/6/2018		4/6/2018	3/6/2028	No		0	0
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	3/6/2018		3/6/2018	2/6/2028	No		0	0
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	4/6/2018	3/6/2021	4/6/2021	3/6/2028	No		0	0
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	4/6/2018	3/6/2021	4/6/2021	3/6/2023	No		0	0
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	4/6/2018		4/6/2018	3/6/2028	No		0	0

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Prepayment Provision (3)	2014 EGI ($)	2014 Expenses ($)	2014 NOI ($)	2015 EGI ($)	2015 Expenses ($)	2015 NOI ($)	2016 EGI ($)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	Lockout/27_Defeasance/88_0%/5	5,789,654	3,082,263	2,707,391	6,703,325	3,038,110	3,665,215	5,792,702
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	Lockout/28_Defeasance/53_0%/3	19,300,345	9,836,620	9,463,724	20,102,693	9,456,168	10,646,525	20,613,669
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	Lockout/26_Defeasance/88_0%/6	26,227,815	10,967,492	15,260,323	28,601,263	11,097,950	17,503,313	30,439,450
3.01	Property				Aliso Viejo Commerce Center		1,775,902	448,243	1,327,659	2,127,327	492,572	1,634,755	2,490,455
3.02	Property				Transpark Commerce		1,259,948	1,049,324	210,624	1,990,150	1,160,112	830,039	2,128,832
3.03	Property				Wimbledon		2,115,104	456,151	1,658,953	2,053,299	456,756	1,596,543	2,222,338
3.04	Property				Palmdale Place		1,095,623	490,747	604,876	1,300,312	395,935	904,377	1,375,260
3.05	Property				Sierra Gateway		1,977,132	795,899	1,181,233	1,924,473	736,684	1,187,789	2,037,192
3.06	Property				Fresno Industrial Center		783,280	239,003	544,277	830,259	247,333	582,926	1,242,948
3.07	Property				Upland Freeway		1,408,759	413,832	994,927	1,546,844	435,164	1,111,680	1,726,150
3.08	Property				Commerce Corporate Center		792,637	451,566	341,071	846,095	389,793	456,302	807,770
3.09	Property				Moreno Valley		1,224,792	428,403	796,389	1,381,818	442,957	938,861	1,440,971
3.10	Property				Airport One Office Park		1,459,457	293,747	1,165,710	1,492,640	354,919	1,137,721	1,357,746
3.11	Property				Colton Courtyard		1,119,048	400,365	718,683	933,371	413,811	519,560	1,043,636
3.12	Property				The Abbey Center		1,117,633	589,620	528,013	1,186,133	581,918	604,215	1,238,617
3.13	Property				Upland Commerce Center		619,257	234,269	384,988	729,243	223,764	505,479	756,277
3.14	Property				Diamond Bar		408,790	110,863	297,927	617,608	117,787	499,821	684,401
3.15	Property				Atlantic Plaza		596,862	117,607	479,255	599,363	120,846	478,517	631,999
3.16	Property				Ming Office Park		2,408,491	1,030,485	1,378,006	2,351,764	996,639	1,355,125	2,386,820
3.17	Property				10th Street Commerce Center		1,336,702	539,522	797,180	1,323,754	478,444	845,310	1,173,763
3.18	Property				Cityview Plaza		2,120,978	1,539,233	581,745	2,503,879	1,663,111	840,768	2,768,146
3.19	Property				Garden Grove Town Center		311,935	53,283	258,652	334,699	48,759	285,940	330,385
3.20	Property				30th Street Commerce Center		405,535	143,104	262,431	407,527	123,206	284,321	326,969
3.21	Property				Mt. Vernon Commerce Center		174,098	134,114	39,984	270,045	140,619	129,426	297,736
3.22	Property				Anaheim Stadium Industrial		879,766	661,463	218,303	1,029,048	697,145	331,903	1,143,895
3.23	Property				25th Street Commerce Center		362,736	87,040	275,696	348,762	75,579	273,183	338,358
3.24	Property				Fresno Airport		473,350	259,610	213,741	472,850	304,097	168,754	488,786
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	Lockout/25_Defeasance/91_0%/4	48,883,619	13,660,973	35,222,646	48,945,558	13,248,393	35,697,165	49,470,075
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	Lockout/24_YM1%/92_0%/4	70,400,289	53,277,488	17,122,801	75,295,061	55,443,169	19,851,892	75,967,817
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	Lockout/27_Defeasance/88_0%/5	N/A	N/A	N/A	N/A	N/A	N/A	N/A
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	Lockout/11_YM1%/102_0%/7	N/A	N/A	N/A	N/A	N/A	N/A	N/A
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	Lockout/26_Defeasance/88_0%/6	N/A	N/A	N/A	N/A	N/A	N/A	18,065,142
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	Lockout/34_Defeasance/19_0%/7	31,918,103	21,478,547	10,439,556	21,077,342	17,943,131	3,134,211	27,952,972
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	Lockout/29_Defeasance/86_0%/5	55,273,885	37,239,343	18,034,542	53,401,673	35,171,246	18,230,427	50,784,977
10.01	Property				Rochester Marriott		14,996,235	9,800,876	5,195,359	15,149,227	9,696,257	5,452,970	14,701,586
10.02	Property				Kahler Grand		26,364,589	18,869,997	7,494,592	24,156,924	17,148,646	7,008,278	22,864,086
10.03	Property				Kahler Inn & Suites		9,721,455	6,231,735	3,489,720	9,897,879	6,007,663	3,890,216	9,108,767
10.04	Property				Residence Inn Rochester		4,191,606	2,336,735	1,854,871	4,197,643	2,318,680	1,878,963	4,110,538
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	Lockout/25_YM1%/32_0%/3	6,534,081	2,110,930	4,423,150	6,292,127	1,876,796	4,415,331	7,173,873
11.01	Property				Greystone Park		2,920,229	1,019,573	1,900,656	3,186,493	991,106	2,195,387	3,531,082
11.02	Property				The Meridian at Deerwood Park		3,613,852	1,091,357	2,522,494	3,105,634	885,690	2,219,944	3,642,791
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	Lockout/26_Defeasance/91_0%/3	5,070,560	N/A	5,070,560	5,088,429	N/A	5,088,429	5,006,143
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
13.01	Property				1735 Jersey Avenue		N/A	N/A	N/A	N/A	N/A	N/A	N/A
13.02	Property				152 Ridge Road		N/A	N/A	N/A	N/A	N/A	N/A	N/A
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	Lockout/24_YM1%/32_0%/4	N/A	N/A	N/A	3,980,670	2,032,906	1,947,765	5,156,375
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	4,297,186
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	Lockout/25_YM1%/4_Defeasance or YM1%/88_0%/3	12,772,926	5,968,527	6,804,399	12,801,822	6,874,589	5,927,234	14,583,373
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	Lockout/13_YM1%/103_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	Lockout/25_Defeasance/91_0%/4	1,853,509	999,277	854,232	4,586,637	2,287,908	2,298,729	5,007,877
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	Lockout/24_Defeasance/93_0%/3	3,506,124	1,205,626	2,300,498	3,228,192	1,269,843	1,958,349	3,858,874
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	Lockout/25_YM1%/32_0%/3	1,936,775	610,520	1,326,255	4,170,371	1,290,989	2,879,382	3,430,484
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	Lockout/26_Defeasance/90_0%/4	2,490,012	12,531	2,477,481	2,553,149	13,394	2,539,755	2,616,069
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Lockout/25_Defeasance/89_0%/6	9,471,913	4,923,619	4,548,295	10,480,246	5,074,150	5,406,096	10,069,272
22.01	Property				Oak Creek Center		6,315,463	2,797,789	3,517,674	6,355,666	2,665,177	3,690,489	5,612,338
22.02	Property				Oakmont Center		1,906,947	1,216,108	690,839	2,271,111	1,244,238	1,026,873	2,395,712
22.03	Property				Park Fletcher I & II		1,249,503	909,722	339,782	1,853,469	1,164,735	688,734	2,061,222
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	1,919,730	535,774	1,383,956	2,383,327
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	Lockout/25_Defeasance/91_0%/4	2,793,240	1,479,991	1,313,249	2,899,359	1,361,364	1,537,995	3,071,092
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	Lockout/25_Defeasance/91_0%/4	2,603,444	962,511	1,640,933	2,704,071	928,301	1,775,770	2,758,340
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	2,204,900	566,502	1,638,398	2,349,235
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	Lockout/25_Defeasance/91_0%/4	4,380,354	2,814,673	1,565,681	4,920,911	2,883,275	2,037,636	5,267,487
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	Lockout/25_Defeasance/91_0%/4	N/A	N/A	N/A	3,334,090	1,581,387	1,752,703	3,855,240
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	Lockout/25_YM1%/32_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	6,702,265
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	Lockout/27_Defeasance/86_0%/7	1,571,268	509,808	1,061,460	1,812,161	535,365	1,276,796	1,898,732
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	Lockout/26_Defeasance/89_0%/5	2,232,362	1,145,284	1,087,078	2,345,444	1,141,453	1,203,991	2,371,796
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	Lockout/25_YM1%/92_0%/3	8,728,359	5,896,981	2,831,378	9,147,129	5,208,909	3,938,221	9,750,923
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	Lockout/26_Defeasance/89_0%/5	1,218,137	507,136	711,000	1,214,786	555,299	659,488	1,316,673
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	Lockout/26_Defeasance/90_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	337,080
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	Lockout/25_Defeasance/91_0%/4	2,390,267	1,691,372	698,895	2,693,274	1,875,141	818,133	2,865,576
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	Lockout/26_Defeasance/54_0%/4	N/A	N/A	N/A	N/A	N/A	N/A	N/A
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	Lockout/28_Defeasance/89_0%/3	864,000	19,230	844,770	864,000	19,230	844,770	889,270
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	Lockout/25_Defeasance/91_0%/4	547,388	200,555	346,833	549,900	203,229	346,671	582,383
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	Lockout/28_YM1%/89_0%/3	802,040	198,637	603,403	757,000	194,370	562,630	743,174
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	Lockout/25_Defeasance/91_0%/4	922,118	444,506	477,611	949,083	460,828	488,256	937,185
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	Lockout/26_Defeasance/91_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	Lockout/25_Defeasance/90_0%/5	500,854	180,936	319,917	557,926	174,900	383,026	543,716
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	Lockout/25_Defeasance/32_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	Lockout/25_Defeasance/92_0%/3	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	2016 Expenses ($)	2016 NOI ($)	Most Recent EGI (if past 2016) ($)	Most Recent Expenses (if past 2016) ($)	Most Recent NOI (if past 2016) ($)	Most Recent NOI Date (if past 2016)	Most Recent # of months	Most Recent Description
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	2,997,612	2,795,090	6,117,559	3,667,633	2,449,927	11/30/2017	11	Annualized
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	9,683,481	10,930,188	20,824,352	9,675,776	11,148,576	12/31/2017	12	Trailing 12
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	11,369,925	19,069,526	31,784,832	11,711,633	20,073,199	10/31/2017	12	Trailing 12
3.01	Property				Aliso Viejo Commerce Center	510,585	1,979,870	2,536,649	464,007	2,072,642	10/31/2017	12	Trailing 12
3.02	Property				Transpark Commerce	1,143,929	984,903	2,281,463	1,199,788	1,081,675	10/31/2017	12	Trailing 12
3.03	Property				Wimbledon	458,772	1,763,566	2,381,434	498,563	1,882,871	10/31/2017	12	Trailing 12
3.04	Property				Palmdale Place	473,786	901,474	2,360,179	599,408	1,760,771	10/31/2017	12	Trailing 12
3.05	Property				Sierra Gateway	822,187	1,215,005	2,171,049	807,092	1,363,957	10/31/2017	12	Trailing 12
3.06	Property				Fresno Industrial Center	283,395	959,553	1,428,501	364,912	1,063,589	10/31/2017	12	Trailing 12
3.07	Property				Upland Freeway	468,446	1,257,705	1,880,742	473,469	1,407,273	10/31/2017	12	Trailing 12
3.08	Property				Commerce Corporate Center	436,712	371,058	838,710	480,834	357,876	10/31/2017	12	Trailing 12
3.09	Property				Moreno Valley	450,920	990,051	1,548,144	481,443	1,066,701	10/31/2017	12	Trailing 12
3.10	Property				Airport One Office Park	347,144	1,010,602	1,036,907	338,745	698,162	10/31/2017	12	Trailing 12
3.11	Property				Colton Courtyard	423,883	619,753	1,056,116	447,969	608,147	10/31/2017	12	Trailing 12
3.12	Property				The Abbey Center	585,276	653,341	1,198,508	588,532	609,976	10/31/2017	12	Trailing 12
3.13	Property				Upland Commerce Center	233,290	522,987	852,842	235,462	617,380	10/31/2017	12	Trailing 12
3.14	Property				Diamond Bar	113,730	570,671	741,338	119,307	622,031	10/31/2017	12	Trailing 12
3.15	Property				Atlantic Plaza	131,315	500,684	623,595	160,608	462,987	10/31/2017	12	Trailing 12
3.16	Property				Ming Office Park	960,318	1,426,502	2,031,985	916,024	1,115,961	10/31/2017	12	Trailing 12
3.17	Property				10th Street Commerce Center	427,853	745,910	1,281,965	365,811	916,154	10/31/2017	12	Trailing 12
3.18	Property				Cityview Plaza	1,673,222	1,094,924	2,778,422	1,719,815	1,058,607	10/31/2017	12	Trailing 12
3.19	Property				Garden Grove Town Center	62,505	267,880	217,235	84,564	132,671	10/31/2017	12	Trailing 12
3.20	Property				30th Street Commerce Center	142,971	183,998	343,177	145,083	198,094	10/31/2017	12	Trailing 12
3.21	Property				Mt. Vernon Commerce Center	126,448	171,288	290,763	119,542	171,221	10/31/2017	12	Trailing 12
3.22	Property				Anaheim Stadium Industrial	708,558	435,337	1,140,994	702,043	438,951	10/31/2017	12	Trailing 12
3.23	Property				25th Street Commerce Center	83,857	254,501	245,034	89,725	155,309	10/31/2017	12	Trailing 12
3.24	Property				Fresno Airport	300,824	187,962	519,080	308,884	210,196	10/31/2017	12	Trailing 12
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	13,200,966	36,269,109	47,095,819	12,959,706	34,136,114	11/30/2017	12	Trailing 12
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	56,038,569	19,929,248	73,980,500	56,194,208	17,786,292	10/31/2017	12	Trailing 12
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	N/A	N/A	10,462,648	4,782,272	5,680,376	12/31/2017	12	Trailing 12
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	11,704,653	6,360,488	24,369,051	13,056,123	11,312,928	11/30/2017	12	Trailing 12
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	21,440,455	6,512,516	38,143,721	25,249,161	12,894,561	11/30/2017	12	Trailing 12
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	34,182,827	16,602,150	53,183,313	36,352,376	16,830,937	10/31/2017	12	Trailing 12
10.01	Property				Rochester Marriott	9,533,258	5,168,328	15,999,093	9,865,112	6,133,981	10/31/2017	12	Trailing 12
10.02	Property				Kahler Grand	16,400,066	6,464,020	23,472,734	17,485,858	5,986,876	10/31/2017	12	Trailing 12
10.03	Property				Kahler Inn & Suites	5,876,995	3,231,772	9,532,268	6,505,102	3,027,166	10/31/2017	12	Trailing 12
10.04	Property				Residence Inn Rochester	2,372,509	1,738,029	4,179,218	2,496,305	1,682,913	10/31/2017	12	Trailing 12
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	1,992,060	5,181,813	7,063,106	2,018,541	5,044,565	12/31/2017	12	Trailing 12
11.01	Property				Greystone Park	1,040,778	2,490,304	3,467,379	1,036,515	2,430,864	12/31/2017	12	Trailing 12
11.02	Property				The Meridian at Deerwood Park	951,282	2,691,508	3,595,728	982,026	2,613,702	12/31/2017	12	Trailing 12
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	N/A	5,006,143	5,121,552	N/A	5,121,552	12/31/2017	12	Trailing 12
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
13.01	Property				1735 Jersey Avenue	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
13.02	Property				152 Ridge Road	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	2,783,977	2,372,397	5,023,264	2,266,837	2,756,427	12/31/2017	12	Trailing 12
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	1,848,221	2,448,965	6,266,317	2,067,234	4,199,083	12/31/2017	12	Trailing 12
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	6,926,876	7,656,497	17,523,356	6,269,492	11,253,864	8/31/2017	12	Trailing 12
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	2,095,772	2,912,105	5,238,575	2,630,605	2,607,970	12/31/2017	12	Trailing 12
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	1,258,247	2,600,627	3,980,593	1,318,488	2,662,105	11/30/2017	12	Trailing 12
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	1,462,402	1,968,082	4,068,182	1,774,595	2,293,587	12/31/2017	12	Trailing 12
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	13,492	2,602,577	2,672,375	22,920	2,649,454	12/31/2017	12	Trailing 12
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	4,868,777	5,200,495	9,391,402	4,821,782	4,569,620	12/31/2017	12	Trailing 12
22.01	Property				Oak Creek Center	2,470,993	3,141,345	5,410,576	2,355,105	3,055,471	12/31/2017	12	Trailing 12
22.02	Property				Oakmont Center	1,173,402	1,222,309	2,253,549	1,267,945	985,604	12/31/2017	12	Trailing 12
22.03	Property				Park Fletcher I & II	1,224,382	836,841	1,727,277	1,198,732	528,545	12/31/2017	12	Trailing 12
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	573,943	1,809,384	2,567,269	607,714	1,959,555	12/31/2017	12	Trailing 12
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	1,413,516	1,657,576	3,214,943	1,489,498	1,725,445	1/31/2018	12	Trailing 12
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	1,045,213	1,713,127	2,728,054	1,017,333	1,710,721	12/31/2017	12	Trailing 12
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	523,156	1,826,079	2,295,430	490,052	1,805,378	12/31/2017	12	Trailing 12
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	3,074,373	2,193,114	5,665,134	3,377,388	2,287,747	12/31/2017	12	Trailing 12
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	2,234,491	1,620,749	3,678,908	1,649,218	2,029,690	11/30/2017	12	Trailing 12
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	5,451,512	1,250,753	9,295,104	7,008,550	2,286,554	1/31/2018	12	Trailing 12
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	574,005	1,324,727	1,899,596	545,323	1,354,272	10/31/2017	12	Trailing 12
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	1,179,709	1,192,087	2,261,461	1,313,619	947,842	10/31/2017	12	Trailing 12
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	5,585,915	4,165,008	10,473,746	5,342,185	5,131,562	12/31/2017	12	Trailing 12
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	616,335	700,338	1,396,488	603,732	792,756	9/30/2017	12	Trailing 12
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	206,992	130,088	881,101	230,642	650,459	12/31/2017	3	Annualized
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	1,973,765	891,811	3,062,477	1,995,145	1,067,331	11/30/2017	12	Trailing 12
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	19,735	869,534	933,120	21,257	911,863	9/30/2017	12	Trailing 12
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	189,840	392,543	575,866	200,885	374,981	11/30/2017	12	Trailing 12
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	217,164	526,010	N/A	N/A	N/A	NAV	NAV	Not Available
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	436,554	500,631	980,481	458,498	521,983	1/31/2018	12	Trailing 12
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	195,489	348,227	550,467	169,827	380,640	10/31/2017	12	Trailing 12
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	N/A	N/A	68,863	43,718	25,145	9/30/2017	12	Trailing 12
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	N/A	N/A	N/A	N/A	N/A	NAV	NAV	Not Available

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Debt Yield on Underwritten Net Operating Income (%)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NCF DSCR (x) (4)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	8,956,317	3,221,849	5,734,468	9.2%	51,009	359,342	5,324,117	1.98
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	20,888,540	9,582,304	11,306,236	7.5%	297,360	0	11,008,876	1.87
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	35,466,096	12,079,824	23,386,272	10.2%	424,815	1,376,463	21,584,994	1.48
3.01	Property				Aliso Viejo Commerce Center	2,464,353	481,250	1,983,103		15,626	70,878	1,896,599
3.02	Property				Transpark Commerce	3,372,820	1,268,714	2,104,106		35,300	93,416	1,975,390
3.03	Property				Wimbledon	2,804,638	504,979	2,299,660		20,967	140,534	2,138,158
3.04	Property				Palmdale Place	2,622,564	665,612	1,956,952		31,031	55,215	1,870,706
3.05	Property				Sierra Gateway	2,294,646	804,865	1,489,781		25,432	84,832	1,379,517
3.06	Property				Fresno Industrial Center	1,466,559	303,115	1,163,444		16,718	57,972	1,088,754
3.07	Property				Upland Freeway	1,969,593	470,879	1,498,714		18,671	76,371	1,403,672
3.08	Property				Commerce Corporate Center	1,733,773	521,217	1,212,555		16,443	133,633	1,062,479
3.09	Property				Moreno Valley	1,580,201	424,315	1,155,886		8,951	39,765	1,107,170
3.10	Property				Airport One Office Park	1,673,535	400,010	1,273,525		19,422	103,766	1,150,337
3.11	Property				Colton Courtyard	1,337,589	449,824	887,766		16,473	52,667	818,625
3.12	Property				The Abbey Center	1,262,203	602,307	659,896		24,241	31,625	604,031
3.13	Property				Upland Commerce Center	899,488	237,383	662,105		13,350	32,900	615,856
3.14	Property				Diamond Bar	711,219	123,560	587,659		3,260	14,922	569,477
3.15	Property				Atlantic Plaza	666,343	127,691	538,652		10,473	25,161	503,018
3.16	Property				Ming Office Park	1,525,372	958,436	566,936		28,302	64,874	473,760
3.17	Property				10th Street Commerce Center	986,164	383,805	602,359		27,045	33,257	542,057
3.18	Property				Cityview Plaza	3,270,894	1,847,718	1,423,175		22,921	132,896	1,267,358
3.19	Property				Garden Grove Town Center	353,105	69,857	283,248		5,801	10,977	266,471
3.20	Property				30th Street Commerce Center	364,886	148,945	215,941		13,538	11,835	190,568
3.21	Property				Mt. Vernon Commerce Center	325,981	115,869	210,112		4,438	12,559	193,115
3.22	Property				Anaheim Stadium Industrial	1,139,019	784,210	354,809		20,684	71,613	262,511
3.23	Property				25th Street Commerce Center	249,591	97,398	152,193		6,820	7,926	137,447
3.24	Property				Fresno Airport	391,561	287,864	103,697		18,910	16,868	67,919
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	42,899,192	12,304,366	30,594,826	15.3%	137,443	446,275	30,011,109	2.55
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	73,981,123	56,353,105	17,628,017	16.1%	2,959,245	0	14,668,773	2.29
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	10,468,707	4,730,614	5,738,093	12.1%	418,748	0	5,319,345	1.77
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	83,160,015	19,826,859	63,333,156	11.3%	142,191	53,733	63,137,233	3.12
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	31,402,846	13,741,126	17,661,721	11.8%	224,443	1,320,254	16,117,023	2.24
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	38,398,103	25,326,107	13,071,996	12.7%	0	0	13,071,996	2.76
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	53,040,505	36,019,617	17,020,888	12.2%	2,652,025	0	14,368,863	1.50
10.01	Property				Rochester Marriott	15,961,504	9,794,712	6,166,792		798,075	0	5,368,717
10.02	Property				Kahler Grand	23,335,384	17,188,687	6,146,697		1,166,769	0	4,979,928
10.03	Property				Kahler Inn & Suites	9,563,555	6,519,673	3,043,882		478,178	0	2,565,704
10.04	Property				Residence Inn Rochester	4,180,061	2,516,545	1,663,516		209,003	0	1,454,513
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	7,244,165	2,081,367	5,162,798	12.9%	82,514	334,076	4,746,208	1.87
11.01	Property				Greystone Park	3,673,301	1,108,932	2,564,368		42,448	334,076	2,187,844
11.02	Property				The Meridian at Deerwood Park	3,570,865	972,435	2,598,430		40,066	0	2,558,364
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	5,670,671	170,120	5,500,551	7.3%	8,907	0	5,491,643	1.75
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	4,880,752	1,874,960	3,005,791	9.1%	86,768	82,321	2,836,702	1.73
13.01	Property				1735 Jersey Avenue	3,087,873	1,218,492	1,869,380		55,050	50,752	1,763,578
13.02	Property				152 Ridge Road	1,792,879	656,468	1,136,411		31,718	31,569	1,073,124
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	5,538,320	2,251,540	3,286,781	10.6%	3,296	46,645	3,236,841	2.25
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	7,347,271	2,090,863	5,256,409	6.8%	28,696	332,028	4,895,685	1.39
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	19,495,184	7,604,532	11,890,653	9.1%	86,332	647,487	11,156,834	2.04
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	13,100,668	3,634,080	9,466,588	8.2%	43,968	117,248	9,305,372	2.05
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	5,539,109	2,457,953	3,081,156	10.8%	53,506	107,012	2,920,638	2.22
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	4,161,874	1,342,000	2,819,874	10.1%	24,176	151,772	2,643,925	1.47
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	4,393,547	1,761,811	2,631,736	10.3%	86,400	0	2,545,336	1.58
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	2,971,358	514,705	2,456,653	9.8%	4,727	0	2,451,927	1.48
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	10,379,031	4,977,557	5,401,474	13.3%	222,342	698,005	4,481,127	1.75
22.01	Property				Oak Creek Center	6,100,101	2,484,781	3,615,321		134,171	438,889	3,042,261
22.02	Property				Oakmont Center	2,398,652	1,280,675	1,117,976		20,563	100,727	996,687
22.03	Property				Park Fletcher I & II	1,880,278	1,212,101	668,177		67,608	158,389	442,179
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	2,852,436	600,577	2,251,858	9.7%	19,478	96,506	2,135,874	1.45
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	3,214,943	1,475,046	1,739,897	9.1%	89,500	0	1,650,397	1.29
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	2,778,028	1,139,632	1,638,396	9.1%	78,000	0	1,560,396	1.37
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	2,477,724	504,556	1,973,168	11.4%	17,517	152,511	1,803,139	1.68
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	5,665,134	3,619,514	2,045,620	12.0%	226,605	0	1,819,015	1.62
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	3,843,281	1,865,908	1,977,372	11.6%	36,608	265,179	1,675,586	1.37
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	9,295,104	7,081,286	2,213,818	13.8%	0	0	2,213,818	1.97
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	1,738,690	367,696	1,370,995	9.3%	12,240	41,070	1,317,684	1.95
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	2,241,067	676,103	1,564,964	11.9%	14,995	144,324	1,405,645	1.87
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	2,388,347	1,305,987	1,082,360	9.0%	12,357	58,869	1,011,134	1.77
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	10,141,347	5,526,346	4,615,001	10.0%	136,500	0	4,478,501	1.55
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	1,426,253	621,100	805,153	11.0%	11,132	37,727	756,295	1.76
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	881,039	238,157	642,882	8.9%	6,967	0	635,915	1.35
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	3,062,477	2,035,450	1,027,026	14.6%	122,499	0	904,526	1.95
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	694,769	115,291	579,478	8.3%	2,795	16,468	560,216	1.21
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	900,461	37,160	863,301	12.5%	0	0	863,301	1.37
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	575,866	200,521	375,345	8.7%	7,008	0	368,337	1.24
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	766,730	225,798	540,932	12.1%	4,647	31,015	505,271	1.82
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	939,991	454,840	485,151	11.2%	40,392	0	444,759	1.57
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	342,398	8,173	334,225	9.2%	1,991	3,794	328,440	1.36
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	596,100	182,259	413,842	12.2%	6,286	45,531	362,025	1.69
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	435,758	154,198	281,559	10.4%	653	17,365	263,541	1.43
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	225,302	4,506	220,796	8.3%	0	0	220,796	1.24

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Debt Yield on Underwritten Net Cash Flow (%)	Appraised Value ($)	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Occupancy (%) (5)	Occupancy Date	ADR ($)	RevPAR ($)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	8.6%	96,000,000	11/15/2017	64.6%	64.6%	92.2%	10/1/2017	NAP	NAP
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	7.3%	231,400,000	11/21/2017	64.8%	64.8%	97.3%	9/30/2017	NAP	NAP
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	9.4%	386,140,000	Various	59.4%	54.7%	83.8%	1/31/2018	NAP	NAP
3.01	Property				Aliso Viejo Commerce Center		39,500,000	12/8/2017			89.7%	1/31/2018	NAP	NAP
3.02	Property				Transpark Commerce		35,300,000	11/30/2017			74.4%	1/31/2018	NAP	NAP
3.03	Property				Wimbledon		30,700,000	11/29/2017			94.7%	1/31/2018	NAP	NAP
3.04	Property				Palmdale Place		31,700,000	11/29/2017			89.1%	1/31/2018	NAP	NAP
3.05	Property				Sierra Gateway		23,000,000	11/29/2017			76.6%	1/31/2018	NAP	NAP
3.06	Property				Fresno Industrial Center		19,400,000	12/5/2017			97.2%	1/31/2018	NAP	NAP
3.07	Property				Upland Freeway		21,100,000	12/8/2017			94.4%	1/31/2018	NAP	NAP
3.08	Property				Commerce Corporate Center		18,700,000	12/6/2017			93.1%	1/31/2018	NAP	NAP
3.09	Property				Moreno Valley		16,100,000	11/30/2017			94.0%	1/31/2018	NAP	NAP
3.10	Property				Airport One Office Park		16,100,000	12/7/2017			100.0%	1/31/2018	NAP	NAP
3.11	Property				Colton Courtyard		20,300,000	11/30/2017			65.2%	1/31/2018	NAP	NAP
3.12	Property				The Abbey Center		10,800,000	12/1/2017			86.5%	1/31/2018	NAP	NAP
3.13	Property				Upland Commerce Center		12,000,000	12/8/2017			86.0%	1/31/2018	NAP	NAP
3.14	Property				Diamond Bar		9,170,000	11/25/2017			100.0%	1/31/2018	NAP	NAP
3.15	Property				Atlantic Plaza		8,650,000	11/23/2017			100.0%	1/31/2018	NAP	NAP
3.16	Property				Ming Office Park		18,100,000	12/5/2017			56.5%	1/31/2018	NAP	NAP
3.17	Property				10th Street Commerce Center		18,900,000	11/29/2017			52.3%	1/31/2018	NAP	NAP
3.18	Property				Cityview Plaza		8,850,000	12/6/2017			96.4%	1/31/2018	NAP	NAP
3.19	Property				Garden Grove Town Center		4,770,000	12/8/2017			100.0%	1/31/2018	NAP	NAP
3.20	Property				30th Street Commerce Center		7,130,000	11/30/2017			49.5%	1/31/2018	NAP	NAP
3.21	Property				Mt. Vernon Commerce Center		3,420,000	12/9/2017			77.8%	1/31/2018	NAP	NAP
3.22	Property				Anaheim Stadium Industrial		3,360,000	12/4/2017			100.0%	1/31/2018	NAP	NAP
3.23	Property				25th Street Commerce Center		4,320,000	11/30/2017			58.8%	1/31/2018	NAP	NAP
3.24	Property				Fresno Airport		4,770,000	12/5/2017			47.0%	1/31/2018	NAP	NAP
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	15.0%	552,900,000	12/14/2017	36.1%	29.6%	91.9%	2/1/2018	NAP	NAP
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	13.4%	261,900,000	7/17/2017	41.8%	33.5%	87.0%	10/31/2017	296.19	257.77
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	11.2%	71,700,000	11/3/2017	66.0%	54.1%	88.8%	12/31/2017	208.76	185.48
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	11.3%	960,000,000	11/20/2017	58.3%	58.3%	99.5%	12/7/2017	NAP	NAP
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	10.7%	250,000,000	1/8/2018	60.0%	60.0%	95.4%	1/11/2018	NAP	NAP
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	12.7%	170,000,000	5/1/2017	60.6%	60.6%	73.0%	11/30/2017	223.00	162.82
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	10.3%	210,000,000	11/1/2017	66.7%	55.4%	58.4%	10/31/2017	152.43	88.99
10.01	Property				Rochester Marriott		71,000,000	11/1/2017			71.0%	10/31/2017	241.32	171.41
10.02	Property				Kahler Grand		83,000,000	11/1/2017			49.4%	10/31/2017	127.51	62.94
10.03	Property				Kahler Inn & Suites		35,000,000	11/1/2017			65.9%	10/31/2017	122.85	80.99
10.04	Property				Residence Inn Rochester		21,000,000	11/1/2017			73.6%	10/31/2017	162.35	119.49
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	11.9%	62,500,000	2/6/2018	64.0%	61.1%	95.3%	2/15/2018	NAP	NAP
11.01	Property				Greystone Park		31,500,000	2/6/2018			90.9%	2/15/2018	NAP	NAP
11.02	Property				The Meridian at Deerwood Park		31,000,000	2/6/2018			100.0%	2/15/2018	NAP	NAP
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	7.3%	150,000,000	12/6/2017	50.0%	50.0%	100.0%	4/1/2018	NAP	NAP
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	8.6%	61,100,000	Various	54.0%	54.0%	98.8%	Various	NAP	NAP
13.01	Property				1735 Jersey Avenue		38,900,000	12/20/2017			98.1%	1/1/2018	NAP	NAP
13.02	Property				152 Ridge Road		22,200,000	12/28/2017			100.0%	4/6/2018	NAP	NAP
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	10.5%	45,630,000	2/16/2018	67.7%	67.7%	91.1%	3/1/2018	NAP	NAP
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	6.4%	127,000,000	1/22/2018	60.6%	60.6%	97.0%	12/31/2017	NAP	NAP
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	8.6%	216,000,000	8/25/2017	60.2%	60.2%	97.5%	9/1/2017	NAP	NAP
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	8.1%	215,000,000	9/8/2017	53.5%	53.5%	100.0%	12/1/2017	NAP	NAP
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	10.2%	43,100,000	1/12/2018	66.1%	66.1%	100.0%	4/6/2018	NAP	NAP
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	9.4%	40,100,000	1/5/2018	69.8%	60.4%	94.7%	1/25/2018	NAP	NAP
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	10.0%	38,190,000	1/8/2018	66.9%	63.8%	95.5%	1/11/2018	NAP	NAP
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	9.8%	55,000,000	11/29/2017	45.5%	40.4%	100.0%	1/16/2018	NAP	NAP
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	11.0%	57,850,000	Various	70.2%	57.4%	81.5%	Various	NAP	NAP
22.01	Property				Oak Creek Center		34,400,000	1/10/2018			83.7%	1/22/2018	NAP	NAP
22.02	Property				Oakmont Center		13,300,000	1/10/2018			90.6%	1/25/2018	NAP	NAP
22.03	Property				Park Fletcher I & II		10,150,000	1/4/2018			69.2%	1/1/2018	NAP	NAP
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	9.2%	33,900,000	2/3/2018	68.1%	62.8%	95.6%	1/30/2018	NAP	NAP
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	8.6%	27,900,000	2/21/2020	68.8%	61.3%	96.1%	2/8/2018	NAP	NAP
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	8.7%	25,800,000	12/8/2017	69.8%	64.2%	93.9%	2/1/2018	NAP	NAP
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	10.4%	26,300,000	1/21/2018	65.7%	53.5%	94.7%	1/18/2018	NAP	NAP
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	10.7%	27,000,000	1/1/2020	62.9%	52.2%	82.5%	12/31/2017	147.33	121.59
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	9.9%	24,900,000	12/14/2017	68.2%	51.6%	95.3%	3/1/2018	NAP	NAP
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	13.8%	28,000,000	2/1/2018	57.1%	53.3%	82.4%	1/31/2018	96.44	79.42
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	8.9%	23,100,000	12/30/2017	63.9%	63.9%	94.1%	2/1/2018	NAP	NAP
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	10.7%	22,000,000	11/21/2017	59.5%	54.1%	94.9%	1/1/2018	NAP	NAP
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	8.4%	19,500,000	12/18/2017	61.5%	61.5%	92.3%	1/1/2018	NAP	NAP
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	9.7%	72,500,000	11/13/2017	63.4%	55.9%	99.2%	10/5/2017	NAP	NAP
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	10.3%	10,000,000	11/24/2017	73.3%	58.7%	81.3%	4/1/2018	NAP	NAP
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	8.8%	10,500,000	11/21/2017	68.6%	58.1%	89.4%	12/31/2017	NAP	NAP
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	12.9%	13,000,000	1/1/2019	54.0%	48.0%	70.8%	11/30/2017	123.49	87.43
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	8.0%	12,770,000	11/20/2017	54.8%	51.6%	83.9%	1/29/2018	NAP	NAP
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	12.5%	18,600,000	11/7/2017	37.0%	15.5%	100.0%	NAP	NAP	NAP
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	8.6%	6,380,000	1/8/2018	67.4%	63.3%	84.7%	1/8/2018	NAP	NAP
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	11.3%	7,850,000	11/7/2017	57.0%	46.6%	100.0%	4/6/2018	NAP	NAP
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	10.3%	6,290,000	1/30/2018	68.6%	56.8%	100.0%	12/31/2017	NAP	NAP
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	9.0%	6,550,000	1/17/2018	55.6%	46.1%	100.0%	4/6/2018	NAP	NAP
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	10.6%	5,130,000	12/13/2017	66.3%	58.4%	86.7%	2/28/2018	NAP	NAP
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	9.8%	5,500,000	11/17/2017	49.1%	47.8%	100.0%	11/1/2017	NAP	NAP
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	8.3%	4,140,000	1/11/2018	64.4%	53.6%	100.0%	NAP	NAP	NAP

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Largest Tenant	Largest Tenant Sq Ft	Largest Tenant Lease Expiration (6)	Second Largest Tenant	Second Largest Tenant Sq Ft	Second Largest Tenant Lease Expiration (6)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	Stun Creative, LLC	19,326	11/30/2027	Ranker, Inc.	12,884	3/31/2020
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	NAP			NAP
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio
3.01	Property				Aliso Viejo Commerce Center	Tony Pepperoni Pizzeria	5,518	10/31/2025	Trusted Tire & Service	5,280	3/31/2025
3.02	Property				Transpark Commerce	County of San Bernardino	34,469	9/30/2024	FCA US, LLC	27,965	7/31/2028
3.03	Property				Wimbledon	Heritage Victor Valley Medical Group	41,875	9/30/2024	Desert Valley Medical Group	14,636	6/30/2021
3.04	Property				Palmdale Place	Antelope Valley Community College District	50,720	10/31/2046	CDC	9,809	8/31/2022
3.05	Property				Sierra Gateway	Dept of Children & Family Svc	49,500	2/29/2020	GSA (United States of America)	8,892	1/14/2019
3.06	Property				Fresno Industrial Center	Candor-AGS, Inc.	125,183	5/31/2020	Baker Distributing Co., LLC	50,107	8/31/2023
3.07	Property				Upland Freeway	Sit ‘n Sleep	13,222	1/31/2019	SWAAD of India	12,814	2/28/2025
3.08	Property				Commerce Corporate Center	Bank of America	13,312	9/30/2018	RGN-Commerce I, LLC	12,924	2/29/2028
3.09	Property				Moreno Valley	Goodyear Tire	6,467	5/31/2018	Iglesia Rios De Agua Viva - MV	6,100	9/30/2018
3.10	Property				Airport One Office Park	The Capital Group Companies	88,284	4/30/2025	NAP
3.11	Property				Colton Courtyard	Mor Furniture for Less, Inc.	26,802	12/31/2027	Goodwill Industries of So. CA	13,000	5/31/2021
3.12	Property				The Abbey Center	Jewish FAM SVC Of The Desert	4,301	1/31/2023	Karl T. Anderson	3,241	3/31/2019
3.13	Property				Upland Commerce Center	Salon Success Academy	15,780	12/31/2025	Dollar Tree	12,883	1/31/2022
3.14	Property				Diamond Bar	Montessori Academy	7,590	9/30/2026	Blooming Bay, Inc.	5,200	8/31/2024
3.15	Property				Atlantic Plaza	Tarzana Treatment Center, Inc.	10,857	4/30/2026	Kim’s Beauty Supply	5,756	1/31/2020
3.16	Property				Ming Office Park	Stantec Consulting Svcs, Inc.	25,203	3/31/2023	Ordiz Melby Architects, Inc.	5,255	7/31/2018
3.17	Property				10th Street Commerce Center	The Whole Wheatery	12,068	11/30/2025	Edwards Federal Credit Union	8,520	12/31/2020
3.18	Property				Cityview Plaza	The Abbey Management Co., LLC	11,822	5/31/2020	Co-Sales Company	5,386	12/31/2022
3.19	Property				Garden Grove Town Center	Kitchen Depot	5,400	11/30/2024	Orange County Medical Management	4,850	3/31/2022
3.20	Property				30th Street Commerce Center	B-1 Liquor	2,500	12/31/2022	Palmdale Premier Dental Care	2,160	7/31/2018
3.21	Property				Mt. Vernon Commerce Center	Mojave River Academy	9,590	5/31/2019	Heritage Bible Church	4,081	2/28/2023
3.22	Property				Anaheim Stadium Industrial	Labeltronix, LLC	46,611	1/31/2019	Block Tops, Inc.	17,280	3/31/2020
3.23	Property				25th Street Commerce Center	Siam Market	3,300	6/30/2023	Palm Plaza Pet Hospital, LLC	2,588	4/30/2021
3.24	Property				Fresno Airport	Tamiyasu, Smith, Horn, & Braun	5,350	4/30/2021	GSA (United States of America)	3,000	8/5/2021
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	Nordstrom	167,000	2/28/2023	H&M	24,440	1/31/2029
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	NAP			NAP
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	NAP			NAP
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	State Farm	1,973,248	12/31/2042	Mountainside Fitness	17,485	3/31/2027
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	Kronos Incorporated	505,664	2/6/2029	Verizon New England	314,981	12/31/2023; 5/31/2024
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	NAP			NAP
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio
10.01	Property				Rochester Marriott	NAP			NAP
10.02	Property				Kahler Grand	NAP			NAP
10.03	Property				Kahler Inn & Suites	NAP			NAP
10.04	Property				Residence Inn Rochester	NAP			NAP
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park
11.01	Property				Greystone Park	Crawford & Company	50,000	5/31/2022	DCI Consultants	34,422	9/30/2021
11.02	Property				The Meridian at Deerwood Park	Deutsche Bank	200,328	12/31/2019	NAP
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	599 Broadway JS, LLC (Jeff Sutton)	42,000	2/28/2057	NAP
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio
13.01	Property				1735 Jersey Avenue	Top Logistics Services, LLC	360,000	1/31/2027	NAP
13.02	Property				152 Ridge Road	Five Stars Warehousing and Distribution NJ LLC	211,450	11/30/2025	NAP
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	Sam’s Beauty, Inc.	110,000	9/30/2022	Superior Exhibits & Design, Inc.	93,665	7/31/2023
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	WeWork	133,208	6/30/2031	CrossFit LLC	3,446	11/30/2018
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	Lord Abbett	261,350	12/31/2024	Charles Komar & Sons	159,341	12/31/2031
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	Dana Farber Cancer Institute	143,750	4/30/2033	Life Time Fitness	116,524	11/30/2037
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	Health Partners Plans	214,024	9/30/2029	NAP
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	Fleming’s Prime Steakhouse	8,000	7/31/2019	Big Fin Seafood Kitchen	7,875	7/31/2019
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	NAP			NAP
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	Health Insurance Plan of Greater NY	47,265	11/30/2037	NAP
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio
22.01	Property				Oak Creek Center	Vita’s Healthcare	28,285	12/31/2022	Global Eagle Entertainment, Inc.	23,320	2/28/2025
22.02	Property				Oakmont Center	JP Morgan Chase Bank, NA	40,420	4/30/2024	Gamma Technologies, LLC	27,243	6/30/2022
22.03	Property				Park Fletcher I & II	Belcan Engineering Group, Inc.	26,730	8/31/2018	Cummins Crosspoint, LLC	11,668	2/28/2019
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	Whole Foods Market	35,832	8/31/2034	DSW	17,500	1/31/2025
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	NAP			NAP
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	NAP			NAP
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	Big Lots	45,500	1/31/2022	LA Fitness	45,000	12/31/2023
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	NAP			NAP
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	Sedgwick Claims Management	70,704	9/30/2022	TALX UCM Services	36,549	12/31/2020
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	NAP			NAP
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	Publix	45,600	12/31/2036	Phenix Salon Suites	4,800	3/31/2027
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	State of California - Dept of Health	10,919	12/31/2021	ADT	8,402	10/31/2021
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	Golden Gate Urology	5,149	7/31/2023	Whitney R. Johnson, D.D.S	2,900	5/31/2022
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	NAP			NAP
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	Dollar World	5,266	12/14/2020	Round Table Pizza	4,346	4/30/2019
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	NAP			NAP
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	NAP			NAP
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	Free People	10,950	1/31/2028	Salon Lofts Group	4,680	2/29/2028
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	NAP			NAP
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	NAP			NAP
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	Seven Steakhouse	30,977	12/31/2026	NAP
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	NAP			NAP
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	CVS	13,275	1/31/2041	NAP
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	Lakeside Market	3,837	7/31/2021	Hope City Church	3,030	12/31/2018
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	Ocean Bank	2,150	3/2/2027	Jon Smith Subs	1,200	8/1/2027
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	NAP			NAP

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Third Largest Tenant	Third Largest Tenant Sq Ft	Third Largest Tenant Lease Expiration (6)	Fourth Largest Tenant	Fourth Largest Tenant Sq Ft
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	Early Sullivan Wright Gizer & McRae LLP	12,801	12/31/2026	Nikon Inc.	10,576
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	NAP			NAP
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio
3.01	Property				Aliso Viejo Commerce Center	Big O Tires, LLC	3,925	7/31/2023	Aliso Foreign Car	3,740
3.02	Property				Transpark Commerce	Xerox Corporation	8,090	1/31/2022	L. Humphreys, M. Humphreys and Behavioral Autism Therapies, LLC	5,576
3.03	Property				Wimbledon	St. Joseph Heritage Healthcare	13,610	1/31/2020	RadNet Management, Inc.	8,176
3.04	Property				Palmdale Place	Department of Mental Health	9,255	MTM	Women, Infants & Children	7,000
3.05	Property				Sierra Gateway	BAE Systems Tech. Solutions	8,525	4/30/2019	GSA (United States of America)	4,996
3.06	Property				Fresno Industrial Center	San Joaquin Stairs, Inc.	12,500	10/31/2022	Amarr Company Inc.	12,500
3.07	Property				Upland Freeway	Lamps Plus	11,120	12/31/2018	GSA (United States of America)	9,666
3.08	Property				Commerce Corporate Center	PIA-SC Insurance Services, Inc	12,924	11/30/2021	MJIC, Inc.	8,850
3.09	Property				Moreno Valley	Pulido’s Wheels and Tires	5,967	11/30/2022	Payless Auto Care	4,550
3.10	Property				Airport One Office Park	NAP			NAP
3.11	Property				Colton Courtyard	Tire Guys	6,208	10/31/2020	Hand Car Wash USA	4,000
3.12	Property				The Abbey Center	Lawyers Title Company	3,013	12/31/2021	West Dermatology and Surgery Medical Group	2,875
3.13	Property				Upland Commerce Center	Quest Diagnostics	3,316	4/30/2020	Gia Monae	2,996
3.14	Property				Diamond Bar	Red Dragon Karate	2,325	8/31/2022	Intiraymi Restaurant	1,190
3.15	Property				Atlantic Plaza	The City of Long Beach	4,079	1/15/2021	Laundromat	2,870
3.16	Property				Ming Office Park	Insight Enviro. Consultants, Inc.	4,418	11/30/2019	Swanson Engineering	3,690
3.17	Property				10th Street Commerce Center	Medrano’s Restaurant	7,010	6/30/2022	Texas Cattle Company	6,480
3.18	Property				Cityview Plaza	CARD	4,739	5/31/2020	Behavioral Support Partnership	4,528
3.19	Property				Garden Grove Town Center	Los Cotijas Mexican Grill	2,360	8/31/2020	NAP
3.20	Property				30th Street Commerce Center	Emely’s Store Water & More	1,660	3/31/2020	Amer. Medical Response	1,420
3.21	Property				Mt. Vernon Commerce Center	In Roads Creative Programs	3,508	7/31/2022	Child ADVS of San Bernardino	2,910
3.22	Property				Anaheim Stadium Industrial	Dept. of Food & Agriculture	14,040	12/31/2018	Optical Science Company	12,000
3.23	Property				25th Street Commerce Center	Shandra’s Thai Cuisine	2,200	7/31/2023	Shears By Friends Beauty Salon	2,200
3.24	Property				Fresno Airport	Briggs Field Services, Inc.	2,668	MTM	Fresno Yosemite Health Care	2,600
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	XXI Forever	22,996	1/31/2025	Victoria’s Secret	14,798
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	NAP			NAP
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	NAP			NAP
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	Compass	16,800	12/31/2031	Honor Health	5,736
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	Arris Technology, Inc.	143,594	4/30/2027	Vantiv eCommerce, LLC	63,924
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	NAP			NAP
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio
10.01	Property				Rochester Marriott	NAP			NAP
10.02	Property				Kahler Grand	NAP			NAP
10.03	Property				Kahler Inn & Suites	NAP			NAP
10.04	Property				Residence Inn Rochester	NAP			NAP
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park
11.01	Property				Greystone Park	Tote Maritime - Sea Star Line, LLC	30,018	11/17/2018	Renaissance Behavioral Health	14,054
11.02	Property				The Meridian at Deerwood Park	NAP			NAP
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	NAP			NAP
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio
13.01	Property				1735 Jersey Avenue	NAP			NAP
13.02	Property				152 Ridge Road	NAP			NAP
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	Groot Industries, Inc.	79,617	10/31/2021	Atlas Material Testing Technology, LLC	75,000
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	Staghorn Steakhouse	2,450	4/30/2020	NAP
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	NAP			NAP
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	CCRM	17,936	5/31/2032	Boylston Street Dental	8,725
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	NAP			NAP
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	Bravo! Cucina Italiana	7,500	12/10/2018	Urbain 40	7,000
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	NAP			NAP
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	NAP			NAP
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio
22.01	Property				Oak Creek Center	Cinch Connectors, Inc.	22,915	12/31/2022	Power Wellness Management, LLC	19,924
22.02	Property				Oakmont Center	Charles Hall Construction LLC	12,312	1/31/2024	Portfolio Hotels & Resorts, LLC	7,437
22.03	Property				Park Fletcher I & II	Commissioning Agents, Inc.	10,223	12/31/2024	Lionbridge Technologies, Inc.	10,061
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	Guitar Center	12,355	1/31/2025	Fifth Season Gardening	11,780
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	NAP			NAP
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	NAP			NAP
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	Jumping World	38,144	1/31/2026	Great Gig Productions	6,582
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	NAP			NAP
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	Caresource Management Group	20,733	1/14/2027	Eagle Research Group, Inc.	10,259
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	NAP			NAP
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	St. Vincent’s Health System	3,600	6/30/2027	Alabama Sleep Therapy	3,600
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	State of California - DMV	6,381	4/30/2022	Cureline	5,916
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	Sutter East Bay Medical Foundation	2,677	12/31/2018	Robert A. Eppley, M.D.	2,636
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	NAP			NAP
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	Natomas Bike Shop	2,584	3/31/2019	Natomas Fabric & Grocery	2,500
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	NAP			NAP
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	NAP			NAP
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	NAP			NAP
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	NAP			NAP
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	NAP			NAP
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	NAP			NAP
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	NAP			NAP
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	NAP			NAP
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	Simon’s Restaurant	2,500	5/31/2019	Luciano’s	2,295
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	Bella Mia	1,000	6/30/2022	NAP
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	NAP			NAP

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Fourth Largest Tenant Lease Expiration (6)	Fifth Largest Tenant	Fifth Largest Tenant Sq Ft	Fifth Largest Tenant Lease Expiration (6)	Environmental Phase I Report Date	Environmental Phase II Y/N	Environmental Phase II Report Date	Engineering Report Date
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	10/31/2020	Taban	10,532	3/31/2028	10/27/2017	No	NAP	10/30/2017
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21		NAP			10/25/2017	No	NAP	10/25/2017
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio
3.01	Property				Aliso Viejo Commerce Center	12/31/2022	Mission Auto Service	3,520	8/31/2023	12/15/2017	No	NAP	12/8/2017
3.02	Property				Transpark Commerce	5/31/2019	National Holistic Institute, Inc.	5,218	8/31/2024	12/7/2017	No	NAP	12/8/2017
3.03	Property				Wimbledon	11/30/2022	El Dorado Broadcasters LLC	4,568	4/30/2021	12/8/2017	No	NAP	12/8/2017
3.04	Property				Palmdale Place	MTM	Kai’s Justice Learning Academy	6,245	3/31/2023	12/11/2017	No	NAP	12/8/2017
3.05	Property				Sierra Gateway	5/16/2025	Montrose Travel	4,880	2/28/2019	12/8/2017	No	NAP	12/8/2017
3.06	Property				Fresno Industrial Center	7/31/2020	Circuit Solutions, Inc.	7,500	10/31/2019	12/8/2017	No	NAP	12/8/2017
3.07	Property				Upland Freeway	1/31/2022	Kelly Paper Company	8,264	11/30/2018	12/8/2017	No	NAP	12/8/2017
3.08	Property				Commerce Corporate Center	12/31/2023	Pride Intermodal Inc.	3,977	7/31/2023	12/8/2017	No	NAP	12/8/2017
3.09	Property				Moreno Valley	3/31/2025	El Surtidor Candy & Supplies	4,080	10/31/2021	12/15/2017	No	NAP	12/8/2017
3.10	Property				Airport One Office Park		NAP			12/11/2017	No	NAP	12/8/2017
3.11	Property				Colton Courtyard	1/31/2020	The Abbey Management Co	3,715	5/31/2018	12/15/2017	No	NAP	12/8/2017
3.12	Property				The Abbey Center	3/31/2019	Southern Cal Desert Retina	2,726	8/31/2020	12/8/2017	No	NAP	12/8/2017
3.13	Property				Upland Commerce Center	4/30/2024	3D Nail	2,617	4/30/2024	12/8/2017	No	NAP	12/8/2017
3.14	Property				Diamond Bar	2/28/2021	State Farm Insurance	1,130	5/31/2021	12/14/2017	No	NAP	12/8/2017
3.15	Property				Atlantic Plaza	6/30/2027	Mother’s Nutritional Center, Inc.	2,158	2/28/2023	12/8/2017	No	NAP	12/8/2017
3.16	Property				Ming Office Park	7/31/2019	Dr. Raul Mendoza	3,370	11/30/2020	12/8/2017	No	NAP	12/8/2017
3.17	Property				10th Street Commerce Center	3/31/2024	Round Table Pizza	3,000	12/31/2021	12/15/2017	No	NAP	12/8/2017
3.18	Property				Cityview Plaza	11/30/2022	Favorday	4,281	4/30/2022	12/6/2017	No	NAP	12/8/2017
3.19	Property				Garden Grove Town Center		NAP			12/6/2017	No	NAP	12/8/2017
3.20	Property				30th Street Commerce Center	7/31/2021	Louie’s Cleaners	1,400	10/31/2018	12/15/2017	No	NAP	12/8/2017
3.21	Property				Mt. Vernon Commerce Center	6/30/2020	New Life Center Christian Church	1,911	7/31/2022	12/8/2017	No	NAP	12/8/2017
3.22	Property				Anaheim Stadium Industrial	2/28/2023	NAP			12/6/2017	No	NAP	12/8/2017
3.23	Property				25th Street Commerce Center	11/30/2025	NAP			12/6/2017	No	NAP	12/8/2017
3.24	Property				Fresno Airport	5/31/2021	Silver Air, LLC	1,641	2/28/2020	12/8/2017	No	NAP	12/8/2017
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	1/31/2025	Pottery Barn	10,299	1/31/2020	2/22/2018	No	NAP	12/21/2017
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco		NAP			10/19/2016	No	NAP	10/19/2016
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena		NAP			11/2/2017	No	NAP	11/2/2017
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	7/31/2027	NAP			11/28/2017	No	NAP	11/21/2017
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	12/31/2021	GSA - IRS	36,752	8/14/2026	1/10/2018	No	NAP	10/6/2017
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center		NAP			5/22/2017	No	NAP	5/22/2017
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio
10.01	Property				Rochester Marriott		NAP			10/26/2017	No	NAP	10/26/2017
10.02	Property				Kahler Grand		NAP			10/26/2017	No	NAP	10/26/2017
10.03	Property				Kahler Inn & Suites		NAP			10/26/2017	No	NAP	10/26/2017
10.04	Property				Residence Inn Rochester		NAP			10/26/2017	No	NAP	10/26/2017
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park
11.01	Property				Greystone Park	2/28/2021	Magellan Academies	13,720	7/31/2022	2/13/2018	No	NAP	2/13/2018
11.02	Property				The Meridian at Deerwood Park		NAP			2/12/2018	No	NAP	2/12/2018
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway		NAP			12/15/2017	No	NAP	12/14/2017
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio
13.01	Property				1735 Jersey Avenue		NAP			1/18/2018	No	NAP	1/31/2018
13.02	Property				152 Ridge Road		NAP			8/28/2017	No	NAP	8/25/2017
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	6/30/2024	Craftsman Custom Metals, LLC	65,082	1/31/2019	2/21/2018	No	NAP	2/21/2018
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street		NAP			1/11/2018	No	NAP	1/10/2018
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson		NAP			9/6/2017	No	NAP	9/6/2017
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	4/30/2033	Newton - Wellesley Hospital	6,185	12/31/2027	12/11/2017	No	NAP	11/30/2017
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street		NAP			1/22/2018	No	NAP	1/22/2018
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	5/30/2020	Orlando Ballet School	6,300	12/31/2020	12/11/2017	No	NAP	1/17/2018
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces		NAP			1/12/2018	No	NAP	1/12/2018
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn		NAP			11/29/2017	No	NAP	11/29/2017
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio
22.01	Property				Oak Creek Center	2/29/2024	Scientel Solutions	18,257	6/30/2020	1/5/2018	No	NAP	1/3/2018; 1/5/2018
22.02	Property				Oakmont Center	12/31/2021	Andrew Harper, LLC	7,099	2/28/2020	12/29/2017	No	NAP	12/29/2017
22.03	Property				Park Fletcher I & II	12/31/2020	Zenith American Solutions, Inc.	8,732	12/31/2019	1/19/2018	No	NAP	1/19/2018
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	11/30/2020	Versona Accessories	7,215	1/31/2026	1/12/2018	No	NAP	1/16/2018
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate		NAP			11/30/2017	No	NAP	12/1/2017
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments		NAP			12/18/2017	No	NAP	12/15/2017
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	11/30/2018	Café Istanbul	6,400	3/31/2020	1/23/2018	No	NAP	1/23/2018
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas		NAP			1/16/2018	No	NAP	1/15/2018
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	10/31/2018	Indiana Wesleyan University	9,110	3/31/2023	12/21/2017	No	NAP	12/20/2017
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area		NAP			2/13/2018	No	NAP	2/13/2018
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	7/31/2022	Baha Burger	2,400	8/31/2027	12/27/2017	No	NAP	12/27/2017
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	11/30/2024	Colin Gordon & Associates	5,322	8/31/2018	12/6/2017	No	NAP	12/6/2017
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	6/30/2019	East Bay Pediatric Group	2,453	12/31/2022	12/28/2017	No	NAP	12/28/2017
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center		NAP			10/19/2017	No	NAP	10/18/2017
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	4/30/2023	Natomas Liquor	2,480	10/31/2020	11/17/2017	No	NAP	11/14/2017
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated		NAP			2/5/2018	No	NAP	1/31/2018
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest		NAP			12/26/2017	No	NAP	12/22/2017
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street		NAP			11/30/2017	No	NAP	11/22/2017
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee		NAP			11/17/2017	No	NAP	11/16/2017
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot		NAP			1/12/2018	No	NAP	1/12/2018
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building		NAP			11/10/2017	No	NAP	11/9/2017
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge		NAP			10/25/2017	No	NAP	10/25/2017
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton		NAP			1/17/2018	No	NAP	1/16/2018
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	12/31/2018	Weight Watchers	1,890	10/31/2020	1/16/2018	No	NAP	12/21/2017
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo		NAP			11/29/2017	No	NAP	11/29/2017
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee		NAP			1/17/2018	No	NAP	1/17/2018

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Seismic Report Date	PML or SEL (%)	Earthquake Insurance Required Y/N	Upfront RE Tax Reserve ($)	Ongoing RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Ongoing Insurance Reserve ($)	Upfront Replacement Reserve ($)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	10/27/2017	19%	No	343,538	85,885	0	0	0
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	NAP	NAP	No	0	0	0	0	0
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio			No	0	219,172	0	0	0
3.01	Property				Aliso Viejo Commerce Center	12/8/2017	10%	No
3.02	Property				Transpark Commerce	12/8/2017	15%	No
3.03	Property				Wimbledon	12/8/2017	11%	No
3.04	Property				Palmdale Place	12/8/2017	11%	No
3.05	Property				Sierra Gateway	12/8/2017	19%	No
3.06	Property				Fresno Industrial Center	12/8/2017	9%	No
3.07	Property				Upland Freeway	12/8/2017	13%	No
3.08	Property				Commerce Corporate Center	12/8/2017	16%	No
3.09	Property				Moreno Valley	12/8/2017	16%	No
3.10	Property				Airport One Office Park	12/8/2017	11%	No
3.11	Property				Colton Courtyard	12/8/2017	18%	No
3.12	Property				The Abbey Center	12/8/2017	13%	No
3.13	Property				Upland Commerce Center	12/8/2017	15%	No
3.14	Property				Diamond Bar	12/8/2017	12%	No
3.15	Property				Atlantic Plaza	12/8/2017	19%	No
3.16	Property				Ming Office Park	12/8/2017	11%	No
3.17	Property				10th Street Commerce Center	12/8/2017	10%	No
3.18	Property				Cityview Plaza	12/8/2017	11%	No
3.19	Property				Garden Grove Town Center	12/8/2017	14%	No
3.20	Property				30th Street Commerce Center	12/8/2017	15%	No
3.21	Property				Mt. Vernon Commerce Center	12/8/2017	16%	No
3.22	Property				Anaheim Stadium Industrial	12/8/2017	15%	No
3.23	Property				25th Street Commerce Center	12/8/2017	15%	No
3.24	Property				Fresno Airport	12/8/2017	3%	No
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	NAP	NAP	No	0	0	0	0	0
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	10/17/2016	14%	No	0	0	44,350	0	0
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	11/2/2017	13%	No	0	0	0	0	0
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	NAP	NAP	No	0	0	0	0	0
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	NAP	NAP	No	240,000	240,000	0	0	0
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	NAP	NAP	No	0	0	0	0	0
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio			No	496,816	248,408	335,774	33,894	0
10.01	Property				Rochester Marriott	NAP	NAP	No
10.02	Property				Kahler Grand	NAP	NAP	No
10.03	Property				Kahler Inn & Suites	NAP	NAP	No
10.04	Property				Residence Inn Rochester	NAP	NAP	No
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park			No	275,378	55,076	0	0	6,876
11.01	Property				Greystone Park	NAP	NAP	No
11.02	Property				The Meridian at Deerwood Park	NAP	NAP	No
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	NAP	NAP	No	0	0	0	0	0
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio			No	86,623	43,311	28,469	14,235	0
13.01	Property				1735 Jersey Avenue	NAP	NAP	No
13.02	Property				152 Ridge Road	NAP	NAP	No
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	NAP	NAP	No	376,669	125,556	0	0	7,308
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	NAP	NAP	No	220,266	73,422	0	0	0
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	NAP	NAP	No	0	0	100,000	0	0
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	NAP	NAP	No	0	0	0	0	0
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	NAP	NAP	No	31,961	31,961	0	0	0
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	NAP	NAP	No	81,387	40,694	9,056	4,528	0
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	NAP	NAP	No	79,117	39,559	0	0	7,200
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	NAP	NAP	No	0	0	0	0	0
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio			No	959,012	119,877	0	0	0
22.01	Property				Oak Creek Center	NAP	NAP	No
22.02	Property				Oakmont Center	NAP	NAP	No
22.03	Property				Park Fletcher I & II	NAP	NAP	No
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	NAP	NAP	No	66,172	16,543	10,080	1,008	40,603
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	NAP	NAP	No	181,069	30,178	19,914	6,638	0
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	NAP	NAP	No	63,802	21,267	0	0	0
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	NAP	NAP	No	71,722	11,954	0	0	0
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	1/15/2018	5%	No	79,170	13,195	14,033	7,016	0
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	NAP	NAP	No	299,002	74,751	0	0	0
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	NAP	NAP	No	194,600	32,434	0	0	30,984
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	NAP	NAP	No	83,923	13,987	0	0	0
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	12/5/2017	16%	No	48,721	12,180	0	0	0
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	12/28/2017	19%	No	0	14,135	11,521	1,280	100,000
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	NAP	NAP	No	291,420	116,810	0	0	11,375
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	11/13/2017	11%	No	56,494	11,299	0	0	0
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	1/31/2018	NAP	No	9,709	3,236	1,557	783	0
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	NAP	NAP	No	57,723	9,620	13,230	2,646	0
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	NAP	NAP	No	2,445	2,445	6,391	533	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	NAP	NAP	No	0	0	10,753	1,536	0
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	NAP	NAP	No	32,523	6,505	1,320	440	56,000
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	NAP	NAP	No	38,572	12,857	3,312	1,656	0
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	NAP	NAP	No	9,255	4,628	36,476	3,040	0
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	NAP	NAP	No	0	0	0	0	0
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	1/17/2018	12%	No	3,971	3,971	2,537	999	32,500
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	NAP	NAP	No	8,177	8,177	4,021	503	0
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	NAP	NAP	No	0	0	0	0	0

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Ongoing Replacement Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Ongoing TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Ongoing Debt Service Reserve ($)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	4,251	0	1,774,734	25,504	750,000	0	0
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	0	0	0	0	0	0	0
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	35,400	1,000,000	8,000,000	0	5,000,000	0	0
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	0	274,500	0	0	1,647,000	0	0
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	0	0	0	0	0	0	0
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	0	0	0	0	0	0	0
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	0	0	0	0	0	0	0
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	18,704	0	0	110,021	3,960,762	0	0
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	0	0	0	0	0	0	0
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	0	0	0	0	0	0	0
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	6,876	247,541	22,108	22,108	795,900	0	0
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	0	0	0	0	0	0	0
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	7,231	0	0	9,565	0	0	0
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	7,308	0	1,250,000	0	750,000	0	0
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	0	0	852,848	0	0	0	0
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	0	172,663	0	0	2,589,948	0	0
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	0	0	0	0	0	0	0
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	4,459	0	0	8,918	856,096	0	0
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	2,015	0	1,000,000	11,447	0	0	0
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	7,200	259,200	0	0	0	0	0
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	0	0	0	0	0	0	0
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	18,269	0	2,250,000	73,761	3,000,000	0	0
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	1,623	58,433	0	8,116	292,165	0	0
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	7,458	0	0	0	0	0	0
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	8,190	0	0	0	0	0	0
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	3,126	112,536	200,000	12,655	500,000	0	0
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	18,884	0	0	0	0	0	0
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	3,051	0	70,673	29,054	500,000	0	0
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	1/12th of 4% of the annual gross income from operations	0	0	0	0	0	0
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	0	0	0	0	0	0	0
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	1,488	35,702	34,980	14,876	357,020	0	0
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	0	25,000	515,000	0	350,000	0	0
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	11,375	0	0	0	0	0	0
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	928	22,263	60,000	7,885	189,237	0	0
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	581	0	0	0	0	0	0
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	10,121	0	0	0	0	0	0
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	233	0	200,000	0	0	0	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	0	0	0	0	0	0	0
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	584	0	0	0	0	0	0
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	387	0	0	2,585	200,000	0	0
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	3,366	0	0	0	0	0	0
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	0	0	0	0	0	0	0
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	1,149	13,786	75,000	4,739	142,164	0	0
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	54	0	0	1,447	0	0	0
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	0	0	0	0	0	0	0

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Upfront Deferred Maintenance Reserve ($)	Ongoing Deferred Maintenance Reserve ($)	Upfront Environmental Reserve ($)	Ongoing Environmental Reserve ($)	Upfront Other Reserve ($)	Ongoing Other Reserve ($)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	18,750	0	0	0	499,291	0
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	186,208	0	0	0	0	0
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	977,151	0	0	0	3,886,764	109,872
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	0	0	0	0	4,627,403	0
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	0	0	0	0	10,000,000	0
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	0	0	0	0	0	0
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	0	0	0	0	0	0
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	0	0	0	0	6,500,000	0
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	0	0	0	0	10,000,000	0
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	45,563	0	0	0	300,000	500,000
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	0	0	0	0	4,000,000	0
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	0	0	0	0	0	0
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	57,240	0	0	0	0	0
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	532,938	0	0	0	368,711	0
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	0	0	0	0	0	0
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	198,000	0	0	0	291,238	0
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	0	0	0	0	23,558,259	0
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	0	0	0	0	21,278	21,278
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	47,500	0	0	0	0	0
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	0	0	0	0	1,003,000	0
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	0	0	0	0	0	0
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	1,205,258	0	0	0	2,332,602	0
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	0	0	0	0	328,348	0
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	0	0	0	0	1,829,600	0
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	25,594	0	0	0	0	0
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	43,094	0	0	0	108,675	0
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	0	0	0	0	1,000,000	0
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	59,000	0	0	0	36,610	0
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	0	0	0	0	200,000	0
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	0	0	0	0	38,600	0
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	68,750	0	0	0	34,980	0
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	8,750	0	0	0	85,855	0
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	0	0	0	0	5,185,517	0
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	93,545	0	0	0	21,370	0
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	0	0	0	0	0	0
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	0	0	0	0	4,022,000	0
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	0	0	0	0	28,860	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	0	0	0	0	0	0
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	0	0	0	0	250,000	0
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	0	0	0	0	0	0
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	75,000	0	0	0	0	0
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	0	0	0	0	0	0
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	10,938	0	0	0	0	0
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	0	0	0	0	2,085	0
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	0	0	0	0	0	0

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Other Reserve Description
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	Free Rent Reserve
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	Outstanding TI/LC Obligations Reserve (Upfront: $1,559,061); Free Rent Reserve (Upfront: $1,107,960); Ground Lease Extension Reserve (Upfront: $1,000,000); Ground Lease Reserve (Upfront: $219,743; Monthly: $109,872)
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	Unfunded Obligations Reserve
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	Window Replacement Reserve
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	Free Rent Reserve
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	Performance Holdback Reserve
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	Seasonality Reserve (Upfront: $300,000); Renovation Reserve (Monthly: $500,000)
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	DB Reserve (Cap of $5,000,000)
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	Free Rent Reserve ($73,870.40); Outstanding TI/LC Reserve ($294,840.45)
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	Lord Abbett CAM Reserve
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	Outstanding TI Reserve ($21,161,047); Free Rent Reserve ($2,397,212)
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	Condominium Reserve
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	Upgrade Reserve
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Unfunded Obligations Reserve
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	Unfunded Obligations Reserve ($299,250); Free Rent Reserve ($29,097.96)
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	Designated Replacement Reserve
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	Approved Leasing Expenses (Upfront: $54,675); Free Rent Reserve (Upfront: $54,000)
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	PIP Reserve
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	Free Rent Reserve
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	Seasonality Reserve
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	Outstanding TI/LC Reserve
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	Outstanding Approved Leasing Reserve
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	East Bay Pediatric TI Holdback Reserve
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	Planned Capital Improvements Reserve ($5,083,948); Prepaid Rent Reserve ($101,569)
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	Free Rent Reserve ($13,530); Approved Leasing Reserve ($7,840)
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	PIP Reserve
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	Free Rent Reserve
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	Upfront Economic Reserve
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	Condo Assessment Reserve
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Borrower Name	Delaware Statutory Trust? Y/N
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	Wilshire West Tower One, LLC, Wilshire West Tower Two, LLC, Wilshire West Tower Three, LLC and Wilshire West Tower Four, LLC	No
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	140 South Van Dorn Street (VA) Owner, LLC	No
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	AP-Lancaster LLC, AP-25th Street LLC, AP-Palmdale II LLC, AP-Donald Douglas LLC, AP-Aliso Viejo LLC, AP-Anaheim LLC, AP-Atlantic LLC, AP-Cityview LLC, AP-Colton LLC, AP-Commerce LLC, AP-Diamond Bar LLC, AP-Fresno Airport LLC, AP-Fresno Industrial LLC, AP-Garden Grove LLC, AP-Ming LLC, AP-Moreno Valley LLC, AP-Mt. Vernon LLC, AP-Palmdale Place LLC, AP-Palmdale Place II LLC, AP-Sierra LLC, AP-Farrell Ramon LLC, AP-Transpark Office LLC, AP-Upland LLC, AP-Upland Freeway Center LLC, AP-Victorville - Jasmine LLC, AP-Victorville - Village LLC and AP-Victorville - Office LLC	No
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	TVO Mall Owner LLC	No
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	CDC San Francisco LLC	No
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	Fair Oaks SPE, LLC	No
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	Corporate Properties Tempe SPE, L.L.C.	No
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	CH LH CrossPoint Owner LLC	No
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	CWI 2 Charlotte Hotel, LP	No
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	KAH 20 2nd Avenue LLC, KINN 9 3rd Avenue LLC, MAR 1st Avenue SW LLC and RES 441 Center Street LLC	No
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	CD119 Greystone, LLC and CD119 Meridian, LLC	No
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	Houmer LLC, 599 LLC, 599 Broadway LLC and 599 Associates LLC	No
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	1735 Jersey Avenue Property LLC and 152 Ridge Road Property LLC	No
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	Chicago Dry LL, LLC	No
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	Walsam 36 Delaware LLC	No
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	90 Hudson Waterfront, LLC	No
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	Atrium Wellness Center II, LLC	No
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	Thor 907 Market FM LLC and Thor 907 Market Street LLC	No
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	Concorde Dellagio Center, LLC and Charal Dellagio Center, LLC	No
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	Midland Mesquite Terraces Apartment Community, LLC	No
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	Brookmed Partners Fee LLC	No
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Park Fletcher Indianapolis LP, Oak Creek Center Illinois Realty LP and 601 Oakmont Illinois Realty LP	No
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	ZH Asheville, LLC and Asheville Marketplace Holdings LLC	No
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	VGSG 358, LLC and JRM Village Park LLC	No
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	Brenda Niederst, LLC, Cross Creek Apartments LLC and Wyatt Investments LLC	No
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	SFS Wade Green LLC and RTC Wade Green LLC	No
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	Welcome Natomas, LLC	No
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	One Mill Run LP	No
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	LCP Hialeah Gardens Hospitality, LLC	No
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	Patchwork Farms PB, LLC	No
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	CP6BT, LLC	No
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	Huntmont Associates II, LLC	No
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	VIE at University Towers, LLC	No
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	San Juan Sacramento, LLC	No
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	I-40 Storage (DE), LLC	No
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	Seal Indy NW, LLC	No
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	1101 Property Associates LLC	No
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	Silver Development LLC	No
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	First Neck Carmel LLC	No
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	700 Hennepin Holdings LLC	No
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	Pecan Ridge Limited Partnership	No
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	Burlingame Lawton LLC	No
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	ARE Lakeridge Point DE, LLC	No
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	Centro Retail Downtown LLC	No
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	Burlingame Chicago LLC	No

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Carve-out Guarantor	Loan Purpose	Loan Amount (sources) ($)	Principal’s New Cash Contribution ($) (7)	Subordinate Debt ($)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	David Taban	Acquisition	62,000,000	29,247,189	8,000,000
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	CIM SMA I-B Investments, LLC	Acquisition	150,000,000	79,774,092	0
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	Donald G. Abbey	Refinance	229,300,000	1,560,056	0
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	The Taubman Realty Group Limited Partnership	Recapitalization	200,000,000	See Footnote to Annex	100,000,000
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	NAP	Refinance	110,000,000	0	0
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	Robert D. Olson	Refinance	47,500,000	0	4,500,000
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	NAP	Acquisition	560,000,000	398,236,548	0
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	Samuel T. Byrne and Brian Chaisson	Acquisition	150,000,000	85,555,563	0
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	Carey Watermark Investors 2 Incorporated	Acquisition	103,000,000	77,816,992	0
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	Javon R. Bea and Vita E. Bea	Refinance	140,000,000	13,628,938	0
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	Jeffrey K. McFadden, Guenther Reibling (a/k/a Gunther Reibling), Peter Merrigan and Lorenz Reibling	Refinance	40,000,000	762,967	0
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	Arthur Cornfeld, Alan Fisher and David Topping	Refinance	75,000,000	0	0
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	Joseph Saadia	Acquisition/Recapitalization	33,000,000	275,804	6,000,000
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	Investcorp US Real Estate, LLC	Acquisition	30,883,000	16,945,570	0
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	David Berley	Refinance	77,000,000	0	0
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	SSC V, L.P.	Refinance	130,000,000	0	0
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	NAP	Recapitalization	115,000,000	48,199,891	0
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	Joseph J. Sitt	Acquisition	28,500,000	14,779,067	0
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	Joseph C. LeBas, Jr., Maynard Allen Hatfield and Concorde Group Holdings LLC	Acquisition	28,000,000	8,558,493	5,000,000
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	Robert A. Blau and Adam H. Jacobson	Acquisition	25,550,000	13,152,400	0
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	Brian Given, Jack Siegel and Robert Sass	Refinance	25,000,000	0	0
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	Raymond Massa	Acquisition/Recapitalization	40,668,750	16,136,166	0
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	Todd C. Zapolski	Acquisition	23,100,000	10,086,535	0
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	Shawn Stafford	Acquisition	19,200,000	6,678,707	0
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	Brenda G. Niederst	Refinance	18,000,000	0	0
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	Robert T. Colley and Steven F. Shellenberger	Refinance	17,300,000	0	0
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	Amarjit Shokeen	Acquisition	17,000,000	8,205,426	0
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	Thomas Marmaros	Refinance	17,000,000	0	0
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	Christopher Gistis, Michael Sullivan and Lawrence Kasser	Refinance	16,000,000	2,579,971	3,000,000
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	Claudio I. Alvarez	Acquisition	14,750,000	7,926,980	0
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	Cupertino Partners VI	Acquisition	13,100,000	9,209,065	0
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	Elizabeth Frazier	Refinance	12,000,000	0	0
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	Harold Rosenblum	Acquisition	46,000,000	30,460,179	0
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	Kenneth Levy	Acquisition	7,350,000	2,979,796	0
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	David E. Richards and Woolleyenterprises LLC	Refinance	7,200,000	0	0
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	Vamsikrishna Bonthala and Sheenal Patel	Acquisition	7,020,000	5,464,348	0
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	Isaac Shalom	Refinance	7,000,000	0	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	Louis Silver	Refinance	7,000,000	170,151	0
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	Jacob Ramage	Acquisition	4,550,000	2,486,029	0
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	Meyer Orbach	Acquisition	4,500,000	3,078,897	0
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	Joseph P. Sullivan, Martin J. Ford and Stephen M. Stewart	Refinance	4,320,000	0	0
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	Gregg C. Sindici	Acquisition	3,650,000	2,953,576	0
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	Scott Beggs, Scott Shanks and Dominic Brunetti	Acquisition	3,400,000	2,055,663	0
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	Mishorim USA Inc.	Recapitalization	2,700,000	0	0
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	Gregg C. Sindici	Acquisition	2,670,000	1,481,898	0

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Other Sources ($)	Total Sources ($)	Loan Payoff ($)	Purchase Price ($)	Closing Costs ($)	Reserves ($)	Principal Equity Distribution ($)	Other Uses ($)
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	0	99,247,189	0	96,000,000	610,876	2,636,313	0	0
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	0	229,774,092	0	227,750,000	1,837,884	186,208	0	0
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	1,635,345	232,495,401	215,200,917	0	4,430,569	12,863,915	0	0
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	0	300,000,000	See Footnote to Annex	0	853,367	4,627,403	See Footnote to Annex	0
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	0	110,000,000	80,409,449	0	1,106,543	10,044,350	18,439,658	0
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	0	52,000,000	38,728,235	0	482,572	0	12,789,193	0
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	0	958,236,548	0	930,000,000	5,736,548	0	22,500,000	0
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	0	235,555,563	0	227,200,000	1,615,563	6,740,000	0	0
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	0	180,816,992	0	169,500,000	1,316,992	10,000,000	0	0
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	0	153,628,938	137,485,356	0	1,618,992	1,178,152	13,346,438	0
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	0	40,762,967	36,000,000	0	458,605	4,304,362	0	0
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	0	75,000,000	46,795,410	0	1,849,285	0	26,355,305	0
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	0	39,275,804	15,924,871	22,000,000	1,178,602	172,332	0	0
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	0	47,828,570	0	44,500,000	792,943	2,535,626	0	0
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	1,690,000	78,690,000	72,086,200	0	1,663,298	1,073,114	3,867,388	0
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	0	130,000,000	104,230,520	0	1,654,974	589,238	23,525,269	0
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	0	163,199,891	79,090,635	0	1,583,138	23,558,259	0	58,967,859
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	645,000	43,924,067	0	41,800,000	2,070,828	53,239	0	0
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	210,616	41,769,109	0	39,650,500	980,666	1,137,943	0	0
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	0	38,702,400	0	37,125,000	488,083	1,089,317	0	0
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	47,500	25,047,500	18,096,584	0	1,452,780	0	5,498,136	0
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	1,937,008	58,741,924	6,832,338	44,025,000	1,137,713	6,746,872	0	0
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	550,823	33,737,359	0	33,000,000	292,156	445,203	0	0
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	118,739	25,997,446	0	23,500,000	466,863	2,030,583	0	0
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	50,000	18,050,000	10,456,163	0	400,205	89,396	7,104,236	0
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	0	17,300,000	15,666,253	0	359,985	423,490	850,272	0
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	0	25,205,426	0	23,500,000	459,602	1,093,203	0	152,621
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	35,000	17,035,000	13,453,971	0	849,005	465,285	2,266,740	0
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	0	21,579,971	20,710,643	0	443,745	425,584	0	0
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	0	22,676,980	0	22,350,000	204,456	122,523	0	0
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	312,000	22,621,065	0	21,800,000	633,635	187,430	0	0
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	0	12,000,000	5,304,015	0	307,158	721,126	5,667,701	0
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	0	76,460,179	0	69,500,000	1,471,867	5,488,312	0	0
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	0	10,329,796	0	9,580,000	518,387	231,409	0	0
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	0	7,200,000	4,655,333	0	164,556	11,265	2,368,845	0
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	119,614	12,603,962	0	8,250,000	261,009	4,092,952	0	0
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	0	7,000,000	5,470,783	0	373,347	237,696	918,174	0
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	0	7,170,151	6,989,334	0	170,065	10,753	0	0
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	0	7,036,029	0	6,350,000	346,186	339,843	0	0
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	0	7,578,897	0	7,328,947	208,066	41,884	0	0
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	0	4,320,000	3,461,939	0	106,510	120,732	630,818	0
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	28,176	6,631,752	0	6,493,000	138,752	0	0	0
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	0	5,455,663	0	5,100,000	230,718	124,946	0	0
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	0	2,700,000	0	0	214,487	14,283	2,471,230	0
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	0	4,151,898	0	4,000,000	151,898	0	0	0

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Total Uses ($)	Lockbox	Cash Management
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	99,247,189	Hard	In Place
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	229,774,092	Soft	Springing
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	232,495,401	Hard	Springing
3.01	Property				Aliso Viejo Commerce Center
3.02	Property				Transpark Commerce
3.03	Property				Wimbledon
3.04	Property				Palmdale Place
3.05	Property				Sierra Gateway
3.06	Property				Fresno Industrial Center
3.07	Property				Upland Freeway
3.08	Property				Commerce Corporate Center
3.09	Property				Moreno Valley
3.10	Property				Airport One Office Park
3.11	Property				Colton Courtyard
3.12	Property				The Abbey Center
3.13	Property				Upland Commerce Center
3.14	Property				Diamond Bar
3.15	Property				Atlantic Plaza
3.16	Property				Ming Office Park
3.17	Property				10th Street Commerce Center
3.18	Property				Cityview Plaza
3.19	Property				Garden Grove Town Center
3.20	Property				30th Street Commerce Center
3.21	Property				Mt. Vernon Commerce Center
3.22	Property				Anaheim Stadium Industrial
3.23	Property				25th Street Commerce Center
3.24	Property				Fresno Airport
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	300,000,000	Hard	Springing
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	110,000,000	Springing	Springing
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	52,000,000	Soft	In Place
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	958,236,548	Hard	Springing
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	235,555,563	Hard	Springing
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	180,816,992	Soft	Springing
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	153,628,938	Hard	Springing
10.01	Property				Rochester Marriott
10.02	Property				Kahler Grand
10.03	Property				Kahler Inn & Suites
10.04	Property				Residence Inn Rochester
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	40,762,967	Hard	Springing
11.01	Property				Greystone Park
11.02	Property				The Meridian at Deerwood Park
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	75,000,000	Hard	Springing
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	39,275,804	Hard	In Place
13.01	Property				1735 Jersey Avenue
13.02	Property				152 Ridge Road
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	47,828,570	Hard	In Place
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	78,690,000	Hard	Springing
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	130,000,000	Hard	Springing
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	163,199,891	Hard	Springing
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	43,924,067	Hard	Springing
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	41,769,109	Hard	In Place
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	38,702,400	Springing	Springing
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	25,047,500	Hard	Springing
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	58,741,924	Hard	Springing
22.01	Property				Oak Creek Center
22.02	Property				Oakmont Center
22.03	Property				Park Fletcher I & II
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	33,737,359	Springing	Springing
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	25,997,446	Springing	Springing
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	18,050,000	Springing	Springing
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	17,300,000	Springing	Springing
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	25,205,426	Springing	Springing
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	17,035,000	Hard	Springing
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	21,579,971	Hard	In Place
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	22,676,980	Springing	Springing
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	22,621,065	Springing	Springing
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	12,000,000	Springing	Springing
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	76,460,179	Soft	In Place
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	10,329,796	Hard	Springing
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	7,200,000	Springing	Springing
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	12,603,962	Hard	Springing
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	7,000,000	Hard	Springing
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	7,170,151	Springing	Springing
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	7,036,029	Springing	Springing
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	7,578,897	Springing	Springing
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	4,320,000	Springing	Springing
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	6,631,752	Springing	Springing
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	5,455,663	Springing	Springing
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	2,700,000	Hard	Springing
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	4,151,898	Springing	Springing

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Cash Management Triggers	Ground Lease Y/N	Ground Lease Expiration Date
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire	(i) the occurrence of an Event of Default or a Mezzanine Loan Event of Default, (ii) Total Loan DSCR is less than 1.125x, (iii) Whole Loan DSCR is less than 1.33x, (iv) the occurrence of a Specified Tenant Trigger Event	No
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, (iii) the occurrence of a Property Manager Trigger	No
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 7.75%
3.01	Property				Aliso Viejo Commerce Center		No
3.02	Property				Transpark Commerce		No
3.03	Property				Wimbledon		No
3.04	Property				Palmdale Place		No	3/31/2052
3.05	Property				Sierra Gateway		No
3.06	Property				Fresno Industrial Center		No
3.07	Property				Upland Freeway		No
3.08	Property				Commerce Corporate Center		No
3.09	Property				Moreno Valley		No
3.10	Property				Airport One Office Park		Yes	1/12/2040
3.11	Property				Colton Courtyard		No
3.12	Property				The Abbey Center		No
3.13	Property				Upland Commerce Center		No
3.14	Property				Diamond Bar		No
3.15	Property				Atlantic Plaza		No
3.16	Property				Ming Office Park		No
3.17	Property				10th Street Commerce Center		No
3.18	Property				Cityview Plaza		Yes	9/30/2035
3.19	Property				Garden Grove Town Center		No
3.20	Property				30th Street Commerce Center		No
3.21	Property				Mt. Vernon Commerce Center		No
3.22	Property				Anaheim Stadium Industrial		Yes	4/30/2034
3.23	Property				25th Street Commerce Center		No
3.24	Property				Fresno Airport		No
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall	(i) the occurrence of an Event of Default, (ii) Net Operating Income is less than $29,250,000, (iii) the occurrence of a Trigger Period (Dark Anchors)	No
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 9.0%	No
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena	(i) the occurrence of an Event of Default, (ii) Total Loan DSCR is less than 1.15x, (iii) Mortgage Loan DSCR is less than 1.33x, (iv) the occurrence of a Mezzanine Loan Trigger period	No
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	(i) the occurrence of an Event of Default, (ii) the occurrence of a Specified Tenant Trigger Period, (iii) the occurrence of a Hyper-Amortization Period	Yes	8/16/2112
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint	(i) the occurrence of an Event of Default, (ii) the occurrence of any Bankruptcy Action of Borrower, Principal or Guarantor, (iii) DSCR is less than 1.50x, (iv) the occurrence of a Lease Trigger Period	No
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.65x	No
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than (a) 8.5% for any quarter during the first through third loan years, (b) 9.0% for any quarter during the fourth through sixth loan years, or (c) 9.5% thereafter, (iii) the occurrence of a Franchise Agreement Sweep Period, (iv) the occurrence of a Renovation Reserve Sweep Period
10.01	Property				Rochester Marriott		No
10.02	Property				Kahler Grand		No
10.03	Property				Kahler Inn & Suites		No
10.04	Property				Residence Inn Rochester		No
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.40x
11.01	Property				Greystone Park		No
11.02	Property				The Meridian at Deerwood Park		No
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, (iii) DSCR is less than 1.40x, (iv) the occurrence of a Property Manager Trigger	No
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio	(i) the occurrence of an Event of Default, (ii) Total Loan DSCR is less than 1.05x, (iii) the occurrence of a Specified Tenant Trigger Period
13.01	Property				1735 Jersey Avenue		No
13.02	Property				152 Ridge Road		No
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Master Lessee, (iii) the occurrence of a Property Manager Trigger, (iv) DSCR is less than 1.20x	No
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street	(i) the occurrence of an Event of Default, (ii) Debt Yield is less than 5.6% or (iii) the occurrence of a Lease Sweep Period	No
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, (iii) DSCR is less than 1.40x, (iv) the occurrence of a Tenant Trigger Event	No
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Life Time Fitness Trigger Event	No
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Lease Sweep Period	No
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center	(i) the occurrence of an Event of Default, (ii) Total Loan DSCR is less than 1.05x, (iii) the occurrence of a Specified Tenant Trigger Period	No
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.25x	No
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x, (iii) the occurrence of a Lease Sweep Period	No
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Specified Tenant Trigger Period
22.01	Property				Oak Creek Center		No
22.02	Property				Oakmont Center		No
22.03	Property				Park Fletcher I & II		No
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.10x	No
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower, Guarantor or Manager, (iii) DSCR is less than 1.15x	No
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Lease Sweep Period	No
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.25x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) the occurrence of a Franchise Renewal Trigger Event, (v) Bankruptcy Action of Manager	No
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) Debt Yield is less than 8.0%, (iv) Bankruptcy Action of Guarantor or Manager, (v) the occurrence of a Lease Sweep Period	No
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area	(i) the occurrence of an Event of Default or a Mezzanine Loan Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.25x	No
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.25x, (iv) the occurrence of a Publix Trigger Event	No
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.45x	No
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center	(i) the occurrence of an Event of Default, (ii) Bankruptcy Action of Borrower or Manager, (iii) DSCR is less than 1.25x	No
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.35x, (iii) the occurrence of a Franchise Agreement Trigger Period, (iv) Bankruptcy Action of Manager	No
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period	No
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x	No
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.15x, (iii) the occurrence of a Specified Tenant Trigger Period	No
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period	No
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x	No
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Period	No
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee	(i) the occurrence of an Event of Default, (ii) DSCR is less than 1.20x, (iii) the occurrence of a Specified Tenant Trigger Event	No

Benchmark 2018-B3 Annex A

Control Number	Loan / Property Flag	Footnotes	Mortgage Loan Seller	Originator	Property Name	Annual Ground Lease Payment ($)	Franchise Agreement Expiration	Cut-off Date Pari Passu Companion Loan Balance ($)	Cut-off Date Subordinate Companion Loan Balance ($)	Subordinate Companion Loan Interest Rate (%)	Cut-off Date Mezzanine Debt Balance ($)	Mezzanine Debt Interest Rate (%)	Terrorism Insurance Required Y/N	Control Number
1	Loan	9, 10, 11	GACC	Deutsche Bank AG, New York Branch	6420 Wilshire						8,000,000	7.90000%	Yes	1
2	Loan	8, 12, 13, 14	JPMCB	JPMorgan Chase Bank, National Association	EOS 21			90,000,000.00					Yes	2
3	Loan	8, 15, 16, 17, 18, 19, 20	CREFI	Citi Real Estate Funding Inc. and Barclays Bank PLC	The SoCal Portfolio			179,300,000.00					Yes	3
3.01	Property				Aliso Viejo Commerce Center								Yes	3.01
3.02	Property				Transpark Commerce								Yes	3.02
3.03	Property				Wimbledon								Yes	3.03
3.04	Property				Palmdale Place	90,000							Yes	3.04
3.05	Property				Sierra Gateway								Yes	3.05
3.06	Property				Fresno Industrial Center								Yes	3.06
3.07	Property				Upland Freeway								Yes	3.07
3.08	Property				Commerce Corporate Center								Yes	3.08
3.09	Property				Moreno Valley								Yes	3.09
3.10	Property				Airport One Office Park	186,200							Yes	3.10
3.11	Property				Colton Courtyard								Yes	3.11
3.12	Property				The Abbey Center								Yes	3.12
3.13	Property				Upland Commerce Center								Yes	3.13
3.14	Property				Diamond Bar								Yes	3.14
3.15	Property				Atlantic Plaza								Yes	3.15
3.16	Property				Ming Office Park								Yes	3.16
3.17	Property				10th Street Commerce Center								Yes	3.17
3.18	Property				Cityview Plaza	564,250							Yes	3.18
3.19	Property				Garden Grove Town Center								Yes	3.19
3.20	Property				30th Street Commerce Center								Yes	3.20
3.21	Property				Mt. Vernon Commerce Center								Yes	3.21
3.22	Property				Anaheim Stadium Industrial	476,206							Yes	3.22
3.23	Property				25th Street Commerce Center								Yes	3.23
3.24	Property				Fresno Airport								Yes	3.24
4	Loan	8, 21, 22, 23, 24, 25, 26, 27	JPMCB	Goldman Sachs Mortgage Company, Wells Fargo Bank, National Association and JPMorgan Chase Bank, National Association	Twelve Oaks Mall			149,834,882.34	99,889,921.56	5.75000%			Yes	4
5	Loan	8	GACC	Deutsche Bank AG, New York Branch	InterContinental San Francisco		2/29/2028	59,746,411.45					Yes	5
6	Loan	28	GACC	Deutsche Bank AG, New York Branch	Residence Inn Pasadena		7/9/2035				4,500,000	10.25000%	Yes	6
7	Loan	8, 29, 30, 31	GACC	Goldman Sachs Mortgage Company	Marina Heights State Farm	Prepaid through first five years (11/2022)		515,000,000.00					Yes	7
8	Loan	8, 32, 33, 34, 35, 36	GACC	Cantor Commercial Real Estate Lending, L.P.	CrossPoint			105,000,000.00					Yes	8
9	Loan	8, 37, 38, 39, 40	JPMCB	JPMorgan Chase Bank, National Association	Marriott Charlotte City Center		12/31/2042	60,000,000.00					Yes	9
10	Loan	8, 41	GACC	Deutsche Bank AG, New York Branch	Rochester Hotel Portfolio			100,000,000.00					Yes	10
10.01	Property				Rochester Marriott		11/6/2030						Yes	10.01
10.02	Property				Kahler Grand								Yes	10.02
10.03	Property				Kahler Inn & Suites								Yes	10.03
10.04	Property				Residence Inn Rochester		10/26/2024						Yes	10.04
11	Loan	42	JPMCB	JPMorgan Chase Bank, National Association	Greystone Park and The Meridian at Deerwood Park								Yes	11
11.01	Property				Greystone Park								Yes	11.01
11.02	Property				The Meridian at Deerwood Park								Yes	11.02
12	Loan	8, 43, 44	JPMCB	JPMorgan Chase Bank, National Association	599 Broadway			40,000,000.00					Yes	12
13	Loan	45, 46, 47	CREFI	Citi Real Estate Funding Inc.	NJ Distribution Portfolio						6,000,000	9.50000%	Yes	13
13.01	Property				1735 Jersey Avenue								Yes	13.01
13.02	Property				152 Ridge Road								Yes	13.02
14	Loan	48, 49, 50, 51, 52, 53, 54, 55	JPMCB	JPMorgan Chase Bank, National Association	Chicago Infill Industrial Portfolio								Yes	14
15	Loan	8, 56, 57	GACC	Deutsche Bank AG, New York Branch	315 West 36th Street			47,000,000.00					Yes	15
16	Loan	8, 58, 59	JPMCB	JPMorgan Chase Bank, National Association	90 Hudson			100,000,000.00					Yes	16
17	Loan	8, 60, 61, 62, 63, 64, 65, 66	JPMCB	JPMorgan Chase Bank, National Association	Atrium Center			85,000,000.00					Yes	17
18	Loan	67, 68, 69, 70	GACC	Deutsche Bank AG, New York Branch	907 Market Street								Yes	18
19	Loan	71	CREFI	Citi Real Estate Funding Inc.	Dellagio Town Center						5,000,000	11.25000%	Yes	19
20	Loan	72, 73	JPMCB	JPMorgan Chase Bank, National Association	Mesquite Terraces								Yes	20
21	Loan		GACC	Deutsche Bank AG, New York Branch	HIP Brooklyn								Yes	21
22	Loan	8, 74, 75, 76, 77, 78	CREFI	Citi Real Estate Funding Inc.	Oak Portfolio			15,651,305.66					Yes	22
22.01	Property				Oak Creek Center								Yes	22.01
22.02	Property				Oakmont Center								Yes	22.02
22.03	Property				Park Fletcher I & II								Yes	22.03
23	Loan	79, 80, 81, 82	CREFI	Citi Real Estate Funding Inc.	Asheville Marketplace								Yes	23
24	Loan	83	CREFI	Citi Real Estate Funding Inc.	Village on the Park Southgate								Yes	24
25	Loan		GACC	Deutsche Bank AG, New York Branch	Cross Creek Apartments								Yes	25
26	Loan		GACC	Deutsche Bank AG, New York Branch	Wade Green Crossing								Yes	26
27	Loan	84, 85	CREFI	Citi Real Estate Funding Inc.	Residence Inn Sacramento Airport Natomas		10/24/2032						Yes	27
28	Loan	86, 87, 88, 89	GACC	Hunt Finance Company, LLC	One Mill Run								Yes	28
29	Loan	37, 90, 91, 92	JPMCB	JPMorgan Chase Bank, National Association	Holiday Inn Miami West Airport Area		12/29/2025				3,000,000	9.35000%	Yes	29
30	Loan	93, 94, 95, 96	JPMCB	JPMorgan Chase Bank, National Association	Patchwork Farms Shopping Center								Yes	30
31	Loan	97, 98	GACC	Deutsche Bank AG, New York Branch	Bay Tech North								Yes	31
32	Loan	99, 100	GACC	Deutsche Bank AG, New York Branch	Berkeley Medical Office								Yes	32
33	Loan	8, 101, 102, 103, 104	JPMCB	JPMorgan Chase Bank, National Association	Towers at University Town Center			35,000,000.00					Yes	33
34	Loan		GACC	Deutsche Bank AG, New York Branch	San Juan Village								Yes	34
35	Loan	105, 106, 107	GACC	Deutsche Bank AG, New York Branch	Storage Elevated								Yes	35
36	Loan	108, 109, 110	CREFI	Citi Real Estate Funding Inc.	Courtyard Marriott Indianapolis Northwest		2/14/2033						Yes	36
37	Loan	111	CREFI	Citi Real Estate Funding Inc.	1101-1109 West Randolph Street								Yes	37
38	Loan		CREFI	Citi Real Estate Funding Inc.	Sherman Plaza Fee								Yes	38
39	Loan	112	CREFI	Citi Real Estate Funding Inc.	Village Park Storage Depot								Yes	39
40	Loan	113	CREFI	Citi Real Estate Funding Inc.	The Stimson Building								Yes	40
41	Loan	114	CREFI	Citi Real Estate Funding Inc.	Pecan Ridge								Yes	41
42	Loan	115	CREFI	Citi Real Estate Funding Inc.	CVS Lawton								Yes	42
43	Loan		GACC	Deutsche Bank AG, New York Branch	Lakeridge Pointe								Yes	43
44	Loan	116, 117, 118, 119, 120	CREFI	Citi Real Estate Funding Inc.	Centro Retail Condo								Yes	44
45	Loan	121	CREFI	Citi Real Estate Funding Inc.	PNC Chicago Fee								Yes	45

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The monthly debt service shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date / ARD.

(4)	Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Principal’s New Cash Contribution” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Debt Yield on Underwritten Net Operating Income (%), Debt Yield on Underwritten Net Cash Flow (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan(s). See “Description of the Mortgage Pool—The Loan Combinations” in the Prospectus for more information regarding the Loan Combination(s).

(9)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI (if past 2016) ($). In 2016, a tenant occupying approximately 21,000 SF and paying below market rents, vacated. Since January 2016, 24 leases have been signed at the 6420 Wilshire Property (43.5% of net rentable area and 50.0% of total underwritten base rent). Underwritten Net Operating Income ($) reflects in place rents after the expiration of respective free rent periods because all outstanding free rent was reserved at loan origination.

(10)	The Second Largest Tenant, Ranker, Inc., occupies two spaces, collectively representing approximately 6.3% of the gross leasable area with various lease expirations. The expiration date with respect to 10,536 SF of space is in March 2020 and the expiration date with 2,348 SF of space is in September 2020.

(11)	The Fifth Largest Tenant, Taban, an affiliate of borrower, is required to commence the payment of rent under its lease beginning April 1, 2018, which is the date the existing tenant vacates such space. The lease, which accounts for 5.2% of the net rentable area, is guaranteed by the owners of Jade Enterprises, LLC (including the borrower sponsor), a privately held real estate firm. The lender is a third party beneficiary of such lease guaranty. The lease has a 10-year term, provided that the lease terminates upon an event of default under the Mortgage Loan documents in the event the borrower leases the space to a third party pursuant to a lease that satisfies the terms specified in the 6420 Wilshire loan documents.

(12)	The Mortgaged Property consists of one unit in a two unit land condominium, which is in place for compliance with local land use and zoning. Each unit owner owns a 50% interest in the common elements.

(13)

The borrower is required to (i) cause the property manager to collect all rents from the residential portion of the Mortgaged Property and deposit such rents into the lockbox account within three business days after receipt

thereof and (ii) notify and advise each commercial tenant of the Mortgaged Property to send directly to the lockbox account all payments of rent payable to the borrower under each applicable lease pursuant to a tenant direction letter sent at origination of the loan. In the event the owners of the borrower incur mezzanine debt in accordance with the loan documents, the borrower is required to implement a hard lockbox and in-place cash management.

(14)	If the lender exercises the option to create one or more mezzanine loans and/or issue preferred equity in accordance with the Mortgage Loan documents, then, for 30 days following the borrower’s receipt of written notice from the lender that the lender is exercising its rights to such mezzanine/preferred equity option providing the approximate anticipated principal balance of such mezzanine and/or preferred equity loan (the “Mezzanine/Preferred Equity Loan Amount”), the borrower is permitted to prepay the Mortgage Loan in an amount equal to the Mezzanine/Preferred Equity Loan Amount, together with all related costs and expenses but without payment of any prepayment premium, penalty or fee.

(15)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of March 6, 2018. For the purposes of the Prospectus, the assumed lockout period of 26 payment dates is based on the expected Benchmark 2018-B3 securitization closing date in April 2018. The actual lockout period may be longer.

(16)	All tenants not under certain major leases specified in the Mortgage Loan documents are subject to a soft lockbox.

(17)	The related borrowers are required to make monthly TI/LC reserve deposits (i) through and including the monthly payment date occurring in February 2023 of approximately $1.25 per SF per annum (initially $228,586 per month) and (ii) from and after the monthly payment date occurring in March 2023 of approximately $0.75 per SF per annum. If the amount in the TI/LC reserve equals or exceeds (i) $5,000,000 through and including the monthly payment date occurring in February 2023 or (ii) $2,000,000 from and after the monthly payment date in March 2023 through the maturity date, then monthly TI/LC reserve payments will be waived, provided monthly TI/LC reserve payments will be reinstated up to the respective TI/LC reserve cap amount once the amount in the TI/LC reserve falls below $5,000,000 through and including the monthly payment date occurring in February 2023 or $2,000,000 from and after the monthly payment date occurring in March 2023 through the Maturity Date.

(18)	GSA (United States of America) leases 30,483 SF across four of the SoCal Portfolio Properties.

(19)	The related borrower is required to deposit $55,000 into the ground lease extension reserve account on each monthly payment date if the Anaheim Stadium Industrial Mortgaged Property and Cityview Plaza Mortgaged Property ground leases are not extended on or prior to the 24th monthly payment date, which is subject to a cap of an amount equal to the allocated loan amount of the applicable property or properties.

(20)	The increase from Most Recent NOI (if past 2016) ($) to Underwritten Net Operating Income ($) is primarily from (i) rent abatements and (ii) new leasing at the 24 SoCal Portfolio Properties.

(21)	The Loan Combination requires payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule as set forth on Annex G of the Prospectus. The Annual Debt Service ($) is calculated based on the pro rata portion of the sum of the first 12 principal and interest payments following the Closing Date based on the amortization schedule set forth on Annex G. The Monthly Debt Service ($) is calculated as 1/12 of the Annual Debt Service ($).

(22)	Defeasance of the related Loan Combination may occur after the earlier to occur of (i) the third anniversary of the origination date and (ii) the second anniversary of the date on which the entire Loan Combination (including any Subordinate Companion Loan) has been securitized pursuant to a securitization or series of securitizations. For the purposes of the Prospectus, the assumed lockout period of 25 payments is based on the expected Benchmark 2018-B3 securitization closing date in April 2018. The actual lockout period may be longer.

(23)	Prior to origination of the related Loan Combination, the Mortgaged Property did not secure a mortgage loan but was included in a pool of assets supporting corporate borrowing by a parent of the borrower. The entities that own the Mortgaged Property and certain other Taubman Centers, Inc.-owned assets are guarantors under Taubman Centers, Inc.’s primary unsecured revolving credit facility (net balance of $678.9 million as of September 30, 2017), $475 million unsecured term loan, and $300 million unsecured term loan, and are unencumbered assets under such facility and term loans. The proceeds of the related Loan Combination were used to repay a portion of the outstanding corporate loan, fund reserves and pay origination costs.

(24)	The Mortgaged Property is anchored by Macy’s, Sears, Nordstrom, JC Penney and Lord & Taylor, and only Nordstrom’s ground leased pad is included as collateral for the related Loan Combination, with the remaining anchor tenants being tenant-owned. Under the Mortgage Loan documents, provided no event of default is continuing, the borrower has the right to purchase one or more of the anchor pads (other than the Nordstrom anchor pad) subject to the satisfaction of certain terms and conditions set forth in the Mortgage Loan documents. Please see “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Additions to the Mortgaged Property” for additional information.

(25)	The Second Largest Tenant at the Mortgaged Property, H&M, has the right to terminate its lease effective as of the last day of the fifth lease year (ending December 2023) if gross sales during the fourth lease year are not at least equal to $6,500,000.

(26)	The Mortgage Loan documents require a lockbox that would otherwise meet the definition of hard lockbox, except that the borrower is permitted to maintain a bank account (which will not be under the control of lender) into which rents from operators of carts, kiosks or similar facilities or persons who are parties to a license agreement for a term of less than one year, or miscellaneous amounts received by the borrower that are not rents, payments, reimbursements or other amounts paid under any lease, may be deposited, and utilize such funds for operating the Mortgaged Property (the “Kiosk Account”). The Mortgage Loan documents also require that, on each business day, any funds in excess of $150,000 on deposit in the Kiosk Account are required to be remitted to a borrower controlled account. Upon the occurrence of certain trigger periods under the Mortgage Loan documents, funds in the Kiosk Account in excess of $50,000 are required to be transferred to the cash management account and disbursed in accordance with the Mortgage Loan documents.

(27)	The Second Largest Tenant at the Mortgaged Property, H&M (24,440 SF) ,has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018. Tenant sales per SF and occupancy cost is based on the SF for the old suite of 9,171 SF. H&M has the right to terminate its lease if the landlord does not deliver the new suite by March 2019.

(28)	Historical cash flow information for 2014, 2015 and 2016 is not available due to the 2016 construction of the Mortgaged Property.

(29)	Historical cash flow information for 2014, 2015, 2016 and Most Recent as of 2017 was not provided in connection with the sale leaseback transaction.

(30)	The Mortgaged Property is subject to a ground lease that commenced on August 16, 2013 and expires on August 16, 2112 (the “Ground Lease”) with the Arizona Board of Regents, a body corporate, for and on behalf of Arizona State University (the “Ground Lessor”). The borrower has one option to renew for a period of no fewer than 25 and no more than 99 years.

The Ground Lease is structured with seven separate phases corresponding to the seven buildings. No rent payments are due with respect to any phase under the Ground Lease until October 13, 2023. The final phase rent commences March 3, 2025. The maximum ground rent expense once rent commences for all phases is $4,375,033 per annum. There are no contractual Ground Lease increases and $30,905,569 of rent was prepaid to the ground lessor.

(31)	The Mortgage Loan has an ARD feature with an anticipated repayment date of January 6, 2028, on which date the interest rate will increase to an amount equal to the sum of (i) the greater of (x) 3.55950% per annum and (y) the 10-year swap yield as of the ARD plus (ii) 3.00000% per annum. The Mortgage Loan is interest only for the entire term until the ARD. From the first payment date after the ARD until the final maturity date, the Marina Heights State Farm Loan Combination will amortize on a 30-year schedule.

(32)	The Second Largest Tenant, Verizon New England, occupies two spaces, collectively representing approximately 23.9% of the gross leasable area with various lease expirations. Verizon New England occupies 222,601 SF though December 2023 and 92,380 SF through May 2024.

(33)	Historical cash flow information for 2014 and 2015 is not available because the borrower acquired the Mortgaged Property in 2018 and the prior owner was renovating and re-positioning the Mortgaged Property during that time.

(34)	The Largest Tenant, Kronos Incorporated, leased an additional 37,554 SF suite in December 2016. The tenant is currently in its free rent period for this suite. It is anticipated that the tenant will take occupancy of this space in October 2018.

(35)	The Underwritten Net Operating Income ($) is more than 10% higher than Most Recent NOI (if past 2016) ($). The increase in NOI from 2016 to November 30, 2017 TTM is primarily associated with an increase in occupancy from 63.7% to 95.4% as of January 1, 2018. In May 2016, Kronos Incorporated executed a new 12-year lease for 505,664 SF (38.3% of net rentable area) and 37.8% of total underwritten base rent.

(36)	The Second Largest Tenant, Verizon New England, representing approximately 23.9% of the net rentable area, is permitted to terminate up to approximately 70.7% of its space effective December 31, 2020, and to terminate the remaining approximately 29.3% of its space effective May 31, 2021, by giving notice not later than December 31, 2019. The Fifth Largest Tenant, (GSA) - IRS, representing approximately 2.8% of the net rentable area, has the right to terminate its lease at any time after June 1, 2021, upon 180 days’ notice.

(37)	With respect to all JPMCB hospitality properties, the Underwritten Net Operating Income ($) is shown net of Underwritten Replacement / FF&E Reserve ($).

(38)	Approximately 25.7% of Most Recent NOI (if past 2016) ($), is attributable to the food and beverage outlets at the Mortgaged Property.

(39)	The Upfront Other Reserve ($) represents a $10,000,000 holdback reserve, which was required to be released to the borrower at such time that the Mortgaged Property achieved a net operating income of at least $10,000,000 on a trailing 12 month basis. The reserve was released to the borrower in August 2017 in accordance with the loan documents.

(40)	With respect to the Ongoing Replacement Reserve ($), the borrower is required to deposit (a) for months one through 36 of the term of the loan, 3%, (b) for months 37 through 48 of the term of the loan, 4% and (c) for months 49 through 60 of the term of the loan, 5% of gross income from operations for the calendar month occurring two calendar months prior to such payment date plus any amounts required to be deposited pursuant to any property improvement plan if: (i) the property manager no longer reserves or otherwise sets aside funds for replacements and repairs required to be made to the Mortgaged Property during the calendar year in accordance with the loan documents, (ii) the borrower fails to provide to the lender with reasonably satisfactory evidence that sums for replacements and repairs required to be made to the Mortgaged Property are being reserved with the property manager and such sums are being expended at the Mortgaged Property in accordance with the requirements of the loan documents or the management agreement or (iii) the management agreement is no longer in full force and effect.

(41)	On each monthly payment date in June, July, August, September, October, and November, the borrowers are required to deposit $50,000 into a seasonality reserve for potential shortfalls in the payment of the monthly interest payment amount, monthly debt service payment amount, other amounts payable under the loan documents and other operating expenses on each monthly payment date in January, February and March (provided, if no Trigger Period (as defined in the loan documents) exists, lender is required to disburse, to the extent available, $100,000 to the borrowers on each such monthly payment date). The seasonality reserve is subject to a cap of $300,000.

(42)	The Largest Tenant at the Meridian at Deerwood Park Mortgaged Property, Deutsche Bank, leases multiple spaces with different expiration dates. The tenant leases 85,040 SF through December 31, 2019, 84,288 SF through October 31, 2020 and 31,000 SF through December 31, 2020. Largest Tenant Lease Expiration represents the largest space leased by the tenant.

(43)	The assessment of the late charge with respect to any Monthly Debt Service ($) is subject to delay due to force majeure, which such delay may not exceed one time per calendar year.

(44)	The entire Mortgaged Property is leased to 599 Broadway JS, LLC (Jeff Sutton), which has subleased its entire leased space as follows: (a) the sub-level and the first two floors to AE Outfitters Retail Co. and (b) the third floor to The Wella Corporation. The aggregate average per SF underwritten base rent of (i) the prime leases is approximately $132 and (ii) the subleases are approximately $173. Underwritten EGI ($) reflects the underwritten prime lease rents, and the Largest Tenant Lease Expiration reflects the expiration date of the prime lease. The prime lease expires February 28, 2057, the sublease for AE Outfitters Retail Co. expires April 30, 2025, and the sublease for The Wella Corporation expires July 31, 2029.

(45)	The related borrower acquired the 152 Ridge Road Mortgaged Property in February 2018 and acquired the 1735 Jersey Avenue Mortgaged Property in February 2017, therefore historical financials were not provided to the lender.

(46)	The related borrower acquired the 152 Ridge Road Mortgaged Property in February 2018 and acquired the 1735 Jersey Avenue Mortgaged Property in February 2017. The related borrower sponsor used the loan proceeds to acquire the 152 Ridge Road Mortgaged Property and to recapitalize its basis in the 1735 Jersey Avenue Mortgaged Property.

(47)	The Largest Tenant at the 1735 Jersey Avenue Mortgaged Property, Top Logistics Services, LLC, has an executed lease to expand into an additional 160,000 SF (of which 155,000 SF is currently occupied by Capacity LLC through January 2019) commencing on February 1, 2019. Upon their expansion, Top Logistics Services, LLC will occupy 360,000 SF of warehouse/flex space at the Mortgaged Property.

(48)	The Mortgaged Property is a portfolio of 15 individual industrial properties, all located in Illinois. Address, City, Detailed Property Type and Year Built for the 15 properties are as shown below:

Address	City	Detailed Property Type	Year Built
1855 Greenleaf Avenue	Elk Grove Village	Warehouse	1964
1525 Chase Avenue	Elk Grove Village	Warehouse	1971
55 Howard Avenue	Des Plaines	Warehouse / Distribution	1971
701 Lunt Avenue	Elk Grove Village	Warehouse	1970
3838 North River Road	Schiller Park	Warehouse / Distribution	1960
1441 East Business Center Drive	Mount Prospect	Flex	1988
1050 East Business Center Drive	Mount Prospect	Warehouse / Distribution	1989
1000 East Business Center Drive	Mount Prospect	Warehouse	1983
520 East Business Center Drive	Mount Prospect	Warehouse / Distribution	1980
1500 Bishop Court	Mount Prospect	Flex	1989
2020-2050 Parkes Drive	Broadview	Warehouse	1972
370 Randy Road	Carol Stream	Warehouse / Distribution	1971
820 Commerce Parkway	Carpentersville	Warehouse / Distribution	1999
475 Kehoe Boulevard	Carol Stream	Warehouse / Distribution	1983
65 South Fairbanks Street	Addison	Warehouse	1993

(49)	Appraised Value ($) represents a “Hypothetical Market Value As Is” based on the aggregate of the “as-is” appraised values for the 15 individual properties equal to $44,380,000 plus an assumption that the unpaid leasing commissions and tenant improvement in the amount equal to $1,250,000 have been paid, as shown in the table below. As of the origination date, the lender reserved $1,250,000 for unpaid leasing commissions and tenant improvements. The aggregate “as-is” value as of February 2018 is $44,380,000, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 69.6% and 69.6%:

Address	Appraised Value ($)
1855 Greenleaf Avenue	$2,480,000
1525 Chase Avenue	$2,140,000
55 Howard Avenue	$3,500,000
701 Lunt Avenue	$4,700,000
3838 North River Road	$3,100,000
1441 East Business Center Drive	$890,000
1050 East Business Center Drive	$3,000,000
1000 East Business Center Drive	$5,200,000
520 East Business Center Drive	$1,630,000
1500 Bishop Court	$4,200,000
2020-2050 Parkes Drive	$1,200,000
370 Randy Road	$2,220,000
820 Commerce Parkway	$2,670,000
475 Kehoe Boulevard	$5,200,000
65 South Fairbanks Street	$2,250,000
Total	$44,380,000

Plus:
Upfront TI/LC Reserve ($)	$1,250,000
Hypothetical Market Value As Is	$45,630,000
Rounded	$45,600,000

(50)	The entire Mortgaged Property is master leased from the borrower to an affiliate in order to comply with Shari’ah principles. The lender has received a mortgage on the fee interest in the Mortgaged Property. The master lease is subordinate to the mortgage, and the affiliate of the borrower assigned its rights as landlord in the space leased to the borrower, which in turn assigned such rights to the lender.

(51)	In the event the funds in the TI/LC reserve account fall below $500,000, the Mortgage Loan documents require an Ongoing TI/LC Reserve ($) monthly deposit in an amount equal to the product obtained by multiplying (w) 1/12 by (x) $0.50 by (y) the then current aggregate leasable square footage of the Mortgaged Properties, until the funds in the Ongoing TI/LC Reserve are greater than $750,000. The monthly deposit shown would change in the event of a release of an individual Mortgaged Property due to a casualty or condemnation.

(52)	The Ongoing Replacement Reserve ($) monthly deposit is required to be an amount equal to the product obtained by multiplying (w) 1/12 by (x) $0.10 by (y) the then current aggregate leasable square footage of the Mortgaged Properties. The monthly deposit shown would change in the event of a release of an individual Mortgaged Property due to a casualty or condemnation.

(53)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI (if past 2016) ($). The increase in Underwritten Net Operating Income ($) over historical period is primarily driven by new and renewal leases executed in 2017, which account for 43.7% of net rentable area and total approximately 46.8% of total underwritten base rent.

(54)	The Mortgaged Property is a portfolio of 15 individual properties with no partial releases permitted for individual properties and, as such, is being presented as a single property.

(55)	Four of the individual properties comprising the Mortgaged Property are subject to (or, in the case of one property, the borrower has filed an application for) a 6b tax abatement provided by Cook County, Illinois, in order to encourage industrial development for the development, rehabilitation or re-utilization of industrial buildings. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for more information.

(56)	Historical cash flow information for 2014 and 2015 is not available due to the 2016 repositioning of the Mortgaged Property.

(57)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI (if past 2016) ($). The increase in Underwritten Net Operating Income ($) over historical periods is primarily driven by the signing of the WeWork leases on 92.8% of the vacant net rentable area in 2015 and 2017.

(58)	The Mortgage Loan is secured by both the borrower’s fee simple interest and a borrower affiliate’s leasehold interest under a ground lease.

(59)	The borrower has the right to take back two floors of space from the Largest Tenant at the Mortgaged Property, Lord Abbett, and one floor from the Second Largest Tenant at the Mortgaged Property, Charles Komar & Sons, by terminating the applicable lease with respect to such space and satisfaction of the following terms and conditions, among others: (A) concurrently with any such partial termination, the borrower reserves with the lender an amount which is equal to the greater of (x) $50 per square foot with respect to termination of one floor only, $75 per square foot with respect to two floors or $100 per square foot with respect to three floors and (y) the partial termination fee collected, (B) any such partial termination does not violate the anti-poaching provisions as described in the Mortgage Loan documents, and (C) the debt service coverage ratio (excluding all amounts attributable to the to-be-terminated space) is greater than or equal to 1.25x.

(60)	The Largest Tenant, Dana Farber Cancer Institute, has executed a lease but not yet taken occupancy at the Mortgaged Property and has not yet commenced paying rent. The rent commencement date is May 1, 2018. The Fifth Largest Tenant, Newton - Wellesley Hospital, has taken possession of its space and commenced paying rent, but is not yet in occupancy. The tenant is expected to take occupancy in April 2018.

(61)	The Appraised Value ($) represents the “Hypothetical Market Value As-Is” value, effective September 8, 2017, which assumes that the Dana Farber Cancer Institute lease has commenced and that all leasing costs have been paid. At origination, the borrower was required to reserve $21,161,047 for outstanding tenant improvements and leasing commissions and approximately $2,397,212 for outstanding free or abated rent. The “As Is” value as of September 8, 2017 is $185,000,000, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 62.2% and 62.2%, respectively.

(62)	Partial release upon partial prepayment or partial defeasance is permitted.

(63)	The Mortgaged Property is newly renovated and, therefore, some historical financials may not be available.

(64)	The Third Largest Tenant, CCRM, subleases its entire premises to CRMB Physician Group, PLLC, a subsidiary of CCRM. The term of the sublease expires concurrently with the term of the prime lease. The underwritten base rent of the sublease and prime lease are also identical at $36.75 per square foot.

(65)	The Third Largest Tenant, CCRM, has the right to terminate its lease as of May 31, 2027, with 12 months’ notice and the payment of a termination fee.

(66)	There is no separate carve-out guarantor.

(67)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI (if past 2016) ($). The increase in Most Recent NOI (if past 2016) ($) is primarily associated with a rent step for the sole tenant at the property. Additionally, Underwritten Net Operating Income ($) reflects a contractual management fee expense that is lower than that reported by the prior owner in the Most Recent NOI (if past 2016).

(68)	The Ongoing Other Reserve ($) deposits for future allowance funds are required to commence on September 6, 2022 in the amount of $133,765 until and including the monthly payment date occurring on December 6, 2023.

(69)	The borrowers may provide $1,000,000 cash instead of a letter of credit in connection with an early termination event related to the sole tenant.

(70)	The sole tenant, Health Partners Plans, has the right to terminate its lease on December 1, 2027 upon written notice prior to December 1, 2026 and payment of a termination fee equal to $472,636.33 plus the sum equal to one month of basic annual rent for any right of first offer space and the sum of all the landlord’s unamortized costs of the base building work, brokerage commissions, and tenant allowances with respect to the tenant’s June 2014 expansion.

(71)	The related borrower is permitted to prepay the mezzanine loan with yield maintenance, subject to certain terms in the related Mortgage Loan documents.

(72)	The DSCR at trigger level, in connection with a cash management event, is 1.25x. The DSCR threshold in connection with a lockbox event is 1.30x.

(73)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI (if past 2016) ($). The increase in Underwritten Net Operating Income ($) over historical period is primarily driven by the burn-off of concessions and rent increases that averaged approximately $111 per unit per month when comparing the 2017 rent rolls and the current rent roll. There are currently no concessions offered at the property.

(74)	The related borrower is using the loan proceeds to acquire the Oak Creek Center and Oakmont Center Mortgaged Properties and recapitalize the Park Fletcher I & II Mortgaged Property.

(75)	The 500 Waters Edge location in the Oak Creek Center Mortgaged Property was renovated in 2007.

(76)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of April 6, 2018. For the purposes of the Prospectus, the assumed lockout period of 25 payment dates is based on the expected Benchmark 2018-B3 securitization closing date in April 2018. The actual lockout period may be longer.

(77)	The increase from Most Recent NOI (if past 2016) ($) to Underwritten Net Operating Income ($) is primarily from (i) recent leasing at the Oak Creek Center and Park Fletcher I & II Mortgaged Properties and (ii) the present value of rent steps for JP Morgan Chase Bank, NA and higher reimbursements for Charles Hall Construction LLC, which recently expanded and converted to a net lease, at the Oakmont Center Mortgaged Property.

(78)	The Second Largest Tenant at the Oak Creek Center Mortgaged Property, Global Eagle Entertainment, Inc., has the right to terminate its lease effective June 30, 2022 with 12 months prior notice and payment of the termination fee. The Largest Tenant at the Oakmont Center Mortgaged Property, JP Morgan Chase Bank, NA, has the right to terminate its lease as of April 30, 2021 with notice by April 30, 2020 and payment of the $933,951 termination fee. The Second Largest Tenant at the Oakmont Center Mortgaged Property, Gamma Technologies, LLC, has the right to terminate its lease effective May 31, 2020 with notice by May 31, 2019 and payment of the $290,049 termination fee. The Third Largest Tenant at the Park Fletcher I & II Mortgaged Property, Commissioning Agents, Inc. has the right to terminate its lease effective December 31, 2021 with written notice by December 31, 2020.

(79)	According to the related Mortgage Loan documents the leasing reserve cap is $292,165, however upon the occurrence and during the continuance of a DSW trigger period, the leasing reserve cap increases to $486,941.

(80)	A portion of the related Mortgaged Property is a leasehold interest under a ground lease that has no rental payment. The ground lease expires on January 1, 2083 and has no permitted extensions.

(81)	The increase from Most Recent NOI (if past 2016) ($) to Underwritten Net Operating Income ($) is primarily from new leasing at the related Mortgaged Property which consists of four leases signed since December 2017 representing an aggregate annual base rent of $316,885.

(82)	The Second Largest Tenant, DSW, has the right to terminate its lease effective September 30, 2019 provided that the tenant’s gross sales for the preceding year are less than $3,300,000 and the tenant provides notice by December 29, 2018. The Fifth Largest Tenant, Versona Accessories, has the right to terminate its lease after January 31, 2021 provided that the tenant was open for the entirety of the prior two years, the tenant’s sales for the prior two years did not exceed $1,700,000 and the tenant gives notice 90 days after January 31, 2021.

(83)	The Mortgaged Property’s Appraised Value ($) represents the “as stabilized” appraised value as of February 21, 2020, which assumes completion of planned capital improvements at the Mortgaged Property and a rental rate increase associated with the upgraded units. The related borrower deposited $1,829,600 into the Upfront Other Reserve ($) for capital upgrades on the origination date of the related Mortgage Loan. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $27,900,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $24,000,000, which excludes the stabilization assumption, are 80.0% and 71.3%, respectively.

(84)	The Mortgaged Property’s Appraised Value ($) represents the “as complete” appraised value as of January 1, 2020, which assumes the completion of a brand-mandated property improvement plan (“PIP”) for which the related borrower deposited $1,000,000 into the Upfront Other Reserve ($) on the origination date of the related Mortgage Loan. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the Mortgaged Property’s Appraised Value ($) of $27,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $24,000,000, which excludes the PIP reserve, are 70.8% and 58.7%, respectively.

(85)	On each monthly payment date the related borrower is required to deposit into the Ongoing Replacement Reserve ($) account the greater of (A) the amount required by any franchise agreement in effect with respect to the Mortgaged Property and (B) (i) on each payment date up to and including the payment date in March 2019, 1/12th of 2% of the greater of the gross revenues for the preceding calendar year and the projected gross revenues as set forth in the annual budget, (ii) on each payment date commencing in April 2019 up to and including the payment date in March 2020, 1/12th of 3% of the greater of the gross revenues for the preceding calendar year and the projected gross revenues as set forth in the annual budget , and (iii) on each payment date commencing in April 2020 and for each payment date thereafter, 1/12th of 4% of the greater of the gross revenues for the preceding calendar year and the projected gross revenues as set forth in the annual budget.

(86)	Historical cash flow information for 2014 is not available due to the 2014 acquisition of the Mortgaged Property.

(87)	If the Largest Tenant, Sedgwick Claims Management, renews or extends its lease before March 31, 2022 and the Mortgage Loan achieves at least a 10.0% debt yield, the TI/LC Reserve Cap will be $500,000; however if the amount available in the TI/LC reserve falls below $500,000, monthly deposits into the TI/LC Reserve will resume and the cap will be increased to $600,000 for the remainder of the loan term.

(88)	The monthly TI/LC deposit of $29,054 will increase to $43,424 on October 1, 2021, unless the Largest Tenant, Sedgwick Claims Management renews or extends its lease prior to that date. The monthly TI/LC deposit will revert to $29,054 if Sedgwick Claims Management renews or extends its lease or the Sedgwick Claims Management lease triggers a cash flow lease sweep due to its expiration date or a failure to provide notice of renewal.

(89)	The Fourth Largest Tenant, Eagle Research Group, Inc., has the right to use the premises for the performance of a government contract. In the event that the contract is terminated by the government, the tenant has the right to terminate its lease at any time with 90 days’ notice and payment of a termination fee equal to the sum of the unamortized balance of the brokerage commission incurred for the first lease amendment, amortized at an interest rate of 8.0% per annum over a period of 12 months and the unamortized balance of the brokerage commission incurred for the second lease amendment, amortized at an interest rate of 8.0% per annum over a period of 12 months.

(90)	Only limited historical cash flow information is available because the Mortgaged Property underwent a comprehensive property improvement plan to convert the Mortgaged Property from a Howard Johnson branded property to a Holiday Inn branded property. The hotel opened for business in 2016 and the final renovations and improvements required under the plan were completed in 2016.

(91)	The Ongoing Replacement Reserve ($) is required to be an amount equal to 1/12 of 4.0% of gross income from operations for the 12 month period prior to the calendar month that is two months prior to the applicable payment date.

(92)	On the Origination Date, the borrower deposited a $200,000 upfront seasonality reserve. Starting on October 1, 2018, the borrower is required to deposit on each payment date occurring in October through April an amount determined by the lender in September of each year, commencing in September 2018, equal to 1/7 of the amount which, if added to net operating income of the Mortgaged Property, would cause the debt service coverage ratio during the immediately preceding April through August to equal 1.00.

(93)	The DSCR at Trigger Level, in connection with a cash management event, is 1.25x. The DSCR threshold in connection with a lockbox event is 1.30x.

(94)	Commencing on March 1, 2023, and on each monthly payment date thereafter, the borrower is required to deposit into the Ongoing Replacement Reserve ($) account an amount of $1,360. The Replacement Reserve Cap ($) is $50,000.

(95)	Commencing on March 1, 2022, and on each monthly payment date thereafter, the borrower is required to deposit into the Ongoing TI/LC Reserve ($) account an amount of $6,800. The TI/LC Cap ($) is $200,000.

(96)	The Largest Tenant, Publix, is not required to continuously occupy or operate its leased premises, but the borrower has the right to terminate the lease if tenant ceases operations for six consecutive months (other than for cause under the lease).

(97)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI (if past 2016) ($). The increase in Underwritten Net Operating Income ($) is primarily driven by the new leases signed in 2017, which account for 13.9% of the net rentable area and total approximately 21.2% of total underwritten base rent.

(98)	The Largest Tenant, State of California – Dept of Health, has an ongoing option to terminate its lease at any time by giving written notice to the borrower sponsor at least 30 days prior to the date when such termination will become effective. The Second Largest Tenant, ADT, has an option to terminate the lease at any time after August 5, 2019, upon 12 months’ prior notice and payment of a termination fee to the borrower sponsor in the amount of four months base rent at the current rate and the unamortized cost of the brokerage commissions and TI allowance paid by the borrower sponsor in connection with the amendment. The Third Largest Tenant, State of California – DMV, has an ongoing option to terminate its lease any time upon written notice to the borrower sponsor at least 30 days prior to the date when such termination will become effective.

(99)	The Underwritten Net Operating Income ($) is over 10% higher than Most Recent NOI (if past 2016) ($). The increase from the Most Recent NOI (if past 2016) ($) is due to timing of real estate tax payment and reimbursement of the tax expense, such that three payments are reflected in 2017 while two payments are typically reflect in actual year end annual financials.

(100)	The successor to the lease of the Second Largest Tenant, Whitney R. Johnson, D.D.S, has the option to terminate its lease upon the death of Dr. Whitney R. Johnson.

(101)	The Mortgaged Property is partially secured by a sublease of a ground lease of 162 parking spaces at a neighboring property. Neither the ground lease nor the sublease has customary leasehold financing provisions. However, the parking spaces are not required for zoning compliance or for the operation of the Mortgaged Property. The subleasehold property has historically operated at a net loss, which has been accounted for in the underwriting. No upside from the subleasehold property was included in the underwriting.

(102)	The borrower is required to deposit into the Ongoing Other Reserve ($) account, within two business days after receipt, an amount equal to all rent (excluding any security deposit) received by the borrower or the property manager which has been paid more than one month in advance.

(103)	The borrower has entered into a master lease agreement with Capitol Technology University, as the tenant (“CTU”), pursuant to which CTU has agreed to lease 21 four-bedroom apartment units (84 total beds) to be designated by CTU to its students. CTU is required to pay 10 installment payments of $79,548 each for a total of $795,480. The master lease commenced on August 5, 2017, and expires on May 20, 2018. Pursuant to the master lease, CTU may be given the opportunity to renew, but such renewal option is not automatic.

(104)	Occupancy (%) is underwritten based on the rent roll dated October 5, 2017 for the 2017/2018 academic year. Leases are signed by the bed for 12 month terms, except for 8.6% of the units on a master lease with Capital College that have 10-month leases.

(105)	Historical cash flow information for 2014 and 2015 is not available due to the 2015 construction of the Mortgaged Property.

(106)	The most recent financials are based on the trailing three months annualized as of December 31, 2017.

(107)	The PML or SEL (%) value is NAP although the Seismic Report Date is listed as January 31, 2018 because the engineering consultant assessed the SEL as equal to less than 3% of the building replacement cost.

(108)	The Mortgaged Property’s Appraised Value ($) represents the “As Complete” appraised value as of January 1, 2019, which assumes the completion of a brand-mandated property improvement plan (“PIP”) for which the related borrower deposited $4,022,000 into the Upfront Other Reserve ($) on the origination date of the related Mortgage Loan. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) are calculated based on the

Mortgaged Property’s Appraised Value ($) of $13,000,000. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the “as-is” appraised value of $8,600,000, which excludes the PIP reserve, are 81.6% and 72.6%, respectively.

(109)	The related Mortgage Loan documents define the DSCR cash management trigger period as (a) DSCR is less than 1.30x at any time that PIP work is required or (b) DSCR is less than 1.35x at any time that PIP work is not required.

(110)	On each monthly payment date the related borrower is required to deposit into the Ongoing Replacement Reserve ($) account the greater of (A) the amount required by any franchise agreement in effect with respect to the Mortgaged Property and (B) (i) on each payment date up to and including the payment date in March 2019, 1/12th of 2% of gross income at the Mortgaged Property from the preceding calendar year, (ii) on each payment date commencing in April 2019 up to and including the payment date in March 2020, 1/12th of 3% of gross income at the Mortgaged Property from the preceding calendar year, and (iii) on the monthly payment date in April 2020 and for each payment date thereafter, 1/12th of 4% of gross income at the Mortgaged Property from the preceding calendar year.

(111)	The related Mortgaged Property was built in 2017, therefore historical financials were not available.

(112)	The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) are calculated net of a $250,000 holdback reserve. The holdback reserve of $250,000 for designated replacements shall be disbursed to the borrower upon achieving a debt yield which is equal to or exceeds 8.50%. The Cut-off Date LTV Ratio (%), the Debt Yield on Underwritten Net Operating Income (%) and the Debt Yield on Underwritten Net Cash Flow (%) calculated based on the fully funded aggregate Mortgage Loan amount of $4,550,000 are 71.3%, 8.2% and 8.1%, respectively.

(113)	The related Mortgaged Property includes three digital billboards on the roof leased by Clear Channel Outdoor, Inc., which collectively pay rent of $150,000 annually, approximately 20.0% of gross rent.

(114)	The December 31, 2017 net operating income and net cash flow for the related Mortgaged Property is $511,406. The December 31, 2017 net operating income debt yield and net cash flow DSCR is 11.9% and 1.80x, respectively.

(115)	The related Mortgaged Property was built in 2014, and historical cash flow information is unavailable because the single tenant has an absolute triple net lease.

(116)	The related borrower acquired the Mortgaged Property with all cash in 2016. The related Mortgaged Property was also built in 2016, therefore historical financials were not available.

(117)	The Third Largest Tenant, Bella Mia, has not occupied its 1,000 SF of space, however it is currently paying full rent and is expected to occupy the space by the end of March 2018.

(118)	The related borrower acquired the Mortgaged Property with all cash in 2016, therefore, loan proceeds were used to recapitalize the borrower sponsor’s basis in the Mortgaged Property.

(119)	The increase from Most Recent NOI (if past 2016) ($) to Underwritten Net Operating Income ($) is primarily because the trailing 12-month period ending September 30, 2017 represents only a partial year of reimbursement and rental income.

(120)	The Second Largest Tenant, Jon Smith Subs, has the right to terminate its lease after May 1, 2021 provided the tenant give the landlord no less than six month’s written notice prior to May 1, 2021. The Third Largest Tenant, Bella Mia, has the right to terminate its lease after May 15, 2021 provided that the tenant gives the landlord no less than six month’s written notice prior to May 15, 2021.

(121)	The related borrower acquired the Mortgaged Property in 2018, therefore historical financials were not provided to the lender.

ANNEX B

SIGNIFICANT LOAN SUMMARIES

LOAN #1: 6420 wilshire

LOAN #1: 6420 wilshire

20
Kottler & Kottler
19
ANR Development Company, LLC
3,432 SF - 11/2022
Arroyo Labs, Inc.
1,282 SF
9/2019
Vacant
1,503 SF
18
17
Early Sullivan Wright Gizer & McRae LLP
10,332 SF – 12/2026
16
15
7,397 SF – 8/2024
14
Sirius XM Radio Inc.
5,186 SF – 5/2019
Early Sullivan Wright Gizer & McRae LLP
2,289 SF – 12/2026
Apple One
2,047 SF – 10/2020
12
Morgan Samuels Company
2,374 SF – 5/2020
11
D'Alessio Law Group
5,341 SF - 5/2024
Luxury Management Group, LLC
2,092 SF – 12/2018
10
American Entertainment Investors Inc.
2,849 SF – 12/2021
Turnbridge
1,486 SF – 2/2021
2,675 SF – 12/2021
9
California Cinema Investments, Inc.
4,284 SF – 2/2019
10th Street Entertainment
5,243 SF – 5/2021
8
Dorfman & Rutt, LLP
4,348 SF - 11/2018
Express Capital Funding, LLC
1,896 SF – 10/2019
Vacant
1,152 SF
Sandra Marsh & Associates
7
Liberty Hill Foundation
6,180 SF – 6/2021
Frankel & Reichman, LLP
3,295 SF – 6/2020
6
Seek Capital LLC
7,556 SF – 10/2019
Entertainment Fusion Group
2,095 SF – 2/2018
5
10,536 SF – 3/2020
4
Vacant
5,330 SF
3
2
Vacant
3,814 SF
Management Office
2,326 SF
Lendcart, LLC
4,851 SF – 8/2019
3,651 SF – 11/2020
1
Vacant
1,574 SF
Nikon Inc.
10,576 SF – 10/2020
Vacant
1,012 SF
Vacant
788 SF
LL
Crescent Staffing, Inc.
2,640 SF – 6/2020
Sirius XM Radio Inc.
American Entertainment Investors Inc.
Sandra Marsh & Associates
10th Street Entertainment
Building
Various
VACANT
BUILDING
2018 - 2019
2020 - 2021
2022+

LOAN #1: 6420 wilshire

LOAN #1: 6420 wilshire

Mortgaged Property Information	Mortgage Loan Information

Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Los Angeles, California	Cut-off Date Balance	$62,000,000
Property Type	Office	Cut-off Date Balance per SF	$303.87
Size (SF)	204,035	Percentage of Initial Pool Balance	5.7%
Total Occupancy as of 10/1/2017(1)	92.2%	Number of Related Mortgage Loans	None
Owned Occupancy as of 10/1/2017(1)	92.2%	Type of Security	Fee Simple
Year Built / Latest Renovation	1972 / 2010	Mortgage Rate	4.27581%
Appraised Value	$96,000,000	Original Term to Maturity (Months)	120
Appraisal Date	11/15/2017	Original Amortization Term (Months)	NAP
Borrower Sponsor	David Taban	Original Interest Only Term (Months)	120
Property Management	Beverly Management Group, Inc.	First Payment Date	2/6/2018
Maturity Date	1/6/2028

Underwritten Revenues	$8,956,317
Underwritten Expenses	$3,221,849	Escrows(2)
Underwritten Net Operating Income (NOI)	$5,734,468	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,324,117	Taxes	$343,538	$85,885
Cut-off Date LTV Ratio	64.6%	Insurance	$0	$0
Maturity Date LTV Ratio	64.6%	Replacement Reserve	$0	$4,251
DSCR Based on Underwritten NOI / NCF	2.13x / 1.98x	TI/LC(3)	$1,774,734	$25,504
Debt Yield Based on Underwritten NOI / NCF	9.2% / 8.6%	Other(4)	$518,041	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$62,000,000	62.5%	Purchase Price	$96,000,000	96.7%
Principal’s New Cash Contribution	29,247,189	29.5	Reserves	2,636,313	2.7
Mezzanine Loan	8,000,000	8.1	Closing Costs	610,876	0.6
Total Sources	$99,247,189	100.0%	Total Uses	$99,247,189	100.0%

(1)	Total Occupancy and Owned Occupancy includes Rapid Logistics, which signed a letter of intent to occupy 2,100 SF (1.0% of the net rentable area (“NRA”)).
(2)	See “—Escrows” below.
(3)	The TI/LC reserve is subject to a cap of $750,000.
(4)	The Upfront Other escrow includes $499,291 for free rent and $18,750 for required repairs for outstanding TI/LCs.

■	The Mortgage Loan. The mortgage loan (the 6420 Wilshire Loan) is evidenced by a note in the original principal amount of $62,000,000 and is secured by a first mortgage encumbering the borrowers’ fee simple interest in an office building located in Los Angeles, California (the “6420 Wilshire Property”). The 6420 Wilshire Loan was originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) on December 20, 2017 and represents approximately 5.7% of the Initial Pool Balance. The note evidencing the 6420 Wilshire Loan has an outstanding principal balance as of the Cut-off Date of $62,000,000 and an interest rate of 4.27581% per annum. The proceeds of the 6420 Wilshire Loan along with an $8,000,000 mezzanine loan and $29,247,189 of borrower equity were primarily used to purchase the 6420 Wilshire Property, fund reserves and pay loan origination costs.

The 6420 Wilshire Loan had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The 6420 Wilshire Loan requires monthly payments of interest only for the mortgage loan term. The scheduled maturity date of the 6420 Wilshire Loan is the due date in January 2028. Provided that no event of default has occurred and is continuing under the 6420 Wilshire Loan documents, at any time after the second anniversary of the securitization closing date, the 6420 Wilshire Loan may be defeased with certain “government securities” as permitted under the 6420 Wilshire Loan documents. Voluntary prepayment of the 6420 Wilshire Loan is permitted on or after the due date occurring in September 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The 6420 Wilshire Property is a 20-story, Class A office building located in the heart of the Westside’s Miracle Mile district. The 6420 Wilshire Property features unobstructed views from the upper floors with floor to ceiling windows on the north and west sides, landscaped courtyards, a renovated main lobby with high-end finishes and a café located off of the main lobby. In 2010, approximately $3.5 million was invested by the previous owner to renovate the 6420 Wilshire Property’s common areas, including the outdoor building approach and garage access systems, parking garage exhaust system, safety system and the 10th and 12th floor lobby. The 6420 Wilshire Property also contains approximately 409 surface and garage parking spaces. The 6420 Wilshire Property provides a convenient location with dual entrance from Wilshire Boulevard and San Vicente Boulevard.

LOAN #1: 6420 wilshire

The borrowers have planned and have an obligation to renovate nine elevators at the 6420 Wilshire Property, which work is budgeted to cost approximately $1.6 million with completion required by June 20, 2020 (subject to force majeure, that may extend the completion date for 90 days). The borrowers’ obligation to complete and pay for such elevator work by June 20, 2020 is a guaranteed obligation of the borrower sponsor. The borrowers did not reserve funds at closing for the elevator work.

As of October 1, 2017, the 6420 Wilshire Property was 92.2% leased to 36 tenants. The 6420 Wilshire Property has experienced recent leasing momentum, with 24 leases signed (43.5% of NRA) since January 2016.

The largest tenant by underwritten base rent, Stun Creative, LLC, leases 19,326 SF (9.5% of the NRA) through November 2027. Stun Creative, LLC is a Los Angeles based advertising agency and production company that specializes in developing brand stories to engage, compel, and activate consumers. The company works with many of the top-tier brands, such as Dove, BMW, and Pepsi. In addition to advertising, Stun Creative, LLC also produces TV series, including: The Santa Clarita Diet on Netflix, full virtual reality 360 campaigns for People of Earth on TBS, HBO’s Westworld, FXX’s 13 day 600 episode Simpsons Marathon and Pepsi’s 30th anniversary commercial. Stun Creative, LLC accounts for approximately 11.4% of the underwritten base rent with two consecutive five-year renewal periods and no termination options.

The second largest tenant by underwritten base rent, Ranker, Inc. (“Ranker”), leases 12,884 SF (6.3% of the NRA) through 2020, with 10,536 SF of space leased through March 2020 and 2,348 SF of space leased through September 2020. Founded in 2009, Ranker is a digital media company that provides crowdsourced rankings on topics including pop culture, sports, politics, brands and lifestyle. Ranker is based in Los Angeles, California and according to Ranker’s website, the company’s website attracts more than 50 million monthly unique visitors and over 80 million visits worldwide. Ranker accounts for approximately 6.8% of underwritten base rent with one, three-year renewal option.

The third largest tenant by underwritten base rent, Early Sullivan Wright Gizer & McRae LLP (“Early Sullivan”), leases 12,801 SF (6.3% of the NRA) through December 2026. Early Sullivan is a business and entertainment law firm, with a focus in the real estate, finance and entertainment industries. The company represents a diverse public and private client base, such as Fidelity National Financial, Industry Entertainment, Nature Health Spa, San Francisco Property Partners, LLC, and Chicago Title Insurance Company. Early Sullivan was named a “Best Law Firm” by the ranking guide U.S. News & World Report. The firm received a Metropolitan Tier 1 rank in the practice area of “Litigation – Intellectual Property” (Los Angeles) and a National Tier 3 rank in the same practice area. Early Sullivan accounts for approximately 6.9% of underwritten base rent with two, five-year renewal option with no termination options.

Approximately 10,532 SF of the 6420 Wilshire Property (representing approximately 5.2% of the NRA and 6.6% of the underwritten base rent is leased to an affiliate of the borrowers, Jade Enterprises, LLC, (the “Affiliate Tenant” or “Taban”) pursuant to an affiliate lease (the “Affiliate Lease”). Although the Affiliate Tenant is not required to occupy the space demised under the Affiliate Lease, the Affiliate Tenant is required to commence the payment of rent thereunder on April 1, 2018 (the date the existing tenant vacates such space). The Affiliate Lease has a 10 year term, commencing on April 1, 2018, provided that, the borrowers have the right to lease all or a portion of the space demised under the Affiliate Lease to a third party tenant at any time so long as such new third party lease has (i) a term of at least five years, (ii) a monthly rent of no less than $39,495 and (iii) been entered into in accordance with the 6420 Wilshire Loan documents (and on the date such third party tenant has taken possession of their leased space and commenced the payment of full rent, the Affiliate Lease will terminate with respect to such space). The Affiliate Lease is guaranteed by the four owners of the Affiliate Tenant (including the borrower sponsor) and the lender is a third party beneficiary of such lease guaranty. The Affiliate Lease is fully subordinate to the mortgage and the lender has the right to terminate the lease upon an event of default under the 6420 Wilshire Loan.

LOAN #1: 6420 wilshire

The following table presents certain information relating to the major tenants at the 6420 Wilshire Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Stun Creative, LLC	NR/NR/NR	19,326	9.5%	$823,284	11.4%	$42.60	11/30/2027	2, 5-year options
Early Sullivan Wright Gizer & McRae LLP	NR/NR/NR	12,801	6.3	499,239	6.9	$39.00	12/31/2026	2, 5-year options
Ranker, Inc.(2)	NR/NR/NR	12,884	6.3	491,133	6.8	$38.12	Various	1, 3-year option
Taban(3)(4)	NR/NR/NR	10,532	5.2	473,940	6.6	$45.00	3/31/2028	NA
Harris-Ginsberg LLP	NR/NR/NR	10,532	5.2	373,610	5.2	$35.47	7/31/2023	1, 5-year option
Nikon Inc.	NR/NR/NR	10,576	5.2	323,677	4.5	$30.60	10/31/2020	2, 5-year options
Reliable Properties	NR/NR/NR	7,676	3.8	318,771	4.4	$41.53	8/31/2024	1, 7-year option
Seek Capital LLC	NR/NR/NR	7,556	3.7	312,630	4.3	$41.38	10/31/2019	1, 3-year option
Kottler & Kottler	NR/NR/NR	6,334	3.1	252,372	3.5	$39.84	4/30/2022	2, 5-year options
D’Alessio Law Group	NR/NR/NR	5,341	2.6	234,240	3.3	$43.86	5/31/2024	1, 5-year option
Ten Largest Owned Tenants		103,558	50.8%	$4,102,896	57.0%	$39.62
Remaining Tenants(5)		84,611	41.5	3,100,872	43.0	$36.65
Vacant		15,866	7.8	0	0.0	$0.00
Total / Wtd. Avg. All Tenants		204,035	100.00%	$7,203,767	100.00%	$38.28

(1)	Based on the underwritten rent roll dated October 1, 2017.
(2)	Ranker leases 10,536 SF of space through March 2020 and 2,348 SF of space through September 2020.
(3)	Taban will take possession of its space and begin operations on the earlier to occur of April 1, 2018 or when any tenant improvements are completed.
(4)	Taban is an affiliate of the borrowers pursuant to the Affiliate Lease. Please see “The Property” section above for more information.
(5)	Remaining Tenants include Rapid Logistics, which signed a letter of intent to occupy 2,100 SF (1.0% of the NRA).

The following table presents certain information relating to the lease rollover schedule at the 6420 Wilshire Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	3,248	1.6%	1.6%	$135,953	1.9%	$41.86	2
2018	8,447	4.1	5.7%	331,402	4.6	$39.23	3
2019	25,279	12.4	18.1%	989,916	13.7	$39.16	6
2020	38,728	19.0	37.1%	1,376,189	19.1	$35.53	8
2021	18,887	9.3	46.4%	682,835	9.5	$36.15	5
2022	13,674	6.7	53.1%	542,238	7.5	$39.65	3
2023	12,899	6.3	59.4%	471,604	6.5	$36.56	2
2024	18,365	9.0	68.4%	777,627	10.8	$42.34	3
2025	0	0.0	68.4%	0	0.0	$0.00	0
2026	14,901	7.3	75.7%	598,779	8.3	$40.18	2
2027	19,326	9.5	85.2%	823,284	11.4	$42.60	1
2028	10,532	5.2	90.3%	473,940	6.6	$45.00	1
2029 & Thereafter	3,883	1.9	92.2%	0	0.0	$0.00	0
Vacant	15,866	7.8	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	204,035	100.0%		$7,203,767	100.0%	$38.28	36

(1)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the 6420 Wilshire Property:

Historical Leased%(1)

	2014	2015	2016(2)	As of 10/1/2017(3)
Owned Space	92.0%	91.6%	79.1%	92.2%

(1)	As provided by the borrowers and which represents average month-end occupancy for the indicated year unless otherwise specified.
(2)	In 2016, Cedar Sinai, occupying two floors and approximately 21,000 SF, vacated the 6420 Wilshire Property. The borrowers have signed 24 leases (43.5% of net rentable area) since January 2016.
(3)	Based on the underwritten rent roll dated October 1, 2017. Occupancy includes Rapid Logistics, which signed a letter of intent to occupy 2,100 SF (1.0% of the NRA).

LOAN #1: 6420 wilshire

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 6420 Wilshire Property:

Cash Flow Analysis(1)

	2014	2015	2016(2)	T-11 Ann. 11/30/2017	Underwritten	Underwritten $ per SF
Base Rent	$5,128,455	$5,870,132	$4,983,535	$4,781,678	$7,203,767	$35.31
Contractual Rent Steps(3)	0	0	0	0	177,952	0.87
Gross Up Vacancy	0	0	0	0	598,170	2.93
Total Reimbursement Revenue	269,449	260,961	221,362	168,392	253,456	1.24
Other Income(4)	391,750	572,232	587,805	1,167,489	1,321,141	6.48
Gross Revenue	$5,789,654	$6,703,325	$5,792,702	$6,117,559	$9,554,487	$46.83
Vacancy & Credit Loss	0	0	0	0	(598,170)	(2.93)
Effective Gross Income	$5,789,654	$6,703,325	$5,792,702	$6,117,559	$8,956,317	$43.90

Real Estate Taxes	$813,799	$880,624	$962,623	$1,026,739	$1,161,951	$5.69
Insurance	218,392	188,061	168,924	148,610	40,930	0.20
Management Fee	119,279	132,274	115,787	112,934	268,689	1.32
Other Operating Expenses	1,930,793	1,837,152	1,750,278	2,379,350	1,750,278	8.58
Total Operating Expenses	$3,082,263	$3,038,110	$2,997,612	$3,667,633	$3,221,849	$15.79

Net Operating Income	$2,707,391	$3,665,215	$2,795,090	$2,449,927	$5,734,468	$28.11
TI/LC	0	0	0	0	359,342	1.76
Capital Expenditures	0	0	0	0	51,009	0.25
Net Cash Flow	$2,707,391	$3,665,215	$2,795,090	$2,449,927	$5,324,117	$26.09

Occupancy(5)	92.0%	91.6%	79.1%	92.2%	93.7%(7)
NOI Debt Yield	4.4%	5.9%	4.5%	4.0%	9.2%
NCF DSCR	1.01x	1.36x	1.04x	0.91x	1.98x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	In 2016, Cedar Sinai, occupying approximately 21,000 SF and paying below market rents, vacated. Since January 2016, 24 leases have been signed at the 6420 Wilshire Property (43.5% of NRA).
(3)	Includes contractual rent increases through January 1, 2019.
(4)	Other Income consists of parking income. In 2017, the borrowers and United Valet Parking, Inc. entered into a five-year net parking lease with an annual payment equal to $1.2 million. United Valet is responsible for the expenses under the lease.
(5)	Occupancy represents average month-end occupancy for the indicated year unless otherwise specified.

(6)	Based on the underwritten rent roll dated October 1, 2017. Occupancy includes Rapid Logistics, which signed a letter of intent to occupy 2,100 SF (1.0% of the NRA).

(7)	Underwritten occupancy represents economic occupancy,

■	Appraisal. According to the appraisal, the 6420 Wilshire Property had an “as-is” appraised value of $96,000,000 as of November 15, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$96,000,000	N/A	5.25%

■	Environmental Matters. Based on a Phase I environmental report dated October 27, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at 6420 Wilshire Property.

■	Market Overview and Competition. The property is located on the Wilshire Boulevard office corridor in the Miracle Mile district in Los Angeles with access to four major Los Angeles freeways, the 10 Freeway, the 405 Freeway, the 101 Freeway, and the 110 Freeway. The property is located adjacent to an MTA bus stop and two blocks from the future Wilshire/Fairfax Metro Purple Line station. The Metro Purple Line extension construction is currently underway and will expand the Metro Purple Line from the Wilshire/Western stop, westward for approximately nine miles with seven new stations, providing a dependable, high-speed, and high-capacity alternative for those traveling to and from West Los Angeles destinations such as the Media Mile, and eventually Beverly Hills, Century City, and Westwood. The Metro Purple Line extension will be completed in three phases, with the initial phase running 3.9 miles and to include three stations (Wilshire/La Brea, Wilshire/Fairfax, Wilshire/La Cienega) set to open in late 2022. The property is located between the future Wilshire/La Cienega and Wilshire/Fairfax stations. Within a 1-mile radius, there are over 190 restaurants, including fine dining cuisine such as Animal, Drago Ristorante, Jon and Vinny’s, Canter’s Delicatessen, Escuela Taqueria, Mercado, Angelini Osteria, Tres by Jose Andres, and Sugarfish. The property is also adjacent to well-known retail locations, such as the Grove, the Beverly Center, Rodeo Drive, and the Melrose and Fairfax Avenue shopping districts. According to the appraisal, the 2017 population within a one-, three- and five-mile

LOAN #1: 6420 wilshire

radius of the property, was 45,008, 345,892 and 997,497, respectively. The average household income within a one-, three- and five-mile radius of the property was $115,685, $108,495 and $91,708, respectively.

According to the appraisal, the property is located in the Mid-Wilshire/Miracle Mile/Park Mile submarket. As of the third quarter of 2017, the Mid-Wilshire/Miracle Mile/Park Mile submarket contained approximately 6.3 million SF of Class A office space and 9.0 million SF of Class B/C office space. As of the third quarter of 2017, the Class A office space in the Mid-Wilshire/Miracle Mile/Park Mile submarket had a vacancy rate of 15.5% and average asking rents of $34.33 per SF. The appraisal identified seven comparable office leases in the submarket in five buildings ranging in size from 213,556 SF to 452,765 SF. Asking rents for the comparable leases ranged from $42.00 per SF to $53.52 per SF with a weighted average of approximately $46.86 per SF. The property’s weighted average rent per SF of $38.28 is approximately 18.3% lower than the comparable lease average rent per SF.

The following table presents certain information relating to sales comparables for the 6420 Wilshire Property:

Office Building Sales Comparables(1)

Property Name	Property Location	Rentable Area (SF)	Sale Date	Sale Price (in millions)
6420 Wilshire Property(2)	Los Angeles, CA	204,035	NA	$96.0
7083 Hollywood	Los Angeles, CA	82,180	9/2017	$42.0
10780 Santa Monica Boulevard	Los Angeles, CA	94,383	8/2017	$40.9
5161 Lankershim Boulevard	North Hollywood, CA	178,317	5/2017	$69.0
Royal Beverly Glen Plaza	Los Angeles, CA	79,386	5/2016	$36.0
5900 Wilshire Boulevard	Los Angeles, CA	452,765	4/2016	$245.0
Kodak Campus	Los Angeles, CA	106,785	1/2016	$50.1

(1)       Source: Appraisal.

(2)       Based on the underwritten rent roll dated October 1, 2017.

Office Lease Comparables(1)

Property Name	Property Location	Tenant Name	Lease Date	GLA (SF)	Lease Term (years)	Base Rent per SF	Lease Type
6420 Wilshire Property(2)	Los Angeles, CA	Various	Various	204,035	8.3	$38.28
New York Life Building	Los Angeles, CA	Odyssey International	10/2017	3,544	7.0	$43.20	Gross
5670 Wilshire Boulevard	Los Angeles, CA	Kornwasser Shopping Center	8/2017	3,372	6.0	$46.80	Gross
5900 Wilshire Boulevard	Los Angeles, CA	Don Buchwald & Assoc.	6/2017	14,906	8.0	$53.52	Gross
5670 Wilshire Boulevard	Los Angeles, CA	Digital Media Management	5/2017	14,114	7.0	$42.60	Gross
5670 Wilshire Boulevard	Los Angeles, CA	BOOM Entertainment	4/2017	3,192	5.0	$42.00	Gross
6100 Wilshire Boulevard	Los Angeles, CA	Executioners Los Angeles	2/2017	1,387	4.0	$46.20	Gross
8383 Wilshire Boulevard	Beverly Hills, CA	Office Tenant	1/2017	3,911	5.0	$44.40	Gross

(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated October 1, 2017.

■	The Borrowers. The borrowers are Wilshire West Tower One, LLC, Wilshire West Tower Two, LLC, Wilshire West Tower Three, LLC and Wilshire West Tower Four, LLC, as tenants-in-common and single purpose entities structured to be bankruptcy remote, with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the 6420 Wilshire Loan. The non-recourse carveout guarantor is David Taban.

David Taban is the founder of Jade Enterprises (“JADE”), a privately held real estate firm based in Los Angeles, California. JADE, founded over 30 years ago, has a portfolio including Class A office buildings, medical office buildings, major power centers, multifamily, and land for future development throughout California and Nevada. JADE owns 13 properties in Los Angeles, including 6221 Wilshire Blvd., 1318 - 1332 Wilshire Blvd., 6325-6335 Wilshire Blvd., and 10660 Wilshire Blvd.

■	Escrows. In connection with the origination of the 6420 Wilshire Loan, the borrowers funded reserves of (i) $343,538 for real estate taxes, (ii) $1,774,734 for TI/LCs, of which $1,200,000 are for future TI/LCs and $574,734 are for outstanding TI/LCs (iii) $499,291 for a free rent reserve and (iv) $18,750 for required repairs.

Additionally, on each due date, the borrowers are required to fund the following reserves with respect to the 6420 Wilshire Loan: (i) a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $85,885) will be necessary to pay taxes over the then succeeding 12-month period, (ii) a replacement reserve equal to $4,251, (iii) a TI/LCs rollover reserve equal to $25,504 and subject to a cap of $750,000 and (iv) an insurance

LOAN #1: 6420 wilshire

reserve in an amount equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums upon the expiration of the insurance policies. Notwithstanding the foregoing, insurance escrows are waived so long as the 6420 Wilshire Property is covered by an acceptable blanket policy (which is currently the case). Additionally, during a Lease Sweep Period (as defined below), all excess cash is required to be swept into the lease sweep reserve account.

■	Lockbox and Cash Management. The 6420 Wilshire Loan documents require a hard lockbox and in-place cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. All funds in the clearing account are required to be transferred on a daily basis into a deposit account controlled by the lender and disbursed in accordance with the loan documents. Provided no Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrowers in accordance with the 6420 Wilshire loan documents.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) the date on which (a) the debt service coverage ratio is less than 1.33x or (b) the debt service coverage ratio (including the mezzanine loan) is less than 1.125x, (iii) the commencement of a Lease Sweep Period (as defined below) or (iv) the occurrence of a mezzanine loan default and will end, (a) with respect to clause (i) upon a cure related to the event of default, and (b) with respect to clause (ii) if the debt service coverage ratio is at least 1.38x (or at least 1.175x, including the mezzanine loan) for one calendar quarter.

A “Lease Sweep Period” will commence upon the occurrence of: (i) the earliest to occur of (a) with respect to the upcoming termination of the Ranker lease, July 1, 2019 (unless Ranker has renewed its lease prior to such date), (b) with respect to any other Ranker lease expiration date or the expiration of any other Lease Sweep Lease (as defined below), the earlier to occur of (x) the date such tenant is required to give notice of its exercise of its renewal option or (y) nine months prior to such expiration date or the date that such tenant is required to give notice, or (c) nine months prior to the stated maturity date if a Lease Sweep Lease had a term that expires within the 12 month period following the stated maturity date, (ii) a cancellation, surrender or termination of all or a material portion of a Lease Sweep Lease, (iii) a tenant under a Lease Sweep Lease “going dark” in all or a material portion of its leased premises or gives notice of an intent to go dark, (iii) a monetary or material non-monetary default under a Lease Sweep Lease and (iv) the bankruptcy of the tenant (or parent company or lease guarantor) under a Lease Sweep Lease.

A Lease Sweep Period will end on the date: (A) in the case of clause (i) or (ii) above, either the tenant under such lease has exercised its renewal option under its lease (if applicable) or the entire space demised under the applicable lease has been relet pursuant to qualified leases (based on parameters set forth in the 6420 Wilshire Loan documents) and, in either case, the lender has determined that sufficient funds have accumulated in the lease sweep reserve account to re-tenant such leased space, or (B) in the case of clause (iii) above, the subject default has been cured, and no other monetary or material non-monetary default under such Lease Sweep Lease occurs for three consecutive months following such cure, or (C) in the case of cause (iv) above, the applicable insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned or (D) in the case of clauses (i) through (iv) above, funds in the lease sweep reserve account equal or exceed an amount equal to $142 multiplied by the square footage of the Lease Sweep Lease in question (the “Lease Sweep Cap”) (provided, that, if funds in the lease sweep reserve account drop below $500,000, the lease sweep will commence again and continue until funds again reach the applicable Lease Sweep Cap).

A “Lease Sweep Lease” means the lease with Ranker, Inc. or any replacement lease.

A “Qualified Lease” is either (a) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease or (ii) a modification of the Lease Sweep Lease approved by the lender, or (b) a replacement lease (i) entered into in accordance with the loan documents and (ii) on market terms with respect to, among other things, base rent, additional rent and recoveries and tenant improvement allowances.

■	Property Management. The 6420 Wilshire Property is managed by Beverly Management Group, Inc., a borrower affiliate. Provided that no event of default is occurring under the 6420 Wilshire Loan documents, rating agency and lender approval is not required for the appointment of a manager that meets the requirements for a qualified manager set forth in the 6420 Wilshire Loan documents. The lender may require the borrowers to replace the manager with (x) an unaffiliated manager selected by the borrowers that meets the requirements for a qualified manager set forth in the 6420 Wilshire Loan documents or (y) another property manager chosen by the borrowers and approved by the lender upon the occurrence of: (i) an event of default under the 6420 Wilshire Loan; (ii) a default under the management agreement beyond the cure period; (iii) the insolvency of or commencement of insolvency or bankruptcy proceedings involving the manager; (iv) if at any time the manager has engaged in gross negligence, fraud, willful misconduct or

LOAN #1: 6420 wilshire

misappropriation of funds; or (v) if the debt service coverage ratio is less than 1.18x or the combined debt service coverage ratio is less than 1.00x.

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the 6420 Wilshire Loan, Hermes US Real Estate Debt S.A R.L. funded a mezzanine loan in the amount of $8,000,000 to WWT One LLC, WWT Two, LLC, WWT Three, LLC and WWT Four, LLC. The mezzanine loan carries an interest rate of 7.9000% per annum and is co-terminus with the 6420 Wilshire Loan. The 6420 Wilshire Loan is subject to an intercreditor agreement. Based on the total combined debt of $70.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	6420 Wilshire Loan	6420 Wilshire Total Debt
Cut-off Date Balance	$62,000,000	$70,000,000
Cut-off Date LTV Ratio	64.6%	72.9%
Maturity Date LTV Ratio	64.6%	72.9%
DSCR Based on Underwritten NCF	1.98x	1.60x
Debt Yield Based on Underwritten NOI	9.2%	8.2%

■	Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The 6420 Wilshire Loan documents require that the “all-risk” insurance policy required to be maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the 6420 Wilshire Property. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the 6420 Wilshire Property would provide, as determined by the lender. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #2: Eos 21

LOAN #2: Eos 21

LOAN #2: Eos 21

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		JPMCB
Location (City/State)	Alexandria, Virginia		Cut-off Date Balance(2)		$60,000,000
Property Type	Multifamily		Cut-off Date Balance per Unit(1)		$127,118.64
Size (Units)	1,180		Percentage of Initial Pool Balance		5.5%
Total Occupancy as of 9/30/2017	97.3%		Number of Related Mortgage Loans		None
Owned Occupancy as of 9/30/2017	97.3%		Type of Security		Fee Simple
Year Built / Latest Renovation	1963, 1967 / 2012		Mortgage Rate		3.88000%
Appraised Value	$231,400,000		Original Term to Maturity (Months)		84
Appraisal Date	11/21/2017		Original Amortization Term (Months)		NAP
Borrower Sponsor	CIM SMA I-B Investments, LLC		Original Interest Only Period (Months)		84
Property Management	CIM Management, Inc.		First Payment Date		1/1/2018
			Maturity Date		12/1/2024
Underwritten Revenues	$20,888,540
Underwritten Expenses	$9,582,304
Underwritten Net Operating Income (NOI)	$11,306,236		Escrows(3)
Underwritten Net Cash Flow (NCF)	$11,008,876			Upfront	Monthly
Cut-off Date LTV Ratio(1)	64.8%		Taxes	$0	$0
Maturity Date LTV Ratio(1)	64.8%		Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	1.92x / 1.87x		Replacement Reserve	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	7.5% / 7.3%		TI/LC	$0	$0
			Other(4)	$186,208	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$150,000,000	65.3%	Purchase Price	$227,750,000	99.1%
Principal’s New Cash Contribution	79,774,092	34.7	Closing Costs	1,837,884	0.8
			Reserves	186,208	0.1
Total Sources	$229,774,092	100.0%	Total Uses	$229,774,092	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the EOS 21 Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $60,000,000 represents the non-controlling note A-2, which is part of a loan combination evidenced by three pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $150,000,000. See the “Loan Combination Summary” below for more information.

(3)	See “—Escrows” below.

(4)	The Upfront Other escrows include $186,208 for deferred maintenance.

■

The Mortgage Loan. The mortgage loan (the “EOS 21 Loan”) is part of a loan combination (the “EOS 21 Loan Combination”) evidenced by three pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in a 1,180-unit, four and five-story mid-rise multifamily property in Alexandria, Virginia (the “EOS 21 Property”). The EOS 21 Loan is evidenced by the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $60,000,000 and represents approximately 5.5% of the Initial Pool Balance. The related companion loans (collectively, the “EOS 21 Companion Loans”) are evidenced by: (i) the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $60,000,000 and was securitized in the Benchmark 2018-B2 securitization transaction; and (ii) the non-controlling note A-3, which has an outstanding principal balance as of the Cut-off Date of $30,000,000, is currently held by JPMCB and is expected to be contributed to one or more future securitization transactions. The EOS 21 Loan Combination accrues interest at an interest rate of 3.88000% per annum. The borrower utilized proceeds of the EOS 21 Loan Combination to purchase the EOS 21 Property, pay origination costs and fund an upfront reserve.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2018-B2	Yes
A-2	$60,000,000	$60,000,000	Benchmark 2018-B3	No
A-3	$30,000,000	$30,000,000	JPMCB(1)	No
Total	$150,000,000	$150,000,000

(1)	Expected to be contributed to one or more securitization transactions.

The EOS 21 Loan Combination had an initial term of 84 months and has a remaining term of 80 months as of the Cut-off Date. The EOS 21 Loan Combination requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the EOS 21 Loan Combination is the due date in December 2024. The EOS 21 Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the EOS 21 Loan Combination documents at any time after the second anniversary of the closing date of the securitization including the last note to be securitized. In addition, if the defeasance lockout period has not occurred by January 1, 2021, the EOS 21 Loan Combination documents permit the borrower to prepay the loan in whole with a yield maintenance premium. Voluntary prepayment of the EOS 21 Loan Combination in full is permitted after the due date occurring in September 2024 without defeasance or payment of any prepayment premium.

LOAN #2: Eos 21

■	The Mortgaged Property. The EOS 21 Property is a 1,180-unit, mid-rise multifamily property located inside the Capital Beltway (I-495) in Alexandria, Virginia. The EOS 21 Property was built in 1963 and 1967 and most recently renovated in 2012. The EOS 21 Property was 97.3% occupied as of September 30, 2017. The EOS 21 Property consists of three five-story buildings and 11 four-story buildings along with a clubhouse and is comprised of 236 studio units, 604 one-bedroom units and 340 two-bedroom units. The EOS 21 Property amenities include two swimming pools, four tennis courts, a business center, an on-site day care center, a theater room, three children’s playgrounds, a deli, a dog park, a barbecue and picnic area, a coffee center, a game room, a billiards table and a complimentary shuttle service to the Van Dorn Metro Station, which is located approximately 1.0 mile from the EOS 21 Property. The EOS 21 Property has 1,496 parking spaces, resulting in a parking ratio of approximately 1.3 spaces per unit.

The borrower sponsor has budgeted approximately $20.0 million to upgrade and reposition the EOS 21 Property over the next six years. The borrower sponsor plans to renovate all 1,180 units as they become vacant and upgrade common areas and mechanical systems. According to the borrower sponsor, renovations commenced in February 2018 with $12.2 million expected to be invested within the first two years of the loan term. The borrower sponsor anticipates that renovations to units will include new kitchen finishes with stainless steel appliances, new lighting, new washers and dryers and faux wood flooring in all kitchens, which will replace carpets, tile or linoleum. The borrower sponsor plans to renovate all common areas and hallways, upgrade elevator cabs, replace boilers and chillers and replace roofs. According to the borrower sponsor, updates to the EOS 21 Property’s amenity package are anticipated to include the addition of a yoga studio and a pet washing station along with upgrades to the pool area, barbeque area, dog park area and business center. In addition, the borrower sponsor plans to add an extra bedroom to 118 of the EOS 21 Property’s corner one- and two-bedroom units, which it anticipates will cost approximately $1.2 million. Renovated units have experienced an average rent per unit increase of $108 per month.

The following table presents certain information relating to historical leasing at the EOS 21 Property:

Historical Leased %(1)

	2015	2016	As of 9/30/2017
Owned Space	94.9%	96.6%	97.3%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

LOAN #2: Eos 21

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the EOS 21 Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 9/30/2017(2)	2017(2)	Underwritten(2)	Underwritten $ per Unit
Base Rent	$19,334,292	$19,703,169	$19,813,948	$19,860,298	$19,828,954	$19,860,298	$16,831
Gross Up Vacancy	0	0	0	0	0	0	0
Gross Potential Rent	$19,334,292	$19,703,169	$19,813,948	$19,860,298	$19,828,954	$19,860,298	$16,831
Total Reimbursements	1,371,997	1,574,004	1,576,022	1,624,937	1,731,864	1,624,937	1,377
Vacancy & Credit Loss & Concessions	(2,142,276)	(1,940,940)	(1,517,386)	(1,331,027)	(1,306,872)	(1,331,027)	(1,128)
Total Rent	$18,564,013	$19,336,234	$19,872,584	$20,154,207	$20,253,946	$20,154,207	17,080
Other Income(3)	736,332	766,460	741,085	734,333	570,406	734,333	622
Effective Gross Income	$19,300,345	$20,102,693	$20,613,669	$20,888,540	$20,824,352	$20,888,540	$17,702

Real Estate Taxes	$1,812,160	$1,623,592	$1,688,312	$1,752,531	$1,784,392	$1,752,531	$1,485
Insurance	350,091	383,147	452,857	450,778	423,252	230,000	195
Management Fee	525,068	545,929	566,070	570,576	563,206	626,656	531
Other Operating Expenses	7,149,302	6,903,501	6,976,242	6,973,117	6,904,926	6,973,117	5,909
Total Operating Expenses	$9,836,620	$9,456,168	$9,683,481	$9,747,002	$9,675,776	$9,582,304	$8,121

Net Operating Income	$9,463,724	$10,646,525	$10,930,188	$11,141,538	$11,148,576	$11,306,236	$9,582
Replacement Reserves	0	0	0	0	0	297,360	252
Net Cash Flow	$9,463,724	$10,646,525	$10,930,188	$11,141,538	$11,148,576	$11,008,876	$9,330

Occupancy	NAV	94.9%	96.6%	97.3%	NAV	97.3%
NOI Debt Yield	6.3%	7.1%	7.3%	7.4%	7.4%	7.5%
NCF DSCR	1.60x	1.80x	1.85x	1.89x	1.89x	1.87x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flows are based on the trailing 12-month period ending September 30, 2017. 2017 cash flow numbers have since been received.

(3)	Other Income includes administrative fees, application fees, month to month charges, pet rent, parking income, late fees and laundry income among others.

■	Appraisal. According to the appraisal, the EOS 21 Property had an “as-is” appraised value of $231,400,000 as of November 21, 2017.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$231,400,000	N/A	5.00%

(1)	Based on the “as-is” appraised value.

■	Environmental Matters. According to a Phase I environmental report, dated October 25, 2017, there are no recognized environmental conditions or recommendations for further action at the EOS 21 Property other than the implementation and maintenance of operations and maintenance programs related to asbestos-containing materials and lead-based paint.

■	Market Overview and Competition. The EOS 21 Property is located inside the Capital Beltway (I-495), close to I-395 and within 2.6 miles of the Mark Center Building (which contains the Department of Defense’s Washington Headquarters Services), 4.0 miles west of Old Town Alexandria and 8.0 miles southwest of the Washington D.C. central business district. The EOS 21 Property is within 15.0 miles of many of Washington D.C.’s major employers including Fannie Mae, Freddie Mac, Northrop Grumman, Booz Allen Hamilton, Lockheed Martin and General Dynamics, as well as the Pentagon, the White House and Capitol Hill. The EOS 21 Property is also located within 8.0 miles of a variety of dining and entertainment attractions located in Old Town Alexandria, Shirlington, the Rosslyn-Ballston Corridor, Crystal City, Pentagon City, and Washington, D.C. In addition, the EOS 21 Property is less than 1.0 mile from the Landmark Mall, which the Howard Hughes Corporation plans to redevelop into a walkable, mixed-used urban village, including new residences, plazas, green spaces for community events, shops, restaurants and a 10-screen movie theater. The project is expected to break ground in the summer of 2018. As of the third quarter 2017, the Suburban Virginia apartment market contains 186,958 rental units in 683 buildings with a vacancy rate of 4.9% and average monthly asking rents of $1,801 per unit. The EOS 21 Property is located in the Seminary Road/Landmark submarket, which is outperforming the market as a whole, with a current vacancy rate of 3.8% and average monthly asking rents of $1,632 per unit. Between 2012 and 2016, a total of 482 new units were completed in the Seminary Road/Landmark submarket. According to the appraisal, there is no competitive supply under construction that is expected to compete with the subject property.

LOAN #2: Eos 21

The following table presents certain information relating to the primary competition for the EOS 21 Property:

Directly Competitive Buildings(1)

	EOS 21 Property	The Edlandria	South Port	Whitestone Landmark	Cascade at Landmark
Number of Stories	4 - 5	2 - 3	2 - 3	10	10
Year Built	1963, 1967	1969	1965	1974	1988
Number of units	1,180	233	422	228	277
Unit size (SF):
- Studio	496	-	-	468	-
- 1-BR	708 - 843	730	726 - 889	682	836 -1,007
- 2-BR	1,048 - 1,182	950	949 - 1,117	1,120	1,035 - 1,230
- 3-BR	-	1,100	1,157	-	-
Rent per month:
- Studio	$1,085 - $1,168	-	-	$1,283	-
- 1-BR	$1,273 - $1,459	$1,555	$1,345 - $1,444	$1,463	$1,556 - $1,675
- 2-BR	$1,643 - $1,853	$1,695	$1,719 - $1,819	$2,055	$1,725 - $1,929
- 3-BR	-	$2,290	$1,839	$1,839	-

	The Mark(2)	101 North Ripley	Foxchase of Alexandria
Number of Stories	7 - 9	3	3 -4
Year Built	2016	1963	1940
Number of units	227	189	2,113
Unit size (SF):
- Studio	533	500	549
- 1-BR	467 - 841	700 - 800	1,050
- 2-BR	841 - 1,396	916 - 950	1,180
- 3-BR	1,052 - 1,396	1,000	-
Rent per month:
- Studio	$1,317	$1,160	$1,188
- 1-BR	$1,368 - $1,741	$1,215 - $1,300	$1,687
- 2-BR	$1,421 - $2,722	$1,534 - $1,800	$1,795
- 3-BR	N/A	$1,820	-

(1)	Source: Appraisal.

(2)	The data does not include information for the 3-BR rent per month for The Mark.

■	The Borrower. The borrower for the EOS 21 Loan Combination is 140 South Van Dorn Street (VA) Owner, LLC, a Delaware limited liability company and special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the EOS 21 Loan Combination. CIM SMA I-B Investments, LLC is the non-recourse carveout guarantor for the EOS 21 Loan Combination.

■	Escrows. On the origination date of the EOS 21 Loan Combination, the borrower funded a reserve of $186,208 for deferred maintenance.

The requirement for the borrower to fund a tax reserve on each due date is waived so long as (i) no event of default under the loan documents has occurred and is continuing and (ii) the borrower has provided the lender with satisfactory evidence that all taxes have been paid on or prior to the due date. The requirement for the borrower to fund an insurance reserve on each due date is waived so long as (a) no event of default has occurred and is continuing, and (b) the borrower has provided the lender with reasonably satisfactory evidence that the EOS 21 Property is insured under a blanket insurance policy in accordance with the loan agreement.

■	Lockbox and Cash Management. The EOS 21 Loan Combination is structured with a soft lockbox with springing cash management. The borrower is required to cause the property manager to deposit all revenues from the residential portion of the EOS 21 Property (and the commercial tenants are required to deposit all rents directly) into the lockbox account controlled by the lender within three business days of receipt. Prior to the occurrence of an EOS 21 Cash Sweep Event (as defined below), funds deposited into the lockbox account in excess of the required balance of $5,000 are required to be disbursed to the borrower’s operating account on a daily basis. During an EOS 21 Cash Sweep Event, the funds in the lockbox account are required to be swept to a segregated cash management account under the control of the lender and all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the EOS 21 Loan Combination. The lender has been granted a first priority security interest in the cash management account. In the event the owners of the borrower incur mezzanine debt in accordance with the loan documents, the borrower is required to implement in-place cash management.

LOAN #2: Eos 21

An “EOS 21 Cash Sweep Event” means a period commencing upon the occurrence of (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower, or (iii) a EOS 21 Property Manager Trigger (as defined below), and continuing until the earlier of (a) the due date following the related EOS 21 Cash Sweep Event cure or (b) payment in full of all amounts under the EOS 21 Loan Combination documents.

An “EOS 21 Property Manager Trigger” means (i) any bankruptcy or insolvency action of an unaffiliated property manager and either (x) the borrower has not replaced the manager with a qualified manager under a replacement management agreement within 60 days following the borrower’s knowledge of such action or (y) such action has not been discharged or dismissed within 30 days following its filing or (ii) any bankruptcy or insolvency action of an affiliated manager, if the borrower has not replaced the manager with a qualified manager within 15 days following the borrower’s knowledge of such action, provided that, in either case, the borrower will have an additional 30 day period to replace the manager to the extent that it has diligently found an otherwise reasonably acceptable replacement manager and the failure to finalize such replacement is solely due to a delay in the lender or servicer approval or rating agency confirmation.

■	Property Management. The EOS 21 Property is currently managed by CIM Management, Inc., a borrower affiliate. Under the EOS 21 Loan Combination documents, the lender has the right to direct the borrower to terminate the property management agreement and replace the property manager upon the occurrence of any of the following: (i) an event of default has occurred and remains uncured; (ii) the property manager becomes subject to a bankruptcy or insolvency action (other than an involuntary bankruptcy action with respect to an unaffiliated manager that is not discharged or dismissed within 30 days following its filing); or (iii) a material default occurs under the management agreement which remains uncured beyond any applicable notice or cure period.

■	Mezzanine or Subordinate Indebtedness. The EOS 21 Loan Combination documents permit one or more of the owners of direct or indirect ownership interests in the borrower to obtain one or more loans secured by such ownership interest upon satisfaction of certain terms and conditions including, without limitation, the following: (i) the combined loan-to-value ratio does not exceed 65.0%, (ii) the combined debt service coverage ratio (as calculated in the EOS 21 Loan Combination documents) is not less than 1.89x, (iii) the lenders execute a customary intercreditor agreement acceptable to the lender in its reasonable discretion, (iv) receipt of a rating agency confirmation, and (v) the implementation of in-place cash management such that the funds are swept daily from the lockbox account to the cash management account and payments on the mezzanine loan are made only after payment of all operating expenses and amounts then due in accordance with the EOS 21 Loan Combination documents.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain (i) an “all-risk” insurance policy in an amount equal to the greater of (A) $219,468,600 or (B) the original principal balance of the EOS 21 Loan Combination, (ii) a business interruption insurance policy that provides 24 months of business interruption coverage (plus up to six months of extended indemnity), (iii) a commercial general liability insurance policy with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, and (iv) umbrella and excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy, with each of the foregoing providing coverage for terrorism. If TRIPRA is no longer in effect and, provided that terrorism insurance is commercially available, the borrower is not required to pay for any premiums in excess of 200% of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage on a stand-alone basis (without giving effect to the cost of the terrorism component); provided that, if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #3: The Socal portfolio

Commerce Corporate Center

Diamond Bar

Moreno Valley

DESERT VALLEY

Wimbledon

Aliso Viejo Commerce Center

Anaheim Stadium Industrial

Wimbledon

Wimbledon Moreno Valley

LOAN #3: The Socal portfolio

LOAN #3: The Socal portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	24	Loan Seller		CREFI
Location (City/State)	Various, California	Cut-off Date Balance(2)		$50,000,000
Property Type	Various	Cut-off Date Balance per SF(1)		$104.49
Size (SF)	2,194,425	Percentage of Initial Pool Balance		4.6%
Total Occupancy as of 1/31/2018	83.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/31/2018	83.8%	Type of Security(3)		Various
Year Built / Latest Renovation	Various	Mortgage Rate		4.89000%
Appraised Value	$386,140,000	Original Term to Maturity (Months)		120
Appraisal Date	Various	Original Amortization Term (Months)		360
Borrower Sponsor	Donald G. Abbey	Original Interest Only Period (Months)		60
Property Management	The Abbey Management Company LLC	First Payment Date		3/6/2018
		Maturity Date		2/6/2028

Underwritten Revenues	$35,466,096
Underwritten Expenses	$12,079,824	Escrows(4)
Underwritten Net Operating Income (NOI)	$23,386,272		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$21,584,994	Taxes	$0	$219,172
Cut-off Date LTV Ratio(1)	59.4%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	54.7%	Replacement Reserve(5)	$0	$35,400
DSCR Based on Underwritten NOI / NCF(1)	1.60x / 1.48x	TI/LC(6)	$8,000,000	$0
Debt Yield Based on Underwritten NOI / NCF(1)	10.2% / 9.4%	Other(7)	$4,863,915	$109,872

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$229,300,000	98.6%	Loan Payoff	$215,200,917	92.6%
Principal’s New Cash Contribution	1,560,056	0.7	Reserves	12,863,915	5.5
Other Sources(8)	1,635,345	0.7	Closing Costs	4,430,569	1.9

Total Sources	$232,495,401	100.0%	Total Uses	$232,495,401	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the SoCal Portfolio Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $50,000,000 represents the non-controlling notes A-1-2 and A-1-3 of the $229,300,000 SoCal Portfolio Loan Combination, which is evidenced by six pari passu notes and was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and Barclays Bank PLC (“Barclays”). Cantor Commercial Real Estate Lending, L.P. (“CCRE”) acquired note A-1-4 with an outstanding principal balance as of the Cut-off Date of $37,580,000 from CREFI on March 1, 2018. See the “Loan Combination Summary” table in “—The Mortgage Loan” below.

(3)	Twenty (20) of the SoCal Portfolio Properties are fee simple interests, three are leasehold interests and one property has both a fee simple and leasehold interest. See the “SoCal Portfolio Property Summary” table in “—The Mortgaged Properties” below.

(4)	See “—Escrows” below.

(5)	The Replacement Reserve is capped at $1,000,000. The borrowers are not required to make a monthly Replacement Reserve deposit unless the Replacement Reserve account balance falls below the Replacement Reserve cap of $1,000,000, after which, on each monthly payment date, the borrowers must make an ongoing Replacement Reserve deposit equal to $35,400 until the Replacement Reserve balance equals or exceeds the Replacement Reserve cap of $1,000,000.

(6)	The borrowers are required to make monthly TI/LC reserve deposits (i) through and including the monthly payment date occurring in February 2023 of approximately $1.25 per SF per annum (initially $228,586 per month) and (ii) from and after the monthly payment date occurring in March 2023 of approximately $0.75 per SF per annum. If the amount in the TI/LC reserve equals or exceeds (i) $5,000,000 through and including the monthly payment date occurring in February 2023 or (ii) $2,000,000 from and after the monthly payment date in March 2023 through the Maturity Date, then monthly TI/LC reserve payments will be waived, provided monthly TI/LC reserve payments will be reinstated up to the respective TI/LC reserve cap amount once the amount in the TI/LC reserve falls below $5,000,000 through and including the monthly payment date occurring in February 2023 or $2,000,000 from and after the monthly payment date occurring in March 2023 through the Maturity Date.

(7)	Upfront Other Reserve includes $1,559,061 related to outstanding tenant improvements and leasing commissions for existing tenants, $1,107,960 for free rent related to existing tenants, $1,000,000 to be used in connection with extending the ground leases of the Cityview Plaza Property and/or Anaheim Stadium Industrial Property, $977,151 of deferred maintenance and $219,743 for payment of ground rent under the terms of the existing ground leases. Monthly Other Reserve includes approximately $109,872 in monthly payments of ground rent under the terms of the existing ground leases.

(8)	Other Sources represents the return of taxes and insurance funds that were held in reserve in connection with the prior loan encumbering the SoCal Portfolio Properties.

■	The Mortgage Loan. The mortgage loan (the “SoCal Portfolio Loan”) is part of a loan combination (the “SoCal Portfolio Loan Combination”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee simple and leasehold interests in 24 properties (each, a “SoCal Portfolio Property” and collectively the “SoCal Portfolio Properties”) primarily located in southern California. The SoCal Portfolio Properties consist of ten retail, eight office, three mixed-use and three industrial properties totaling 2,194,425 SF. The SoCal Portfolio Loan, which is evidenced by the non-controlling notes A-1-2 and A-1-3, had an aggregate original principal balance of $50,000,000, has an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000 and represents approximately 4.6% of the Initial Pool Balance. The “Loan Combination Summary” table below summarizes the remaining promissory notes. The SoCal Portfolio Loan Combination, which accrues interest at a rate of 4.89000% per annum, was co-originated by CREFI and Barclays on February 6, 2018, had an original principal balance of $229,300,000 and has an outstanding principal balance as of the Cut-off Date of $229,300,000. CCRE acquired note A-1-4 with an original principal balance of $37,580,000 and an outstanding principal balance as of the Cut-off Date of $37,580,000 from CREFI on March 1, 2018. The proceeds of the SoCal Portfolio Loan Combination were primarily used to refinance the SoCal Portfolio Properties, fund reserves and pay origination costs.

LOAN #3: The Socal portfolio

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$50,000,000	$50,000,000	CGCMT 2018-B2	Yes
A-1-2	$35,000,000	$35,000,000	Benchmark 2018-B3	No
A-1-3	$15,000,000	$15,000,000	Benchmark 2018-B3	No
A-1-4	$37,580,000	$37,580,000	UBS 2018-C9	No
A-2-1	$45,000,000	$45,000,000	WFCM 2018-C43	No
A-2-2	$46,720,000	$46,720,000	CSAIL 2018-CX11(1)	No
Total	$229,300,000	$229,300,000

(1)	Expected to be contributed to the related securitization transaction upon closing of such securitization transaction.

The SoCal Portfolio Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The SoCal Portfolio Loan Combination requires interest only payments through and including the monthly payment date in February 2023 followed by payments of principal and interest for the remaining term of the SoCal Portfolio Loan Combination. The scheduled maturity date of the SoCal Portfolio Loan Combination is the due date in February 2028. At any time after the earlier of February 6, 2021 and the second anniversary of the securitization of the last portion of the SoCal Portfolio Loan Combination, the SoCal Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the SoCal Portfolio Loan Combination documents. Voluntary prepayment of the SoCal Portfolio Loan Combination is permitted on or after the due date occurring in September 2027 without payment of any prepayment premium.

■	The Mortgaged Properties. The SoCal Portfolio Properties are 24 properties totaling 2,194,425 SF located primarily in southern California. The SoCal Portfolio Properties were built between 1968 and 1992 and range in size from 12,610 SF to 265,898 SF. The breakdown of property types across the SoCal Portfolio Properties is ten retail, eight office, three mixed use and three industrial properties. The borrower sponsor has owned all of the SoCal Portfolio Properties for at least 16 years with 20 of the 24 properties being acquired by the borrower sponsor prior to 2000. The SoCal Portfolio properties exhibited a total portfolio occupancy of 83.8% as of January 31, 2018 with individual property occupancy rates ranging from 47.0% at the Fresno Airport Property (0.4% of the allocated loan combination amount) to 100.0% at five of the SoCal Portfolio Properties (with a combined allocated loan combination amount of 12.8%). No individual tenant makes up more than 4.8% of total UW base rent or 4.0% of total SF across the SoCal Portfolio Properties. See the tables below for additional information related to the SoCal Portfolio Properties.

The following table presents certain information related to the property types of the SoCal Portfolio Properties:

SoCal Portfolio Property Type Summary

Property Type	# of Properties	Building GLA	% of Total Building GLA	Cut-off Date Allocated Loan Combination Amount	% of Cut-off Date Allocated Loan Combination Amount	UW NCF	% of UW NCF
Office	8	880,804	40.1%	$82,634,684	36.0%	$7,980,791	37.0%
Retail	10	563,890	25.7	79,285,474	34.6	6,943,789	32.2
Mixed Use	3	364,302	16.6	49,875,359	21.8	5,116,034	23.7
Industrial	3	385,429	17.6	17,504,484	7.6	1,544,381	7.2
Total	24	2,194,425	100.0%	$229,300,000	100.0%	$21,584,994	100.0%

LOAN #3: The Socal portfolio

The following table presents certain information related to the individual SoCal Portfolio Properties:

SoCal Portfolio Property Summary

Property	Property Type	City(1)	County(1)	Building GLA	Occupancy as of 1/31/2018	Cut-off Date Allocated Loan Combination Amount	% of Cut-off Date Allocated Loan Combination Amount	Ownership Interest
Aliso Viejo Commerce Center	Retail	Aliso Viejo	Orange	65,107	89.7%	$27,761,791	12.1%	Fee Simple
Transpark Commerce	Office	Ontario	San Bernardino	204,099	74.4%	25,143,236	11.0	Fee Simple
Wimbledon	Mixed Use	Victorville	San Bernardino	123,948	94.7%	22,230,241	9.7	Fee Simple
Palmdale Place	Mixed Use	Palmdale	Los Angeles	129,294	89.1%	16,250,000	7.1	Fee Simple/Leasehold(2)
Sierra Gateway	Office	Palmdale	Los Angeles	133,851	76.6%	14,800,000	6.5	Fee Simple
Fresno Industrial Center	Industrial	Fresno	Fresno	265,898	97.2%	14,000,000	6.1	Fee Simple
Upland Freeway	Retail	Upland	San Bernardino	116,061	94.4%	13,032,927	5.7	Fee Simple
Commerce Corporate Center	Office	Commerce	Los Angeles	68,513	93.1%	13,000,000	5.7	Fee Simple
Moreno Valley	Mixed Use	Moreno Valley	Riverside	111,060	94.0%	11,395,118	5.0	Fee Simple
Airport One Office Park	Office	Long Beach	Los Angeles	88,284	100.0%	11,394,743	5.0	Leasehold(3)
Colton Courtyard	Retail	Colton	San Bernardino	122,082	65.2%	7,375,987	3.2	Fee Simple
The Abbey Center	Office	Palm Springs	Riverside	67,335	86.5%	7,244,116	3.2	Fee Simple
Upland Commerce Center	Retail	Upland	San Bernardino	47,677	86.0%	6,879,276	3.0	Fee Simple
Diamond Bar	Retail	Diamond Bar	Los Angeles	20,528	100.0%	6,650,000	2.9	Fee Simple
Atlantic Plaza	Retail	Long Beach	Los Angeles	32,728	100.0%	6,000,000	2.6	Fee Simple
Ming Office Park	Office	Bakersfield	Kern	117,924	56.5%	5,552,589	2.4	Fee Simple
10th Street Commerce Center	Retail	Lancaster	Los Angeles	96,589	52.3%	4,913,128	2.1	Fee Simple
Cityview Plaza	Office	Garden Grove	Orange	148,271	96.4%	4,500,000	2.0	Leasehold(4)(6)
Garden Grove Town Center	Retail	Garden Grove	Orange	12,610	100.0%	3,502,732	1.5	Fee Simple
30th Street Commerce Center	Retail	Palmdale	Los Angeles	33,020	49.5%	1,875,896	0.8	Fee Simple
Mt. Vernon Commerce Center	Industrial	Colton	San Bernardino	29,600	77.8%	1,754,484	0.8	Fee Simple
Anaheim Stadium Industrial	Industrial	Anaheim	Orange	89,931	100.0%	1,750,000	0.8	Leasehold(5)(6)
25th Street Commerce Center	Retail	Palmdale	Los Angeles	17,488	58.8%	1,293,737	0.6	Fee Simple
Fresno Airport	Office	Fresno	Fresno	52,527	47.0%	1,000,000	0.4	Fee Simple
Total / Wtd. Avg.				2,194,425	83.8%	$229,300,000	100.0%

(1)	All of the properties are located in the state of California.

(2)	One of the eight buildings of the Palmdale Place Property is encumbered by a ground lease with an initial expiration date of March 31, 2052. Thereafter, the ground lease has three, 10-year renewal options remaining.

(3)	The Airport One Office Park Property is encumbered by a ground lease with an initial expiration of January 12, 2040. Thereafter, the ground lease has two, five-year renewal options remaining.

(4)	The Cityview Plaza Property is encumbered by a ground lease with an expiration date of September 30, 2035.

(5)	The Anaheim Stadium Industrial Property is encumbered by a ground lease with an expiration date of April 30, 2034.

(6)	In connection with the origination of the SoCal Portfolio Loan Combination, the borrowers funded $1,000,000 into a ground lease extension reserve which funds are to be used to extend the terms of both the Cityview Plaza Property and Anaheim Stadium Industrial Property ground leases. Should the borrowers not extend the terms of either the Cityview Plaza Property or Anaheim Stadium Industrial Property ground leases on or prior to February 6, 2020 pursuant to terms reasonably acceptable by the lender, the borrowers must commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the applicable property or properties.

LOAN #3: The Socal portfolio

The following table presents certain information relating to the major tenants at the SoCal Portfolio Properties:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
The Capital Group Companies	NR / NR / NR	88,284	4.0%	$1,517,300	4.8%	$17.19	4/30/2025	2, 5-year options
County of Los Angeles(3)	AA- / Aa2 / AA	58,755	2.7	1,252,415	3.9	$21.32	2/29/2020	NAP
Antelope Valley Community College District	NR / Aa2 / AA	50,720	2.3	1,092,031	3.4	$21.53	10/31/2046	4, 15-year options
County of San Bernardino	AA+ / A1 / AA-	34,469	1.6	992,034	3.1	$28.78	9/30/2024	2, 5-year options
GSA (United States of America)(4)(5)	AAA / Aaa / AA+	30,483	1.4	884,656	2.8	$29.02	Various	NAP
Heritage Victor Valley Medical Group(6)	NR / NR / NR	41,875	1.9	814,387	2.6	$19.45	Various	Various
Fiat Chrysler Automobiles	BB / Baa3 / BB+	27,965	1.3	630,690	2.0	$22.55	7/31/2028	2, 5-year options
The Abbey Management Co LLC(7)	NR / NR / NR	27,663	1.3	616,225	1.9	$22.28	Various	NAP
Stantec Consulting Services Inc.	NR / NR / NR	25,203	1.1	553,458	1.7	$21.96	3/31/2023	3, 5-year options
Candor-AGS, Inc.	NR / NR / NR	125,183	5.7	527,796	1.7	$4.22	5/31/2020	2, 3-year options
Ten Largest Tenants		510,600	23.3%	$8,880,993	27.8%	$17.39
Remaining Owned Tenants		1,328,177	60.5	23,013,546	72.2	$17.33
Vacant		355,648	16.2	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		2,194,425	100.0%	$31,894,539	100.0%	$17.35

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($599,679) through February 2019 and the present value of rent steps for credit tenants ($487,998).

(3)	The County of Los Angeles leases 49,500 SF used by the Department of Children and Family Services expiring February 29, 2020 and 9,255 SF used by the Department of Mental Health on a month-to-month basis. The 9,255 SF space has been month-to-month since August 31, 2017 while the County of Los Angeles has been negotiating a lease renewal at the Palmdale Place Property.

(4)	GSA (United States of America) leases 30,483 SF across four of the SoCal Portfolio Properties. 8,892 SF expires on January 14, 2019, 8,434 SF expires on January 31, 2022, 4,996 SF expires on May 16, 2025, 3,929 SF expires on March 31, 2018, 3,000 SF expires on August 5, 2021, and 1,232 SF expires on December 20, 2022.

(5)	GSA (United States of America) has the option to terminate the 8,892 SF space that expires on January 14, 2019 at any time by giving at least 180 days’ prior written notice. GSA (United States of America) has the option to terminate the 4,996 SF that expires on May 16, 2025 at any time after May 16, 2020 by giving at least 90 days’ prior written notice.

(6)	Heritage Victor Valley Medical Group leases 12,915 SF that expires September 30, 2024, 12,283 SF that expires October 31, 2018, 5,151 SF that expires November 30, 2018, 4,384 SF that expires April 30, 2020, 3,942 SF that expires January 31, 2020 and 3,200 SF that expires February 29, 2024. Heritage Victor Valley Medical Group has one, three-year renewal option with 180 days’ notice related to the 12,283 SF space that expires October 31, 2018.

(7)	The Abbey Management Co LLC leases 27,663 SF across eight of the SoCal Portfolio Properties. 10,018 SF expires on May 31, 2020, 5,519 SF expires on August 31, 2022, 3,715 SF expires on May 31, 2018, 3,199 SF expires on January 31, 2021, 2,368 SF expires on August 31, 2018, 1,278 SF expires on November 30, 2022, 945 SF expires on November 30, 2020 and 621 SF expires on September 30, 2022. The Abbey Management Co LLC may terminate any of its space upon 30 days’ notice.

The following table presents the lease rollover schedule at the SoCal Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM	25,194	1.1%	1.1%	$399,849	1.3%	$15.87	9
2018	214,118	9.8	10.9%	3,593,142	11.3	$16.78	67
2019	249,933	11.4	22.3%	4,039,741	12.7	$16.16	97
2020	398,320	18.2	40.4%	5,610,555	17.6	$14.09	93
2021	165,102	7.5	48.0%	3,246,167	10.2	$19.66	62
2022	212,902	9.7	57.7%	4,015,405	12.6	$18.86	65
2023	170,313	7.8	65.4%	2,710,868	8.5	$15.92	29
2024	90,138	4.1	69.5%	2,167,815	6.8	$24.05	13
2025	156,516	7.1	76.7%	2,858,241	9.0	$18.26	11
2026	24,625	1.1	77.8%	479,916	1.5	$19.49	4
2027	35,657	1.6	79.4%	519,565	1.6	$14.57	5
2028	45,239	2.1	81.5%	1,161,245	3.6	$25.67	4
2029 & Thereafter	50,720	2.3	83.8%	1,092,031	3.4	$21.53	1
Vacant	355,648	16.2	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	2,194,425	100.0%		$31,894,539	100.0%	$17.35	460

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps ($599,679) through February 2019 and the present value of rent steps for credit tenants ($487,998).

(4)	Total / Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

LOAN #3: The Socal portfolio

The following table presents certain information relating to historical leasing at the SoCal Portfolio Properties:

Historical Leased %(1)

	2013	2014	2015	2016	As of 1/31/2018(2)
Owned Space	71.4%	73.5%	73.8%	80.5%	83.8%

(1)	As provided by the borrower and which represents average occupancy for the entire portfolio for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated January 31, 2018.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the SoCal Portfolio Properties:

Cash Flow Analysis

	2014	2015	2016	TTM 10/31/2017	Underwritten	Underwritten $ per SF
Base Rent(1)	$22,635,136	$24,966,236	$26,195,773	$27,378,658	$30,806,862	$14.04
Rent Steps(2)	0	0	0	0	1,087,677	0.50
Gross Up Vacancy	0	0	0	0	7,076,821	3.22
Reimbursements	3,383,522	3,469,630	4,056,635	4,228,189	3,599,321	1.64
Other Income	209,157	165,397	187,042	177,985	0	0.00
Gross Revenue	$26,227,815	$28,601,263	$30,439,450	$31,784,832	$42,570,681	$19.40
Vacancy & Credit Loss	0	0	0	0	(7,104,585)	(3.24)
Effective Gross Income	$26,227,815	$28,601,263	$30,439,450	$31,784,832	$35,466,096	$16.16

Real Estate Taxes	$2,619,257	$2,422,015	$2,628,392	$2,586,760	$2,633,658	$1.20
Insurance	405,884	435,705	430,089	437,377	419,250	0.19
Management Fee	786,834	858,038	913,184	953,545	1,063,983	0.48
Other Operating Expenses	7,155,517	7,382,192	7,398,260	7,733,951	7,962,933	3.63
Total Operating Expenses	$10,967,492	$11,097,950	$11,369,925	$11,711,633	$12,079,824	$5.50

Net Operating Income	$15,260,323	$17,503,313	$19,069,526	$20,073,199	$23,386,272	$10.66
TI/LC	0	0	0	0	1,376,463	0.63
Capital Expenditures	0	0	0	0	424,815	0.19
Net Cash Flow	$15,260,323	$17,503,313	$19,069,526	$20,073,199	$21,584,994	$9.84

Occupancy(3)	73.5%	73.8%	80.5%	NAV	83.3%
NOI Debt Yield	6.7%	7.6%	8.3%	8.8%	10.2%
NCF DSCR	1.05x	1.20x	1.31x	1.38x	1.48x

(1)	The Increase from TTM 10/31/2017 Base Rent to Underwritten Base Rent is primarily from (i) rent abatements and (ii) new leasing at the 24 SoCal Portfolio Properties.

(2)	Underwritten Rent Steps includes contractual rent steps ($599,679) through February 2019 and the present value of rent steps for credit tenants ($487,998).

(3)	Underwritten Occupancy represents the underwritten economic vacancy of 16.7%.

■	Appraisal. According to the appraisal, the SoCal Portfolio Properties had an aggregate “as-is” appraised value of $386,140,000 with value dates ranging from of November 23, 2017 through December 9, 2017.

■	Environmental Matters. According to the Phase I environmental reports, dated between December 6, 2017 and December 15, 2017, there are no recognized environmental conditions or recommendations for further action for the SoCal Portfolio Properties with the exception of the 30th Street Commerce Center property. At the 30th Street Commerce Center property, a drycleaner has operated from approximately 1987 to the present, which previously utilized Tetrachloroethene (“PCE”) as a cleaning solvent until the former PCE dry cleaning machine was replaced with the existing hydrocarbon machine. A sub slab depressurization (“SSD”) system was installed and has been operating with monthly monitoring since January 2016. The Phase I environmental report noted that since July 2016, the data has indicated stable to decreasing trends but the continued presence of PCE in soil vapor and the ongoing operation of the SSD system are considered a recognized environmental condition. The Phase I environmental report recommended the continued operation of the onsite SSD system.

■	Market Overview and Competition. The SoCal Portfolio Properties are located primarily in southern California within four different metropolitan statistical areas (each a “MSA”), the Los Angeles-Long Beach-Anaheim, California MSA, the Riverside-San Bernardino-Ontario, California MSA, the Fresno, California MSA and the Bakersfield, California MSA. See the tables below for demographic summaries of each MSA as well as each SoCal Portfolio Property’s three-mile radius demographics and third quarter 2017 CoStar data for each SoCal Portfolio Property’s submarket related to vacancy rates and average asking rents.

LOAN #3: The Socal portfolio

The following table presents certain information relating to the four MSAs containing the 24 SoCal Portfolio Properties:

MSA	Estimated 2017 Population(1)	Average Household Income(1)
Los Angeles-Long Beach-Anaheim, California MSA	13,505,354	$95,979
Riverside-San Bernardino-Ontario, California MSA	4,542,092	$80,989
Fresno, California MSA	989,303	$71,247
Bakersfield, California MSA	897,549	$71,956

(1)	Source: Appraisals.

The following table presents certain information relating to the markets and submarkets for the SoCal Portfolio Properties:

SoCal Portfolio Market and Submarket Summary(1)

MSA/Property Name	Property Type	Allocated Loan Combination Original Balance	% Allocated Loan Combination Original Balance	Estimated 2017 3-mile population(1)	Estimated 2017 3-mile average household income(1)	CoStar third quarter 2017 Submarket Vacancy Rate(1)	CoStar third quarter 2017 Submarket Average Asking Rent(1)
Los Angeles-Long Beach-Anaheim, California MSA
1. Aliso Viejo Commerce Center	Retail	$27,761,791	12.1%	117,048	$143,075	6.1%	$36.24
2. Palmdale Place	Mixed Use	16,250,000	7.1	91,940	$56,970	7.1%	$20.64
3. Sierra Gateway	Office	14,800,000	6.5	45,569	$64,815	11.7%	$27.36
4. Commerce Corporate Center	Office	13,000,000	5.7	285,547	$54,922	5.7%	$26.88
5. Airport One Office Park	Office	11,394,743	5.0	209,537	$92,984	5.9%	$27.48
6. Diamond Bar	Retail	6,650,000	2.9	88,780	$117,892	4.8%	$23.76
7. Atlantic Plaza	Retail	6,000,000	2.6	222,506	$75,864	4.0%	$25.44
8. 10th Street Commerce Center	Retail	4,913,128	2.1	108,567	$65,180	7.1%	$20.64
9. Cityview Plaza	Office	4,500,000	2.0	285,041	$74,770	5.1%	$20.88
10. Garden Grove Town Center	Retail	3,502,732	1.5	307,079	$74,560	5.0%	$26.52
11. 30th Street Commerce Center	Retail	1,875,896	0.8	94,574	$56,656	7.1%	$20.64
12. Anaheim Stadium Industrial	Industrial	1,750,000	0.8	242,186	$77,761	1.2%	$10.92
13. 25th Street Commerce Center	Retail	1,293,737	0.6	94,574	$56,656	7.1%	$20.64
Total / Wtd. Avg.		$113,692,027	49.6%	150,040	$88,865

Riverside-San Bernardino-Ontario, California MSA
1. Transpark Commerce	Office	$25,143,236	11.0%	90,310	$66,638	8.2%	$22.10
2. Wimbledon	Mixed Use	22,230,241	9.7	61,223	$63,876	5.8%	$14.52
3. Upland Freeway	Retail	13,032,927	5.7	197,498	$73,803	7.9%	$20.52
4. Moreno Valley	Mixed Use	11,395,118	5.0	148,277	$63,775	8.3%	$21.60
5. Colton Courtyard	Retail	7,375,987	3.2	72,483	$68,123	8.3%	$21.60
6. The Abbey Center	Office	7,244,116	3.2	57,711	$77,681	10.2%	$21.39
7. Upland Commerce Center	Retail	6,879,276	3.0	187,747	$82,335	7.9%	$20.52
8. Mt. Vernon Commerce Center	Industrial	1,754,484	0.8	83,332	$65,052	6.8%	$11.64
Total / Wtd. Avg.		$95,055,384	41.5%	108,208	$68,695

Fresno, California MSA
1. Fresno Industrial Center	Industrial	$14,000,000	6.1%	52,913	$41,851	4.0%	$4.08
2. Fresno Airport	Office	1,000,000	0.4	156,366	$47,342	9.3%	$13.92
Total / Wtd. Avg.		$15,000,000	6.5%	59,810	$42,217

Bakersfield, California MSA
1. Ming Office Park	Office	$5,552,589	2.4%	137,102	$68,911	9.2%	$19.80
Total / Wtd. Avg.		$5,552,589	2.4%	137,102	$68,911

(1)	Source: Appraisals.

■	The Borrowers. The borrowers are 27 different single-purpose, single-asset entities that are 99.0% owned by Abbey-Properties LLC and 1.0% owned by DGA Properties LLC. DGA Properties LLC is wholly owned by Abbey-Properties LLC, which is wholly owned by The Abbey Companies LLC (“The Abbey Company”), which is wholly owned by Donald G. Abbey, an individual. A non-consolidation opinion has been delivered in connection with the origination of the SoCal Portfolio Loan Combination. Donald G. Abbey is the non-recourse carveout guarantor of the SoCal Portfolio Loan Combination.

The Abbey Company is a privately-held real estate investment and management firm founded in 1990 by Donald G. Abbey, who possesses 33 years of experience in the real estate industry. The Abbey Company acquires multi-tenant commercial properties in southern California and has established a local presence in the southern California market with offices in Los Angeles, Orange, Riverside, San Bernardino, San Diego and Sacramento counties. The Abbey Company handles all aspects of real estate ownership, including in-house leasing, management, construction,

LOAN #3: The Socal portfolio

property services and acquisitions. The Abbey Company has a senior management team of eight professionals and over 75 total employees with a current portfolio size of over 34 properties encompassing around 2.3 million SF and near 1,000 tenants.

■	Escrows. On the origination date of the SoCal Portfolio Loan Combination, proceeds from the SoCal Portfolio Loan Combination funded reserves of (i) $8,000,000 for future tenant improvements and leasing commissions, (ii) $1,559,061 related to outstanding tenant improvements and leasing commissions for existing tenants, (iii) $1,107,960 for free rent related to existing tenants, (iv) $1,000,000 for costs related to extending the ground leases at the Anaheim Stadium Industrial Property and Cityview Plaza Property, (v) $977,151 for deferred maintenance and (vi) $219,743 to pay for ground rent payable under the existing terms of the ground leases encumbering the SoCal Portfolio Properties with a leasehold ownership interest.

On each due date, the borrowers will be required to fund (i) one-twelfth of the taxes that the lender estimates will be payable over the then-succeeding 12-month period (initially estimated to be $219,172), (ii) one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums over the then-succeeding 12-month period, provided that insurance is not covered under an acceptable blanket policy, (iii) $35,400 for replacement reserves subject to a cap of $1,000,000, (iv) $109,872 ground rent payable under the existing terms of the ground leases encumbering the SoCal Portfolio Properties with a leasehold interest, and (v) monthly TI/LC reserve deposits (a) through and including the monthly payment date occurring in February 2023 of approximately $1.25 per SF per annum (initially $228,586) and (b) from and after the monthly payment date occurring in March 2023 of approximately $0.75 per SF per annum. If the amount in the TI/LC reserve equals or exceeds (a) $5,000,000 through and including the monthly payment date occurring in February 2023 or (b) $2,000,000 from and after the monthly payment date in March 2023 through the Maturity Date, monthly TI/LC reserve payments will be waived, provided monthly TI/LC reserve payments will be reinstated up to the respective TI/LC reserve cap amount once the amount in the TI/LC reserve falls below $5,000,000 through and including the monthly payment date occurring in February 2023 or $2,000,000 from and after the monthly payment date occurring in March 2023 through the Maturity Date. As of the origination date of the SoCal Portfolio Loan Combination, the borrowers satisfied conditions for the monthly insurance reserve to be waived.

Should the borrowers not extend the term of either the Cityview Plaza Property or Anaheim Stadium Industrial Property ground leases on or prior to February 6, 2020 pursuant to terms reasonably acceptable by the lender, the borrowers must commence making monthly deposits into the ground lease extension reserve of $55,000 until the ground lease extension reserve funds reach an amount equal to the allocated loan amount of the applicable property or properties.

■	Lockbox and Cash Management. The SoCal Portfolio Loan Combination is structured with a hard lockbox and springing cash management. The borrowers were required to send tenant direction letters to all tenants under Major Leases (as defined below) instructing them to deposit all rents and other payments into the lockbox account controlled by the lender, and any funds received by the borrowers or the property manager are required to be deposited in the lockbox within two business days of receipt. During a SoCal Portfolio Cash Management Trigger Event (as defined below), all funds in the lockbox account are required to be transferred on a daily basis into a deposit account established and maintained by the lender, and applied to all required payments and reserves as set forth in the SoCal Portfolio Loan Combination documents. Provided no SoCal Portfolio Trigger Period (as defined below) is continuing, excess cash in the deposit account is required to be disbursed to the borrowers in accordance with the SoCal Portfolio Loan Combination documents. To the extent a SoCal Portfolio Trigger Period has occurred and is continuing, excess cash is held by the lender as an additional reserve. Upon an event of default under the SoCal Portfolio Loan documents, the lender may apply funds held in such order of priority as it may determine.

A “Major Lease” means as to each individual property (i) any lease which, individually or when aggregated with all other leases at the applicable individual property with the same tenant or its affiliate, either (a) accounts for 15% or more of the total gross revenues for the applicable individual property (provided that such lease does not constitute a Major Lease pursuant to this clause (a) if such lease accounts for less than 0.50% of the total gross revenues for the portfolio), or (b) demises 15,000 rentable square feet or more of the applicable individual property’s gross leasable area (provided that such lease does not constitute a major lease pursuant to this clause (b) if such lease demises less than 0.75% of the total rentable square feet for the portfolio), (ii) any lease which contains any option, offer, right of first refusal or other similar entitlement to purchase all or any portion of any individual property, (iii) any lease entered into during the continuance of an event of default and (iv) any instrument guaranteeing or providing credit support for any lease meeting the requirements of (i), (ii) and/or (iii) above.

A “SoCal Portfolio Cash Management Trigger Event” will commence upon the earliest to occur of (i) an event of default or (ii) the debt yield falling below 7.75%, and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured and (b) with respect to clause (ii) above, the debt yield being at least 8.0% for two

LOAN #3: The Socal portfolio

consecutive calendar quarters. A cure of any SoCal Portfolio Cash Management Trigger Event may occur no more than one time during the term of the SoCal Portfolio Loan.

A “SoCal Portfolio Trigger Period” will commence upon the earliest to occur of (i) an event of default or (ii) the debt yield falling below 7.25%, and will end upon (a) with respect to clause (i) above, the date on which such event of default is cured and (b) with respect to clause (ii) above, the debt yield being at least 7.5% for two consecutive calendar quarters.

■	Property Management. The SoCal Portfolio Properties are currently managed by The Abbey Management Company LLC, an affiliate of the borrowers. The lender has the right to, or to direct the borrowers to, terminate the property management agreement and replace the property manager if: (i) the property manager becomes insolvent or a debtor in an involuntary bankruptcy action or proceeding that is not dismissed within 90 days or any voluntary bankruptcy proceeding; (ii) there exists a continuing event of default (beyond any applicable notice and cure periods); (iii) the property manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds; or (iv) a default by the property manager has occurred and is continuing under the property management agreement after the expiration of all applicable notice and cure periods. The borrowers have the right to replace the property manager if (i) no event of default has occurred and is continuing under the SoCal Portfolio Loan documents, (ii) the lender receives at least sixty days’ prior written notice, (iii) such replacement or assignment (as applicable) will not result in any event that would, directly or indirectly, cause a termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a material adverse effect to occur under any reciprocal easement agreement, and (iv) the applicable new manager is approved by the lender in writing (which approval may be conditioned upon receipt of a rating agency confirmation) and engaged pursuant to a management agreement approved by the lender in writing (which approval may be conditioned upon receipt of a rating agency confirmation). The borrowers cannot permit the property manager to resign as manager or otherwise cease managing the applicable property until a new manager is engaged to manage such property in accordance with the applicable terms and conditions of the SoCal Portfolio Loan documents.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Provided that no event of default is then continuing under the SoCal Portfolio Loan Combination, the SoCal Portfolio Loan Combination documents permit a partial release of one or more of the individual SoCal Portfolio Properties at any time after the earlier of February 6, 2021 and the second anniversary of the securitization of the last piece of the SoCal Portfolio Loan Combination, subject to certain conditions, including, without limitation, the following: (i) delivery of the partial defeasance collateral with respect to the SoCal Portfolio Property in accordance with the SoCal Portfolio Loan Combination documents, in each case in an amount equal to the greater of (A) 120% of the allocated loan amount for the individual SoCal Portfolio Property to be released and (B) the net sales proceeds applicable to such property, (ii) as of the release date, after giving effect to the release, the debt yield for the remaining individual SoCal Portfolio Properties is at least equal to the greater of (x) the debt yield for all individual SoCal Portfolio Properties securing the SoCal Portfolio Loan Combination immediately prior to the release and (y) the debt yield of all SoCal Portfolio Properties at origination of the SoCal Portfolio Loan, (iii) as of the release date, after giving effect to the release, the loan-to-value ratio for the remaining individual SoCal Portfolio Properties is no greater than the lesser of (a) 59.5% and (b) the loan-to-value ratio for the individual SoCal Portfolio Properties securing the SoCal Portfolio Loan Combination immediately prior to the release date, as applicable, and (v) delivery to lender of a REMIC opinion and rating agency confirmation.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to 100% of the full replacement cost of the SoCal Portfolio Properties, plus a business interruption insurance policy that provides 18 months of business interruption coverage with an additional 6-month extended period of indemnity, with no deductible in excess of $25,000 (provided, however, that higher deductibles for damage caused by flood, earth movement, wind or terrorism are permitted so long as such higher deductibles are commercially reasonable and 5% of the total insurable value of the applicable individual property with respect to flood, earth movement or wind). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #4: twelve oaks mall

LOAN #4: twelve oaks mall

NORDSTROM
SEPHORA
sears
jcpenney
macy's
H&M
LOFT
EXPRESS
PACSUN
GARAGE
Clarks
Foot Locker
ALDO
chico's
charlotte russe
TALBOTS
LOWER LEVEL
Anchor / Major
Non Anchor / In-line
Vacant

LOAN #4: twelve oaks mall

NORDSTROM
VICTORIA'S SECRET
ATHLETA
HOLLISTER
PANDORA
HOT TOPIC
ZALES
VANS
GAP
H&M
jcpenney
sears
FOREVER 21
ANN TAYLOR
AVEDA
Scrubs
macy's
UPPER LEVEL

LOAN #4: twelve oaks mall

LOAN #4: twelve oaks mall

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(4)		JPMCB
Location (City/State)	Novi, Michigan	Cut-off Date Principal Balance(5)		$49,944,961
Property Type	Retail	Cut-off Date Principal Balance per SF(3)		$278.72
Size (SF)(1)	716,771	Percentage of Initial Pool Balance		4.6%
Total Occupancy as of 2/1/2018(2)	96.2%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/1/2018(2)	91.9%	Type of Security		Fee Simple
Year Built / Latest Renovation	1977 / 2007	Mortgage Rate(6)		4.3985%
Appraised Value	$552,900,000	Original Term to Maturity (Months)		120
Appraisal Date	12/14/2017	Original Amortization Term (Months)		360
Borrower Sponsor	The Taubman Realty Group	Original Interest Only Period (Months)		NAP
	Limited Partnership	First Payment Date	4/6/2018
Property Management	The Taubman Company LLC	Maturity Date	3/6/2028

Underwritten Revenues	$42,899,192
Underwritten Expenses	$12,304,366	Escrows
Underwritten Net Operating Income (NOI)	$30,594,826		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$30,011,109	Taxes	$0	$0
Cut-off Date LTV Ratio(3)	36.1%	Insurance	$0	$0
Maturity Date LTV Ratio(3)	29.6%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	2.60x / 2.55x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	15.3% / 15.0%	Other(7)	$4,627,403	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan Combination Amount	$200,000,000	66.7%	Loan Payoff	(8)	(8)
Subordinate Companion Loan Amount	100,000,000	33.3	Principal Equity Distribution	(8)	(8)
			Reserves	$4,627,403	1.5%
			Closing Costs	853,367	0.3

Total Sources	$300,000,000	100.0%	Total Uses	$300,000,000	100.0%

(1)	Size (SF) does not include 802,453 SF for anchors which are not part of the collateral. Total SF inclusive of the non-collateral spaces is 1,519,224 SF.
(2)	Total Occupancy includes Macy’s (300,212 SF), Sears (228,429 SF), JCPenney (148,812 SF) and Lord & Taylor (125,000 SF), which are not part of the collateral. Total Occupancy and Owned Occupancy includes three tenants that have executed leases but have not yet taken occupancy or begun paying rent. H&M (24,440 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018, lululemon athletica (5,392 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in June 2018, and Pinkberry (718 SF) has executed a lease and is anticipated to take occupancy and begin paying rent in March 2018. Total Occupancy and Owned Occupancy also includes seven tenants who are currently in occupancy at the Twelve Oaks Mall Property and have lease renewals out for signature, but not yet executed including Sephora (5,700 SF), J Jill (4,075 SF), Journeys (2,191 SF), Journeys Kidz (1,108 SF), GNC Livewell (954 SF), SGH Sunglass Hut (581 SF) and 3D Innovations (64 SF). Total Occupancy and Owned Occupancy also includes one tenant Bachrach (4,494 SF) who has filed for bankruptcy, but is currently in-place. We cannot assure you that these tenants will take occupancy, execute the renewals, begin paying rent or continue paying rent as anticipated or at all.
(3)	Calculated based on the aggregate outstanding principal balance of the Twelve Oaks Mall Senior Pari Passu Notes (as defined below). See “—The Mortgage Loan” below.
(4)	The Twelve Oaks Mall Loan Combination (as defined below) was co-originated by JPMCB, Goldman Sachs Mortgage Company (“GSMC”) and Wells Fargo Bank, National Association (“WFBNA”).
(5)	The Cut-off Date Principal Balance of $49,944,961 represents the non-controlling note A-3-1 which is part of a $300,000,000 loan combination. See the “Loan Combination Summary” table in “—The Mortgage Loan” below for more information.
(6)	The Mortgage Rate represents the interest rate per annum on the Twelve Oaks Mall Senior Pari Passu Notes.
(7)	See “—Escrows” below.
(8)	Prior to origination, the Twelve Oaks Mall Property did not secure a mortgage loan but was included in a pool of assets supporting corporate borrowing by a parent of the borrower. The entities that own Twelve Oaks Mall and certain other Taubman (as defined below) assets are guarantors under Taubman’s primary unsecured revolving credit facility (net balance of $678.9 million as of September 30, 2017), $475 million unsecured term loan, and $300 million unsecured term loan, and are unencumbered assets under such facility and term loans. The proceeds of the Twelve Oaks Mall Loan Combination were used to repay a portion of Taubman’s primary unsecured revolving credit facility, fund reserves and pay origination costs. As of February 28, 2018, the Twelve Oaks Mall Property was no longer included in the pool of assets supporting the aforementioned unsecured loans and the related guaranties had been released.

■	The Mortgage Loan. The mortgage loan (the “Twelve Oaks Mall Loan”) is part of a loan combination (the “Twelve Oaks Mall Loan Combination”) evidenced by seven notes comprising (i) four senior pari passu notes (collectively, the “Twelve Oaks Mall Senior Pari Passu Notes”) with a combined outstanding principal balance as of the Cut-off Date of $199,779,843, and (ii) three subordinate notes (collectively, the “Twelve Oaks Mall Junior Non-Trust Notes”) with a combined outstanding principal balance as of the Cut-off Date of $99,889,922. The Twelve Oaks Mall Junior Non-Trust Notes are subordinate to the Twelve Oaks Mall Pari Passu Notes as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations—The Twelve Oaks Mall Pari Passu-AB Loan Combination” in the Prospectus. The aggregate outstanding principal balance as of the Cut-off Date of all notes evidencing the Twelve Oaks Mall Loan Combination is $299,669,765. The Twelve Oaks Mall Loan Combination is secured by a first mortgage encumbering the borrower’s fee simple interest in a retail property in Novi, Michigan (the “Twelve Oaks Mall Property”). The Twelve Oaks Mall Loan, which is evidenced by the non-controlling note A-3-1, has an outstanding principal balance as of the Cut-off Date of $49,944,961 and represents approximately 4.6% of the Initial Pool Balance. The related companion loans are evidenced by three senior pari passu notes (collectively, the “Twelve Oaks Mall Senior Pari Passu Companion Loans”) which have an aggregate outstanding principal balance as of the Cut-off Date of $149,834,882, and the Twelve Oaks Mall Junior Non-Trust Notes, as detailed in the loan combination summary table below. The Twelve Oaks Mall Loan Combination was co-originated by GSMC, JPMCB and WFBNA on February 28, 2018. The Twelve Oaks Mall Senior Pari Passu Notes have an interest rate of 4.3985% per annum and the Twelve Oaks Mall Junior Non-Trust Notes have an interest rate of 5.7500% per annum resulting in a weighted average interest rate of 4.8490% per annum on the Twelve Oaks Mall Loan Combination. The borrower utilized the proceeds of the Twelve Oaks Mall Loan Combination to fund reserves, pay origination costs, and return equity to Taubman to partially prepay an existing corporate borrowing.

LOAN #4: twelve oaks mall

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$66,666,668	$66,593,282	GSMS 2018-GS9	No
A-2	$66,666,666	$66,593,280	WFBNA	No
A-3-1	$50,000,000	$49,944,961	Benchmark 2018-B3	No
A-3-2	$16,666,666	$16,648,320	JPMCB(1)	No
B-1	$33,333,333	$33,296,640	Teachers Insurance and Annuity Association of America	Yes
B-2	$33,333,334	$33,296,641	Teachers Insurance and Annuity Association of America	Yes
B-3	$33,333,333	$33,296,640	Teachers Insurance and Annuity Association of America	Yes
Total	$300,000,000	$299,669,765

(1)	Expected to be contributed to one or more future securitization transactions.

The Twelve Oaks Mall Loan Combination had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The Twelve Oaks Mall Loan Combination requires payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule, as set forth on Annex G of the Prospectus. The scheduled maturity date is the due date in March 2028. Voluntary prepayment of the Twelve Oaks Mall Loan Combination is prohibited prior to the due date in December 2027. At any time after the earlier to occur of (a) the third anniversary of the origination date of the Twelve Oaks Mall Loan Combination and (b) the second anniversary of the closing date of the securitization into which the last of the Twelve Oaks Mall Companion Loans are securitized, the Twelve Oaks Mall Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Twelve Oaks Mall Loan Combination documents.

■

The Mortgaged Property. Twelve Oaks Mall is an approximately 1,519,224 SF super-regional mall (of which, 716,771 SF is collateral for the Twelve Oaks Mall Loan Combination), located in Novi, Michigan. The Twelve Oaks Mall Property was constructed in 1977 and renovated in 2007. The Twelve Oaks Mall Property is anchored by Nordstrom which is collateral for the loan (pursuant to a ground lease) and four unowned anchor tenants including Macy’s, J.C. Penney, Sears and Lord & Taylor. The Twelve Oaks Mall Property’s tenants include Apple, Tumi, H&M, Soma, Banana Republic, lululemon athletica, Club Monaco, Hollister, Gap and Michael Kors. Taubman (as defined below) has been the indirect owner of the Twelve Oaks Mall Property since it was constructed in 1977. The Twelve Oaks Mall Property underwent an expansion and renovation of approximately 322,000 SF in 2007 at a cost of approximately $63 million that included adding Nordstrom as a fifth anchor tenant.

As of December 31, 2017, the comparable sales and occupancy cost for inline tenants (less than 10,000 SF (excluding Apple)) were approximately $534 per SF and approximately 16.3%, respectively, while including Apple the comparable sales and occupancy cost for inline tenants (less than 10,000 SF) were approximately $654 per SF and approximately 13.4%, respectively.

LOAN #4: twelve oaks mall

The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions in their leases) at the Twelve Oaks Mall Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	Underwritten Total Rent	Underwritten Total Rent $ per SF	Owned Anchor Tenant Lease Expiration	Tenant Sales $ per SF(2)	Occupancy Cost	Renewal / Extension Options
Anchors
Macy’s	NR / Baa3 / BBB-	300,212	19.8%	No	$315,223	$1.05	NA	$233	0.5%	NA
Sears	C / C / CC	228,429	15.0	No	$6,000	$0.03	NA	$61	0.0%	NA
J.C. Penney	NR / NR / B+	148,812	9.9	No	$170,294	$1.14	NA	$105	1.1%	NA
Lord & Taylor	NR / NR / NR	125,000	8.2	No	$127,680	$1.02	NA	$147	0.7%	NA
Nordstrom	BBB+ / Baa1 / BBB+	167,000	11.0	Yes	$20,000	$0.12	2/28/2023	$323	0.0%	8, 10-year options
Total Anchors		969,453	63.8%

Junior Anchors
H&M(3)(4)	NR / NR / NR	24,440	1.6%	Yes	$725,000	$29.66	1/31/2029	$280	18.6%	5, 2-year options
Forever 21	NR / NR / NR	22,996	1.5	Yes	$1,476,160	$64.19	1/31/2025	$218	29.4%	NA
Victoria’s Secret	NR / NR / NR	14,798	1.0	Yes	$1,221,544	$82.55	1/31/2025	$654	12.6%	NA
Pottery Barn	NR / NR / NR	10,299	0.7	Yes	$206,816	$20.08	1/31/2020	$364	5.5%	NA
Total Junior Anchors		72,533	4.8%

Occupied In-line(5)		418,045	27.5%	Yes	$30,486,407	$72.93
Occupied Kiosk		747	0.0	Yes	$223,433	$299.11
Occupied Other		50	0.0	Yes	$43,200	$864.00
Vacant Spaces		58,396	3.8	Yes	$0	$0.00

Total Owned SF		716,771	47.2%
Total SF		1,519,224	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Sales information presented with respect to the Twelve Oaks Mall Property is based upon information provided by the borrower and in certain instances, sales figures represent estimates as tenants are not required to report, or otherwise may not have timely reported sales. The borrower does not independently verify sale information because such information is self-reported. Anchor sales information represents estimates as of 2016. All other sales data is as of 2017.
(3)	H&M (24,440 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018. Tenant Sales $ per SF and Occupancy Cost is based on the SF for the old suite of 9,171 SF. H&M has the right to terminate its lease if the landlord does not deliver the new suite by March 2019.
(4)	H&M has the right to terminate its lease effective as of the last day of the fifth lease year (ending December 2023) if gross sales during the fourth lease year do not exceed $6,500,000.
(5)	Includes one tenant (Bachrach (4,494 SF)) which has filed for bankruptcy, but is currently in-place. We cannot assure you that Bachrach will remain open.

The following table presents certain information relating to the major tenants (of which, certain tenants may have co-tenancy provisions) at the Twelve Oaks Mall Property based on initial lease expiration dates:

Ten Largest Owned Tenants Based on Underwritten Base Rent

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Tenant GLA	% of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Tenant Sales $ per SF(2)	Occupancy Cost	Lease Expiration	Renewal / Extension Options
Forever 21	NR / NR / NR	22,996	3.2%	$1,476,160	6.3%	$64.19	$218	29.4%	1/31/2025	NA
Victoria’s Secret	NR / NR / NR	14,798	2.1	887,880	3.8	60.00	$654	12.6%	1/31/2025	NA
H&M(3)	NR / NR / NR	24,440	3.4	725,000	3.1	29.66	$280	18.6%	1/31/2029	5, 2-year options
Apple	NR / Aa1 / AA+	7,018	1.0	501,575	2.1	71.47	$6,692	1.6%	1/31/2024	1, 5-year option
Express	NR / NR / NR	8,000	1.1	480,000	2.0	60.00	$408	14.7%	1/31/2021	NA
American Eagle	NR / NR / NR	5,796	0.8	465,975	2.0	80.40	$703	16.5%	1/31/2021	NA
Sephora(4)	NR / NR / A+	5,700	0.8	458,328	2.0	80.41	$1,155	10.0%	1/31/2028	NA
Hollister	NR / NR / BB-	6,018	0.8	451,350	1.9	75.00	$408	23.7%	4/30/2022	NA
Abercrombie & Fitch	NR / NR / BB-	9,817	1.4	441,765	1.9	45.00	$199	33.6%	1/31/2021	NA
lululemon athletica(5)	NR / NR / NR	5,392	0.8	412,488	1.8	76.50	$2,673	3.1%	1/31/2024	1, 5-year option
Ten Largest Owned Tenants		109,975	15.3%	$6,300,522	26.8%	$57.29
Remaining Owned Tenants		548,400	76.5	17,177,403	73.2	31.32
Vacant Spaces (Owned Space)		58,396	8.1	0	0.0	0.00
Totals / Wtd. Avg. All Owned Tenants		716,771	100.0%	$23,477,925	100.0%	$35.66

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Sales information presented with respect to the Twelve Oaks Mall Property is based upon information provided by the borrower and in certain instances, sales figures represent estimates as tenants are not required to report, or otherwise may not have timely reported sales. Because sales information is self-reported, such information is not independently verified by the borrower. Anchor sales information represents estimates as of 2016. All other sales data is as of 2017.
(3)	H&M (24,440 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018. Tenant Sales $ per SF and Occupancy Cost are based on the SF and total rent for the old suite of 9,171 SF. H&M has the right to terminate its lease if the landlord does not deliver the new suite by March 2019.
(4)	Sephora is currently in occupancy and has a lease renewal out for signature.

(5)	lululemon athletica (5,392 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in June 2018. Tenant Sales $ per SF and Occupancy Cost based on the SF and total rent for the old suite of 3,467 SF.

LOAN #4: twelve oaks mall

The following table presents certain information relating to the lease rollover schedule at the Twelve Oaks Mall Property based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	645	0.1%	0.1%	$132,500	0.6%	$205.43	2
2018	48,525	6.8	6.9%	120,932	0.5	2.49	16
2019	45,952	6.4	13.3%	1,421,451	6.1	30.93	20
2020	68,621	9.6	22.8%	2,995,226	12.8	43.65	28
2021	68,686	9.6	32.4%	3,185,639	13.6	46.38	21
2022(2)	48,335	6.7	39.2%	3,048,766	13.0	63.08	19
2023	200,012	27.9	67.1%	2,099,433	8.9	10.50	13
2024(3)	37,022	5.2	72.2%	2,193,775	9.3	59.26	9
2025	67,267	9.4	81.6%	4,260,592	18.1	63.34	12
2026	10,866	1.5	83.1%	754,087	3.2	69.40	7
2027	20,500	2.9	86.0%	1,363,232	5.8	66.50	10
2028(4)	9,079	1.3	87.3%	798,168	3.4	87.91	4
2029 & Thereafter(5)	32,865	4.6	91.9%	1,104,125	4.7	33.60	2
Vacant	58,396	8.1	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	716,771	100.0%		$23,477,925	100.0%	$35.66	163

(1)	Calculated based on approximate square footage occupied by each Owned Tenant.
(2)	Includes one tenant, Bachrach (4,494 SF), which has filed for bankruptcy, but is currently in-place. We cannot assure you that Bachrach will remain open.
(3)	lululemon athletica (5,392 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in June 2018.
(4)	Pinkberry (718 SF) has executed a lease and is anticipated to take occupancy and begin paying rent in March 2018.
(5)	H&M (24,440 SF) has executed a lease to relocate to a new suite at the Twelve Oaks Mall Property and is anticipated to take occupancy and begin paying rent for the new suite in November 2018.

The following table presents certain information relating to historical occupancy and estimated tenant sales at the Twelve Oaks Mall Property:

Historical Leased %(1)

	2015	2016	TTM 11/30/2017
Total Occupancy(2)	97.4%	97.5%	96.7%
Owned Occupancy(2)	94.6%	94.6%	92.9%

(1)	As provided by the borrower.
(2)	Reflects average for the indicated year ended December 31 unless specified otherwise.

Historical In-line Sales(1)

	2015	2016	2017
In-line Tenant (<10,000 SF) Sales per SF(2)	$594	$608	$654
In-line Tenant (<10,000 SF) Sales per SF (excl. Apple)(2)	$504	$508	$534

(1)	As provided by the borrower.

(2)	Sales per SF are as of December 31 unless otherwise indicated and excludes temporary tenants.

LOAN #4: twelve oaks mall

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Twelve Oaks Mall Property:

Cash Flow Analysis(1)

	2015	2016	TTM 11/30/2017	Underwritten(2)(3)(4)	Underwritten $ per SF
Base Rent	$25,272,604	$25,599,940	$24,380,484	$23,477,925	$32.76
Overage / Percentage Rent	1,008,401	770,060	785,905	519,807	0.73
Kiosks / Temporary / Specialty	2,999,058	3,135,407	2,628,241	2,628,241	3.67
Operating Expenses (CAM)	11,697,019	11,762,631	11,404,267	11,024,024	15.38
Real Estate Tax Reimbursement	1,965,627	1,954,631	1,922,258	1,627,276	2.27
Utility Reimbursement	1,605,805	1,565,601	1,464,797	1,464,797	2.04
HVAC	2,223,605	2,230,123	2,129,206	2,129,206	2.97
Promotion Revenue	1,326,242	1,321,552	1,226,741	1,054,997	1.47
Mark to Market Rental Adjustment	0	0	0	(1,947,875)	(2.72)
Market Revenue from Vacant Units	0	0	0	4,724,224	6.59
Parking Revenue	16,669	17,337	25,268	25,484	0.04
Other Revenue	830,528	1,112,793	1,128,653	895,310	1.25
Gross Revenue	$48,945,558	$49,470,075	$47,095,819	$47,623,417	$66.44
Vacancy Loss	0	0	0	(4,724,224)	(6.59)
Effective Gross Income	$48,945,558	$49,470,075	$47,095,819	$42,899,192	$59.85

Real Estate Taxes	$2,439,073	$2,447,669	$2,472,418	$2,560,525	$3.57
Insurance	342,324	344,741	206,068	285,766	0.40
Utilities	2,545,401	2,349,166	2,406,265	2,406,265	3.36
Repairs & Maintenance	2,176,631	2,024,697	1,923,513	1,923,513	2.68
Janitorial	812,648	822,755	831,148	831,148	1.16
Management Fee	1,790,090	1,882,962	1,895,625	1,072,480	1.50
Payroll (Office, Security, Maintenance)	1,032,397	1,134,181	1,160,575	1,160,575	1.62
General and Administrative - Direct	831,682	800,263	740,771	740,771	1.03
Other Expenses	1,278,147	1,394,533	1,323,323	1,323,323	1.85
Total Operating Expenses	$13,248,393	$13,200,966	$12,959,706	$12,304,366	$17.17

Net Operating Income	$35,697,165	$36,269,109	$34,136,114	$30,594,826	$42.68
Tenant Improvements	0	0	0	223,137	0.31
Leasing Commissions	0	0	0	223,137	0.31
Replacement Reserves	0	0	0	137,443	0.19
Net Cash Flow	$35,697,165	$36,269,109	$34,136,114	$30,011,109	$41.87

Occupancy(6)	94.6%	94.6%	92.9%	91.9%
NOI Debt Yield(5)	17.9%	18.2%	17.1%	15.3%
NCF DSCR(5)	3.04x	3.09x	2.90x	2.55x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Underwritten cash flow is based on contractual rents as of February 1, 2018 and contractual rent steps through February 28, 2019.

(3)	Underwritten Base Rent includes 16 tenants that are paying reduced rent. The Base Rent in the leases is $2,349,960 for these 16 tenants, and the Underwritten Base Rent for these tenants is $1,180,463.

(4)	Includes one tenant (Bachrach (4,494 SF)) which has filed for bankruptcy, but is currently in-place. We cannot assure you that Bachrach will remain open.

(5)	NOI Debt Yield and NCF DSCR calculations are based on the aggregate outstanding principal balance of the Twelve Oaks Mall Senior Pari Passu Notes and exclude the aggregate outstanding principal balance of the Twelve Oaks Mall Junior Non-Trust Notes.

(6)	Underwritten Occupancy represents occupancy as of February 1, 2018.

■	Appraisal. According to the appraisal, the Twelve Oaks Mall Property had an “as-is” appraised value of $552,900,000 as of December 14, 2017.

Appraisal Approach	As-Is Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$537,800,000	N/A	6.00%
Yield Capitalization Approach(1)	$552,900,000	7.50%(1)	6.50%

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report, dated February 22, 2018, there are no recognized environmental conditions or recommendations for further action at the Twelve Oaks Mall Property other than the implementation of an asbestos operations and maintenance plan, disposing of the contents of an unlabeled and abandoned 55-gallon drum located on the Twelve Oaks Mall Property in accordance with state and local requirements and a regulatory file review at the Michigan Department of Environmental Quality in order to catalogue closure letters awarded in connection with historical releases at the Twelve Oaks Mall Property and adjacent properties.

■	Market Overview and Competition. According to the appraisal, the Twelve Oaks Mall Property is a super-regional mall located in the Detroit-Warren-Livonia and Ann Arbor metropolitan statistical area. The Twelve Oaks Mall

LOAN #4: twelve oaks mall

Property is located at the intersection of Twelve Mile Road and Novi Road and is less than one mile from Interstate 96. The total population within a 1-mile, 3-mile and 5-mile radius of the Twelve Oaks Mall Property is 1,655, 54,918 and 155,524 respectively. The average household income within a 1-mile, 3-mile and 5-mile radius of the Twelve Oaks Mall Property is $108,440, $116,114 and $115,649, respectively. Fortune 500 companies located in the Southeast Michigan region include Ally, Autoliv, BorgWarner, DTE Energy, Ford Motor Company, General Motors and Kelly Services.

The following table presents certain information relating to the primary competition for the Twelve Oaks Mall Property:

Competitive Set(1)

	Twelve Oaks Mall	The Somerset Collection	Westland Shopping Center	Fairlane Town Center	Southland Center	Briarwood Mall
Distance from Subject	-	20 miles	16 miles	25 miles	30 miles	35 miles
Property Type	Super-Regional Mall	Super-Regional Mall	Super-Regional Mall	Super-Regional Mall	Super-Regional Mall	Super-Regional Mall
Year Built	1977	1968	1965	1976	1970	1973
Total GLA	1,519,224	1,790,000	1,055,000	1,850,000	925,000	1,040,000
Total Occupancy	96.2%	98%	90%	88%	90%	95%
Sales per SF(2)	$654	$820	$400	$425	$400	$550
Anchors & Jr. Anchors	Macy’s, Sears, JCPenney, Lord & Taylor and Nordstrom	Macy’s, Neiman Marcus, Nordstrom and Saks Fifth Avenue	JCPenney, Kohl’s, Sears and Macy’s (vacant)	JCPenney, Macy’s, Sears and AMC Theatres	JCPenney, Macy’s and Cinemark Theatres	JCPenney, Macy’s, Sears and Von Maur

(1)	Source: Appraisal.

(2)	Represents sales for comparable in-line tenants for most recent period from appraisal, or for the subject property, reported by the tenants to the borrower sponsor and not independently verified.

■	The Borrower. The borrower is TVO Mall Owner LLC, a Delaware limited liability company structured to be a bankruptcy-remote entity, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Twelve Oaks Mall Loan Combination. The non-recourse carveout guarantor under the Twelve Oaks Mall Loan Combination is The Taubman Realty Group Limited Partnership, an indirect owner of the borrower.

Taubman Centers, Inc. (NYSE: TCO) is a Michigan corporation that operates as a self-administered and self-managed real estate investment trust. The Taubman Realty Group Limited Partnership (“Taubman”) is a majority-owned partnership subsidiary of Taubman Centers, Inc. that owns direct or indirect interests in all of Taubman Centers, Inc.’s real estate properties.

Taubman owns, leases, acquires, disposes of, develops, expands, and manages shopping centers and interests in shopping centers. Its owned portfolio of operating centers as of December 31, 2017 consisted of 24 urban and suburban shopping centers operating in the U.S., Puerto Rico, South Korea, and China. The urban centers range in size between 236,000 and 1.7 million SF of GLA and the suburban centers range in size between 186,000 and 1.0 million SF of GLA, with an average of 1.0 million and 0.5 million SF, respectively. The smallest center has approximately 60 stores, and the largest has over 275 stores, with an average of 150 stores per shopping center.

■	Escrows. On the origination date, the borrower funded an unfunded obligations reserve in the amount of $4,627,403.

On each monthly due date during (a) a Twelve Oaks Mall Trigger Period (as defined below) or (b) an event of default, the borrower is required to fund certain reserve accounts including (i) a tax and insurance reserve in an amount equal to one-twelfth of the amount that the lender reasonably estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period unless in the case of insurance premiums, the borrower is maintaining a blanket policy meeting the requirements of the Twelve Oaks Mall Loan Combination documents, (ii) a tenant improvement and leasing commissions reserve in an amount equal to $68,625 plus any termination fees (except that during a Twelve Oaks Mall Tier 1 Trigger Period (as defined below), if no event of default, Twelve Oaks Tier 2 Trigger Period (as defined below) or Twelve Oaks Dark Anchors Trigger Period (as defined below) is continuing, the borrower may retain termination fees under any one lease is less than $375,000), subject to a cap of $1,647,000 (excluding any termination fees deposited) and (iii) a capital expenditure reserve in an amount equal to approximately $11,438, subject to a cap of $274,500.

A “Twelve Oaks Mall Trigger Period” means any period from (a) the conclusion of any two consecutive 12-month periods ending on the last day of a fiscal quarter during which the net operating income of such 12-month periods is less than $29,250,000 until the conclusion of the fourth consecutive 12-month period ending on the last day of a fiscal

LOAN #4: twelve oaks mall

quarter thereafter during which the net operating income is equal to or greater than $29,250,000 (a “Twelve Oaks Mall Tier 1 Trigger Period”), (b) the conclusion of any two consecutive 12-month periods ending on the last day of a fiscal quarter during which the net operating income is less than $26,000,000 until the conclusion of the fourth consecutive 12-month period ending on the last day of a fiscal quarter thereafter during which the net operating income is equal to or greater than $26,000,000 (a “Twelve Oaks Mall Tier 2 Trigger Period”) or (c) the period during which a Twelve Oaks Mall Tier 1 Trigger Period that is not also a Twelve Oaks Mall Tier 2 Trigger Period is continuing and during which any two anchor tenants (other than Sears) have gone dark (a “Twelve Oaks Mall Dark Anchors Trigger Period”).

■	Lockbox and Cash Management. The Twelve Oaks Mall Loan Combination is structured with a hard lockbox and springing cash management. The related loan documents require the borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and all cash revenues relating to the Twelve Oaks Mall Property and all other money received by the borrower or the property manager with respect to the Twelve Oaks Mall Property (other than tenant security deposits required to be held in escrow accounts) be deposited into such lockbox account or cash management account within one business day of receipt. The borrower is permitted to maintain a bank account (the “Kiosk Account”) into which rents from persons who are parties to a license agreement or miscellaneous amounts received by the borrower that are not rents, payments, reimbursements or other amounts paid under any lease may be deposited. On any business day, any funds in excess of $150,000 are required to be remitted from the Kiosk Account into a borrower-controlled account. During the continuance of a Twelve Oaks Mall Trigger Period (other than due to a Twelve Oaks Mall Tier 1 Trigger Period) or an event of default under the Twelve Oaks Mall Loan Combination documents, all amounts contained in the Kiosk Account that exceed $50,000 are required to be remitted to the cash management account. During the continuance of a Twelve Oaks Mall Trigger Period or event of default under the Twelve Oaks Mall Loan Combination documents, all funds in the lockbox account are required to be swept into the cash management account on a daily basis and, so long as only a Twelve Oaks Mall Tier 1 Trigger Period is continuing, remitted to the borrower on each due date after payment of the monthly debt service payment, budgeted operating expenses and all required reserves. During a Twelve Oaks Mall Trigger Period (other than a Twelve Oaks Mall Tier 1 Trigger Period) or event of default under the Twelve Oaks Mall Loan Combination documents all amounts on deposit in the cash management account after payment of debt service, required reserves (if the lender so elects, with respect to the continuance of an event of default) and operating expenses, are required to be reserved in an excess cash flow reserve account.

■	Property Management. The Twelve Oaks Mall Property is currently managed by The Taubman Company LLC, an affiliate of the borrower, pursuant to a management agreement. Under the related loan documents, the Twelve Oaks Mall Property is required to remain managed by The Taubman Company LLC, or any other management company approved by the lender and with respect to which a rating agency confirmation has been received. The lender has the right to require the borrower to terminate the property manager and engage a new property manager selected by the lender upon (i) the acceleration of the Twelve Oaks Mall Loan Combination following the occurrence of an event of default under the Twelve Oaks Mall Loan Combination documents, (ii) a material default by the property manager after the expiration of any applicable cure period or (iii) the filing of a bankruptcy petition or the occurrence of a similar event with respect to the property manager.

LOAN #4: twelve oaks mall

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the Twelve Oaks Mall Loan, GSMC, JPMCB and WFBNA funded a subordinate loan in the amount of $100.0 million to TVO Mall Owner LLC. The subordinate loan was sold to Teachers Insurance and Annuity Association of America. The subordinate loan carries an interest rate of 5.7500% per annum and is co-terminus with the Twelve Oaks Mall Loan. The Twelve Oaks Mall Loan is subject to an intercreditor agreement. Based on the total combined debt of $300.0 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	Twelve Oaks Senior Loan	Twelve Oaks Mall Loan Combination
Cut-off Date Balance	$199,779,843	$299,669,765
Cut-off Date LTV Ratio	36.1%	54.2%
Maturity Date LTV Ratio	29.6%	44.4%
DSCR Based on Underwritten NCF	2.55x	1.58x
Debt Yield Based on Underwritten NOI	15.3%	10.2%

■	Release of Collateral. Provided no event of default under the Twelve Oaks Mall Loan Combination documents is then continuing, the borrower is permitted to obtain the release of certain unimproved parcels in connection with the acquisition of an anchor pad (other than the Nordstrom pad) by a third party that is not an affiliate of the borrower or a joint venture (including an affiliate of the borrower) or an outlot each subject to the satisfaction of certain conditions set forth in the Twelve Oaks Mall Loan Combination documents, including among others, the delivery of a REMIC opinion. The borrower may not convey to third parties any release parcel that in the aggregate exceed 10% of the total acreage of all of the release parcels, without prior written consent from the lender. In addition, provided no event of default under the Twelve Oaks Mall Loan Combination documents is then continuing, the borrower is permitted to purchase one or more of the anchor pads (other than the Nordstrom pad) subject to the satisfaction of certain conditions set forth in the Twelve Oaks Mall Loan documents, including among others, the delivery of a REMIC opinion.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Twelve Oaks Mall Property, as well as 18 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the related loan documents (without giving effect to the terrorism or earthquake components of such policies). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #5: intercontinental san francisco

LOAN #5: intercontinental san francisco

LOAN #5: intercontinental san francisco

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	San Francisco, California	Cut-off Date Balance(3)		$49,788,676
Property Type	Hospitality	Cut-off Date Balance per Room(2)		$199,154.70
Size (Rooms)	550	Percentage of Initial Pool Balance		4.6%
Total TTM Occupancy as of 10/31/2017	87.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/31/2017	87.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	2008 / 2017-2018	Mortgage Rate		4.14500%
Appraised Value	$261,900,000	Original Term to Maturity (Months)		120
Appraisal Date	7/17/2017	Original Amortization Term (Months)		360
Borrower Sponsor(1)	CDC San Francisco LLC	Original Interest Only Period (Months)		NAP
Property Management	IHG Management (Maryland), LLC	First Payment Date		2/6/2018
		Maturity Date		1/6/2028

Underwritten Revenues	$73,981,123
Underwritten Expenses	$56,353,105
Underwritten Net Operating Income (NOI)	$17,628,017	Escrows(4)
Underwritten Net Cash Flow (NCF)	$14,668,773		Upfront	Monthly
Cut-off Date LTV Ratio(2)	41.8%	Taxes	$0	$0
Maturity Date LTV Ratio(2)	33.5%	Insurance	$44,350	$0
DSCR Based on Underwritten NOI / NCF(2)	2.75x / 2.29x	Replacement Reserve	$0	$0
Debt Yield Based on Underwritten NOI / NCF(2)	16.1% / 13.4%	Other	$10,000,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$110,000,000	100.0%	Loan Payoff	$80,409,449	73.1%
			Principal Equity Distribution	18,439,658	16.8
			Reserves	10,044,350	9.1
			Closing Costs	1,106,543	1.0
Total Sources	$110,000,000	100.0%	Total Uses	$110,000,000	100.0%

(1)	CDC San Francisco LLC is the borrower entity. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the InterContinental San Francisco Loan Combination (as defined below).

(2)	Calculated based on the aggregate outstanding principal balance of the InterContinental San Francisco Loan Combination.

(3)	The Cut-off Date Balance of $49,788,676 represents the non-controlling note A-2, note A-4 and note A-5, which are part of a loan combination evidenced by five pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $109,535,088. The related companion loans, which are evidenced by the controlling note A-1 and the non-controlling note A-3, have an aggregate outstanding principal balance as of the Cut-off Date of $59,746,411 and were contributed to the Benchmark 2018-B2 securitization transaction. See “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “InterContinental San Francisco Loan”) is part of a loan combination (the “InterContinental San Francisco Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrower’s fee simple interest in a full service hotel located in San Francisco, California (the “InterContinental San Francisco Property”). The InterContinental San Francisco Loan, which is evidenced by the non-controlling notes A-2, A-4 and A-5, has an aggregate outstanding principal balance as of the Cut-off Date of $49,788,676 and represents approximately 4.6% of the Initial Pool Balance. The related companion loans are evidenced by the controlling note A-1 and non-controlling note A-3, which have an aggregate outstanding principal balance as of the Cut-off Date of $59,746,411, and were contributed to the Benchmark 2018-B2 securitization transaction. The InterContinental San Francisco Loan Combination, which accrues interest at an interest rate of 4.14500% per annum, was originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) on December 22, 2017, had an original principal balance of $110,000,000 and has an outstanding principal balance as of the Cut-off Date of $109,535,088. The proceeds of the InterContinental San Francisco Loan Combination were primarily used to refinance the InterContinental San Francisco Property, return equity to the borrower sponsor, fund upfront reserves and pay origination costs. The prior financing of the InterContinental San Francisco Property was not included in a securitization.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-3	$60,000,000	$59,746,411	Benchmark 2018-B2	Yes
A-2, A-4, A-5	$50,000,000	$49,788,676	Benchmark 2018-B3	No
Total / Wtd. Avg.	$110,000,000	$109,535,088

The InterContinental San Francisco Loan Combination had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The scheduled maturity date of the InterContinental San Francisco Loan Combination is the due date in January 2028. Provided that no event of default has occurred and is continuing under the InterContinental San Francisco Loan Combination documents, at any time on or after February 6, 2020, the InterContinental San Francisco Loan Combination may be prepaid in full, provided the applicable prepayment is accompanied by payment of the greater of 1% of the unpaid principal balance or a yield maintenance premium (as described in the InterContinental San Francisco Loan Combination documents). Provided that no event of default has occurred and is continuing under the InterContinental San Francisco Loan Combination documents, voluntary prepayment of the InterContinental San

LOAN #5: intercontinental san francisco

Francisco Loan Combination without a prepayment premium or yield maintenance charge is permitted on or after October 6, 2027.

■	The Mortgaged Property. The InterContinental San Francisco Property is a full service hotel located in the South of Market district (“SoMA”) of downtown San Francisco, California. The InterContinental San Francisco Property is LEED Gold certified and features 550 guest rooms, including 42 suites. The guest rooms feature floor-to-ceiling windows and typical furnishings include dark wood dressers, a work desk with an ergonomic leather chair, and a 60” LCD HDTV. The hotel offers approximately 43,000 SF of meeting, banquet and pre-function space, a 150-seat restaurant, lobby bar and lounge, business center, fitness center, gift shop, indoor swimming pool and on-site subterranean parking for 96 cars.

Food and beverage is provided by Luce, a Michelin-starred 150-seat restaurant, which can be accessed from both the hotel and Howard Street, and Bar 888, which is located adjacent to Luce and offers beer, wine, spirits, and a light lunch and dinner menu. Luce is open daily serving breakfast, lunch and dinner, as well as 24-hour room service. Luce also offers a special spa menu and has a 15-seat private dining room. Luce has been recognized with a Michelin star since 2010.

Meeting space is located on the third through sixth floors. The largest meeting room, the Grand Ballroom, is located on the third floor and features approximately 6,800 SF with a 20-foot high ceiling and can seat approximately 540 people banquet-style. The InterContinental Ballroom is located on the fifth floor and features approximately 5,600 SF and can seat 480 people banquet-style. Both ballrooms benefit from large floor-to-ceiling glass windows, which allow for ample natural light. The InterContinental San Francisco Property also features two outdoor meeting spaces on the sixth floor: the Bay Terrace, which is approximately 5,000 SF, and the Spa Terrace, which is approximately 1,200 SF. The remaining approximately 24,331 SF of meeting space are located throughout 25 additional meeting rooms and foyers.

The demand segmentation at the InterContinental San Francisco Property consists of 38.0% meeting and group, 32.0% commercial and 30.0% leisure. The primary competitive set for the InterContinental San Francisco Property consists of seven full service hotels located in the SoMA, Financial District and Embarcadero neighborhoods, ranging in size from 532 to 1,500 rooms, and containing an aggregate of 5,928 rooms, excluding the InterContinental San Francisco Property. The following table presents certain information relating to the 2016 demand analysis with respect to the InterContinental San Francisco Property based on market segmentation:

2016 Accommodated Room Night Demand(1)

Property	Commercial	Meeting and Group	Leisure
InterContinental San Francisco Property	32%	38%	30%
Luxury Collection Palace Hotel San Francisco	40%	25%	35%
Grand Hyatt San Francisco	40%	30%	30%
Hyatt Regency San Francisco	25%	50%	25%
The Park Central San Francisco	35%	30%	35%
Westin St Francis	30%	35%	35%
Marriott San Francisco Marquis	35%	35%	30%
Hotel Nikko San Francisco	30%	30%	40%

(1)	Source: Appraisal.

LOAN #5: intercontinental san francisco

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the InterContinental San Francisco Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 10/31/2017(2)	Underwritten	Underwritten $ per Room
Room Revenue	$49,724,242	$52,805,028	$53,516,126	$51,746,705	$51,747,328	$94,086
Food & Beverage Revenue	5,666,737	6,145,037	6,497,649	9,659,450	9,659,450	17,563
Banquet Revenue	12,962,835	13,378,444	13,573,907	10,419,921	10,419,921	18,945
Other Revenue	2,046,475	2,966,552	2,380,135	2,154,424	2,154,424	3,917
Total Revenue	$70,400,289	$75,295,061	$75,967,817	$73,980,500	$73,981,123	$134,511

Room Expense	$13,929,223	$14,142,217	$16,310,916	$16,456,083	$16,456,281	$29,921
Food & Beverage Expense	7,639,867	8,396,889	8,918,947	10,417,420	10,417,420	18,941
Banquet Expense	8,764,230	8,464,408	8,297,088	7,284,142	7,284,142	13,244
Other Expense	738,307	1,308,700	1,253,382	1,270,640	1,270,655	2,310
Total Departmental Expense	31,071,627	32,312,214	34,780,334	35,428,285	35,428,498	64,415
Total Undistributed Expense	15,713,841	16,544,212	14,129,276	13,799,356	13,799,522	25,090
Total Fixed Charges	6,492,020	6,586,743	7,128,959	6,966,567	7,125,085	12,955
Total Operating Expenses	$53,277,488	$55,443,169	$56,038,569	$56,194,208	$56,353,105	$102,460

Net Operating Income	$17,122,801	$19,851,892	$19,929,248	$17,786,292	$17,628,017	$32,051
FF&E	2,741,486	2,936,877	2,964,790	2,882,814	2,959,245	5,380
Net Cash Flow	$14,381,315	$16,915,015	$16,964,458	$14,903,478	$14,668,773	$26,670

Occupancy	87.0%	87.7%	88.5%	87.0%	87.0%
NOI Debt Yield	15.6%	18.1%	18.2%	16.2%	16.1%
NCF DSCR	2.24x	2.64x	2.65x	2.32x	2.29x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	During the trailing 12 months, portions of the Moscone Convention Center, a main driver for the InterContinental San Francisco Property, were closed as part of a renovation and expansion that is estimated to be complete in the fall of 2018.

■	Appraisal. According to the appraisal, the InterContinental San Francisco Property had an “as-is” appraised value of $261,900,000 as of July 17, 2017. The “as-stabilized” appraised value is $358,900,000 as of July 17, 2020. The “as-stabilized” value assumes a projected stabilized ADR of $367.88 and a projected stabilized occupancy of 89.0%.

Appraisal Approach(1)	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach	$261,900,000	8.5%	8.18%

(1)	Based on the “as-is” appraised value.

■	Environmental Matters. According to a Phase I environmental report, dated October 19, 2016, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the InterContinental San Francisco Property.

■	Market Overview and Competition. The InterContinental San Francisco Property is located on the corner of Howard Street and 5th Street, within the SoMA district of downtown San Francisco, California. The neighborhood also includes the Yerba Buena Gardens and the Moscone Convention Center, and numerous museums and galleries, entertainment venues, retail centers, restaurants and hotels. Yerba Buena Gardens encompasses three blocks and is located between 3rd and 4th streets, and Mission and Folsom Streets. The Moscone Convention Center is one of the largest convention and exhibition centers in San Francisco. The facility features over 2.0 million SF of building area, including over 700,000 SF of exhibit space, up to 106 meeting rooms and approximately 123,000 SF of pre-function lobbies. The Moscone Center consists of three main halls that were developed over the last 30 years. Two underground halls were built first, Moscone South, completed in 1981 and Moscone North, completed in 1992. The third hall, Moscone West, was completed in 2003, and is contiguous with the InterContinental San Francisco Property. Moscone West is a three story standalone building with 99,616 SF of dedicated exhibit space on level one, with an additional 199,432 SF of flexible swing space on levels two and three. The main portion of the Moscone Convention Center is located within one block of the InterContinental San Francisco Property and is within walking distance to multiple hotels. The Moscone Convention Center is currently undergoing an approximately $500 million renovation and expansion of Moscone North and Moscone South, which is expected to add more than 500,000 SF of contiguous

LOAN #5: intercontinental san francisco

exhibition space and improve landscaping. In early September 2017, the second phase of renovations was completed and encompassed approximately 200,000 SF, including a new ballroom, expansion to exhibition halls, and flexible meeting rooms. The final phase of the renovation project is expected to be completed by late 2018. Based on information provided by the borrower, as of October 13, 2017, the number of room nights and revenue from the property’s forward guest rooms bookings for 2017 decreased by 7.6% and 6.9%, respectively, from the prior year.

The Bay Area Rapid Transit (“BART”), a high-speed rail commuter transportation system that links 43 stations throughout the Bay Area, has three stops within approximately five blocks of the InterContinental San Francisco hotel. The CalTrain commuter rail service, which provides commuter rail service to Peninsula cities, has a station approximately 0.8 miles to the south of the InterContinental San Francisco hotel. MUNI, which provides light rail and bus service throughout the city, has numerous stops within walking distance to the hotel, including two stops located approximately one block away.

Additionally, the InterContinental San Francisco hotel is located approximately two blocks south of the Westfield San Francisco Centre, approximately four blocks south of Union Square, which includes San Francisco’s Theater District, approximately seven blocks from the Financial District, which includes a large concentration of corporate headquarters, law firms, banks and other financial institutions, approximately six blocks from the Embarcadero bay-waterfront and approximately seven blocks from AT&T Park, home to Major League Baseball’s San Francisco Giants. San Francisco International Airport (“SFO”) is located approximately 13 miles south of the InterContinental San Francisco hotel. SFO is the largest airport in the San Francisco Bay Area and the second busiest in California, after Los Angeles International Airport.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the InterContinental San Francisco Property and its competitive set, as provided in a market research report for the InterContinental San Francisco Property:

Historical Statistics(1)

	InterContinental San Francisco			Competitive Set			Penetration
	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017
Occupancy	87.7%	88.3%	87.0%	86.8%	89.3%	88.9%	101.1%	98.9%	97.9%
ADR	$299.96	$301.07	$296.19	$280.44	$289.61	$285.10	107.0%	104.0%	103.9%
RevPAR	$263.04	$265.85	$257.77	$243.35	$258.66	$253.39	108.1%	102.8%	101.7%

(1)	Source: Appraisal.

InterContinental San Francisco Property Competitive Set(1)

Property	Number of Rooms	Year Built
InterContinental San Francisco	550	2008
Luxury Collection Palace Hotel San Francisco	556	1875
Grand Hyatt San Francisco	660	1973
Hyatt Regency San Francisco	804	1973
The Park Central San Francisco	681	1983
Westin St Francis	1,195	1904
Marriott San Francisco Marquis	1,500	1989
Hotel Nikko San Francisco	532	1987
Total(2)	5,928

(1)	Source: Appraisal.

(2)	Total excludes the InterContinental San Francisco Property.

■	The Borrower. The borrower is CDC San Francisco LLC, a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the InterContinental San Francisco Loan. There is no separate nonrecourse carve-out guarantor, and the borrower is the sole party to the environmental indemnity.

The borrower is owned by 888 Howard Street Associates, LLC, a California limited liability company and managing member with 83.04% ownership interest, and IHG Management (Maryland), LLC, a Maryland limited liability company (“IHG Management”) with 16.96% ownership interest. IHG Management is the hotel manager for the InterContinental San Francisco Property. 888 Howard Street Associates, LLC is ultimately owned by Richard C. Lundquist and Melanie F. Lundquist, as trustees of the Richard and Melanie Lundquist Family Trust.

LOAN #5: intercontinental san francisco

Richard C. Lundquist is the owner and president of Continental Development Corporation (“CDC”). CDC is one of California’s largest commercial real estate developers and owners. CDC is privately owned and has over 45 years of real estate development, ownership and management experience. The company is primarily involved in the development of commercial income-producing properties for long-term investment. CDC has developed over 4.0 million SF of commercial space in Southern and Northern California, comprised of Class-A office, medical/dental, research and development, commercial, retail, restaurant, entertainment and mixed-use properties.

■	Escrows. At loan origination, the borrower deposited $10,000,000 into a window repair reserve account (see “—Window Repairs” below) and $44,350 into a static insurance reserve account. The requirement for the borrower to make monthly deposits for taxes, insurance, and FF&E is waived so long as IHG Management, or an unaffiliated replacement property manager, is managing the InterContinental San Francisco Property and (i) with respect to the tax reserve account, is paying taxes directly, (ii) with respect to the insurance reserve account, is paying insurance directly or (iii) with respect to the FF&E reserve account, is reserving for FF&E directly. If such conditions no longer apply, the borrower will be required to make monthly deposits of (a) with respect to the tax reserve account, one-twelfth of the estimated annual taxes, (b) with respect to the insurance reserve account, if the borrower or hotel manager fails to make timely payments under its insurance premium finance agreement with respect to any insurance policies, one-twelfth of the estimated annual insurance premiums, and (c) with respect to FF&E reserve, the greatest of (i) 4.0% of the projected rents for the property for the prior month as set forth in the most recent approved annual budget, (ii) the then-current amount required by the property management agreement and (iii) the then-current amount required by any franchise agreement for approved capital expenditures and FF&E (in each case excluding window replacements).

■	Lockbox and Cash Management. The InterContinental San Francisco Loan Combination is structured with a springing lockbox and springing cash management. From and after the first occurrence of an InterContinental San Francisco Lockbox Event (as defined below), (i) a clearing account is required to be established, (ii) either (a) if the IHG Management Agreement is in full force and effect and there has not been an IHG Control Event (as defined below), all rents, revenues and receipts payable to the hotel owner under the IHG Management Agreement (which are net of management fees, operating costs and reserves maintained under the IHG Management Agreement) are required to be deposited by IHG Management into the clearing account, or (b) if the IHG Management Agreement is no longer in full force and effect or there has been an IHG Control Event, the borrower is required to direct the credit card processing companies to deposit all credit card receipts directly into the clearing account, and all non-credit card receipts are required to be directly deposited by the hotel manager into the clearing account within two business days of receipt and (iii) either (x) if no InterContinental San Francisco Trigger Period exists, all sums on deposit in the clearing account are required to be transferred on a daily basis to an account controlled by the borrower, or (y) if an InterContinental San Francisco Trigger Period exists, all sums on deposit in the clearing account are required to be transferred on a daily basis to a cash management account controlled by the lender, to be applied to payment of all monthly amounts due under the loan documents (including, without limitation, any required reserves for taxes and insurance, debt service and operating expenses in accordance with the annual budget (which must be approved by the lender during an InterContinental San Francisco Trigger Period) (“Approved Operating Expenses”)), any other required reserves and mezzanine debt service, if a mezzanine loan is outstanding, with any excess funds to be held as additional security for the InterContinental San Francisco Loan Combination during such InterContinental San Francisco Trigger Period. However, if an IHG Control Event exists, the funds in the cash management account are required to instead be first applied to pay Approved Operating Expenses to IHG Management, to be disbursed by IHG Management as provided in the IHG Management Agreement, prior to application to debt service or other amounts.

An “InterContinental San Francisco Lockbox Event” will occur during an InterContinental San Francisco Trigger Period or at any time a mezzanine loan is outstanding.

An “InterContinental San Francisco Trigger Period” means a period that commences (i) upon an event of default and continues until a cure of such event of default has been accepted by the lender, (ii) upon the debt yield falling below 9.0% as of the end of any calendar quarter and continues until the debt yield has been at least 9.25% for two consecutive calendar quarters or (iii) if a mezzanine loan is outstanding and there is an event of default thereunder until the lender receives notice from the mezzanine lender that such mezzanine loan event of default has been cured or waived.

An “IHG Control Event” means a transfer that results in IHG Management owning 100% of the direct or indirect ownership interest in the borrower.

■	Hotel Management. The InterContinental San Francisco Property is managed by IHG Management, a borrower affiliate, pursuant to a management agreement expiring February 29, 2028 (the “IHG Management Agreement”).

LOAN #5: intercontinental san francisco

■	Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Future Mezzanine or Subordinate Indebtedness. The holder of 100% of the direct or indirect ownership interest in the borrower is permitted, one time only during the term of the InterContinental San Francisco Loan Combination, to obtain a mezzanine loan secured by the equity interests in the borrower upon satisfaction of the following conditions, among others: (i) no event of default is continuing; (ii) the mezzanine loan does not exceed $75,000,000; (iii) the combined loan-to-value ratio does not exceed 55.0%; (iv) the combined underwritten net cash flow debt service coverage ratio is not less than 1.50x; (v) the combined underwritten net cash flow debt yield is no less than 10.5%; (vi) the mezzanine loan is co-terminous with the InterContinental San Francisco Loan Combination; (vii) the mezzanine lender enters into an intercreditor agreement in form and substance acceptable to the lender in its reasonable discretion and (viii) a reasonably acceptable guarantor delivers a guaranty of recourse obligations on lender’s then-standard form of guaranty of recourse obligations and an environmental indemnity agreement on the form delivered by borrower in connection with the closing of the InterContinental San Francisco Loan Combination. The mezzanine loan may be made by CDC or an affiliate if in connection with a bona fide arm’s length sale of the property, there has been no change in control of CDC since the loan origination date and rating agency confirmation is obtained.

Additionally, pursuant to a side letter between the borrower and IHG Management, IHG Management is required to, over a two-year period, purchase up to $2,500,000 (the “Aggregate Amount”) worth of certain qualifying personal property to be used for the hotel, which personal property will be owned by IHG Management, but kept at the InterContinental San Francisco Property, with a revocable license to the borrower. If the management agreement is terminated, the borrower is required to pay to IHG Management the Aggregate Amount, which amount will be reduced by $250,000 on each anniversary of the date IHG Management first incurs any such expense. At the end of the two-year period, IHG Management may fund any unused portion of the Aggregate Amount into the FF&E reserve held by IHG Management. Pursuant to a subordination, non-disturbance and attornment agreement between IHG Management and the lender, if the lender forecloses on the InterContinental San Francisco Property and there is a termination event under the IHG Management Agreement, the lender may, but is not obligated to, purchase such personal property from IHG Management for an amount equal to the amount IHG Management spent on such personal property, as reduced on each anniversary of the first purchase as described above. If the lender chooses not to purchase such personal property, IHG Management will have the right to remove such personal property from the InterContinental San Francisco hotel.

■	Release of Collateral. Not permitted.

■	Window Repairs. Soon after the hotel opened in 2008, an issue was noted on some of the insulated glass units comprising the glass exterior or “curtainwall” of the InterContinental San Francisco Property, relating to a run down within the air space of the primary gray seal that occurs between the outer and inner panes of glass along the spacer. The borrower filed a lawsuit against the general contractor, its subcontractors and suppliers in 2016. The lawsuit was settled in 2017 and the borrower was paid an undisclosed sum of money for the future repair and replacement of the glass exterior, if necessary. Such sum is not included in the collateral.

In connection with origination of the InterContinental San Francisco Loan Combination, a glass curtainwall consulting firm was engaged to review and make recommendations as it relates to the glass curtainwall issues at the property. Following a limited review of the glass installed on the building, the consultant determined that there was no reasonable risk of any glass plate falling from the building as a condition associated with the issues in reference. However, the borrower is required to replace all glass on floors one through six, which is estimated by the consultant to cost approximately $6.9 million, by August 22, 2019.

At loan origination, $10,000,000 was reserved in a lender-controlled reserve account, which represents over 140% of the consultant’s $6.9 million estimated cost to replace the glass exterior on floors one through six. Floors one through five consist mostly of lobby, restaurant and meeting space, and no guest rooms. Floor six mostly includes the spa and fitness center, and only a small number of rooms.

LOAN #5: intercontinental san francisco

The consultant also recommended the borrower monitor the remaining glass panes at the InterContinental San Francisco Property. On or about each of December 6, 2019, June 6, 2022, December 6, 2024 and June 6, 2027, the borrower is required to engage a consulting firm selected by the lender in its reasonable discretion to complete an inspection and issue a report. The borrower is required to replace any glass identified in the report as needing to be replaced within 120 days after notice of the same from the lender, which may be extended by the lender, in the lender’s reasonable discretion. The consultant estimated the additional cost of replacing the remaining glass panes (i.e. on the floors above the 6th floor), if needed, would be $25,000,000. Such cost has not been escrowed for. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” in the Prospectus.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to $300,000,000, subject to a $100,000 deductible. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

(THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #6: RESIDENCE INN PASADENA

LOAN #6: RESIDENCE INN PASADENA

LOAN #6: RESIDENCE INN PASADENA

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller	GACC
Location (City/State)	Pasadena, California		Cut-off Date Balance		$47,322,293
Property Type	Hospitality		Cut-off Date Balance per Room		$328,627.03
Size (Rooms)	144		Percentage of Initial Pool Balance		4.3%
Total TTM Occupancy as of 12/31/2017	88.8%		Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 12/31/2017	88.8%		Type of Security		Fee Simple
Year Built / Latest Renovation	2016 / NAP		Mortgage Rate		4.82011%
Appraised Value	$71,700,000		Original Term to Maturity (Months)		120
Appraisal Date	11/3/2017		Original Amortization Term (Months)		360
Borrower Sponsor	Robert D. Olson		Original Interest Only Period (Months)		NAP
Property Management	Residence Inn by Marriott, LLC		First Payment Date		2/6/2018
			Maturity Date		1/6/2028

Underwritten Revenues	$10,468,707
Underwritten Expenses	$4,730,614		Escrows(1)
Underwritten Net Operating Income (NOI)	$5,738,093
Underwritten Net Cash Flow (NCF)	$5,319,345			Upfront	Monthly
Cut-off Date LTV Ratio	66.0%		Taxes	$0	$0
Maturity Date LTV Ratio	54.1%		Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF	1.91x / 1.77x		Replacement Reserve	$0	$0
Debt Yield Based on Underwritten NOI / NCF	12.1% / 11.2%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$47,500,000	91.3%	Loan Payoff	$38,728,235	74.5%
Mezzanine Loan	4,500,000	8.7	Principal Equity Distribution	12,789,193	24.6
			Closing Costs	482,572	0.9
Total Sources	$52,000,000	100.0%	Total Uses	$52,000,000	100.0%

(1)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Residence Inn Pasadena Loan”) is evidenced by a note in the original principal amount of $47,500,000 and is secured by a first mortgage encumbering the borrower’s fee simple interest in an 144-room extended stay hospitality property located in Pasadena, California (the “Residence Inn Pasadena Property”). The Residence Inn Pasadena Loan was originated by Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) on December 21, 2017 and represents approximately 4.3% of the Initial Pool Balance. The note evidencing the Residence Inn Pasadena Loan has an outstanding principal balance as of the Cut-off Date of $47,322,293 and an interest rate of 4.82011% per annum. The proceeds of the Residence Inn Pasadena Loan along with a $4,500,000 mezzanine loan were primarily used to refinance the Residence Inn Pasadena Property, return equity to the borrower sponsor and pay closing costs.

The Residence Inn Pasadena Loan had an initial term of 120 months and has a remaining term of 117 months as of the Cut-off Date. The Residence Inn Pasadena Loan requires payments of principal and interest sufficient to amortize the Residence Inn Pasadena Loan over a 30-year amortization schedule. The scheduled maturity date of the Residence Inn Pasadena Loan is the due date in January 2028. Provided that no event of default has occurred and is continuing under the Residence Inn Pasadena Loan documents, at any time after the second anniversary of the securitization Closing Date, the Residence Inn Pasadena Loan may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Residence Inn Pasadena Loan documents. Voluntary prepayment of the Residence Inn Pasadena Loan is permitted on or after the due date occurring in September 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The Residence Inn Pasadena Property is a 144-room extended stay hospitality property located in the Old Town Historic District (“Old Town”) of Pasadena, California. The borrower sponsor developed the Residence Inn Pasadena Property in 2016 for an estimated cost of $55.3 million ($384,194 per room). The hotel features 144 suites (all featuring kitchen facilities), 138 subterranean parking stalls (which equates to a ratio of 0.96 parking spaces per room), and a variety of amenities including complimentary breakfast, Wi-Fi throughout the Residence Inn Pasadena Property, a fitness center, a 24/7 market and an outdoor pool and spa. The Residence Inn Pasadena Property is operated as a Residence Inn under a management agreement with Residence Inn by Marriott, LLC with no separate franchise agreement in-place.

Each of the guestrooms features a flat-screen television, complimentary Wi-Fi, a couch and a lounge chair. In addition, each room features a kitchenette with a sink, microwave, full-sized refrigerator, oven and cooktop, dishwasher, cookware, dishes and silverware. Both the one- and two-bedroom suites also feature separate living and sleeping rooms. The Residence Inn Pasadena Property features 129 studio rooms, seven one-bedroom king suites, four one-bedroom double queen and four two-bedroom suites.

LOAN #6: RESIDENCE INN PASADENA

Situated in Old Town Pasadena, the Residence Inn Pasadena Property is surrounded by numerous dining options, shopping boutiques and retailers, a farmers’ market and a variety of nightlife options. The Residence Inn Pasadena Property is also located within one mile of the Rose Bowl. The Rose Bowl is a football stadium that is the home to the UCLA Bruins football team and also serves as a venue for other sporting events and concerts and has previously played host to the Olympics. The Rose Bowl also hosts public stadium tours and the R.G. Canning Flea Market. The Residence Inn Pasadena Property is also in close proximity to Paseo Colorado, an upscale outdoor lifestyle center covering three city blocks, featuring shopping, dining and entertainment.

The Residence Inn Pasadena Property is located near the interchange of Interstates 710, 210 and the Ventura Freeway. The Residence Inn Pasadena Property is also approximately 15 miles southeast of Bob Hope Airport in Burbank and approximately 28 miles northeast of Los Angeles International Airport in El Segundo. The Pasadena Freeway (Interstate 110), which is approximately 10 miles southwest of the Residence Inn Pasadena Property and provides access to downtown Los Angeles. The Ventura Freeway provides access in a westerly direction from Pasadena through the central portion of the San Fernando Valley. The Ventura Freeway eventually becomes US Route 101 slightly west of Universal City and provides access to the northwestern portions of Los Angeles County, and further west to Ventura County.

The following table presents certain information relating to the 2016 demand analysis with respect to the Residence Inn Pasadena Property based on market segmentation, as provided in the appraisal for the Residence Inn Pasadena Property:

2016 Accommodated Room Night Demand(1)

Transient	Meeting and Group	Extended Stay
47.6%	2.4%	50%

(1)	Source: Appraisal.

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Residence Inn Pasadena Property and its competitive set, as provided in a market research report for the Residence Inn Pasadena Property:

Historical Statistics(1)

	Residence Inn Pasadena	Competitive Set	Penetration
	2017	2017	2017
Occupancy	88.8%	77.4%	114.7%
ADR	$208.80	$177.13	117.9%
RevPAR	$185.37	$137.15	135.2%

(1)	Source: December 2017 Smith Travel Research Report.

LOAN #6: RESIDENCE INN PASADENA

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Residence Inn Pasadena Property:

Cash Flow Analysis(1)(2)

	2017	Underwritten	Underwritten $ per Room
Room Revenue	$9,743,025	$9,749,084	$67,702
Food & Beverage Revenue	59,688	59,688	415
Market Revenue	70,630	70,630	490
Other Revenue	589,304	589,304	4,092
Total Revenue	$10,462,648	$10,468,707	$72,699

Room Expense	$1,655,710	$1,656,740	$11,505
Food & Beverage Expense	12,215	12,215	85
Market Expense	31,992	31,992	222
Other Expense	1,079	1,079	7
Total Departmental Expense	$1,700,995	$1,702,025	$11,820
Total Undistributed Expense	1,638,842	1,638,842	11,381
Total Fixed Charges	1,442,435	1,389,748	9,651
Total Operating Expenses	$4,782,272	$4,730,614	$32,851

Net Operating Income	$5,680,376	$5,738,093	$39,848
FF&E	281,964	418,748	2,908
Net Cash Flow	$5,398,412	$5,319,345	$36,940

Occupancy	88.8%	88.8%
NOI Debt Yield	12.0%	12.1%
NCF DSCR	1.80x	1.77x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Residence Inn Pasadena Property was constructed in 2016. As such, historical information is not available.

■	Appraisal. According to the appraisal, the Residence Inn Pasadena Property had an “as-is” appraised value of $71,700,000 as of November 3, 2017.

Appraisal Approach	Value	Discount Rate	Terminal Capitalization Rate
Discounted Cash Flow Approach	$71,700,000	9.5%	7.6%

■	Environmental Matters. According to a Phase I environmental report, dated November 2, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Residence Inn Pasadena Property.

■	Market Overview and Competition. The Residence Inn Pasadena Property is located on the corner of Fair Oaks Avenue and West Walnut Street, within the Old Town Historic District of Pasadena, California. The city of Pasadena is located in the northern central portion of Los Angeles County at the western end of the San Gabriel Valley. Pasadena is situated approximately ten miles northeast of downtown Los Angeles and approximately 25 miles inland from the Pacific Ocean. Pasadena is bordered by the city of Glendale to the west, the community of Altadena to the north, the cities of Sierra Madre and Arcadia to the east, and the cities of South Pasadena and San Marino to the south. The appraisal estimated that the population in 2016 within a one-, three-, and five-mile radius of the Residence Inn Pasadena Property is 32,779, 196,286, and 511,584 residents, respectively. Population within a one-mile radius grew from 2010-2017 at annual rate of approximately 1.3%, above growth rates experienced by Los Angeles County, and the state of California of 0.6%, and 0.9%, respectively.

Pasadena has three major business districts: the Central Business District (“CBD”), the Northwest Pasadena District and the East Pasadena Business District. The Residence Inn Pasadena Property is located in the CBD, which employs nearly 60,000 people in businesses ranging from small delicatessens to large engineering firms. The CBD includes four major areas of business and commercial development: Old Town Pasadena, an area featuring retail shops, restaurants and movie theaters; South Lake Avenue, an area featuring upscale shopping and home to many financial institutions; Civic Center, featuring many government and civic buildings and Paseo Colorado shopping mall; and Pasadena Playhouse District, which includes the Pasadena Playhouse, which is a registered historic landmark

LOAN #6: RESIDENCE INN PASADENA

training ground for persons involved with theatrical, film, and television production, retail stores, bookstores and the nation’s first two-story Target store.

Old Town Pasadena is a popular visitor attraction in the Pasadena area. Old Town Pasadena is an area of approximately 20 square blocks, with a blend of retail, dining and entertainment options. The Old Town Pasadena area is listed on the National Register of Historic Places and is a redevelopment project of the City of Pasadena. Old Town Pasadena is centered along Colorado Boulevard between Pasadena Avenue to the west, and Arroyo Parkway to the east. The northern boundary of Old Town Pasadena is Corson Avenue and the southern boundary is Del Mar Avenue.

The area features a number of retailers, including Tiffany’s & Co., Forever XXI, Crate & Barrel, The Gap, Banana Republic, Il Fornaio, Apple, Cheesecake Factory, Restoration Hardware, Urban Outfitters, Barnes & Noble, Diesel, Guess, Chico’s, J. Crew, Armani Exchange, and Victoria’s Secret. The area is also home to the Gold Class Cinemas at One Colorado, an upscale cinema chain that offers light bites and cocktails during the film. Additional demand drivers in the area include the Rose Bowl, which is located approximately one mile from the Residence Inn Pasadena Property, Paseo Colorado and the Pasadena Civic Auditorium, which hosts the People’s Choice Awards and the annual Emmy awards for prime time television.

The primary competitive set for the Residence Inn Pasadena Property consists of seven full-service and select-service hotels located in the Pasadena area, ranging in size from 120 to 350 rooms, and containing an aggregate of 1,711 rooms, excluding the Residence Inn Pasadena Property. The appraisal identified one hotel under construction, the 186-room Hyatt Place Paseo Colorado, that will be fully competitive with the Residence Inn Pasadena Property upon completion. The Hyatt Place Paseo Colorado construction commenced in August 2017. In addition, the DusitD2 Pasadena property is currently in the second phase of an expansion, which will add amenities and 25 guestrooms. The hotel will remain fully competitive upon completion in mid-2018.

Residence Inn Pasadena Property Competitive Set(1)

Property	Number of Rooms	Year Opened
Residence Inn Pasadena Property	144	2016
Courtyard Pasadena Old Town	314	2000
Westin Pasadena	350	1989
Sheraton Hotel Pasadena	311	1975
Hilton Pasadena	296	1970
DusitD2 Pasadena	129	1926
Embassy Suites Arcadia	191	1984
Residence Inn Arcadia	120	1989
Total(2)	1,711

(1)	Source: Appraisal.
(2)	Total excludes the Residence Inn Pasadena Property.

■	The Borrower. The borrower is Fair Oaks SPE, LLC, a single-purpose, single-asset Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Residence Inn Pasadena Loan. The borrower sponsor and the non-recourse carveout guarantor is Robert D. Olson. Robert D. Olson is the owner and founder of R.D. Olson Development, a commercial real estate developer headquartered in Newport Beach, California. R.D. Olson Development was established in 1997 and specializes in developing hospitality properties, with 19 completed hotels and two under construction. R.D. Olson Development has developed 18 Marriott branded hotels throughout the Western United States and was awarded Marriott’s Developer of the Year award in 2017. The firm is also experienced in the development of office, retail, multifamily, and recreational projects.

■	Escrows. The requirement for the borrower to make monthly deposits for taxes, insurance, and FF&E is waived so long as (i) no event of default has occurred and is continuing, (ii) there is no monetary or material non-monetary default by the Residence Inn by Marriott, LLC (the “Franchisor”) which default and failure to timely cure will result in either party having the right to terminate the franchise agreement, (iii) the Franchisor, or any other acceptable franchisor engaged in accordance with the loan documents, is managing the Residence Inn Pasadena Property and (x) with respect to the tax reserve account, is paying taxes directly, (y) with respect to the insurance reserve account, is paying insurance directly and (z) with respect to the FF&E reserve account, is reserving for FF&E directly, and (iv) the Franchisor CM Conditions (as defined below) are satisfied. If such conditions no longer apply, the borrower is required to make monthly deposits of (a) with respect to the tax reserve account, one-twelfth of the estimated annual taxes, (b) with respect to the insurance reserve account if the borrower or hotel manager fails to make timely payments under its insurance premium finance agreement with respect to any insurance policies and an acceptable blanket policy is no longer in place, one-twelfth of the estimated annual insurance premiums, and (c)(1) 4.0% of the projected rents for the property for the prior month as set forth in the most recent approved annual budget, (2) the

LOAN #6: RESIDENCE INN PASADENA

then-current amount required by the property management agreement and (3) the then-current amount required by any franchise agreement for approved capital expenditures and FF&E.

“Franchisor CM Conditions” means each of the following conditions is satisfied: (i) no Franchisor is subject to any bankruptcy or insolvency proceeding, (ii) there is no monetary or material non-monetary default by Franchisor which default and failure to timely cure will result in either party having the right to terminate the franchise agreement, (iii) the Franchisor is complying with the terms of the franchise agreement and that certain subordination, non-disturbance and attornment agreement among Franchisor, the lender and the borrower with respect to receipt and application of property revenue, (iv) the Franchisor is also managing the property and (v) the applicable franchise agreement provides that the applicable franchisor will be entitled to receive all property cash flow and will be required to apply the same to operating expenses and brand management fees and will be required to remit any net amounts to the lockbox or such other account as is designated by the lender.

■	Lockbox and Cash Management. The Residence Inn Pasadena Loan is structured with a soft lockbox and in-place cash management. All credit card receipts are required to be deposited directly into the deposit account, and all non-credit card receipts are required to be deposited by the property manager in the deposit account within one business day of receipt by the borrower or property manager. Notwithstanding the foregoing, so long as the Franchisor CM Conditions remain satisfied all revenues may be collected and applied by the property manager in accordance with the terms of the management agreement and any distributions of remaining funds to the borrower are required to be directly deposited into the deposit account. Amounts on deposit in the deposit account are required to be transferred daily to an account controlled by the lender (the “Cash Management Account”). Provided no Trigger Event (as defined below) occurs, the Cash Management Account is required to permit automatic transfers of excess cash flow into the borrower’s operating account (unless a mezzanine loan event of default has occurred or the mezzanine lender has notified the lender that it is entitled to sums beyond regular debt service pursuant to the mezzanine loan documents, in which case, said excess cash flow is required to be remitted to the mezzanine lender) following payment of all monthly amounts due under the loan documents including, without limitation, taxes and insurance, debt service and required reserves and also approved operating expenses and mezzanine debt service.

A “Trigger Event” means occurrence of (i) an event of default under the loan documents (ii) the debt service coverage ratio for the total debt falling below 1.15x until such time that the debt service coverage ratio for the total debt is at least 1.20x for two consecutive calendar quarters. The debt service coverage ratio will be calculated based on: (x) the debt service payable for both the mortgage loan and the mezzanine loan and (y) assuming that the mezzanine loan is amortizing on a 30 year schedule (regardless of the fact that mezzanine loan debt service payments may be “interest only”).

■	Hotel Management. The Residence Inn Pasadena Property is managed by Residence Inn by Marriott, LLC (the “Property Manager”), pursuant to a management agreement expiring in July 2046 (the “Marriott Management Agreement”). The borrower received $2,000,000 (the “Key Money”) from the Property Manager in connection with the execution of the Marriott Management Agreement. If the Marriott Management Agreement is in effect through its stated expiration date, the borrower will have no obligation to repay the Key Money. See “Description of the Mortgage Pool --Additional Indebtedness --Permitted Unsecured Debt and Other Debt” in the Prospectus.

■	Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the Residence Inn Pasadena Loan, Quadrant Mezzanine Partners, LLC funded a mezzanine loan in the amount of $4,500,000 to Fair Oaks Mezz, LLC. The mezzanine loan is interest only for its full term and carries an interest rate of 10.25000% per annum and is co-terminus with the Residence Inn Pasadena Loan. An intercreditor agreement is in place with respect to the Residence Inn Pasadena Loan and the related mezzanine loan. Based on the total combined debt of approximately $51.8 million, the Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI are illustrated below:

Financial Information

	Residence Inn Pasadena Loan	Residence Inn Pasadena Total Debt
Cut-off Date Balance	$47,322,293	$51,822,293
Cut-off Date LTV Ratio	66.0%	72.3%
Maturity Date LTV Ratio	54.1%	60.4%
DSCR Based on Underwritten NCF	1.77x	1.54x
Debt Yield Based on Underwritten NOI	12.1%	11.1%

LOAN #6: RESIDENCE INN PASADENA

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The Residence Inn Pasadena Loan documents require that the “all-risks” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Residence Inn Pasadena Property, plus business interruption coverage in an amount equal to 100% of the projected net operating income plus fixed expenses of the Residence Inn Pasadena Property for 18 months and containing an extra period of indemnity endorsement of 12 months. The “all-risk” policy containing terrorism insurance is required to contain a deductible that is acceptable to the lender. Any such insurance may be provided through a blanket insurance policy, provided that such policy is required to provide the same protection that a separate policy insuring only the Residence Inn Pasadena Property would provide, as determined by the lender. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #7: MARINA HEIGHTS STATE FARM

LOAN #7: MARINA HEIGHTS STATE FARM

BLDG A
BLDG B
BLDG R1
BLDG C
BLDG D
BLDG R2
BLDG E
EAST RIO SALADO PARKWAY
EAST RIO SALADO PARKWAY
SOUTH PACKARD DRIVE
Tempe Town Lake

LOAN #7: MARINA HEIGHTS STATE FARM

LOAN #7: MARINA HEIGHTS STATE FARM

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(4)	GACC
Location (City/State)	Tempe, Arizona	Cut-off Date Balance(5)		$45,000,000
Property Type	Office	Cut-off Date Balance per SF(2)(5)		$275.69
Size (SF)	2,031,293	Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 12/7/2017	99.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 12/7/2017	99.5%	Type of Security		Leasehold
Year Built / Latest Renovation	2015-2017 / NAP	Mortgage Rate		3.55950%
Appraised Value	$960,000,000	Original Term to Maturity (Months)		120
Appraisal Date	11/20/2017	Original Amortization Term (Months)		NAP
Borrower Sponsors(1)	Transwestern Investment Group,	Original Interest Only Period (Months)		120
	Corporate Properties Trust III, L.P.	First Payment Date		2/6/2018
Property Management	Transwestern Commercial Services Arizona, L.L.C.	Anticipated Repayment Date(6)		1/6/2028
		Maturity Date(6)		1/6/2033
Underwritten Revenues	$83,160,015
Underwritten Expenses	$19,826,859	Escrows(7)
Underwritten Net Operating Income (NOI)	$63,333,156		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$63,137,233	Taxes	$0	$0
Cut-off Date LTV Ratio(2)	58.3%	Insurance	$0	$0
Maturity Date LTV Ratio(2)	58.3%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	3.13x / 3.12x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	11.3% / 11.3%	Other	$0	$0

Sources and Uses(8)

Sources	$	%	Uses	$	%
Loan Combination Amount	$560,000,000	58.4%	Purchase Price(10)	$930,000,000	97.1%
Principal Cash Equity Contribution	375,736,548	39.2	Imputed Equity Purchase	22,500,000	2.3
Imputed Equity Contribution(9)	22,500,000	2.3	Closing Costs(11)	5,736,548	0.6
Total Sources	$958,236,548	100.0%	Total Uses	$958,236,548	100.0%

(1)	There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Loan Combination (as defined below).

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Marina Heights State Farm Loan Combination.

(3)	The DSCR Based on Underwritten NOI / NCF and Debt Yield Based on Underwritten NOI / NCF are based on the adjusted underwritten net operating income and net cash flow (as set forth under the “Cash Flow Analysis” chart below), and include the net present value of future contractual rent increases in the amount of $11,242,393, as well as other adjustments. The DSCR Based on Underwritten NOI / NCF and Debt Yield Based on Underwritten NOI / NCF absent such adjustments are 2.62x and 9.4%, respectively.

(4)	The Marina Heights State Farm Loan Combination was originated by GSMC (as defined below) on December 7, 2017. Subsequent to the origination date, notes representing 35% of the Marina Heights State Farm Loan Combination were transferred to DBNY (as defined below), which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch” in the Prospectus.

(5)	The Marina Heights State Farm Loan (as defined below) is part of a loan combination evidenced by eight pari passu notes with an aggregate outstanding principal balance of $560.0 million. The Mortgage Loan Information presented in the chart above reflects the $560.0 million aggregate outstanding principal balance as of the Cut-off Date of the Marina Heights State Farm Loan Combination.

(6)	The Marina Heights State Farm Loan Combination has an anticipated repayment date of January 6, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of January 6, 2033. From and after the Anticipated Repayment Date, (a) the Marina Heights State Farm Loan Combination accrues interest at a fixed rate that is equal to the greater of (i) 3.55950% plus 3.00000% and (ii) the then 10-year swap rate plus 3.00000% and (b) on each payment date after the ARD, requires principal payments based on a 30-year amortization schedule assuming the initial interest rate.

(7)	See “—Escrows” below.

(8)	The Marina Heights State Farm Loan Combination was used to finance the purchase of the Marina Heights State Farm Property by a wholly-owned subsidiary of a joint venture between JDM (as defined below) and Transwestern (as defined below) in a sale lease-back transaction from State Farm Mutual Automobile Insurance Company and its affiliates (collectively, “State Farm”).

(9)	Represents the value of Transwestern’s equity interest in partnership based on borrower’s purchase price.

(10)	Represents the contractual purchase price.

(11)	Closing Costs include costs associated with the purchase and sale transaction.

■	The Mortgage Loan. The mortgage loan (the “Marina Heights State Farm Loan”) is evidenced by one note in the original principal amount of $45.0 million, which is part of a loan combination (the “Marina Heights State Farm Loan Combination”) evidenced by eight pari passu notes with a combined outstanding principal balance as of the Cut-off Date of $560.0 million. The Marina Heights State Farm Loan Combination is secured by a first mortgage lien encumbering the borrower’s leasehold interest in a five building office complex (approximately 2.03 million SF) that was completed in 2017 in Tempe, Arizona to serve as a super-regional headquarters for State Farm (the “Marina Heights State Farm Property”).

The Marina Heights State Farm Loan Combination was originated by Goldman Sachs Mortgage Company (“GSMC”) on December 7, 2017. Subsequent to the origination date, notes representing 35% of the Marina Heights State Farm Loan Combination were transferred to Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”), which has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch” in the Prospectus. The note evidencing the Marina Heights State Farm Loan represents approximately 4.1% of the Initial Pool Balance. Each note evidencing the Marina Heights State Farm Loan Combination has an interest rate of (i) prior to the ARD, 3.55950% per annum and (ii) from and after the ARD, the sum of (a) the greater of (x) 3.55950% and (y) the rate for U.S. dollar swaps with a 10-year maturity, as of the ARD plus (b) 3.0% per annum, provided that if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the rate will be limited to the maximum rate permitted. All interest in excess of the initial rate will be deferred and not be payable until the outstanding principal balance of the Marina Heights State Farm Loan Combination has been paid in full. The borrower utilized the proceeds of the Marina Heights State Farm Loan Combination along with approximately $375.7 million in principal equity and approximately $22.5 million in imputed equity to finance the

LOAN #7: MARINA HEIGHTS STATE FARM

purchase of the Marina Heights State Farm Property by a wholly-owned subsidiary of a joint venture between JDM Partners, LLC (“JDM”) and Transwestern Investment Group (“Transwestern”, together with JDM, the “Borrower Sponsors”) in a sale leaseback transaction from State Farm, return equity to Transwestern and fund origination costs.

The Marina Heights State Farm Loan Combination had an initial term of 120 months (based on the ARD) and has a remaining term of 117 months (based on the ARD) as of the Cut-off Date. The Marina Heights State Farm Loan Combination is structured with an ARD of January 6, 2028, a final maturity date of January 6, 2033 and will be interest only for the entire term until the ARD. From the first payment date after the ARD until the final maturity date, the Marina Heights State Farm Loan Combination will amortize on a 30-year schedule. At any time on or after the due date in January 2019, the borrower will have the right to prepay the Marina Heights State Farm Loan Combination in whole or in part. Any voluntary prepayments prior to the due date in July 2027 require a yield maintenance premium, which may be no less than 1% of the amount prepaid.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-C-1	$45,000,000	$45,000,000	Benchmark 2018-B3	No
A-1-S	$264,000,000	$264,000,000	GSMS 2017-FARM	Yes
A-2-C4, A-2-C5	$41,000,000	$41,000,000	Benchmark 2018-B2	No
A-1-C1	$72,500,000	$72,500,000	GSMS 2018-GS9(1)	No
A-1-C2	$27,500,000	$27,500,000	GSMC(2)	No
A-2-C2, A-2-C3	$110,000,000	$110,000,000	DBNY(2)	No
Total / Wtd. Avg.	$560,000,000	$560,000,000

(1)	Promissory note A-1-C1 is currently held by Goldman Sachs Mortgage Company (“GSMC”) and is expected to be contributed to the GSMS 2018-GS9 Trust, which is expected to close on March 29, 2018.

(2)	Expected to be contributed to one or more future securitization transactions.

■	The Mortgaged Property. The Marina Heights State Farm Property is an approximately 2.03 million SF office campus located in Tempe, Arizona consisting of approximately (i) 1.97 million SF of office space, (ii) approximately 58,000 SF of dining, retail, and wellness space and (iii) approximately 8,000 SF of management office space, located on an approximately 20-acre site on the Rio Solado Parkway between Arizona State University and Tempe Town Lake. The Marina Heights State Farm Property consists of five regional office buildings and was delivered to State Farm in 2015 through 2017 to meet the company’s need for a campus to accommodate the consolidation of approximately 10,000 employees from across the southwest region. As part of this strategy, the Marina Heights State Farm Property was developed as a Class A office campus offering modern finishes and flexible configurations for office, conference and training needs. The Marina Heights State Farm Property also offers 7,991 parking spaces (approximately 3.9 spaces per 1,000 SF).

The Marina Heights State Farm Property features large, raised floor plates, raised ceilings, modern building systems, along with marble and natural hardwood lobby accents and ground floor café and restaurant tenants. Furthermore, the campus offers access to Loop 202 and is approximately four miles from the Phoenix Sky Harbor International Airport. The Marina Heights State Farm Property is also expected to be a future stop for the Tempe Streetcar (which is in an initial construction phase and is not expected to be completed prior to 2020), which is anticipated to provide access to the airport, downtown and central Phoenix, and west Mesa via the Valley Metro Light Rail.

The Marina Heights State Farm Property was 99.5% leased as of December 7, 2017 to four tenants, the largest of which is State Farm, which occupies approximately 97.1% of the total net rentable area (“NRA”), including 100.0% of the office space and contributes to 98.8% of UW Base Rent. In addition to State Farm, tenants at the Marina Heights State Farm Property include Mountainside Fitness, Compass, Honor Health, and Transwestern’s management office (in the aggregate representing 2.3% of the total SF and 1.2% of UW Base Rent). Founded in 1922 and based in Bloomington, Illinois, State Farm had approximately $148 billion in total assets as of December 2016. State Farm generated a net loss of $2.6 billion in 2016, with net written premiums of $39.6 billion and net investment income of $3.4 billion. The A.M. Best Co. rating for State Farm is A++. State Farm operates in every state and Washington, D.C. through its independent field agents that operate through localized offices. In January 2015, State Farm sold all of its Canadian businesses to the Desjardins Group.

LOAN #7: MARINA HEIGHTS STATE FARM

The Marina Heights State Farm Property represents an operations center that houses approximately 10,000 employees in various roles including regional managers, claims processing and field agents serving State Farm’s Southwestern markets. The five office buildings are leased to State Farm pursuant to five separate long-term leases averaging more than 20 years across the five buildings, with the option to renew each lease for up to 20 additional years. The State Farm leases are triple net, allowing the pass through of Marina Heights State Farm Property operating expenses, and provide for annual rent escalations of 2.0%. The buildings were designed and built to accommodate the consolidation of approximately 10,000 employees from across the region. There are two additional buildings on the campus for retail and wellness facilities.

The following table presents certain information relating to the major tenants at the Marina Heights State Farm Property:

Ten Largest Owned Tenant Spaces Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating(2) (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
State Farm Building B	NA / NA / AA	575,639	28.3%	$15,265,946	28.9%	$26.52	12/31/2042	Various, up to 20 years(3)
State Farm Building E	NA / NA / AA	426,902	21.0	11,321,441	21.4	26.52	12/31/2032	Various, up to 20 years(3)
State Farm Building D	NA / NA / AA	370,332	18.2	9,821,205	18.6	26.52	12/31/2035	Various, up to 20 years(3)
State Farm Building A	NA / NA / AA	347,851	17.1	9,225,009	17.5	26.52	12/31/2037	Various, up to 20 years(3)
State Farm Building C	NA / NA / AA	245,370	12.1	6,507,212	12.3	26.52	12/31/2039	Various, up to 20 years(3)
MarinaLink (State Farm)	NA / NA / AA	7,154	0.4	182,427	0.3	25.50	3/31/2027	2, 5 year options
Mountainside Fitness	NA / NA / NA	17,485	0.9	174,850	0.3	10.00	3/31/2027	1, 5 year option
Honor Health	NA / NA / NA	5,736	0.3	123,496	0.2	21.53	7/31/2027	1, 5 year option
Compass - Cafe 450	NA / NA / NA	6,610	0.3	69,446	0.1	10.51	12/31/2031	1, 5 year option
Compass - Matt’s Big Breakfast	NA / NA / NA	5,007	0.2	52,605	0.1	10.51	12/31/2031	1, 5 year option
Ten Largest Owned Tenants		2,008,086	98.9%	$52,743,637	99.9%	$26.27
Remaining Tenants(4)		12,719	0.6	54,846	0.1	4.31
Vacant		10,488	0.5	0.0	0.0	0.00
Total / Wtd. Avg. All Tenants(4)		2,031,293	100.0%	$52,798,483	100.0%	$26.13

(1)	Based on the underwritten rent roll dated December 7, 2017.

(2)	Ratings for State Farm leases are those for State Farm Mutual Automobile Insurance Company, the tenant on each State Farm lease. Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	A maximum of twenty (20) years in aggregate comprised of consecutive periods of five (5) or ten (10) years, at tenant’s election. Partial renewal is permitted for one or more full contiguous floors.

(4)	Approximately 7,536 SF of Remaining Tenants represents the management office which is occupied NRA with no rent attributed. UW Base Rent $ per SF is calculated net of such amenity space tenants.

The following table presents the lease rollover schedule at the Marina Heights State Farm Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(1)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0	$0.00	0
2018	0	0.0	0.0	0	0.0	0.00	0
2019	0	0.0	0.0	0	0.0	0.00	0
2020	0	0.0	0.0	0	0.0	0.00	0
2021	0	0.0	0.0	0	0.0	0.00	0
2022	0	0.0	0.0	0	0.0	0.00	0
2023	0	0.0	0.0	0	0.0	0.00	0
2024	0	0.0	0.0	0	0.0	0.00	0
2025(2)	915	0.0	0.0	0	0.0	0.00	0
2026(2)	6,621	0.3	0.4	0	0.0	0.00	1
2027(3)	30,375	1.5	1.9	480,773	0.9	15.83	3
2028	0	0.0	1.9	0	0.0	0.00	0
2029 & Thereafter	1,982,894	97.6	99.5	52,317,710	99.1	26.38	0
Vacant	10,488	0.5	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.(2)	2,031,293	100.0%		$52,798,483	100.0%	$26.13	4

(1)	Calculated based on approximate NRA occupied by each owned tenant unless otherwise specified. Wtd. Avg. UW Base Rent $ per SF excludes vacant space and 7,536 SF used as the management office which is occupied NRA with no rent attributed.

(2)	Includes a total of 7,536 SF which pertains to the management office, which does not pay rent or reimbursements at the Marina Heights State Farm Property and is not considered a tenant.

(3)	This includes State Farm as the MarinaLink (State Farm) lease that expires in 2027. The other leases with State Farm expire in 2032, 2035, 2037, 2039 and 2042.

LOAN #7: MARINA HEIGHTS STATE FARM

The following table presents certain information relating to historical leasing at the Marina Heights State Farm Property:

Historical Leased %(1)

	2014(1)	2015(1)	2016(1)	As of 12/7/2017(2)
Owned Space	NAV	NAV	NAV	99.5%

(1)	The Marina Heights State Farm Property was built in 2017, therefore the historical occupancy prior to 2017 was not provided in connection with the sale leaseback transaction.

(2)	Based on the underwritten rent roll dated December 7, 2017.

The following table presents certain information relating to ground lease expense projections at the Marina Heights State Farm Property:

Ground Rent Schedule(1)

Year Ending November 30	Ground Rent
November 30, 2018	$0
November 30, 2019	$0
November 30, 2020	$0
November 30, 2021	$0
November 30, 2022	$0
November 30, 2023	$84,983
November 30, 2024	$2,232,395
November 30, 2025	$4,106,789
November 30, 2026 and thereafter	$4,375,033

(1)       Source: Ground Lease Agreement.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Marina Heights State Farm Property:

Cash Flow Analysis(1)

	In-Place	Underwritten	Underwritten $ per SF
Base Rent(2)	$52,798,483	$52,798,483	$25.99
Contractual Rent Steps(3)	0	11,242,393	5.53
Gross Up Vacancy	0	300,493	0.15
Gross Potential Rent	$52,798,483	$64,341,369	$31.68
Total Reimbursements(4)	17,819,370	19,919,069	9.81
Net Rental Income	$70,617,853	$84,260,438	$41.48
Economic Vacancy & Credit Loss(5)	0	(1,100,423)	(0.54)
Effective Gross Income	$70,617,853	$83,160,015	$40.94

Real Estate Taxes	$0	$0	$0.00
Insurance	467,004	467,004	0.23
Management Fee	446,884	1,000,000	0.49
Other Operating Expenses(6)	16,802,374	18,359,855	9.04
Total Operating Expenses	$17,716,262	$19,826,859	$9.76

Net Operating Income	$52,901,590	$63,333,156	$31.18
TI/LC	0	53,733	0.03
Capital Expenditures	0	142,191	0.07
Net Cash Flow	$52,901,590	$63,137,233	$31.08

Occupancy	99.5%	98.7%
NOI Debt Yield	9.4%	11.3%
NCF DSCR	2.62x	3.12x

(1)	Historical financial information is not available as the Marina Heights State Farm Property was constructed from 2015 to 2017.

(2)	Base Rent is based on contractual rent as of December 7, 2017 and contractual rent steps through January 31, 2019.

(3)	Contractual Rent Steps reflect the net present value of future contractual rent steps for State Farm leases (office and Marina Link space) through the lease term (excluding any rent steps already captured in Rents in Place), using a discount rate of 7.0%.

(4)	Underwritten Total Reimbursements reflect contractual expense reimbursements for all tenants at the Marina Heights State Farm Property, based on a pro-rata share of budgeted expenses and management office rent and reimbursements. Adjusted Underwritten Total Reimbursements are calculated the same as Underwritten In-Place, however the additional management fee and ground rent expense is passed through to occupied tenants.

(5)	Economic Vacancy & Credit Loss reflects 1.0% vacancy for State Farm space, in-place economic vacancy for retail space of 21.2% and 0% vacancy on management office space.

(6)	Other Operating Expenses includes the average of ground rent expense over the Marina Heights State Farm Loan Combination term, which is required to be reimbursed by the tenants (other than the tenant under the space used for management).

LOAN #7: MARINA HEIGHTS STATE FARM

■	Appraisal. According to the appraisal, the Marina Heights State Farm Property had an “as-is” appraised value of $960,000,000 and a “go dark” value of $573,000,000 as of November 20, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$991,930,000	N/A	5.25%
Discounted Cash Flow Approach(1)	$953,189,000	6.75%	6.00%

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated November 28, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Marina Heights State Farm Property.

■	Market Overview and Competition. The Marina Heights State Farm Property is located in Tempe, Arizona. According to third party research reports, demand has largely kept pace with the supply that has come on line in recent years, mainly due to the Marina Heights State Farm Property. The submarket has a Class A occupancy of 93.3% as of third quarter 2017, according to an industry market report.

According to a 2017 year end market research report, the Tempe office submarket had a vacancy rate of 6.7% for Class A office properties as of third quarter 2017 which has remained near or below the historical average since 2013. The gross market rents for Class A office leases were $34.46 per SF as of the third quarter of 2017. Seven office lease comparables have asking rents ranging from $21.06 per SF to $27.56 per SF on a triple-net basis and $31.50 per SF to $44.00 per SF on a gross rent basis.

The following table presents certain information relating to comparable office leases locally as well as other State Farm super-regional headquarters leases comparables for the Marina Heights State Farm Property:

Office Lease Comparables(1)

	Marina Heights State Farm Property	State Farm Atlanta	State Farm Campus at CityLine	Hayden Ferry Lakeside Phase II
Location	Tempe, AZ	Dunwoody, GA	Richardson, TX	Tempe, AZ
Class	A	AA	A	A
Lease Type	NNN	NNN	NNN	Gross
Quoted Rent PSF	$26.52 ($35.37 Gross)	$27.56	$21.06	$44.00
Comparable Lease Tenant	State Farm	State Farm	State Farm	KPMG
Lease Size (SF)	1,966,094	569,778	2,105,733	25,577
Lease Date	2017	2017	2016	2017
Approx. Lease Term (Years)	NA	20.0	21.0	5.0

	Hayden Ferry Lakeside I	Papago Gateway Center	Rio 2100 – Freedom Financial Building 1	The Grand at Papago Park Center Phase I
Location	Tempe, AZ	Tempe, AZ	Tempe, AZ	Tempe, AZ
Class	A	A	A	A
Lease Type	Gross	Gross	NNN	Gross
Quoted Rent PSF	41.0	34.0	25.0	31.5
Comparable Lease Tenant	Edelman Financial	WSP USA Inc	Freedom Financial Network	Union Bank
Lease Size (SF)	5,165	29,137	300,000	170,404
Lease Date	2017	2017	2017	2017
Approx. Lease Term (Years)	5.0	1.0	11.0	11.0

(1)	Source: Appraisal.

■	The Borrower. The borrower is Corporate Properties Tempe SPE, L.L.C., a Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marina Heights State Farm Loan Combination. There is no nonrecourse carve-out guarantor or environmental indemnitor, other than the borrower, for the Marina Heights State Farm Loan Combination.

The Marina Heights State Farm Property is indirectly owned by a joint venture between JDM and Transwestern. JDM is a Phoenix-based real estate development and equity fund management firm. JDM sponsors multiple real estate funds and a JDM managed fund is the limited partner and majority equity holder or joint venturer. As of December 31, 2016, JDM’s fund assets consist of office, commercial, and resort assets, including 23 commercial and office buildings in 16 states, totaling over six million SF (not including the Marina Heights State Farm Property). JDM has an existing relationship with State Farm as State Farm is the tenant in 20 of the 23 commercial and office buildings referenced

LOAN #7: MARINA HEIGHTS STATE FARM

above and accounts for over 4.8 million of the over six million SF. Transwestern, an investment advisor, is the general partner and a minority equity holder of the joint venture. Transwestern has an existing relationship with State Farm, including acting as general partner, minority equityholder and property manager of State Farm’s two other super-regional headquarters in Richardson, Texas and Dunwoody, Georgia.

■	Escrows. On each due date, during the continuance of a Trigger Period (as defined below) or after the ARD (or following any failure of State Farm to pay all required taxes, insurance, and ground rent payments when due), an amount equal to the sum of (i) 1/12 of projected annual property taxes, (ii) 1/12 of projected annual ground rent and (iii) 1/12 of projected annual insurance premiums. In addition, during the continuance of a Trigger Period or after the ARD, (i) an amount equal to approximately $338,549 ($2.00 per SF per annum) into a tenant improvements and leasing commissions reserve and, (ii) an amount equal to approximately $50,782 ($0.30 per SF per annum) into a capital expenditure reserve. Further, on each due date (i) during the continuance of a Trigger Period, (ii) during the continuance of an event of default under the Marina Heights State Farm Loan Combination or (iii) after the ARD, the related loan documents require an excess cash flow reserve as discussed under “Lockbox and Cash Management” below.

A “Trigger Period” means any period during which (i) State Farm is in default under any lease beyond any applicable notice and cure period, (ii) State Farm is rated below Baa3 by Moody’s (to the extent that Moody’s is then rating State Farm) or BBB- by S&P, (iii) State Farm has surrendered, cancelled or terminated any of the State Farm leases or given written notice of its intent to surrender, cancel or terminate any of State Farm leases, (iv) State Farm fails to continuously occupy at least 50.0% of the aggregate space demised by all of the State Farm leases, or (v) State Farm is the subject of a voluntary or involuntary bankruptcy proceeding or the subject of any other proceeding under any reorganization, arrangement, adjustment of debt, relief of creditors, dissolution, insolvency or similar law of any jurisdiction or State Farm has otherwise dissolved, been adjudicated insolvent or bankrupt or made a general assignment for the benefit of creditors. A Trigger Period will no longer be continuing if a replacement tenant or replacement tenants that are each rated Baa3 or better by Moody’s and BBB- or better by S&P and have assumed the obligations of State Farm under its leases or have entered into a replacement lease(s) for the State Farm space.

■	Lockbox and Cash Management. The Marina Heights State Farm Loan Combination documents require a hard lockbox with springing cash management. The Marina Heights State Farm Loan Combination documents required the borrower or the property manager to deliver tenant direction letters of the Marina Heights State Farm Loan Combination, which directed tenants to pay rent directly to a lender-controlled lockbox account and required that all other money received by the borrower with respect to the Marina Heights State Farm Property (other than tenant security deposits required to be held in escrow accounts) be promptly deposited into such lockbox account during the term of the Marina Heights State Farm Loan Combination. Prior to the ARD, for so long as no Trigger Period or event of default under the Marina Heights State Farm Loan Combination is continuing, funds in the lockbox account will be transferred daily at the direction of the borrower. After the occurrence of and during the continuance of a Trigger Period, after the ARD or during the continuance of an event of default under the Marina Heights State Farm Loan Combination, all amounts in the lockbox account are required to be swept to a lender-controlled cash management account on a daily basis and applied to payment of debt service and operating expenses and funding of required reserves, with the remainder deposited into an excess cash flow reserve and held by the lender as additional collateral for the Marina Heights State Farm Loan Combination (provided, however, that to the extent no event of default is then ongoing, funds in the excess cash flow account will be made available to the borrower for: (x) certain tenant improvement and/or leasing commission costs (to the extent there are, as of said date of disbursement, insufficient funds in the leasing reserve for payment of the same) and, (y) certain operating expenses that are due and payable (provided that cash flow from the Marina Heights State Farm Property is insufficient to make such payments).

■	Property Management. The Marina Heights State Farm Property is managed by Transwestern Commercial Services Arizona, L.L.C., an affiliate of the borrower.

■	Permitted Mezzanine or Secured Subordinate Indebtedness. None permitted.

■	Ground Lease. The borrower has a leasehold interest in the Marina Heights State Farm Property pursuant to a ground lease with the Arizona Board of Regents, a body corporate, for and on behalf of Arizona State University (the “Ground Lessor”) that commenced on August 16, 2013 and expires on August 16, 2112 (the “Ground Lease”). The borrower has one option to renew for a period of no fewer than 25 and no more than 99 years. The Ground Lease is structured with seven separate phases corresponding to the seven buildings. No rent payments are due with respect to any phase under the Ground Lease until October 13, 2023 (the 8th anniversary of the day the first certificate of occupancy was issued for the first phase). The final phase rent commences March 3, 2025. The maximum ground rent expense once rent has commenced for all phases is $4,375,033 per annum. There are no contractual ground

LOAN #7: MARINA HEIGHTS STATE FARM

lease increases. $30,905,569 of rent was prepaid to the Ground Lessor in connection with the origination of the Marina Heights State Farm Loan Combination. In addition to ground rent, the Ground Lease requires the tenant to cover certain additional costs and expenses, including but not limited to (i) annual payments to the city of Tempe, which includes a set of annual payments calculated on gross building space and number of office floors (a portion of these payments fund K-12 city schools) and a $309,315 annual municipal services fee, (ii) annual payments to the Rio Salado Community Facilities District equal to the Ground Lessor’s proportionate share of maintaining the adjacent public lake and park and (iii) all taxes, assessments, utility fees or other charges imposed upon or that are a lien on the Marina Heights State Farm Property or the improvements. For example, pending the execution of an agreement related to the development of the Tempe Streetcar project, the borrower is required to pay annual payments of $210,125.30 for 20 years, totaling an aggregate payment of $4,202,506. The Marina Heights State Farm Property is exempt from property taxes because the Ground Lessor is a tax exempt government agency. The Ground Lease prohibits the Ground Lessor from transferring the fee to any entity that is not the State of Arizona or a political subdivision thereof that is exempt from property taxes. The Marina Heights State Farm Loan Combination was underwritten assuming no property taxes are paid. The ground lease requires the consent of the Ground Lessor, to any transfer by the ground lessee of its ground leasehold interest, which consent may not be unreasonably withheld, delayed or conditioned. Such consent is not required in connection with a lender’s enforcement of its lien. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests” in the Prospectus.

■	Condominium. The Marina Heights State Farm Property has been divided into multiple condominium units, each of which is owned by the borrower and is part of the collateral by way of the condominium units being part of the ground leasehold interest in the Marina Heights State Farm Property. The borrower also owns 100% of the undivided interests in the common elements of the condominium, and controls 100% of the condominium association. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests” in the Prospectus.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain an “all-risk” insurance policy that provides coverage for terrorism. So long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) or a similar or subsequent statute is in effect, terrorism insurance for foreign and domestic acts (as such terms are defined in TRIPRA or similar or subsequent statute) in an amount equal to the full replacement cost of the Property, or, if TRIPRA or a similar statute is not in effect, if terrorism insurance is commercially available, the amount of such coverage that can be obtained for an amount equal to two times the premium payable at such time in respect of the Property and business interruption/rental loss insurance required under the loan agreement on a standalone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance). See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #8: CROSSPOINT

THREE'S
A PARTY
FRIED CHICKEN
GRILL
ROAST

verizon

CAFE

LOAN #8: CROSSPOINT

LOAN #8: CROSSPOINT

LOAN #8: CROSSPOINT

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller(2)		GACC
Location (City/State)	Lowell, Massachusetts	Cut-off Date Balance(3)		$45,000,000
Property Type	Office	Cut-off Date Balance per SF(1)		$113.61
Size (SF)	1,320,254	Percentage of Initial Pool Balance		4.1%
Total Occupancy as of 1/11/2018	95.4%	Number of Related Mortgage Loans		None
Owned Occupancy as of 1/11/2018	95.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	1979 / 2015-2017	Mortgage Rate		4.73400%
Appraised Value	$250,000,000	Original Term to Maturity (Months)		120
Appraisal Date	1/8/2018	Original Amortization Term (Months)		NAP
Borrower Sponsors	Samuel T. Byrne and William H. Kremer	Original Interest Only Period (Months)	120
Property Management	ALP CrossPoint Manager LLC	First Payment Date	3/4/2018
		Maturity Date		2/6/2028

Underwritten Revenues	$31,402,846
Underwritten Expenses	$13,741,126	Escrows(4)
Underwritten Net Operating Income (NOI)	$17,661,721		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$16,117,023	Taxes	$240,000	$240,000
Cut-off Date LTV Ratio(1)	60.0%	Insurance	$0	$0
Maturity Date LTV Ratio(1)	60.0%	Replacement Reserve	$0	$18,704
DSCR Based on Underwritten NOI / NCF(1)	2.45x / 2.24x	TI/LC(5)	$0	$110,021
Debt Yield Based on Underwritten NOI / NCF(1)	11.8% / 10.7%	Other(6)	$6,500,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$150,000,000	63.7%	Purchase Price(7)	$227,200,000	96.5%
Principal’s New Cash Contribution	85,555,563	36.3	Reserves	6,740,000	2.9
			Closing Costs	1,615,563	0.7
Total Sources	$235,555,563	100.0%	Total Uses	$235,555,563	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the CrossPoint Loan Combination (as defined below).

(2)	The CrossPoint Loan Combination was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) on January 16, 2018. Deutsche Bank AG, acting through its New York Branch (an affiliate of German American Capital Corporation) (“DBNY”) acquired three pari passu notes, with an aggregate original principal balance of $45.0 million and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch” in the Prospectus.

(3)	The Cut-off Date Balance of $45,000,000 represents the controlling note A-1, non-controlling note A-7 and non-controlling note A-10 which are part of a loan combination evidenced by 10 pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $150,000,000. The related companion loans are referenced in the “—The Mortgage Loan” below.

(4)	See “—Escrows” below.

(5)	TI/LC rollover reserve is subject to a cap of $3,960,762.

(6)	The Upfront Other escrow includes $6,500,000 for outstanding free rent.

(7)	Anchor Line Partners, LLC, an affiliate of the CrossPoint Property manager, was part of the prior ownership structure of the CrossPoint Property (as defined below) and has retained an approximate 3.5% ownership stake in conjunction with the acquisition.

■	The Mortgage Loan. The mortgage loan (the “CrossPoint Loan”) is evidenced by three notes in the aggregate original principal amount of $45.0 million, which are part of a loan combination (the “CrossPoint Loan Combination”) evidenced by 10 notes with a combined outstanding principal balance as of the Cut-off Date of $150.0 million. The CrossPoint Loan Combination is secured by a first mortgage encumbering the borrower’s fee simple interest in four interconnected Class A office towers totaling 1,320,254 SF located in Lowell, Massachusetts (the “CrossPoint Property”). The CrossPoint Loan Combination was originated by CCRE on January 16, 2018. DBNY acquired three pari passu notes, with an aggregate original principal balance of $45.0 million and has re-underwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Originators—Deutsche Bank AG, acting through its New York Branch” in the Prospectus. The notes evidencing the CrossPoint Loan represent approximately 4.1% of the Initial Pool Balance. Each note evidencing the CrossPoint Loan Combination has an interest rate of 4.73400% per annum. The borrower utilized the proceeds of the CrossPoint Loan Combination along with approximately $85.6 million in equity to acquire the CrossPoint Property, fund reserves and pay origination costs.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-7, A-10	$45,000,000	$45,000,000	Benchmark 2018-B3	Yes
A-2, A-3, A-9	$50,000,000	$50,000,000	UBS 2018-C8	No
A-5, A-6	$25,000,000	$25,000,000	CGCMT 2018-B2	No
A-4, A-8	$30,000,000	$30,000,000	UBS 2018-C9	No
Total / Wtd. Avg.	$150,000,000	$150,000,000

The CrossPoint Loan Combination had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The CrossPoint Loan Combination requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the CrossPoint Loan Combination is the due date in February 2028. Provided no event of default has occurred and is continuing, at any time after the second anniversary of the securitization of the last portion of CrossPoint Loan Combination, the CrossPoint Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are

LOAN #8: CROSSPOINT

“government securities” permitted under the CrossPoint Loan Combination documents. Voluntary prepayment of the CrossPoint Loan Combination is permitted on or after the due date occurring in September 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The CrossPoint Property consists of three Class A multi-tenant office towers (Tower 1, Tower 2 and Tower 3), and one vacant 13,700 SF single-story building on the northeast corner, across approximately 42.9 acres in Lowell, Massachusetts. Towers 1 & 3 each consists of 13 floors while Tower 2 has 14 floors, resulting in a total of 40 floors and 1,320,254 SF. The CrossPoint Property was constructed in 1979 and recently underwent a large-scale renovation totaling approximately $76.3 million in capital expenditures and leasing costs that was completed in 2017. The renovation included an exterior wall reconstruction to increase square footage and improve natural light penetration, a lobby renovation, HVAC upgrades and relocation, electrical system upgrades, and the addition of the fitness center and cafeteria.

The CrossPoint Property is a Class A property that features a range of amenities including (i) Fuel, a 16,186 SF dining facility, (ii) Flex, a 7,027 SF fitness facility that includes a weight room, gaming center, yoga classes, and golf-simulator, (iii) Lawn, a 16,811 SF conference facility that includes two auditoriums (500 and 200 seats) and three conference rooms (50, 30, and 20 seat rooms) and (iv) a basketball court. In addition, the CrossPoint Property has tenants that provide additional amenities including (i) Little Sprouts, a 12,768 SF day-care facility that has a 215 child capacity and (ii) Tavern in the Square, an 8,385 SF restaurant located on the main floor of Tower 3, with 2017 gross sales of $6,152,608 (2.7% occupancy cost).

The CrossPoint Property is located between entrance points to U.S. Route 3 (the Northwest Expressway), State Route 2B (the Lowell Connector), and Interstate 495, providing access to transportation throughout New England. The CrossPoint Property provides for approximately 4,000 parking spaces, 306 of which are contained in an attached two-level garage.

The CrossPoint Property benefits from an easement agreement with the owner of an adjacent parcel that provides 2,745 parking spaces on approximately 27 acres. Any amendments to the parking easement agreement are subject to (i) the lender’s prior written approval and (ii) compliance with zoning laws and ordinances.

As of January 11, 2018, the CrossPoint Property was 95.4% leased to 22 tenants, with major national tenants such as Kronos Incorporated (38.3% of net rentable area; rated NR/NR/B by Fitch/Moody’s/S&P), Verizon New England (23.9% of net rentable area; rated A-/Baa1/BBB+ by Fitch/Moody’s/S&P), Arris Technology, Inc. (10.9% of NRA; rated NR/NR/BB by Fitch/Moody’s/S&P) and Vantiv eCommerce, LLC (4.8% of net rentable area).

Kronos Incorporated (“Kronos”), which leases all of Tower 1 and portions of Towers 2 and 3, is a provider of workforce management and human capital management cloud solutions for businesses, healthcare providers, educational institutions, and government agencies of all sizes. Tens of thousands of organizations, including half of the Fortune 1000 and more than 40 million people in over 100 countries use Kronos every day. Founded in Lowell in 1977, Kronos recently relocated its headquarters back to Lowell by executing a 12-year lease in May 2016 at the CrossPoint Property. In conjunction with its headquarters relocation, Kronos invested approximately $12.0 million ($24 per SF) and according to the borrower sponsors, Kronos plans to grow its corporate headquarters’ employee count from 1,600 to 2,000. Additionally, the tenant received an approximate $33.0 million ($65 per SF) tenant improvement package from the prior owner that included structural and base system upgrades. The tenant improvement allowance granted to tenant has been disbursed in full by the landlord under the Kronos lease.

In the event the CrossPoint Borrower (as defined below) intends to sell the CrossPoint Property, Kronos has a right of first offer to purchase the CrossPoint Property. The right to purchase does not apply to a sale pursuant to an exercise of a power of sale, foreclosure by mortgage, delivery of a deed in lieu of foreclosure or any ensuing sale of the CrossPoint Property after the CrossPoint Property is relinquished by the CrossPoint Borrower as a result of the aforementioned events. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” in the Prospectus.

LOAN #8: CROSSPOINT

Additionally, Kronos has a right of first offer to lease any space that becomes available at the CrossPoint Property subject to conditions set forth in the Kronos lease and the prior rights of certain tenants, including Verizon with respect to a portion of the CrossPoint Property. In December 2016, Kronos exercised this right and leased an additional 37,554 SF suite on the 12th floor of Tower 3. In conjunction with its new lease and the relocation of its corporate headquarters to the CrossPoint Property, the City of Lowell granted Kronos a tax exemption through a tax incentive financing (“TIF”) agreement. The 12-year agreement provides the tenant with a tax exemption and in return the tenant is required to, among other things, (i) create 400 new jobs at the CrossPoint Property, (ii) work with UMass Lowell & other local colleges to hire Lowell residents and (iii) invest $18.5 million of capital improvements into the building. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

Verizon New England, a subsidiary of Verizon Communications Inc. (“Verizon”) (NYSE: VZ), provides voice, data, and video services to homes and businesses in Massachusetts. The Verizon lease is not guaranteed by its parent company. Verizon offers fiber optics Internet, TV, digital voice services, Internet and wireless 4G LTE services. Verizon utilizes six floors at the CrossPoint Property for engineering, sales and management while the remaining four floors are call centers. Verizon has been a tenant at the CrossPoint Property since 1994, and has expanded its space by over 220,000 SF since then. According to the tenant, Verizon has invested $20.0-$25.0 million into its space. For the full year 2017, Verizon had a net income of approximately $30.6 billion, up from approximately $13.6 billion in the same period ended 2016. Verizon has a right of first offer on certain vacant space within the CrossPoint Property. Additionally, Verizon has the right to terminate up to 222,601 SF of its space effective on December 31, 2020 and/or 92,380 SF of its space effective May 31, 2021, in each case, by giving notice on or before December 31, 2019, and subject to payment of a termination fee.

The following table presents certain information relating to historical leasing at the CrossPoint Property:

Historical Leased %(1)

	2014(2)	2015(2)	2016	As of 1/11/2018(3)
Owned Space	N/A	N/A	63.7%	95.4%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	The borrower sponsors acquired the CrossPoint Property in January 2018. As a result, historical occupancy information prior to 2016 is unavailable.

(3)	Based on the underwritten rent roll dated January 11, 2018.

The following table presents certain information relating to the major tenants at the CrossPoint Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal/Extension Options
Kronos Incorporated	NR/ NR / B	505,664	38.3%	$7,837,792	37.8%	$15.50	2/6/2029	2, 5-year options
Verizon New England(3)(4)	A- / Baa1 / BBB+	314,981	23.9	4,453,589	21.5	14.14	Various	3, 5-year options
Arris Technology, Inc.	NR / NR / BB	143,594	10.9	2,145,286	10.4	14.94	4/30/2027	None
Vantiv eCommerce, LLC	NR / NR / NR	63,924	4.8	1,534,176	7.4	24.00	12/31/2021	1, 3-year option
GSA - IRS(5)	AAA / Aaa / AA+	36,752	2.8	1,266,958	6.1	34.47	8/14/2026	None
PlumChoice, Inc.	NR / NR / NR	36,752	2.8	918,800	4.4	25.00	1/31/2021	None
GN Netcom, Inc -dba- Jabra	NR / NR / NR	31,962	2.4	683,348	3.3	21.38	4/30/2023	2, 5-year options
Korde & Associates, PC	NR / NR / NR	16,397	1.2	385,330	1.9	23.50	2/28/2024	1, 5-year option
Persivia Inc.	NR / NR / NR	17,876	1.4	381,653	1.8	21.35	9/30/2018	1, 5-year option
Captivate LLC	NR / NR / NR	15,286	1.2	371,450	1.8	24.30	2/28/2021	1, 5-year option
Ten Largest Owned Tenants		1,183,188	89.6%	$19,978,380	96.4%	$16.89
Remaining Tenants(6)		76,415	5.8	747,279	3.6	23.97
Vacant		60,651	4.6	0	0	0
Total / Wtd. Avg. All Tenants		1,320,254	100.0%	$20,725,659	100.0%	$16.45

(1)	Based on the underwritten rent roll dated January 11, 2018.

(2)	Certain ratings are those of the parent company or the U.S. federal government whether or not the parent or the U.S. federal government, as applicable, guarantees the lease.

(3)	UW Base Rent for Verizon New England represents the average rent for the tenant through its lease expiration. Verizon New England’s current annual rent is $4,165,349 ($13.22 per SF).

(4)	Verizon New England has 222,601 SF that expires on 12/31/2023 and 92,380 SF that expires on 5/31/2024. Verizon New England has the right to terminate up to 222,601 SF of its space effective on 12/31/2020 and 92,380 SF of its space effective 5/31/2021 by giving notice on or before 12/31/2019, subject to a termination fee of $10.2 million (assuming both rights are exercised). In the event Verizon New England exercises this right, the CrossPoint Loan Combination provides for a cash sweep.

(5)	GSA - IRS may terminate its lease at any time effective June 2021 by giving 180 days’ notice.

(6)	Approximately 45,237 SF of Remaining Tenants represents amenities that include: a cafeteria, an auditorium, a conference center and a fitness center. These spaces are represented as occupied square footage with no rent attributed. UW Base Rent $ per SF is calculated net of such amenity space tenants.

LOAN #8: CROSSPOINT

The following table presents certain information relating to the lease rollover schedule at the CrossPoint Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM	800	0.1%	0.1%	$57,980	0.3%	$72.47	1
2018	17,876	1.4	1.4%	381,653	1.8	21.35	1
2019	0	0	1.4%	0	0.0	0.00	0
2020	0	0	1.4%	0	0.0	0.00	0
2021	115,962	8.8	10.2%	2,824,426	13.6	24.36	3
2022	0	0	10.2%	0	0.0	0.00	0
2023	263,535	20	30.2%	4,018,053	19.4	15.25	4
2024	109,030	8.3	38.4%	1,757,684	8.5	16.12	3
2025	0	0	38.4%	0	0.0	0.00	0
2026	57,905	4.4	42.8%	1702786	8.2	29.41	3
2027	143,594	10.9	53.7%	2,145,286	10.4	14.94	1
2028	0	0	53.7%	0	0.0	0.00	0
2029 & Thereafter	550,901	41.7	95.4%	7,837,792	37.8	15.50	6
Vacant	60,651	4.6	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	1,320,254	100.0%		$20,725,659	100.0%	$16.45	22

(1)	Calculated based on approximate square footage occupied by each owned tenant unless otherwise specified.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $288,240, which represents the average rent for Verizon New England through the term of its lease, and $804,117 for contractual rent steps through February 2019 for other tenants.

(4)	Total / Wtd. Avg. UW Base Rent $ per SF Rolling excludes vacant space. Approximately 45,237 SF represents amenities that include: a cafeteria, an auditorium, a conference center, a management office and a fitness center. These spaces are represented as occupied square footage with no rent attributed.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the CrossPoint Property:

Cash Flow Analysis(1)(2)(3)

	2016(4)	TTM 11/30/2017(4)	Underwritten	Underwritten $ per SF
Base Rent	$11,610,171	$15,907,616	$19,633,302	$14.87
Contractual Rent Steps(5)	0	0	1,092,357	0.83
Gross Up Vacancy	0	0	1,000,309	0.76
Reimbursements	5,783,881	7,648,558	11,478,465	8.69
Other Income(6)	671,090	812,877	854,767	0.65
Vacancy & Credit Loss(7)	0	0	(2,656,355)	(2.01)
Effective Gross Income	$18,065,142	$24,369,051	$31,402,846	$23.79

Real Estate Taxes	$2,849,610	$2,786,360	$2,865,961	2.17
Insurance	170,254	168,785	178,179	0.13
Management Fee	537,215	618,437	942,085	0.71
Other Operating Expenses	8,147,574	9,482,541	9,754,900	7.39
Total Operating Expenses	$11,704,654	$13,056,124	$13,741,126	$10.41

Net Operating Income(4)	$6,360,488	$11,312,927	$17,661,721	$13.38
TI/LC	0	0	1,320,254	1.00
Capital Expenditures	0	0	224,443	0.17
Net Cash Flow	$6,360,488	$11,312,927	$16,117,023	$12.21

Occupancy	63.7%	95.4%	92.0%
NOI Debt Yield(8)	4.2%	7.5%	11.8%
NCF DSCR(8)	0.88x	1.57x	2.24x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Represents a fiscal year-end of December 31 for the indicated year unless otherwise specified.

(3)	The borrower sponsors acquired the CrossPoint Property in January 2018. As a result, historical financials prior to 2016 are unavailable.

(4)	The increase in NOI from 2016 to TTM 11/30/2017 is primarily associated with an increase in occupancy from 63.7% to 95.4%. In May 2016, Kronos executed a new 12-year lease for 505,664 SF (38.3% of NRA),

(5)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through February 2019 of $804,117 and (ii) average rent for Verizon New England totaling $288,240.

(6)	Other Income includes contractual income for antenna leases as well as parking income, among other things.

(7)	Vacancy & Credit Loss is underwritten to 8.0% economic vacancy, which is in line with the appraiser’s vacancy conclusion of 8.0%. As of January 11, 2018, the CrossPoint Property was 95.4% occupied.

(8)	Debt service coverage ratios and debt yields are calculated based on the aggregate principal balance as of the Cut-Off Date of the CrossPoint Loan Combination.

LOAN #8: CROSSPOINT

■	Appraisal. According to the appraisal, the CrossPoint Property had an “as-is” appraised value of $250.0 million as of January 8, 2018.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Discounted Cash Flow Approach	$250,000,000	8.25%	7.50%(2)

(1)	Based on the “as-is” appraised value.

(2)	Represents the terminal capitalization rate.

■	Environmental Matters. Based on a Phase I environmental report dated November 10, 2017 and revised on January 10, 2018, the environmental consultant did not identify evidence of any recognized environmental conditions at the CrossPoint Property. However, the consultant recommended the implementation of an asbestos operations & maintenance plan.

■	Market Overview and Competition. The CrossPoint Property is situated between entrance points to U.S. Route 3 (the Northwest Expressway), State Route 2B (the Lowell Connector), and Interstate 495 in Lowell, Massachusetts. These access points allow for transportation throughout New England for the tenants and their employees. As of 2017, the population within a five-mile radius of the CrossPoint Property is 205,069 residents, with a median household income of $70,638, above the national average.

According to a third party research report, the CrossPoint Property is located in the Lowell/Chelmsford submarket of the Greater Boston office market. Overall, the Lowell/Chelmsford submarket has a supply of 19.7 million SF of office space and average asking rents of $18.68 per SF, as of Q3 2017. Of the approximately 19.7 million SF of office space in the submarket, approximately 4.9 million SF are Class A properties, and the CrossPoint Property represents a significant portion of the 4.9 million SF supply. This Class A submarket has average asking rents of $20.79 per SF and vacancy of 16.1%, as of Q3 2017.

A broader search of Class A, multi-tenanted buildings with rentable SF equal to or greater than 200,000 SF in the suburbs to the west and north/northeast of the Boston CBD yielded a competitive set of 15.5 million SF across 49 buildings, recording a vacancy rate of 8.0% and average rent of $26.65 per SF.

The appraiser identified six comparable office leases signed between 2015 and 2017 relative to the leases signed at the CrossPoint Property. The comparable set had leases ranging from $10.40 to $18.59 per SF on an adjusted basis, with an average of $13.81 per SF, in-line with UW base rent of $16.45 per SF at the CrossPoint Property.

The following table presents certain information relating to lease comparables for the CrossPoint Property:

Office Lease Comparables(1)

	CrossPoint(2) (Subject)	Westford Technology Park	Connector Park	Westford Technology Park	Altid Business Park
Distance of subject	--	5.5 miles	0.2 miles	5.5 miles	1.7 miles
Year Built / Renovated	1979/2015-2017	1997	1983/1999	1997	1985
Building SF	1,320,254	162,000	199,783	162,000	130,950
Total Occupancy	95.4%	69.0%	100.0%	69.0%	100.0%
Tenant	--	Aspect Software Inc.	Altranais Home Care	Akamai Technologies	Comcast
Lease SF	1,320,254	29,930	2,351	42,286	131,430
Base Rent	$16.45(3)	$22.00	$18.50	$22.75	$16.25

	1 Executive Drive	Chelmsford Office & Reserve Park
Distance of subject	0.5 miles	1.0 mile
Year Built / Renovated	1985	1986
Building SF	111,454	293,422
Total Occupancy	89.0%	100.0%
Tenant	Spectro	HNTB Corporation
Lease SF	7,201	21,018
Base Rent	$19.50	$14.00

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated January 11, 2018.

(3)	UW Base Rent $ per SF is calculated net of such amenity space tenants.

LOAN #8: CROSSPOINT

■	The Borrower. The borrower is CH LH CrossPoint Owner LLC (the “CrossPoint Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the CrossPoint Loan Combination. The borrower sponsors of the CrossPoint Loan Combination are Samuel T. Byrne and William H. Kremer. The initial nonrecourse carveout guarantors of the CrossPoint Loan Combination are Samuel T. Byrne and Brian Chaisson (the “Initial Guarantors”) on a joint and several basis. The Initial Guarantors did not sign an indemnity to cover any breach of the environmental covenants; however, the borrower obtained environmental insurance in lieu of the typical indemnity and the CrossPoint Loan Combination documents provide for springing recourse to the Initial Guarantors with respect to environmental matters if at any time the environmental policy ceases to remain in full force and effect. In addition, the CrossPoint Loan Combination documents do not provide for recourse to the guarantors for certain loss recourse items. For additional information, see “Description of the Mortgage Pool— Environmental Considerations” and “—Non-Recourse Carveout Limitations” in the Prospectus. The borrower may substitute one or both warm body guarantors subject to certain requirements.

The CrossPoint Loan Combination documents provide that one or more of the Initial Guarantors may be replaced from time to time by a replacement guarantor, provided, among other things, that the replacement guarantor, in the aggregate with any other replacement or remaining guarantors, has a net worth of not less than $50,000,000, and, if such replacement guarantor is not a natural person, liquid assets of at least $5,000,000. In connection with the origination of the CrossPoint Loan Combination, Lighthouse Real Estate Holdings LLC (“Lighthouse”) contributed $82.1 million to the borrower in exchange for a 91.73% equity interest. In certain circumstances, Lighthouse has the right to buy out the Initial Guarantors’ interest in the CrossPoint Borrower. In connection with the origination of the CrossPoint Loan Combination, the lender determined that Lighthouse satisfies the conditions set forth in the CrossPoint Loan Combination documents to become a replacement guarantor, provided there is no material and adverse change with respect to Lighthouse as of the date of the replacement of one or more of the Initial Guarantors.

Samuel T. Byrne and William Kremer are managing partners and co-founders of Cross Harbor Capital Partners, LLC (“Cross Harbor”), a Boston-based real estate private equity firm founded in 1993. Cross Harbor develops and manages private equity investment products in three principal business areas: real assets, distressed securities and mezzanine capital and has invested in more than $13 billion of commercial real estate on behalf of a diversified group of endowments, foundations, public and corporate pension plans, financial institutions, family offices, and sovereign entities.

Brian Chaisson is a founder and managing partner of Anchor Line Partners, LLC (“Anchor Line”). Anchor Line, an affiliate of the CrossPoint Property manager and part of the property ownership structure prior to the sale of the CrossPoint Property to the borrower, has retained an approximate 3.5% ownership stake in the CrossPoint Property conjunction with the acquisition. Anchor Line is a Boston-based company that focuses on core plus, value add, and opportunistic investment opportunities in the commercial real estate sector. Brian Chaisson has served in senior positions across multiple real estate finance platforms, including as a principal of Cross Harbor and as the Regional Director in Boston for Tishman Speyer.

■	Escrows. On the origination date of the CrossPoint Loan Combination, the borrower funded a reserve of (i) $240,000 for annual real estate taxes, and (ii) $6,500,000 into the free rent reserve for outstanding free rent associated with the Kronos lease at the CrossPoint Property.

Additionally, on each due date, the borrower is required to fund the following reserves with respect to the CrossPoint Property: (i) $240,000 towards annual estimated tax payments, (ii) $18,704 towards replacement reserves and (iii) $110,021 for tenant improvements and leasing commissions, which monthly deposits are subject to a cap of approximately $3.96 million, provided that the cap will apply only so long as (a) at least 88.0% of the net rentable area of the CrossPoint Property improvements are occupied excluding any tenants that are the subject of a bankruptcy action, have gone-dark in more than 25% of their premises or vacated their respective premises, have given notice of their intent not to renew their respective leases (if the then-current term of such leases will expire within 12 months of the applicable determination date) or have leases which are expiring within twelve months of the applicable date of determination), and (b) the debt service coverage ratio is at least 1.75x.

LOAN #8: CROSSPOINT

■	Lockbox and Cash Management. The CrossPoint Loan Combination documents require a hard lockbox (which is in place) and springing cash management, which will commence during the continuance of a Cash Management Period (as defined below). During the continuance of a Cash Management Period, funds deposited into the lockbox account will be swept once every business day into the cash management account and all excess funds in the cash management account (after distribution of monthly amounts due under the CrossPoint Loan Combination) will be retained by the lender.

A “Cash Management Period” will commence upon (i) an event of default, (ii) the occurrence of a bankruptcy action with respect to the borrower, guarantor or principal, (iii) failure after the end of one calendar quarter to maintain a debt service coverage ratio of at least 1.50x (a “DSCR Trigger”), until the debt service coverage ratio is at least 1.50x after the end of two consecutive quarters, or (iv) any Lease Trigger Period (as defined below). In addition, the borrower may terminate a Cash Management Period triggered by a DSCR Trigger upon the deposit with lender of the amount that would, if applied to prepay the CrossPoint Loan Combination, as determined by lender, result in a debt service coverage ratio of 1.50x.

A “Lease Trigger Period” will commence (i) upon the earlier of (a) 12 months prior to the lease expiration under any of the Kronos or Verizon leases or any replacement lease for at least 150,000 SF of the space currently leased to Kronos or Verizon or under which the applicable tenant pays rent with respect to space currently leased to Kronos or Verizon which accounts for 10% or more of gross income from operations for the CrossPoint Property (Kronos and Verizon and any tenant under any such replacement lease, an “Occupancy Reserve Tenant”), or (b) the date on which any Occupancy Reserve Tenant delivers notice or otherwise indicates its intention not to renew its lease at the CrossPoint Property; (ii) at such time, if ever, as any Occupancy Reserve Tenant (A) declares bankruptcy, (B) gives notice of its intent to terminate or not renew its lease or (C) goes-dark with respect to 15% or more of its leased premises or vacates or gives notice of its intent to vacate its demised premises and either (x) such Occupancy Reserve Tenant (or any guarantor of such tenant’s lease) no longer receives an investment grade senior unsecured long-term debt rating, or (y) such tenant is not obligated to continue to pay full, unabated rent under its lease, or (iii) February 6, 2027; except the Lease Trigger Period will be suspended if the Lease Trigger Period (a) arises under clause (i) or (ii) and the DSCR is at least 1.75x (excluding rents from the applicable Occupancy Reserve Tenant and any other tenants that are the subject of a bankruptcy action, have gone-dark in more than 25% of their premises or vacated their respective premises, have given notice of their intent not to renew their respective leases (if the then-current term under such leases expires within 12 months of the applicable date of determination) or have leases that are expiring within 12 months of the applicable date of determination), or (b) arises under clause (ii)(C) and the Occupancy Reserve Tenant that triggered the Lease Trigger Period is operating in at least 50% of its premises and the balance of available funds in the occupancy reserve is at least equal to $35 per SF for the aggregate total SF demised under such tenant’s lease.

■	Property Management. The CrossPoint Property is managed by ALP CrossPoint Manager LLC, (dba Anchor Line Partners, LLC) a borrower affiliate.

■	Mezzanine or Secured Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The CrossPoint Borrower may obtain the release of a one-acre parcel on the CrossPoint Property that includes a vacant one-story 13,700 SF (approximately 1% of NRA) building located on the northeast corner of the CrossPoint Property, upon, among other things, the delivery of defeasance collateral in an amount equal to $1,440,000. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases, Partial Defeasance” in the Prospectus.

■	Terrorism Insurance. The CrossPoint Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism or other similar acts or events in form and substance reasonably satisfactory to the lender, including “all-risk” insurance in an amount equal to 100% of full replacement cost and 18 months of business interruption insurance. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 is in effect (or any extension thereof or other federal government program with substantially similar protection), in amounts and with terms and conditions applicable to commercial property the CrossPoint Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism. See “Risk Factors— Terrorism Insurance May Not be Available for All Mortgaged Properties” in the Prospectus.

LOAN #9: marriott charlotte city center

LOAN #9: marriott charlotte city center

LOAN #9: marriott charlotte city center

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB
Location (City/State)	Charlotte, North Carolina	Cut-off Date Balance(2)		$43,000,000
Property Type	Hospitality	Cut-off Date Balance per Room(1)		$230,941.70
Size (Rooms)	446	Percentage of Initial Pool Balance		3.9%
Total TTM Occupancy as of 11/30/2017	73.0%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 11/30/2017	73.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1984 / 2016	Mortgage Rate		4.53000%
Appraised Value	$170,000,000	Original Term to Maturity (Months)		60
Appraisal Date	5/1/2017	Original Amortization Term (Months)		NAP
Borrower Sponsor	Carey Watermark Investors 2	Original Interest Only Period (Months)		60
	Incorporated	First Payment Date		7/1/2017
Property Management	Marriott Hotel Services, Inc.	Maturity Date		6/1/2022

Underwritten Revenues	$38,398,103
Underwritten Expenses	$25,326,107	Escrows(3)
Underwritten Net Operating Income (NOI)	$13,071,996
Underwritten Net Cash Flow (NCF)	$13,071,996		Upfront	Monthly
Cut-off Date LTV Ratio(1)	60.6%	Taxes	$0	$0
Maturity Date LTV Ratio(1)	60.6%	Insurance	$0	$0
DSCR Based on Underwritten NOI / NCF(1)	2.76x / 2.76x	FF&E	$0	$0
Debt Yield Based on Underwritten NOI / NCF(1)	12.7% / 12.7%	Other(4)	$10,000,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$103,000,000	57.0%	Purchase Price	$169,500,000	93.7%
Principal’s New Cash Contribution	77,816,992	43.0	Reserves	10,000,000	5.5
			Closing Costs	1,316,992	0.7
Total Sources	$180,816,992	100.0%	Total Uses	$180,816,992	100.0%

(1)	Calculated based on the aggregate outstanding principal balance of the Marriott Charlotte City Center Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $43,000,000 represents the controlling note A-3, which is part of a loan combination (the “Marriott Charlotte City Center Loan Combination”) evidenced by three pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $103,000,000. See the “Loan Combination Summary” table in “—The Mortgage Loan” below for more information.

(3)	See “—Escrows” below.

(4)	The $10,000,000 performance holdback reserve was released to the borrower in August 2017 with the property having achieved a NOI in excess of the $10.0 million threshold requirement in the loan combination documents.

■	The Mortgage Loan. The Marriott Charlotte City Center mortgage loan (the “Marriott Charlotte City Center Loan”) is part of a loan combination (the “Marriott Charlotte City Center Loan Combination”) evidenced by three pari passu notes that are together secured by the borrower’s fee simple interest in a 446-room, full service hospitality property located in Charlotte, North Carolina (the “Marriott Charlotte City Center Property”). The Marriott Charlotte City Center Loan is evidenced by the controlling note, A-3, which has an outstanding principal balance as of the Cut-off Date of $43,000,000 and represents approximately 3.9% of the Initial Pool Balance. The related companion loans (collectively, the “Marriott Charlotte City Center Companion Loans”) are evidenced by: (i) the non-controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $30,000,000 and was securitized in the Benchmark 2018-B1 securitization transaction; and (ii) the non-controlling note A-2, which has an outstanding principal balance as of the Cut-off Date of $30,000,000 and was securitized in the Benchmark 2018-B2 securitization transaction. Each note evidencing the Marriott Charlotte City Center Loan Combination has an interest rate of 4.53000% per annum. The borrower utilized proceeds of the Marriott Charlotte City Center Loan Combination to purchase the Marriott Charlotte City Center Property, fund upfront reserves and pay origination costs.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$30,000,000	$30,000,000	Benchmark 2018-B1	No
A-2	$30,000,000	$30,000,000	Benchmark 2018-B2	No
A-3	$43,000,000	$43,000,000	Benchmark 2018-B3	Yes
Total	$103,000,000	$103,000,000

The Marriott Charlotte City Center Loan Combination had an initial term of 60 months and has a remaining term of 50 months as of the Cut-off Date. The Marriott Charlotte City Center Loan Combination requires monthly payments of interest only for the entire term of the loan. The scheduled maturity date of the Marriott Charlotte City Center Loan Combination is the due date in June 2022. The Marriott Charlotte City Center Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations which are “government securities” permitted under the Marriott Charlotte City Center Loan Combination documents at any time after the second anniversary of the securitization Closing Date. Voluntary prepayment of the Marriott Charlotte City Center Loan Combination in full is permitted on or after the due date occurring in December 2021 without defeasance or payment of any prepayment premium.

■	The Mortgaged Property. The Marriott Charlotte City Center Property is an 18-story, 446-room full service hotel located in Charlotte, North Carolina. The hotel was initially constructed in 1984 and most recently received a full scale

LOAN #9: marriott charlotte city center

renovation in 2016. The Marriott Charlotte City Center Property is located at the corner of Tyron and West Trade Streets proximate to Interstate 277 in downtown Charlotte, North Carolina. The Charlotte Douglas International Airport is located approximately 5.8 miles from the hotel and is accessible via the Charlotte Area Transit System.

The borrower sponsor purchased the Marriott Charlotte City Center Property for $169.5 million ($380,045 per room) from an affiliate of Marriott Hotel Services, Inc. (“Marriott”) in June 2017. Subsequent to the acquisition, Marriott has continued to manage the Marriott Charlotte City Center Property pursuant to a management agreement with a 25-year term. Marriott initially acquired the Marriott Charlotte City Center Property in October 2013 with the intention of building-out and implementing a new “M Beta” concept. From March 2015 to August 2016, the hotel underwent an approximately $40.0 million (approximately $89,696 per room) full-scale renovation. The Marriott Charlotte City Center Property is Marriott’s first M Beta prototype and features a unique design, amenities, and services. The hotel is designed to serve as a model for franchisees interested in implementing cutting-edge technologies to capture increased market share for new-age Marriott customers. Some of the property’s distinguishing factors include mobile check-in and mobile keys, an open-kitchen restaurant that features farm-to-table dining, guestrooms with full hardwood floors and movable desk/chair furniture, and an entire “wellness” floor of guestrooms centered around the new fitness center. Wellness rooms feature spa-like amenities such as vitamin C showers, special lighting, natural air fresheners and hypo-allergenic mattresses and linens.

Guestrooms include a mix of kings, doubles and suites are located on floors six through 18 of the hotel. The king and double guestrooms average approximately 350 SF in size and include amenities such as a 55” HD flat screen TV, hardwood floors, an iron and ironing board, a mini-refrigerator, and a coffee maker. Suites feature additional living space and a pull-out sofa. The hotel features three food and beverage outlets, each of which is operated internally by the hotel. The 146-seat Stoke Restaurant & Bar is an open layout farm-to-table restaurant that provides breakfast, lunch and dinner, as well as room service throughout the day. Located adjacent from the Stoke Restaurant & Bar, The Bottle Shop is a wine retail store offering wine for purchase. Coco and the Director is a coffee shop featuring locally-sourced coffee and snacks and has its own dedicated street entrance. Additionally, M Club Lounge, located on the first floor adjacent to the hotel’s greatroom, provides Marriott Rewards guests with a private environment. Lounge access is available 24/7 and features a complimentary hot breakfast buffet, snacks, hors d’oeuvres and desserts, in addition to cocktails, high-speed Wi-Fi and complimentary business services.

The Marriott Charlotte City Center Property experienced significant room displacement during March 2015 through August 2016 due to the renovation. Room displacement over the course of 2015 and 2016 had a sizeable impact on the hotel’s performance. Despite substantial room displacement through January 2016, upon completion of the “M Beta” renovation, the Marriott Charlotte City Center Property’s performance rapidly approached and exceeded pre-renovation levels, achieving an occupancy, ADR and RevPAR of 73.0%, $223.00 and $162.82, respectively, for the trailing 12-month period ending November 2017. During this same period, the Marriott Charlotte City Center Property outperformed its competitive set, achieving occupancy, ADR and RevPAR penetration rates of 102.3%, 119.5% and 122.3%, respectively.

■	The Market. The Marriott Charlotte City Center Property benefits from its proximity to the Charlotte Convention Center, the Duke Energy Center and the Levine Center for the Arts, as well as Bank of America Stadium (Carolina Panthers), Spectrum Center (Charlotte Hornets) and BB&T Ballpark (Charlotte Knights AAA baseball team), each located less than one-mile from the Marriott Charlotte City Center Property. The hotel offers a variety of amenities and services, including three food and beverage outlets, over 13,500 SF of meeting and event space, guest laundry services, a business center, a sundry shop and approximately 320 underground parking spaces.

LOAN #9: marriott charlotte city center

The following table presents certain information relating to historic occupancy, ADR and RevPAR at the Marriott Charlotte City Center Property and its competitive set:

Historical Statistics(1)

	Marriott Charlotte City Center Property			Competitive Set			Penetration
	TTM 12/31/2015	TTM 12/31/2016	TTM 11/30/2017	TTM 12/31/2015	TTM 12/31/2016	TTM 11/30/2017	TTM 12/31/2015	TTM 12/31/2016	TTM 11/30/2017
Occupancy	56.2%	67.7%	73.0%	76.1%	74.9%	71.4%	73.8%	90.5%	102.3%
ADR	$195.99	$205.66	$223.00	$173.61	$169.67	$186.57	112.9%	121.2%	119.5%
RevPAR	$110.14	$139.26	$162.82	$132.13	$127.00	$133.18	83.4%	109.7%	122.3%

(1)	Source: December 2015, December 2016 and November 2017 Travel Research Reports.

The following table presents certain information relating to the estimated demand analysis with respect to the Marriott Charlotte City Center Property based on market segmentation:

Estimated Accommodated Room Night Demand(1)

Commercial	Meeting & Group	Leisure
55%	30%	15%

(1)	Source: Appraisal

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Marriott Charlotte City Center Property:

Cash Flow Analysis(1)

	2014	2015	2016	TTM 11/30/2017	Underwritten	Underwritten $ per Room
Room Revenue	$22,368,881	$17,714,405	$22,732,877	$26,505,139	$26,681,904	$59,825
Food & Beverage Revenue	7,941,402	2,389,241	4,113,311	9,789,522	9,854,808	22,096
Other Revenue(2)	1,607,821	973,696	1,106,784	1,849,060	1,861,391	4,174
Total Revenue	$31,918,103	$21,077,342	$27,952,972	$38,143,721	$38,398,103	$86,094

Room Expense	$4,821,214	$4,611,055	$4,703,711	$4,945,898	$4,978,882	$11,163
Food & Beverage Expense	5,669,235	3,145,744	5,410,387	7,432,633	7,482,201	16,776
Other Expenses	645,290	532,029	81,971	83,728	84,286	189
Total Departmental Expense	$11,135,739	$8,288,829	$10,196,068	$12,462,259	$12,545,369	$28,129
Total Undistributed Expense	7,094,994	7,245,359	8,336,562	9,129,398	9,169,739	20,560
Management Fees	957,543	632,320	838,589	1,144,312	1,151,943	2,583
Total Fixed Charges	1,013,547	933,530	951,117	987,443	923,131	2,070
Total Operating Expenses	$20,201,823	$17,100,038	$20,322,336	$23,723,412	$23,790,183	$53,341

FF&E	$1,276,724	$843,094	$1,118,119	$1,525,749	$1,535,924	$3,444
Net Operating Income(3)	$10,439,556	$3,134,211	$6,512,516	$12,894,561	$13,071,996	$29,309
Net Cash Flow	$10,439,556	$3,134,211	$6,512,516	$12,894,561	$13,071,996	$29,309

Occupancy	76.4%	56.5%	67.7%	73.0%	73.5%
NOI Debt Yield	10.1%	3.0%	6.3%	12.5%	12.7%
NCF DSCR	2.21x	0.66x	1.38x	2.73x	2.76x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Revenue consists of telephone revenue, parking revenue, gift shop revenue and miscellaneous revenue.

(3)	The decrease in Net Operating Income from 2014 to 2015 and the increase in Net Operating Income from 2015 to 2016 is due to completion of the M Beta renovation at the Marriott Charlotte City Center Property.

■	Appraisal. According to the appraisal, the Marriott Charlotte City Center Property had an “as-is” appraised value of $170,000,000 as of May 1, 2017.

Appraisal Approach	Value	Discount Rate	Capitalization Rate
Direct Capitalization Approach	$170,200,000	N/A	7.34%
Discounted Cash Flow Approach	$170,200,000	10.00%(1)	8.00%(2)

(1)	Represents the internal rate of return (cash flow).

(2)	Represents the terminal capitalization rate.

LOAN #9: marriott charlotte city center

■	Environmental Matters. According to the Phase I environmental report, dated May 22, 2017, there were no recognized environmental conditions or recommendations for further action at the Marriott Charlotte City Center Property other than the implementation of an operations and maintenance plan for asbestos-containing materials.

■	Market Overview and Competition. The Marriott Charlotte City Center Property is located in uptown Charlotte within Mecklenburg County, North Carolina. According to the appraisal, Metropolitan Charlotte is considered a hub of business activity in the southeast, as well as the second largest banking and financial hub in the United States, behind only New York City. The surrounding area is home to headquarters and regional offices of various national and international companies such Carolinas HealthCare System, Wells Fargo, Walmart, Bank of America, American Airlines, Novant Health, Food Lion, Harris Teeter, Lowe’s Companies and Duke Energy. The Charlotte region has a major base of energy-oriented organizations with more than 240 companies directly tied to energy sector, collectively employing more than 26,400 people according to the appraisal. Since 2007, more than 4,000 additional energy sector jobs have been announced. Major energy players in Charlotte include AREVA, Babcock and Wilcox, Duke Energy, Electric Power Research Institute, Fluor, Metso Power, Piedmont Natural Gas, Siemens Energy, Shaw Group, Toshiba, URS Corp., and Westinghouse.

According to the appraisal, the population in Charlotte was approximately 827,097 in 2015, demonstrating a 12.4% increase over 2010 numbers. Additionally, approximately 41.3% of the Charlotte population holds a bachelor’s degree or higher, while the estimated median household income is approximately $53,637. Additionally, Charlotte is home to several colleges and universities such as Central Piedmont Community College, Johnson & Wales University Charlotte, Johnson C. Smith University and University of North Carolina at Charlotte.

The Charlotte-Douglas International Airport acts as a hub for American Airways. The airport is also served by Delta Air Lines, Frontier Airlines, JetBlue Airways, Southwest Airlines, United Airlines, Via Air, Air Canada, Lufthansa and several regional carriers with approximately 721 flights daily to 155 destinations. Total passenger activity at Charlotte Douglas International Airport has increased by a compound annual rate of 4.2% since 2006 according to the appraisal.

The appraisal identified two hotels that are either recently opened or currently under construction in uptown Charlotte that are expected to be directly competitive with the Marriott Charlotte City Center Property. The 250-room Embassy Suites by Hilton Charlotte Uptown opened in March of 2017 at 401 East Martin Luther King Jr. Boulevard, and the 217-room Charlotte Kimpton opened on November 1, 2017 at 303 South Church Street. Both hotels are within a mile radius of the Marriott Charlotte City Center Property, though neither will offer the unique set of amenities and design associated with the M Beta package.

The appraiser identified four properties which are considered primary competitors to the Marriott Charlotte City Center Property. The following table presents certain information related to the competitive properties identified in the appraisal for the Marriott Charlotte City Center Property:

Marriott Charlotte City Center Property Competitive Set(1)

Property	Year Opened	Number of Rooms	Commercial Demand	Meeting & Group Demand	Leisure Demand	Appraiser’s Estimated 2016 Occupancy	Appraiser’s Estimated 2016 ADR	Appraiser’s Estimated 2016 RevPAR
Marriott Charlotte City Center Property	1984	446	55%	30%	15%	67.7%	$205.66	$139.26
Omni Charlotte Hotel	1977	374	50%	35%	15%	75% - 80%	$170.00 - $180.00	$130.00 - $140.00
Hilton Charlotte Center City	1990	400	55%	30%	15%	80% - 85%	$175.00 - $185.00	$145.00 - $155.00
DoubleTree by Hilton Hotel Charlotte	1988	187	70%	15%	15%	80% - 85%	$160.00 - $170.00	$130.00 - $140.00
Westin Charlotte	2003	700	40%	50%	10%	65% - 70%	$180.00 - $190.00	$120.00 - $130.00
Total / Wtd. Avg.		2,107	50%	36%	13%	73.81%	$184.31	$136.03

(1)	Source: Appraisal.

■	The Borrower. The borrower, CWI 2 Charlotte Hotel, LP, is a single-purpose single-asset Delaware limited partnership structured to be a bankruptcy-remote entity, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Marriott Charlotte City Center Loan Combination. The sponsor of the borrower and non-recourse carveout guarantor is Carey Watermark Investors 2 Incorporated, a Maryland corporation.

LOAN #9: marriott charlotte city center

Carey Watermark Investors 2 Incorporated is an affiliate of Carey Watermark Investors 2 Inc. (“CWI-2”), a public non-traded REIT. Along with Carey Watermark Investors Inc. (“CWI-1”), the funds combine for a total capitalization of over $4.0 billion. CWI-1 and CWI-2 are managed by W.P. Carey Inc. (NYSE: WPC) and Watermark Capital Partners, LLC (“Watermark”). W.P. Carey Inc. is a publicly traded REIT that manages an investment portfolio of approximately $11.5 billion as of December 2017. Watermark is a Chicago, Illinois-based private investment management firm led by Michael G. Medzigian, president and CEO of Carey Watermark Investors Inc. and Carey Watermark Investors 2 Inc. As of September 2017, the CWI-2 fund owned 12 hotels with a total room count over 4,000 and valuation of over $1.6 billion.

The Marriott Charlotte City Center Property is operated by Charlotte 2 Hotel Operator, LLC, an affiliate of the borrower, pursuant to an operating lease between the borrower and operating lessee. The operating lessee has signed a subordination agreement that provides the lease is subordinate to the security interests of the mortgage loan documents, and the operating lease has been pledged as collateral for the Marriott Charlotte City Center Loan Combination.

■	Escrows. An upfront reserve of $10,000,000 was deposited at origination as additional collateral for the Marriott Charlotte City Center Loan Combination (the “Performance Holdback”). Provided no event of default is continuing, the loan documents required the lender to make the Performance Holdback available to the borrower as of the date that the actual net operating income is equal to or greater than $10,000,000 based on a trailing 12-month basis. The Performance Holdback was released to the borrower in August 2017.

On each monthly payment date, the borrower is required to deposit one-twelfth of annual estimated real estate taxes if (i) an event of default exists, (ii) taxes and other charges are not paid prior to the assessment of any penalty for late payment and the date that such taxes and other charges are considered delinquent or the borrower fails to provide evidence of the same, or (iii) a Cash Sweep Event (as defined below) exists. On each monthly payment date, the borrower is required to deposit one-twelfth of the annual insurance premiums if (i) an event of default exists, (ii) an acceptable blanket insurance policy is no longer in place covering substantially all real property owned directly or indirectly by the manager or (iii) a Cash Sweep Event exists. On each monthly payment date, the borrower is required to deposit Applicable Percentage (as defined below) of gross income from operations of the calendar month occurring two calendar months prior to such payment date plus any amounts required to be deposited pursuant to any property improvement plan if (i) the property manager no longer reserves or otherwise sets aside funds for replacements and repairs required to be made to the Marriott Charlotte City Center Property during the calendar year in accordance with the loan documents, (ii) the borrower fails to provide to the lender with reasonably satisfactory evidence that sums for replacements and repairs required to be made to the Marriott Charlotte City Center Property are being reserved with the property manager and such sums are being expended at the Marriott Charlotte City Center Property in accordance with the requirements of the loan documents or the management agreement, or (iii) the management agreement is no longer in full force and effect.

“Applicable Percentage” means 3% for months one through 36 of the term of the loan; 4% for months 37 through 48 of the term of the loan; and 5% for months 49 through 60 of the term of the loan.

■	Lockbox and Cash Management. The Marriott Charlotte City Center Loan Combination is structured with a soft lockbox and springing cash management. The borrower and the operating lessee are required to cause the Manager (as defined below) to deposit all payments due to the borrower or operating lessee under the management agreement into a segregated lender-controlled lockbox account. During any period when a Cash Sweep Event is not in effect, all funds in the lockbox account are required to be transferred on each business day to an operating account designated by the borrower. Upon the occurrence and during the continuance of a Cash Sweep Event, all funds in the lockbox account are required to be transferred to the cash management account on each business day and applied as provided in the loan documents. The borrower and/or the operating lessee, as applicable, have granted the lender a security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing 12-month period as reasonably determined by the lender is less than 1.65x, and continuing until the occurrence of the cure of the related Cash Sweep Event in accordance with the loan documents or payment of defeasance of the loan in full.

LOAN #9: marriott charlotte city center

■	Property Management. The Marriott Charlotte City Center Property is managed by Marriott Hotel Services, Inc., a Delaware corporation (“Manager”). Pursuant to the management agreement, the Manager is required to apply revenues from the operation of the hotel to the payment of monthly reserves including, but not limited to, reserves for taxes, insurance, ground rent, management fees, capital expenditures, operating expenses, emergency repairs, working capital, sales and use taxes and custodial funds. If the borrower or any party who directly or indirectly controls the borrower decides to enter into a transfer (excluding (a) a transfer to an affiliate of the direct or indirect ownership interests in the borrower, (b) any initial public offering of the direct or indirect ownership interests in the borrower, and (c) a change in ownership resulting from foreclosure under a mortgage, deed of trust or similar instrument), Manager has a right of first offer to buy the hotel on the terms set forth in the notice within 30 days from the date of notification.

■	Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain (i) an “all-risk” insurance policy in an amount equal to 100% of the full replacement cost of the Marriott Charlotte City Center Property, (ii) a business interruption insurance policy that provides 24 months of business interruption coverage (plus up to six months of extended indemnity), (iii) commercial general liability insurance policy with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence, and (iv) umbrella and excess liability insurance in an amount not less than $50,000,000 per occurrence on terms consistent with the commercial general liability insurance policy, with each of the foregoing providing coverage for terrorism. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Property” in the Prospectus.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

Marriott

Rochester Marriott

Kahler INN & SUITES

Kahler Inn & Suites

Kahler Grand

Residence Inn Rochester

LOAN #10: ROCHESTER HOTEL PORTFOLIO

LOAN #10: ROCHESTER HOTEL PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	4	Loan Seller		GACC
Location (City/State)	Rochester, Minnesota	Cut-off Date Principal Balance(2)		$40,000,000
Property Type	Hospitality	Cut-off Date Principal Balance per Room(1)(3)		$114,566.28
Size (Rooms)(1)	1,222	Percentage of Initial Pool Balance		3.7%
Total TTM Occupancy as of 10/31/2017	58.4%	Number of Related Mortgage Loans		None
Owned TTM Occupancy as of 10/31/2017	58.4%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various	Mortgage Rate		4.74100%
Appraised Value	$210,000,000	Original Term to Maturity (Months)		120
Appraisal Date	11/1/2017	Original Amortization Term (Months)		300
Borrower Sponsor	Javon R. Bea and Vita E. Bea	Original Interest Only Period (Months)		36
Property Management	Richfield Hospitality, Inc.	First Payment Date		12/6/2017
		Maturity Date		11/6/2027
Underwritten Revenues	$53,040,505
Underwritten Expenses	$36,019,617
Underwritten Net Operating Income (NOI)	$17,020,888	Escrows(4)
Underwritten Net Cash Flow (NCF)	$14,368,863		Upfront	Monthly
Cut-off Date LTV Ratio(3)	66.7%	Taxes	$496,816	$248,408
Maturity Date LTV Ratio(3)	55.4%	Insurance	$335,774	$33,894
DSCR Based on Underwritten NOI / NCF(3)	1.78x / 1.50x	Replacement Reserves	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	12.2% / 10.3%	Other	$345,563	$500,000

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$140,000,000	91.1%	Loan Payoff	$137,485,356	89.5%
Principal’s New Cash Contribution	13,628,938	8.9	Principal Equity Distribution	13,346,438	8.7
			Closing Costs	1,618,992	1.1
			Reserves	1,178,152	0.8
Total Sources	$153,628,938	100.0%	Total Uses	$153,628,938	100.0%

(1)	The total number of rooms is projected to decrease by 100 rooms by May 2022 following the conversion of 184 small rooms at the Kahler Grand property to 84 larger rooms.

(2)	The Cut-off Date Principal Balance of $40.0 million represents the non-controlling note A-3 and note A-4-B, which, together with the controlling and non-controlling pari passu notes with an aggregate original principal balance of $100.0 million, comprise the Rochester Hotel Portfolio Loan Combination (as defined below) with an aggregate original principal balance of $140.0 million. See “—The Mortgage Loan” below.

(3)	Calculated based on the outstanding principal balance of the Rochester Hotel Portfolio Loan Combination as of the Cut-Off Date.

(4)	See “—Escrows” below.

■	The Mortgage Loan. The mortgage loan (the “Rochester Hotel Portfolio Loan”) is part of a loan combination (the “Rochester Hotel Portfolio Loan Combination”) evidenced by five pari passu notes that are together secured by a first mortgage encumbering the borrowers’ fee simple interest in a portfolio of four hospitality properties totaling 1,222 rooms and physically connected to the Mayo Clinic in downtown Rochester, Minnesota (the “Rochester Hotel Portfolio”). The Rochester Hotel Portfolio Loan, which is evidenced by the non-controlling notes A-3 and A-4-B, has an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 and represents approximately 3.7% of the Initial Pool Balance. The related companion loans are evidenced by the controlling note A-1, which has an outstanding principal balance as of the Cut-Off Date of $60,000,00, and was contributed to the Benchmark 2018-B2 securitization transaction and the non-controlling notes A-2 and A-4-A, which have an aggregate outstanding principal balance of $40,000,000, and were contributed to the Benchmark 2018-B1 securitization transaction. The Rochester Hotel Portfolio Loan Combination, which accrues interest at an interest rate of 4.74100% per annum, was originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) on November 6, 2017, had an aggregate original principal balance of $140,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $140,000,000. The proceeds of the Rochester Hotel Portfolio Loan Combination, along with borrower sponsor’s equity, were primarily used to refinance the Rochester Hotel Portfolio properties, return equity to the borrowers, pay origination costs and fund upfront reserves.

Loan Combination Summary

Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	Benchmark 2018-B2	Yes
A-2, A-4-A	$40,000,000	$40,000,000	Benchmark 2018-B1	No
A-3, A-4-B	$40,000,000	$40,000,000	Benchmark 2018-B3	No
Total / Wtd. Avg.	$140,000,000	$140,000,000

The Rochester Hotel Portfolio Loan had an initial term of 120 months and has a remaining term of 115 months as of the Cut-off Date. The Rochester Hotel Portfolio Loan Combination requires interest-only payments through and including the monthly payment date in November 2020 followed by payments of principal and interest for the remaining term of the Rochester Hotel Portfolio Loan Combination. Provided that no event of default has occurred and is continuing under the Rochester Hotel Portfolio Loan Combination documents, at any time two years after the securitization Closing Date, the Rochester Hotel Portfolio Loan Combination may be defeased with certain direct full faith and credit obligations of the United States of America or other obligations that are “government securities” permitted under the Rochester Hotel Portfolio Loan Combination documents. Voluntary prepayment of the Rochester

LOAN #10: ROCHESTER HOTEL PORTFOLIO

Hotel Portfolio Loan Combination is permitted on or after the due date occurring in July 2027 without payment of any prepayment premium.

■	The Mortgaged Property. The Rochester Hotel Portfolio is comprised of four hotels totaling 1,222 rooms located in downtown Rochester, Minnesota, each of which is connected to the Mayo Clinic via climate controlled pedestrian tunnels and is within a three-block radius of each other. The Rochester Hotel Portfolio properties (Kahler Grand, Rochester Marriott, Kahler Inn & Suites and the Residence Inn Rochester), offer various stay options and price points as described further below.

Kahler Grand Property. The 660-room Kahler Grand property (54.0% of portfolio rooms, 34.7% of UW NCF) is an 11-story, full-service hotel that includes approximately 62,200 SF of retail space within the underground walkway system and first floor. The building, which is connected to a six-level parking garage with 290 parking spaces, was constructed in phases between 1926 and 1968 on a 1.90-acre site. Between 2003 and 2012, prior ownership spent approximately $30.2 million ($45,757 per room) on capital improvements at the Kahler Grand property. Subsequently, the borrower sponsors invested approximately $2.5 million ($3,734 per room) since acquisition in 2012 and are expected to invest an additional approximately $14.3 million ($21,712 per room) on capital improvements at the Kahler Grand property, subject to the Rochester Hotel Portfolio Loan Combination documents. See the “Preliminary Renovation Budget” chart below.

Amenities at the Kahler Grand property include 19,524 SF of meeting space, an indoor pool, an indoor whirlpool, two saunas, a fitness center, a lobby workstation and a guest laundry room. The Kahler Grand property features a variety of economy, standard, deluxe, executive and suite-style guestroom configurations. The economy rooms (130 SF) are also used as student housing for residents at the Mayo Clinic. In-room amenities include flat panel televisions, work desk and chair, coffee maker, hairdryer, iron and ironing board.

The Kahler Grand property is not subject to a franchise agreement. It is operated under the Kahler brand, which is a trademark owned by the related borrower sponsor.

Rochester Marriott Property. The 202-room Rochester Marriott property (16.5% of portfolio rooms, 37.4% of UW NCF) is a nine-story, full-service hotel that houses approximately 16,351 SF of retail and office space with 23 tenants within the underground walkway system and first floor. The Rochester Marriott property was developed in 1989 on a 0.85-acre site. Between 2003 and 2012, prior ownership spent approximately $15.3 million ($75,800 per room) on capital improvements. Subsequently, the borrower sponsors invested approximately $3.7 million ($18,334 per room) since acquisition in 2012. The Rochester Marriott property is subject to a franchise agreement with Marriott International, Inc. that expires on November 6, 2030.

Amenities at the Rochester Marriott property include 5,157 SF of meeting space, an indoor pool, an indoor whirlpool, a fitness center, a market pantry, a coffee station, a lobby workstation, leased retail spaces and vending areas. In-room amenities include flat panel televisions, work desk and chair, coffee maker, hairdryer, iron and ironing board.

A subterranean portion located at the subway level of the Rochester Marriott property (the “Foundation Parcel”) was conveyed to the Mayo Foundation in connection with a vertical subdivision accomplished pursuant to and governed by (i) a declaration of air and subsurface rights (the “Declaration”), (ii) a deed and (iii) a first refusal and option agreement (the “ROFR Agreement”). The Declaration provides that the Mayo Foundation is responsible for 5% of the real estate taxes. The ROFR Agreement contains a number of purchase options and rights of first refusal in favor of the owner of the Rochester Marriott property affecting the Foundation Parcel. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Pool—Condominium Interests” in the Prospectus.

Kahler Inn & Suites Property. The 271-room Kahler Inn & Suites property (22.2% of portfolio rooms, 17.9% of UW NCF) is a nine-story, select-service hotel that houses approximately 3,562 SF of retail space. The Kahler Inn & Suites property was constructed in 1971, and expanded in 1979 and 1988 on a 1.00-acre site. Between 2003 and 2012, prior ownership spent approximately $11.3 million ($41,861 per room). Subsequently, the borrower sponsors invested an additional approximately $727,972 ($2,686 per room) since acquisition in 2012 and are expected to invest an additional approximately $2.4 million ($8,856 per room) on capital improvements at the Kahler Inn & Suites property, subject to the Rochester Hotel Portfolio Loan Combination documents. See the “Primary Renovation Budget” chart below.

Amenities at the Kahler Inn & Suites property include a breakfast dining area, a restaurant, an indoor swimming pool and whirlpool, a fitness room, a game room, a gift shop, a guest laundry room and vending areas. The Kahler Inn & Suites property offers 111 parking spaces contained in a two-level parking garage and 37 parking spaces contained in

LOAN #10: ROCHESTER HOTEL PORTFOLIO

a small surface parking lot across from the hotel. In-room amenities include flat panel televisions, dresser, dining room table, a pull-out sofa bed, hairdryer, iron and ironing board.

The Kahler Inn & Suites property is not subject to a franchise agreement. It is operated under the Kahler brand, which is a trademark owned by the borrower sponsors.

Residence Inn Rochester Property. The 89-room Residence Inn Rochester property (7.3% of portfolio rooms, 10.1% of UW NCF) is a seven-story extended stay hotel that was constructed in 2004 on a 0.36 acre site. Between 2003 and 2012, prior ownership spent approximately $12.5 million ($139,952 per room) on capital improvements. Subsequently, the borrower sponsors invested an additional approximately $386,136 ($4,339 per room) since acquisition in 2012. The Residence Inn Rochester property is subject to a franchise agreement with Marriott International, Inc. that expires on October 26, 2024 with one 10-year extension, at the franchisee’s option provided the following conditions are satisfied, (i) the franchisee is not in default, (ii) the franchisee met all monetary obligations during the term, (iii) the franchisee delivers a renewal application not less than 24 months or more than 36 months prior to the end of the current term along with an application fee and (iv) the franchisee signs the franchisor’s then-current form of franchise agreement not less than 12 months prior to the end of the current term, which will require satisfaction of various conditions precedent (including upgrading to then-current standards and specifications of the franchisor).

Amenities at the Residence Inn Rochester property include a fitness room, a guest laundry room and vending areas. The Residence Inn Rochester property offers 63 parking spaces contained in a surface lot and subterranean parking garage.

In August 2012, the borrower sponsors purchased the Rochester Hotel Portfolio for $210.0 million (approximately $172,000 per room) and have since invested a total of approximately $15.4 million ($12,571 per room). The majority of the capital improvements (approximately $8.1 million) are related to a power plant project, which involved the installation of proprietary central plant equipment to utilize public utilities for electrical service, building heating, building cooling and domestic/process hot water. The project was completed in October 2017 and is expected to result in cost savings from lower utility costs as the Rochester Hotel Portfolio properties converted to their own central plant equipment and to utilize public utilities. The cost savings projected by the borrower sponsors include fixed annual savings of approximately $478,000 that will no longer be required for annual connection and usage fees to Mayo Franklin. Additionally, the borrower sponsors project an additional approximately 20% decrease in utility cost through the use of newly installed energy efficient equipment. The total estimated projected annual savings in 2018 is approximately $792,000.

The borrower sponsors are expected to commence an approximate $18.6 million (approximately $16,578 per room based on the expected 1,122 room count at the end of the renovation) renovation on the Kahler Grand property and Kahler Inn & Suites property. Work on each individual component is expected to commence upon funding of at least 110% of the budgeted amount for such component, except with respect to the room conversion projects (identified in items 5 and 8 in the “Preliminary Renovation Budget” chart shown below) which requires funding of 115% of the budgeted amount for such component; provided that the first component is required to commence no later than the 15th month after the Rochester Hotel Portfolio Loan Combination closing. The borrowers are required to make monthly deposits of $500,000 into the renovation reserve account on each of the first 30 monthly payment dates, which equates to a total of $15,000,000.

The renovation is expected to be split into eight components as shown in the below chart:

Preliminary Renovation Budget(1)
#	Property	Project	Current Room	Revised Room	Change in Rooms	Required Completion Date	Amount	Amount/ Room
1	Kahler Grand	Regular Rooms Renovation	280	280	0	12/2020	$5,600,000	$20,000
2	Kahler Grand	Bathroom Renovation	92	92	0	12/2020	920,000	$10,000
3	Kahler Grand	Exterior Work & Lobby Upgrades	-	-	-	12/2020	800,000	-
4	Kahler Grand	Towers Room Renovation	44	44	0	12/2020	440,000	$10,000
5	Kahler Grand	Extended Stay Room Conversions	140	66	-74	5/2022	4,950,000	$75,000
6	Kahler Inn & Suites	Room Renovation	271	271	0	5/2022	2,439,000	$9,000
7	Kahler Grand and Kahler Inn & Suites	Public Space Renovation	-	-	-	5/2022	1,851,000	-
8	Kahler Grand	ADA Room Conversions	44	18	-26	5/2022	1,620,000	$90,000
	Project Total						$18,620,000

(1)	Source: Rochester Hotel Portfolio loan agreement.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

The following table presents certain information relating to the 2016 demand analysis with respect to the Rochester Hotel Portfolio Properties based on market segmentation, as provided in the appraisals for the Rochester Hotel Portfolio properties:

2016 Accommodated Room Night Demand(1)

Property	Meeting and Group	Personal	Commercial
Rochester Marriott	16%	55%	29%
Kahler Inn & Suites	11%	76%	13%
Kahler Grand	28%	63%	9%

Property	Extended Stay	Transient	Group
Residence Inn Rochester	82%	17%	1%

(1)	Source: Appraisal.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow, on an aggregate basis and per room, at the Rochester Hotel Portfolio properties:

Cash Flow Analysis(1)

	2014	2015	2016(2)	TTM 10/31/2017(2)	Underwritten	Underwritten $ per Room(3)
Room Revenue	$42,114,377	$40,231,023	$38,211,016	$39,693,021	$39,693,021	$32,482
Food & Beverage Revenue	8,727,793	8,034,704	7,395,970	7,773,674	7,773,674	6,361
Other Revenue	4,431,715	5,135,946	5,177,991	5,716,618	5,573,810	4,561
Total Revenue	$55,273,885	$53,401,673	$50,784,977	$53,183,313	$53,040,505	$43,405

Room Expense	$10,065,057	$9,125,517	$9,123,975	$9,911,253	$9,911,253	$8,111
Food & Beverage Expense	7,979,541	7,579,839	6,919,689	7,260,309	7,260,309	5,941
Other Expense	687,684	622,122	559,106	586,123	586,123	480
Total Departmental Expense	$18,732,282	$17,327,478	$16,602,770	$17,757,685	$17,757,685	$14,532
Management Fees	$1,658,217	$1,602,050	$1,523,549	$1,595,499	$1,591,215	$1,302
Franchise Fees	1,162,464	1,189,398	1,138,408	1,246,514	1,247,991	1,021
Property Taxes	2,395,606	2,567,999	2,750,120	2,887,825	3,071,370	2,513
Property Insurance	417,393	442,202	465,701	447,866	394,878	323
Other Expenses	12,873,381	12,042,119	11,702,279	12,416,987	11,956,478	9,784
Total Expenses	$18,507,061	$17,843,768	$17,580,057	$18,594,691	$18,261,932	$14,944

Net Operating Income	$18,034,542	$18,230,427	$16,602,150	$16,830,937	$17,020,888	$13,929
FF&E	2,763,694	2,670,084	2,539,249	2,659,166	2,652,025	2,170
Net Cash Flow	$15,270,848	$15,560,343	$14,062,901	$14,171,771	$14,368,863	$11,758

Occupancy	64.5%	60.7%	57.2%	58.4%	58.4%
NOI Debt Yield	12.9%	13.0%	11.9%	12.0%	12.2%
NCF DSCR	1.60x	1.63x	1.47x	1.48x	1.50x

(1)	Certain items such as interest expense, interest income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The Mayo Civic Center, a demand generator for the Rochester Hotel Portfolio properties, was renovated during March 2015 through April 2017, thereby impacting in part the 2016 and TTM Net Operating Income.

(3)	Per Room values are based on 1,222 guest rooms. The total number of rooms is projected to decrease by 100 rooms by May 2022 following the conversion of 184 small rooms at the Kahler Grand property to 84 larger rooms.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

■	Appraisal. According to the appraisal, the Rochester Hotel Portfolio Properties had an aggregate “as-is” appraised value of $210,000,000 as of November 1, 2017.

Appraisal Approach(1)	Value	Discount Rate	Capitalization Rate
Kahler Grand Direct Capitalization Approach	$83,000,000	N/A	7.00%
Rochester Marriott Direct Capitalization Approach	$71,000,000	N/A	7.40%
Kahler Inn & Suites Direct Capitalization Approach	$35,000,000	N/A	8.10%
Residence Inn Rochester Direct Capitalization Approach	$21,000,000	N/A	7.90%

(1)	Based on the “as-is” appraised value.

■	Environmental Matters. According to Phase I environmental reports, each dated October 26, 2017, the environmental consultant did not identify evidence of any recognized environmental conditions or recommendations for further action at the Rochester Hotel Portfolio.

■	Market Overview and Competition. The Rochester Hotel Portfolio properties are located in downtown Rochester. The Rochester Hotel Portfolio properties are connected to and are located around the Mayo Clinic, which, in addition to being the largest employer in the city of Rochester, is the largest lodging demand driver in the market. The Mayo Clinic, a medical complex, was ranked number one on the list of “America’s Best Hospitals” by a magazine survey in 2016 and, according to the appraisal, is visited by over 1.3 million patients per year. The Mayo Clinic’s campus has grown significantly over the past several years, and in June 2017, started on a five-year, $217 million expansion, which includes a three-story, 150,000 SF addition, among other things. Additionally, the Rochester International Airport is located approximately eight miles south of the Rochester Hotel Portfolio properties.

In addition to the Mayo Clinic, the Rochester Hotel Portfolio properties are impacted by the room demand generated from the Mayo Civic Center, the largest event facility in southern Minnesota. The Mayo Civic Center underwent an approximately $84.0 million renovation between March 2015 and April 2017, during which time hotel demand in Rochester was impacted. The Minnesota state legislature funded $35.0 million of the renovation costs, while the city of Rochester raised the remaining funds via a lodging tax. The facility now has over 200,000 SF of meeting space and has the ability to host two conventions of 1,000 delegates each simultaneously; furthermore, it is expected to boost lodging demand for city hotels, particularly on the weekends, according to the appraisals. Other demand drivers consist of the University of Minnesota Rochester, located two blocks from the Rochester Hotel portfolio and IBM’s Rochester facility with approximately 2,500 employees.

The appraiser noted that there is one 264-room Hilton under construction, slated for delivery in the second quarter of 2018 and three additional hotels totaling 463 rooms in the speculative stage. The Hilton is expected to be located two blocks from the Kahler Grand, further from the Mayo Clinic but closer to the Mayo Civic Center. According to the appraisals, the proposed Hilton is expected to be 100% competitive with both the Kahler Grand property and the Rochester Marriott property, 60% competitive with the Kahler Inn & Suites property and 50% competitive with the Residence Inn Rochester property. Of the three speculative hotels, only one is expected to be located proximate to the Rochester Hotel Portfolio properties and the center of downtown Rochester.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

The following table presents certain information relating to historical occupancy, ADR and RevPAR at the Rochester Hotel Portfolio properties and their competitive set, as provided in a market research report for the Rochester Hotel Portfolio properties:

Historical Statistics(1)(2)

	Rochester Marriott(3)			Competitive Set			Penetration
	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017
Occupancy	67.5%	66.8%	71.0%	72.9%	71.1%	71.30%	92.5%	93.9%	99.6%
ADR	$231.88	$229.20	$241.32	$132.54	$141.48	$147.99	175.0%	162.0%	163.1%
RevPAR	$156.46	$153.18	$171.41	$96.64	$100.64	$105.52	161.9%	152.2%	162.4%

	Kahler Grand Property(3)			Competitive Set			Penetration
	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017	2015	2016	TTM 10/31/2017
Occupancy	52.8%	49.8%	49.4%	68.9%	67.0%	68.0%	76.7%	74.4%	72.5%
ADR	$127.58	$126.51	$127.51	$123.36	$130.48	$135.83	103.4%	97.0%	93.9%
RevPAR	$67.40	$63.01	$62.94	$84.96	$87.39	$92.42	79.3%	72.1%	68.1%

	Kahler Inn & Suites Property(3)			Competitive Set			Penetration
	2015	2016	TTM 10/30/2017	2015	2016	TTM 10/30/2017	2015	2016	TTM 10/30/2017
Occupancy	69.3%	62.7%	65.9%	66.4%	65.8%	68.5%	104.4%	95.4%	96.3%
ADR	$124.46	$125.82	$122.85	$117.77	$122.66	$131.10	105.7%	102.6%	93.7%
RevPAR	$86.21	$78.94	$80.99	$78.17	$80.66	$89.80	110.3%	97.9%	90.2%

	Residence Inn Rochester Property(3)			Competitive Set			Penetration
	2015	2016	TTM 10/30/2017	2015	2016	TTM 10/30/2017	2015	2016	TTM 10/30/2017
Occupancy	77.2%	73.0%	73.6%	69.8%	70.2%	76.9%	110.5%	104.0%	95.7%
ADR	$156.74	$161.41	$162.35	$124.39	$125.34	$117.07	126.0%	128.8%	138.7%
RevPAR	$120.99	$117.78	$119.49	$86.87	$87.93	$90.02	139.3%	133.9%	132.7%

(1)	2015 and 2016 historical figures for Competitive Set sourced from December 2016 travel research report.

(2)	October 2017 historical figures for Competitive Set sourced from October 2017 travel research report. The October 2017 travel research report identified the following competitive sets for the Rochester Hotel Portfolio: (i) Rochester Marriott property: Holiday Inn Rochester Downtown, Doubletree Rochester Mayo Clinic Area, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (ii) Kahler Grand: Holiday Inn Rochester Downtown, Kahler Apache, Doubletree Rochester Mayo Clinic Arena, Hampton Inn Rochester, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (iii) Kahler Inn & Suites: Holiday Inn Rochester Downtown, Kahler Apache, Doubletree Rochester Mayo Clinic Area, Centerstone Plaza Hotel Soldiers Field Mayo Clinic, Hampton Inn Rochester, Springhill Suites Rochester Mayo Clinic Area St Marys, Hilton Garden Inn Rochester Downtown and Courtyard Rochester Mayo Clinic Area St Marys; (iv) Residence Inn Rochester: Country Inn & Suites Rochester, Springhill Suites Rochester Mayo Clinic Area St Marys, Aspen Suites, Homewood Suites Rochester Mayo Clinic Area Saint Marys, Staybridge Suites Rochester Commerce Drive Northwest and Fairfield Inn & Suites Rochester Mayo Clinic Area St Marys. The sponsor owns the 149-room Kahler Apache hotel which is located approximately 2.0 miles from downtown Rochester and the Rochester Hotel Portfolio and is not considered to be directly competitive with the Kahler hotels due to its distance from the downtown area and subject properties.

(3)	Based on operating statements provided by the borrowers.

■	The Borrowers. The borrowers are KAH 20 2nd Avenue LLC, KINN 9 3rd Avenue LLC, RES 441 Center Street LLC and MAR 1st Avenue SW LLC, each a single-purpose, single-asset entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Rochester Hotel Portfolio Loan.

The borrowers, through their hotel management company (the “Agent”), employ approximately 400 employees who are members of UNITE HERE Local 21, AFL-CIO (the “Union”). The Union filed unfair labor practice charges against the borrowers, two of which have resulted in complaints and hearings before administrative law judges of the National Labor Relations Board (the “NLRB”). The two cases are pending on appeal before the NLRB. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

The loan sponsors and nonrecourse carve-out guarantors for the Rochester Hotel Portfolio Loan are Javon R. Bea and Vita E. Bea, on a joint and several basis. Javon R. Bea is the president and CEO of Mercy Health, where he started in 1989. Since then Mercy Health has grown to a multi-regional system with five hospitals, over 650 physician partners and over 8,000 employees, 85 primary and specialty care locations, a home health hospice division and a wholly owned and operated insurance company.

■	Escrows. At loan origination, the borrowers deposited $496,816 into a tax reserve account, $335,774 into an insurance reserve account, $300,000 into a seasonality reserve and $45,563 (125% of estimated costs) into a required repairs reserve account.

LOAN #10: ROCHESTER HOTEL PORTFOLIO

On each due date, the borrowers are required to fund a tax reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $248,408 monthly) will be necessary to pay taxes over the then succeeding 12- month period and fund an insurance reserve in an amount equal to one-twelfth of the amount that the lender estimates (initially $33,894 monthly) will be necessary to pay insurance premiums over the then succeeding 12-month period.

Additionally, on each monthly payment date in June, July, August, September, October, and November, the borrowers are required to deposit $50,000 into a seasonality reserve for potential shortfalls in the payment of the monthly interest payment amount, monthly debt service payment amount, other amounts payable under the Rochester Hotel Portfolio Loan Combination documents and other operating expenses on each monthly payment date in January, February and March (provided that, if no Trigger Period (as defined below) exists, the lender is required to disburse available funds in an amount equal to $100,000 to the borrowers on each such monthly payment date). The seasonality reserve is subject to a cap of $300,000.

The borrowers are also required to establish an account for renovation reserve escrows (the “Renovation Reserve Account”), and, on each of the first 30 monthly payment dates, deposit $500,000 (the “Renovation Reserve Fixed Payment Amount”) plus the Kahler Renovation FF&E Funds (as defined below). The monthly renovation reserve deposits may be reduced by a proportionate amount if the borrowers deposit an amount in excess of the Renovation Reserve Fixed Payment Amount in a prior month.

On a monthly basis, the borrowers are required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve an amount equal to the greater of (i) 5.0% of individual gross revenues of the prior month for each of the Rochester Hotel Portfolio properties (excluding revenue from the retail leases) as set forth in the most recent approved annual budget, (ii) the then-current amount required by the management agreement for approved capital expenditures and the repair and replacement of the FF&E and (iii) the sum of (a) the then-current amount required by the franchise agreement for approved capital expenditures and the repair and replacement of the FF&E and (b) 5.0% of the individual gross revenues of the prior month (excluding revenue from the retail leases) of each of the Kahler Grand property and the Kahler Inn & Suites property as set forth in the most recent approved annual budget; provided, however through and including the May 2020 payment date (i.e. the first 30 monthly payment dates), FF&E reserve funds for the Kahler Grand property and Kahler Inn & Suites property (“Kahler Renovation FF&E Funds”) are required to instead be deposited into the Renovation Reserve Account.

Additionally, during a Franchise Agreement Sweep Period (as defined below), excess cash flow on deposit in the clearing account is required to be swept on each monthly payment date into a property improvement plan (“PIP”) reserve account until such funds equal to the greater of (i) $1,800,000 (which may be reduced by the lender in its reasonable discretion to 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement, if less than $1,800,000) and (ii) in the lender’s reasonable discretion, 110% of the anticipated costs required to comply with all PIP requirements under any replacement franchise agreement or renewal or extension of any existing franchise agreement.

■	Lockbox and Cash Management. The Rochester Hotel Portfolio Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited directly into a clearing account controlled by the lender and the borrowers and property manager are required to deposit all other rent and payments into the clearing account within one business day of receipt. Unless a Trigger Period is ongoing, all amounts on deposit in the clearing account are required to be swept daily into the borrowers’ operating account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into a cash management account controlled by the lender and, provided no event of default exists, applied to make required monthly deposits into reserve funds (as described above under “Escrows”), to pay monthly debt service and other amounts due under the Rochester Hotel Portfolio Loan Combination documents, to pay monthly operating expenses set forth in the approved annual budget and extraordinary expenses approved by the lender (if more than 5.0% of the budgeted amount for any individual expenditure or if all such extraordinary expenses are in excess of 2.0% of budgeted operating expenses), and to pay any remainder, (i) if the Trigger Period exists solely due to a Franchise Agreement Sweep Period, into the PIP reserve until the funds therein equal the required amount (as described below), (ii) if the Trigger Period exists solely due to a Renovation Reserve Sweep Period (as defined below), into the Renovation Reserve Account until the funds therein equal the required amount (as described below), (iii) if both a Franchise Agreement Sweep Period and Renovation Reserve Sweep Period exist, first into the PIP reserve until the required amount is deposited therein as described below and then into the Renovation Reserve Account until the required amount is deposited therein as described below, (iv) if the Trigger Period is for any other reason, into an account to be held as additional security for

LOAN #10: ROCHESTER HOTEL PORTFOLIO

the Rochester Hotel Portfolio Loan (or used to fund other reserves if a shortfall exists) during the existence of such Trigger Period and (v) if a Trigger Period no longer exists, to the borrowers.

A “Trigger Period” will commence upon (i) an event of default under the Rochester Hotel Portfolio Loan Combination documents, (ii) the occurrence of a Low Debt Yield Period (as defined below), (iii) a Franchise Agreement Sweep Period or (iv) a Renovation Reserve Sweep Period and will end (a) with respect to a Trigger Period caused by an event of default, if the lender accepts a cure of such event of default and (b) with respect to a Trigger Period caused by a Low Debt Yield Period, Franchise Agreement Sweep Period or Renovation Reserve Sweep Period, when such period ends in accordance with the definition thereof.

A “Low Debt Yield Period” will occur as of the last day of each calendar quarter if the debt yield for the trailing 12- month period is (i) less than 8.50% on the last day of any calendar quarter any time on or prior to November 2020, (ii) less than 9.00% on the last day of any calendar quarter any time after November 2020 and on or prior to November 2023 or (iii) less than 9.50% on the last day of any calendar quarter any time after November 2023 and prior to loan maturity and will end if the debt yield on the last day of two consecutive calendar quarters is above the applicable low debt yield thresholds described above.

A “Franchise Agreement Sweep Period” will commence on the earlier to occur of (i) 24 months prior to the expiration date of the applicable franchise agreement and (ii) any borrowers’ written notice to the lender of a borrower’s intent to commence the process of replacing an applicable existing franchise agreement and shall end upon the occurrence of (x) borrowers delivering a replacement franchise agreement or renewal or other extension of an existing franchise agreement and having an initial term (with respect to a replacement franchise agreement) or a remaining term (with respect to an existing franchise agreement, after giving effect to such renewal or extension), in either case, of at least 10 years and (y) the amount in the PIP account equaling 110% of the anticipated costs required to comply with all PIP requirements under any such replacement franchise agreement (or renewal or extension of any existing franchise agreement).

The “Renovation Reserve Sweep Period” will commence at any time that the amount in the Renovation Reserve Account does not equal the sum of 110% (or, with respect to the Kahler Grand property extended stay room renovations and/or Kahler Grand ADA room conversions, 115%), of the total remaining renovation costs set forth in the renovation project budgets for all renovation projects for which work is then being performed, as determined based on the lender’s estimate of costs.

■	Property Management. The Rochester Hotel Portfolio properties are managed by Richfield Hospitality, Inc., an unaffiliated third party hotel management company. The Rochester Marriott and Residence Inn Rochester are each operated under a franchise agreement.

■	Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Future Mezzanine or Subordinate Indebtedness. Not Permitted.

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrowers are required to maintain an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to $283,163,688, subject to a $10,000 deductible. See “Risk Factors—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

LOAN #11: gREYSTONE PARK AND THE MERIDIAN AT DEERWOOD PARK

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		JPMCB
Location (City/State)	Jacksonville, Florida	Cut-off Date Balance		$40,000,000
Property Type	Office	Cut-off Date Balance per SF		$96.95
Size (SF)	412,568	Percentage of Initial Pool Balance		3.7%
Total Occupancy as of 2/15/2018	95.3%	Number of Related Mortgage Loans		None
Owned Occupancy as of 2/15/2018	95.3%	Type of Security		Fee Simple
Year Built / Latest Renovation	1998-1999, 2000-2003 / NAP	Mortgage Rate		4.86000%
Appraised Value	$62,500,000	Original Term to Maturity (Months)		60
Appraisal Date	2/6/2018	Original Amortization Term (Months)		360
Borrower Sponsor	Taurus Investment Group	Original Interest Only Period (Months)		24
Property Management	Taurus Management Services, LLC	First Payment Date		5/1/2018
		Maturity Date		4/1/2023

Underwritten Revenues	$7,244,165
Underwritten Expenses	$2,081,367	Escrows
Underwritten Net Operating Income (NOI)	$5,162,798		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,746,208	Taxes	$275,378	$55,076
Cut-off Date LTV Ratio	64.0%	Insurance(1)	$0	$0
Maturity Date LTV Ratio	61.1%	Replacement Reserves(2)	$6,876	$6,876
DSCR Based on Underwritten NOI / NCF	2.04x / 1.87x	TI/LC(3)	$22,108	$22,108
Debt Yield Based on Underwritten NOI / NCF	12.9% / 11.9%	Other(4)	$4,000,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$40,000,000	98.1%	Loan Payoff	$36,000,000	88.3%
Principal’s New Cash Contribution	762,967	1.9	Reserves	4,304,362	10.6
			Closing Costs	458,605	1.1

Total Sources	$40,762,967	100.0%	Total Uses	$40,762,967	100.0%

(1)	The borrower is required to deposit monthly escrows equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of the coverage (unless there is no event of default existing under the loan documents and the Greystone Park and The Meridian at Deerwood Park Property is insured under a blanket insurance policy meeting the requirements of the loan documents).

(2)	The Replacement Reserve is capped at approximately $247,541.

(3)	The TI/LC Reserve is capped at $795,900. The borrower is also required to deposit any termination fees or other consideration payable to the borrower in connection with a tenant’s election to exercise any early termination option or other termination, amendment or modification of any lease.

(4)	The Upfront and Monthly Other reserves are for the Deutsche Bank reserve. The Deutsche Bank reserve is capped at $5,000,000. The borrower is required to deposit monthly deposits equal to $175,000 upon the occurrence of any of the following: (i) Deutsche Bank gives notice of its intent to vacate or abandon its premises or (ii) Deutsche Bank vacates or abandons its leased premises.

The following table presents certain information relating to the major tenants at the Greystone Park and The Meridian at Deerwood Park Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Deutsche Bank(4)	NR / Baa2 / A-	200,328	48.6%	$2,785,953	51.2%	$13.91	Various	(5)
Crawford & Company	NR / NR / NR	50,000	12.1	693,000	12.7	$13.86	5/31/2022	3, 3-year options
DCI Consultants	NR / NR / NR	34,422	8.3	470,744	8.7	$13.68	9/30/2021	2, 3-year options
Tote Maritime - Sea Star Line, LLC	NR / NR / NR	30,018	7.3	371,623	6.8	$12.38	11/17/2018	2, 5-year options
Renaissance Behavioral Health	NR / NR / NR	14,054	3.4	181,859	3.3	$12.94	2/28/2021	2, 5-year options
Magellan Academies	NR / NR / NR	13,720	3.3	212,934	3.9	$15.52	7/31/2022	1, 5-year option
Next Science	NR / NR / NR	11,051	2.7	159,355	2.9	$14.42	8/31/2022	NA
Paycor, Inc.	NR / NR / NR	10,560	2.6	148,474	2.7	$14.06	10/31/2021	1, 5-year option
N Harris Computer Corp.	NR / NR / NR	8,800	2.1	127,512	2.3	$14.49	11/30/2018	2, 3-year options
Tote Services	NR / NR / NR	8,200	2.0	110,864	2.0	$13.52	11/30/2024	NA
Ten Largest Owned Tenants		381,153	92.4%	$5,262,318	96.8%	$13.81
Remaining Owned Tenants		12,180	3.0	175,635	3.2	$14.42
Vacant Spaces (Owned Space)		19,235	4.7	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		412,568	100.0%	$5,437,953	100.0%	$13.83

(1)	Based on the underwritten rent roll dated February 15, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent and UW Base Rent $ per SF include contractual rent steps though February 15, 2019, totaling $126,450.

(4)	Deutsche Bank has eight leases encompassing five buildings at The Meridian at Deerwood Park Property, with expiration dates of December 31, 2019, October 31, 2020 and December 31, 2020.

(5)	Deutsche Bank has the option to extend the lease to any or all of its leased spaces one time for either three or five years.

LOAN #11: gREYSTONE PARK AND THE MERIDIAN AT DEERWOOD PARK

The following table presents certain information relating to the lease rollover schedule at the Greystone Park and The Meridian at Deerwood Park Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF(3)	# of Expiring Tenants
2018 & MTM	45,958	11.1%	11.1%	$604,664	11.1%	$13.16	3
2019	85,040	20.6	31.8	1,205,867	22.2	14.18	0
2020	115,288	27.9	59.7	1,580,086	29.1	13.71	1
2021	51,614	12.5	72.2	696,649	12.8	13.50	3
2022	87,233	21.1	93.4	1,239,823	22.8	14.21	4
2023	0	0.0	93.4	0	0.0	0.00	0
2024	8,200	2.0	95.3	110,864	2.0	13.52	1
2025	0	0.0	95.3	0	0.0	0.00	0
2026	0	0.0	95.3	0	0.0	0.00	0
2027	0	0.0	95.3	0	0.0	0.00	0
2028 & Beyond	0	0.0	95.3	0	0.0	0.00	0
Vacant	19,235	4.7	100.0	0	0.0	0.00	0
Total / Wtd. Avg.	412,568	100.0%		$5,437,953	100.0%	$13.18	12

(1)	Calculated based on the approximate square footage occupied by each Owned Tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the Greystone Park and The Meridian at Deerwood Park Property:

Historical Leased %(1)

	2014	2015	2016	2017	As of 2/15/2018
Owned Space	91.9%	95.5%	95.5%	95.8%	95.3%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified. Represents an average occupancy of the two properties.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Greystone Park and The Meridian at Deerwood Park Property:

Cash Flow Analysis

	2014	2015	2016	2017	Underwritten(1)	Underwritten $ per SF(1)
Base Rent	$4,529,388	$4,594,281	$5,239,502	$5,195,173	$5,437,954	$13.18
Expense Reimbursement	1,962,513	1,656,738	1,940,925	1,926,672	2,087,332	5.06
Gross Up Vacancy	0	0	0	0	243,964	0.59
Gross Revenue	$6,491,901	$6,251,019	$7,180,427	$7,121,845	$7,769,249	$18.83
Other Income(2)	42,180	41,108	28,426	22,736	720	0.00
Vacancy & Credit Loss	0	0	(34,980)	(81,474)	(525,804)	(1.27)
Effective Gross Income	$6,534,081	$6,292,127	$7,173,873	$7,063,106	$7,244,165	$17.56

Real Estate Taxes	$710,830	$565,935	$675,093	$660,906	$682,094	$1.65
Insurance	164,754	163,737	148,268	145,011	141,899	0.34
Management Fee	285,883	291,047	291,090	309,302	289,767	0.70
Other Operating Expenses(2)	949,464	856,077	877,609	903,323	967,607	2.35
Total Expenses	$2,110,930	$1,876,796	$1,992,060	$2,018,541	$2,081,367	$5.04

Net Operating Income	$4,423,150	$4,415,331	$5,181,813	$5,044,565	$5,162,798	$12.51
TI/LC	0	0	0	0	334,076	0.81
Capital Expenditures	0	0	0	0	82,514	0.20
Net Cash Flow	$4,423,150	$4,415,331	$5,181,813	$5,044,565	$4,746,208	$11.50

Occupancy	91.9%	95.5%	95.5%	95.8%	95.3% (3)
NOI Debt Yield	11.1%	11.0%	13.0%	12.6%	12.9%
NCF DSCR	1.74x	1.74x	2.04x	1.99x	2.41x

(1)	Underwritten Base Rent and Underwritten $ per SF Base Rent reflects contractual rents as of February 15, 2018 and include rent steps through February 15, 2019 totaling $126,450.

(2)	Other Income includes utilities, maintenance, CAM and general and administrative expenses.

(3)	Underwritten occupancy is as of February 15, 2018.

LOAN #12: 599 BROADWAY

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		JPMCB
Location (City/State)	New York, New York	Cut-off Date Balance(4)		$35,000,000
Property Type	Retail	Cut-off Date Balance per SF(3)		$1,785.71
Size (SF)(1)	42,000	Percentage of Initial Pool Balance		3.2%
Total Occupancy as of 4/1/2018	100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 4/1/2018	100.0%	Type of Security		Fee Simple
Year Built / Latest Renovation	1917 / 2010	Mortgage Rate		4.11800%
Appraised Value	$150,000,000	Original Term to Maturity (Months)		120
Appraisal Date	12/6/2017	Original Amortization Term (Months)		NAP
Borrower Sponsors	Arthur Cornfeld, Alan Fisher	Original Interest Only Period (Months)		120
and David Topping		First Payment Date		3/1/2018
Property Management(2)	Self Managed	Maturity Date		2/1/2028

Underwritten Revenues	$5,670,671
Underwritten Expenses	$170,120	Escrows
Underwritten Net Operating Income (NOI)	$5,500,551		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,491,643	Taxes(5)	$0	$0
Cut-off Date LTV Ratio(3)	50.0%	Insurance(6)	$0	$0
Maturity Date LTV Ratio(3)	50.0%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	1.76x / 1.75x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	7.3% / 7.3%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$75,000,000	100.0%	Loan Payoff	$46,795,410	62.4%
			Return of Equity	26,355,305	35.1
			Closing Costs	1,849,285	2.5
Total Sources	$75,000,000	100.0%	Total Uses	$75,000,000	100.0%

(1)	The collateral consists of five units in a 14 unit condominium, which is comprised of the basement and first three levels of a 12-story, 96,624 square foot mixed-use property.

(2)	ABC Management Corp. D/B/A ABC Realty manages the condominium units at the 599 Broadway mortgaged property.

(3)	Calculated based on the aggregate outstanding principal balance of the 599 Broadway loan combination.

(4)	The Cut-off Date Balance of $35,000,000 represents the non-controlling note A-2, which is part of a loan combination evidenced by two pari passu notes having an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000. The related companion loan is evidenced by the controlling note A-1, which has an outstanding principal balance as of the Cut-off Date of $40,000,000 and was securitized in the Benchmark 2018-B2 securitization transaction. The loan documents also permit the owners of the borrowers to obtain a mezzanine loan secured by the direct or indirect equity interests in the borrowers upon satisfaction of certain terms and conditions including, without limitation: (i) a combined loan-to-value ratio of not more than 50.0%; (ii) a combined debt yield (as calculated in the loan documents) of not less than 7.2%; (iii) a combined debt service coverage ratio (as calculated in the loan documents) of not less than 1.72x; and (iv) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.

(5)	On each monthly payment date, the borrowers will be required to deposit one-twelfth of the annual estimated taxes into the tax account if (i) the lease with 599 Broadway JS LLC is no longer in full force and effect or (ii) the borrowers fail to provide satisfactory evidence that taxes have been paid prior to the related due date. The Monthly Taxes escrow includes condominium common charges.

(6)	On each monthly payment date, the borrowers will be required to deposit one-twelfth of the annual insurance premiums into the insurance account if the borrowers have failed to provide the lender with satisfactory evidence that the 599 Broadway Property (as defined below) is insured pursuant to a blanket insurance policy acceptable to the lender.

The following table presents certain information relating to the sole tenant at the 599 Broadway property (the “599 Broadway Property”):

Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
599 Broadway JS, LLC (Jeff Sutton)(3)	NR / NR / NR	42,000	100.0%	$5,554,500	100.0%	$132.25	2/28/2057	NA
Largest Owned Tenants		42,000	100.0%	$5,554,500	100.0%	$132.25
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		42,000	100.0%	$5,554,500	100.0%	$132.25

(1)	Based on the underwritten rent roll dated February 1, 2018.

(2)	UW Base Rent is based on contractual rent of the prime lease to 599 Broadway JS LLC.

(3)	599 Broadway JS LLC, which is an entity controlled by Jeff Sutton, subleases 30,000 square feet to American Eagle Outfitters through January 2025 and 12,000 square feet to The Wella Corporation through July 2029. The sole tenant has a right of first offer to purchase the 599 Broadway Property under its lease. This right does not apply to any transfers to (whether by deed-in-lieu of foreclosure or otherwise) any fee mortgagee or its designee, but the right will apply to subsequent transfers.

LOAN #12: 599 BROADWAY

The following table presents the lease rollover schedule at the 599 Broadway Property, based on initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2017	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	0.00	0
2019	0	0.0	0.0%	0	0.0	0.00	0
2020	0	0.0	0.0%	0	0.0	0.00	0
2021	0	0.0	0.0%	0	0.0	0.00	0
2022	0	0.0	0.0%	0	0.0	0.00	0
2023	0	0.0	0.0%	0	0.0	0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028 & Thereafter	42,000	100.0	100.0%	5,554,500	100.0	132.25	1
Vacant	0	0.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	42,000	100.0%		$5,554,500	100.0%	$132.25	1

(1)	Based on the current contractual square footage as leased.

The following table presents certain information relating to historical leasing at the 599 Broadway Property:

Historical Leased %(1)(2)

	2014	2015	2016	As of 2/1/2018
Owned Space	100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrowers and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the 599 Broadway Property:

Cash Flow Analysis

	2014	2015	2016	2017	Underwritten	Underwritten $ per SF
Base Rent(1)	$4,830,000	$4,830,000	$4,830,000	$4,830,000	$5,554,500	$132.25
Reimbursements(2)	240,560	258,429	176,143	291,552	291,552	6.94
Other Income	0	0	0	0	0	0.00
Gross Revenue	$5,070,560	$5,088,429	$5,006,143	$5,121,552	$5,846,052	$139.19

Vacancy & Credit Loss	0	0	0	0	(175,382)	(4.18)
Effective Gross Income	$5,070,560	$5,088,429	$5,006,143	$5,121,552	$5,670,671	$135.02

Real Estate Taxes	$0	$0	$0	$0	$0	$0.00
Insurance	0	0	0	0	0	0.00
Management Fee(3)	0	0	0	0	170,120	4.05
General and Administrative	0	0	0	0	0	0.00
Total Operating Expenses	$0	$0	$0	$0	$170,120	$4.05

Net Operating Income	$5,070,560	$5,088,429	$5,006,143	$5,121,552	$5,500,551	$130.97
TI/LC	0	0	0	0	0	0.00
Capital Expenditures	0	0	0	0	8,907	0.21
Net Cash Flow	$5,070,560	$5,088,429	$5,006,143	$5,121,552	$5,491,643	$130.75

Occupancy(4)	100.0%	100.0%	100.0%	100.0%	97.0%
NOI Debt Yield	6.8%	6.8%	6.7%	6.8%	7.3%
NCF DSCR	1.62x	1.62x	1.60x	1.64x	1.75x

(1)	Base Rent was underwritten to contractual rent of $5.55 million which began March 2018 and continues through February 2023. Beginning in March 2023, contractual Base Rent increases to approximately $6.4 million.

(2)	Reimbursements consist of percentage rent which was underwritten to 2017 TTM. Percentage rent is calculated as 25.0% of tenant’s gross receipts over tenant’s gross expenditures.

(3)	Management Fee was underwritten to 3.0%.

(4)	2017 occupancy represents physical occupancy as of February 1, 2018. Underwritten occupancy represents economic occupancy at the property.

LOAN #13: NJ DISTRIBUTION PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		CREFI
Location (City/State)	Various, New Jersey	Cut-off Date Balance		$33,000,000
Property Type	Industrial	Cut-off Date Balance per SF		$57.05
Size (SF)	578,450	Percentage of Initial Pool Balance		3.0%
Total Occupancy(1)	98.8%	Number of Related Mortgage Loans		None
Owned Occupancy(1)	98.8%	Type of Security		Fee Simple
Year Built / Latest Renovation(2)	Various	Mortgage Rate		4.89091%
Appraised Value(3)	$61,100,000	Original Term to Maturity (Months)		120
Appraisal Date(3)	Various	Original Amortization Term (Months)		NAP
Borrower Sponsor	Joseph Saadia	Original Interest Only Period (Months)		120
Property Management	Self Managed	First Payment Date		4/6/2018
		Maturity Date		3/6/2028

Underwritten Revenues	$4,880,752
Underwritten Expenses	$1,874,960	Escrows
Underwritten Net Operating Income (NOI)	$3,005,791		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$2,836,702	Taxes	$86,623	$43,311
Cut-off Date LTV Ratio	54.0%	Insurance	$28,469	$14,235
Maturity Date LTV Ratio	54.0%	Replacement Reserve	$0	$7,231
DSCR Based on Underwritten NOI / NCF	1.84x / 1.73x	TI/LC	$0	$9,565
Debt Yield Based on Underwritten NOI / NCF	9.1% / 8.6%	Other(4)	$57,240	$0

Sources and Uses(5)
Sources	$	%	Uses	$	%
Loan Amount	$33,000,000	84.0%	Purchase Price	$22,000,000	56.0%
Mezzanine Debt(6)	6,000,000	15.3	Loan Payoff	15,924,871	40.5
Principal’s New Cash Contribution	275,804	0.7	Closing Costs	1,178,602	3.0
			Reserves	172,332	0.4

Total Sources	$39,275,804	100.0%	Total Uses	$39,275,804	100.0%

(1)	Total Occupancy and Owned Occupancy is based on the 160,000 SF of expansion space that Top Logistics Services, LLC will occupy beginning in February 2019. The NJ Distribution Portfolio properties are currently 98.8% occupied by Top Logistics Services, LLC (200,000 SF) and Capacity LLC (155,000 SF) at the 1735 Jersey Avenue property and Five Stars Warehousing and Distribution NJ LLC (211,450 SF) at the 152 Ridge Road property. Capacity LLC will vacate their space upon their lease expiration (January 31, 2019), and Top Logistics Services, LLC has executed an expansion agreement to lease an additional 160,000 SF upon Capacity LLC vacating, which will be effective February 1, 2019.

(2)	The 1735 Jersey Avenue property was built in 1961 and renovated in 2017. The 152 Ridge Road property was built in 1988.

(3)	The 1735 Jersey Avenue property had an as-is appraised value of $38,900,000 as of December 20, 2017 and the 152 Ridge Road property had an as-is appraised value of $22,200,000 as of December 28, 2017.

(4)	Other Upfront reserves consist of $57,240 for immediate repairs.

(5)	The NJ Distribution Portfolio Loan proceeds were used to recapitalize the borrower sponsor’s basis in the 1735 Jersey Avenue Property by retiring existing debt from the original acquisition of the property in February 2017, acquire the 152 Ridge Road property, pay closing costs and fund upfront reserves.

(6)	The Mezzanine Debt has an interest rate of 9.50000%, is full term interest only and is co-terminous with the NJ Distribution Portfolio loan.

The following table presents certain information relating to the individual NJ Distribution Portfolio Properties:

NJ Distribution Portfolio Summary

Property Name	Year Built	Building GLA	Building Occupancy(1)	Allocated Cut-off Date Balance	% Allocated Loan Original Principal Balance	Appraised Value	% Appraised Value	UW NCF
1735 Jersey Avenue	1961	367,000	98.1%	$19,884,615	60.3%	$38,900,000	63.7%	$1,763,578
152 Ridge Road	1988	211,450	100.0%	13,115,385	39.7	22,200,000	36.3	1,073,124
Total / Wtd. Avg.		578,450	98.8%	$33,000,000	100.0%	$61,100,000	100.0%	$2,836,702

(1)	Building Occupancy is based on the 160,000 SF of expansion space that Top Logistics Services, LLC will occupy beginning in February 2019. The NJ Distribution Portfolio properties are currently 98.8% occupied by Top Logistics Services, LLC (200,000 SF) and Capacity LLC (155,000 SF) at the 1735 Jersey Avenue property and Five Stars Warehousing and Distribution NJ LLC (211,450 SF) at the 152 Ridge Road property. Capacity LLC will vacate their space upon their lease expiration (January 31, 2019), and Top Logistics Services, LLC has executed an expansion agreement to lease an additional 160,000 SF upon Capacity LLC vacating, which will be effective February 1, 2019.

LOAN #13: NJ DISTRIBUTION PORTFOLIO

The following table presents certain information relating to the major tenants (of which certain tenants may have co-tenancy provisions) at the NJ Distribution Portfolio Properties:

Largest Owned Tenants Based on Underwritten Base Rent(1)

Property Name	Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)(3)	Lease Expiration
1735 Jersey Avenue	Top Logistics Services, LLC(4)	NR / NR / NR	360,000	62.2%	$1,940,900	61.2%	$5.39	1/31/2027
152 Ridge Road	Five Stars Warehousing and Distribution NJ LLC	NR / NR / NR	211,450	36.6	1,230,773	38.8	5.82	11/30/2025
	Largest Owned Tenants		571,450	98.8%	$3,171,673	100.0%	$5.55
	Other		0	0.0	0	0.0	0.00
	Vacant		7,000	1.2	0	0.0	0.00
Total / Wtd. Avg. All Owned Tenants			578,450	100.0%	$3,171,673	100.0%	$5.55

(1)	Based on the underwritten rent roll dated January 1, 2018.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF includes $177,992 of contractual rents steps taken through February 2019.

(3)	The Wtd. Avg. UW Base Rent $ per SF calculation excludes vacant space.

(4)	Based on the 160,000 SF of expansion space that Top Logistics Services, LLC will occupy beginning in February 2019. The NJ Distribution Portfolio properties are currently 98.8% occupied by Top Logistics Services, LLC (200,000 SF) and Capacity LLC (155,000 SF) at the 1735 Jersey Avenue property and Five Stars Warehousing and Distribution NJ LLC (211,450 SF) at the 152 Ridge Road property. Capacity LLC will vacate their space upon their lease expiration (January 31, 2019), and Top Logistics Services, LLC has executed an expansion agreement to lease an additional 160,000 SF upon Capacity LLC vacating, which will be effective February 1, 2019.

The following table presents certain information relating to the lease rollover schedule at the NJ Distribution Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)(4)	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2018	0	0.0	0.0%	0	0.0	$0.00	0
2019	0	0.0	0.0%	0	0.0	$0.00	0
2020	0	0.0	0.0%	0	0.0	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	211,450	36.6	36.6%	1,230,773	38.8	$5.82	1
2026	0	0.0	36.6%	0	0.0	$0.00	0
2027(5)	360,000	62.2	98.8%	1,940,900	61.2	$5.39	1
2028	0	0.0	98.8%	0	0.0	$0.00	0
2029 & Thereafter	0	0.0	98.8%	0	0.0	$0.00	0
Vacant	7,000	1.2	100.0%	0	0.0	$0.00	0
Total / Wtd. Avg.	578,450	100.0%		$3,171,673	100.0%	$5.55	2

(1)	Calculated based on the approximate square footage occupied by each collateral tenant.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent per SF includes $177,992 of contractual rents steps taken through February 2019.

(4)	Wtd. Avg. UW Base Rent $ per SF excludes vacant space.

(5)	Based on the 160,000 SF of expansion space that Top Logistics Services, LLC will occupy beginning in February 2019. The NJ Distribution Portfolio properties are currently 98.8% occupied by Top Logistics Services, LLC (200,000 SF) and Capacity LLC (155,000 SF) at the 1735 Jersey Avenue property and Five Stars Warehousing and Distribution NJ LLC (211,450 SF) at the 152 Ridge Road property. Capacity LLC will vacate their space upon their lease expiration (January 31, 2019), and Top Logistics Services, LLC has executed an expansion agreement to lease an additional 160,000 SF upon Capacity LLC vacating, which will be effective February 1, 2019.

LOAN #13: NJ DISTRIBUTION PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the NJ Distribution Portfolio Properties:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$2,993,681	$5.18
Contractual Rent Steps(2)	177,992	0.31
Gross Up Vacancy	114,241	0.20
Reimbursements	1,851,719	3.20
Vacancy & Credit Loss	(256,882)	(0.44)
Effective Gross Income	$4,880,752	$8.44

Real Estate Taxes	$553,568	$0.96
Insurance	162,682	0.28
Management Fee	146,423	0.25
Other Operating Expenses	1,012,288	1.75
Total Operating Expenses	$1,874,960	$3.24

Net Operating Income	$3,005,791	$5.20
TI/LC	82,321	0.14
Capital Expenditures	86,768	0.15
Net Cash Flow	$2,836,702	$4.90

Occupancy(3)	98.8%
NOI Debt Yield	9.1%
NCF DSCR	1.73x

(1)	Historical cash flows are not available because the borrower sponsor acquired the 1735 Jersey Avenue property in February 2017 and the 152 Ridge Road property in February 2018.

(2)	Contractual Rent Steps of $177,992 are underwritten through February 2019.

(3)	Based on the underwritten rent roll dated January 1, 2018.

(THIS PAGE INTENTIONALLY LEFT BLANK)

LOAN #14: chicago infill industrial portfolio

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties(1)	1	Loan Seller		JPMCB
Location (City/State)	Various, Illinois	Cut-off Date Balance		$30,883,000
Property Type	Industrial	Cut-off Date Balance per SF		$35.22
Size (SF)	876,955	Percentage of Initial Pool Balance		2.8%
Total Occupancy as of 3/1/2018	91.1%	Number of Related Mortgage Loans		None
Owned Occupancy as of 3/1/2018	91.1%	Type of Security		Fee Simple
Year Built / Latest Renovation	Various / 2004	Mortgage Rate		4.59000%
Appraised Value(2)	$45,630,000	Original Term to Maturity (Months)		60
Appraisal Date	2/16/2018	Original Amortization Term (Months)		NAP
Borrower Sponsor	Investcorp International Inc. and	Original Interest Only Period (Months)	60
	Brennan Investment Group	First Payment Date	5/1/2018
Property Management	Brennan Management LLC	Maturity Date	4/1/2023

Underwritten Revenues	$5,538,320
Underwritten Expenses	$2,251,540		Escrows
Underwritten Net Operating Income (NOI)	$3,286,781		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$3,236,841	Taxes	$376,669	$125,556
Cut-off Date LTV Ratio(2)	67.7%	Insurance(3)	$0	$0
Maturity Date LTV Ratio(2)	67.7%	Replacement Reserve(4)	$7,308	$7,308
DSCR Based on Underwritten NOI / NCF	2.29x / 2.25x	TI/LC(5)	$1,250,000	$0
Debt Yield Based on Underwritten NOI / NCF	10.6% / 10.5%	Other(6)	$901,649	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$30,883,000	64.6%	Purchase Price	$44,500,000	93.0%
Principal’s New Cash Contribution	16,945,570	35.4	Reserves	2,535,626	5.3
			Closing Costs	792,943	1.7
Total Sources	$47,828,570	100.0%	Total Uses	$47,828,570	100.0%

(1)	The Chicago Infill Industrial Portfolio Property consists of 15 individual properties with no partial releases permitted for individual properties and as such, is being presented as a single property. Please refer to the Annex A-1 footnotes for further detail.

(2)	The Appraised Value represents the “Hypothetical Market Value As Is” as of February 16, 2018, which assumes that $1,250,000 in outstanding leasing commissions and tenant improvements have been paid out. The “as-is” appraised value for the Chicago Infill Industrial Portfolio properties are $44,380,000 as of February 2018. Based on the “as-is” appraised value, the Cut-off Date LTV Ratio and the Maturity Date LTV Ratio are both 69.6%.

(3)	The borrower is required to deposit monthly escrows equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of the coverage (unless there is no event of default and the Chicago Infill Industrial Portfolio properties are insured under a blanket insurance policy covering substantially all real property controlled directly or indirectly by Investcorp International Inc. and its affiliates).

(4)	The Replacement Reserve Monthly deposit is equal to the product obtained by multiplying (i) 1/12 by (ii) $0.10 by (ii) the then aggregate leasable SF of the properties.

(5)	The TI/LC reserve is capped at $750,000. The borrower is required to deposit monthly TI/LC escrows equal to the product obtained by multiplying (i) 1/12 by (ii) $0.50 by (iii) the then aggregate leasable SF of the properties on each due date following the date that funds on deposit in the TI/LC rollover reserve are less than $500,000. The borrower is also required to deposit lease termination fees received by the borrower in connection with the termination of any lease.

(6)	Other Upfront escrows include approximately $532,938 for deferred maintenance, approximately $294,840 for outstanding tenant improvement and leasing commission credits and approximately $73,870 for outstanding free rent credits.

The following table presents certain information relating to the major tenants at the Chicago Infill Industrial Portfolio Property:

Ten Largest Owned Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	Lease Expiration	Renewal / Extension Options
Sam’s Beauty, Inc.	NR / NR / NR	110,000	12.5%	$578,600	14.0%	$5.26	9/30/2022	1, 5-year option
Superior Exhibits & Design, Inc.	NR / NR / NR	93,665	10.7%	344,687	8.4%	$3.68	7/31/2023	1, 5-year option
Groot Industries, Inc.	NR / NR / NR	79,617	9.1%	296,175	7.2%	$3.72	10/31/2021	N/A
Atlas Material Testing Technology, LLC	NR / NR / NR	75,000	8.6%	356,250	8.7%	$4.75	6/30/2024	2, 5-year options
Craftsman Custom Metals, LLC	NR / NR / NR	65,082	7.4%	260,328	6.3%	$4.00	1/31/2019	N/A
AFI Industries, Inc.	NR / NR / NR	57,244	6.5%	250,729	6.1%	$4.38	2/28/2023	1, 5-year option
Novomatic Americas Sales, LLC	NR / NR / NR	51,175	5.8%	396,606	9.6%	$7.75	1/31/2023	1, 3-year option
KDM Enterprises, LLC	NR / NR / NR	49,992	5.7%	291,453	7.1%	$5.83	3/31/2022	N/A
Basic Crating	NR / NR / NR	35,029	4.0%	192,660	4.7%	$5.50	11/30/2023	2, 5-year options
Basic Crating & Packaging Inc.	NR / NR / NR	30,500	3.5%	150,365	3.7%	$4.93	7/31/2023	1, 5-year option
Ten Largest Tenants		647,304	73.8%	$3,117,853	75.7%	$4.82
Remaining Owned Tenants		151,761	17.3	1,000,327	24.3%	$6.59
Vacant		77,890	8.9	0	0.0%	$0.00
Total / Wtd. Avg. All Owned Tenants		876,955	100.0%	$4,118,180	100.0%	$4.70

(1)	Based on the underwritten rent roll dated March 1, 2018.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF include contractual rent steps though March 1, 2019, totaling approximately $145,105.

LOAN #14: chicago infill industrial portfolio

The following table presents the lease rollover schedule at the Chicago Infill Industrial Portfolio Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2018 & MTM	15,502	1.8%	1.8%	$85,261	2.1%	$5.50	1
2019	133,175	15.2	17.0%	740,366	18.0	5.56	5
2020	18,888	2.2	19.1%	68,186	1.7	3.61	1
2021	79,617	9.1	28.2%	296,175	7.2	3.72	1
2022	159,992	18.2	46.4%	870,053	21.1	5.44	2
2023	288,891	32.9	79.4%	1,482,929	36.0	5.13	6
2024	75,000	8.6	87.9%	356,250	8.7	4.75	1
2025	0	0.0	87.9%	0	0.0	0.00	0
2026	0	0.0	87.9%	0	0.0	0.00	0
2027	0	0.0	87.9%	0	0.0	0.00	0
2028 & Thereafter	28,000	3.2	91.1%	218,960	5.3	7.82	1
Vacant	77,890	8.9	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	876,955	100.0%		$4,118,180	100.0%	$4.70	18

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in this Lease Expiration Schedule table.

The following table presents certain information relating to historical leasing at the Chicago Infill Industrial Portfolio Property:

Historical Leased %(1)

	2014	2015	2016	2017	As of 3/1/2018
Owned Space	73.8%	79.2%	87.9%	87.1%	91.1%

(1)	As provided by the borrower and which represents occupancy as of December 31 for the indicated year unless otherwise specified.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Chicago Infill Industrial Portfolio Property:

Cash Flow Analysis(1)

	2015		2016		2017		Underwritten		Underwritten $ per SF
Base Rent	$3,024,954		$3,633,152		$3,796,703		$4,118,180		$4.70
Gross Up Vacancy	0		0		0		257,037		0.29
Reimbursements	953,589		1,522,336		1,211,595		1,508,779		1.72
Other Income	2,127		886		14,966		0		0.00
Gross Revenue	$3,980,670		$5,156,375		$5,023,264		$5,883,996		$6.71

Vacancy & Credit Loss	0		0		0		(345,675)		(0.39)
Effective Gross Income	$3,980,670		$5,156,375		$5,023,264		$5,538,320		$6.32

Real Estate Taxes(2)	$1,349,497		$2,183,463		$1,692,159		$1,481,743		$1.69
Insurance	67,904		41,673		56,103		62,358		0.07
Management Fee	118,240		143,432		171,763		166,150		0.19
Other Operating Expenses(3)	497,265		415,410		346,813		541,289		0.62
Total Operating Expenses	$2,032,906		$2,783,977		$2,266,837		$2,251,540		$2.57

Net Operating Income	$1,947,765		$2,372,397		$2,756,427		$3,286,781		$3.75
TI/LC	0		0		0		46,645		0.05
Capital Expenditures	0		0		0		3,296		0.00
Net Cash Flow	$1,947,765		$2,372,397		$2,756,427		$3,236,841		$3.69

Occupancy(4)	79.2%		87.9%		87.1%		94.1%
NOI Debt Yield	6.3%		7.7%		8.9%		10.6%
NCF DSCR	1.36	x	1.65	x	1.92	x	2.25	x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Four of the individual properties comprising the Chicago Infill Industrial Portfolio Property are subject to (or, in the case of one property, the borrower has filed an application for) a 6B tax abatement provided by Cook County, Illinois, in order to encourage industrial development for the development, rehabilitation or re-utilization of industrial buildings. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus for more information.

(3)	Includes utilities, maintenance and repair, payroll, miscellaneous and administrative expenses.

(4)	Underwritten occupancy represents the underwritten economic vacancy of 5.9%.

LOAN #15: 315 West 36th street

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GACC
Location (City/State)	New York, New York	Cut-off Date Balance(3)		$30,000,000
Property Type(1)	Office	Cut-off Date Balance per SF(2)		$536.66
Size (SF)(1)	143,479	Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 12/31/2017	97.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 12/31/2017	97.0%	Type of Security(1)		Fee Simple
Year Built / Latest Renovation	1926 / 2015	Mortgage Rate		4.50500%
Appraised Value	$127,000,000	Original Term to Maturity (Months)		120
Appraisal Date	1/22/2018	Original Amortization Term (Months)		NAP
Borrower Sponsor	David Berley	Original Interest Only Period (Months)		120
Property Management	Walter & Samuels, Inc.	First Payment Date		4/6/2018
		Maturity Date		3/6/2028

Underwritten Revenues	$7,347,271
Underwritten Expenses	$2,090,863	Escrows
Underwritten Net Operating Income (NOI)	$5,256,409		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,895,685	Taxes	$220,266	$73,422
Cut-off Date LTV Ratio(2)	60.6%	Insurance(4)	$0	$0
Maturity Date LTV Ratio(2)	60.6%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)	1.49x / 1.39x	TI/LC(5)	$852,848	$0
Debt Yield Based on Underwritten NOI / NCF(2)	6.8% / 6.4%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$77,000,000	97.9%	Loan Payoff	$72,086,200	91.6%
Other Sources	1,690,000	2.1	Principal Equity Distribution	3,867,388	4.9
			Closing Costs	1,663,298	2.1
			Reserves	1,073,114	1.4
Total Sources	$78,690,000	100.0%	Total Uses	$78,690,000	100.0%

(1)	Collateral includes a fee simple interest in the office (approximately 92.8% of net rentable area (“NRA”) and retail portion (approximately 7.2% of NRA) of a 17-story mixed use office, retail and multifamily building.

(2)	Calculated based on the aggregate principal balance of the 315 West 36th Street Loan Combination (as defined below).

(3)	The Cut-off Date Principal Balance of $30,000,000 million represents the non-controlling Note A-2, which, together with the controlling and non-controlling pari passu notes with an aggregate original principal balance of $47,000,000, comprises the “315 West 36th Street Loan Combination” with an aggregate original principal balance of $77,000,000.

(4)	The borrower is required to deposit monthly escrows equal to one-twelfth of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of insurance coverage (unless the 315 West 36th Street Property is insured under a blanket insurance policy meeting the requirements of the loan documents).

(5)	Reflects the amount of tenant improvements due under the WeWork lease for completed build out, which is expected to be released upon borrower request.

The following table presents certain information relating to the major tenants at the 315 West 36th Street Property:

Owned Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
WeWork	NR / NR / NR	133,208	92.8%	$6,749,755	96.9%	$50.67	6/30/2031	1, 10-year option
CrossFit LLC	NR / NR / NR	3,446	2.4	157,600	2.3	45.73	11/30/2018	None
Staghorn Steakhouse	NR / NR / NR	2,450	1.7	56,550	0.8	23.08	4/30/2020	None
Largest Owned Tenants		139,104	97.0%	$6,963,905	100.0%	$50.06
Vacant		4,375	3.0	0	0.0	0.00
Total / Wtd. Avg. All Tenants		143,479	100.0%	$6,963,905	100.0%	$50.06

(1)	Based on the underwritten rent roll dated December 31, 2017.

LOAN #15: 315 West 36th street

The following table presents the lease rollover schedule at the 315 West 36th Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31,	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
2018	3,446	2.4%	2.4%	$157,600	2.3%	$45.73	1
2019	0	0.0	2.4%	0	0.0	0.00	0
2020	2,450	1.7	4.1%	56,550	0.8	23.08	1
2021	0	0.0	4.1%	0	0.0	0.00	0
2022	0	0.0	4.1%	0	0.0	0.00	0
2023	0	0.0	4.1%	0	0.0	0.00	0
2024	0	0.0	4.1%	0	0.0	0.00	0
2025	0	0.0	4.1%	0	0.0	0.00	0
2026	0	0.0	4.1%	0	0.0	0.00	0
2027	0	0.0	4.1%	0	0.0	0.00	0
2028	0	0.0	4.1%	0	0.0	0.00	0
2029 & Thereafter	133,208	92.8	97.0%	6,749,755	96.9	50.67	1
Vacant	4,375	3.0	100.0%	0	0.0	0.00	0
Total / Wtd. Avg.	143,479	100.0%		$6,963,905	100.0%	$50.06	3

(1)	Calculated based on approximate square footage occupied by each Owned Tenant unless otherwise specified.

The following table presents certain information relating to historical leasing at the 315 West 36th Street Property:

Historical Leased %(1)

	2015(2)	2016	2017
Owned Space	NAV	85.8%	97.0%

(1)	As provided by the borrower which reflects occupancy as of December 31 for the year indicated unless otherwise specified.

(2)	2015 occupancy is not available because the 315 West 36th Street Property was in a period of transition between 2014 and 2015 after signing a new lease with WeWork for the then-vacant space.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 315 West 36th Street Property:

Cash Flow Analysis(1)(2)

	2016(3)	2017(3)	Underwritten(3)	Underwritten $ per SF
Base Rent	$4,044,627	$6,020,240	$6,963,905	$48.54
Contractual Rent Steps(4)	0	0	137,290	0.96
Gross Up Vacancy	0	0	393,750	2.74
Reimbursements	252,559	246,077	246,077	1.72
Gross Revenue	$4,297,186	$6,266,317	$7,741,021	$53.95

Vacancy & Credit Loss(5)	0	0	(393,750)	(2.74)
Effective Gross Income	$4,297,186	$6,266,317	$7,347,271	$51.21

Real Estate Taxes	$788,757	$844,657	$869,952	6.06
Insurance	41,260	113,011	116,402	0.81
Management Fee	227,754	320,668	293,891	2.05
Other Operating Expenses	790,450	788,897	810,618	5.65
Total Operating Expenses	$1,848,221	$2,067,234	$2,090,863	$14.57

Net Operating Income	$2,448,965	$4,199,083	$5,256,409	$36.64
TI/LC	0	0	332,028	2.31
Capital Expenditures	0	0	28,696	0.20
Net Cash Flow	$2,448,965	$4,199,083	$4,895,685	$34.12

Occupancy	85.8%	97.0%	94.9%
NOI Debt Yield(6)	3.18%	5.45%	6.83%
NCF DSCR(6)	0.70x	1.19x	1.39x

(1)	Certain items such as straight line rent, interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Cash flows analysis prior to 2016 is not available because the 315 West 36th Street Property was in a period of transition between 2014 and 2015, after signing a new lease with WeWork of the then-vacant space.

(3)	The increase in Net Operating Income from 2016 to 2017 and the Underwritten figures reflects the signing of the WeWork leases in 2015 and 2017.

(4)	Contractual Rent Steps are underwritten based upon the actual scheduled rent increases through July 1, 2018.

(5)	Underwritten occupancy represents the underwritten economic vacancy of 5.0%.

(6)	NOI Debt Yield and NCF DSCR is based on the 315 West 36th Street Loan Combination.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose

Loan Purpose	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Acquisition	22	$499,150,216	45.7%	$22,688,646	2.04x	4.482%	101	63.9%	61.4%
Refinance	18	452,770,368	41.4	$25,153,909	1.70x	4.703%	110	58.6%	52.3%
Recapitalization	3	82,644,961	7.6	$27,548,320	2.33x	4.255%	116	42.8%	38.9%
Acquisition/Recapitalization	2	57,972,167	5.3	$28,986,083	1.74x	4.852%	119	61.0%	55.5%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

Distribution of Amortization Types(1)

Amortization Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Amortizing (15 Years)	1	$6,888,492	0.6%	$6,888,492	1.37x	4.220%	116	37.0%	15.5%
Amortizing (25 Years)	1	16,975,070	1.6	$16,975,070	1.37x	5.269%	119	68.2%	51.6%
Amortizing (30 Years)	12	244,721,150	22.4	$20,393,429	2.01x	4.672%	114	54.5%	44.9%
Interest Only, Then Amortizing(2)	17	324,820,000	29.7	$19,107,059	1.54x	4.911%	105	63.3%	57.2%
Interest Only	13	454,133,000	41.6	$34,933,308	2.03x	4.365%	102	60.8%	60.8%
Interest Only - ARD	1	45,000,000	4.1	$45,000,000	3.12x	3.560%	117	58.3%	58.3%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

(2) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances

Range of Cut-off Balances ($)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2,667,365 - 4,999,999	7	$25,751,343	2.4%	$3,678,763	1.49x	5.082%	112	61.7%	53.6%
5,000,000 - 9,999,999	5	35,437,017	3.2	$7,087,403	1.53x	4.793%	111	57.8%	46.7%
10,000,000 - 19,999,999	10	155,288,256	14.2	$15,528,826	1.62x	4.953%	113	64.5%	57.2%
20,000,000 - 29,999,999	6	155,122,167	14.2	$25,853,694	1.67x	4.883%	109	64.5%	58.7%
30,000,000 - 39,999,999	6	188,883,000	17.3	$31,480,500	1.86x	4.361%	108	57.5%	57.5%
40,000,000 - 49,999,999	8	360,055,929	33.0	$45,006,991	2.28x	4.461%	103	56.0%	50.8%
50,000,000 - 59,999,999	1	50,000,000	4.6	$50,000,000	1.48x	4.890%	118	59.4%	54.7%
60,000,000 - 62,000,000	2	122,000,000	11.2	$61,000,000	1.93x	4.081%	99	64.7%	64.7%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

	Min	$2,667,365
	Max	$62,000,000
	Weighted Avg.	$24,278,616

C-1

Distribution of Underwritten Debt Service Coverage Ratios(1)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.21 - 1.50	16	$284,921,968	26.1%	$17,807,623	1.42x	4.935%	117	62.5%	55.3%
1.51 - 2.00	20	455,499,107	41.7	$22,774,955	1.81x	4.581%	102	62.7%	58.4%
2.01 - 2.50	6	214,171,676	19.6	$35,695,279	2.20x	4.352%	109	56.8%	54.9%
2.51 - 3.00	2	92,944,961	8.5	$46,472,480	2.65x	4.459%	87	47.4%	43.9%
3.01 - 3.12	1	45,000,000	4.1	$45,000,000	3.12x	3.560%	117	58.3%	58.3%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1)	Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.

Min	1.21x
Max	3.12x
Weighted Avg.	1.91x

Distribution of Mortgage Interest Rates

Range of Mortgage Interest Rates (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
3.560 - 4.072	4	$148,100,000	13.6%	$37,025,000	2.29x	3.800%	102	60.1%	59.6%
4.073 - 4.490	7	240,950,654	22.1	$34,421,522	2.11x	4.229%	117	50.8%	46.7%
4.500 - 4.999	21	570,235,052	52.2	$27,154,050	1.82x	4.752%	103	63.9%	59.3%
5.000 - 5.499	11	114,552,006	10.5	$10,413,819	1.44x	5.242%	116	60.4%	51.6%
5.500 - 5.788	2	18,700,000	1.7	$9,350,000	1.89x	5.750%	60	55.9%	52.5%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

	Min	3.560%
	Max	5.788%
	Weighted Avg.	4.576%

C-2

Distribution of Cut-off Date LTV Ratios(1)

Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
36.1 - 49.9	5	$134,322,129	12.3%	$26,864,426	2.17x	4.477%	117	40.3%	32.7%
50.0 - 59.9	11	244,238,387	22.4	$22,203,490	1.99x	4.446%	113	55.9%	53.8%
60.0 - 69.9	27	681,676,504	62.4	$25,247,278	1.84x	4.639%	102	64.8%	60.7%
70.0 - 73.3	2	32,300,692	3.0	$16,150,346	1.75x	4.655%	119	70.9%	57.7%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1)	Unless otherwise indicated, the Cut-off Date LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to six mortgage loans, representing approximately 9.9% of the aggregate principal balance of the pool of mortgage loans as of the Cut-off Date, the respective Cut-off Date LTV Ratio was calculated using either (i) the “as stabilized” appraised value which is inclusive of capital improvements for increased rents, (ii) the “hypothetical market value as-is” value which assumes the related property improvements have been completed, (iii) the Cut-off Date Principal Balance of a mortgage loan less a reserve taken at origination or (iv) the “as complete” value which assumes the related property improvements have been completed. The weighted average Cut-off Date LTV Ratio for the mortgage pool without making any of the adjustments described above is 60.8%.

Min	36.1%
Max	73.3%
Weighted Avg.	60.0%

Distribution of Maturity Date/ARD LTV Ratios(1)

Range of Maturity Date/ARD LTV Ratios (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
15.5 - 19.9	1	$6,888,492	0.6%	$6,888,492	1.37x	4.220%	116	37.0%	15.5%
25.0 - 49.9	7	142,572,024	13.0	$20,367,432	2.17x	4.550%	117	42.0%	35.1%
50.0 - 59.9	20	428,544,196	39.2	$21,427,210	1.82x	4.618%	115	61.0%	54.5%
60.0 - 67.7	17	514,533,000	47.1	$30,266,647	1.91x	4.553%	97	64.4%	62.8%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1)	Unless otherwise indicated, the Maturity Date/ARD LTV Ratio is calculated utilizing the “as-is” appraised value. With respect to five mortgage loans, representing approximately 9.5% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD LTV Ratio was calculated using either the (i) “as stabilized” appraised value which is inclusive of capital improvements for increased rents, (ii) the “hypothetical market value as is” value which assumes the related property improvements have been completed, or (iii) the “as complete” value which assumes the related property improvements have been completed. The weighted average Maturity Date/ARD LTV Ratio for the mortgage pool without making the adjustment described above is 56.4%.

Min	15.5%
Max	67.7%
Weighted Avg.	55.6%

C-3

Distribution of Original Terms to Maturity/ARD(1)

Original Term to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	6	$158,133,000	14.5%	$26,355,500	2.14x	4.818%	57	63.3%	61.7%
84	2	67,000,000	6.1	$33,500,000	1.80x	4.024%	80	63.8%	63.4%
120	37	867,404,712	79.4	$23,443,371	1.87x	4.575%	118	59.1%	53.9%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	60	months
	Max	120	months
	Weighted Avg.	109	months

Distribution of Remaining Terms to Maturity/ARD(1)

Range of Remaining Terms to Maturity/ARD (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
50 - 60	6	$158,133,000	14.5%	$26,355,500	2.14x	4.818%	57	63.3%	61.7%
80 - 84	2	67,000,000	6.1	$33,500,000	1.80x	4.024%	80	63.8%	63.4%
120	37	867,404,712	79.4	$23,443,371	1.87x	4.575%	118	59.1%	53.9%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	50	months
	Max	120	months
	Weighted Avg.	107	months

C-4

Distribution of Original Amortization Terms(1)(2)

Original Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	14	$499,133,000	45.7%	$35,652,357	2.12x	4.292%	104	60.6%	60.6%
180 - 180	1	6,888,492	0.6	$6,888,492	1.37x	4.220%	116	37.0%	15.5%
300 - 300	2	56,975,070	5.2	$28,487,535	1.46x	4.898%	116	67.1%	54.3%
360 - 360(3)	28	529,541,150	48.5	$18,912,184	1.76x	4.814%	108	59.0%	51.6%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
(2) One mortgage loan reporesenting 4.1% of the initial pool balance, with an anticipated repayment date is presented as if it was to mature on its anticipated repayment date.
(3) The Twelve Oaks Mall mortgage loan provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to the Preliminary Prospectus. Although such mortgage loan is reflected in the table above as having an original amortization term of 360 months, the related amortization is non-standard and not straight-line.

	Min	180	months
	Max	360	months
	Weighted Avg.	352	months

Distribution of Remaining Amortization Terms(1)(2)

Range of Remaining Amortization Terms (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	14	$499,133,000	45.7%	$35,652,357	2.12x	4.292%	104	60.6%	60.6%
176 - 176	1	6,888,492	0.6	$6,888,492	1.37x	4.220%	116	37.0%	15.5%
299 - 300	2	56,975,070	5.2	$28,487,535	1.46x	4.898%	116	67.1%	54.3%
356 - 360(3)	28	529,541,150	48.5	$18,912,184	1.76x	4.814%	108	59.0%	51.6%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.
(2) One mortgage loan reporesenting 4.1% of the initial pool balance, with an anticipated repayment date is presented as if it was to mature on its anticipated repayment date.
(3) The Twelve Oaks Mall mortgage loan provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to the Preliminary Prospectus. Although such mortgage loan is reflected in the table above as having a remaining amortization term of 359 months, the related amortization is non-standard and not straight-line.

	Min	176	months
	Max	360	months
	Average	351	months
C-5

Mortgage Loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	1	$7,200,000	0.7%	$7,200,000	1.35x	5.125%	118	68.6%	58.1%
24	3	$93,550,000	8.6%	$31,183,333	1.67x	4.888%	77	66.5%	61.6%
36	9	$119,870,000	11.0%	$13,318,889	1.47x	5.030%	114	60.5%	52.8%
60	4	$104,200,000	9.5%	$26,050,000	1.50x	4.781%	118	63.1%	58.1%

Distribution of Prepayment Provisions

Prepayment Provision	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	35	$809,838,690	74.1%	$23,138,248	1.81x	4.651%	111	60.7%	55.9%
Defeasance or Yield Maintenance	9	252,699,022	23.1	$28,077,669	2.21x	4.389%	91	57.5%	54.4%
Yield Maintenance	1	30,000,000	2.7	$30,000,000	2.04x	4.140%	115	60.2%	60.2%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%
Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.8 - 6.9	1	$30,000,000	2.7%	$30,000,000	1.39x	4.505%	119	60.6%	60.6%
7.0 - 7.9	2	95,000,000	8.7	$47,500,000	1.83x	3.968%	94	59.3%	59.3%
8.0 - 8.9	5	51,417,365	4.7	$10,283,473	1.72x	4.440%	113	57.6%	54.8%
9.0 - 9.9	10	240,691,041	22.0	$24,069,104	1.73x	4.680%	118	61.3%	59.1%
10.0 - 10.9	7	176,633,000	16.2	$25,233,286	1.75x	4.792%	99	64.8%	61.0%
11.0 - 16.1	20	498,796,305	45.7	$24,939,815	2.12x	4.584%	105	58.0%	51.1%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Operating Income for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Operating Income divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to one mortgage loan, representing approximately 0.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Operating Income was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

	Min	6.8%
	Max	16.1%
	Weighted Avg.	10.8%

C-6

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
6.4 - 6.9	1	$30,000,000	2.7%	$30,000,000	1.39x	4.505%	119	60.6%	60.6%
7.0 - 7.9	2	95,000,000	0.1	$47,500,000	1.83x	3.968%	94	59.3%	59.3%
8.0 - 8.9	12	240,367,365	22.0	$20,030,614	1.79x	4.537%	117	61.6%	60.0%
9.0 - 9.9	8	160,416,111	14.7	$20,052,014	1.46x	5.017%	118	61.2%	54.1%
10.0 - 10.9	11	232,340,302	21.3	$21,121,846	1.90x	4.690%	103	65.0%	59.9%
11.0 - 15.0	11	334,413,934	30.6	$30,401,267	2.29x	4.493%	99	54.9%	48.8%
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%	$24,278,616	1.91x	4.576%	107	60.0%	55.6%

(1) Unless otherwise indicated, the Debt Yield on Underwritten Net Cash Flow for each mortgage loan is generally calculated as the related mortgaged property’s Underwritten Net Cash Flow divided by the Cut-off Date Balance of such mortgage loan; provided, with respect to one mortgage loan, representing approximately 0.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the Debt Yield on Underwritten Net Cash Flow was calculated based on the Cut-off Date Balance net of a related earnout or holdback reserve.

	Min	6.4%
	Max	15.0%
	Weighted Avg.	10.1%

Distribution of Lockbox Types
Lockbox Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	23	$684,323,722	62.6%
Springing	18	246,891,697	22.6
Soft	4	161,322,293	14.8
Total/Avg./Wtd.Avg.	45	$1,092,537,712	100.0%

Distribution of Escrows
Escrow Type	Number of Mortgage Loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	32	$664,284,884	60.8%
Replacement Reserves(1)	29	$579,534,884	53.0%
TI/LC(2)	20	$479,716,355	67.3%
Insurance	18	$299,623,043	27.4%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial and mixed use properties.

C-7

Distribution of Property Types

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
Office	23	$390,566,138	35.7%	16,981,136	2.00x	4.506%	112	61.5%	59.0%
Suburban	17	203,066,138	18.6%	11,945,067	2.14x	4.520%	106	62.3%	58.0%
CBD	4	150,500,000	13.8%	37,625,000	1.92x	4.347%	117	63.2%	63.2%
Medical	2	37,000,000	3.4%	18,500,000	1.57x	5.072%	118	50.7%	47.2%
Hospitality	10	$220,113,907	20.1%	22,011,391	2.04x	4.712%	100	58.3%	50.5%
Full Service	5	138,431,533	12.7%	27,686,307	2.23x	4.582%	89	54.7%	48.9%
Extended Stay	3	68,590,945	6.3%	22,863,648	1.72x	4.919%	117	65.3%	53.7%
Limited Service	1	7,020,000	0.6%	7,020,000	1.95x	5.210%	119	54.0%	48.0%
Select Service	1	6,071,429	0.6%	6,071,429	1.50x	4.741%	115	66.7%	55.4%
Retail	21	$209,433,365	19.2%	9,973,017	1.83x	4.616%	117	55.7%	50.0%
Unanchored	11	88,445,040	8.1%	8,040,458	1.57x	4.658%	114	58.6%	54.3%
Anchored	6	59,310,010	5.4%	9,885,002	1.64x	4.750%	119	65.7%	59.8%
Super Regional Mall	1	49,944,961	4.6%	49,944,961	2.55x	4.399%	119	36.1%	29.6%
Shadow Anchored	2	8,092,313	0.7%	4,046,157	1.73x	4.229%	118	72.0%	58.3%
Single Tenant Retail	1	3,641,041	0.3%	3,641,041	1.36x	5.230%	118	55.6%	46.1%
Multifamily	6	$138,065,591	12.6%	23,010,932	1.64x	4.489%	91	66.4%	63.1%
Garden	4	67,065,591	6.1%	16,766,398	1.44x	4.987%	96	68.3%	62.7%
Mid-Rise	1	60,000,000	5.5%	60,000,000	1.87x	3.880%	80	64.8%	64.8%
Student Housing	1	11,000,000	1.0%	11,000,000	1.55x	4.775%	117	63.4%	55.9%
Industrial	6	$67,699,939	6.2%	11,283,323	1.95x	4.754%	92	60.6%	60.3%
Warehouse/Distribution	3	47,051,154	4.3%	15,683,718	2.06x	4.693%	80	63.3%	63.0%
Flex	3	20,648,785	1.9%	6,882,928	1.72x	4.891%	119	54.2%	54.0%
Mixed Use	5	$45,352,914	4.2%	9,070,583	1.89x	4.210%	117	55.3%	53.1%
Office/Retail	3	37,332,176	3.4%	12,444,059	1.94x	4.094%	117	54.7%	53.7%
Retail/Signage	1	4,477,345	0.4%	4,477,345	1.82x	4.640%	116	57.0%	46.6%
Retail/Education	1	3,543,393	0.3%	3,543,393	1.48x	4.890%	118	59.4%	54.7%
Self Storage	2	$11,750,000	1.1%	5,875,000	1.31x	5.131%	118	68.1%	60.1%
Land	2	$9,555,857	0.9%	4,777,929	1.33x	4.524%	117	44.6%	26.1%
Total/Avg./Wtd.Avg.(3)	75	$1,092,537,712	100.0%	14,567,169	1.91x	4.576%	107	60.0%	55.6%

(1)	Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(3)	Wtd. Avg Cut-off Date Balance is based on the 75 mortgaged properties in the Benchmark 2018-B3 trust.

C-8

Geographic Distribution

Property Location	Number of Mortgaged Properties	Cut-off Date Balance(1)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)	Weighted Average Mortgage Interest Rate(2)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(2)	Weighted Average Cut-off Date LTV(2)	Weighted Average Maturity/ARD Date LTV(2)
California	31	$258,522,432	23.7%	8,339,433	1.86x	4.536%	117	59.2%	53.1%
New York	3	90,000,000	8.2	30,000,000	1.56x	4.562%	118	52.3%	50.9%
Florida	5	86,700,000	7.9	17,340,000	1.75x	5.091%	79	64.1%	59.0%
Massachusetts	2	75,000,000	6.9	37,500,000	2.16x	4.400%	118	57.4%	57.4%
Illinois	6	69,340,833	6.3	11,556,805	1.86x	4.715%	89	64.0%	57.1%
Michigan	2	69,144,961	6.3	34,572,480	2.20x	4.646%	119	45.2%	38.4%
North Carolina	2	66,100,000	6.1	33,050,000	2.30x	4.666%	74	63.2%	61.4%
New Jersey	3	63,000,000	5.8	21,000,000	1.88x	4.533%	117	57.0%	57.0%
Virginia	1	60,000,000	5.5	60,000,000	1.87x	3.880%	80	64.8%	64.8%
Arizona	1	45,000,000	4.1	45,000,000	3.12x	3.560%	117	58.3%	58.3%
Minnesota	5	44,477,345	4.1	8,895,469	1.53x	4.731%	115	65.7%	54.5%
Ohio	2	34,975,070	3.2	17,487,535	1.37x	5.049%	119	69.0%	58.1%
Pennsylvania	1	28,500,000	2.6	28,500,000	2.22x	4.552%	119	66.1%	66.1%
Texas	1	25,550,000	2.3	25,550,000	1.58x	4.832%	58	66.9%	63.8%
Georgia	1	17,280,248	1.6	17,280,248	1.68x	4.690%	119	65.7%	53.5%
Alabama	1	14,750,000	1.4	14,750,000	1.95x	4.516%	119	63.9%	63.9%
Indiana	3	14,640,191	1.3	4,880,064	1.69x	5.102%	119	61.6%	54.7%
Maryland	1	11,000,000	1.0	11,000,000	1.55x	4.775%	117	63.4%	55.9%
Utah	1	7,200,000	0.7	7,200,000	1.35x	5.125%	118	68.6%	58.1%
Mississippi	1	4,315,591	0.4	4,315,591	1.57x	5.170%	119	68.6%	56.8%
Oklahoma	1	3,641,041	0.3	3,641,041	1.36x	5.230%	118	55.6%	46.1%
Nevada	1	3,400,000	0.3	3,400,000	1.69x	4.785%	119	66.3%	58.4%
Total(3)	75	$1,092,537,712	100.0%	14,567,169	1.91x	4.576%	107	60.0%	55.6%

(1)	Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.

(2)	Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.

(3)	Wtd. Avg Cut-off Date Balance is based on the 75 mortgaged properties in the Benchmark 2018-B3 trust.

C-9

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:	Benchmark 2018-B3 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B3

CONTACT INFORMATION		CONTENTS

Depositor	Citigroup Commercial Mortgage Securities Inc.	Distribution Summary	2

		Distribution Summary (Factors)	3

		Interest Distribution Detail	4

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association	Principal Distribution Detail	5

		Reconciliation Detail	6

		Stratification Detail	7

Operating Advisor / Asset	Park Bridge Lender Services LLC	Mortgage Loan Detail	11
Representations Reviewer
		NOI Detail	12

		Delinquency Loan Detail	13
Trustee	Wilmington Trust, National Association
		Appraisal Reduction Detail	15

		Loan Modification Detail	17
Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association
		Specially Serviced Loan Detail	19

Certificate Administrator	Citibank, N.A.	Unscheduled Principal Detail	21

		Liquidated Loan Detail	23

Deal Contact:	James Polcari	Citibank, N.A.
	james.polcari@citi.com	Agency and Trust
	Tel: (212) 816-7079	388 Greenwich Street, 14th Floor
	Fax: (347) 344-6847	New York, NY 10013

Reports Available at sf.citidirect.com	D-1	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Benchmark 2018-B3 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B3

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-2	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Benchmark 2018-B3 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B3

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

Reports Available at sf.citidirect.com	D-3	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Benchmark 2018-B3 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B3

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

Reports Available at sf.citidirect.com	D-4	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Benchmark 2018-B3 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B3

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

Reports Available at sf.citidirect.com	D-5	© Copyright 2018 Citigroup

Distribution Date: Determination Date:	Benchmark 2018-B3 Commercial Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B3

Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees
Scheduled Interest	Servicing Fee / Sub-Servicing Fee
Prepayment Interest Shortfall	CREFC® Intellectual Property Royalty License Fee
Interest Adjustments	Trustee Fee / Certificate Administrator Fee
Realized Loss in Excess of Principal Balance	Operating Advisor Fee
Total Interest Funds Available:	Total Scheduled Fees:
Additional Fees, Expenses, etc.
Principal Funds Available	Special Servicing Fee
Scheduled Principal	Workout Fee
Curtailments	Liquidation Fee
Principal Prepayments	Additional Trust Fund Expenses
Net Liquidation Proceeds	Reimbursement for Interest on Advances
Repurchased Principal	Additional Servicing Fee
Substitution Principal	Total Additional Fees, Expenses, etc.:
Other Principal	Distribution to Certificateholders
Total Principal Funds Available:	Interest Distribution
Other Funds Available	Principal Distribution
Yield Maintenance Charges	Yield Maintenance Charges Distribution
Prepayment Premiums	Prepayment Premiums Distribution
Other Charges	Total Distribution to Certificateholders:
Total Other Funds Available:	Total Funds Allocated
Total Funds Available

Reports Available at sf.citidirect.com	D-6	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3
Stratification Detail

Ending Scheduled Balance							State
Ending Scheduled Balance	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	State	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals								Totals

Reports Available at sf.citidirect.com	D-7	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3
Stratification Detail

Seasoning							Property Type
Seasoning	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Property Type	# of Properties	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-8	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3
Stratification Detail

Debt Service Coverage Ratio							Loan Rate
Debt Service Coverage Ratio	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Loan Rate	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-9	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3
Stratification Detail

Anticipated Remaining Term							Remaining Amortization Term
Anticipated Remaining Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR	Remaining Amortization Term	# of Loans	Ending Scheduled Balance	% of Agg. End. Sched. Bal.	WAC	WART	WA DSCR

Totals

Totals

Reports Available at sf.citidirect.com	D-10	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3

Mortgage Loan Detail

Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-11	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

Reports Available at sf.citidirect.com	D-12	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-13	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

Reports Available at sf.citidirect.com	D-14	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-15	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

Reports Available at sf.citidirect.com	D-16	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-17	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates
Series 2018-B3

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

Reports Available at sf.citidirect.com	D-18	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-B3 Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-19	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-B3 Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

Reports Available at sf.citidirect.com	D-20	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-B3 Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

There is no unscheduled principal activity for the current distribution period.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-21	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-B3 Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium

There is no historical unscheduled principal activity.
Totals

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com	D-22	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-B3 Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com	D-23	© Copyright 2018 Citigroup

Distribution Date:	Benchmark 2018-B3 Commercial Mortgage Trust
Determination Date:	Commercial Mortgage Pass-Through Certificates Series 2018-B3 Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com	D-24	© Copyright 2018 Citigroup

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC. And german american capital corporation)

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the

E-1A-1

origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after March 9, 2018.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other

E-1A-2

matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

E-1A-3

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged

E-1A-4

Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan

E-1A-5

Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair

E-1A-6

market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar

E-1A-7

commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

E-1A-8

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1B or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and

E-1A-9

consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loan and situations where default interest is imposed.

(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

E-1A-10

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

E-1A-11

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor

E-1A-12

under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-3.

(44)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof

E-1A-13

has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1A-14

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
1	—	6420 Wilshire
6	—	Residence Inn Pasadena
13	NJ Distribution Portfolio	—
19	Dellagio Town Center	—

E-1A-15

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
5	—	InterContinental San Francisco
36	Courtyard Marriott Indianapolis Northwest	—
39	Village Park Storage Depot	—

E-1A-16

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

NAP

E-1A-17

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Permitted Liens; Title Insurance	Courtyard Marriott Indianapolis Northwest (Loan No. 36)	The related franchisor at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the Mortgagor or in an affiliate of the Mortgagor that controls the Mortgagor, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal does not apply to a foreclosure, deed-in-lieu of foreclosure, or any other exercise of the lender’s rights as a secured lender.

(6) Permitted Liens; Title Insurance	Residence Inn Sacramento Airport Natomas (Loan No. 27)

The related franchisor at the Mortgaged Property has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the Mortgagor or in an affiliate of the Mortgagor that controls the Mortgagor, in each case, to a “competitor” of the franchisor as defined in the franchise agreement. The right of first refusal does not apply to a foreclosure, deed-in-lieu of foreclosure, or any other exercise of the lender’s rights as a secured lender.

(16) Insurance	All CREFI Mortgage Loans (Loan Nos. 3, 13, 19, 22, 23, 24, 27, 36, 37, 38, 39, 40, 41, 42, 44 and 45)	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.

(16) Insurance	CVS Lawton (Loan No. 42)	Provided the lease to the single tenant at the Mortgaged Property is in full force and effect, no default exists under the single tenant’s lease, the single tenant or any lease guarantor under the single tenant’s lease remains fully liable for the obligations and liabilities under the single tenant’s lease and maintains an S&P rating of at least “BBB” and maintains, through a program of self-insurance or otherwise, the insurance required to be maintained under the single tenant’s lease, the Mortgagor’s obligation to maintain the insurance required under the Mortgage Loan documents is provisionally suspended.

(16) Insurance	PNC Chicago Fee (Loan No. 45)	Provided the lease to the single tenant at the Mortgaged Property is in full force and effect, no default exists under the single tenant’s lease, the terms of the single tenant’s lease and subordination, non-disturbance and attornment agreement remain unchanged, and the single tenant remains fully liable for the obligations under the lease and maintains an S&P rating of at least “BBB”, the Mortgagor’s obligation to maintain the insurance required under the Mortgage Loan documents is provisionally suspended. At origination, the single tenant insured the Mortgaged Property by self-insurance. The single tenant’s lease governs the disbursement of proceeds following a casualty at the Mortgaged Property.

(16) Insurance	Centro Retail Condo (Loan No. 44)	The Mortgaged Property is subject to a 359 unit condominium regime, and the Mortgagor owns one unit. The condominium regime maintains insurance with respect to the Mortgaged Property, and the Mortgagor is required to cause the condominium association to maintain all insurance required under the condominium documents and to cause the condominium association to maintain any additional coverage required to satisfy the Mortgage Loan documents (or, as the Mortgagor cannot control the condominium association, to provide such coverage not provided by the condominium association). The Mortgage Loan documents permit

 E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
insurance to be provided with respect to the Mortgaged Property by Tower Hill Prime Insurance Company, which is rated A-:VII by A.M. Best, provided that such rating is not downgraded and that upon the expiration of the current insurance policy, the Mortgagor obtains a policy covering the Mortgaged Property with a general policy rating of A or better and a financial class of X or better by A.M. Best Company, Inc., and a claims paying ability/financial strength rating of “A-” (or its equivalent) or better by S&P. Under the condominium documents, any proceeds following a casualty are held by the condominium board or a trustee appointed by it.

(17) Access; Utilities; Separate Tax Lots	Asheville Marketplace (Loan No. 23)	The leasehold portion (approximately .2 acres) of the Mortgaged Property is part of a larger tax lot owned by the ground lessor.

(26) Recourse Obligations	The SoCal Portfolio (Loan No. 3)	The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with any misrepresentation or inaccuracy in any representation or warranty or breach or failure to perform any covenants or other obligations pursuant to the Mortgage Loan documents related to environmental matters. However, the Mortgage Loan documents permit the indemnitor under the environmental indemnity to elect to provide environmental insurance policies covering the Mortgaged Properties. In the event that the Mortgagor or another indemnitor under the indemnity presents a claim arising under the environmental insurance policy, the related lender agrees that it will withhold pursuing its rights under the environmental indemnity until the earlier to occur of (i) denial of the claim or (ii) 90 days following the date which the claim was presented. Claims under the environmental indemnity are reduced to the extent the related lender actually received such amount in proceeds under the environmental indemnity policy.

(26) Recourse Obligations	Oak Portfolio (Loan No. 22)

The related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity provided that a Qualified Environmental Policy (defined below) has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses.

A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the origination date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.

(34) Ground Leases	The SoCal Portfolio (Loan No. 3)	(c) The ground lease with respect to the Anaheim Stadium Industrial Mortgaged Property expires on April 30, 2034, without further extension option. The ground lease with respect to the Cityview Plaza Mortgaged Property expires on September 30, 2035 without further extension option.

 E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(34) Ground Leases	Asheville Marketplace (Loan No. 23)	There is not an agreement in writing by the ground lessor that the ground lease may not, without the prior consent of the lender, be amended, modified, cancelled or terminated. The ground lessor is not required to provide the lender with written notice of a default or termination for such default or termination to be effective. The ground lessor is not required to provide the lender with notice of a default by the Mortgagor under the ground lease, and the lender does not possess an express right to cure a default by the Mortgagor under the ground lease. The ground lessor is not required to enter into a new lease with the lender upon the termination of the ground lease and the lender’s cure of any defaults susceptible to cure thereunder.

(39) Organization of Mortgagor	CVS Lawton (Loan No. 42) PNC Chicago Fee (Loan No. 45)	The related Mortgagors are affiliated.

(40) Environmental Conditions	The SoCal Portfolio – 30th Street Commerce Center (Loan No. 3)	The Phase I identifies as a REC impacts associated with a drycleaner that has operated in Unit 17 of the Mortgaged Property from approximately 1987 to the present. The dry cleaner previously utilized PCE as a cleaning solvent until sometime after 2015 (when the former PCE dry cleaning machine was replaced with the existing hydrocarbon machine). Prior investigations in 2015 identified a plume of VOC soil vapor contamination beneath the dry cleaner tenant space. A sub slab depressurization system (“SSDS”) was installed to address vapor intrusion and has operated with monthly monitoring since January 2016. While it appears the SSD system has reduced PCE concentrations in sub slab vapor beneath the Mortgaged Property since beginning operation, the concentrations in soil vapor continue to exceed applicable screening levels for commercial/industrial soil gas. The continued presence of PCE in soil vapor above applicable screening levels and the ongoing operation of the SSD system is identified as a REC, and the Phase I ESA consultant recommends that the SSD system should continue to operate at the Mortgaged Property.

 E-1B-3

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(German American Capital Corporation)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Rochester Hotel Portfolio – Rochester Marriott Rochester Hotel Portfolio – Residence Inn Rochester (Loan No. 10)	The comfort letters are not assignable or transferrable. The franchisor under the comfort letters for the Marriott Property and the Residence Inn Property are required to issue a replacement comfort letter on the franchisor’s then current form if (i) the existing lender designates a trustee of a trust established in connection with a securitization and (ii) such trustee is not a competitor of franchisor, is not an affiliate of franchisee and provides a written request to franchisor no later than 90 days after the securitization and includes in such request the name and address (and contact information) of the entity for which the replacement comfort letter is issued and the date of the securitization.

(6) Permitted Liens; Title Insurance	CrossPoint (Loan No. 8)	The largest tenant, Kronos, has a right of first offer to purchase the Mortgaged Property so long as (i) Kronos (or any permitted transferee) is still a tenant at the Mortgaged Property, (ii) Kronos has not (a) sublet more than 25% of its premises or (b) assigned its lease to a party with a lower net worth than Kronos and (iii) there is no material default under the lease. The right of first offer does not apply to a sale pursuant to an exercise of a power of sale, foreclosure, delivery of a deed in lieu of foreclosure or any subsequent sale of the Mortgaged Property.

(6) Permitted Liens; Title Insurance	InterContinental San Francisco (Loan No. 5)	The hotel manager, IHG Management (Maryland) LLC, which is an affiliate of the Borrower, has a right of first refusal with respect to any bona fide third party offer received by the Borrower. Such right of first refusal does not apply to a foreclosure or other exercise of remedies by the lender, but would apply to a subsequent transfer.

(6) Permitted Liens; Title Insurance	Residence Inn Pasadena (Loan No. 6)	Residence Inn by Marriott, LLC, the hotel manager, has a right of first offer to purchase the Mortgaged Property. This right does not apply to a transfer, sale or assignment to a lender, nor to a sale at foreclosure under a mortgage.

(6) Permitted Liens; Title Insurance	Rochester Hotel Portfolio – Rochester Marriott Rochester Hotel Portfolio – Residence Inn Rochester (Loan No. 10)

The related franchise agreements provide the franchisor with a right of first refusal in the event the Borrower transfers to a competitor of the franchisor (i) the Mortgaged Property, (ii) the Borrower’s interest in the franchise agreement or (iii) an ownership interest in the Borrower or its control affiliate. In the event the right of first refusal is triggered, (1) the franchisor will have the right to acquire the Mortgaged Property for cash at the same price or rent and upon the same terms (if the proposed transfer is a sale or lease of the Mortgaged Property for cash); or (2) if the proposed transfer is a purchase or lease of all or a portion of the ownership interests or the assets (including the Mortgaged Property) of Borrower or its control affiliate, or a merger with or into Borrower or its control affiliate, or the acquisition of Borrower’s ownership interest in the Mortgaged Property, or any sale or lease of the Mortgaged Property involving non-cash consideration, or other form of transfer, the franchisor (or its designee) will have the right to purchase or lease the Mortgaged Property at the purchase or lease price under terms consistent with such offer as agreed to by the parties; or (3) the franchisor may place Borrower in default and give notice of its intent to terminate the franchise agreement; or (4) franchisor may consent to such transfer, which consent will be on such terms as franchisor may require, in its sole discretion.

The Marriott Mortgaged Property was subdivided (into a vertical subdivision) to convey a subterranean portion (located at the subway level) of the building to the Mayo Foundation (such portion (the “Foundation Parcel”). The Foundation Parcel is not a separate tax parcel. The beneficial easements granted in favor of the owner of the Marriott Mortgaged Property (the “Marriott Owner”) over the Foundation Parcel are insured as

 E-1B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

appurtenant beneficial easements in the lender’s title insurance policy.

The Mayo Foundation is responsible for 5% of the real estate taxes. The Marriott owner is responsible for insuring the entire property (provided that upon demand, the owner of the Foundation Parcel is required to pay 5% of the cost, unless the owner of the Foundation Parcel has elected to separately insure or self-insure its property.

Marriott owner has an option to purchase the Foundation Parcel (or portion thereof) (i) if Mayo Foundation desires to sell all or any portion of the Foundation Parcel and receives a bona fide third party offer that it is willing to accept, (ii) on December 31, 2023, (iii) if Marriott Owner intends to demolish the hotel at the Mortgaged Property.

(6) Permitted Liens; Title Insurance	HIP Brooklyn (Loan No. 21)	Provided that the sole tenant is not in default in the payment of rent, in the event that the Mortgagor desires to sell, transfer, convey or otherwise dispose of the Mortgaged Property (except to an affiliate of the Mortgagor), the sole tenant has a right of first offer. The right of first offer does not apply to any sale of the Mortgaged Property at a foreclosure sale or by deed in lieu of foreclosure in satisfaction of a bona fide indebtedness secured by a Mortgage.

(7) Junior Liens	One Mill Run (Loan No. 28)	The Mortgage Loan documents permit the Mortgagor to enter into a Property-Assessed Clean Energy loan (the “PACE Loan”) with Greenworks Lending LLC in an original principal amount not to exceed $2,295,904.00 and a maximum term of 21 years, among other conditions. The Mortgage Loan documents require that, in connection with such PACE Loan, the local taxing authority executes a “Special Assessment Agreement” (or similar agreement) to secure repayment of the PACE Loan. Pursuant to the Special Assessment Agreement (and other PACE documents), the Mortgagor will be obligated to make payments under the PACE Loan as a special assessment included with the real estate taxes assessed against the Mortgaged Property.

(10) Condition of Property	6420 Wilshire (Loan No. 1)	The Mortgage Loan documents require the Mortgagor to complete and pay for certain modernization work on nine elevators at the Mortgaged Property within 30 months of origination. The elevator work is budgeted to cost $1,631,000 and is neither reserved for nor covered by insurance.

(16) Insurance	6420 Wilshire (Loan No. 1)	A syndicate of insurers may provide insurance provided that, (A) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” with S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies or (B) if five or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” with S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies.

(16) Insurance	InterContinental San Francisco (Loan No. 5)	The Borrower is permitted under the Mortgage Loan documents to pay insurance premiums pursuant to a premium financing arrangement. Although the insurance policies require the insurers to send the required notice of cancellation to the lender, the premium financing company will have the right to direct the insurer to cancel the insurance policies prior to the end of the notice period.

(16) Insurance	Residence Inn Pasadena (Loan No. 6)	A syndicate of insurers may provide insurance provided that (A) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” with S&P and “Baa2” by Moody’s, or (B) if five or more insurance companies issue the policies, then at least 60% of the insurance coverage must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” with S&P and “Baa2” by Moody’s.

 E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(16) Insurance	Marina Heights State Farm (Loan No. 7)

A syndicate of insurers may provide insurance provided that at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having a rating of at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by AM Best).

The Mortgage Loan documents provide that State Farm will be permitted as the carrier issuing one or more of the insurance policies only if it complies with the foregoing requirements.

(24) Local Law Compliance	Cross Creek Apartments (Loan No. 25)	The current use of the Mortgaged Property is not permitted without a conditional zoning certificate. The Mortgaged Property has such certificate on file with the city; however, in the event of a casualty that exceeds 50% of the replacement cost of the Mortgaged Property, the borrower would be required to obtain a new conditional zoning certificate before the Mortgaged Property could be restored.

(24) Local Law Compliance	Berkeley Medical Office (Loan No. 32)	The current use of the Mortgaged Property is not permitted without a use permit and variance. The Mortgaged Property has a use permit and variance on file with the city; however, in the event of a casualty that exceeds 50% of the appraised value of the Mortgaged Property, the borrower would be required to obtain a new use permit and variance before the Mortgaged Property could be restored.

(26) Recourse Obligations	InterContinental San Francisco (Loan No. 5)	There is no separate nonrecourse carve-out guarantor and no environmental indemnitor other than the Borrower.

(26) Recourse Obligations	Marina Heights State Farm (Loan No. 7)	There is no separate nonrecourse carve-out guarantor and no environmental indemnitor other than the Borrower.

(26) Recourse Obligations	CrossPoint (Loan No. 8)	There is no recourse to a separate guarantor for (1) the Mortgagor’s misappropriation of security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default) or (2) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property. Additionally, the Mortgage Loan documents do not provide for recourse to the related guarantor for breaches of the environmental covenants. The Mortgagor obtained environmental insurance in lieu of an environmental indemnitor with respect to the Mortgaged Property.

(26) Recourse Obligations	HIP Brooklyn (Loan No. 21)	There is no environmental indemnitor in place.

(26) Recourse Obligations	Lakeridge Pointe (Loan No. 43)	The Mortgage Loan is recourse to the Mortgagor and the guarantor for losses associated with obligations under the Mortgage Loan documents related to environmental matters. The Mortgagor obtained an environmental insurance policy at origination in addition to providing an environmental indemnity executed by the guarantor. The lender agreed that in the event of any environmental claim, it will withhold pursuing its rights under the environmental indemnity until the earlier of (i) 180 days after the guarantor and the Mortgagor request the lender seek coverage under the policy, if the lender has not received payment of the full claim from the insurer or the insurer has not accepted full defense of the claim and (ii) receipt of written notice from the insurer of their intent to pay less than the full amount of the claim, denying the claim, or placing conditions on payment of the claim unacceptable to the lender.

(29) Acts of Terrorism Exclusion	InterContinental San Francisco (Loan No. 5)	See Exception to Representation 16.

(29) Acts of Terrorism Exclusion	Residence Inn Pasadena (Loan No. 6)	See Exception to Representation 16.

(29) Acts of Terrorism Exclusion	Marina Heights State Farm (Loan No. 7)	See Exception to Representation 16.

 E-1B-6

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(34) Ground Leases	Marina Heights State Farm (Loan No. 7)	The Mortgaged Property consists of a Ground Lease. The Ground Lease requires the consent of the ground lessor to any transfer of the Ground Lease. Such consent is not required for any assignment, sale, hypothecation, encumbrance or transfer to a Permitted Mortgagee (as defined in the Ground Lease), or for the Permitted Mortgagee to take title to the Mortgaged Property, and upon foreclosure or acquisition of title to the leasehold estate by deed in lieu of foreclosure of a Permitted Mortgage (as defined in the Ground Lease) the Permitted Mortgagee may, upon notice to the ground lessor, but without its consent, sell and assign the leasehold estate. However, the requirement to obtain the consent of the ground lessor would apply to any subsequent transfer.

 E-1B-7

(THIS PAGE INTENTIONALLY LEFT)

ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(JPMORGAN CHASE BANK, NATIONAL aSSOCIATION)

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)   Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or the Mortgage Loan Purchase Agreement.

(2)   Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Loan Combination, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Loan Combination is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Loan Combination) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3)   Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor,

E-2A-1

guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)   Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)   Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Mortgagor nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since March 9, 2018.

(7)   Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

E-2A-2

below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)   Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

E-2A-3

(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)   Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)   Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)   Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related

E-2A-4

Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)   Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the depositor or servicer for the related Outside Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)   No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not

E-2A-5

less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and

E-2A-6

its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)   No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)   No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)   REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Loan Combination was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date or (ii) at the

E-2A-7

Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB mortgage Loan or Loan Combination was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Loan Combination or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Loan Combination was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Loan Combination constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)   Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)   Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty

E-2A-8

would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)   Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)   Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents,

E-2A-9

condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)   Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)   Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

E-2A-10

(32)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex E-2A, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)   Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)   Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or

E-2A-11

(C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the Defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the JPMCB Mortgage Loan secured by Defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)  Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)  Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

E-2A-12

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)   The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)   The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)   Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)   Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

E-2A-13

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)    Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)   No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-2A. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)    Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)    Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the

E-2A-14

“Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)    Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

E-2A-15

In the case of each JPMCB Mortgage Loan set forth on Schedule E-2A-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-2A-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)   Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)   Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

E-2A-16

(47)   Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)   Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)   Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

E-2A-17

SCHEDULE E-2A-1 to ANNEX E-2A

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	JPMCB Mortgage Loans
11	Greystone Park and The Meridian at Deerwood Park

E-2A-18

ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(JPMorgan Chase Bank, National Association)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2-A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Hospitality Provisions	Holiday Inn Miami West Airport Area (Loan No. 29)	The comfort letter is not assignable; however, if requested in writing, the franchisor will issue a comfort letter to a REMIC or similar vehicle for securitization on its then current form, provided that the name of the REMIC is submitted to franchisor within 6 months from the date of the comfort letter and no later than 60 days from the date of assignment of the Mortgage Loan, and provided that any entity to which a license agreement may be issued is capable of performing its financial and other obligations under the license agreement as determined by franchisor in its sole discretion.
(7) Lien; Valid Assignment	EOS 21, Twelve Oaks Mall, Marriott Charlotte City Center, 599 Broadway, 90 Hudson, Atrium Center, Towers at University Town Center (Loan Nos. 2, 4, 9, 12, 16, 17, 33)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(8) Permitted Liens; Title Insurance	Marriott Charlotte City Center (Loan No. 9)	Marriott Hotel Services, Inc., the manager of the Mortgaged Property, has a right of first offer to acquire the hotel in the event the Mortgagor or any party that controls the Mortgagor decides to transfer the Mortgaged Property (except with respect to any transfer to an affiliate, any initial public offering of the direct or indirect ownership interests in the Mortgagor or a change of ownership resulting from a foreclosure). The manager has signed a subordination, non-disturbance and attornment agreement providing that the right will not apply to any transfer, sale or assignment to a designee or an institutional lender, or a designee of a trustee for such lender, at a foreclosure, deed-in-lieu of foreclosure, appointment of receiver or the exercise of any other remedies by a lender, provided that such transfer, sale or assignment is not to a competitor of the manager (as defined in the management agreement). The right will apply to subsequent transfers.
(8) Permitted Liens; Title Insurance	599 Broadway (Loan No. 12)

The Mortgaged Property is subject to a condominium structure. Any owner of a condominium unit at the SoHo International Arts Condominium (including the Mortgagors) who receives a bona fide offer to either purchase or lease its unit is required to give notice to the board of managers of the condominium association with specific terms of the offer. The board then will have a right of first offer to purchase or lease the applicable unit. The board may not exercise any option to purchase or lease any unit without the prior approval of a majority of the owners.

If the Mortgagors intend to the sell the Mortgaged Property, the Mortgagors are required to notify the sole tenant at the Mortgaged Property, 599 Broadway JS LLC, prior to offering to sell the Mortgaged Property to a third party. The tenant has a right of first offer to purchase the Mortgaged Property on the same terms and conditions. This right does not apply to any transfers to (whether by deed-in-lieu of foreclosure or otherwise) any fee mortgagee or its designee, but the right will apply to subsequent transfers.

E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(8) Permitted Liens; Title Insurance	Chicago Infill Industrial Portfolio (Loan No. 14)

KDM Enterprises, L.L.C., the tenant at the 820 Commerce building, has a right of first refusal to purchase the related property in connection with a sale of the property. The Mortgagor has a post-closing obligation to use commercially reasonable efforts to amend the tenant’s lease to provide that the right will be subordinate to any mortgage on the property and will not apply in the event of a foreclosure or deed-in-lieu of foreclosure or the first subsequent sale following such foreclosure or deed-in-lieu. The Mortgage Loan documents provide that the Mortgagor’s failure to deliver the executed amendment will not constitute a default or event of default, provided that the Mortgagor is continuing to use commercially reasonable efforts to obtain the amendment.

Novomatic Americas Sales LLC has a right of first offer to purchase the 1050 E. Business Center building. The lease provides that the right will be extinguished upon any foreclosure of the property.

The Mortgage Loan is structured to be compliant with Shari’ah law, with a master lease in place between the Mortgagor and master tenant. The master tenant has a purchase option to purchase the fee estate in the Mortgaged Property. The master tenant and the mortgage lender have entered into a Subordination Agreement that provides that the purchase option may not be exercised without prior written consent of the mortgage lender unless the Mortgage Loan has been paid in full.

(8) Permitted Liens; Title Insurance	Towers at University Town Center (Loan No. 33)	The Mortgagor’s interest in the sublease for 162 parking spaces at a neighboring property is not insured by the title policy.
(9) Junior Liens	EOS 21 (Loan No. 2)	The Mortgage Loan documents permit one or more of the owners of the direct or indirect ownership interests in the Mortgagor to obtain one or more mezzanine loans secured by such equity interests upon satisfaction of certain terms and conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 65.0%; (ii) a combined debt service coverage ratio (as calculated in the loan documents) equal to or greater than 1.89x; and (iii) the execution of a customary intercreditor agreement reasonably acceptable to the lender.
(9) Junior Liens	599 Broadway (Loan No. 12)	The Mortgage Loan documents permit the owners of the Mortgagor to obtain a mezzanine loan secured by the direct or indirect equity interests of the Mortgagor upon satisfaction of certain terms and conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than 50.0%; (ii) a combined debt service coverage ratio (as calculated in the loan documents) of not less than 1.72x; (iii) a combined debt yield of not less than 7.2%; and (iv) the execution of an intercreditor agreement acceptable to the lender in its sole discretion.
(9) Junior Liens	Mesquite Terraces (Loan No. 20)	In connection with a transfer of the Mortgaged Property to a third-party transferee and assumption of the Mortgage Loan pursuant to the Mortgage Loan documents, the owners of such transferee will be permitted to obtain a mezzanine loan secured by the ownership interests in such transferee provided that the following requirements, among others, are satisfied: (i) no event of default has occurred and is continuing; (ii) the lenders execute an intercreditor agreement in form and substance acceptable to the lender in its sole discretion; (iii) the combined loan-to-value ratio does not exceed 66.90%; and (iv) the combined debt service coverage ratio is not less than 1.58x.
(9) Junior Liens	Holiday Inn Miami West Airport Area (Loan No. 29)	There is a mezzanine loan in the original principal amount of $3,000,000, which is held by InPoint REIT Operating Partnership, LP, a third party investor. In connection with the mezzanine loan, the lender and the mezzanine loan holder have entered into an intercreditor agreement.
(10) Assignment of Leases and Rents	EOS 21, Twelve Oaks Mall, Marriott Charlotte City Center, 599 Broadway, 90 Hudson, Atrium Center, Towers at University Town Center (Loan Nos. 2, 4, 9, 12, 16, 17, 33)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loans on a pari passu basis.

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(15) Actions Concerning Mortgage Loan	Towers at University Town Center (Loan No. 33)	The related non-recourse carveout guarantor and an indirect owner of the Mortgagor are defendants in a litigation in which the plaintiff, a pool vendor, is making a claim for, among other things, breach of contract, breach of fiduciary duty and slander/libel in connection with termination of a third party property manager. In addition, the guarantor is a defendant in a litigation in which the plaintiff is claiming unspecified compensatory and punitive damages for, among other claims, negligent misrepresentation, fraud and breach of contract in connection with a sale of the guarantor’s security interests in a residential apartment complex. The case is currently under review by the insurance companies and is expected to be sent to arbitration. Based on discussions with the Mortgagor and its counsel at the time of origination, the estimated potential aggregate liability under the pending proceedings is approximately $5.5 million.
(17) No Holdbacks	Marriott Charlotte City Center (Loan No. 9)	At origination, $10,000,000 of the Mortgage Loan proceeds were reserved with the lender to be held as additional collateral for the Mortgage Loan (the “Performance Holdback”). Provided no event of default is continuing as of such date, the lender is required to make the Performance Holdback available to the Mortgagor as of the date on which the actual net operating income generated from the Mortgaged Property is equal to or greater than $10,000,000 on a trailing 12-month basis. The Performance Holdback was released to the Mortgagor in accordance with the Mortgage Loan documents in August 2017.
(18) Insurance	EOS 21 (Loan No. 2)	The Mortgage Loan documents permit the Mortgagor to obtain all risk special form property insurance with coverage in an amount equal to the greater of (i) $219,468,600 and (ii) the original principal balance of the EOS 21 Loan Combination.
(18) Insurance	Twelve Oaks Mall (Loan No. 4)

The Mortgage Loan documents permit the Mortgagor to obtain all risk special form property insurance with a deductible of not more than $250,000. The commercial general liability insurance obtained by the Mortgagor includes a self-insured retention of $100,000.

The Mortgage Loan documents permit insurance through a syndicate of insurers if at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate) is with insurers having such ratings (provided that the first layers of coverage are from insurers rated at least “A” by S&P and “A2” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by AM Best), and all such insurers have ratings of not less than “BBB+” by S&P and “Baa1” by Moody’s (or, if Moody’s does not rate such insurer, at least “A:VIII” by AM Best).

The threshold above which the lender has the right to hold and disburse any insurance proceeds is $22,500,000 (or, if the Mortgagor is no longer controlled by The Taubman Realty Group Limited Partnership, $15,000,000), instead of 5% of the then-outstanding principal amount of the Mortgage Loan.

(18) Insurance	Marriott Charlotte City Center (Loan No. 9)	The threshold above which the lender has the right to hold and disburse any insurance proceeds is $3,000,000, instead of the customary 5% of the then-outstanding principal amount of the Mortgage Loan.
(18) Insurance	599 Broadway (Loan No. 12)	The Mortgage Loan documents provide that, to the extent the related condominium association maintains a “master” or “blanket” policy on the improvements relating to the Mortgaged Property or the common elements which provides for coverage in the amounts, for the periods, by companies and against hazards described in the Mortgage Loan documents and is otherwise in form and substance reasonably acceptable to the lender, then the Mortgagor’s obligation to maintain the hazard insurance coverage on the condominium is deemed satisfied to the extent the required coverage is provided by the condominium association policy.
(18) Insurance	90 Hudson (Loan No. 16)	If the Mortgaged Property is ever located in a federally designated “special flood hazard area”, the Mortgage Loan documents require flood hazard insurance in an amount equal to the (1) maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) $10,000,000 dedicated to the Mortgaged Property, commencing upon the date of the policy renewal (December 30, 2017).

E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(18) Insurance	Atrium Center (Loan No. 17)	The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is 5% of the original principal amount of the related Mortgage Loan, rather than of the then outstanding principal amount.
(18) Insurance	Mesquite Terraces (Loan No. 20)	Notwithstanding the amount of the net proceeds or anything in the Mortgage Loan documents to the contrary, the lender is required to, subject to the lender’s reasonable discretion, release the net proceeds to the Mortgagor necessary to make any advance payments required under any contract with any contractors, subcontractors or materialmen engaged in the restoration of the Mortgaged Property, approved pursuant to the Mortgage Loan documents, provided that the Mortgagor delivers to the lender (i) prior to such disbursement of net proceeds, a copy of the contract requiring such advance payment and (ii) within 5 days after the release of such net proceeds, evidence sufficient, in the lender’s reasonable discretion, to prove receipt of such net proceeds by the applicable contractor, subcontractor or materialman.
(26) Local Law Compliance	599 Broadway (Loan No. 12)	The Mortgaged Property is legal non-conforming. In the event of a casualty in excess of 75%, the related condominium association may elect not to restore the Mortgaged Property. In such event, the net proceeds of the condominium insurance policy and the net proceeds of the sale of the Mortgaged Property will be divided on a pro-rata basis among all unit holders, including the Mortgagors. The Mortgage Loan documents provide for a nonrecourse carve-out against the Mortgagors and guarantor to the extent such proceeds, together with the net proceeds of the Mortgagor’s own insurance policies, are insufficient to pay the Mortgage Loan off in full. Laws and ordinance coverage was obtained by the Mortgagor.
(28) Recourse Obligations	EOS 21 (Loan No. 2)

The carve-out for intentional misrepresentations is limited to material misrepresentations in any of the Mortgage Loan documents (i) by the guarantors or any of their respective authorized representatives, or (ii) by Mortgagor, any affiliate of Mortgagor or any of their respective authorized representatives, which was known by Mortgagor or guarantors to be false when made.

The carve-out for waste is limited to intentional material physical waste at the Mortgaged Property committed by Mortgagor or the guarantors, except to the extent caused by insufficiency of cash flow generated by the Mortgaged Property and made available to Mortgagor.

There is no carve-out for willful misconduct.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to the intentional misapplication, intentional misappropriation or intentional conversion by Mortgagor or the guarantor of any funds in violation of the Mortgage Loan documents (and less only that portion of such revenues which is actually used by Mortgagor to operate the Mortgaged Property in the ordinary course of business and provided such use is approved in writing by the lender), except to the extent that Mortgagor or the guarantor, as applicable, did not have the legal right to direct disbursement of such funds because of a bankruptcy, receivership or similar proceeding.

There is no carve-out for failure to deliver security deposits to the lender after an event of default, but the Mortgage Loan documents include a loss carve-out for intentional misappropriation, intentional misapplication or intentional conversion of security deposits after an event of default.

The obligations and liabilities of Mortgagor and the guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting one (1) year after the payment in full or defeasance of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full or defeased without the lender having exercised any remedies or foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at the Mortgagor’s and guarantor’s expense,

E-2B-4

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents. In addition, the Mortgage Loan agreement includes a carve-out for losses for any material breach of any representation, warranty or indemnification obligation by Mortgagor or the guarantors under the environmental indemnity.

The Mortgage Loan agreement provides that the Mortgage Loan is fully recourse to Mortgagor and the guarantor in the event there is any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in Mortgagor in violation of the Mortgage Loan documents.

The full recourse carve-outs for voluntary and involuntary bankruptcy do not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for Mortgagor colluding with other creditors to cause an involuntary bankruptcy filing with respect to Mortgagor.

(28) Recourse Obligations	Twelve Oaks Mall (Loan No. 4)

The carve-out for material physical waste is limited to intentional or grossly negligent physical waste with respect to the Mortgaged Property committed or permitted by the Mortgagor, any wholly owned subsidiary, the guarantor or any of their respective affiliates (excluding alterations or repairs permitted under the Mortgage Loan documents).

The loss carve-out for misapplication or conversion of any insurance proceeds, condemnation awards, or any rents does not include misappropriation. There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure, but misapplication or conversion of security deposits in violation of the Mortgage Loan agreement will trigger a nonrecourse carve-out for losses.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to the unauthorized transfer of the Mortgaged Property by deed or any change of control, in each case, in violation of the Mortgage Loan documents. Any other transfer in violation of the Mortgage Loan documents will trigger a nonrecourse carve-out for losses.

The full recourse carve-out for involuntary bankruptcy does not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for Mortgagor joining or colluding with other creditors to cause an involuntary bankruptcy filing with respect to Mortgagor.

The Mortgage Loan documents provide that the obligations and liabilities of the Mortgagor and guarantor under the environmental indemnity will terminate and be of no further force and effect upon the earliest to occur of (i) payment in full of the Loan Combination (other than by judgment of foreclosure) and delivery of a Phase I environmental report in respect of the Mortgaged Property acceptable to the lender, (ii) except as to claims then pending, five years following the date upon which the lender, its nominee or a third-party purchaser acquires title to the Mortgaged Property in a proceeding for foreclosure of the Mortgage or through delivery of a deed in lieu of foreclosure of the Mortgage and upon delivery of a Phase I environmental report in respect of the Mortgaged Property (which report the lender is required to obtain upon the request of the Mortgagor or guarantor at the time that it, its nominee or third party purchaser acquires title to the Mortgaged Property) provided that such report is acceptable to lender, and (iii) upon a release of the Mortgagor or guarantor in accordance with the Mortgage Loan documents.

(28) Recourse Obligations	Marriott Charlotte City Center (Loan No. 9)

The carve-out for material physical waste is limited to intentional material physical waste.

The loss carve-out for misapplication of any insurance proceeds, condemnation awards, or any rents is limited to the extent such misapplication remains uncured after five (5) days’ written notice from the lender to the Mortgagor.

The full recourse carve-out for filing an answer consenting to or otherwise acquiescing in or joining in any involuntary bankruptcy petition permits such

E-2B-5

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

action if (i) made with express written consent of or at the direction of the lender or (ii) required pursuant to a court order or required in order to preclude a claim of perjury.

The indemnification obligations of the Mortgagor and the guarantor under the environmental indemnity will terminate three years after the full payment of the Mortgage Loan, provided (i) between the date of the environmental indemnity and prior to the date of the proposed release, there has been no change in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity, notwithstanding the fact that the loan has been paid in full, (ii) the Mortgage Loan is paid in full in the ordinary course, (iii) the lender receives a Phase I environmental site assessment report dated no more than ninety (90) days prior to the proposed release date in scope reasonably satisfactory to the indemnitee by an environmental consulting firm reasonably satisfactory to the lender, with respect to the Mortgaged Property which concludes that there is no evidence that the Mortgaged Property contains any hazardous substances in violation of applicable environmental laws and that the Mortgaged Property is not subject to any significant risk of contamination from any off site hazardous substances in violation of the representations, warranties and covenants set forth in the indemnity, as reasonably determined by the lender, and (iv) no event of default exists and is continuing.

(28) Recourse Obligations	Greystone Park and The Meridian at Deerwood Park (Loan No. 11)

The Mortgagor and guarantors have the right to maintain an environmental insurance policy in form and substance satisfactory to the lender. In the event the Mortgagor obtains such a policy, the environmental indemnity provides that the lender will look to the policy as the primary source of recovery, provided however, that the Mortgagor and guarantors will remain primarily liable for any deductible under such policy and for losses (including any remediation costs) not covered by, or in excess of the coverage of, such policy. The Mortgagor has obtained an environmental insurance policy from Great American E & S Insurance Company, individual and aggregate limits of $15,000,000, a deductible of $50,000 and a term that commenced on October 30, 2017 and expires on October 30, 2020.

The obligations and liabilities of the Mortgagor and the guarantors under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan shall have been paid in full (whether as the result of maturity, the result of any acceleration of the Mortgage Loan or in connection with a prepayment of the Mortgage Loan or otherwise); (ii) there has been no change, between the origination date and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable with respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity; (iii) the lender receives, at Mortgagor’s and guarantors’ expense, an updated environmental report dated within 90 days of the date the Mortgage Loan is paid in full, to the reasonable satisfaction of the lender, showing that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the indemnity; and (iv) two years have passed since date that the Mortgage Loan has been paid in full.

(28) Recourse Obligations	599 Broadway (Loan No. 12)

The Mortgage Loan documents provide that there will be no liability against the Mortgagors or the guarantors for losses that are consequential, punitive or exemplary damages.

The full recourse carve-outs for transfers in violation of the Mortgage Loan documents is limited to voluntary transfers. Failure to obtain the lender’s prior consent to any involuntary transfer will trigger a nonrecourse carve-out for losses against the Mortgagors and guarantors.

The carve-out for material physical waste is limited to intentional material physical waste.

(28) Recourse Obligations	Chicago Infill Industrial Portfolio (Loan No. 14)

The loss carve-out with respect to insurance proceeds, condemnation awards, or rents following an event of default is limited to misappropriation or conversion and does not include misapplication.

The environmental indemnity provides that, following the repayment and satisfaction of the Mortgage Loan, the obligations and liabilities of the

E-2B-6

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Mortgagor and the guarantor under the environmental indemnity will be released on the second anniversary of the date that the lender receives the updated environmental report described below, provided that upon or after such repayment and satisfaction or defeasance as a condition to the release of the liabilities and obligations of the Mortgagor and the guarantor, the Mortgagor or guarantor delivers to the lender a Phase I environmental report reasonably acceptable to the lender reflecting that the Mortgaged Properties are free from hazardous substances that violate environmental laws.

(28) Recourse Obligations	90 Hudson (Loan No. 16)

The carve-out for material physical waste is limited to intentional material physical waste caused by the Mortgagor, its affiliated fee owner, its principal or the guarantor.

The loss carve-out with respect to insurance proceeds, condemnation awards, or rents following an event of default is limited to misappropriation or conversion and does not include misapplication.

There is no carve-out for failure to deliver security deposits upon a foreclosure or deed in lieu of foreclosure.

The full recourse carve-out for transfers in violation of the Mortgage Loan documents is limited to voluntary transfers in contravention of the Mortgage Loan documents or a change of control of the Mortgagor.

The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity with respect to any unasserted claim will terminate twelve (12) years after the full payment of the Mortgage Loan, provided that at the time of such payment (i) the Mortgage Loan has been paid in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the lender or any other indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (iii) the lender shall have received, at the expense of the Mortgagor or the guarantor, an updated Phase I environmental report for the Property (and, if recommended under any such Phase I environmental report, a Phase II environmental report for the Mortgaged Property) dated within ninety (90) days of the requested release showing no actual or threatened: (A) non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Mortgaged Property or operations thereon, which has not been cured in accordance with applicable environmental laws, (B) administrative processes or proceedings or judicial proceedings concerning any matter addressed in the indemnity, or (C) unlawful presence or release of hazardous substances in, on, above or under the Mortgaged Property that has not been fully remediated as required by applicable environmental laws.

(28) Recourse Obligations	Atrium Center (Loan No. 17)

There is no separate nonrecourse carve-out guarantor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

The obligations and liabilities of the Mortgagor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim after the date that is twenty-four (24) months after payment in full of the related Mortgage Loan, provided that: (i) the related Mortgage Loan has been paid in full on or prior to the maturity date and the lender has not foreclosed or otherwise taken possession of any related Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) the indemnitee has received, at the Mortgagor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification

E-2B-7

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

pursuant to the related Mortgage Loan documents.

The existence of the environmental insurance policy related to the Mortgaged Property will not defer, limit or otherwise affect the obligations and liabilities of the Mortgagor with respect to environmental matters, but to the extent the obligations or liabilities would fall within the claims insured by the environmental policy and the lender has been added as an additional insured to the policy, the lender is required to use commercially reasonable efforts to collect any losses from the policy prior to enforcing the environmental indemnity.

The loss carve-out with respect misapplication, misappropriation or conversion to insurance proceeds, condemnation awards, or rents following an event of default is limited to misapplication or conversion of such amounts and does not include misappropriation, and the Mortgage Loan documents provide that the application of rents to reasonable and customary operating expenses will not be considered misapplication or conversion.

(28 Recourse Obligations	Mesquite Terraces (Loan No. 20)

Full recourse carveout for transfer without the lender’s prior written consent excludes any lien contested in accordance with the terms of the Mortgage Loan documents.

The indemnification obligations of the Mortgagor and the guarantors, under the environmental indemnity will terminate two (2) years following the full and indefeasible payment by the Mortgagor or the guarantors of the debt, provided that the Mortgagor or the guarantors furnish to the indemnitee an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and, if reasonably required by lender, acceptable to the Rating Agencies (unless no approved Rating Agency has elected to consider whether to grant or withhold such an affirmation), which updated environmental report discloses, as of the date of such repayment, no actual or threatened (other than as disclosed in the environmental report delivered to the indemnitee by the Mortgagor or the guarantor in connection with the origination of the Mortgage Loan) (A) material non-compliance with or violation of applicable environmental laws (or permits issued pursuant to environmental laws) in connection with the Property or operations thereon, (B) environmental liens encumbering the Mortgaged Property, (C) administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity or (D) presence or release of hazardous substances in, on, above, or under the Mortgaged Property that is not either in compliance with environmental laws or has not been fully remediated in accordance with all applicable environmental laws.

(28) Recourse Obligations	Holiday Inn Miami West Airport Area (Loan No. 29)

The Mortgagor and guarantors have the right to maintain an environmental insurance policy in form and substance satisfactory to the lender. In the event the Mortgagor obtains such a policy, the environmental indemnity provides that the lender will look to the policy as the primary source of recovery, provided however, that the Mortgagor and guarantors will remain primarily liable for any deductible under such policy and for losses (including any remediation costs) not covered by, or in excess of the coverage of, such policy.

The indemnification obligations of the Mortgagor and the guarantors, under the environmental indemnity will terminate two (2) years following the full and indefeasible payment by the Mortgagor or the guarantors of the debt, provided that the Mortgagor or the guarantors furnish to the indemnitee an updated environmental report in form and substance, and from an environmental consultant reasonably acceptable to the lender and, if reasonably required by lender, acceptable to the Rating Agencies, which updated environmental report indicates that there is no matter for which the indemnified parties are entitled to indemnification under the indemnity, other than matters disclosed in the environmental assessment report delivered to the lender in connection with the origination of the Mortgage Loan.

The carve-out for material physical waste is limited to the extent there is sufficient cash flow from the Mortgaged Property to prevent such waste, except to the extent the insufficient cash flow arises from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

E-2B-8

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(28) Recourse Obligations	Towers at University Town Center (Loan No. 33)	The obligations and liabilities of the Mortgagor and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim two (2) years after the date on which the debt has been paid in full, subject to satisfaction of the following conditions are satisfied in full: (i) the debt has been paid in full and the indemnitee has not commenced foreclosure proceedings or otherwise taken possession of all or any portion of the Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the debt is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the debt is paid in full, and (iii) the indemnitee has received, at the expense of the Mortgagor or the guarantor, an updated Phase I environmental report reasonably acceptable to the indemnitee dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.
(29) Mortgage Releases	Chicago Industrial Portfolio (Loan No. 14)	In the event following a casualty or condemnation at an individual Mortgaged Property, the lender elects not to apply the net proceeds to the restoration of such property but instead elects to apply the net proceeds to the Mortgage Loan and such net proceeds exceed $250,000, the Mortgagor has the right to release the applicable individual property upon the payment of the related allocated loan amount and compliance with other requirements for release, including the REMIC provisions.
(30) Financial Reporting and Rent Rolls	Twelve Oaks Mall (Loan No. 4)	The Mortgage Loan documents provide that for so long as the Mortgagor is controlled by The Taubman Realty Group Limited Partnership, the annual financial statements of Mortgagor are not required to be audited if the financial statements are accompanied by an officer’s certificate certifying that the same are true, correct and complete in all material respects.
(30) Financial Reporting and Rent Rolls	Marriott Charlotte City Center (Loan No. 9)	The Mortgage Loan documents provide that for so long as Marriott Hotel Services, Inc. or another unaffiliated qualified manager is managing the Mortgaged Property, the annual financial statements of Mortgagor and its operating lessee are not required to be audited.
(31) Acts of Terrorism Exclusion	EOS 21 (Loan No. 2)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect and provided terrorism insurance is commercially available, the Mortgagor is not required to pay for any premiums in excess of 200% the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage on a stand-alone basis (without giving effect to the cost of any terrorism component); and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	Twelve Oaks Mall (Loan No. 4)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	Chicago Infill Industrial Portfolio (Loan No. 14)	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar statute is not in effect and provided terrorism coverage is commercially available, the Mortgagor is required to obtain terrorism insurance, but the Mortgagor is not required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required in accordance with the Mortgage Loan documents.

E-2B-9

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(31) Acts of Terrorism Exclusion	Atrium Center (Loan No. 17)	If Terrorism Risk Insurance Program Reauthorization Act of 2007 (or any successor similar statute) or a similar or subsequent statute is not in effect, the Mortgagor is required to carry terrorism insurance throughout the term of the Mortgage Loan, but in such event the Mortgagor is not required to spend more than two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan documents on a stand-alone basis (without giving effect to the cost of terrorism components of such insurance), and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31) Acts of Terrorism Exclusion	Greystone Park and The Meridian at Deerwood Park (Loan No. 11)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (including any successor or similar statute) is discontinued or not renewed, then the Mortgagor is not required to spend on terrorism insurance coverage more than two times the cost of the then-current stand-alone property “all-risk” insurance coverage in annual premiums. If the capped amount is not sufficient to purchase the amount of coverage required by the Mortgage Loan documents, the Mortgagor is required to purchase the amount of terrorism coverage that is available with funds equal to such amount.
(34) Defeasance	EOS 21 (Loan No. 2)	The Mortgage Loan documents require Mortgagor to pay for all reasonable expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the Mortgage Loan agreement provides that Mortgagor will only be required to pay for actual costs and expenses incurred by the servicer and that any processing fee for the servicer is limited to a maximum amount of $25,000.
(34) Defeasance	Twelve Oaks Mall (Loan No. 4)	The Mortgage Loan documents require Mortgagor to pay for all costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the Mortgage Loan agreement provides that servicer fees for the servicer are limited to a maximum amount of $30,000.
(36) Ground Leases	Towers at University Town Center (Loan No. 33)

The property is partially secured by a subleasehold on a ground lease of 162 parking spaces at a neighboring property. The expiration date of the ground lease is June 30, 2045, and the expiration date of the sublease is June 30, 2035, neither of which is more than 20 years beyond the maturity date of the loan of December 1, 2027.

The ground lease requires a mortgagee to be an institutional lender.

With respect to the ground lease, the tenant may assign solely in connection with a sale of the Metro III Building which is located adjacent to the parking spaces. Otherwise, the landlord consent, not to be unreasonably withheld, is required. With respect to the sublease, the subtenant may assign only in connection with conveyance of title.

Mortgagee is not entitled to notices of any default.

Subletting is permitted only with the landlord’s consent at the landlord’s sole discretion.

No estoppel for the ground lease or the sublease was obtained in connection with the Mortgage Loan.

The parking spaces are not required for zoning compliance or for the operation of the Mortgaged Property. Accordingly, the income from the subleased parking spaces was not included for underwriting; however, expenses from the same property were included.

(39) Rent Rolls; Operating Histories	Mesquite Terraces (Loan No. 20)	The operating histories for the Mortgaged Property were not certified by the Mortgagor or guarantor. The Mortgage Loan was used by the Mortgagor to acquire the Mortgaged Property.
(43) Environmental Conditions	Greystone Park and The Meridian at Deerwood Park (Loan No. 11)	The Phase I environmental assessments did not identify any recognized environmental conditions, but the Mortgagor has obtained an environmental insurance policy from Great American E & S Insurance Company. The policy has individual and aggregate limits of $15,000,000, a deductible of $50,000 and a term that commenced on October 30, 2017 and expires on October 30, 2020.

E-2B-10

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(46) Mortgage Loan Schedule	EOS 21, Twelve Oaks Mall, Marriott Charlotte City Center, 599 Broadway, 90 Hudson, Atrium Center, Towers at University Town Center (Loan Nos. 2, 4, 9, 12, 16, 17, 33)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-2B-11

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
4/10/2018	$46,000,000.00	3/10/2023	$46,000,000.00
5/10/2018	$46,000,000.00	4/10/2023	$45,959,512.67
6/10/2018	$46,000,000.00	5/10/2023	$45,162,289.46
7/10/2018	$46,000,000.00	6/10/2023	$44,426,137.87
8/10/2018	$46,000,000.00	7/10/2023	$43,622,805.01
9/10/2018	$46,000,000.00	8/10/2023	$42,880,314.81
10/10/2018	$46,000,000.00	9/10/2023	$42,134,769.27
11/10/2018	$46,000,000.00	10/10/2023	$41,322,307.85
12/10/2018	$46,000,000.00	11/10/2023	$40,570,347.03
1/10/2019	$46,000,000.00	12/10/2023	$39,751,651.57
2/10/2019	$46,000,000.00	1/10/2024	$38,993,223.08
3/10/2019	$46,000,000.00	2/10/2024	$38,231,673.26
4/10/2019	$46,000,000.00	3/10/2024	$37,340,330.24
5/10/2019	$46,000,000.00	4/10/2024	$36,571,970.02
6/10/2019	$46,000,000.00	5/10/2024	$35,737,338.46
7/10/2019	$46,000,000.00	6/10/2024	$34,962,376.66
8/10/2019	$46,000,000.00	7/10/2024	$34,121,330.02
9/10/2019	$46,000,000.00	8/10/2024	$33,339,712.75
10/10/2019	$46,000,000.00	9/10/2024	$32,554,878.10
11/10/2019	$46,000,000.00	10/10/2024	$31,704,237.53
12/10/2019	$46,000,000.00	11/10/2024	$30,912,666.80
1/10/2020	$46,000,000.00	12/10/2024	$30,055,480.42
2/10/2020	$46,000,000.00	1/10/2025	$29,257,118.59
3/10/2020	$46,000,000.00	2/10/2025	$28,459,857.82
4/10/2020	$46,000,000.00	3/10/2025	$27,480,531.37
5/10/2020	$46,000,000.00	4/10/2025	$26,680,367.51
6/10/2020	$46,000,000.00	5/10/2025	$25,816,082.38
7/10/2020	$46,000,000.00	6/10/2025	$25,009,069.65
8/10/2020	$46,000,000.00	7/10/2025	$24,138,129.16
9/10/2020	$46,000,000.00	8/10/2025	$23,324,211.69
10/10/2020	$46,000,000.00	9/10/2025	$22,506,946.54
11/10/2020	$46,000,000.00	10/10/2025	$21,626,043.32
12/10/2020	$46,000,000.00	11/10/2025	$20,801,789.80
1/10/2021	$46,000,000.00	12/10/2025	$19,914,095.65
2/10/2021	$46,000,000.00	1/10/2026	$19,082,796.74
3/10/2021	$46,000,000.00	2/10/2026	$18,248,078.25
4/10/2021	$46,000,000.00	3/10/2026	$17,230,792.34
5/10/2021	$46,000,000.00	4/10/2026	$16,388,444.86
6/10/2021	$46,000,000.00	5/10/2026	$15,483,167.93
7/10/2021	$46,000,000.00	6/10/2026	$14,633,627.38
8/10/2021	$46,000,000.00	7/10/2026	$13,721,360.61
9/10/2021	$46,000,000.00	8/10/2026	$12,864,568.29
10/10/2021	$46,000,000.00	9/10/2026	$12,004,250.85
11/10/2021	$46,000,000.00	10/10/2026	$11,081,511.68
12/10/2021	$46,000,000.00	11/10/2026	$10,213,854.54
1/10/2022	$46,000,000.00	12/10/2026	$9,283,983.04
2/10/2022	$46,000,000.00	1/10/2027	$8,408,926.29
3/10/2022	$46,000,000.00	2/10/2027	$7,530,268.84
4/10/2022	$46,000,000.00	3/10/2027	$6,473,131.87
5/10/2022	$46,000,000.00	4/10/2027	$5,586,498.62
6/10/2022	$46,000,000.00	5/10/2027	$4,638,187.10
7/10/2022	$46,000,000.00	6/10/2027	$3,743,999.33
8/10/2022	$46,000,000.00	7/10/2027	$2,788,346.73
9/10/2022	$46,000,000.00	8/10/2027	$1,886,542.78
10/10/2022	$46,000,000.00	9/10/2027	$981,027.38
11/10/2022	$46,000,000.00	10/10/2027	$14,367.18
12/10/2022	$46,000,000.00	11/10/2027	$0.00
1/10/2023	$46,000,000.00	and thereafter
2/10/2023	$46,000,000.00

F-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX G

Twelve Oaks MAll Mortgage Loan Amortization Schedule1

Period	Date	Balance	Interest	Principal	Total CF
0	3/6/2018	200,000,000			(200,000,000)
1	4/6/2018	199,779,843	757,519	220,157	977,676
2	5/6/2018	199,531,858	732,276	247,985	980,262
3	6/6/2018	199,309,746	755,746	222,112	977,858
4	7/6/2018	199,059,861	730,553	249,885	980,438
5	8/6/2018	198,835,779	753,959	224,082	978,041
6	9/6/2018	198,610,761	753,110	225,018	978,128
7	10/6/2018	198,358,051	727,991	252,709	980,701
8	11/6/2018	198,131,038	751,300	227,013	978,313
9	12/6/2018	197,876,390	726,233	254,648	980,881
10	1/6/2019	197,647,366	749,476	229,024	978,500
11	2/6/2019	197,417,386	748,609	229,980	978,589
12	3/6/2019	197,106,672	675,376	310,714	986,090
13	4/6/2019	196,874,434	746,561	232,238	978,799
14	5/6/2019	196,614,708	721,627	259,726	981,352
15	6/6/2019	196,380,416	744,697	234,292	978,990
16	7/6/2019	196,118,694	719,816	261,722	981,538
17	8/6/2019	195,882,331	742,819	236,363	979,182
18	9/6/2019	195,644,981	741,923	237,350	979,274
19	10/6/2019	195,380,287	717,120	264,694	981,814
20	11/6/2019	195,140,840	740,022	239,447	979,468
21	12/6/2019	194,874,110	715,272	266,731	982,003
22	1/6/2020	194,632,549	738,105	241,560	979,665
23	2/6/2020	194,389,981	737,190	242,569	979,759
24	3/6/2020	194,094,032	688,770	295,948	984,718
25	4/6/2020	193,849,215	735,150	244,817	979,967
26	5/6/2020	193,577,265	710,538	271,950	982,488
27	6/6/2020	193,330,290	733,193	246,975	980,168
28	7/6/2020	193,056,243	708,636	274,047	982,683
29	8/6/2020	192,807,092	731,219	249,151	980,370
30	9/6/2020	192,556,901	730,276	250,191	980,467
31	10/6/2020	192,279,729	705,801	277,172	982,973
32	11/6/2020	192,027,336	728,278	252,393	980,671
33	12/6/2020	191,748,024	703,860	279,312	983,172
34	1/6/2021	191,493,411	726,264	254,613	980,878
35	2/6/2021	191,237,734	725,300	255,676	980,976
36	3/6/2021	190,903,714	654,235	334,020	988,255
37	4/6/2021	190,645,576	723,066	258,139	981,205

1 Includes payments allocated to the Twelve Oaks Mall Senior Loans and not the Twelve Oaks Mall Subordinate Companion Loans. See “Description of the Mortgage Pool—The Loan Combinations—The Twelve Oaks Mall Pari Passu-AB Loan Combination” for the manner in which payments are allocated between the Twelve Oaks Mall Senior Loans and the Twelve Oaks Mall Subordinate Companion Loans in the related Loan Combination.

Period	Date	Balance	Interest	Principal	Total CF
38	5/6/2021	190,360,680	698,795	284,895	983,691
39	6/6/2021	190,100,274	721,010	260,406	981,416
40	7/6/2021	189,813,175	696,797	287,099	983,896
41	8/6/2021	189,550,483	718,936	262,692	981,628
42	9/6/2021	189,286,694	717,941	263,789	981,730
43	10/6/2021	188,996,307	693,815	290,386	984,201
44	11/6/2021	188,730,204	715,842	266,103	981,945
45	12/6/2021	188,437,569	691,775	292,635	984,410
46	1/6/2022	188,169,133	713,726	268,436	982,162
47	2/6/2022	187,899,576	712,709	269,557	982,266
48	3/6/2022	187,552,966	642,815	346,610	989,425
49	4/6/2022	187,280,837	710,375	272,130	982,505
50	5/6/2022	186,982,345	686,462	298,492	984,954
51	6/6/2022	186,707,832	708,214	274,512	982,726
52	7/6/2022	186,407,025	684,362	300,807	985,169
53	8/6/2022	186,130,110	706,035	276,915	982,949
54	9/6/2022	185,852,039	704,986	278,071	983,057
55	10/6/2022	185,547,774	681,225	304,265	985,490
56	11/6/2022	185,267,272	702,780	280,503	983,283
57	12/6/2022	184,960,643	679,082	306,628	985,710
58	1/6/2023	184,677,689	700,556	282,954	983,511
59	2/6/2023	184,393,554	699,485	284,136	983,620
60	3/6/2023	184,033,721	630,821	359,832	990,653
61	4/6/2023	183,746,897	697,046	286,825	983,870
62	5/6/2023	183,434,125	673,509	312,772	986,281
63	6/6/2023	183,144,797	694,775	289,328	984,103
64	7/6/2023	182,829,592	671,302	315,205	986,507
65	8/6/2023	182,537,739	692,485	291,852	984,337
66	9/6/2023	182,244,668	691,379	293,071	984,450
67	10/6/2023	181,925,826	668,003	318,842	986,845
68	11/6/2023	181,630,200	689,062	295,626	984,688
69	12/6/2023	181,308,875	665,750	321,325	987,075
70	1/6/2024	181,010,673	686,725	298,202	984,927
71	2/6/2024	180,711,226	685,596	299,447	985,043
72	3/6/2024	180,361,846	640,303	349,379	989,682
73	4/6/2024	180,059,690	683,138	302,157	985,295
74	5/6/2024	179,732,019	659,994	327,671	987,665
75	6/6/2024	179,427,232	680,752	304,786	985,539
76	7/6/2024	179,097,005	657,676	330,227	987,902
77	8/6/2024	178,789,567	678,347	307,438	985,785
78	9/6/2024	178,480,846	677,183	308,722	985,904
79	10/6/2024	178,146,795	654,207	334,051	988,258
80	11/6/2024	177,835,389	674,748	311,406	986,154
81	12/6/2024	177,498,730	651,841	336,659	988,500

Period	Date	Balance	Interest	Principal	Total CF
82	1/6/2025	177,184,618	672,294	314,112	986,405
83	2/6/2025	176,869,195	671,104	315,423	986,527
84	3/6/2025	176,480,985	605,079	388,210	993,289
85	4/6/2025	176,162,624	668,439	318,361	986,800
86	5/6/2025	175,819,205	645,709	343,419	989,128
87	6/6/2025	175,498,081	665,932	321,124	987,057
88	7/6/2025	175,151,977	643,274	346,104	989,378
89	8/6/2025	174,828,066	663,405	323,910	987,316
90	9/6/2025	174,502,803	662,178	325,263	987,441
91	10/6/2025	174,152,678	639,625	350,126	989,751
92	11/6/2025	173,824,595	659,620	328,083	987,703
93	12/6/2025	173,471,728	637,140	352,866	990,006
94	1/6/2026	173,140,802	657,041	330,926	987,967
95	2/6/2026	172,808,494	655,788	332,308	988,096
96	3/6/2026	172,404,969	591,187	403,525	994,712
97	4/6/2026	172,069,588	653,001	335,381	988,381
98	5/6/2026	171,709,630	630,707	359,958	990,665
99	6/6/2026	171,371,346	650,367	338,284	988,651
100	7/6/2026	171,008,567	628,147	362,779	990,927
101	8/6/2026	170,667,356	647,712	341,211	988,923
102	9/6/2026	170,324,719	646,419	342,636	989,055
103	10/6/2026	169,957,711	624,311	367,009	991,320
104	11/6/2026	169,612,111	643,731	345,599	989,331
105	12/6/2026	169,242,223	621,699	369,888	991,587
106	1/6/2027	168,893,637	641,021	348,587	989,608
107	2/6/2027	168,543,594	639,701	350,042	989,743
108	3/6/2027	168,123,985	576,597	419,610	996,207
109	4/6/2027	167,770,728	636,786	353,256	990,042
110	5/6/2027	167,393,400	614,950	377,329	992,279
111	6/6/2027	167,037,093	634,019	356,307	990,325
112	7/6/2027	166,656,800	612,261	380,293	992,554
113	8/6/2027	166,297,417	631,229	359,382	990,611
114	9/6/2027	165,936,534	629,868	360,883	990,751
115	10/6/2027	165,551,794	608,227	384,741	992,967
116	11/6/2027	165,187,797	627,044	363,996	991,040
117	12/6/2027	164,800,031	605,482	387,766	993,248
118	1/6/2028	164,432,896	624,196	367,135	991,331
119	2/6/2028	164,064,228	622,806	368,668	991,474
120	3/6/2028	0	581,318	164,064,228	164,645,546

(THIS PAGE INTENTIONALLY LEFT BLANK)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	10
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	10
Summary of Terms	17
Risk Factors	59
Description of the Mortgage Pool	147
Transaction Parties	223
Credit Risk Retention	267
Description of the Certificates	271
The Mortgage Loan Purchase Agreements	304
The Pooling and Servicing Agreement	313
Use of Proceeds	411
Yield, Prepayment and Maturity Considerations	411
Material Federal Income Tax Consequences	423
Certain State, Local and Other Tax Considerations	435
ERISA Considerations	435
Legal Investment	444
Certain Legal Aspects of the Mortgage Loans	444
Ratings	465
Plan of Distribution (Underwriter Conflicts of Interest)	468
Incorporation of Certain Information by Reference	469
Where You Can Find More Information	470
Financial Information	470
Legal Matters	470
Index of Certain Defined Terms	471

Annex A – Certain Characteristics of the Mortgage Loans	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1

Annex E-1A –	Sponsor Representations and Warranties (CREFI and GACC)	E-1A-1
Annex E-1B –	Exceptions to Sponsor Representations and Warranties (CREFI and GACC)	E-1B-1
Annex E-2A –	Sponsor Representations and Warranties (JPMCB)	E-2A-1
Annex E-2B –	Exceptions to Sponsor Representations and Warranties (JPMCB)	E-2B-1

Annex F –	Class A-AB Scheduled Principal Balance Schedule	F-1
Annex G –	Twelve Oaks Mall Mortgage Loan Amortization Schedule	G-1

$949,142,000
(Approximate)

Benchmark 2018-B3 Commercial
Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2018-B3

Class A-1	$25,000,000
Class A-2	$162,100,000
Class A-3	$66,600,000
Class A-4	$150,000,000
Class A-5	$315,076,000
Class A-AB	$46,000,000
Class X-A	$849,448,000
Class X-B	$49,164,000
Class A-S	$84,672,000
Class B	$49,164,000
Class C	$50,530,000

PROSPECTUS

Citigroup

Deutsche Bank Securities

J.P. Morgan

Co-Lead Managers and Joint Bookrunners

Drexel Hamilton

Co-Manager

March 23, 2018